UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14-12

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

EXPLANATORY NOTE

This proxy statement relates to the special meeting of shareholders of International Flavors & Fragrances Inc. (“IFF”) to approve the proposals described herein with respect to the issuance of shares of IFF common stock in connection with the merger (the “Merger”) of Neptune Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), which is a wholly owned subsidiary of IFF, with and into Nutrition & Biosciences, Inc., a Delaware corporation (“N&B”), which is a wholly owned subsidiary of DuPont de Nemours, Inc., a Delaware corporation (“DuPont”), whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company and as a wholly owned subsidiary of IFF. N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) to register the shares of its common stock, par value $0.125 per share, which shares will be distributed to DuPont’s stockholders pursuant to a split-off or spin-off in connection with the Merger, which shares of N&B common stock will be immediately converted into shares of IFF common stock in the Merger. In addition, IFF has filed a registration statement on Form S-4 (Reg. No. 333-238072) to register the shares of its common stock, par value $0.125 per share, that will be issued in the Merger.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED JULY 15, 2020

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

www.iff.com

[    ][    ], 2020

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Fellow Shareholders:

You are cordially invited to attend the special meeting of shareholders of International Flavors & Fragrances Inc. (“IFF”), to be held at [    ]. Eastern Time on [    ],[    ] [    ], 2020, in person at 533 West 57th Street, New York, NY 10019, and virtually on the Internet at www.virtualshareholdermeeting.com/IFF2020SM, to vote on actions associated with a strategic combination that your board of directors has determined represents a tremendous opportunity to strengthen IFF and position it to deliver enhanced, sustainable shareholder value. A notice of the special meeting and the proxy statement follow.

As previously announced, on December 15, 2019, IFF and DuPont de Nemours, Inc. (“DuPont”) agreed to combine DuPont’s Nutrition & Biosciences business (the “N&B Business”) with IFF. We are extremely excited about this strategic combination. This combination will allow us to better serve our customers and to accelerate growth through our ability to provide a more comprehensive solution set, increased scale, category diversification, global reach and a broader set of capabilities across our shared end markets. We will also have an enhanced financial profile, with sales and earnings growth expected to generate substantial free cash flow enabling the company to quickly de-lever. Finally, we are confident in our ability to integrate the business, particularly given our proven track-record in this area.

In connection with the transactions necessary to combine the N&B Business and IFF, at the special meeting you will be asked to approve:

•	the issuance of shares of IFF common stock in the Merger pursuant to the terms of the Merger Agreement (the “Share Issuance”); and

•	adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

If the proposal to approve the Share Issuance is not approved, the transactions necessary to combine the N&B Business and IFF cannot be completed.

After the consummation of the transactions necessary to combine the N&B Business and IFF, approximately 55.4% of the outstanding shares of IFF common stock are expected to be held by pre-transactions holders of DuPont common stock and approximately 44.6% of the outstanding shares of IFF common stock are expected to be held by pre-transactions holders of IFF common stock (excluding any overlap in the pre-transaction equity holder bases). After the consummation of the transactions necessary to combine the N&B Business and IFF, IFF common stock will continue to be listed on the New York Stock Exchange (the “NYSE”) under IFF’s current symbol, “IFF.”

The IFF board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Share Issuance and “FOR” the proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

Only those IFF shareholders of record at the close of business on [    ], 2020 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote by completing, signing and dating the enclosed proxy card for the special meeting and mailing the proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals presented at the special meeting. In addition, you may vote by proxy by calling the toll-free telephone number or by accessing the internet. If you do not return your card, vote by telephone or by using the internet, or if you do not specifically instruct your bank, broker or other nominee how to vote any shares held for you in “street name,” your shares will not be voted at the special meeting.

This document is a proxy statement of IFF for its use in soliciting proxies for the special meeting. We urge you to review this entire document carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 33.

We thank you for your consideration and continued support of IFF.

Sincerely,

Andreas Fibig

Chairman and Chief Executive Officer

2

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

    , 2020

A special meeting of shareholders (the “special meeting”) of International Flavors & Fragrances Inc. (“IFF”) will be held as follows:

DATE:     , 2020

TIME:                      Eastern Time

LOCATION:

1.	In person: At 533 West 57th Street, New York, NY 10019; and

2.	Online: At www.virtualshareholdermeeting.com/IFF2020SM by entering the relevant shareholder’s control number.

PURPOSE: To consider and act upon the following:

1.

a proposal to approve the issuance of shares of IFF common stock to the stockholders of Nutrition and Biosciences, Inc. in the Merger pursuant to the terms of the Merger Agreement (the “Share Issuance”); and

2.

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

In light of concerns regarding the novel coronavirus disease, COVID-19, as part of our effort to maintain a safe and healthy environment at the special meeting we have decided to give shareholders the option of attending the special meeting online at www.virtualshareholdermeeting.com/IFF2020SM. Shareholders who wish to attend the meeting in person may do so at the Company’s headquarters located at 533 West 57th Street, New York, NY 10019. The health and well-being of our employees and shareholders are of the utmost importance to us. For that reason, we strongly encourage you to vote your shares by proxy prior to the special meeting and, if you plan to attend the special meeting, to do so virtually via the Internet. If permitted by law, we reserve the right to hold the special meeting solely by means of remote communication. If we make the decision to do so, it will be communicated by press release, posted on our website, and filed with the SEC as additional proxy material.

The IFF board of directors has unanimously approved and deemed advisable the Merger Agreement (as defined in this proxy statement) and the transactions contemplated thereby, including the Merger and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interest of IFF and its shareholders. The IFF board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Share Issuance and “FOR” the proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance. If the proposal to approve the Share Issuance is not approved, the Transactions cannot be completed.

All IFF shareholders are cordially invited to attend the special meeting, although only those shareholders of record at the close of business on     , 2020 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

i

By Order of the Board of Directors:

Anne Chwat

Executive Vice President, General Counsel and Corporate Secretary

It is important that your shares be represented and voted, whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-690-6903 and follow the instructions.

3.	BY INTERNET:

Before The Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on the cut-off date listed on the reverse side of your proxy card. Have your proxy card in hand when you access the web site and follow the instructions.

During The Meeting—Go to www.virtualshareholdermeeting.com/IFF2020SM

You may attend the meeting virtually via the Internet and vote during the meeting. Have the control number (found in the box marked by the arrow on your proxy card) available and follow the prompt to log in.

4.	IN PERSON:

You may attend the special meeting and vote in person.

v

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	260
INDEX TO FINANCIAL PAGES	F-1

Annexes
The Merger Agreement	A
The Separation Agreement	B
Employee Matters Agreement	C
Form of Tax Matters Agreement	D
Form of IP Cross-License Agreement	E
Voting Agreement	F
Opinion of Greenhill & Co., LLC	G
Opinion of Morgan Stanley & Co. LLC	H

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about IFF from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included or delivered with this document. This information is available to IFF shareholders without charge by accessing the SEC’s website maintained at www.sec.gov, or upon written request to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. See “Where You Can Find More Information; Incorporation by Reference.”

All information contained or incorporated by reference in this document with respect to IFF and Merger Sub I and their respective subsidiaries, as well as information on IFF after the consummation of the Transactions, has been provided by IFF. All other information contained or incorporated by reference in this document with respect to DuPont, N&B or their respective subsidiaries or the N&B Business and with respect to the terms and conditions of DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer (as defined in this proxy statement)) has been provided by DuPont.

The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes a combination Exchange Offer/Spin-Off DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/ Spin-Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. This document constitutes only a proxy statement for IFF shareholders relating to the special meeting and is not an offer to sell or a solicitation of an offer to purchase shares of IFF common stock or DuPont common stock.

HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description
Ancillary Agreements	The Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Cross-License Agreement, the Trademark Cross-License Agreement, the Regulatory Cross-License Agreement, the Umbrella Secrecy Agreement, the Regulatory Transfer and Support Agreement, TMODS License Agreement, Transition Services Agreements, Supply Agreement, Space Leases and the other agreements set forth in the Separation Agreement and any other agreements to be entered into by and between any member of the N&B Group and any member of the DuPont Group, at, prior to or after the Distribution in connection with the Distribution (to the extent consented to by IFF), N&B and IFF, but shall exclude any conveyancing and assumption instruments and the Merger Agreement

Benefit Plan	All employee or director compensation and benefit plans, programs, agreements, policies or arrangements, including any employment, severance, welfare (including medical, dental, vision and life insurance), cafeteria, retirement, savings and other deferred compensation plans, programs, agreements, policies or arrangements

Code	The Internal Revenue Code of 1986, as amended

Collective Bargaining Agreement	A collective bargaining agreement, labor agreement or similar written contract with a labor union, labor organization or other employee representative body and each written contract with a works council

DGCL	General Corporation Law of the State of Delaware

Distribution	The distribution by DuPont, pursuant to the Separation Agreement, of 100% of the shares of N&B common stock to DuPont’s stockholders in an exchange offer, spin-off or a combination thereof

Distribution Date	The date, as shall be determined by the board of DuPont, on which DuPont distributes all of the issued and outstanding shares of N&B common stock to the holders of DuPont common stock

DuPont	Depending on context, either DuPont de Nemours, Inc. or DuPont de Nemours, Inc. and its consolidated subsidiaries

DuPont Benefit Plan	Any Benefit Plan sponsored or maintained by DuPont or any member of the DuPont Group

Abbreviation/Term	Description
DuPont Bylaws	DuPont’s Fourth Amended and Restated Bylaws, effective June 1, 2019 (as they may be amended)

DuPont Charter	DuPont’s Second Amended and Restated Certificate of Incorporation, effective June 1, 2019 (as it may be amended)

DuPont common stock	The common stock, par value $0.01 per share, of DuPont

DuPont Equity Award	Any outstanding DuPont Option, DuPont Stock Appreciation Right, DuPont RSU Award, DuPont Restricted Stock Award, DuPont PSU Award and other equity incentive compensation award that was granted under the DuPont Incentive Plan

DuPont Group	DuPont and each of its subsidiaries and any legal predecessors thereto, but excluding any member of the N&B Group

DuPont Incentive Plan	DuPont’s Omnibus Incentive Plan and any other equity compensation plan or arrangement maintained by DuPont

DuPont Option	Each option to purchase shares of DuPont common stock from DuPont, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

DuPont PSU Award	Each stock unit representing the right to be issued shares of DuPont common stock by DuPont upon the satisfaction of a performance-based vesting requirement, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

DuPont Restricted Stock Award	Each restricted stock award in respect of shares of DuPont common stock, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

DuPont RSP	The DuPont Retirement Savings Plan

DuPont RSU Award	Each restricted stock unit representing the right to vest in and be issued shares of DuPont common stock by DuPont, whether granted by DuPont pursuant to a DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Abbreviation/Term	Description

DuPont Stock Appreciation Right	Each stock appreciation right in respect of DuPont common stock, whether granted by DuPont pursuant to the DuPont Incentive Plan, assumed by DuPont in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Employee Matters Agreement	The Employee Matters Agreement, dated as of December 15, 2019, by and among DuPont, N&B and IFF

Exchange Act	The Securities Exchange Act of 1934, as amended

Exchange Offer	An exchange offer whereby DuPont would offer to its stockholders the ability to exchange all or a portion of their shares of DuPont common stock for shares of N&B common stock, which N&B common stock will be immediately exchanged for IFF common stock in the Merger

GAAP	Generally accepted accounting principles in the United States

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

IFF	International Flavors & Fragrances Inc.

IFF Bylaws	IFF’s Bylaws (as they may be amended)

IFF Charter	IFF’s Restated Certificate of Incorporation (as it may be amended)

IFF common stock	The common stock, par value $0.125 per share, of IFF

IFF Companies	IFF and each of IFF’s subsidiaries, including Merger Sub I and Merger Sub II

IFF Equity Awards	Any outstanding LTIP Award, IFF Option, IFF PRSU, IFF RSU, IFF SSAR and other equity incentive compensation award that was granted under the IFF Incentive Plan

IFF Incentive Plan	IFF’s 2015 Stock Award and Incentive Plan and any other equity compensation plan or arrangement maintained by IFF

IFF Option	Each option to purchase shares of IFF common stock from IFF, whether granted by IFF pursuant to the IFF Incentive Plan, assumed by IFF in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

IFF PRSU	Each purchased restricted stock unit representing the right to vest in and be issued shares of IFF common stock by IFF, purchased pursuant to the IFF Incentive Plan

Abbreviation/Term	Description

IFF RSU	Each restricted stock unit representing the right to vest in and be issued shares of IFF common stock by IFF, whether granted by IFF pursuant to the IFF Incentive Plan, assumed by IFF in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

IFF SSAR	Each stock-settled appreciation right in respect of IFF common stock, whether granted by IFF pursuant to the IFF Incentive Plan, assumed by IFF in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Intellectual Property Cross-License Agreement	The Intellectual Property Cross-License Agreement substantially in the form attached as Annex E hereto and to be entered into at or prior to the Distribution Date

Internal Reorganization	The transfer and/or assignment and assumption of certain N&B Assets, N&B Liabilities, Excluded Assets and Excluded Liabilities in furtherance of the Separation and the Parent Contribution

LTIP Award	Each performance cash and share in the form of long-term incentive plan awards granted by IFF pursuant to the IFF Incentive Plan

Merger	The merger of Merger Sub I with and into N&B, with N&B surviving the merger as a wholly owned subsidiary of IFF, as contemplated by the Merger Agreement

Merger Agreement	The Agreement and Plan of Merger, dated as of December 15, 2019, by and among DuPont, IFF, N&B and Merger Sub I (as it may be amended from time to time)

Merger Sub I	Neptune Merger Sub I Inc., a wholly owned subsidiary of IFF

Merger Sub II	Neptune Merger Sub II LLC, a wholly owned subsidiary of IFF

N&B	Nutrition & Biosciences, Inc., a Delaware corporation and currently a wholly owned subsidiary of DuPont

N&B Assets	The assets allocated to N&B and the members of the N&B Group described in the section of this document entitled “The Separation Agreement—The Separation—Transfer of Assets”

N&B Benefit Plan	Any Benefit Plan sponsored or maintained by N&B or any member of the N&B Group that is in place immediately prior to the Distribution

Abbreviation/Term	Description

N&B Business	The nutrition and biosciences business of DuPont

N&B Bylaws	The Bylaws of N&B, dated as of October 30, 2019 (as they may be amended)

N&B Certificate of Incorporation	The Certificate of Incorporation of N&B, dated as of October 30, 2019 (as it may be amended)

N&B common stock	The common stock, par value $0.01 per share, of N&B

N&B Companies	N&B and its subsidiaries, after giving effect to the Separation and the Parent Contribution

N&B Debt Financing	The indebtedness to be incurred by N&B under the Commitment Letter and/or the Permanent Financing in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, as described in the section of this document entitled “Debt Financing”

N&B Dedicated Employee	Each individual described in Section 1.01(a)(i) of the Employee Matters Agreement (and, for the avoidance of doubt, not including any individual in a shared corporate or functional role to be identified pursuant to Section 1.01(a)(ii) of the Employee Matters Agreement)

N&B Employee	Each employee who is employed as of the Separation Date and is: (i) an N&B Dedicated Employee, (ii) identified through a process for talent selection to fill a shared corporate or functional department listed in Schedule 1.01(a)(ii) of the Employee Matters Agreement, (iii) hired by DuPont prior to the Distribution, as permitted under the Merger Agreement, (iv) by operation of law or the terms of the N&B Labor Agreement, without the taking of any action by DuPont or any of its affiliates, automatically transferred to the N&B Group on or before the Distribution Date or (v) mutually identified by N&B, DuPont and IFF, in each case, exclusive of Non-Consenting Employees or any individual, as determined and agreed upon by DuPont and IFF in good faith, was inappropriately identified for employment with a member of the N&B Group

N&B Group	N&B, and each person that is a direct or indirect affiliate of N&B immediately following the Distribution, and each person that becomes a subsidiary of N&B after the Distribution

N&B Indemnitees	N&B, each other member of the N&B Group, and each of their affiliates from and after the Distribution, including IFF and each of IFF’s affiliates, and all persons who are or have been directors, officers,

Abbreviation/Term	Description
employees and of any member of the N&B Group (in each case, in their respective capacities as such), and their respective heirs, executors, successors and assigns

N&B Key Executive Role	The position of a principal executive officer of N&B or his or her direct reports

N&B Liabilities	The liabilities allocated to N&B and the members of the N&B Group described in the section of this document entitled “The Separation Agreement—The Separation—Assumption of Liabilities”

New York City time	Local time in the City of New York, New York

Non-Consenting Employees	Each individual who otherwise would be an N&B Employee pursuant to Section 1.01(a) of the Employee Matters Agreement, who has the right under applicable law or applicable N&B Labor Agreement to object to, opt out of, refuse to consent to, or otherwise fail to acquiesce to, and who has (a) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to N&B Group by operation of applicable law, in cases where such employee is subject to automatic transfer by operation of applicable law, (b) validly refused to consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of N&B Group, or (c) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her consent to employment with or validly rejecting his or her transfer to, N&B Group, in accordance with and to the extent permitted by applicable law or an applicable N&B Labor Agreement

NYSE	The New York Stock Exchange

Parent Contribution	The conveyance by DuPont to N&B of certain assets and liabilities constituting the N&B Business

record date	The record date to be established for the Spin-Off

SEC	The United States Securities and Exchange Commission

Securities Act	The Securities Act of 1933, as amended

Separation	The transfer of the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and the assumption of the N&B Liabilities that are not already directly owed by or

Abbreviation/Term	Description
otherwise directly the responsibility of members of the N&B Group by members of the N&B Group, and the transfer of Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the Assumption of the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group by the DuPont Group, including the steps contemplated by the Internal Reorganization

Separation Agreement	The Separation and Distribution Agreement, dated as of December 15, 2019, by and among DuPont, IFF and N&B (as it may be amended from time to time)

Separation Date	The effective date of the Separation

Separation Plan	DuPont’s plan with respect to the Internal Reorganization, as further described in the Separation Agreement

Share Issuance	The issuance of shares of IFF common stock to the stockholders of N&B in the Merger pursuant to the terms of the Merger Agreement

Special Cash Payment	A special cash payment from N&B to DuPont in an amount equal to $7.306 billion, subject to certain adjustments as described in “The Separation Agreement—The Separation—Special Cash Payment and Post-Closing Adjustments”

Spin-Off	The distribution of shares of N&B common stock to stockholders of DuPont through a pro rata dividend

Tax Matters Agreement	The Tax Matters Agreement substantially in the form attached as Annex D hereto and to be entered into immediately prior to the Distribution

Termination Fee	The termination fee of $521.5 million payable by IFF to DuPont upon termination of the Merger Agreement under circumstances as described in the section of this document entitled “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances”

Transaction Documents	The Merger Agreement, the Separation Agreement and the Ancillary Agreements

Transactions	The transactions contemplated by the Transaction Documents, which provide for, among other things, the Separation, the Distribution and the Merger, as described in “The Transactions”

Transition Services Agreements	The Transition Services Agreement (DuPont (or certain of its affiliates) to N&B (or certain of its affiliates)) and the Transition Services Agreement (N&B (or certain of its affiliates) to DuPont (or

Abbreviation/Term	Description
certain of its affiliates)), each as contemplated by the Merger Agreement

Valuation Dates	The last three full trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer period, as it may be voluntarily extended

Voting Agreement	The Voting Agreement, dated as of December 15, 2019, by and between DuPont and Winder Investment Pte. Ltd.

VWAP	Volume-weighted average price

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions that IFF shareholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document in its entirety prior to making any decision.

Q:	Why am I receiving this document?

A:

IFF and DuPont have entered into the Merger Agreement and the Separation Agreement, pursuant to which (along with certain other agreements between the parties executed concurrently with the Merger Agreement and the Separation Agreement or that will be executed prior to the Distribution (see “Other Agreements”)) the N&B Business will combine with IFF’s business and, in consideration therefore, IFF will issue, pursuant to the Merger Agreement, shares of IFF common stock in the Share Issuance to stockholders of DuPont that receive shares of N&B in the Distribution. After the consummation of the transactions necessary to combine the N&B Business and IFF, approximately 55.4% of the outstanding shares of IFF common stock are expected to be held by pre-transactions holders of DuPont common stock and approximately 44.6% of the outstanding shares of IFF common stock are expected to be held by pre-transactions holders of IFF common stock (excluding any overlap in the pre-transaction equity holder bases). IFF is holding a special meeting of its shareholders in order to obtain shareholder approval of the Share Issuance. IFF cannot complete the Transactions unless the Share Issuance is approved by the affirmative vote of a majority of votes cast, either in person (including virtually on the Internet) or by proxy.

This document includes important information about the Transactions and the special meeting of IFF shareholders. IFF shareholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached hereto as Annex A and a copy of the Separation Agreement is attached hereto as Annex B. The enclosed voting materials allow IFF shareholders to vote their shares without attending the IFF special meeting. The vote of IFF shareholders is very important and IFF encourages its shareholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if shares of IFF stock are held in the name of a bank, broker or other nominee).

Q:	What is IFF proposing?

A:

IFF is proposing to combine the N&B Business with IFF’s business in Transactions having an estimated aggregate value of approximately $[    ] billion, based on the closing on the NYSE of IFF common stock as of [    ], 2020. The combination will be effected through the Transactions contemplated by the Merger Agreement and the Separation Agreement (along with certain other agreements between the parties executed concurrently with the Merger Agreement and the Separation Agreement or that will be executed prior to the Distribution (see “Other Agreements”)) and described in more detail below and elsewhere in this document. Following the consummation of the Transactions:

•	Certain assets and liabilities constituting the N&B Business will be owned by N&B, which will be a wholly owned subsidiary of IFF;

•	N&B will have (i) incurred new indebtedness of approximately $[ ] and (ii) distributed to DuPont the Special Cash Payment in an amount equal to approximately $7.3 billion (subject to adjustment); and

•

Following the Merger, at IFF and N&B’s option, IFF shall have guaranteed or assumed the debt obligations of N&B; and approximately 55.4% of the outstanding shares of IFF common stock are expected to be held by pre-Merger holders of N&B common stock and approximately 44.6% of the outstanding shares of IFF common stock are expected to be held by pre-Merger IFF shareholders.

Q:	What are the Transactions described in this document?

A:

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Mergers are collectively referred to herein as the “Transactions”.

The definitive agreements entered into in connection with the Transactions include (1) an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2019, by and among DuPont, N&B, IFF and Merger Sub I, (2) a Separation and Distribution Agreement (the “Separation Agreement”), dated as of December 15, 2019, by and among DuPont, N&B and IFF, and (3) an Employee Matters Agreement, dated as of December 15, 2019 (the “Employee Matters Agreement”), by and among DuPont, N&B and IFF. In addition, DuPont, N&B, IFF and certain of their respective affiliates will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among DuPont, N&B, IFF and their respective affiliates after the Separation, the Distribution and the Merger.

The N&B Business is one of the world’s largest producers of specialty ingredients, and is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. Prior to the Distribution and the Merger, DuPont will undertake the Separation and transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer the Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Thereafter, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

All shares of IFF common stock, including those issued in the Merger, will be listed on the NYSE, Euronext Paris and TASE under IFF’s current trading symbol “IFF.”

Q:	What are the steps for the Transactions described above?

A:

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this document.

Step #1—Internal Reorganization; the Separation. Prior to the Distribution and the Merger, DuPont will convey to N&B or one or more subsidiaries of N&B certain assets and liabilities constituting the N&B Business, and will cause any applicable subsidiary of DuPont to convey to DuPont or its designated subsidiary (other than N&B or any members of the N&B Group) certain excluded assets and excluded liabilities in order to separate the N&B Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. Thereafter, DuPont will transfer all the equity interests in each such subsidiary or subsidiaries of DuPont holding N&B Assets and N&B Liabilities, and constituting the N&B Business, to N&B.

Step #2—Issuance of N&B common stock. Prior to the Distribution, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance.

Step #3—Special Cash Payment; Borrowings. Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont, which is a cash distribution to DuPont equal to $7.306 billion, subject to the adjustments described herein. Prior to making the Special Cash Payment, N&B will consummate its financing and receive the proceeds of the Term Loan Facility, the issuance of the Notes and/or the Bridge Facility.

Step #4—The Distribution; Exchange Offer and Spin-Off. Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement, DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

Step #5—The Mergers. In the Merger, Merger Sub I will be merged with and into N&B, with N&B surviving as a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. No fewer than 30 days (or 15 days, in some circumstances) after the Merger (unless otherwise agreed by the parties), N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF (the “Second Merger”).

Q:	What are the material U.S. federal income tax consequences to IFF and IFF’s shareholders resulting from the Transactions?

A:

IFF will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Because IFF shareholders will not participate in the Distribution or the Merger, IFF shareholders will generally not recognize gain or loss upon either the Distribution (including the Exchange Offer) or the Merger. IFF shareholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Distribution and the Merger.

Q:	What will IFF shareholders receive in the Merger?

A: IFF

shareholders will not directly receive any consideration in the Merger. All shares of IFF common stock issued and outstanding immediately before the Merger will remain issued and outstanding after the consummation of the Merger. Immediately after the Merger, IFF shareholders will continue to own shares in IFF, which will include the N&B Business by virtue of the fact that N&B will be a wholly owned subsidiary of IFF. IFF will also be responsible for repaying the approximately $7.3 billion of debt that will be incurred or refinanced in connection with the Transactions in connection with paying the Special Cash Payment. After the consummation of the Merger, the debt obligations incurred by N&B in connection with the Special Cash Payment will be guaranteed by IFF. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”). At the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger.

Q:	Are there possible adverse effects of the Transactions to IFF shareholders?

A:

Following the consummation of the Transactions, IFF shareholders will participate in a company that holds the N&B Business, but their percentage interest in IFF will be diluted. Immediately after consummation of the Merger, pre-Merger IFF shareholders are expected to own 44.6% of IFF common stock on a fully-diluted basis (excluding any overlaps in the pre-Merger equity holder bases of IFF and DuPont). Therefore, the voting power represented by the shares held by pre-Merger IFF shareholders will be lower immediately following the Merger than immediately prior to the Merger.

In addition, if DuPont conducts the Distribution as an Exchange Offer, DuPont stockholders may receive (at DuPont’s discretion) shares of N&B common stock (which will automatically convert into the right to receive shares of IFF common stock) at a discount to the per share value of IFF common stock, subject to the upper limit. The Share Issuance (as well as any discount in the Exchange Offer), may negatively affect the market price of IFF common stock. IFF also expects to incur significant one-time costs in connection with the Transactions, including advisory, legal, accounting and other professional fees related to the Transactions, transition and integration expenses, such as consulting professionals’ fees, information technology implementation costs, financing fees and relocation costs, that IFF management believes are necessary to realize anticipated annualized cost synergies. The incurrence of these costs may have an adverse impact on IFF’s liquidity or operating results in the periods in which they are incurred. Finally, IFF will be required to devote a significant amount of time and attention to the process of integrating the operations of IFF and the N&B Business. If IFF is not able to effectively manage the process, IFF’s business could suffer and its stock price may decline. In addition, the market price of IFF common stock could decline as a result of sales of a large number of shares of IFF common stock in the market after the consummation of the Transactions or even the perception that these sales could occur. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	How will the Transactions impact the future liquidity and capital resources of IFF?

A:

IFF’s level of indebtedness will increase as a result of the Transactions. In connection with the Transactions, N&B will be the initial borrower under the Term Loan Facility and the initial issuer of the Notes (and if such Notes are not issued, the initial borrower under the Bridge Facility), incurring total indebtedness of approximately $7.5 billion. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”). IFF anticipates that its primary sources of liquidity for working capital and operating activities will be cash from operations and borrowings under its existing credit facilities. IFF expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding IFF debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions. IFF expects that it will be able to comply with the financial and other covenants under the credit agreements governing the Term Loan Facility, the indentures or other instruments governing the Notes and the credit agreement governing the Bridge Facility, if any.

IFF expects to realize cost synergies of approximately $300 million on a run-rate basis by the end of the third year after the closing of the Merger. These cost synergies are expected to be driven by procurement excellence, streamlining overhead and manufacturing efficiencies. In addition, IFF’s target is to deliver more than $400 million in run-rate revenue synergies, which would result in more than $175 million of EBITDA, driven by cross-selling opportunities and leveraging the expanded capabilities across a broader customer base. IFF expects to incur significant, one-time costs in connection with the Transactions of approximately $355 million in transaction-related costs (before accounting for an estimated $40 million of capital expenditure synergies) over the first three years following the consummation of the Transactions that

IFF management believes are necessary to realize the anticipated synergies from the Transactions. See “Information on IFF—IFF’s Liquidity and Capital Resources After the Transactions.” The incurrence of these costs may have an adverse impact on IFF’s liquidity, cash flows and operating results in the periods in which they are incurred.

Q:	How do the Transactions impact IFF’s dividend policy?

A:

Declarations of dividends on IFF’s common stock are made at the discretion of IFF’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of IFF’s shareholders. IFF has consistently paid regular dividends, and in 2019, IFF’s board of directors declared total cash dividends of $2.96 per share. Following the Merger, IFF intends to maintain its current dividend policy and remains committed to maintaining its history of paying a dividend to investors, as determined by its Board of Directors at its discretion based on various factors.

Q:	What will DuPont stockholders receive in the Transactions?

A:

Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072)

(which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions. In the Merger, the shares of N&B common stock will automatically be converted into the right to receive shares of IFF common stock. Thus, each DuPont stockholder will ultimately receive shares of IFF common stock following the Distribution and Merger. DuPont stockholders will not be required to pay for the shares of N&B common stock distributed in the Distribution or the shares of IFF common stock issued in the Merger. DuPont stockholders will receive cash from the Exchange Agent in lieu of any fractional shares of IFF common stock to which such shareholders would otherwise be entitled. All shares of IFF common stock issued in the Merger will be issued in book entry form.

Calculated based on the closing price on the NYSE of IFF common stock as of                , 2020, the shares of IFF common stock that IFF expects to issue to DuPont stockholders as a result of the Transactions would have had a market value of approximately $                billion in the aggregate (the actual value will not be known until the closing date of the Merger). For more information, see “The Transactions—The Separation and the Distribution” beginning on page 146, “The Transactions—The Merger” beginning on page 148 and “The Transactions—Calculation of the Merger Consideration” beginning on page 148.

Q:	What will DuPont receive in the Transactions?

A:

Prior to the Distribution, DuPont will receive the Special Cash Payment in the amount of approximately $7.3 billion, subject to adjustment. See “The Separation Agreement—The Separation—Special Cash Payment and Post-Closing Adjustments.”

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•	the approval by IFF’s shareholders of the Share Issuance;

•	the registration statements on Forms S-4 and S-1 have become effective under the Securities Act;

•	the Separation and the Distribution shall have been consummated;

•

the expiration or termination of any waiting period applicable to the Merger under applicable antitrust or competition laws in the United States (which waiting period has expired and approvals have been received) and receipt of additional antitrust approvals in applicable jurisdictions;

•	DuPont shall have received the Special Cash Payment immediately before the Distribution;

•	the receipt by DuPont of the Tax Opinion from DuPont’s tax counsel, dated as of the closing date of the Merger; and

•	other customary conditions.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger” and “The Separation Agreement—Conditions to the Distribution.”

Q:	When will the Transactions be completed?

A:

IFF and DuPont expect the Transactions to be completed in the first quarter of 2021, subject to satisfaction of the closing conditions, including receipt of IFF shareholder approval for the Share Issuance and certain regulatory approvals. In addition, other important conditions to the closing of the Merger exist, including, among other things, the completion of the Separation necessary to separate the N&B Assets and the N&B Liabilities from DuPont’s other businesses and to realign the N&B Companies holding the N&B Assets and the N&B Liabilities under N&B and the receipt by DuPont of the Tax Opinion from its tax counsel. It is possible that factors outside IFF’s and DuPont’s control could require DuPont to complete the Separation and the Distribution and IFF and DuPont to complete the Merger at a later time or not complete them at all. For a discussion of the conditions to the Separation and the Merger, see “The Transactions—Regulatory Approvals” beginning on page 199, “The Merger Agreement—Conditions to the Merger” beginning on page 220, and “The Separation Agreement—Conditions to the Distribution” beginning on page 235.

Q:	Does the Merger Agreement contain an outside date which, once reached, allows a party to terminate?

A:

Yes. Subject to specified qualifications and exceptions, either DuPont or IFF may terminate the Merger Agreement at any time prior to the consummation of the Merger if the Merger has not been consummated by March 15, 2021 or, in certain circumstances at the election of DuPont or IFF, by June 15, 2021. See “The Merger Agreement—Termination.”

Q:	Does IFF have to pay anything to DuPont if the Share Issuance is not approved by the IFF shareholders or if the Merger Agreement is otherwise terminated?

A:

Depending on the reasons for termination of the Merger Agreement, IFF may have to pay DuPont a termination fee of $521.5 million (referred to herein as the Termination Fee) or reimburse DuPont for its expenses in connection with the Transactions not to exceed $75 million. DuPont and IFF have also agreed to split 50/50 any commitment fees incurred to the extent the Merger Agreement is terminated. For a discussion of the circumstances under which the Termination Fee is payable by IFF or the requirement to reimburse expenses applies, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Q:	Does DuPont have to pay anything to IFF if the Merger Agreement is terminated?

A:

Depending on the reasons for termination of the Merger Agreement, DuPont may have to reimburse IFF for its expenses in connection with the Transactions not to exceed $75 million. For a discussion of the circumstances under which the Termination Fee is payable by DuPont, see “The Merger Agreement—Termination Fees and Expenses Payable in Certain Circumstances.”

Q:	Are there risks associated with the Transactions?

A:

Yes. The material risks and uncertainties associated with the Transactions are discussed in the section entitled “Risk Factors” beginning on page 33 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 66. Those risks include, among others, the possibility that the Transactions may not be completed, the possibility that IFF may fail to realize the anticipated benefits of the Merger, the uncertainty that IFF will be able to integrate the N&B Business successfully, the possibility that IFF may be unable to provide benefits and services or access to equivalent financial strength and resources to the N&B Business that historically have been provided by DuPont, and the substantial dilution to the ownership interest of current IFF shareholders following the consummation of the Merger.

Q:	Who will serve on the IFF board of directors following completion of the Merger?

A: As

of the effective time of the Merger, the IFF board of directors will consist of 13 members, consisting of seven current IFF directors selected by the IFF board of directors and six individuals selected by the DuPont board of directors. The IFF designees will include Andreas Fibig, who will continue to serve as Chairman and CEO of IFF. Current DuPont Executive Chairman and CEO Ed Breen will join the board of IFF following the effective time of the Merger as a DuPont designee and will serve as Lead Independent Director starting upon the later of June 1, 2021 and the closing date of the Merger. On May 11, 2020, IFF and DuPont announced two additional DuPont director designees for the combined company. Matthias Heinzel, N&B President, and Carol A. (John) Davidson, a CPA with more than 30 years of leadership experience across multiple industries, will be appointed to join the board of the combined company at the effective time of the Merger. At the 2022 annual meeting of IFF shareholders, the IFF board of directors will take all actions necessary to set the size of the IFF board of directors at 12 members, and to include (i) DuPont’s six designated directors (or any replacements thereof) and (ii) six of IFF’s current directors (or any replacements thereof) as nominees to serve a full new term on IFF’s board of directors. Until the second annual meeting of IFF that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF director, then the remaining IFF directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF director.

Q:	Will IFF’s current senior management team manage the business of IFF after the Transactions?

A:

Andreas Fibig will continue to serve as Chairman and CEO of IFF. IFF also announced on May 11, 2020 that the Executive Committee of the combined company will include the individuals listed in the section entitled “Information on IFF—Directors and Officers of IFF Before and After the Transactions.” IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Q:	What shareholder approvals are needed in connection with the Transactions?

A:

IFF cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of the shares of IFF common stock represented and voting either in person (including virtually via the Internet) or by proxy at the special meeting (assuming a quorum is present). IFF has scheduled a special meeting of shareholders on                , 2020 to approve the Share Issuance. No vote of DuPont stockholders is required or being sought in connection with the Transactions.

Q: What	vote is required to approve the Share Issuance?

A:

The proposal to approve the Share Issuance must be approved by a majority of the votes cast on the proposal at the special meeting. An abstention from voting will be treated as a vote cast under the NYSE rules with regard to the proposal to approve the Share Issuance and will have the same effect as a vote “AGAINST” the proposal to approve the Share Issuance. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Share Issuance. Accordingly, there will be no “broker non-votes”, and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer and, if such instructions are not received, will not count as votes cast and as such will have no effect on the proposal to approve the Share Issuance. If this proposal is not approved, the Merger cannot be completed.

Q:	What constitutes a quorum?

A:

The presence at the special meeting, whether in person, virtually via the Internet or by proxy, of the holders of shares of IFF common stock representing a majority of the shares entitled to vote on a matter at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for the purpose of determining whether a quorum exists. Shares voted “FOR” and “AGAINST” and abstentions will be counted for purposes of determining the presence of a quorum. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals to approve the Share Issuance or the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance. Accordingly, shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

Q:	Do DuPont stockholders have to vote to approve the Transactions?

A:	No.

Q:	What if an IFF shareholder does not vote on the proposals for the Share Issuance?

A:	The outcome depends on how the IFF common stock is held and whether any vote is cast or not:

Holder of Record

•	if an IFF shareholder submits a proxy to IFF but the proxy does not indicate how it should be voted on the proposals, the proxy will be counted as a vote “FOR” the proposals.

•

if an IFF shareholder submits a proxy to IFF and the proxy indicates that the shareholder abstains from voting as to the proposals to approve the Share Issuance or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are sufficient votes at the time of the special meeting to approve the Share Issuance, it will count towards the required quorum, have no effect on the proposal to adjourn the special meeting and, with respect to the proposal for the Share Issuance, consistent with the NYSE rules, will have the effect as a vote “AGAINST” the Share Issuance.

•	if an IFF shareholder fails to submit a proxy to IFF, that shareholder’s shares will not count towards the required quorum of a majority of the votes entitled to be cast on the proposals.

Beneficial Owner

•

if an IFF shareholder does not instruct its bank, broker or other nominee to vote its shares on the proposal to approve the Share Issuance or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance, the bank, broker or other nominee may not vote such shares on this proposal because it is a “non-routine matter,” so no proxy will be submitted on such shareholder’s behalf and such shareholder’s shares will not count toward the required quorum and will have no effect on the proposals; and

•

if an IFF shareholder instructs its bank, broker or other nominee to vote its shares but does not instruct the broker or other nominee as to how to vote its shares on the proposal, the bank, broker or other nominee will vote such shareholder’s shares “FOR” the uninstructed proposal(s).

Q:	How does the IFF board of directors recommend shareholders vote?

A:

The IFF board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Share Issuance and “FOR” the proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

Q:	Have any IFF shareholders already agreed to vote for the Share Issuance?

A:

Yes. Winder Investment Pte. Ltd. (“Winder”) has entered into the Voting Agreement with DuPont pursuant to which Winder has agreed to vote all shares of IFF common stock owned by Winder as of the date of the

Voting Agreement, together with any other equity securities of IFF acquired (including any equity securities of IFF of which power to dispose of or voting control is acquired) by Winder during the period from and including the date of the Voting Agreement through and including the date on which the Voting Agreement is terminated in accordance with its terms (including, but not limited to, any IFF common stock acquired upon exercise of any options that vest before or during such period), in favor of the Share Issuance proposal and against any proposal or action to approve any action or agreement that Winder is aware would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IFF or any IFF subsidiary under the Merger Agreement. See “Other Agreements—Voting Agreement.”

Q:	How can IFF shareholders attend the special meeting?

A: IFF

shareholders may attend the IFF special meeting in person at 533 West 57th Street, New York, NY 10019. Due to the COVID-19 pandemic, attendance at the IFF special meeting may be discouraged, restricted or even prohibited by governmental order. We are requesting that shareholders consider the requirements of federal and state governmental agencies when deciding whether or not to attend the special meeting in person.

Alternatively, IFF shareholders may attend the IFF special meeting virtually via the Internet at www.virtualshareholdermeeting.com/IFF2020SM. If you are a shareholder of record as of [        ], 2020, the record date for the special meeting, you should enter the control number (found in the box marked by the arrow on your proxy card) and follow the prompt to log in.

If we change the location of the special meeting, or determine to conduct the meeting solely via a virtual format, we will announce this by press release, on our website, and by the filing of additional proxy material with the SEC.

Q:	How can IFF shareholders cast their vote?

A:	IFF shareholders may vote before the special meeting in one of the following ways:

•	by Internet, by following the Internet voting instructions printed on the proxy card (internet voting facilities for shareholders of record are available 24 hours a day);

•	by telephone, by following the telephone voting instructions printed on the proxy card; or

•

by mail, by completing all of the required information on the proxy card and signing, dating and returning the proxy card in the enclosed postage-paid envelope (proxy cards submitted by mail must be received by the time of the special meeting for your shares to be voted).

IFF shareholders may also vote by attending the special meeting, either in person or virtually via the Internet, and completing a ballot.

Q:	If an IFF shareholder is not going to attend the special meeting, should that shareholder return its proxy card or otherwise vote its shares?

A:

Yes. Returning the proxy card or voting by calling the toll-free number shown on the proxy card or visiting the website shown on the proxy card before the required deadline, 11:59 p.m. Eastern Time on [    ], 2020, ensures that the shares will be represented and voted at the special meeting, even if an IFF shareholder will be unable to or does not attend.

Q:	If an IFF shareholder’s shares are held in “street name” through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?

A:

If your shares are held by a bank, broker or other nominee on your behalf in “street name” (but are not held through the Tel Aviv Stock Exchange (the “TASE”)), your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

If you are a beneficial owner and your shares are held through the TASE, you must sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), which certificate indicates that you were the beneficial owner of such shares as of the record date, and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com.

In accordance with the applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals to approve the Share Issuance or the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance. Accordingly, there will be no “broker non-votes”, and shares held in “street name” will not be voted on the proposals unless the bank, broker or other nominee has received voting instructions from its customer and, if such instructions are not received, will not count as votes cast and as such will have no effect on the proposal to approve the Share Issuance.

Q:	Can an IFF shareholder change its vote after mailing its proxy card or submitting voting instructions by Internet or telephone?

A:

Yes. If a holder of record of IFF common stock has properly completed and submitted its proxy card or submitted voting instructions by Internet or telephone, the IFF shareholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to IFF’s Corporate Secretary that is received prior to the special meeting stating that the IFF shareholder revokes its proxy;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

by logging onto the Internet website specified on the proxy card in the same manner a shareholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case, if the IFF shareholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting, either in person or virtually via the Internet, and voting.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone votes by a shareholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the shareholder unless such vote is revoked at the special meeting.

Please note, however, that if an IFF shareholder holds shares in “street name” through its bank, broker or other nominee, and he or she wishes to vote virtually via the Internet at the special meeting, the IFF shareholder must follow instructions provided by his or her broker. Whether or not an IFF shareholder plans to attend the special meeting, he or she is encouraged to submit his or her proxy as described in this proxy statement.

If you are a beneficial owner and your shares are held through the TASE, you may revoke or change your vote at any time before the meeting by: (i) communicating such change in writing to IFF’s Corporate Secretary or by executing and delivering a later-dated proxy to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com, or (ii) by voting at the special meeting, either in person or virtually via the Internet, subject to the satisfaction of the conditions set forth in the section of this proxy statement entitled “Information about the Special Meeting” under the headings “—How to Vote” and “—Attending the Special Meeting”.

Q:	What should IFF shareholders do now?

A:

After carefully reading and considering the information contained in this document, IFF shareholders should vote their shares as soon as possible by mail, by telephone, by Internet or by attending the special meeting and voting at the special meeting so that their shares will be represented and voted at the special meeting. IFF shareholders should follow the voting instructions set forth on the enclosed proxy card. Whether or not an IFF stharekholder plans to attend the special meeting, they are encouraged to submit their proxy as described in this proxy statement.

Q:	Can IFF shareholders dissent and require appraisal of their shares?

A:	No.

Q:

Will the instruments that govern the rights of IFF shareholders with respect to their shares of IFF common stock after the consummation of the Transactions be different from those that govern the rights of current IFF shareholders?

A:

The rights of IFF shareholders with respect to their shares of IFF common stock after the consummation of the Transactions will continue to be governed by federal and state laws and IFF’s governing documents, including:

•	the corporate law of the State of New York, including the New York Business Corporation Law (the “NYBCL”);

•	the IFF Charter; and

•	the IFF Bylaws.

Q:	Who can answer my questions about the Transactions or the special meeting?

A:

If you have any questions about the Transactions or the special meeting, need assistance in voting your shares or need additional copies of this document or the enclosed proxy card, you should contact:

Morrow Sodali LLC

509 Madison Avenue

12th Floor

New York, NY 10022

Shareholders Call Toll-Free: (800) 662-6200

Email: IFF.info@investor.morrowsodali.com

or

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Attention: Investor Relations

(212) 765-5500

Q:	Where can I find more information about IFF, the N&B Business and the Transactions?

A:

IFF shareholders can find more information about IFF, the N&B Business and the Transactions by reading this document and, with respect to IFF and the N&B Business, from “Information on IFF,” “Information on the N&B Business” and the various sources described in “Where You Can Find More Information; Incorporation By Reference.”

SUMMARY

The following summary contains certain information described in more detail elsewhere in this proxy statement. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019-2960

Telephone: (212) 765-5500

IFF is a leading innovator of sensory experiences that move the world. IFF’s creative capabilities, global footprint, regulatory and technological know-how provides IFF a competitive advantage in meeting the demands of its global, regional and local customers around the world. IFF’s product portfolio covers taste, scent and complementary adjacent products, and IFF has over 128,000 individual products that are provided to customers in approximately 200 countries.

Neptune Merger Sub I

Neptune Merger Sub I Inc.

c/o International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019-2960

Telephone: (212) 765-5500

Neptune Merger Sub I Inc., a Delaware corporation, is a newly formed, direct wholly owned subsidiary of IFF that was organized specifically for the purpose of completing the Merger. Merger Sub I has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

DuPont de Nemours, Inc.

DuPont de Nemours, Inc.

974 Centre Road,

Wilmington, DE 19805

Telephone: (302) 774-3034

DuPont was incorporated in 2015 (formerly, DowDuPont Inc.) for the purpose of effecting an all-stock merger of equals between The Dow Chemical Company and E. I. du Pont de Nemours and Company with the intent to separate into three, independent, publicly traded companies – one for each of its post-merger agriculture, materials science and specialty products businesses. On April 1, 2019, DuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock (the “Dow Distribution”). On June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva, Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock (the “Corteva Distribution”). Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations.

Today, DuPont is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life by applying diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, building and construction, health and wellness, food and worker safety. DuPont had approximately 35,000 employees as of December 31, 2019. DuPont has subsidiaries in about 70 countries worldwide and manufacturing operations in about 40 countries.

Nutrition & Biosciences, Inc.

Nutrition & Biosciences, Inc.

974 Centre Road,

Wilmington, DE 19805

Telephone: (302) 774-3034

Nutrition & Biosciences, Inc., a Delaware corporation, is a newly formed, direct wholly owned subsidiary of DuPont that was organized specifically for the purpose of effecting the Separation. N&B has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions. In connection with the Transactions, N&B has entered into several arrangements which will provide financing, and expects to, prior to the consummation of the Transactions, enter into additional financing agreements or issue Notes, in each case to fund the Special Cash Payment. For more information see “Debt Financing.”

N&B is a holding company. In the Separation, DuPont will transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer the Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Prior to the Distribution, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii)  pay to DuPont the Special Cash Payment.

The Transactions

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Mergers are collectively referred to herein as the “Transactions”.

The definitive agreements entered into in connection with the Transactions include (1) an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2019, by and among DuPont, N&B, IFF and Merger Sub I, (2) a Separation and Distribution Agreement (the “Separation Agreement”), dated as of December 15, 2019, by and among DuPont, N&B and IFF, and (3) an Employee Matters Agreement, dated as of December 15, 2019 (the “Employee Matters Agreement”), by and among DuPont, N&B and IFF. In addition, DuPont, N&B, IFF and certain of their respective affiliates will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among DuPont, N&B, IFF and their respective affiliates after the Separation, the Distribution and the Merger.

The N&B Business is one of the world’s largest producers of specialty ingredients, and is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. Prior to the Distribution and the Merger, DuPont will undertake the Separation and transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer of Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Thereafter, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this document.

Step #1—Internal Reorganization; the Separation. Prior to the Distribution and the Merger, DuPont will convey to N&B or one or more subsidiaries of N&B certain assets and liabilities constituting the N&B Business, and will cause any applicable subsidiary of DuPont to convey to DuPont or its designated subsidiary (other than N&B or any members of the N&B Group) certain excluded assets and excluded liabilities in order to separate the N&B Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. Thereafter, DuPont will transfer all the equity interests in each such subsidiary or subsidiaries of DuPont holding N&B Assets and N&B Liabilities, and constituting the N&B Business, to N&B.

Step #2—Issuance of N&B common stock. Prior to the Distribution, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance.

Step #3—Special Cash Payment; Borrowings. Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont, which is a cash distribution to DuPont equal to $7.306 billion, subject to the adjustments described herein. Prior to making the Special Cash Payment, N&B will consummate its financing and receive the proceeds of the Term Loan Facility, the issuance of the Notes and/or the Bridge Facility.

Step #4—The Distribution; Exchange Offer and Spin-Off. Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

Step #5—The Mergers. In the Merger, Merger Sub I will be merged with and into N&B, with N&B surviving as a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. No fewer than 30 days (or 15 days, in some circumstances) after the Merger (unless otherwise agreed by the parties), N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

The foregoing are subject to certain conditions to their consummation. See “The Merger Agreement—Conditions to the Merger,” “The Separation Agreement—Conditions to the Distribution” and “The Separation Agreement—Conditions to the Internal Reorganization.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of the N&B Business and summary historical consolidated financial data of DuPont and IFF are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business,” “Information on the N&B Business,” “Information on IFF,” and “Selected Financial Statement Data.”

Summary Historical Combined Financial Data of N&B

The following data of N&B as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, have been derived from the audited combined financial statements of N&B included elsewhere in this document. The following selected historical combined condensed financial statement data as of March 31, 2020, and for the three months ended March 31, 2020 and March 31, 2019 have been derived from the interim unaudited combined condensed financial statements of N&B included elsewhere in this document. The data below as of December 31, 2017 has been derived from the unaudited combined balance sheet of N&B not included or incorporated by reference in this document. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business” and the combined financial statements of N&B and the notes thereto included elsewhere in this document.

	Successor					Predecessor
(In millions)	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Statement of Operations[1]
Net sales	$1,551	$1,535	$6,076	$6,216	$1,885	$2,810
Net (loss) income	$(160)	$52	$(471)	$394	$197	$285
Net income attributable to noncontrolling interests	$—	$—	$1	$1	$1	$5
Net (loss) income attributable to N&B	$(160)	$52	$(472)	$393	$196	$280
Period-end Financial Position
Total assets	$21,051		$21,539	$22,612	$23,360

1.

The periods presented during the year ended December 31, 2017 reflect results related to Historical EID (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business”) businesses for the entire year and includes the results of the Historical Dow (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business”) businesses for the period beginning on and after September 1, 2017, and the H&N Business (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business”) for the period beginning on and after November 1, 2017.

Summary Historical Consolidated Financial Data of IFF

The following summary historical consolidated financial data of IFF for the years ended December 31, 2019, 2018 and 2017 and as of such dates, have been derived from IFF’s historical audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017. The following summary historical consolidated financial data of IFF for the three months ended March 31, 2020 and 2019 and as of March 31, 2020 have been derived from the unaudited interim consolidated financial statements of IFF incorporated by reference into this document. This information is only a summary and should be read in conjunction with the financial statements of IFF and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for Three Months Ended March 31,		Year Ended December 31,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PERCENTAGE AMOUNTS)	2020	2019	2019(a)	2018(b)	2017(d)
Consolidated Statement of Income Data
Net sales	$1,347,317	$1,297,402	$5,140,084	$3,977,539	$3,398,719
Cost of goods sold(c)	781,450	766,143	3,027,336	2,294,832	1,926,256

Gross profit	565,867	531,259	2,112,748	1,682,707	1,472,463
Operating profit	196,222	163,870	665,270	583,882	552,630
Net income	127,211	111,214	460,268	339,781	295,665
Net income attributable to noncontrolling interests	2,604	2,385	4,395	2,479	—

Net income attributable to IFF shareholders	$124,607	$108,829	$455,873	$337,302	$295,665

Net income per share — basic	$1.16	$0.97	$4.05	$3.81	$3.73
Net income per share — diluted	$1.15	$0.96	$4.00	$3.79	$3.72
Average number of diluted shares (thousands)	113,594	113,389	113,307	88,121	79,370

Consolidated Balance Sheet Data
Total assets	$12,689,076		$13,287,411	12,889,395	4,598,926
Bank borrowings, overdrafts and current portion of long-term debt	385,569		384,958	48,642	6,966
Long-term debt	3,946,905		3,997,438	4,504,417	1,632,186
Redeemable noncontrolling interests	102,713		99,043	81,806	—
Total Shareholders’ equity	5,840,674		6,229,548	6,043,374	1,689,294

Other Data
Cash dividends declared per share	$0.75	$0.73	$2.96	$2.84	$2.66

(a)	Results for the year ended 2019 include a full year of Frutarom Industries Ltd.’s (“Frutarom”) business operations.
(b)	Results for the year ended 2018 include Frutarom’s business operations since the acquisition date of October 4, 2018.
(c)

The 2018 amount includes $23.6 million related to amortization for inventory “step-up” costs for the Frutarom acquisition and $7.1 million of net reimbursements from suppliers related to the previously disclosed FDA mandated recall. The 2017 amount includes $15.9 million of costs related to the amortization for inventory “step-up” for the Fragrance Resources and PowderPure acquisitions and FDA mandated product recall costs of $11.0 million.

(d)

The amounts have been adjusted to reflect the adoption of ASU 2017-07, which required that employers who present a measure of operating income in their statement of income include only the service cost component of net periodic pension cost and postretirement costs in operating expenses. The impact of the adoption of this standard was a decrease in operating profit by approximately $28.8 million for the fiscal year 2017 and corresponding increases in Other (income) expense, net.

Summary Unaudited Combined Pro Forma Financial Data of IFF and the N&B Business

The following summary unaudited condensed combined pro forma financial information of IFF and the N&B Business is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The following summary unaudited condensed combined pro forma financial data assume that the N&B Business had been owned by IFF for the period, and at the date presented. IFF and the N&B Business may have performed differently had they actually been combined for all periods or on the date presented. You should also not rely on the following summary unaudited condensed combined pro forma financial data as being indicative of the results or financial condition that would have been achieved had IFF and the N&B Business been combined during the periods or on the date presented or of the actual future results or financial condition of IFF to be achieved following the Transactions. See “Risk Factors—Risks Related to the Combined Company’s Business Following the Transactions—The unaudited condensed combined pro forma financial information of IFF and the N&B Business is not intended to reflect what actual results of operations and financial condition would have been had IFF and the N&B Business been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.”

This information is only a summary and has been derived from and should be read in conjunction with the financial statements of IFF and the notes thereto contained in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019 and IFF’s unaudited interim consolidated financial statements and related notes thereto contained in IFF’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference in this document, the financial statements of the N&B Business and the notes thereto included elsewhere in this document and the more detailed unaudited condensed combined pro forma financial statements of IFF and the N&B Business and the notes thereto included elsewhere in this document.

See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Condensed Combined Pro Forma Information of IFF and the N&B Business” and the audited financial statements of the N&B Business included elsewhere in this document.

(In thousands, except per-share data)	As at and for the three months ended March 31, 2020	As at and for the year ended December 31, 2019
Statement of Income Data:
Net sales	$2,897,872	$11,216,240

Net income (loss)	141,177	(347,698)
Net income attributable to noncontrolling interests	2,550	4,947

Net income (loss) attributable to common shareholders	$138,627	$(352,645)

Net income (loss) per share — basic	$0.55	$(1.39)
Net income (loss) per share — diluted	$0.54	$(1.39)
Average number of shares outstanding — basic	253,899	253,783

Average number of shares outstanding — diluted	255,411	253,783

Balance Sheet Data:
Total assets	$41,324,567	$42,673,789
Long-term debt	$11,384,668	$11,435,201
Total stockholders’ equity	$23,273,563	$24,703,084

Summary Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for IFF. The IFF historical data have been derived from and should be read together with IFF’s audited consolidated financial statements and related notes thereto contained in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and IFF’s unaudited interim consolidated financial statements and related notes thereto contained in IFF’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference into this document. IFF’s pro forma data have been derived from the unaudited condensed combined pro forma financial statements of IFF and the N&B Business included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary comparative historical and pro forma per share data are being presented for illustrative purposes only. IFF and the N&B Business may have performed differently had the Transactions occurred prior to the period or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had the N&B Business been separated from DuPont and combined with IFF during the period or at the date presented or of the actual future results or financial condition of IFF or the N&B Business to be achieved following the Transactions.

	As of and for the Three Months Ended March 31, 2020		As of and for the Year Ended December 31, 2019
IFF	Historical	Pro Forma	Historical	Pro Forma
(in thousands, except per share data)
Basic earnings (loss) per share	$1.16	$0.55	$4.05	$(1.39)
Diluted earnings (loss) per share	$1.15	$0.54	$4.00	$(1.39)
Weighted average common shares outstanding—Basic	112,082	253,899	111,966	253,783
Weighted average common shares outstanding—Diluted	113,594	255,411	113,307	253,783
Book value per share of common stock	52.11	91.66	$55.64	$97.34
Dividends declared per share of common stock	$0.75	$0.75	$2.96	$2.96

Comparison of Market Prices

The following table sets forth the closing sale price per share of IFF common stock and DuPont common stock as reported on the NYSE as of December 13, 2019, the last trading day prior to the public announcement of the Transactions.

	Closing Sale Price Per Share of IFF Common Stock	Closing Sale Price Per Share of DuPont Common Stock
December 13, 2019	$133.98	$64.80

IFF Dividend Policy

Declarations of dividends on IFF’s common stock are made at the discretion of IFF’s board of directors upon the board’s determination that the declaration of dividends are in the best interest of IFF’s shareholders. IFF has consistently paid regular dividends and in 2019, IFF’s board of directors declared total cash dividends of $2.96 per share. Following the Merger, IFF intends to maintain its current dividend policy and remains committed to maintaining its history of paying a dividend to investors, as determined by its Board of Directors at its discretion based on various factors.

RISK FACTORS

In determining whether to vote for the proposals at the special meeting, you should carefully consider each of the following risks and all of the other information contained and incorporated by reference in this proxy statement and the exhibits hereto. Some of the risks described below relate principally to the Transactions, while others relate principally to the business and the industry in which IFF, including the N&B Business, will operate after the Transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of IFF common stock following the Transactions. The risks described below are not the only risks that IFF currently faces or will face after the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial also may materially and adversely affect IFF’s business and financial condition or the price of IFF common stock following the consummation of the Transactions. In addition, you should consider the risks associated with IFF’s business that appear in its annual report on Form 10-K for the year ended December 31, 2019 or any subsequent reports filed with the SEC and incorporated by reference into this proxy statement.

Risks Related to the Transactions

The calculation of merger consideration will not be adjusted if there is a change in the value of the N&B Business or its assets or the value of IFF before the Transactions are completed.

The calculation of the number of shares of IFF common stock to be issued to DuPont stockholders in the Merger is based on fixed percentages and will not be adjusted (i) if the value of the business or assets of the N&B Business increases prior to the consummation of the Merger or the value of IFF decreases prior to the Merger, or (ii) if the value of the business or assets of the N&B Business declines prior to the consummation of the Merger or the value of IFF increases prior to the Merger. IFF may not be permitted to terminate the Merger Agreement because of changes in the value of the N&B Business or its assets. IFF will not be permitted to terminate the Merger Agreement solely because of changes in the market price of IFF common stock.

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as IFF and DuPont may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.

The consummation of the Transactions is subject to numerous conditions, as described in this document, including the occurrence of certain events contemplated by the Merger Agreement and the Separation Agreement (such as the Separation, approvals from governmental agencies and the receipt of IFF shareholder approval for the Share Issuance). Neither DuPont nor IFF can make any assurances that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Recent events involving the novel coronavirus (COVID-19) could also impact the satisfaction of the conditions described in the Merger Agreement and the Separation Agreement. Each of DuPont and IFF has and will continue to expend time and resources and incur expenses related to the proposed Transactions. These expenses must be paid regardless of whether the Transactions are consummated.

Governmental agencies may not approve the Transactions, may impose conditions to the approval of the Transactions or require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying completion of the Transactions, imposing costs on or limiting the revenues of the combined company following the Transactions or otherwise reducing the anticipated benefits of the Transactions.

IFF and N&B will need to obtain debt financing to complete the Transactions. Although the Commitment Letter has been obtained from various lenders, the obligations of the lenders under the Commitment Letter are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any material adverse effect. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If IFF is not able to obtain alternative financing on commercially reasonable terms, it could adversely affect IFF’s business, liquidity, financial condition and results of operations.

If completed, the Transactions may not be successful or achieve their anticipated benefits.

If the Transactions are completed, IFF may not be able to successfully realize anticipated growth opportunities and synergies, or integrate IFF’s business and operations with the N&B Business’s business and operations. See “—Risks Related to the Combined Company’s Business Following the Transactions —The integration of the N&B Business with IFF may present significant challenges, and the combined company may not realize anticipated synergies and other benefits of the Transaction.”

After the Transactions, IFF will have significantly more revenue, expenses, assets and employees than IFF did prior to the Transactions. In the Transactions, IFF will also be assuming certain liabilities of the N&B Business and taking on other obligations (including collective bargaining agreements and certain pension obligations with respect to transferred employees). IFF may not successfully or cost-effectively integrate the N&B Business’s business and operations into IFF’s existing business and operations. Even if the combined company is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth and other opportunities that IFF currently expects from the Transactions within the anticipated time frame, or at all.

Failure to complete the Transactions could adversely affect the market price of IFF common stock as well as its business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of IFF common stock may decline, or IFF’s business, financial condition and results of operations may be impacted to the extent that the market price of IFF common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized; based on significant expenses, such as legal, advisory and financial services which generally must be paid regardless of whether the Transactions are completed; based on potential disruption of the business of IFF and distraction of its workforce and management team; and the requirement in the Merger Agreement that, under certain limited circumstances, IFF must pay DuPont the Termination Fee or reimburse DuPont for expenses relating to the Transactions.

Investors holding shares of IFF common stock immediately prior to the completion of the Transactions will, in the aggregate, have a significantly reduced ownership and voting interest in IFF after the Transactions and will exercise less influence over management.

Investors holding shares of IFF common stock immediately prior to the completion of the Transactions will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the Transactions. Immediately following the completion of the Transactions, it is expected that DuPont stockholders will hold approximately 55.4 percent of the outstanding shares of IFF common stock, on a fully diluted basis. IFF’s existing shareholders will continue to hold the remaining approximately 44.6 percent of the outstanding shares of IFF common stock, on a fully diluted basis. Consequently, IFF shareholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they will be able to exercise over IFF’s management and policies immediately prior to the completion of the Transactions.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire IFF.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to IFF prior to the closing of the Transactions that might result in greater value to IFF shareholders than the Transactions. The Merger Agreement generally prohibits IFF from soliciting any alternative transaction proposal and IFF may not terminate the Merger Agreement in order to accept, and must hold a meeting of its shareholders to approve the Share Issuance, even if an unsolicited alternative transaction proposal that the IFF board of directors determines is superior to the Transactions is received. In addition, before the IFF board of directors may withdraw or modify its recommendation, DuPont has the opportunity to negotiate with IFF to modify the terms of the Transactions in response to any competing acquisition proposals. If the Merger Agreement is terminated by IFF or DuPont in certain limited circumstances, IFF may be obligated to pay the Termination Fee to DuPont, which would represent an additional cost for a potential third party seeking a business combination with IFF.

The announcement and pendency of the Transactions could have an adverse effect on IFF’s stock price as well as the business, financial condition, results of operations or business prospects of IFF and the N&B Business.

The announcement and pendency of the Merger could disrupt IFF’s and N&B’s business in negative ways. For example, customers and other third-party business partners of IFF or the N&B Business may seek to terminate and/or renegotiate their relationships with IFF or the N&B Business as a result of the Merger, whether pursuant to the terms of their existing agreements with IFF and/or the N&B Business or otherwise. In addition, current and prospective employees of IFF and the N&B Business may experience uncertainty regarding their future roles with the combined company, which might adversely affect IFF’s and N&B’s ability to retain, recruit and motivate key personnel. Should they occur, any of these events could adversely affect the stock price of IFF, or harm the financial condition, results of operations or business prospects of, IFF or N&B.

The fairness opinions obtained by the IFF board of directors from Greenhill and Morgan Stanley, respectively, will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of such opinions.

On December 15, 2019, each of Greenhill and Morgan Stanley separately rendered to the IFF board of directors an oral opinion, each of which was subsequently confirmed in writing by delivery of separate written opinions dated December 15, 2019, that, as of such date of their respective written fairness opinions, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by each of Greenhill and Morgan Stanley as set forth in such written fairness opinions, the exchange ratio pursuant to the proposed Merger Agreement was fair, from a financial point of view, to IFF.

The IFF board of directors has not obtained an updated fairness opinion as of the date of this document from Greenhill or Morgan Stanley, and the IFF board of directors does not expect to receive an updated fairness opinion prior to the completion of the Merger.

The opinions delivered by Greenhill and Morgan Stanley were necessarily based on financial, economic, market and other conditions as they existed on, and on the information made available to Greenhill and Morgan Stanley, respectively, as of, December 15, 2019. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Although subsequent developments may affect their respective opinions, neither Greenhill nor Morgan Stanley has any obligation to update, revise or reaffirm its opinion. These developments may include, among other things, changes to the operations and prospects of the N&B Business or IFF, regulatory or legal changes, general industry, market and economic conditions and other factors that may be beyond the control of DuPont, the N&B Business or IFF, and on which such opinions were based, and that may alter the value of the N&B Business and IFF or the prices of securities of DuPont and IFF at the effective time of the Merger. The value of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of the opinions delivered by Greenhill and Morgan Stanley, and neither Greenhill nor Morgan Stanley has expressed any opinion as to the price or range of prices at which any securities of DuPont or IFF may trade at any time.

For a more complete description of the opinion that Greenhill delivered to the IFF board of directors and a summary of the material financial analyses performed by Greenhill and reviewed by the IFF board of directors in connection with its opinion, please refer to the section entitled “The Transactions—Opinion of Greenhill & Co., LLC” and to the full text of the written opinion included as Annex A to this document. For a more complete description of the opinion that Morgan Stanley delivered to the IFF board of directors and a summary of the material financial analyses performed by Morgan Stanley and reviewed by the IFF board of directors in connection with its opinion, please refer to the section “The Transactions—Opinion of Morgan Stanley & Co. LLC” and to the full text of the written opinion included as Annex B to this document.

IFF’s estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP, and the underlying valuation models. IFF’s business, operating results and financial condition could be materially and adversely impacted in future periods if IFF’s accounting judgments and estimates related to these models prove to be inaccurate.

IFF may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed Transactions will add approximately $22.0 billion of goodwill and other intangible assets to IFF’s consolidated balance sheet. In accordance with GAAP, management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to IFF’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect results of operations in the periods recognized.

IFF is required to abide by potentially significant restrictions which could limit IFF’s ability to undertake certain corporate actions (such as the issuance of IFF common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

During the two year period following the Distribution or, in the case of certain historic transactions undertaken by DuPont, during the two year period following each such historic transaction, Section 7.01 of the Tax Matters Agreement generally will prohibit N&B, IFF and their respective subsidiaries from taking certain actions that could cause the Distribution, the Merger, certain related transactions and certain historic transactions undertaken by DuPont to fail to qualify as tax-free transactions unless IFF and N&B receive either (i) an opinion of counsel or (ii) a ruling from the IRS or other applicable tax authority, in either case acceptable to DuPont (in DuPont’s discretion), to the effect that such action or actions will not cause a relevant transaction to fail to qualify as a tax-free transaction. These restrictions may limit IFF’s ability to pursue certain strategic transactions or engage in other transactions, including using IFF common stock to make acquisitions and in connection with equity capital market transactions or disposing of certain businesses that might increase the value of IFF’s business.

The Distribution could result in significant tax liability, and IFF may be obligated to indemnify DuPont for any such tax liability imposed on DuPont.

The completion of the Transactions is conditioned upon the receipt by DuPont of the Tax Opinion to the effect that, among other things, (a) the Parent Contribution, Special Cash Payment and Distribution, taken together, will qualify as a reorganization under Sections 355(a), 361 and 368(a)(1)(D) of the Code and (b) the Merger and the Second Merger will be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Accordingly, DuPont’s stockholders will not recognize any taxable income, gain or loss as a result of the Distribution or the Mergers for U.S. federal income tax purposes (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares) and DuPont will not recognize income gain or loss except for gain to the extent the Special Cash Payment exceeds DuPont’s adjusted tax basis in the N&B common stock or the proceeds of the Special Cash Payment are not used for certain permitted purposes.

The Tax Opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by DuPont, IFF and N&B. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinions of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to DuPont and its stockholders could be materially less favorable. DuPont may also incur tax and other obligations as a result of internal restructuring transactions undertaken in order to effectuate the Distribution, which are not covered by the Tax Opinion.

If the Exchange Offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each DuPont stockholder who receives N&B common stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the N&B common stock received by the stockholder in the Exchange Offer and its tax basis in the shares of DuPont common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the N&B common stock received by the stockholder in the Exchange Offer. If the Spin-Off were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each DuPont stockholder who receives N&B common stock in the Spin-Off would generally be treated as receiving a taxable distribution equal to the fair market value of the N&B common stock received by the stockholder in the Spin-Off.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, DuPont would generally recognize gain (but not loss) with respect to the transfer of N&B common stock in the Distribution.

Even if the Distribution otherwise qualifies under Section 355 and 368(a)(1)(D) of the Code, the Distribution would be taxable to DuPont (but not to DuPont stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of DuPont or N&B, directly or indirectly (including through acquisitions of IFF stock after the completion of the Merger), as part of a plan or series of related transactions that includes the Distribution. For this purpose, any direct or indirect acquisitions of DuPont or N&B stock (including through acquisitions of IFF stock after the completion of the Merger) within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of a plan that includes the Distribution, although DuPont, N&B or IFF may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Although it is expected that the Mergers will be treated as part of such a plan, the Mergers standing alone will not cause Section 355(e) of the Code to apply to the Distribution because holders of N&B common stock immediately before the Mergers will hold more than 50% of the stock of the combined company (by vote and value) immediately after the Mergers. However, if the IRS were to determine that other direct or indirect acquisitions of stock of DuPont or N&B, either before or after the Distribution, were part of a plan or series of related transactions that includes the Distribution, such determination could cause Section 355(e) of the Code to apply to the Distribution, which could result in a significant tax liability.

The Distribution and certain aspects of the Separation could be taxable to DuPont if N&B or IFF were to engage in a Spinco Tainting Act (as defined in the Tax Matters Agreement). A Spinco Tainting Act is generally any action (or inaction) within the control of IFF, N&B or their affiliates, any event involving the common stock of N&B or IFF or any assets of any N&B Companies of any factual representations, assumptions, or undertakings made by it, in each case, that would affect the nonrecognition treatment of the Distribution or certain aspects of the Separation for U.S. federal income tax purposes, as described above. Under the Tax Matters Agreement, N&B and IFF will be required to indemnify DuPont against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of a Spinco Tainting Act. If DuPont were to recognize gain on the Distribution or certain aspects of the Separation for reasons not related to a Spinco Tainting Act by N&B or IFF, DuPont would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to DuPont could be substantial and could have a material adverse effect on DuPont. If N&B or IFF were required to indemnify DuPont as a result of the Distribution or certain aspects of the Separation being taxable, this indemnification obligation would likely be substantial and could have a material adverse effect on IFF, including with respect to its financial condition and results of operations.

If the Mergers do not qualify as a tax-free reorganization under Section 368 of the Code, the stockholders of DuPont may have significant tax liability.

The obligations of DuPont and IFF to consummate the Transactions are conditioned on, among other things, the receipt by DuPont of the Tax Opinion to the effect that the Mergers will be treated as a tax-free reorganization in which no gain will be recognized for U.S. federal income tax purposes. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by DuPont, IFF and N&B. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Mergers may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinions of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to N&B and holders of shares of N&B common stock could be materially less favorable. If the Mergers were taxable, holders of shares of N&B common stock would be considered to have made a taxable sale of their shares of N&B common stock to IFF, and holders of shares of N&B common stock would generally recognize taxable gain or loss on their receipt of IFF common stock in the Mergers.

Some of IFF’s directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other IFF shareholders. Therefore, some of IFF’s directors and executive officers may have a conflict of interest in recommending the proposals being voted on at IFF’s special meeting.

In considering the recommendations of the IFF board of directors that IFF’s shareholders vote to approve the Share Issuance, you should be aware that certain of IFF’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of IFF’s shareholders generally. The members of the IFF board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to IFF’s shareholders that they vote to approve the Share Issuance.

For a description and quantification of the benefits that IFF’s executive officers and directors may receive as a result of these interests, see “The Transactions—Interests of IFF’s Directors and Executive Officers in the Transactions.”

IFF and the N&B Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

IFF and the N&B Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions. Uncertainty about the effect of the Transactions on the employees of IFF and the N&B Business may have an adverse effect on IFF and the N&B Business. This uncertainty may impair IFF’s and the N&B Business’ ability to attract, retain and motivate personnel until the Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with IFF or the N&B Business after their combination. If employees of IFF or the N&B Business depart because of issues relating to the uncertainty or perceived difficulties of integration or a desire not to become employees of IFF after the Transactions, IFF’s ability to realize the anticipated benefits of the Transactions could be reduced.

IFF may waive one or more of the conditions to the consummation of the Transactions without re-soliciting shareholder approval.

IFF may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions, to the extent permitted by applicable law. If IFF waives the satisfaction of a material condition to the consummation of the Transactions, IFF will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approvals of the Share Issuance if required to do so by applicable law or the rules of the NYSE. In some cases, if the IFF board of directors determines that such waiver or its effect on IFF’s shareholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or the rules of the NYSE, IFF would complete the Transactions without seeking further shareholder approval. Any determination whether to waive any condition to the Transactions or as to re-soliciting IFF shareholder approval or amending the proxy statement as a result of a waiver will be made by the IFF board of directors at the time of such waiver based on the facts and circumstances as they exist at that time.

IFF, by acquiring N&B in the Merger, will, on a consolidated basis, assume and be responsible for all N&B Liabilities following the closing of the Transactions, and is acquiring the N&B Assets on an as is, where is basis and with all faults, in each case, notwithstanding any breach of any representation or warranty of the Merger Agreement.

As described in the description of the Separation Agreement on page 226 of this document, N&B and its subsidiaries, which are being acquired by IFF in the Merger, will accept, assume, agree to pay, discharge, fulfill, and to the extent applicable, comply with on a timely basis, the N&B Liabilities, regardless of (i) when or where such liabilities arose or arise (whether arising prior to, at or after the Distribution), (ii) where or against whom such liabilities are asserted or determined, (iii) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, fraud or misrepresentation by any member of the DuPont Group or N&B Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, subsidiaries or affiliates and (iv) which entity is named in any Action associated with any liability. The Separation Agreement further provides that generally all assets are being conveyed to IFF on an as-is, where is basis and with all faults, and while DuPont is subject to certain indemnification obligations in favor of N&B and IFF under the Separation Agreement, these are generally limited to indemnification for certain indemnifiable losses to the extent relating to, arising out of or resulting from the liabilities retained by DuPont (or any claim by a third party that would, if resolved in favor of the claimant, constitute such a liability) or any breach by DuPont of any provision of the Separation Agreement.

Furthermore, while the Merger Agreement contains certain representations and warranties about the N&B Business, the Merger Agreement provides that all representations and warranties of the parties contained therein shall not survive the effective time of the Merger. Accordingly, there are no remedies available to the parties with respect to any breach of representations of the parties to the Merger Agreement after the effective time of the Merger, except for any rights IFF may have under applicable law to bring a claim relating to or arising from fraud with respect to any representation or warranty made in the Merger Agreement, which we note is excepted from the release among the parties to the Separation Agreement described on page 234 of this document. With respect to the other Ancillary Agreements, other than in the case of certain Space Leases, they do not contain any representations or warranties in favor of IFF.

As such, notwithstanding whether any N&B Liability or any issue with an N&B Asset is related to a breach of a representation or warranty in the Merger Agreement, N&B, and by virtue of the Merger, IFF, will bear full responsibility for any and all N&B Liabilities and any issues with an N&B Assets following the closing of the Transactions. To the extent any such N&B Liabilities are larger than anticipated, or an issue with an N&B Asset prohibits the N&B Business from performing as planned, they could have an adverse impact on the business, results of operation and financial condition of the combined company.

Arbitrage trading during any Exchange Offer could adversely impact the price of IFF common stock.

While at present DuPont has not determined whether to structure the Distribution in whole or in part as an Exchange Offer, in any Exchange Offer the shares of N&B common stock to be received by holders of DuPont common stock who validly tender such stock in the Exchange Offer will likely be issued at a discount to the per-share value of IFF common stock. During any Exchange Offer, the existence of this discount could negatively affect the market price of IFF common stock. Prospective buyers of IFF common stock could choose to acquire shares of IFF common stock indirectly by purchasing shares of DuPont common stock and then tender such shares in the Exchange Offer. Additionally, certain market participants may use a hedging strategy to manage risk in the context of split-off transactions that involves shorting IFF common stock. Both occurrences, or either individually, could result in a decrease in the price of IFF common stock during any Exchange Offer. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin-Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

Risks Related to the Combined Company’s Business Following the Transactions

Sales of IFF common stock after the Transactions may negatively affect the market price of IFF common stock.

The shares of IFF common stock to be issued in the Transactions to holders of shares of N&B common stock will generally be eligible for immediate resale. The market price of IFF common stock could decline as a result of sales of a large number of shares of IFF common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that the IFF common stock outstanding on a fully-diluted basis immediately prior to the Transactions will represent, in the aggregate, approximately 44.6% of IFF common stock outstanding on a fully diluted basis immediately following the Transactions.

Currently, DuPont stockholders may include index funds that have performance tied to certain stock indices and institutional investors subject to various investing guidelines. Because IFF may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the shares of IFF common stock that they receive in the Transactions. In addition, the investment fiduciaries of DuPont’s defined contribution plans may decide to sell any shares of IFF common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the Exchange Offer, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for IFF to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of the N&B Business may not be representative of its results or financial condition if it had been operated independently of DuPont and, as a result, may not be a reliable indicator of its future results.

The N&B Business is currently operated by DuPont. Consequently, the financial information of the N&B Business included in this document has been derived from the combined financial statements and accounting records of the N&B Business and reflects all direct costs as well as assumptions and allocations made by management of DuPont. The financial position, results of operations and cash flows of the N&B Business presented herein may be different from those that would have resulted had the N&B Business been operated independently of DuPont during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the N&B Business, DuPont made allocations of costs and DuPont corporate expenses deemed to be attributable to the N&B Business. However, these costs and expenses reflect the costs and expenses attributable to the N&B Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the N&B Business had it been operated independently or costs and expenses that would be incurred by the combined company. As a result, the historical financial information of the N&B Business may not be a reliable indicator of future results.

The unaudited condensed combined pro forma financial information of IFF and the N&B Business is not intended to reflect what actual results of operations and financial condition would have been had IFF and the N&B Business been a combined company for the periods presented, and therefore these results may not be indicative of the combined company’s future operating performance.

Because IFF will combine with the N&B Business only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the N&B Business and IFF. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of DuPont, the N&B Business and IFF.

The N&B Business’s historical combined financial statements have been prepared on a “carve-out” basis from DuPont’s consolidated financial statements using the historical results of operations, assets and liabilities of the N&B Business and include allocations of expenses from DuPont. As a result, the N&B Business’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had the N&B Business been an independent, stand-alone entity during the period presented.

The unaudited condensed combined pro forma financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what the combined company’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited condensed combined pro forma financial information is based in part on certain assumptions regarding the Transactions that IFF believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited condensed combined pro forma financial information has been prepared using the acquisition method of accounting, with IFF considered the accounting acquirer of the N&B Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The purchase price allocation in the unaudited condensed combined pro forma financial information was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of the N&B Business. In arriving at the preliminary fair value estimates, IFF has considered the input of independent consultants based on a preliminary and limited review of the assets and liabilities related to the N&B Business to be transferred to, or assumed by, N&B in the Transactions. Following the effective date of the Transactions, IFF expects to complete the fair valuation of the N&B Business’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The unaudited condensed combined pro forma financial information also does not reflect the costs of any integration activities or transaction-related costs or incremental capital expenditures that IFF management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what IFF’s results of operations or operating condition would have been had IFF and the N&B Business been a consolidated entity during all periods presented, or what the combined company’s results of operations and financial condition will be in the future.

IFF may be unable to provide (or obtain from third-parties) the same types and level of services to the N&B Business that historically have been provided by DuPont, or may be unable to provide (or obtain) them at the same cost.

As a separate reporting segment of DuPont, the N&B Business has been able to receive services from DuPont. Following the Transactions, IFF will need to replace these services either by providing them internally from IFF’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of the N&B Business and the combined company following the Merger. While DuPont will provide certain services on a transitional basis pursuant to the Transition Services Agreements, the duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business. If IFF is not able to replace the services provided by DuPont or is unable to replace them at the same cost or is delayed in replacing the services provided by DuPont, the combined company’s results of operations may be materially adversely impacted.

The combined company’s business, financial condition and results of operations may be adversely affected following the Transactions if IFF cannot negotiate terms that are as favorable as those DuPont has received when IFF replaces contracts after the closing of the Transactions.

As a separate reporting segment of DuPont, the N&B Business has been able to receive benefits from being a part of DuPont and has been able to benefit from DuPont’s financial strength, extensive business relationships and purchasing power. Following the Merger, the N&B Business will be combined with IFF, and the combined company will not be able to leverage DuPont’s financial strength, may not have access to all of DuPont’s extensive business relationships and may not have purchasing power similar to what the N&B Business benefited from by being a part of DuPont prior to the Merger. In addition, some contracts that DuPont or its subsidiaries are a party to on behalf of the N&B Business require consents of third parties to assign them to N&B in connection with the Transactions. There can be no assurance that DuPont, N&B or IFF will be able to obtain those consents or enter into new agreements with respect to those contracts if consents are not obtained. It is therefore possible, whether as a result of routine renegotiations of terms in the ordinary course of business, or as part of a request for consent or a replacement of a contract where consent has not been obtained, that the combined company may not be able to negotiate terms as favorable as those DuPont has received previously for one or more contracts, and in the aggregate it is possible that the loss or renegotiation of contracts in connection with the foregoing could adversely affect the combined company’s business, financial condition and results of operations following the closing of the Transactions by increasing costs or decreasing revenues.

As of the date hereof, neither N&B nor IFF expects that the failure to obtain a consent for any individual contract with a customer or supplier where such consent is required in connection with the Transactions would materially affect the combined company’s business, financial condition and results of operations following the closing of the Transactions.

The integration of the N&B Business with IFF may present significant challenges, and the combined company may not realize anticipated synergies and other benefits of the Transaction.

The combination of independent businesses is complex, costly and time-consuming, and combining IFF and the N&B Business’s practices and operations may divert significant management attention and resources and disrupt the combined company’s business. The failure to meet the challenges involved in integrating the businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the combined company’s business activities and could adversely affect its results of operations. The overall combination of the IFF business and the N&B Business may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The risks and difficulties of integration include, among others:

•	the diversion of management attention to integration matters;

•

integrating operations and systems, including intellectual property and communications systems, administrative and information technology infrastructure and financial reporting and internal control systems, some of which may prove to be incompatible;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the businesses;

•	integrating employees and attracting and retaining key personnel, including talent;

•	retaining existing, and obtaining new customers and suppliers;

•	managing the expanded operations of a significantly larger and more complex company;

•	realizing contingent liabilities that are larger than expected; and

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the transaction.

Many of these factors are outside of IFF’s control and/or will be outside the control of the N&B Business, and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of the combined company’s business.

In addition, even if the operations of the IFF business and the N&B Business are integrated successfully, the full benefits of the transaction may not be realized, including, among others, the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the IFF business and the N&B Business. All of these factors could cause dilution to the earnings per share of IFF, decrease or delay the projected accretive effect of the transaction, and negatively impact the price of IFF common stock following the transaction.

The success of the combined company will also depend on relationships with third parties and pre-existing customers of IFF and the N&B Business, which relationships may be affected by customer or third-party preferences or public attitudes about the Transactions. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will depend on its ability to maintain and renew relationships with pre-existing customers, suppliers and other third parties of both IFF and the N&B Business, and its ability to establish new relationships. There can be no assurance that the business of the combined company will be able to maintain and renew pre-existing contracts and other business relationships, or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The combined company will have a substantial amount of indebtedness following the Transactions, which could materially adversely affect its financial condition.

The combined company’s level of indebtedness will increase as a result of the Transactions. As of March 31, 2020, IFF had $4,332.5 million of indebtedness outstanding (of which $3,946.9 million was long-term indebtedness), and as of March 31, 2020 on a pro forma basis after giving effect to the Transactions, the combined company would have had $11,770.2 million of indebtedness outstanding (of which $11,384.7 million would have been long-term indebtedness). In connection with the Transactions, N&B will be the initial borrower under a $1.25 billion 3-year/5-year senior unsecured term loan facility and, to the extent necessary, a $6.25 billion tranche of the Bridge Facility, which will be used to finance the Special Cash Payment to DuPont in connection with N&B’s separation from DuPont and to pay related fees and expenses. N&B may access the bond markets in advance of the closing of the Transactions and replace all or a portion of the Bridge Facility. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF,

IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”). In addition, in connection with the acquisition of Frutarom, IFF had incurred approximately $3.3 billion of debt, thereby significantly increasing IFF’s leverage. Despite its level of indebtedness, the combined company expects to continue to have the ability to borrow additional debt.

There may be circumstances in which required payments of principal and/or interest on the combined company’s debt could adversely affect its cash flows, its operating results or its ability to return capital to its stockholders. Furthermore, the combined company’s degree of leverage could adversely affect the combined company’s future credit ratings. If the combined company is unable to maintain or improve IFF’s current investment grade rating, it could adversely affect its future cost of funding, liquidity and access to capital markets. In addition, the combined company’s level of leverage could increase its vulnerability to sustained, adverse macroeconomic weakness and limit its ability to obtain further financing, its ability to pursue certain operational and strategic opportunities, including large acquisitions, and its ability to comply with financial and other covenants under its debt instruments. The Term Loan Facility contains a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of the first three full fiscal quarters after the closing date of the Merger, stepping down to 4.25 to 1.00 as of the last day of the fourth, fifth and sixth full fiscal quarters after the closing date of the Merger, and stepping down further to 3.50 to 1.00 as of the end of the seventh full fiscal quarter after the closing date of the Merger and each fiscal quarter thereafter, with a step-up in connection with certain qualifying acquisitions. The Bridge Facility (if utilized) will contain a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of the first three full fiscal quarters after the closing date of the Merger, stepping down to 4.25 to 1.00 as of the last day of the fourth full fiscal quarter after the closing date of the Merger and each fiscal quarter thereafter. If, after borrowing under these facilities, the combined company fails to satisfy any of the financial or other restrictive covenants, or otherwise defaults under these facilities, the borrowings under the facilities could be declared immediately due and payable and the facilities could be terminated, which will require immediate repayment by the combined company of the borrowed funds and could trigger cross-default provisions in the combined company’s other financings. Further, the cash flow from operations needed for the payment of principal and interest on its debt and to lower its level of leverage may reduce the cash flow available for dividends or stock repurchases. The combined company’s level of indebtedness as well as its failure to comply with covenants under its debt instruments, could adversely affect its business, results of operation, financial condition and the price of its common stock.

Continued or increased turbulence in the United States or international financial markets and economies could also adversely impact the combined company’s ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on its business, financial condition and results of operations. As such, the combined company may not be able to obtain financing on favorable terms or at all.

Economic uncertainty may adversely affect demand for the combined company’s products which may have a negative impact on the combined company’s operating results and future growth.

IFF’s flavors and fragrance compounds, IFF’s fragrance, cosmetic active and functional food ingredients and the N&B Business’s ingredients and solutions products are components of a wide assortment of global consumer products throughout the world. Historically, demand for consumer products using these compounds and ingredients was stimulated and broadened by changing social habits and consumer needs, population growth, an expanding global middle-class and general economic growth, especially in emerging markets. The global economy is experiencing substantial recessionary pressures and declines in consumer confidence that are expected to negatively impact economic growth following the COVID-19 pandemic and measures adopted by various governments to address the spread of the disease. A global recessionary economic environment may increase unemployment and underemployment, decrease salaries and wage rates or result in other market-wide cost pressures that will adversely affect demand for consumer products in both developed and emerging markets. In addition, growth rates in the emerging markets have moderated from previous levels. Reduced consumer spending may cause changes in the combined company’s customer orders including reduced demand for IFF’s and the N&B Business’s compounds or ingredients, or order cancellations. The timing of placing of orders and the amounts of these orders are generally at the discretion of the combined company’s customers. Customers may cancel, reduce or postpone orders with the combined company on relatively short notice. Significant cancellations, reductions or delays in orders by customers could affect the combined company’s quarterly results. It is currently anticipated that these challenging economic uncertainties will continue to affect certain of the combined company’s markets during 2020 which could adversely affect the combined company’s sales, profitability and overall operating results.

IFF may not realize all the benefits anticipated from the Frutarom acquisition, which could adversely affect the combined company’s business.

The success of the Frutarom acquisition ultimately depends on IFF’s ability to realize anticipated benefits from the Frutarom acquisition. Since the Frutarom acquisition, IFF has benefited from, and expects to continue to benefit from cost synergies through global footprint optimization across manufacturing, the realization of significant procurement synergies plus organizational and operational efficiencies in overhead expenses. IFF also expects to achieve revenue synergies by leveraging customer relationships across a much broader customer base and cross-selling legacy IFF and Frutarom technology and capabilities. If IFF fails to realize all the benefits that it expects to achieve from the Frutarom acquisition, the combined company’s business could be adversely affected.

The integration of the legacy IFF business and Frutarom’s business is a costly and time-consuming process, and IFF may face significant implementation challenges that will impact its ability to realize the expected benefits from the acquisition, including without limitation:

•

potential disruption of, or reduced growth in, IFF’s historical core businesses, due to diversion of management attention as well as financial and other resources from IFF’s historical core business and uncertainty with IFF’s current customer and supplier relationships;

•

loss of business as a result of changes in customer and/or competitor behaviors following the Frutarom acquisition, including IFF’s inability to keep certain customer accounts of Frutarom who may be direct competitors to IFF, or IFF’s need to deprioritize its business activities in certain markets based on market conditions;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	challenges arising from the expansion of IFF’s product offerings into adjacencies with which IFF has limited experience, including functional foods and nutrition;

•	the possibility of faulty assumptions underlying expectations regarding the integration;

•	coordinating and integrating research and development teams across technologies and products to enhance product development while reducing costs;

•	coordinating sales and marketing efforts to effectively position IFF’s capabilities and the direction of product development;

•	ensuring regulatory compliance, quality, safety and sustainability standards across an organization of increased scale and complexity;

•	retaining and efficiently managing IFF’s significantly expanded and decentralized customer base;

•	the assumption of and exposure to unknown or contingent liabilities of Frutarom;

•

unanticipated issues or higher than expected costs in consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems;

•	combining and optimizing IFF’s manufacturing facilities and global supply chain as well as leveraging customer relationships for cross-selling opportunities;

•	aligning compliance, quality, as well as safety and sustainability standards across operations;

•	aligning processes, policies, procedures, technologies, operations, employee benefits, information technologies and systems across operations;

•	difficulties in managing a larger and more complex combined company, addressing differences in business culture and retaining key personnel; and

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company.

Some of these factors are outside of IFF’s control and any one of them if not successfully managed could result in increased costs and diversion of management’s time and energy, as well as reputational harm and decreases in the amount of expected revenue which could materially impact IFF’s business, financial condition and results of operations. If the anticipated benefits from the Frutarom acquisition are not fully realized, or take longer to realize than expected, the value of the combined company’s common stock, revenues, levels of expenses and results of operations may be adversely affected.

The Frutarom acquisition resulted, and may continue to result, in significant costs, charges or other liabilities that could adversely affect the financial results of IFF.

Following the acquisition of Frutarom, IFF’s financial results were adversely affected by restructuring charges, cash expenses and non-cash accounting charges incurred in connection with the acquisition. IFF expects to record total pretax restructuring charges related to the Frutarom acquisition of approximately $65 million, of which $10.4 million have been recorded since closing of the transaction through December 31, 2019, comprised of approximately $6.1 million of severance and related benefit costs; $0.5 million of asset write-downs and write-offs; and $3.7 million of costs associated with exit and disposal activities. In addition, there are many processes, policies, procedures, operations, technologies and systems that are being integrated across IFF’s organization that will result in costs, including financial advisory, tax, information technology, legal, consulting and other professional advisory fees associated with these integration activities. Costs and expenses incurred in connection with the integration limit resources that may otherwise be available for investment in research and development and capital expenditures.

In connection with IFF’s acquisition of Frutarom, IFF assumed all of Frutarom’s liabilities, including unknown and contingent liabilities. Due to the nature of the transaction and the characteristics of Frutarom, IFF’s ability to conduct extensive due diligence was limited and IFF may subsequently identify unknown liabilities, including those that Frutarom assumed in its prior acquisitions that are not currently probable or estimable. Prior to IFF’s acquisition, Frutarom completed 47 acquisitions since 2011, including 22 since the beginning of 2016. If IFF does not properly assess the scope of these liabilities or if these liabilities are neither probable nor estimable at this time, IFF’s future financial results could be adversely affected by unanticipated reserves or charges, unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on IFF’s business, operating results or financial condition.

IFF may fail to realize the expected cost savings and increased efficiencies from or stay within its estimated costs of the Frutarom integration and IFF’s ongoing optimization of its manufacturing facilities may not be as effective as it anticipates.

IFF’s ability to realize anticipated cost savings and synergies from the Frutarom manufacturing rationalization may be affected by a variety of factors which may impose significant risks to IFF and which may be out of IFF’s control, including:

•	IFF’s ability to accurately estimate costs in multiple jurisdictions related to the consolidation, updating or closing of manufacturing facilities;

•	IFF’s ability to successfully and efficiently manufacture the relocated product lines at a different manufacturing facility;

•	IFF’s ability to effectively reduce overhead and integrate and retain employees of the relocated operations;

•	difficulties in implementing and maintaining consistent standards, controls, procedures, policies and information systems;

•	integrating newly acquired manufacturing, distribution and technology facilities;

•	potential strains on IFF’s personnel, systems and resources and diversion of attention from other priorities; and

•	unforeseen or contingent liabilities of the relocated operations, including tax liabilities.

Actual charges, costs and adjustments arising from these activities may vary materially from IFF’s estimates, and may require cash and non-cash integration and implementation costs or charges in excess of forecasted amounts, which could offset any such savings and other synergies and therefore could have an adverse effect on IFF’s margins.

Furthermore, as part of IFF’s ongoing strategy, IFF seeks to enhance its manufacturing efficiency and align its geographic manufacturing footprint with its expectations of future growth and technology needs. For example, IFF is in the process of relocating one of its Fragrance Ingredients facilities in China and constructing new facilities in India and Indonesia. In addition, in connection with the Frutarom integration, IFF is consolidating, updating and/or closing manufacturing facilities to achieve synergies and align its manufacturing footprint.

Failure to successfully establish and manage acquisitions, collaborations, joint ventures or partnerships could adversely affect the combined company’s growth.

From time to time, IFF evaluates acquisition candidates that may strategically fit its business and/or growth objectives. If IFF is unable to successfully integrate and develop acquired businesses, the combined company could fail to achieve anticipated synergies and cost savings, including any expected increase in revenues and operating results, which could have a material adverse effect on the combined company’s financial results. IFF may also incur asset impairment charges related to acquisitions that reduce its earnings.

Additionally, IFF also evaluates and enters into collaborations, joint ventures or partnerships from time to time to enhance its research and development efforts or expand its product portfolios and technology. The process of establishing and maintaining collaborative relationships is difficult and time-consuming to negotiate, document and implement. The combined company may not be able to successfully negotiate such arrangements or the terms of the arrangements may not be as favorable as anticipated. Furthermore, the combined company’s ability to generate revenues from such collaborations will depend on its partners’ abilities and efforts to successfully perform the functions assigned to them in these arrangements and these collaborations may not lead to development or commercialization of products in the most efficient manner, or at all. In addition, from time to time, IFF has acquired, and the combined company may acquire, only a majority interest in companies and provided or may provide earnouts for the former owners along with the ability, at IFF’s option, or obligation, at the former owners’ option, to purchase the minority interests at a future date at an established price. These investments may have additional risks and may not be as efficient as other operations as IFF may have fiduciary or contractual obligations to the minority investors and may rely on former owners for the continuing operation of the acquired business. If the combined company is unable to successfully establish and manage these collaborative relationships and majority investments it could adversely affect the combined company’s future growth.

Defects, quality issues, inadequate disclosure or misuse with respect to the products and capabilities of the combined company could adversely affect the business, reputation and financial statements of the combined company.

Defects in, quality issues with respect to or inadequate disclosure of risks relating to the combined company’s products or the misuse of the combined company’s products, could lead to lost profits and other economic damage, property damage, personal injury or other liability resulting in third-party claims, criminal liability, significant costs, damage to its reputation and loss of business. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company.

IFF and the N&B Business operate in a highly competitive industry, and if IFF and the N&B Business are unable to compete effectively the combined company’s sales and results of operations will suffer.

The markets in which IFF and the N&B Business compete are highly competitive. IFF and the N&B Business face vigorous competition from companies throughout the world, including multi-national and specialized flavors, fragrances, nutrition and specialty ingredients companies, as well as consumer product companies which may develop their own flavors, fragrances or ingredients. In the flavors industry, IFF also faces increasing competition from ingredient suppliers that have expanded their portfolios to include flavor offerings. Some of the competitors of IFF and the N&B Business specialize in one or more of the product sub-segments of IFF and the N&B Business, while others participate in many of IFF’s or N&B Business’ product sub-segments. In addition, some of IFF’s and the N&B Business’s global competitors may have more resources than the combined company or may have proprietary products that could permit them to respond to changing business and economic conditions more effectively than the combined company can. Consolidation of IFF’s and the N&B Business’s competitors may exacerbate these risks.

As IFF and the N&B Business continue to enter into adjacent markets, such as cosmetic ingredients, functional foods, specialty fine ingredients and nutrition products, the combined company may face greater competition-related risks in these markets than with IFF’s core historic flavor and fragrances businesses. For example, the specialty fine ingredients market is more price sensitive than the flavors market and is characterized by relatively lower profit margins. Some fine ingredients products are less unique and more replaceable than competitors’ products. There is no assurance that operating margins will remain at current levels, which could substantially impact the combined company’s business, operating results and financial condition.

Competition in IFF’s business and the N&B Business is based, among other things, on innovation, product quality, regulatory compliance, pricing, quality of customer service, the support provided by marketing and application groups, and understanding of consumers. It is difficult for IFF and the N&B Business to predict the timing, scale and success of their competitors’ actions in these areas. In particular, the discovery and development of new flavors and fragrance compounds and ingredients, protection of IFF’s and the N&B Business’s intellectual property and development and retention of key employees are critical to the ability to effectively compete in the combined company’s business. Advancement in technologies have also enhanced the ability of IFF’s and the N&B Business’s competitors to develop substitutable products. Increased competition by existing or future competitors, including aggressive price competition, could result in the loss of sales, reduced pricing and margin pressure and could adversely impact the combined company’s sales and profitability.

Failing to identify and make capital expenditures to achieve growth opportunities, being unable to make new concepts scalable, or failing to effectively and timely reinvest in the combined company’s business operations, could result in the loss of competitive position and adversely affect the combined company’s financial condition or results of operations.

If the combined company is unable to successfully market to its expanded and diverse Taste customer base, the combined company’s operating results and future growth may be adversely affected.

As a result of IFF’s acquisition of Frutarom, the number of its customers significantly increased and became more diverse. IFF’s historical customer base was primarily comprised of large and medium-sized food, beverage and consumer products companies. As a result of the expansion of IFF’s Tastepoint initiative and the Frutarom acquisition, and based on 2019 sales, IFF currently has approximately 38,000 customers, approximately 65% of which are small and mid-sized companies. This substantial increase in and diversity of IFF’s customer base requires IFF to adjust, among other things, its product development, manufacturing, distribution, marketing, customer relationship and sales strategy as well as adapt corporate, information technology, finance and administrative infrastructures to support different go-to-market models. Following the Transactions, the combined company’s customer base may increase further in number and become more diverse. The combined company may experience difficulty managing the growth of a portfolio of customers that is more diverse in terms of its geographical presence as well as with respect to the types of services they require and the infrastructure required to deliver its products. If the combined company is unable to successfully gain market share or maintain its relationships with these customers, the combined company’s future growth could be adversely affected.

The combined company’s success depends on attracting and retaining talented people within its business. Significant shortfalls in recruitment or retention could adversely affect the combined company’s ability to compete and achieve its strategic goals.

Attracting, developing, and retaining talented employees is essential to the successful delivery of the combined company’s products and success in the marketplace. Furthermore, as IFF and the N&B Business continue to focus on innovation, the combined company’s need for scientists and other professionals will increase. The ability to attract and retain talented employees is critical in the development of new products and technologies which is an integral component of IFF’s growth strategy for the combined company.

Competition for employees can be intense and if the combined company is unable to successfully integrate, motivate and reward the employees from the N&B Business or IFF’s current employees in the combined company, the combined company may not be able to retain them. If the combined company is unable to retain these employees or attract new employees in the future, its ability to effectively compete with its competitors and to grow its business could be adversely affected.

A significant portion of the combined company’s sales are expected to be generated from a limited number of large multi-national customers, which are currently under competitive pressures that may affect the demand for the combined company’s products and profitability.

Some of IFF’s and the N&B Business’s largest customers, several of which are multi-national consumer products companies, collectively, account for a significant portion of IFF’s and the N&B Business’s sales in the aggregate. Large multi-national customers’ market share, especially in the consumer product industry, continues to be pressured by new smaller companies and specialty players that cater to or are more adept at adjusting to the latest consumer trends, including towards natural products and clean labels, changes in the retail landscape (including e-commerce and consolidation), and increased competition from private labels, which have resulted and may continue to result in decreased demand for our products by such multi-national customers and volume erosion, especially in IFF’s Taste business. Furthermore, consolidations amongst IFF’s and the N&B Business’s customers have resulted in larger and more sophisticated customers with greater buying power and additional negotiating strength. If such trends continue, the combined company’s sales could be adversely impacted if it is not able to replace these sales.

In addition, large multi-national customers and, increasingly middle market customers, continue to utilize “core lists” of suppliers to improve margins and profitability. Typically, these “core list” suppliers are then given priority for new or modified products. Recently, these customers are making inclusion on their “core lists” contingent upon a supplier providing more favorable commercial terms, including rebates, which could adversely affect the combined company’s margins. The combined company must either offer competitive cost-in-use solutions to secure and maintain inclusion on these “core lists” or seek to manage the relationship without being on the “core-list.” If the combined company chooses not to pursue “core-list” status due to profitability concerns or if the combined company is unable to obtain “core-list” status, the combined company’s ability to maintain its share of these customers’ future purchases could be adversely affected and therefore the combined company’s future results of operations.

The combined company may not successfully develop and introduce new products that meet its customers’ needs, which may adversely affect the combined company’s results of operations.

The combined company’s ability to differentiate and deliver growth largely depends on the combined company’s ability to successfully develop and introduce new products and product improvements that meet its customers’ needs, and ultimately appeal to its consumers. Innovation is a key element of the combined company’s ability to develop and introduce new products. IFF cannot be certain that it will be successful in achieving its innovation goals, such as the development of new molecules, new and expanded delivery systems and other technologies. Additionally, the N&B Business cannot be certain that it will be successful in achieving its innovation goals. In 2019, IFF spent approximately 6.7% of its sales on research and development; however this investment level may vary in the future if available resources to invest in research and development are limited due to its ongoing integration and restructuring efforts. The combined company’s research and development investments may only generate future revenues to the extent that the combined company is able to develop products that meet its customers’ specifications, are at an acceptable cost and achieve acceptance by its targeted consumer market. Furthermore, there may be significant lag times from the time the combined company incurs research and development costs to the time that these research and development costs may result in increased revenue. Consequently, even when the combined company “wins” a project, its ability to generate revenues as a result of these investments will be subject to numerous customer, economic and other risks that are outside of its control, including delays by its customers in the launch of a new product, the level of promotional support for the launch, poor performance of its third-party vendors, anticipated sales by its customers not being realized or changes in market preferences or demands, or disruptive innovations by competitors.

Natural disasters, public health crises (such as the recent coronavirus outbreak), international conflicts, terrorist acts, labor strikes, political crisis, accidents and other events could adversely affect the combined company’s business and financial results by disrupting development, manufacturing, distribution or sale of the combined company’s products.

As companies engaged in the global development, manufacture and distribution of products, IFF and the N&B Business are subject to the risks inherent in such activities, including industrial accidents, environmental events, strikes and other labor disputes, product quality control issues, safety, licensing requirements and other regulatory issues, as well as natural disasters, public health crises, such as pandemics or epidemics, international conflicts, terrorist acts and other external factors over which IFF and the N&B Business have no control.

While IFF and the N&B Business operate research and development, manufacturing and distribution facilities throughout the world, many of these facilities are extremely specialized and certain of IFF’s and the N&B Business’s research and development or creative laboratories facilities are uniquely situated to support IFF’s and the N&B Business’s research and development efforts while certain of IFF’s and the N&B Business’s manufacturing facilities are the sole location where a specific ingredient or product is produced. If IFF’s or the N&B Business’s research and development activities or the manufacturing of ingredients or products were disrupted, the cost of relocating or replacing these activities or reformulating these ingredients or products may be substantial, which could result in production or development delays or otherwise have an adverse effect on the combined company’s margins, operating results and future growth.

The extent to which the novel coronavirus (COVID-19), and measures taken in response to it, impact the N&B Business, its results of operations and its financial condition depends on future developments, which are highly uncertain and cannot be predicted.

The management of the N&B Business is actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remains focused on its top priorities - the safety and health of its employees and the needs of its customers. The business and financial condition of the N&B Business, and the business and financial condition of its customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. In addition, public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services, have impacted the N&B Business. Many of the facilities and employees of the N&B Business are based in areas impacted by the virus. While most of the manufacturing sites of the N&B Business remain in operation, the N&B Business has in some instances reduced or furloughed certain operations in response to government measures, employee welfare concerns and the impact of COVID-19 on the global demand and supply chain. For example, the N&B Business’s manufacturing plants and offices in India were required to reduce operations as a result of government measures taken to contain the outbreak. The manufacturing operations of the N&B Business may be further adversely affected by impacts from COVID-19 including, among other things, additional government actions and other responsive measures, more and /or deeper supply chain disruptions, quarantines and health and availability of essential onsite personnel.

During the first quarter of 2020, N&B benefited from COVID-19 related demand in certain markets, principally food & beverage and health & wellness markets as consumers stockpiled basic and shelf-stable food items and increased focus on health and immunity in response to COVID-19, which more than offset declines in demand in oil and gas and select industrial end-markets. The management of the N&B Business currently expects these trends to continue into the second quarter of 2020. However, COVID-19 continues to adversely impact the broader global economy, and the management of the N&B Business is unable to predict the extent of COVID-19 related impacts on the business, results of operations, and financial condition on the N&B Business which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. The financial results of the N&B Business may be materially and adversely impacted by a variety of factors that have not yet been determined. In addition, until the consummation of the Transactions, the N&B Business will remain a part of DuPont. DuPont is taking actions, including reducing costs, restructuring actions, and delaying certain capital expenditures and non-essential spend, and may consider further reductions in or furloughing additional operations in response to further and/or deeper declines in demand and/or supply chain disruptions. There can be no guaranty that such actions will not also impact the N&B Business and there can be no guaranty that such actions will significantly mitigate the impact of COVID-19 on the business, results of operations or financial condition of the N&B Business. In addition, as a part of DuPont, the N&B Business relies on DuPont for access to capital. As COVID-19 continues to adversely impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which increases the cost of capital and adversely impacts the availability of and access to capital, this could negatively affect DuPont’s liquidity, which could in turn negatively affect the business, results of operations and financial condition of the N&B Business. After the COVID-19 outbreak has subsided, the N&B Business may experience adverse impacts to its business, results of operations and financial condition as a result of related global economic impacts, including any recession that has occurred or may occur in the future, and such adverse impacts may be material.

The COVID-19 pandemic may materially and adversely impact IFF’s operations, financial condition, results of operations and cash flows.

COVID-19 was identified in China in late 2019 and has spread globally. Government authorities, including those in countries where IFF has manufacturing and other operations, have taken various measures to try to contain this spread, such as the closure of non-essential businesses, reduced travel, the closure of retail establishments, the promotion of social distancing and remote working policies. These measures have impacted and may further impact IFF’s workforce and operations, and the operations of its customers, vendors and suppliers.

The COVID-19 pandemic has subjected IFF’s operations, financial condition and results of operations to a number of risks, including, but not limited to, those discussed below:

•

Operations-related risks: As a result of government measures taken to contain the outbreak, IFF’s manufacturing plants and offices in China were required to close for a limited period of time in February 2020, and a portion of IFF’s manufacturing plants in India, Vietnam and Israel were required to reduce operations. Substantially all of IFF’s manufacturing facilities are currently operational. In addition, some of IFF’s R&D and creative applications centers are operating on limited schedules or with a reduced workforce comprised of essential employees as a result of certain safety measures implemented by IFF to limit the number of the on-site workforce.

The ability of IFF to continue to supply its products is highly dependent on its ability to maintain the safety of its workforce. The ability of employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, and IFF’s operations and financial results may be negatively affected as a result. While IFF is following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of its workforce, there can be no assurance that these measures will be successful, and to the extent that employees in IFF’s manufacturing or distribution centers contract COVID-19, IFF may be required to temporarily close those facilities, which may result in reduced production hours, more rigorous cleaning processes and other preventative and protective measures for employees. Workforce disruptions of this nature may significantly impact IFF’s ability to maintain its operations and may adversely impact its financial results.

Resolving such operational challenges has increased certain costs, such as labor, shipping, and cleaning, and the failure to resolve such challenges may result in IFF’s inability to deliver products to its customers and reduce sales.

•

Supply chain-related risks: IFF has experienced some disruption primarily regarding distribution of certain raw materials and transport logistics in markets where governments have implemented the strictest regulations. More significant disruptions may occur if the COVID-19 pandemic continues to impact markets around the world. In addition, as a result of disruptions to IFF’s supply chain, IFF is experiencing, and may continue to experience, increased costs for raw materials, shipping and transportation resources, which has negatively impacted, and may continue to negatively impact, IFF’s margins and operating results.

•

Customer-related risks: IFF is experiencing, and may continue to experience, changes in the demand and volume for certain of its products, including due to consumption or stocking behavior changes. For example, ingredients used in products sold mainly in retail outlets, such as fine fragrances or flavors used in retail food services, have seen a decrease in demand as these outlets have closed due to COVID-19 related restrictions. In addition, IFF has received requests for extensions in payment terms from some customers in select markets whose products are experiencing reduced demand.

Although IFF does not currently anticipate any impairment charges related to COVID-19, the continuing effects of a prolonged pandemic could result in increased risk to IFF of asset write-downs and impairments, including, but not limited to, equity investments, goodwill and intangibles. Any of these events could potentially result in a material adverse impact on IFF’s business and results of operations.

•

Market-related risks: The funding obligations for IFF’s pension plans will be impacted by the performance of the financial markets, particularly the equity markets and interest rates. Lower interest rates and lower expected asset valuations and returns can materially impact the calculation of long-term liabilities such as pension liabilities. In addition, the volatility in financial and commodities markets may have adverse impacts on other asset valuations such as the value of the investment portfolios supporting pension obligations. If the financial markets do not provide the long-term returns that are expected, IFF could be required to make larger contributions.

In addition to the risks noted above, COVID-19 may also heighten other risks described in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019, including, but not limited to, risks related to a decrease in global demand for consumer products, manufacturing disruptions, disruption in the supply chain, price volatility for raw materials, level of indebtedness, currency fluctuations and impairment of long-lived assets. Further, the magnitude of the impact of the COVID-19 pandemic, including the extent of its impact on IFF’s operating and financial results, will be determined by the length of time that the pandemic continues, and while government authorities’ measures relating to COVID-19 may be relaxed if and when COVID-19 abates, these measures may be reinstated as the pandemic continues to evolve. The scope and timing of any such reinstatements are difficult to predict and may materially impact IFF’s operations in the future. As COVID-19 continues to adversely impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which increases the cost of capital and adversely impacts the availability of and access to capital, this could negatively affect IFF’s liquidity, which could in turn negatively affect IFF’s business, results of operations and financial condition. The COVID-19 pandemic may also affect IFF’s operating and financial results in a manner that is not presently known to IFF or that IFF currently does not expect to present significant risks.

The COVID-19 pandemic may adversely impact the combined company’s operations, financial condition, results of operations and cash flows. The extent of such impact, which may be material, depends on future developments, which are highly uncertain and cannot be predicted.

Other than those risks related to the N&B Business currently being a part of DuPont, any of the risks noted above with respect to the impact of the COVID-19 pandemic on each of IFF and the N&B Business, individually, could result in an adverse impact on the combined company’s operations, financial condition, results of operations and cash flows. In addition to the risks noted above with respect to IFF and the N&B Business, individually, the impacts of COVID-19 may also heighten other risks described in “Risks Related to the Combined Company’s Business Following the Transactions”, including, but not limited to, risks related to a decrease in global demand for consumer products, manufacturing disruptions, disruption in the supply chain, price volatility for raw materials, level of indebtedness, currency fluctuations and impairment of long-lived assets. As a general matter, the business and financial condition of the combined company may be impacted by the COVID-19 outbreak, including, but not limited to, as a result of significantly increased economic and demand uncertainties created by the COVID-19 outbreak, impacts on its customers and suppliers, and public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services. Further, the magnitude of the impact on the combined company from the economic impacts of COVID-19 (as well as the impact on the combined company from measures by government authorities to try to contain its spread), including the extent of any impact on the combined company’s operating and financial results, will be determined by the length of time that the pandemic and its economic effects continue, the evolving response of government authorities (which may relax measures relating to COVID-19 if and when COVID-19 abates, but then reinstate measures as the pandemic continues to evolve) and how quickly and to what extent normal economic and operating conditions resume. In particular, the scope and timing of any reinstatement by government authorities of measures to contain the spread of the virus, and the timing of and the extent to which normal economic and operating conditions will resume, are generally difficult to predict, and any reinstatement of measures to contain the spread of the virus by government authorities or delay in a return to normal economic and operating conditions may materially impact the combined company’s operations in the future. The COVID-19 pandemic may also impact the combined company’s operating and financial results in a manner that is not presently known to us or that we currently do not expect to present significant risks.

A disruption in the combined company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, could adversely affect the combined company’s business and financial results.

In connection with IFF’s and the N&B Business’s manufacture of their fragrance and flavor products, IFF and the N&B Business often rely on third party suppliers for ingredients and raw materials that are integral to their manufacture of such compounds. IFF’s and the N&B Business’s purchases of raw materials are subject to fluctuations in market price and availability caused by weather conditions, climate change, as further discussed below, market conditions, governmental actions and other factors beyond the control of IFF and the N&B Business affecting IFF, the N&B Business and/or their suppliers. Import alerts or specific country regulations may impair or delay the combined company’s ability to obtain sufficient quantity of certain ingredients, raw materials and naturals at the relevant manufacturing facility. In addition, IFF’s and the N&B Business’s ingredient or raw material suppliers are subject to risks, as applicable, inherent in agriculture, manufacturing and distribution on a global scale, including industrial accidents, environmental events, strikes and other labor disputes, disruptions in supply chain or information systems, disruption or loss of key research or manufacturing sites, product quality control, safety and environmental compliance issues, licensing requirements and other regulatory issues, as well as natural disasters, global or local health crisis, international conflicts, terrorist acts and other external factors over which they have no control. For example, as a result of the outbreak of COVID-19, the ability of IFF’s and the N&B Business’s suppliers and vendors to provide products and services to IFF and the N&B Business may be impaired or delayed. These suppliers also could become insolvent or experience other financial distress. For example, in 2017, a fire at the manufacturing facility of BASF Group (“BASF”), one of IFF’s suppliers, caused them to declare a force majeure and has resulted in industry disruption due to the lack of availability of certain ingredients used in many fragrance compounds.

These risks are enhanced since IFF and the N&B Business often rely on a limited number of suppliers for particular ingredients. If the combined company’s suppliers are unable to supply the combined company with sufficient quantities of ingredients and raw materials to meet its needs, the combined company would need to seek alternative sources of such materials or pursue its own production of such ingredients or direct acquisition of such raw materials. However, for certain of IFF’s and the N&B Business’s ingredients and raw materials they rely on a limited number of suppliers where there are not readily available alternatives. If the combined company is unable to obtain or manufacture alternative sources of such ingredients or raw materials at a similar cost, the combined company would seek to (i) reformulate its compounds and/or (ii) increase pricing to reflect the higher supply cost. However, if the combined company is not able to successfully implement any of these alternatives, the combined company could experience disruptions in production, increased cost of sales and a corresponding decrease in gross margin or reduced sales, especially if its competitors were able to more successfully adjust to such market disruption. At the same time, industry-wide supply disruptions, such as the one caused by the BASF incident, may lead to broader market shortages and sales volatility. There is uncertainty regarding the impact that such fluctuations and decrease in gross margin could have on the combined company, but it could have an adverse effect on the combined company’s business, results of operations and financial condition.

Volatility and increases in the price of raw materials, energy and transportation, including due to climate change, could harm the combined company’s profits.

IFF uses many different raw materials for their businesses, particularly natural products, including essential oils, extracts and concentrates derived from fruits, vegetables, flowers, woods and other botanicals, animal products, raw fruits, organic chemicals and petroleum-based chemicals. The major commodities, raw materials and supplies for the N&B Business include: gelatin, glycols, cellulose processed grains (including dextrose and glucose), guar, locust bean gum, organic vegetable oils, peels, saccharides, seaweed, soybeans, and sugars and yeasts. IFF and the N&B Business have experienced price volatility with respect to raw materials. For example, there has been industry-wide price volatility of certain ingredients used in fragrance compounds due to the BASF incident and in 2019 IFF experienced increases in the prices of certain naturals. In addition, in connection with the outbreak of COVID-19, IFF and the N&B Business may experience price volatility of certain raw materials as a result of restrictions on travel and movement and other measures enacted by countries around the world to contain the spread of COVID-19.

Natural products represent approximately half of IFF’s raw material spend, and IFF expects such volatility to continue in the near future. In addition, because the combined company offers a substantial number of natural product offerings and often relies on a limited number of suppliers for certain products, this risk may be exacerbated. There is growing evidence that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather and precipitation patterns, growing and harvesting conditions, and the frequency and severity of extreme weather and natural disasters, such as floods, wildfires, droughts and water scarcity. To the extent such climate change effects have a negative impact on crop size and quality, it could impact the availability and pricing of these natural products. If the combined company is unable to increase the prices to the customers of its products to offset raw material and other input cost increases, or if the combined company is unable to achieve cost savings to offset such cost increases, the combined company could fail to meet its cost expectations and its profits and operating results could be adversely affected. Increases in prices of the combined company’s products to customers may lead to declines in sales volumes, and the combined company may not be able to accurately predict the volume impact of price increases, which could adversely affect the combined company’s financial condition and results of operations.

Similarly, commodities and energy prices are subject to significant volatility caused by, among other things, market fluctuations, supply and demand, currency fluctuations, production and transportation disruptions, climate change and weather conditions, and other world events. As IFF and the N&B Business source many of their raw materials globally to help ensure quality control, if the cost of energy, shipping or transportation increases and the combined company is unable to pass along these costs to its customers, its profit margins would be adversely affected. Furthermore, increasing the combined company’s prices to its customers could result in long-term sales declines or loss of market share if its customers find alternative suppliers or choose to reformulate their consumer products to use fewer ingredients, which could have an adverse long-term impact on the combined company’s results of operations. The combined company’s ability to price its products competitively to timely reflect volatility in prices of raw material and ingredients is critical to maintain and grow its sales. If the combined company does not accurately estimate the amount of raw materials that will be used for the geographic region in which it will need these materials or competitively price its products, the combined company’s margins could be adversely affected.

A significant data breach or other disruption to the combined company’s information technology systems could disrupt its operations, result in the loss of confidential information or personal data, and adversely impact the combined company’s reputation, business or results of operations.

IFF and the N&B Business rely on information technology systems, including some managed by third-party providers, to conduct business and support their business processes, including those relating to product formulas, product development, manufacturing, sales, order and invoice processing, production, distribution, internal communications and communications with third parties throughout the world, processing transactions, summarizing and reporting results of operations, complying with regulatory, tax or legal requirements, and collecting and storing customer, supplier, employee and other stakeholder information. Cyber security incidents, data breaches and operational disruptions caused by cyberattacks or cyber-intrusions are constantly evolving in nature, becoming more sophisticated and are being made by groups and individuals with a wide range of expertise and motives including computer hackers, foreign governments, cyber terrorists, cyber criminals and malicious employees or other insiders. IFF, the N&B Business and their third-party providers are subject to risks posed by such incidents, which can take many forms, including code anomalies, “Acts of God,” data leakage, hardware or software failures, human error, cyber extortion, password theft or introduction of viruses, malware, ransomware, including through phishing emails.

A disruption to the combined company’s information technology systems could result in the loss of confidential business, customer, supplier or employee information, litigation or fines and may require substantial investigations, repairs or replacements, or impact the combined company’s ability to summarize and report financial results in a timely manner, resulting in significant financial, legal, and relational costs and potentially harming the combined company’s reputation and adversely impacting its operations, customer service and results of operations. Because IFF and the N&B Business do not currently have duplications of their information technology systems and IFF continues to work on upgrading and integrating Frutarom’s systems into IFF’s, these risks may be exacerbated. Additionally, a security or data breach could require the combined company to devote significant management and financial resources to address the problems created, and, as a result of the new private right of action provided for under the California Consumer Privacy Act (the “CCPA”), in the event of such breaches, additional private litigation against the combined company may result. These types of adverse impacts could also occur in the event the confidentiality, integrity or availability of company, customer, supplier or employee information are compromised due to a data loss by the combined company or a trusted third party. The combined company or the third parties with which the combined company shares information may not discover any such incidents and loss of information for a significant period of time after the incident occurs. While IFF and the N&B Business have security processes and initiatives in place, the combined company may be unable to detect or prevent a breach or disruption in the future. Additionally, while IFF and the N&B Business have insurance coverage designed to address certain aspects of cyber risks in place, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

If the combined company fails to comply with data protection laws in the U.S. and abroad, it may be subject to fines, penalties and other costs.

Recently, there has also been heightened regulatory and enforcement focus on data protection in the U.S. (at both the state and federal level) and abroad, and an actual or alleged failure to comply with applicable U.S. or foreign data protection regulations or other data protection standards may expose the combined company to litigation (including, in some instances, class action litigation), fines, sanctions or other penalties, which could harm the combined company’s reputation and adversely impact its business, results of operations and financial condition. This regulatory environment is increasingly challenging and may present material obligations and risks to the combined company’s business, including significantly expanded compliance burdens, costs and enforcement risks. For example, the European Union’s General Data Protection Regulation (“GDPR”), which became effective in May 2018, greatly increases the jurisdictional reach of EU law and adds a broad array of requirements related to personal data, including individual notice and opt-out preferences and the public disclosure of significant data breaches. Additionally, violations of the GDPR can result in fines of as much as 4% of a company’s annual revenue. Other governments have enacted or are enacting similar data protection laws, including data localization laws that require data to stay within their borders. As of 2020, IFF and the N&B Business are also required to comply with certain additional requirements under the CCPA, which requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices, provide consumers with rights to access and delete information relating to them and allow consumers to opt out of certain data sharing with third parties. All of these evolving compliance and operational requirements, as well as the uncertain interpretation and enforcement of laws, impose significant costs and regulatory risks that are likely to increase over time. The combined company’s failure to comply with these evolving regulations could expose it to fines, penalties and other costs that could adversely impact its financial results.

If the combined company is unable to comply with regulatory requirements and industry standards, including those regarding product safety, quality, efficacy and environmental impact, the combined company could incur significant costs and suffer reputational harm which could adversely affect results of operations.

The development, manufacture and sale of IFF’s and the N&B Business’s products are subject to various regulatory requirements in each of the countries in which their products are developed, manufactured and sold. In addition, IFF and the N&B Business are subject to product safety and compliance requirements established by governments, non-governmental organizations, including industry or similar oversight bodies, or contractually by their customers, including requirements concerning product safety, quality and efficacy, environmental impacts (including packaging, energy and water use and waste management) and other sustainability or similar issues. Changes to regulations or the implementation of additional regulations, especially in certain highly regulated markets served by the N&B Business such as regulatory modernization of food safety laws and evolving standards and regulations affecting pharmaceutical excipients, microbials, or in reaction to new or next-generation technologies, including advances in protein engineering, gene editing and gene mapping, or novel uses of existing technologies, may result in significant costs or capital expenditures or require changes in business practice that could result in reduced margins or profitability. IFF and the N&B Business use a variety of strategies, methodologies and tools to minimize the likelihood of product or process non-compliance with these regulations and standards by (i) identifying current product standards, (ii) assessing relative risks in our supply chain, (iii) monitoring internal and external performance and (iv) testing raw materials and finished goods. As concerns regarding safety, quality and environmental impact become more pressing, the combined company may see new, more restrictive regulations adopted that impact the combined company’s products. For example, the European Chemicals Agency has proposed that the European Commission adopt a ban on microplastics, including those found in personal care items, detergents and cosmetics, to reduce plastics pollution. If this ban is adopted, the combined company will be required to modify our products and/or innovate new solutions to replace microplastics in its products. If the combined company is unable to adapt to these new regulations or standards in a cost effective and timely manner, the combined company may lose business to competitors who are able to provide compliant products.

Gaps in the combined company’s operational processes or those of its suppliers or distributors can result in products that do not meet the combined company’s quality control or industry standards or fail to comply with the relevant regulatory requirements, which in turn can result in finished consumer goods that do not comply with applicable standards and requirements. Products that are mislabeled, contaminated or damaged could result in a regulatory non-compliance event or even a product recall by the FDA or a similar foreign agency. IFF’s and N&B’s contracts often require indemnification of customers for the costs associated with a product non-compliance event, including penalties, costs and settlements arising from litigation, remediation costs or loss of sales. As the combined company’s flavors and fragrance compounds and ingredients and its nutrition and health, food and beverage and pharma offerings are used in many products intended for human use or consumption, these consequences would be exacerbated if the combined company or its customer did not identify the defect before the product reaches the consumer and there was a resulting impact at the consumer level. Such a result could lead to potentially large scale adverse publicity, negative effects on consumer’s health, recalls and potential litigation, fines, penalties, sanctions or other regulatory actions. In addition, if the combined company does not have adequate insurance or contractual indemnification from suppliers or other third parties, or if insurance or indemnification is not available, the liability relating to product or possible third-party claims arising from mislabeled, contaminated or damaged products could adversely affect its business, financial condition or results of operations. Furthermore, adverse publicity about the combined company’s products, or its customers’ products that contain its ingredients, including concerns about product safety or similar issues, whether real or perceived, could harm its reputation and result in an immediate adverse effect on the combined company’s sales and customer relationships, as well as require the combined company to utilize significant resources to rebuild its reputation.

Increasing awareness of health and wellness are driving changes in the consumer products industry, and if the combined company is unable to react in a timely and cost-effective manner, its results of operations and future growth may be adversely affected.

The combined company must continually anticipate and react, in a timely and cost-effective manner, to changes in consumer preferences and demands, including changes in demand driven by increasing awareness of health and wellness and demands for transparency or cleaner labels with respect to product ingredients by consumers and regulators. Consumers, especially in developed economies such as the U.S. and Western Europe, are rapidly shifting away from products containing artificial ingredients to all-natural, healthier alternatives. In addition, there has been a growing demand by consumers, non-governmental organizations and, to a lesser extent, governmental agencies to provide more transparency in product labeling and our customers have been taking steps to address this demand, including by voluntarily providing product-specific ingredients disclosure. These two trends could affect the types and volumes of the combined company’s ingredients and compounds that its customers include in their consumer product offerings and, therefore, affect the demand for its products. If the combined company is unable to react to or anticipate these trends in a timely and cost-effective manner, our results of operations and future growth may be adversely affected.

IFF and the N&B Business are subject to increasing customer, consumer and regulatory focus on sustainability issues, which may result in additional costs in order to meet new requirements or upgrade Frutarom’s sustainability practices.

Federal, state, local and foreign governments, IFF’s and the N&B Business’s customers and consumers are becoming increasingly sensitive to sustainability issues. IFF and the N&B Business have committed to a sustainability strategy designed to meet this global trend. IFF is currently assessing its combined environmental footprint following the Frutarom acquisition, with the intent of identifying synergies, gaps and opportunities in our sustainability efforts.

As part of IFF’s assessment so far, IFF has begun upgrading Frutarom’s sustainability practices to better align them to its legacy IFF practices, and which may require significant costs and time to implement. IFF’s assessment may reveal additional gaps between the legacy Frutarom operations and its sustainability practices and goals, which may require significant costs to remedy.

Despite IFF’s and the N&B Business’s efforts, the increased focus on sustainability may result in new regulations and customer requirements that could negatively affect the combined company. These could cause the combined company to incur additional direct costs or to make changes to its operations in order to comply with any new regulations and customer requirements. The combined company could also lose revenue if its customers divert business from the combined company because it has not complied with their sustainability requirements or if the combined company is not successful in improving Frutarom’s sustainability metrics. These potential costs, changes and loss of revenue could have a material adverse effect on the combined company’s business, results of operations and financial condition.

IFF and the N&B Business have investments in and continue to expand their business into emerging markets, which exposes the combined company to certain risks.

As part of IFF’s and the N&B Business’s growth strategy, IFF and the N&B Business have increased their presence in emerging markets by expanding their manufacturing presence, sales organization and product offerings in these markets, and IFF and the N&B Business expect to continue to expand their businesses in these markets. With IFF’s acquisition of Frutarom in 2018, which also had a significant presence in emerging markets, IFF’s business in these markets has meaningfully grown. In addition to the currency and international risks described below, IFF’s and the N&B Business’s operations in these markets may be subject to a variety of other risks. Emerging markets typically have a consumer base with limited or fluctuating disposable income and customer demand in these markets may fluctuate accordingly. As a result, decrease in customer demand in emerging markets may have an adverse effect on the combined company’s ability to execute its growth strategy.

Further, there is no assurance that IFF’s and the N&B Business’s existing products, variants of their existing products or new products that the combined company makes, manufactures, distributes or sells will be accepted or be successful in any particular developing or emerging market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise. In addition, emerging markets may have weak legal systems which may affect the combined company’s ability to enforce its intellectual property and contractual rights, exchange controls, unstable governments and privatization or other government actions that may affect taxes, subsidies and incentive programs and the flow of goods and currency. In conducting IFF’s and the N&B Business’s business, IFF and the N&B Business move products from one country to another and may provide services in one country from a subsidiary located in another country. Accordingly, IFF and the N&B Business are vulnerable to abrupt changes in trade, customs and tax regimes in these markets. If the combined company is unable to expand its business in developing and emerging markets, effectively operate, or manage the risks associated with operating in these markets, or achieve the return on capital it expects from its investments in these markets, the combined company’s operating results and future growth could be adversely affected.

The impact of currency fluctuation or devaluation in the international markets in which the combined company operates may negatively affect the combined company’s results of operations.

IFF and the N&B Business have significant operations outside the U.S., the results of which are reported in the local currency and then translated into U.S. dollars at applicable exchange rates for inclusion in their consolidated financial statements. The exchange rates between these currencies and the U.S. dollar have fluctuated and will continue to do so in the future. For example, as of July 1, 2018, IFF concluded that Argentina’s economy is highly inflationary under GAAP, as it has experienced cumulative inflation of approximately 100% or more over a three-year period. While IFF’s current operations in Argentina represent less than 3% of its consolidated net sales and less than 1% of its consolidated total assets, continuing inflation in Argentina could adversely affect the combined company’s profitability in a specific period. Changes in exchange rates between these local currencies and the U.S. dollar will affect the recorded levels of sales, profitability, assets and/or liabilities. Additionally, volatility in currency exchange rates may adversely impact the combined company’s financial condition, cash flows or liquidity. Although the combined company expects to employ a variety of techniques to mitigate the impact of exchange rate fluctuations, including sourcing strategies and a limited number of foreign currency hedging activities, it cannot guarantee that such hedging and risk management strategies will be effective, and its results of operations could be adversely affected.

International economic, political, legal, compliance and business factors could negatively affect the financial statements, operations and growth of the combined company.

The combined company will operate on a global basis, with manufacturing and sales facilities in the U.S., Europe, Africa, the Middle East, Latin America and Greater Asia, and is expected to continue to expand its international operations. As a result, the business of the combined company will be increasingly exposed to risks inherent in international operations. These risks, which can vary substantially by location, include the following:

•

governmental laws, regulations and policies adopted to manage national economic and macroeconomic conditions, such as increases in taxes, austerity measures that may impact consumer spending, monetary policies that may impact inflation rates, employment regulations, currency fluctuations or controls and sustainability of resources;

•

changes in environmental, health and safety regulations, such as the continued implementation of the European Union’s REACH regulations and similar regulations that are being evaluated and adopted in other markets, and the burdens and costs of the combined company’s compliance with such regulations which may differ significantly across jurisdictions;

•	increased environmental, health and safety regulations or the loss of necessary environmental permits in certain countries;

•

the imposition of or changes in customs, tariffs, quotas, trade barriers, other trade protection measures, import or export licensing requirements, and sanctions on trade with certain countries, imposed by the U.S. or other countries, which could adversely affect the combined company’s cost or ability to import raw materials or export the combined company’s products to surrounding markets;

•	risks and costs arising from the combined company’s ability to cater to local demand and customer preferences, language and cultural differences;

•

changes in the laws and policies that govern foreign investment in the countries in which the combined company operates, including the risk of expropriation or nationalization, the costs and ability to repatriate the profit that the combined company generates in these countries;

•	risks and costs associated with complying with anti-money laundering and counter-terrorism financing laws;

•

risks and costs associated with political and economic instability, bribery and corruption, anti-American sentiment, and social and ethnic unrest in the countries in which the combined company operates;

•	difficulty in recruiting and retaining trained local personnel;

•

natural disasters, global or local health crisis (such as the recent coronavirus outbreak), pandemics, epidemics or international conflicts, including terrorist acts, political crisis, national and regional labor strikes in the countries in which the combined company operates, which could endanger the combined company’s personnel, interrupt its operations or adversely affect the demand for its products, the results of certain regions or the combined company’s global supply chain; or

•

the risks of operating in developing or emerging markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations and the enforceability of contract rights and intellectual property rights.

The occurrence of any one or more of these factors could increase the combined company’s costs, and adversely affect the results of the combined company’s operations.

Failure to comply with environmental protection laws may cause the combined company to close, relocate or operate one or more of its plants at reduced production levels, and expose the combined company to civil or criminal liability, which could adversely affect the combined company’s operating results and future growth.

The business operations and properties of IFF and the N&B Business procure, make use of, manufacture, sell, and distribute substances that are sometimes considered hazardous and are therefore subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to protection of the environment, including air emissions, sewage discharges, the use of hazardous materials, waste disposal practices and clean-up of existing environmental contamination.

Failure to comply with these laws and regulations or any future changes to them may result in significant consequences to the combined company, including the need to close or relocate one or more of its production facilities, administrative, civil and criminal penalties, fines, sanctions, litigation, costly remediation measures, liability for damages and negative publicity. If the combined company is unable to meet production requirements, it can lose customer orders, which can adversely affect the combined company’s future growth or the combined company may be required to make incremental capital investments to ensure supply. For example, IFF recently completed negotiations with the Chinese government concerning the relocation of a second Fragrance facility in China. Idling of facilities or production modifications has caused or may cause customers to seek alternate suppliers due to concerns regarding supply interruptions and these customers may not return or may order at reduced levels even once issues are remediated. If these non-compliance issues reoccur in China or occur or in any other jurisdiction, IFF may lose business and may be required to incur capital spending above previous expectations, close a plant, or operate a plant at significantly reduced production levels on a permanent basis, and the combined company’s operating results and cash flows from operations may be adversely affected.

The combined company’s performance may be adversely impacted if it is not successful in managing its inventory and/or working capital balances.

IFF and the N&B Business evaluate their inventory balances of materials based on shelf life, expected sourcing levels, known uses and anticipated demand based on forecasted customer order activity and changes in their product/sales mix. Efficient inventory management is a key component of their business success, financial returns and profitability. To be successful, the combined company must maintain sufficient inventory levels and an appropriate product/sales mix to meet its customers’ demands, without allowing those levels to increase to such an extent that the costs associated with storing and holding other inventory adversely impact its financial results. If the combined company’s buying decisions do not accurately predict sourcing levels, customer trends or its expectations about customer needs are inaccurate, the combined company may have to take unanticipated markdowns or impairment charges to dispose of the excess or obsolete inventory, which can adversely impact its financial results. Additionally, excess inventory levels of raw materials with a short shelf life in its manufacturing facilities subjects the combined company to the risk of increased inventory shrinkage. If the combined company is not successful in managing its inventory balances and shrinkage, its results of and cash flows from operations may be negatively affected.

IFF and the N&B Business sell certain accounts receivable on a non-recourse basis to unrelated financial institutions under “factoring” agreements that are sponsored, solely and individually, by certain customers. The cost of participating in these programs was immaterial to IFF’s and the N&B Business’s results in all periods. Should the combined company choose not to participate, or if these programs were no longer available, it could reduce the combined company’s cash flows from operations in the period in which the arrangement ends.

The combined company could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act or similar U.S. or foreign anti-bribery and anti-corruption laws and regulations in the jurisdictions in which it operates.

The global nature of IFF’s and the N&B Business’s business, the significance of their international revenue and their focus on emerging markets create various domestic and local regulatory challenges and subject IFF and the N&B Business to risks associated with their international operations. The U.S. Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery and anti-corruption laws and regulations in other countries generally prohibit companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or for other commercial advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by directors, officers, employees, agents, or other strategic or local partners or representatives. As such, if IFF, the N&B Business or their intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on the combined company’s business, reputation, operating results and financial condition.

IFF and the N&B Business operate, or the combined company may pursue opportunities, in some jurisdictions, such as China, India, Brazil, Russia and Africa, that pose potentially elevated risks of fraud or corruption or increased risk of internal control issues. In certain jurisdictions, compliance with anti-bribery laws may conflict with local customs and practices. From time to time, IFF and the N&B Business have conducted and will conduct internal investigations of the relevant facts and circumstances, control testing and compliance reviews, and take remedial actions, when appropriate, to help ensure that IFF and the N&B Business are in compliance with applicable corruption and similar laws and regulations. For example, in August 2019, during the integration of Frutarom, IFF was made aware of allegations that two Frutarom businesses operating principally in Russia and Ukraine made certain improper payments, including to representatives of a number of customers. IFF’s investigation substantiated the allegations that improper payments to representatives of customers were made and that key members of Frutarom’s senior management at the time were aware of such payments. IFF did not uncover any evidence suggesting that such payments had any connection to the U.S. In addition, Frutarom grew through rapid acquisition and, as part of its integration efforts, IFF is implementing its anti-corruption and similar policies throughout a number of those acquired companies, many of which were not previously subject to these U.S. laws.

Detecting, investigating and resolving actual or alleged violations of the FCPA or other anti-bribery and anti-corruption laws and regulations is expensive, could consume significant time and attention of the combined company’s senior management and could subject the combined company to investigations and inquiries by governmental and other regulatory bodies. Any allegations of non-compliance with such laws and regulations could have a disruptive effect on the combined company’s operations in such jurisdiction, including interruptions of business or loss of third-party relationships, which may negatively impact the combined company’s results of operations or financial condition. Any determination that the combined company’s operations or activities are not in compliance with such laws and regulations could expose the combined company to severe criminal or civil penalties or other sanctions, significant fines, termination of necessary licenses and permits, and penalties or other sanctions that may harm the combined company’s business and reputation.

Any impairment of IFF’s tangible or intangible long-lived assets, including goodwill, may adversely impact the combined company’s profitability.

A significant portion of IFF’s assets consists of long-lived assets, including tangible assets such as IFF’s manufacturing facilities, and intangible assets, including goodwill. As a result of numerous recent acquisitions, including the 2018 acquisition of Frutarom, as of December 31, 2019, IFF had recorded approximately $8.3 billion of intangible assets and goodwill, including $4.3 billion of goodwill associated with the acquisition of Frutarom. The combined company’s results of operations and financial position in future periods could be negatively impacted should future impairments of IFF’s long-lived assets, including intangible assets or goodwill occur.

At least annually, IFF assesses both goodwill and indefinite-lived intangible assets for impairment. IFF tests for impairment by comparing the estimated fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, IFF records an impairment charge based on the difference of the two. Long-lived assets are also tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Such events and changes in circumstances could include a sustained decrease in IFF’s market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), IFF’s inability to recognize the anticipated benefits of acquisitions, unexpected business disruptions (for example due to a natural disaster, public health crises, such as pandemics or epidemics or loss of a customer, supplier, or other significant business relationship), acts by governments and courts, operating results falling short of projections, or significant adverse changes in the markets in which IFF operates.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Estimating the fair value of reporting units requires IFF to make assumptions and estimates regarding its business performance, future plans, future annual net cash flows, income tax considerations, discount rates, growth rates, and based on industry, economic, regulatory conditions and other market factors. To the extent any of IFF’s acquisitions, including the acquisition of Frutarom, do not perform as anticipated and IFF’s underlying assumptions and estimates related to their fair value determination are not met, whether due to internal or external factors, the value of such assets may be negatively affected and the combined company may be required to record impairment charges.

The combined company’s ability to compete effectively depends on the combined company’s ability to protect IFF’s or the N&B Business’s intellectual property rights.

IFF and the N&B Business rely on patents and trade secrets to protect their respective intellectual property rights. IFF and the N&B Business often rely on trade secrets to protect its proprietary fragrance and flavor formulations, as well as its extract methodologies, and processes for its nutrition, natural colors for food and natural antioxidants for food protection, as this does not require IFF or the N&B Business to publicly file information regarding its intellectual property. From time to time, a third party may claim that IFF or the N&B Business have infringed upon or misappropriated their intellectual property rights, or a third party may infringe upon or misappropriate IFF’s and the N&B Business’s intellectual property rights. The combined company could incur significant costs in connection with legal actions to assert IFF’s and the N&B Business’s intellectual property rights against third parties or to defend the combined company from third-party assertions of invalidity, infringement, misappropriation or other claims. Any settlement or adverse judgment resulting from such litigation could require the combined company to obtain a license to continue to use the intellectual property rights that are the subject of the claim, or otherwise restrict or prohibit the combined company’s use of such intellectual property rights. Any required licenses may not be available to the combined company on acceptable terms, if at all. For those intellectual property rights that are protected as trade secrets, this litigation could result in even higher costs, and potentially the loss of certain rights, since IFF and the N&B Business would not have a perfected intellectual property right that precludes others from making, using or selling their products or processes. The ongoing trend among IFF’s and the N&B Business’s customers towards more transparent labeling could further diminish the combined company’s ability to effectively protect its proprietary flavor formulations.

For intellectual property rights that IFF and the N&B Business seek to protect through patents, IFF and the N&B Business cannot be certain that these rights, if obtained, will not later be opposed, invalidated, or circumvented. In addition, even if such rights are obtained in the U.S., the laws of some of the other countries in which IFF’s and the N&B Business’s products are or may be sold do not protect intellectual property rights to the same extent as the laws of the US. If other parties were to infringe on IFF’s or the N&B Business’s intellectual property rights, or if a third party successfully asserted that IFF or the N&B Business had infringed on their intellectual property rights, it could materially and adversely affect the combined company’s future results of operations by, among other things, (i) reducing the price that the combined company could obtain in the marketplace for products which are based on such rights, (ii) increasing the royalty or other fees that the combined company may be required to pay in connection with such rights, (iii) limiting the volume, if any, of such products that the combined company can sell or (iv) resulting in significant litigation costs and potential liability.

The combined company’s results of operations may be negatively impacted by the outcome of uncertainties related to litigation.

From time to time IFF and the N&B Business are involved in a number of legal claims, regulatory investigations and litigation, including claims related to intellectual property, product liability, environmental matters and indirect taxes. For instance, product liability claims may arise due to the fact that IFF supplies flavors and fragrances to the food and beverage, functional food, pharma/nutraceutical and personal care industries. IFF’s and the N&B Business’s manufacturing and other facilities may expose them to environmental claims and regulatory investigations. In addition, as IFF expands its product offering into functional food, nutraceuticals, and natural antioxidants, IFF may also be subject to claims of false or deceptive advertising claims in the U.S., Europe and other foreign jurisdictions in which IFF offers these types of products. These claims can arise as a result of function claims, health claims, nutrient content claims and other claims that impermissibly suggest therapeutic benefits for certain foods or food components. The cost of defending these claims or IFF’s obligations for direct damages and indemnification if IFF were found liable could adversely affect the combined company’s results of operations.

As a result of the acquisition of Frutarom, IFF assumed a number of legal claims, regulatory investigations and litigation and IFF may become involved in additional actions in the future arising from the acquired operations. Specifically, as Frutarom has a significantly greater number of facilities that are located globally and a significantly larger number of customers, IFF’s exposure to these types of environmental claims, product liability claims and regulatory investigations may increase. This could result in an increase in the combined company’s cost for defense or settlement of claims or indemnification obligations if the combined company were to be found liable in excess of IFF’s historical experience.

In addition, IFF is also the subject of a putative shareholder class action lawsuit filed in August 2019 after IFF disclosed that preliminary results of investigations indicated that Frutarom businesses operating principally in Russia and Ukraine had made improper payments to representatives of customers.

The combined company’s insurance may not be adequate to protect it from all material expenses related to pending and future claims and IFF’s and the N&B Business’s current levels of insurance may not be available in the future at commercially reasonable prices. Any of these factors could adversely affect the combined company’s profitability and results of operations.

IFF’s and the N&B Business’s funding obligations for their respective pension and postretirement plans could adversely affect the combined company’s earnings and cash flows.

The funding obligations for IFF’s and the N&B Business’s pension plans are impacted by the performance of the financial markets, particularly the equity markets and interest rates. Funding obligations are determined under government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected under the governmental funding calculations, IFF and the N&B Business could be required to make larger contributions. The equity markets can be very volatile, and therefore IFF’s and the N&B Business’s estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates and legislation enacted by governmental authorities can impact the timing and amounts of contribution requirements. An adverse change in the funded status of the plans could significantly increase IFF’s and the N&B Business’s required contributions in the future and adversely impact the combined company’s liquidity.

Assumptions used in determining projected benefit obligations and the fair value of plan assets for pension and other postretirement benefit plans are determined by IFF and the N&B Business in consultation with outside consultants and advisors. If it is determined that changes are warranted in the assumptions used, such as the discount rate, expected long-term rate of return on assets, or expected health care costs, the combined company’s future pension and postretirement benefit expenses could increase or decrease. Due to changing market conditions or changes in the participant population, the assumptions that were used may differ from actual results, which could have a significant impact on the combined company’s pension and postretirement liabilities and related costs and funding requirements.

Changes in the tax rates, the adoption of new U.S. or international tax legislation, or changes in existing tax laws could expose the combined company to additional tax liabilities that may affect the combined company’s future results.

IFF and the N&B Business are subject to taxes in the U.S. and numerous foreign jurisdictions. The combined company’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in liabilities for uncertain tax positions, cost of repatriations or changes in tax laws or their interpretation. Any of these changes could have a material adverse effect on the combined company’s profitability.

IFF and the N&B Business have and will continue to implement transfer pricing policies among their various operations located in different countries. These transfer pricing policies are a significant component of the management and compliance of operations across international boundaries and overall financial results. Many countries routinely examine transfer pricing policies of taxpayers subject to their jurisdiction, challenge transfer pricing policies aggressively where there is potential non-compliance and impose significant interest charges and penalties where non-compliance is determined. However, governmental authorities could challenge these policies more aggressively in the future and, if challenged, the combined company may not prevail. The combined company could suffer significant costs related to one or more challenges to the combined company’s transfer pricing policies.

IFF and the N&B Business are subject to the continual examination of their income tax returns by the Internal Revenue Service, state tax authorities and foreign tax authorities in those countries in which IFF and the N&B Business operate, and the combined company may be subject to assessments or audits in the future in any of the countries in which it operates. The final determination of tax audits and any related litigation could be materially different from IFF’s or the N&B Business’s historical income tax provisions and accruals, and while the results that follow are not expected to have a material adverse effect on their financial condition, such results could have a material effect on the combined company’s income tax provision, net income or cash flows in the period or periods in which that determination is made.

In addition, a number of international legislative and regulatory bodies have proposed legislation and begun investigations of the tax practices of multi-national companies and, in the European Union, the tax policies of certain European Union member states. One of these efforts has been led by the Organisation for Economic Co-operation and Development, an international association of 34 countries including the U.S., which has finalized recommendations to revise corporate tax, transfer pricing, and tax treaty provisions in member countries. Since 2013, the European Commission (“EC”) has been investigating tax rulings granted by tax authorities in a number of European Union member states with respect to specific multi-national corporations to determine whether such rulings comply with European Union rules on state aid, as well as more recent investigations of the tax regimes of certain European Union member states. Under European Union law, selective tax advantages for particular taxpayers that are not sufficiently grounded in economic realities may constitute impermissible state aid. If the EC determines that a tax ruling or tax regime violates the state aid restrictions, the tax authorities of the affected European Union member state may be required to collect back taxes for the period of time covered by the ruling. In late 2015 and early 2016, the EC declared that tax rulings, related to other companies, by tax authorities in Luxembourg, the Netherlands and Belgium did not comply with the European Union state aid restrictions. If the EC or tax authorities in other jurisdictions were to successfully challenge tax rulings applicable to the combined company in any of the member states in which it is subject to taxation or the combined company’s internal intercompany arrangements, the combined company could be exposed to increased tax liabilities.

In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that significantly revised the U.S. tax code effective January 1, 2018 by, among other things, lowering the corporate income tax rate from a top marginal rate of 35% to a flat 21%, limiting deductibility of interest expense and performance based incentive compensation, transitioning to a territorial system and creating new taxes associated with global operations. The Tax Act impacted IFF’s consolidated results of operations during 2018 and 2019 and is expected to continue to impact the combined company’s consolidated results of operations in future periods. In future periods, the combined company expects that its effective tax rate will be impacted by the lower U.S. corporate tax rate that will initially be offset by the elimination of the deductibility of performance-based incentive compensation, and other provisions of the Tax Act that may impact the combined company prospectively. However, the ultimate impact of the Tax Act will depend on additional regulatory or accounting guidance that may be issued with respect to the Tax Act and any operating and structural changes that the combined company may undertake to permit it to benefit from the new, lower U.S. tax rate prospectively. This could adversely affect the combined company’s results of operations.

The combined company’s business may be negatively impacted as a result of the United Kingdom’s departure from the European Union.

IFF and the N&B Business currently manufacture goods in the United Kingdom for distribution in the European Union and vice-versa and therefore may be adversely affected as a result of the United Kingdom’s departure from the European Union (“Brexit”) in 2020. The impact of the withdrawal could, among other outcomes, exacerbate the disruption of the free movement of goods, services and people between the United Kingdom and the European Union, undermine bilateral cooperation in key geographic areas and significantly disrupt trade between the United Kingdom and the European Union or other nations as the United Kingdom pursues independent trade relations. In addition, Brexit has caused legal uncertainty, which could last indefinitely, and may potentially create divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Given the lack of comparable precedent, it is unclear what the financial, trade and legal implications of the withdrawal of the United Kingdom from the European Union will be and how the withdrawal will affect the combined company. Adverse consequences concerning Brexit or the European Union could include deterioration in global economic conditions, instability in global financial markets, political uncertainty, volatility in currency exchange rates, or adverse changes in the cross-border agreements currently in place, any of which could have an adverse impact on the combined company’s financial results in the future.

The expected phase out of the London Interbank Office Rate (“LIBOR”) could impact the interest rates paid on the combined company’s variable rate indebtedness and cause the combined company’s interest expense to increase.

In 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. Currently there is no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Borrowings under IFF’s revolving credit facility and term loan are at variable interest rates based on LIBOR. If LIBOR is no longer available, or if the combined company’s lenders have increased costs due to changes in LIBOR, the combined company may need to amend its debt facilities to replace LIBOR with an agreed upon replacement index, which could result in higher rates and adversely impact the combined company’s interest expense.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement (including information included or incorporated by reference herein) and other materials IFF, DuPont and N&B have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the Transactions, the expected timetable for completing the Transactions, the benefits and synergies of the Transactions, future opportunities for the combined company and its products and any other statements regarding DuPont’s, IFF’s and N&B’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:

•	IFF’s ability to obtain requisite shareholder approval of the Share Issuance to complete the Transactions;

•

the ability of DuPont, N&B and IFF to receive regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transactions;

•	the impact of any divestitures that may be required as a condition to consummation of the Transactions as well as other conditional commitments;

•	risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

•

a material adverse change, event or occurrence affecting IFF or the N&B Business prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

•

the integration of the N&B Business and IFF being more difficult, time consuming or costly than expected, which may result in the combined company not operating as effectively and efficiently as expected;

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with GAAP and related standards, or on an adjusted basis;

•	IFF’s ability to achieve the expected benefits, synergies and operating efficiencies expected to result from the Transactions in the estimated amounts and within the anticipated time frame, if at all;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatment of the Transactions;

•

risks and costs and pursuit and/or implementation of the Separation, including timing anticipated to complete the Separation, any changes to the configuration of businesses included in the Separation if implemented;

•

the possibility that the failure to complete the Transactions could adversely affect the market price of DuPont or IFF common stock as well as each of DuPont’s, N&B’s and IFF’s business, financial condition and results of operations;

•	the possibility that if completed, the Transactions may not be successful or achieve their anticipated benefits;

•	the businesses and market price of the common stock of each respective company being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers;

•	risks related to the value of IFF’s shares to be issued in the Transactions and uncertainty as to the long-term value of IFF common stock and DuPont common stock;

•	risks associated with potential litigation related to the Transactions that could be instituted against DuPont, IFF or their respective directors;

•

the effect of economic conditions in the industries and markets in which IFF and the N&B Business operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand, the impact of weather conditions, natural disasters, public health issues, epidemics and pandemics, including COVID-19, or the fear of such events, and the financial condition of IFF’s and N&B’s customers and suppliers;

•	the potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade;

•	the risk that N&B, as a newly formed entity that currently has no credit rating, will not have access to the capital markets on acceptable terms;

•

uncertainties regarding future prices, industry capacity levels and demand for each company’s products, raw materials and energy costs and availability, changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate each company’s businesses or manufacture its products before or after the Transactions, each company’s ability to achieve expected or targeted future financial and operating performance and results before and after the Transactions, future economic conditions in the specific industries to which its respective products are sold and global economic conditions;

•

future levels of indebtedness, including significant indebtedness expected to be incurred in connection with the Transactions, future compliance with debt covenants and the degree to which IFF will be leveraged following completion of the Transactions each of which may materially and adversely affect the combined company’s business, financial condition and results of operations;

•	IFF and N&B may be unable to timely obtain or consummate the financing or refinancing required in connection with the Transactions upon acceptable terms or at all;

•

the effect of changes in political conditions in the U.S. and other countries in which IFF and N&B operate, including the effect of changes in U.S. trade policies or the U.K.’s withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond;

•

the risk that natural disasters, public health issues, epidemics and pandemics, including COVID-19, or the fear of such events, could provoke responses that cause delays in the anticipated transaction timing or the completion of Transactions, including, without limitation, as a result of any government or company imposed travel restrictions or the closure of government offices and resulting delays with respect to any matters pending before such governmental authorities;

•

the effect of changes in tax, environmental, regulatory (including among other things import/export) and other relevant laws and regulations in the U.S. and other countries in which IFF and N&B operate; and

•	other risk factors discussed herein and listed from time to time in DuPont’s and IFF’s public filings with the SEC.

Unlisted factors, risks and uncertainties may present significant additional obstacles to the realization of forward-looking statements. For a further discussion of the factors described above and other risks and uncertainties, see the section of this document entitled “Risk Factors” as well as the sections entitled “Information on IFF” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business.” However, no list or description should be considered to be a complete statement of all potential factors, risks and uncertainties. These may be other factors, risks and uncertainties that the parties are unable to currently identify or that the parties do not currently expect to have a material impact on IFF or the N&B Business, as applicable. As such, there can be no assurance that the Transactions will in fact be completed in the manner described or at all.

In addition, material differences in results as compared with those anticipated in forward-looking statements, as well as unknown or unpredictable factors, could have consequences which could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which, could have a material adverse effect on the consolidated financial condition, results of operations, credit rating or liquidity of IFF, DuPont, the N&B Business or, following the Merger, the combined company.

The information contained herein speaks as of the date hereof and none of IFF, DuPont nor N&B assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

INFORMATION ABOUT THE SPECIAL MEETING

General; Date; Time and Place; Purposes of the Meeting

The enclosed proxy is solicited on behalf of the IFF board of directors for use at a special meeting of shareholders to be held at              Eastern Time, on             , 2020, or at any adjournments or postponements of the special meeting, for the purposes set forth in this document and in the accompanying notice of special meeting. The special meeting will be held at 533 West 57th Street, New York, NY 10019, and IFF shareholders may also attend the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/IFF2020SM. This document and the accompanying proxy card are being mailed on or about             , 2020 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to consider and vote on:

•	the proposal to approve the Share Issuance; and

•

the proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

Shareholders may also be asked to transact any other business that may properly come before the special meeting, or any adjourned or postponed session of the special meeting, in accordance with the Merger Agreement.

Copies of the Merger Agreement and the Separation Agreement are attached to this document as Annex A and Annex B, respectively. All IFF shareholders are urged to read the Merger Agreement and the Separation Agreement carefully and in their entirety.

IFF does not expect a vote to be taken on any other matters at the special meeting and the Merger Agreement prohibits IFF from submitting any other proposals (other than procedural matters) to IFF shareholders at the special meeting without the consent of DuPont.

When this document refers to the “special meeting,” it is also referring to any adjourned or postponed session of the special meeting.

Record Date; Quorum; Voting Information; Required Votes

The holders of record of common stock as of the close of business on             , 2020, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting and any adjourned or postponed session thereof. As of the close of business on the record date,                  shares of IFF common stock were outstanding and entitled to vote. Each shareholder is entitled to cast one vote on each matter submitted to the shareholders for each share of IFF common stock held by such shareholder on the record date.

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence at the special meeting, in person, virtually via the Internet, or by proxy, of the holders of shares of IFF common stock representing a majority of the shares entitled to vote on a matter at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for the purpose of determining whether a quorum exists. Shares voted “FOR” and “AGAINST” and abstentions will be counted for purposes of determining the presence of a quorum. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals to approve the Share Issuance or the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance. Accordingly, shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

The Share Issuance must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting. If IFF’s shareholders fail to approve the Share Issuance upon a vote at the special meeting, each of DuPont and IFF will have the right to terminate the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Termination.”

The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting.

Abstentions and Broker Non-Votes

An abstention from voting will be treated as a vote cast under NYSE rules with regard to the proposal to approve the Share Issuance and will have the same effect as a vote “AGAINST” the proposal to approve the Share Issuance. An abstention from voting will have no effect on the outcome of the proposal to approve the adjournment of the special meeting if necessary or appropriate as described in this proxy statement.

A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Share Issuance. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer (and as such will not have any effect on the approval of the proposals, but may result in a failure to establish quorum at the special meeting).

Tabulation of Votes

The IFF board of directors has appointed representatives of [ ] to serve as the inspectors of election for the special meeting. The inspectors of election will, among other matters, determine the number of shares of IFF common stock represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the IFF shareholders.

Shares and Voting of IFF’s Directors and Executive Officers

As of June 15th, 2020, IFF’s directors and executive officers owned approximately less than 1% of the shares entitled to vote at IFF’s special meeting of shareholders. N&B’s shareholders are not required to vote on any of the special meeting proposals, and N&B will not hold a special meeting of shareholders in connection with the Transactions.

Recommendation of Board of Directors

After careful consideration, the IFF board of directors has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance and has determined that the Merger Agreement and the transactions contemplated thereby are fair and in the best interest of IFF and its shareholders. The IFF board of directors recommends the approval by IFF’s shareholders of the Share Issuance.

The IFF board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Share Issuance and “FOR” the proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

How to Vote

Shareholders of record described above may case their votes by:

(1)

signing, completing and return the enclosed proxy card in the enclosed postage-paid envelope (proxy cards submitted by mail must be received by the time of the special meeting for your shares to be voted);

(2)	calling toll-free 1-800-690-6903 and following the instructions;

(3)

Before The Meeting. Go to www.proxyvote.com and use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on the cut-off date listed on the reverse side of your proxy card. Have your proxy card in hand when you access the web site and follow the instructions.

During the Meeting. Go to www.virtualshareholdermeeting.com/IFF2020SM and vote during the meeting. You may access the meeting by entering the control number (found in the box marked by the arrow on your proxy card) and following the prompt to log in; or

(4)	attending the special meeting in person and voting.

Registered Owners: If an IFF shareholder’s shares of common stock are registered directly in its name with IFF’s transfer agent, American Stock Transfer & Trust Company, the IFF shareholder is considered a “registered shareholder” with respect to those shares. If this is the case, the proxy materials have been sent or provided directly to the IFF shareholder by American Stock Transfer & Trust Company.

Beneficial Owners: If an IFF shareholder holds shares of IFF common stock in “street name” (that is, the shares are held through a bank, broker or other nominee, including shares owned as a participant in one of IFF’s 401(k) plans) but does not hold those shares through the TASE, the shareholder must obtain the proxy materials from that bank, broker or other nominee in its capacity as owner of record of the shares. As the beneficial owner, an IFF shareholder has the right to direct its bank, broker or other nominee as to how to vote its shares held in “street name” by using the voting instruction form or proxy card included in the proxy materials, or by voting via the Internet or by telephone, but the scope of its rights depends upon the voting processes of the bank, broker or other nominee. Please carefully follow the voting instructions provided by the bank, broker or other nominee or its respective agent.

If an IFF shareholder holds shares of IFF common stock in one of IFF’s 401(k) plans, the shareholder’s proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote such shares as the shareholder instructs. To allow sufficient time for the trustee to vote, the shareholder’s voting instructions must be received by     . If the trustee does not receive instructions by that date, the trustee will vote the shares held by that shareholder through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial owner and your shares are held through the TASE, you must sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), which certificate indicates that you were the beneficial owner of such shares as of the record date, and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com.

If an IFF shareholder signs its proxy card without indicating its vote, its shares will be voted “FOR” the proposal to approve the Share Issuance and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

Solicitation of Proxies

IFF will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on IFF’s website by IFF’s directors, officers and employees, who will not receive additional compensation for these services. IFF has retained Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for an initial fee of $25,000 plus reimbursement for certain expenses incurred in conjunction with the delivery of its services. IFF will also indemnify Morrow for certain losses arising out of these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and IFF will reimburse those persons for their reasonable expenses in doing so.

Revocation of Proxies

If a holder of record of IFF common stock has properly completed and submitted its proxy card or submitted voting instructions by Internet or telephone, the IFF shareholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to IFF’s Corporate Secretary that is received prior to the special meeting stating that the IFF shareholder revokes its proxy;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

by logging onto the Internet website specified on the proxy card in the same manner a shareholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case, if the IFF shareholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting, either in person or virtually via the Internet, and voting.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone votes by a shareholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the shareholder unless such vote is revoked at the special meeting.

Please note, however, that if an IFF shareholder holds shares in “street name” through its bank, broker or other nominee (but not through the TASE), and he or she wishes to vote virtually via the Internet at the special meeting, the IFF shareholder must follow instructions provided by his or her broker. Whether or not an IFF shareholder plans to attend the special meeting, he or she is encouraged to submit his or her proxy as described in this proxy statement.

If you are a beneficial owner and your shares are held through the TASE and you have previously voted in accordance with the procedures set forth above for those whose shares are held through the TASE, you may revoke or change your vote at any time before the meeting by: (i) communicating such change in writing to IFF’s Corporate Secretary or by executing and delivering a later-dated proxy to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com, or (ii) by voting at the special meeting, either in person or virtually via the Internet, subject to the satisfaction of the conditions set forth above under “—How to Vote” and below under “—Attending the Special Meeting”

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, subject to the limitations of applicable law and those set forth in IFF’s organizational documents and the Merger Agreement.

If a quorum is not present or represented at the special meeting, the chair of the meeting, or if so requested by the chair, the shareholders present in person (including virtually via the Internet) or represented by proxy, shall have the power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. However, the Merger Agreement would prohibit any such adjournment from being longer than 30 days from the date the special meeting was scheduled. In addition, the chair of any meeting of shareholders shall have the power to adjourn the meeting at the request of the IFF board of directors if the IFF board of directors determines that adjournment is necessary or appropriate to enable shareholders to consider fully the information which the IFF board of directors determines has not been made sufficiently or timely available to shareholders. The Merger Agreement, however, prohibits such adjournments to be longer than ten business days or such amount of time as reasonably agreed by IFF and DuPont to be necessary under applicable law.

If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the Share Issuance (or, subject to the above, if a quorum is not present), then IFF shareholders may be asked to vote on the proposal to approve the adjournment of the special meeting, which would require the affirmative vote of a majority of the votes cast. However, the Merger Agreement would prohibit any such adjournment from being longer than 30 days from the date the special meeting was scheduled.

The IFF board of directors retains full authority to postpone the special meeting before it is convened for any purpose, including the absence of a quorum or to provide time to solicit additional proxies, without the consent or approval of any shareholders and subject only to the limitations of applicable law and as set forth in the Merger Agreement. The Merger Agreement generally prohibits IFF from postponing the special meeting without the consent of DuPont or unless required by applicable law or a governmental order, and where postponements are permitted, in the event of an absence of a quorum, to provide time to solicit additional proxies to obtain approval of the Share Issuance or to allow dissemination of additional information, the Merger Agreement limits the period of postponement in the same manner as described above with respect to adjournments for those purposes.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow IFF shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Attending the Special Meeting

Shareholders of record can vote in person at the special meeting. Each attendee must bring a valid, government-issued photo identification, such as a driver’s license or passport, as well as other verification of IFF common stock ownership. For a shareholder of record, please bring your proxy card. If you are a beneficial owner of IFF common stock, but do not hold your shares in your own name (i.e., your shares are held in street name), please bring the notice or voting instruction form you received from your bank, broker or other nominee. You may also bring your bank or brokerage account statement reflecting your ownership of IFF common stock as of             , 2020, the record date.

Alternatively, shareholders of record may attend the special meeting and vote virtually via the Internet at www.virtualshareholdermeeting.com/IFF2020SM. If you are a shareholder of record as of [            ], 2020, the record date for the special meeting, you should enter the control number (found in the box marked by the arrow on your proxy card) and follow the prompt to log in.

If you hold your shares through the TASE and you plan to attend the special meeting, you must bring the proof of ownership certificate from the TASE’s Clearing House Member through which your shares are held, which certificate indicates that you were the beneficial owner of the shares as of the record date, as well as picture identification, such as a valid Israeli driver’s license or passport, for purposes of personal identification.

Please note that cameras, sound or video recording equipment, cellular telephones, smartphones and other similar devices, as well as purses, briefcases, backpacks and packages, will not be allowed in the meeting room.

Questions and Additional Information

If IFF shareholders have more questions about the Transactions or how to submit their proxy, or if they need additional copies of this document or the enclosed proxy card or voting instructions, please contact:

Morrow Sodali LLC

509 Madison Avenue

12th Floor

New York, NY 10022

Shareholders Call Toll-Free: (800) 662-6200

Email: IFF.info@investor.morrowsodali.com

or

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Attention: Investor Relations

(212) 765-5500

The vote of IFF shareholders is important. Please sign, date, and return the proxy card or submit the proxy and/or voting instructions via the internet or by telephone promptly.

INFORMATION ON THE DISTRIBUTION

Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. IFF does not intend to amend this proxy statement in the event that DuPont elects to distribute the shares of N&B common stock to DuPont stockholders pursuant to an Exchange Offer, a Spin-Off, or a combination thereof. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

INFORMATION ON IFF

Overview

IFF is a leading innovator of sensory experiences that move the world. IFF’s creative capabilities, global footprint, regulatory and technological know-how provide IFF a competitive advantage in meeting the demands of its global, regional and local customers around the world. The 2018 acquisition of Frutarom solidified IFF’s position as an industry leader across an expanded portfolio of products, resulting in a broader customer base across small, mid-sized and large companies and an expansion to new adjacencies that provides a platform for significant cross-selling opportunities.

IFF’s product portfolio covers taste, scent and complementary adjacent products, and IFF has over 128,000 individual products that are provided to customers in approximately 200 countries. IFF’s global manufacturing footprint allows IFF to optimize its supply chain and support its global and regional customers. As of December 31, 2019, IFF had 104 manufacturing facilities and 82 creative centers and application laboratories located in 44 different countries. IFF currently anticipates that it will continue to optimize its global facilities footprint as it seeks opportunities to efficiently and cost-effectively deliver value to its global and regional customers.

For a more detailed description of the business of IFF, see IFF’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

IFF’s Business After the Transactions

The combination of IFF and the N&B Business is expected to create a global leader in high-value ingredients and solutions in the global Food & Beverage, Home & Personal Care and Health & Wellness markets. IFF expects that the companies’ complementary product portfolios will give the combined company leadership positions across key Taste, Texture, Scent, Nutrition, Enzymes, Cultures, Soy Proteins and Probiotics categories.

IFF expects the Transactions to have the following strategic benefits:

•

Best-in-class innovation portfolio to create differentiated offering and compelling value proposition. The combined company is expected to be a leader in the rapid consumer-driven industry evolution toward healthier “better for you” products. With leading research and development and applications development capabilities and an expanded customer base, the combined company is expected to significantly increase customer speed to market, create new efficiencies in product development and provide critical consumer insights for next-generation products.

•

Leading positions across high-value added ingredient categories. The combined company is expected to have first or second positions across attractive Taste, Texture, Scent, Nutrition, Cultures, Enzymes, Soy Proteins and Probiotics categories.

•

Highly attractive financial profile. Shareholders are expected to benefit from a highly profitable business with strong cash generation. IFF expects the combined company to generate attractive top-line growth and enhanced margins with further benefit from cost synergies and revenue growth opportunities. The combined company is expected to maintain IFF’s current dividend policy.

•

Shared culture and vision, a strategic asset to execution. IFF and N&B are customer-focused organizations with cultures that emphasize science and creativity. The combined company is expected to benefit from the best of both organizations’ experienced leaders and talented teams. The shared commitment to sustainability, along with the combination of complementary capabilities, is expected to allow the combined company to positively shape the evolution of the industry.

Prior to the consummation of the Transactions, DuPont and the N&B Business have provided certain functions (such as treasury, cash management, tax compliance, benefits, corporate development, internal audit, purchasing and information systems) to each other. To enable IFF and DuPont to manage an orderly transition in the operation of the N&B Business, DuPont, N&B and IFF will enter into the Transition Services Agreements. Pursuant to the Transition Services Agreements, DuPont and N&B (or certain of their affiliates) will provide each other with certain limited transition services from the period beginning on the date of the Distribution and generally ending by a date to be agreed between DuPont and IFF, or a shorter or longer period for certain specific services. See “Other Agreements – Transition Services Agreements.”

Following the consummation of the Transactions, IFF’s organization will include the four divisions below:

Taste, Food & Beverage

Taste, Food & Beverage will be composed of IFF’s Taste division and N&B’s Food & Beverage division. IFF’s Taste offering includes flavor compounds and natural taste solutions, such as Savory Solutions and Inclusions. N&B’s food and beverage portfolio includes natural and plant-based specialty food ingredients, such as Functional Solutions, Protein Solutions and Emulsifiers & Sweeteners. IFF expects Taste, Food & Beverage to be its largest division, with significant opportunity in integrated solutions.

Scent

The combined company’s Scent division will be composed of IFF’s legacy Scent division and its offering will include Fine Fragrance, Consumer Fragrance and Cosmetic Actives segments, as well as natural and synthetic ingredients.

Health & Biosciences

The combined company’s Health & Biosciences division will contain N&B’s current Health & Biosciences business, with the exception of food protection, which will become part of the combined company’s Taste, Food & Beverage division. IFF’s legacy Health Ingredients and parts of Natural Products Solutions will also become part of the new Health & Biosciences division. This portfolio will include sustainable, clean label and high-performance solutions such as Probiotics, Infant Nutrition, HMO, Fibers; Cultures, Food Enzymes; Home & Personal Care; Animal Nutrition; Biorefineries and Microbial Control.

Pharma Solutions

The Pharma Solutions division at the combined company will be composed of N&B’s current Pharma Solutions business. The portfolio for the Pharma Solutions division will include N&B’s leading functional excipients for pharma and dietary supplements, as well as cellulosic products for industrial applications. This offering will provide specific solutions such as controlled and immediate release dosage formats, soft and hard capsules and alginates for anti-reflux applications.

A new Integrated Solutions Center of Excellence will be created to focus on incubating new business opportunities in total product solutions. In addition, IFF will establish a Center for Commercial Excellence to support business and commercial teams through development of best practices, customer insights analysis, resource deployment and the optimization of pricing strategies and solutions. Each group will be led by a newly appointed senior executive that will report to Chairman and CEO Andreas Fibig.

The divisions will be supported by a centrally-led functional excellence model, including Finance, Operations, Research & Development, Human Resources, IT, Investor Relations & Communications and Legal.

IFF’s Liquidity and Capital Resources After the Transactions

Overview

As of March 31, 2020, IFF had total assets of $12,689.1 million, current liabilities of $1,427.0 million and long-term debt of $3,946.9 million. Following the consummation of the Transactions, IFF’s total assets and liabilities will increase significantly. As of March 31, 2020, on a pro forma basis (as described in the section of this document entitled “Unaudited Condensed Combined Pro Forma Information of IFF and the N&B Business”), IFF would have had total assets of $41,324.6 million, current liabilities of $2,332.9 million and long-term debt of $11,384.7 million. IFF’s cash from operations was $699.0 million for the fiscal year ended December 31, 2019 and $16.9 million for the three months ended March 31, 2020. IFF also expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of the N&B Business.

IFF expects its interest expense to increase significantly as a result of the consummation of the Transactions. For the year ended December 31, 2019 and the three months ended March 31, 2020, on a pro forma basis (as described in the section of this document entitled “Unaudited Condensed Combined Pro Forma Information of IFF and the N&B Business”), IFF would have incurred additional interest expense of $229.0 million and $57.2 million, respectively, in connection with the N&B Debt Financing. See the section of this document entitled “Debt Financing.”

IFF expects to realize cost synergies of approximately $300 million on a run-rate basis by the end of the third year following the consummation of the Transactions. These cost synergies are expected to be driven by procurement excellence, streamlining overhead and manufacturing efficiencies. In addition, IFF’s target is to deliver more than $400 million in run-rate revenue synergies by the end of the third year following the consummation of the Transactions, which would result in more than $175 million of EBITDA, driven by cross-selling opportunities and leveraging the expanded capabilities across a broader customer base. IFF expects to incur significant, one-time costs in connection with the Transactions of approximately $355 million in transaction-related costs (before accounting for an estimated $40 million of capital expenditure synergies) over the first three years following the consummation of the Transactions that IFF management believes are necessary to realize the anticipated synergies from the Transactions. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

In connection with the Transactions, N&B will be the initial borrower under the Term Loan Facility (and, if necessary, the Bridge Facility) and the initial issuer of the Notes, incurring total indebtedness of approximately $7.5 billion. Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution (See “Debt Financing”).

IFF anticipates that its primary sources of liquidity for working capital and operating activities will be cash from operations and borrowings under its existing credit facilities. IFF expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding IFF debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above. IFF expects that it will be able to comply with the financial and other covenants of its existing debt arrangements and the covenants under the agreements governing the Term Loan Facility, the Bridge Facility (if applicable) and the indenture governing the Notes.

For more information on the N&B Business’s and IFF’s existing sources of liquidity, see the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019 and IFF’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of IFF Before and After the Transactions

Board of Directors

The IFF board of directors currently consists of eleven directors. As of immediately following the effective time of the Merger, IFF’s board of directors will consist of 13 directors, including seven directors from IFF and six individuals selected by the DuPont board of directors. See “The Transactions—Board of Directors and Management of IFF Following the Transactions.” Listed below is the biographical information for each person who is currently a director of IFF.

Marcello V. Bottoli, 58, has been a director of IFF since 2007. Mr. Bottoli is a Partner at Es Vedra Capital Advisors LLP, an advisory and investment firm dedicated to venture capital and growth equity. Since October 2019, Mr. Bottoli also serves as Managing Partner of EVCP Growth Equity LLP, a U.K. based advisory company to EVCP Growth Equity GP II S.a.r.l., a private equity fund with a focus on consumer lifestyle companies. Previously, Mr. Bottoli was an Operating Partner at Boston-based Advent International, a private equity firm, between 2010 and 2015. Mr. Bottoli also served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd.

Michael L. Ducker, 66, has been a director of the IFF board of directors of directors since 2014. Mr. Ducker served as President and Chief Executive Officer of FedEx Freight from January 2015 – August 2018. In that role, he provided strategic direction for FedEx’s less-than-truckload (LTL) companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy.

David R. Epstein, 58, has been a director of IFF since 2016. Mr. Epstein is an Executive Partner at Flagship Pioneering, a biotechnology venture creation firm focused on life sciences companies, where he has served since January 2017. Previously, Mr. Epstein served as Division Head and CEO of Novartis Pharmaceuticals, a division of Novartis AG, a Swiss multinational pharmaceutical company, from January 2010 until July 2016. In addition, Mr. Epstein was a member of Novartis’s Executive Committee. From September 2000 to February 2010, Mr. Epstein served as President and Chief Executive Officer of Novartis Oncology division. He joined Sandoz, the predecessor of Novartis, in 1989 and held various leadership positions of increasing responsibility, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Global Head of Novartis Specialty Medicines until August 2000. Before joining Sandoz, Mr. Epstein was an associate in the strategy practice of Booz Allen Hamilton, a consulting firm.

Roger W. Ferguson, 68, has been a director of IFF since 2010. Mr. Ferguson has been the President and Chief Executive Officer of TIAA (formerly TIAA-CREF) since 2008. Prior to joining TIAA, Mr. Ferguson served as Chairman of Swiss Re America Holding Corporation, a global insurance company, from 2006 to 2008. Mr. Ferguson served as Vice Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 to 2006. He represented the Federal Reserve on several international policy groups and served on key Federal Reserve System committees, including Payment System Oversight, Reserve Bank Operations and Supervision

and Regulation. In addition, Mr. Ferguson led the Federal Reserve’s initial response on 9/11. From 1984 to 1997, Mr. Ferguson was an associate and partner at McKinsey & Company.

John F. Ferraro, 65, has been a director of IFF since 2015. Mr. Ferraro was the Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software company for the energy industry from February 2019 to July 2019. He was the Global Chief Operating Officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York.

Andreas Fibig, 58, has been a Chairman of the IFF board of directors and Chief Executive Officer of IFF since 2014 and a director of IFF since 2011. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, from September 2008 to September 2014. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007.

Christina Gold, 72, has been a director of IFF since 2013. From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and later President of Avon North America, and Senior Vice President & CEO of Avon Canada.

Katherine M. Hudson, 73, has been a director of IFF since 2008. As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines.

Dale F. Morrison, 71, has been a director of IFF since 2011. Mr. Morrison is a founding partner of Twin Ridge Capital Management, a private equity firm, since 2016. Prior to Twin Ridge, he founded TriPointe Capital Partners in 2011. From 2004 until 2011, Mr. Morrison served as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm.

Li-Huei Tsai, Ph.D., 60, has been a director of IFF since 2019. Dr. Li-Huei Tsai is Picower Professor and Director of the Picower Institute for Learning and Memory at the Massachusetts Institute of Technology. Previously, Li-Huei was an investigator at Howard Hughes Medical Institute. Ms. Tsai also served as a Professor at Harvard Medical School from 1994-2006. She holds a Ph.D. from the University of Texas Southwestern Medical Center at Dallas, and received postdoctoral training at Cold Spring Harbor laboratory and Massachusetts General Hospital.

Stephen Williamson, 53, has been a director of IFF since 2017. Mr. Williamson currently serves as Senior Vice President and Chief Financial Officer at Thermo Fisher Scientific, a leader in life sciences and healthcare technologies. Appointed to this role in August 2015, Mr. Williamson is responsible for the company’s finance, tax, treasury and investor relations functions. He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K., and oversaw its integration activities across Europe. In 2004, Mr. Williamson moved to the U.S. and held finance leadership roles for many of Thermo Fisher’s operating businesses. In 2008, he became Vice President of Financial Operations for the company and led the finance function supporting all businesses. Prior to Thermo Fisher, Mr. Williamson served as Vice President and Chief Financial Officer, Asia Pacific for Honeywell International (formerly AlliedSignal) in Singapore and held other finance roles in corporate development and operational finance. He began his career with Price Waterhouse in the transaction support group and the audit practice, working in both London and New York.

The IFF board of directors has determined that all of its members, except Mr. Fibig, constituting a majority, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act.

In addition, as of the effective time of the Merger, IFF’s board of directors will include seven directors from IFF serving on its board of directors immediately before the effective time of the Merger and six DuPont director appointees until IFF’s Annual Meeting in 2022, when there will be six directors from each of IFF and DuPont. Andreas Fibig will continue to serve as Chairman and CEO of IFF. Current DuPont Executive Chairman and CEO Ed Breen will join the board of IFF at the effective time of the Merger as a DuPont appointee and will serve as Lead Independent Director upon the later of June 1, 2021 and the closing date of the Merger. On May 11, 2020, IFF and DuPont announced two additional DuPont director designees for the combined company. Matthias Heinzel, N&B President, and Carol A. (John) Davidson, a CPA with more than 30 years of leadership experience across multiple industries, will be appointed to join the board of the combined company at the effective time of the Merger. Listed below is the biographical information for Messrs. Breen, Heinzel and Davidson.

Edward D. Breen, 64, has served as the Executive Chair of the DuPont board of directors since June 1, 2019 and as Chief Executive Officer of DuPont since February 18, 2020. Prior to his current role, Mr. Breen served as the Chief Executive Officer of DowDuPont from September 1, 2017 to May 31, 2019. Mr. Breen was named Interim Chairman of the Historical EID board of directors and Chief Executive Officer on October 16, 2015, and assumed those roles permanently on November 9, 2015. He served as Chairman, from July 2002 to March 2016, and Chief Executive Officer, from July 2002 to September 2012, of Tyco International, plc, a leading global provider of security products and services, fire detection and suppression products and services and life safety products. Prior to joining Tyco, Mr. Breen held senior management positions at Motorola, including as President and Chief Operating Officer, and General Instrument Corporation, including as Chairman, President and Chief Executive Officer. Mr. Breen is a director of Comcast Corporation (since 2014 and from 2005 to 2011). Mr. Breen also served as a director of Corteva from June 1, 2019 until April 2020. Mr. Breen is a member of the Advisory Board of New Mountain Capital LLC, a private equity firm. Mr. Breen served as a director of Historical EID from February 2015 to September 2017, a director of DowDuPont from September 2017 to June 2019, and a director of DuPont since June 2019.

Matthias Heinzel, 53, has served as the President of the N&B Business since June 2019. Mr. Heinzel previously served as the President of the Nutrition and Health business. Since joining Historical EID in 2003, Mr. Heinzel has held a variety of roles within the organization. Prior to joining Historical EID, Mr. Heinzel was a Senior Management Consultant with McKinsey & Company where he served international clients in the technology, telecommunications and process industry. He then held several leadership roles in marketing, strategy and business development in the telecommunications industry. Mr. Heinzel holds a master degree in electrical engineering and business administration (Dipl.-Wirtschaftsing.) and a Ph.D. in business administration.

Carol A. Davidson, 64, served as the Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd., a provider of diversified industrial products and services, from January 2004 to September 2012. Between 1997 and 2004, Mr. Davidson held a variety of leadership roles at Dell Inc., a computer and technology services company, including the positions of Vice President, Audit, Risk and Compliance, and Vice

President, Corporate Controller. From 1981 to 1997, Mr. Davidson held a variety of accounting and financial leadership roles at Eastman Kodak Company, a provider of imaging technology products and services. Mr. Davidson holds a Bachelor of Science in Accounting from St. John Fisher College and an MBA from the University of Rochester. Mr. Davidson is currently a director of TE Connectivity, Legg Mason, Inc., and was previously a director of DaVita Inc. until March 2018, Pentair plc until May 2018 and Allergan plc until May 2020. Mr. Davidson is a Certified Public Accountant with more than 35 years of leadership experience across multiple industries and brings a strong track record of building and leading global teams and implementing governance and controls processes. From January 2013 to August 2018 he served on the Board of Governors of the Financial Industry Regulatory Authority, an independent regulator of securities firms. In addition, until December 2015, he was a member of the Board of Trustees of the Financial Accounting Foundation, which oversees financial accounting and reporting standards setting processes for the United States.

Executive Officers

Listed below is the biographical information for each person who is currently an executive officer of IFF:

Andreas Fibig, 58, has served as IFF’s Chairman since December 2014 and Chief Executive Officer since September 2014. Mr. Fibig has been a member of IFF Board of Directors since 2011. From 2008 to 2014, Mr. Fibig served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG. Prior to Bayer HealthCare Pharmaceuticals, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President in the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007.

Rustom Jilla, 59, has served as IFF’s Executive Vice President and Chief Financial Officer since January 2020. From July 2015 to January 2020, Mr. Jilla served as Executive Vice President and Chief Financial Officer of MSC Industrial Direct Co., Inc., a distributor of metalworking and maintenance repair operations, products and services. From April 2013 to September 2014, Mr. Jilla served as CFO for Dematic Group, a European based global provider of warehouse logistics and inventory management solutions. Prior to that Mr. Jilla was CFO of Ansell Limited, an Australian-listed global leader in protective solutions from September 2002 to April 2013. Before that, Mr. Jilla held various leadership positions in finance and product management at PerkinElmer Inc. and The BOC Group, a British public multinational industrial gas company, in the U.S. and New Zealand. He began his career in auditing with PricewaterhouseCoopers LLP in Sri Lanka.

Richard A. O’Leary, 60, has served as IFF’s Executive Vice President and Integration Officer since January 2020. Previously, Mr. O’Leary served as IFF’s Executive Vice President and Chief Financial Officer since October 2016. Mr. O’Leary originally joined IFF in July 2007. Mr. O’Leary was IFF’s Senior Vice President, Controller and Chief Accounting Officer from July 2015 until his appointment as Chief Financial Officer, and served as IFF’s Vice President and Controller from May 2009 to November 2014. Mr. O’Leary served as IFF’s Interim Chief Financial Officer from November 2014 to July 2015 and from July 2008 to May 2009. Mr. O’Leary was also IFF’s Vice President, Corporate Development from July 2007 to May 2009. Prior to joining IFF, Mr. O’Leary held various positions at International Paper Co., a paper and packaging company, which he originally joined in 1986, including Chief Financial Officer of International Paper Company (Brazil) from June 2004 to June 2007. Prior to International Paper Co., Mr. O’Leary was with Arthur Young & Co.

Nicolas Mirzayantz, 57, has served as IFF’s Divisional Chief Executive Officer, Scent since October 2018. Mr. Mirzayantz originally joined IFF in 1988 and was IFF’s Group President, Fragrances from January 2007 to October 2018. Mr. Mirzayantz also served as a member of IFF’s Temporary Office of the Chief Executive Officer from October 1, 2009 until February 2010, IFF’s Senior Vice President, Fine Fragrance and Beauty Care and Regional Manager, North America from March 2005 to December 2006, IFF’s Senior Vice President, Fine Fragrance and Beauty Care from October 2004 to February 2005, and IFF’s Vice President Global Fragrance Business Development from February 2002 to September 2004.

Matthias Haeni, 54, has served as IFF’s Divisional Chief Executive Officer, Taste since October 2018. Mr. Haeni joined IFF in 2007 as Regional General Manager, Flavors Greater Asia and was IFF’s Group President, Flavors from April 2014 to October 2018. In 2010, Mr. Haeni transferred to Hilversum, The Netherlands where he served as Regional General Manager for Flavors in Europe, Africa, and the Middle East (“EAME”). Prior to joining IFF, Mr. Haeni was based in Singapore as Givaudan’s Vice President of Commercial Flavors, Southeast Asia Pacific and held similar positions throughout EAME.

Gregory Yep, 55, has served as IFF’s Executive Vice President, Chief Global Scientific & Sustainability Officer since June 2016. Prior to joining IFF, Dr. Yep was Senior Vice President of Research, Development & Applications with The Kerry Group from January 2015 to June 2016. Prior to The Kerry Group, Dr. Yep was Senior Vice President of R&D at PepsiCo from June 2009 to December 2015 and was Global Vice President, Application Technologies at Givaudan Flavors and Fragrances from December 2005 to June 2009. Earlier in his career, Dr. Yep was at McCormick & Company, where he held executive roles of increasing responsibility in food science. Dr. Yep holds a bachelor’s degree in biology and chemistry from the University of Pennsylvania and master’s degree and Ph.D. in organic chemistry from Johns Hopkins University.

Susana Suarez-Gonzalez, 51, has served as IFF’s Executive Vice President, Chief Human Resources Officer since November 2016. Prior to joining IFF, Ms. Gonzalez was Senior Vice President, Global Operations & Centers Expertise, Human Resources of Fluor Corporation from 2014 to 2016. Ms. Gonzalez began her career at Fluor Corporation in 1991, and during her 25 years with the company, she held various leadership positions across several business groups and functions including construction, marketing, sales, project engineering and human resources.

Anne Chwat, 61, has served as IFF’s Executive Vice President, General Counsel and Corporate Secretary since August 2015 and as IFF’s Senior Vice President, General Counsel and Corporate Secretary from April 2011 to August 2015. Prior to joining IFF, Ms. Chwat served as Executive Vice President and General Counsel of Burger King Holdings, Inc., a fast food hamburger restaurant company, from September 2004 to April 2011. From September 2000 to September 2004, Ms. Chwat held various positions at BMG Music (now Sony Music Entertainment), including Senior Vice President, General Counsel and Chief Ethics and Compliance Officer.

Francisco Fortanet, 51, has served as IFF’s Executive Vice President, Operations since August 2015 and as Senior Vice President, Operations from February 27, 2012 to August 2015. In 2018, he was named Frutarom Integration lead. Mr. Fortanet joined IFF in 1995, and has served as IFF’s Vice President, Global Manufacturing Compounding from January 2007 to February 2012, IFF’s Vice President, Global Manufacturing from January 2006 to January 2007, IFF’s Regional Director of North America Operations from December 2003 to January 2005, the Project Manager of a special project in Ireland from May 2003 to December 2003, and as IFF’s Plant Manager in Hazlet, New Jersey from October 1999 to May 2003. Mr. Fortanet started his career in IFF-Mexico.

Vic Verma, 52, was appointed IFF’s Vice President and Chief Information Officer in February 2016 and named Senior Vice President in April 2019. Before joining IFF, Mr. Verma served as Vice President of Global Infrastructure Operations at American Express from 2010 to 2016 where he was accountable for global infrastructure operations across the full breadth and lifecycle of technology products. Prior to that role, Mr. Verma held several other leadership positions at American Express as well as Vice President, Division CIO and management consulting roles with GlaxoSmithKline, Bristol Myers Squibb and PricewaterhouseCoopers.

On May 11, 2020, IFF announced that the Executive Committee of the combined company following the Merger will include: Andreas Fibig, Chairman and Chief Executive Officer; Rustom Jilla, Executive Vice President, Chief Financial Officer; Matthias Haeni, President, Taste, Food & Beverage; Amy Byrick, President, Taste, Food & Beverage; Nicolas Mirzayantz, President, Scent; Simon Herriott, President, Health & Biosciences; Angela Strzelecki, President, Pharma Solutions; Greg Yep, Executive Vice President, Global Integrated Solutions Officer; Greg Soutendijk, Senior Vice President, Commercial Excellence; Angela Naef, Executive Vice President, Chief Research & Development Officer; Susana Suarez Gonzalez, Executive Vice President, Chief

Human Resources and Diversity & Inclusion Officer; Francisco Fortanet, Executive Vice President, Global Operations Officer; Vic Verma, Executive Vice President, Chief Information Officer; Michael DeVeau, Senior Vice President, Chief Investor Relations & Communications Officer; Etienne Laurent, Senior Vice President, Finance & Corporate Strategy; Jennifer Johnson, Executive Vice President, General Counsel; and Anne Chwat, IFF’s current Executive Vice President, General Counsel and Corporate Secretary, who has agreed to remain with IFF for a period following the consummation of the Transactions to work with Ms. Johnson to ensure a smooth integration and transition. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Below is the biographical information for Amy Byrick, Simon Herriott, Angela Strzelecki, Greg Soutendijk, Angela Naef, Jennifer Johnson and Etienne Laurent:

Amy Byrick, 46, has served as Platform Leader, Food & Beverage for the N&B Business since 2019 and is responsible for developing the platform’s operating model, driving alignment across the platform and overseeing P&L execution. Ms. Byrick joined DuPont’s predecessor or formerly affiliated companies in 2017 as Global Business Unit Leader for Nutrition & Health. In 2015 she was the Vice President & General Manager, Food & Beverage for Amcor Flexibles Europe & Americas. Prior to that, she held a variety of roles with increasing responsibility at Amcor Flexibles. Further, she was a strategy consultant for Monitor Group. She graduated with a Chemical Engineering bachelor’s degree from Queen’s University in Canada and has an MBA from INSEAD.

Simon Herriott, 56, has served as Vice President and Global Business Director, Health & Biosciences for the N&B Business since 2019. He has driven top-line growth and operational effectiveness through innovation and supply chain development. Prior to his current role, Mr. Herriott has served as Global Business Director, Bioactives, Industrial Biosciences and Vice President, Danisco Inc. from 2016 to 2019. Mr. Herriott was employed by DuPont’s predecessor or formerly affiliated companies for 15 years and held a variety of roles, including Global Business Director, Biomaterials, Industrial Biosciences from 2014 to 2016 and leadership positions for various businesses that are currently part of DuPont’s Non-Core segment. He holds a bachelor’s degree in Geology/Geography and International Masters in Practicing Management from McGill University.

Angela Strzelecki, 53, has served as Platform Leader, Pharma Solutions for the N&B Business since 2019, and is responsible for developing and executing the organization’s structure, business processes and strategic direction. Prior to that Dr. Strzelecki was employed for 28 years by DuPont’s predecessor or formerly affiliated companies and has held a variety of leadership positions across the company, including in Nutrition and Health, Corporate M&A, and Corporate Strategy. Since 2015, Dr. Strzelecki has served as Platform Leader, Pharma Solutions for the Nutrition and Health business (2018 – 2019), Planning Director – Corporate Planning and M&A (2016 –2018), Global Business Director – Electronics & Communications (2015 – 2016), and the North America Business Director – Building Innovations (2013 – 2015). Dr. Strzelecki holds a bachelor’s degree in Chemistry from King’s College, as well as a Ph.D. in Chemistry from The Pennsylvania State University.

Greg Soutendijk, 52, has served as IFF’s Head of Corporate Development based in New York since July 2015. Mr. Soutendijk joined IFF in The Netherlands in March 2006 as Vice President, Global Fragrance Ingredient Sales. In January 2007, Mr. Soutendijk was transferred to Shanghai, China, where he served as Regional General Manager for Fragrances, Greater Asia. In 2010, Mr. Soutendijk moved to Singapore where he continued to serve as Regional General Manager, Greater Asia. Early in his career, from 1993-1998, Mr. Soutendijk held various positions at IFF and Bush Boake Allen across the US, Europe and Asia. Mr. Soutendijk received a full-time MBA from Kellogg Graduate School of Management in 2000, after which he worked in Investment Banking for Credit Suisse Group in New York from 2000-2006.

Angela Naef, 44, has led the N&B Business’s Global Technology & Innovation organization since 2019, and previously led the Nutrition and Health business’s Global Technology & Innovation organization since 2015. Dr. Naef co-leads IFF’s and N&B’s joint Integration Management Office (IMO). Dr. Naef joined DuPont’s predecessor or formerly affiliated companies in 2009 and has held various leadership positions prior to her current roles, including in Global Sales & Applications Food Ingredients, Nutrition & Health R&D and Soy Polymers business, and Applied Research. She graduated with a Ph.D. in Physical Chemistry from University of California, Davis.

Jennifer Johnson, 45, has served as Associate General Counsel for the N&B Business, leading its legal department. She was appointed to this position in 2019 and has driven critical litigation wins, significant changes to the N&B Business’s patent strategy, and complex M&A transactions. Dr. Johnson joined DuPont’s predecessor or formerly affiliated companies in 2013 and prior to joining the N&B Business in 2019, she led the legal team for DuPont’s former Industrial Biosciences business as Associate General Counsel from 2017 to 2019. Dr. Johnson also served as Assistant Chief Intellectual Property Counsel for Industrial Biosciences, where she led the IP team from 2015 to 2017. Prior to joining DuPont’s predecessor or formerly affiliated companies in 2013, Dr. Johnson was a Partner at the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P. She holds a J.D. from the University of Washington and a Ph.D. in Plant Biology from University of California, Berkeley.

Etienne Laurent, 55, has served as Divisional CFO for the N&B Business since 2014, leading the finance function, acquisitions and integrations processes, and preparing for external reporting communication cycles. Prior to this role, he held a variety of positions at DuPont’s predecessor or formerly affiliated companies, including EMEA regional CFO, Leader of Sourcing and Logistics for the EMEA region, and multiple roles in Treasury, Controllership, Audit and FP&A. Mr. Laurent holds an MBA from Northeastern University.

INFORMATION ON THE N&B BUSINESS

Overview

The N&B Business, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence.

Business Segments, Products and Markets

The N&B Business operates and reports its results through three operating segments: Food & Beverage; Health & Biosciences and Pharma Solutions. The N&B Business generated 2019 revenues of $6,076 million, about $2,945 million of which was from Food & Beverage, $2,317 million from Health & Biosciences and $814 million from Pharma Solutions.

Food & Beverage is the N&B Business’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major markets for Food & Beverage are the industrial prepared foods market.

Health & Biosciences is the biotechnology driven portfolio of the N&B Business, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. The N&B Business’s biotechnology- driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

Strategy

The N&B Business believes that a growing emphasis on preventive health management and healthy and active lifestyles, along with increased knowledge of human health, including the microbiome, provide significant growth opportunities in the nutrition and wellness markets. Additionally, the N&B Business sees increased consumer interest in natural, plant-based and “free from” products, coupled with growing demand for transparency, science-based claims and “clean labeling”. The N&B Business expects bio-based solutions to continue to be of high interest, including to consumer products companies and retailers as they look for ways to meet their sustainability goals and create a competitive edge with consumers.

The N&B Business’s growth strategy is focused on high-growth markets, increased capacity and margin expansion, with an emphasis on:

•	accelerating the time it takes to bring its innovative products to market;

•	broadening the portfolio of new offerings, with a focus on value creation through collaborative applications development and cost competitive products;

•	capturing efficiencies of scale in its manufacturing processes;

•	capitalizing on product and customer segmentation; and

•	maintaining the N&B Business’s leadership positions in the markets in which it operates.

Major Customers and Competition

The N&B Business serves customers across the six growing and diverse industries of food and beverage, dietary supplements, pharma excipients, home and personal care, animal nutrition, and energy and industrials. No single customer or group of customers represented more than 10% of the N&B Business’s sales in 2019, 2018 or the periods September 1 through December 31, 2017 and January 1 through August 31, 2017.

Competitors include many large multinational nutrition and biosciences companies, as well as a number of regional and local competitors, that compete primarily through technology, range of products and services, performance, quality, reliability, brand, reputation, service and support. Key competitors include Archer Daniels Midland Company, Chr. Hansen Holding A/S, Corbion NV, CP Kelco U.S., Inc., Royal DSM N.V., Kerry Group plc, Lonza Group Ltd., Novozymes A/S, Shin-Etsu Chemical Co., Ltd. and Tate & Lyle PLC.

The N&B Business leverages strong global and regional customer relationships and an extensive worldwide network of food and beverage application centers that employ specialists with in-depth knowledge of local consumer preferences, tastes and trends. These specialists work directly with customers, leveraging the business’s global portfolio to meet customers’ rapid product development timelines, while endeavoring to ensure that the N&B Business’s products meet local regulations and other requirements. The N&B Business utilizes deep research & development capabilities and intellectual property and strategic partnerships with key customers and value-chain partners to accelerate commercialization of next-generation products and solutions and to identify market spaces for high value creation. Management of the N&B Business believes that these attributes, together with the N&B Business’s proprietary product and process technologies, robust product and application development pipelines, global manufacturing capability and local service capability, enable it to compete successfully.

Key Raw Materials

The main raw materials used by N&B are natural commodities which include organic vegetable oils, soy, gelatin, pulp, cellulose processed grains (including dextrose and glucose), guar, locust bean kernels, citrus peels, seaweed, glycols, sugars and yeasts.

Distribution

Most of the N&B Business’s products are marketed primarily through the N&B Business sales organization, although in some regions and market segments, including the pharma market, sales also are made through distributors to improve market reach. The N&B Business has a diverse worldwide network which markets and distributes its brands to customers globally. This network consists of the N&B Business’s sales and marketing organization partnering with distributors, independent retailers, cooperatives and agents throughout the world.

Backlog

In general, the N&B Business does not manufacture its products against a backlog of orders and does not consider backlog to be a significant indicator of the level of future sales activity. Production and inventory levels are based on the level of incoming orders, as well as projections of future demand and frequency and size of batch manufacture.

Seasonality

In general, demand for N&B Business products and solutions is not seasonal; however, consumer food and beverage preferences are influenced by the weather, and therefore, changes in expected seasonal weather patterns can impact results in Food & Beverage.

International

The N&B Business has a global footprint serving customers around the world. The N&B Business has about 70 manufacturing sites and 30 innovation centers worldwide, and this geographic diversity allows it to draw on the skills of a worldwide workforce, provides greater stability to its operations, allows it to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies and offers it an opportunity to access new markets for products.

On a geographical basis, about $2,263 million or approximately 37.2% of 2019 revenues were attributable to the United States and Canada; about $1,812 million or approximately 29.9% to Europe, Middle East and Africa (“EMEA”), $1,380 million or approximately 22.7% to Asia Pacific and $621 million or approximately 10.2% to Latin America. For additional information related to revenues and long-lived assets by country, see Note 23 to the Annual N&B Combined Financial Statements. For information regarding deferred taxes by geography, see Note 10 to the Annual N&B Combined Financial Statements.

Employees

The N&B Business believes that high employee engagement is a driver of business performance and seeks to foster an environment of respect for diversity and inclusion. The N&B Business currently employs approximately 10,000 people around the world and is led by senior leaders who have extensive experience in their respective fields. About 40% of N&B Business employees are located in EMEA and 30% in the United States. Within the United States, about 1,750 employees are in non-exempt or hourly-rate positions and approximately 15% are in positions covered by Collective Bargaining Agreements. Management of the N&B Business considers employee relations to be good.

Working Capital

The N&B Business maintains an adequate level of working capital to support its business needs. There are no unusual industry practices or requirements relating to working capital items in the N&B Business. In addition, management of the N&B Business believes that the N&B Business’s sales and payment terms are generally similar to those of its competitors.

Intellectual Property

Intellectual property rights, including patents, trademarks, tradenames and trade dress, and trade secrets, know-how and other confidential information, are important to the N&B Business.

Patents: The N&B Business continually applies for and obtains patents in many countries, including the U.S., and has access to a large patent portfolio, primarily owned, but also licensed. The protection afforded by these patents varies based on country, scope of individual patent coverage, as well as the availability of legal remedies in each country. The term of each of these patents is approximately twenty years from the filing date in general, but varies depending on the country. As of the end of April 2020, the N&B Business owns approximately 9,000 patents and patent applications globally. Approximately 30% of the patent estate is in pending applications, while approximately 70% is in granted patents. The N&B Business’s significant patent estate may be leveraged to align with the N&B Business’s strategic priorities within and across product lines. The N&B Business enforces its patent rights globally through litigation, as needed.

Trademarks: The N&B Business owns or licenses many trademarks that have significant recognition at the customer level. Ownership rights in trademarks do not expire if the trademarks are continued in use and properly protected.

Trade Secrets: Trade secrets are an important part of the N&B Business’s intellectual property. Many of the processes used to make products are kept as trade secrets which, from time to time, may be licensed to third parties under obligations of confidentiality. The N&B Business vigilantly protects all of its intellectual property including its trade secrets. When the N&B Business discovers that its trade secrets have been unlawfully taken, it reports the matter to governmental authorities for investigation and potential criminal action, as appropriate. In addition, the N&B Business takes measures to mitigate any potential impact, which may include civil actions seeking redress, restitution and/or damages based on loss to the N&B Business and/or unjust enrichment.

Research & Development

The N&B Business differentially invests in research and development across its three operating segments to support its strategic priorities, including innovation led growth grounded in market and customer feedback. The N&B Business plans to reinvest in innovation, with a focus on premium product lines and differentiated technology platforms to accelerate growth and drive efficiency and value creation. The N&B Business expects to support its strong product and application development pipelines built upon a global network that includes research & development, as well as regulatory and product stewardship capabilities. Expenditures for research and development during fiscal years 2019 and 2018 were approximately $288 million and $275 million, respectively. Expenditures for research and development in the period September 1, 2017 through December 31, 2017 was about $88 million and in the period January 1, 2017 through August 31, 2017 was about $139  million.

Regulatory Environment

The N&B Business is subject to government regulations both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of its products. In most jurisdictions, the N&B Business must test the safety, efficacy and environmental impact of its products to satisfy regulatory requirements and obtain the needed approvals. In certain jurisdictions, the N&B Business must periodically renew approvals, which may require it to demonstrate compliance with then-current standards. The regulatory approvals process can be lengthy and complex, with requirements that can vary by product, technology, industry and country. Additionally, the regulatory environment may be impacted by the activities of non-governmental organizations and special interest groups and stakeholder reactions to the actual or perceived impacts of new technology, products or processes on safety, health and the environment.

In addition, the N&B Business is subject to federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, greenhouse gas emissions, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials.

Legal Proceedings

The N&B Business is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to its business, including various products liability (involving its current or former products), intellectual property, employment related, and commercial matters. Based upon the experience of management of the N&B Business, current information and applicable law, the N&B Business does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows. See Note 17 to the Annual N&B Combined Financial Statements.

Properties

The N&B Business’s corporate headquarters is currently located in Wilmington, Delaware. Its manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers, are located throughout the world. Additional information with respect to the N&B Business’s property, plant and equipment and leases is contained in Notes 13, and 19 to the Annual N&B Combined Financial Statements.

The N&B Business’s principal sites include facilities which, in the opinion of its management, are suitable and adequate for their use and have sufficient capacity for its current business needs and expected near-term growth. Certain properties are leased and some are shared with, and leased from or to, other DuPont businesses. No title examination of the properties has been made for the purpose of this document and certain properties are shared with other tenants under long-term leases.

The N&B Business’s manufacturing sites, innovations centers and principal offices are located worldwide with about 20 sites in Asia Pacific, 47 in EMEA, 13 in Latin America and 25 in the United States and Canada.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE N&B BUSINESS

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “N&B” should be read to reference to and/or include the N&B Business, as N&B did not exist or did not contain the N&B Business during the periods presented.

This management’s discussion and analysis of financial condition and results of operations accompanies and should be read in conjunction with the combined financial statements of the N&B Business for the year ended December 31, 2019 (the “Annual N&B Combined Financial Statements”) and notes thereto and the interim combined financial statements of the N&B Business for the three months ended March 31, 2020 (the “Interim N&B Combined Financial Statements”) (together, the “N&B Combined Financial Statements”) and notes thereto.

N&B believes the assumptions underlying the N&B Combined Financial Statements are reasonable. However, the N&B Combined Financial Statements included herein may not necessarily reflect N&B’s results of operations, financial position, and cash flows in the future or what they would have been had N&B been an independent, publicly traded company during the periods presented. As a result, historical financial information is not necessarily indicative of N&B’s future results of operations, financial position or cash flows. The following section is qualified in its entirety by the more detailed information in this document, including the Interim N&B Combined Financial Statements and notes thereto as well as the Annual N&B Combined Financial Statements and notes thereto.

The following discussion may contain forward-looking statements that reflect N&B’s plans, estimates, and beliefs. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements. Additionally, there may be other risks and uncertainties that N&B is unable to identify at this time or that N&B does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include those discussed below and elsewhere herein. See “Risks Related to the Combined Company’s Business following the Transactions” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Set forth below is a discussion of N&B’s historical operations. The effects of the Transactions are reflected in the unaudited pro forma condensed combined financial statements of IFF and N&B included elsewhere in this document.

DowDuPont merger of Dow and DuPont completed in August 2017

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effectuate an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”). On August 31, 2017 at 11:59 pm ET, (the “DWDP Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “DWDP Merger Agreement”), Historical Dow and Historical EID each merged with wholly owned subsidiaries of DowDuPont and, as a result, became subsidiaries of DowDuPont (the “DWDP Merger”). DowDuPont accounted for the DWDP Merger as a business combination, with Historical Dow as the accounting acquirer, using the acquisition method of accounting.

Acquisition of FMC’s H&N Business in November 2017

As a condition of the regulatory approval of the DWDP Merger, Historical EID was required to divest a portion of its crop protection product line, including certain research and development capabilities. As a result, on

March 31, 2017, Historical EID entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). In accordance with a definitive agreement dated March 31, 2017, between Historical EID and FMC, on November 1, 2017, FMC acquired certain Historical EID crop protection business and research and development assets and Historical EID acquired certain assets relating to FMC’s Health and Nutrition segment (the “H&N Business”) (collectively, the “FMC Transactions”). The H&N Business is included in this N&B financial information from the acquisition date forward.

Spin-off of Dow and Corteva

Subsequent to the DowDuPont Merger, DuPont engaged in a series of internal reorganization and realignment steps to realign its businesses into three subgroups: agriculture, material science, and specialty products (the “DowDuPont realignments”). On April 1, 2019, DuPont completed the separation of its material science business (including the Historical Dow parent company, The Dow Chemical Company) into a separate and independent public company by way of a distribution of Dow through a pro rata dividend in-kind of all the then-issued and outstanding shares of Dow’s common stock. On June 1, 2019, DuPont completed the separation of its agriculture business (including the Historical EID parent company, E. I. du Pont de Nemours and Company) into a separate and independent public company by way of a distribution of Corteva through a pro rata dividend in-kind of all the then-issued and outstanding shares of Corteva’s common stock.

Following the Corteva spin-off, on June 1, 2019, DowDuPont changed its registered name to DuPont de Nemours, Inc. and holds the specialty products businesses. Effective June 1, 2019, DuPont (approximately $22 billion of annual net sales in 2019 on a full year basis) consists of the following reportable segments: Electronics & Imaging, Transportation & Industrial, Safety & Construction, Non-Core, and Nutrition & Biosciences, which includes the Historical EID Nutrition and Biosciences business (“Historical EID N&B”), the Historical Dow Nutrition and Biosciences business (“Historical Dow N&B”) and the H&N Business acquired from FMC.

Reverse Morris Trust Transaction Anticipated in the first quarter of 2021

On December 15, 2019, DuPont, N&B (presently a wholly owned subsidiary holding company of DuPont) and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). This disclosure in this document has generally been prepared under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary. No matter which form of Distribution is selected, DuPont will distribute all of the shares of N&B common stock to DuPont stockholders in the Distribution, and as a result of the Merger occurring thereafter, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Merger are collectively referred to herein as the “Transactions”.

The Transactions are subject to the approval by IFF’s shareholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

Overview

N&B, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, N&B is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. See “Information on the N&B Business” for a further discussion of the N&B Business, including its strategies, products, raw materials and markets.

Note on Financial Presentation

The N&B financial information for periods presented prior to the closing of the DWDP Merger, (the “Predecessor Period”) is that of Historical EID N&B and, therefore, reflects Historical EID’s carrying value for its N&B business. For all periods subsequent to the DWDP Merger (the “Successor Periods”) included in the N&B Combined Financial Statements, N&B operated as part of DowDuPont (now known as DuPont) and the N&B financial information presented reflects the step up in fair value of Historical EID N&B at the effective time of the DWDP Merger, as Historical Dow was the accounting acquirer in the DowDuPont Merger. All periods prior to the closing of the DWDP Merger reflect the historical operations and accounting basis in Historical EID N&B’s assets and liabilities and are labeled “Predecessor.” The N&B activities of Historical Dow and FMC are not included in the Predecessor results or financial position. The N&B Combined Financial Statements for the periods subsequent to the DWDP Merger are labeled “Successor” and include operations of both Historical EID and Historical Dow, as well as FMC for periods subsequent to the FMC Transactions, as they operated as part of DowDuPont and subsequently DuPont. The N&B Combined Financial Statements and notes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the DWDP Merger are not comparable. See Note 4 to the Annual N&B Combined Financial Statements for additional information on the DWDP Merger. The term “Parent” as used herein refers to either, in the Successor Periods presented, DuPont, or, in the Predecessor Period presented, Historical EID.

The N&B Combined Financial Statements discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have been derived, as described above, from DuPont’s and Historical EID’s accounting records as if N&B’s operations had been conducted independently from those of DuPont and Historical EID in the Successor and Predecessor Periods, respectively, and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the SEC.

The historical results of operations, financial position and cash flows of N&B discussed in this document may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

ANALYSIS OF OPERATIONS

2019 Restructuring Program

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the

Dow and Corteva separations (the “2019 Restructuring Program”). N&B has recorded pre-tax restructuring charges of $20 million inception-to-date, consisting of severance and related benefit costs of $12 million and asset related charges of $8 million for the year ended December 31, 2019 which were recognized in “Restructuring and asset related charges, net” in the combined statements of operations within the Annual N&B Combined Financial Statements. N&B expects actions related to this program to be substantially complete in the second quarter of 2020. Total liabilities related to the program of $9 million at March 31, 2020 ($10 million at December 31, 2019) represent expected future cash payments of severance and related benefits.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), adopted by the DowDuPont Board of Directors. The Synergy Program was designed to integrate and optimize the organization following the DWDP Merger and in preparation for the Dow and Corteva separations. From inception of the program through the first quarter of 2020, N&B has recorded pre-tax restructuring charges of $150 million, consisting of severance and related benefit costs of $79 million, asset related charges of $52 million and contract termination charges of $19 million. Included in this amount were charges of approximately $5 million and $97 million for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. At March 31, 2020, total liabilities related to the program were $13 million ($17 million at December 31, 2019). N&B does not expect to incur further significant charges related to the Synergy Program and the program was considered substantially complete at December 31, 2019.

Health & Biosciences Goodwill Impairment

During the second quarter of 2019, N&B was required to perform interim impairment tests of its goodwill due to Parent’s internal distribution of the specialty products legal entities from Historical EID to DowDuPont (the “Internal SP Distribution”) and Parent’s changes to its management and reporting structure and creation of a new non-core segment (the “Second Quarter Segment Realignment”). As a result of the analyses performed, N&B recorded a pre-tax, non-cash impairment charge of $674 million during the year ended December 31, 2019, related to the Health & Biosciences segment. The charge was recognized in “Goodwill impairment charge” in the combined statements of operations within the Annual N&B Combined Financial Statements. See Note 14 to the Annual N&B Combined Financial Statements.

Equity Method Investment Impairment

During the second quarter of 2019, the Internal SP Distribution served as a triggering event requiring N&B to perform an impairment analysis of its equity method investments. As a result of the analysis performed, N&B recorded a pre-tax, non-cash impairment charge of $63 million to write-down the value of an equity method investment. The charge was recognized in “Restructuring and asset related charges, net” in the combined statements of operations within the Annual N&B Combined Financial Statements. See Note 7 to the Annual N&B Combined Financial Statements.

RESULTS OF OPERATIONS

Comparison of Results of Operations for the Three Months Ended March 31, 2020 and the Three Months Ended March 31, 2019

Net Sales

Summary of Sales Results	Three Months Ended March 31,
(In millions)	2020	2019
Net sales	$1,551	$1,535

Summary of Sales Results by Segments and Geographic Region	Three Months Ended March 31,
In millions	2020	2019
Food & Beverage	$738	$755
Health & Biosciences	605	570
Pharma Solutions	208	210

Total	$1,551	$1,535

U.S. & Canada	$591	$564
EMEA [1]	479	483
Asia Pacific	332	335
Latin America	149	153

Total	$1,551	$1,535

1.	Europe, Middle East and Africa

Net sales were $1,551 million for the three months ended March 31, 2020, up from $1,535 million for the three months ended March 31, 2019. The increase of 1 percent was due to a 2 percent increase in local price and a 1 percent increase in volume partially offset by a 2 percent unfavorable currency impact. Price increased across all segments driven by favorable mix and strong demand. Volume gains were primarily in Health & Biosciences, driven by probiotics along with strong demand in home and personal care and animal nutrition. Volume in Food & Beverage was led by growth in specialty proteins and cellulosics, which was more than offset by declines in sweeteners due to challenges in the supply chain.

Cost of Goods Sold

Cost of goods sold was $1,010 million for the three months ended March 31, 2020 compared to $1,027 million for the three months ended March 31, 2019. The $17 million decrease was primarily driven by plant productivity. Cost of goods sold as a percentage of net sales improved to 65 percent for the three months ended March 31, 2020 from 67 percent for the three months ended March 31, 2019.

Research and Development (“R&D”) Expenses

R&D expense was $71 million for the three months ended March 31, 2020 compared to $70 million for the three months ended March 31, 2019. R&D expense as a percentage of net sales was 5 percent for both the three months ended March 31, 2020 and 2019.

Selling and Administrative (“S&A”) Expenses

S&A expense was $179 million for the three months ended March 31, 2020 compared to $173 million for the three months ended March 31, 2019. S&A expense as a percentage of net sales was 12 percent and 11 percent for the three months ended March 31, 2020 and 2019, respectively.

Amortization of Acquisition-Related Intangibles

Acquisition-related intangible asset amortization was $355 million for the three months ended March 31, 2020 compared to $76 million for the three months ended March 31, 2019. The $279 million increase was primarily driven by the reclassification of indefinite-lived tradenames to definite-lived tradenames as a result of the announcement of the Transactions during the fourth quarter of 2019. See Note 9 to the Interim N&B Combined Financial Statements for additional information on intangible assets.

Restructuring and Asset Related Charges, Net

Restructuring and asset related charges, net were $11 million and $57 million for the three months ended March 31, 2020 and 2019, respectively. Restructuring costs consist of restructuring programs and other asset related charges. The activity in the first quarter of 2019 included a $57 million charge related to the Synergy Program. The activity in the first quarter of 2020 included a $6 million charge related to the 2020 Restructuring Program and $5 million charge related to the Synergy Program. See Note 4 to the Interim N&B Combined Financial Statements for additional information.

Integration and Separation Costs

Integration and separation costs include an allocation of costs incurred by Parent for post-DWDP Merger integration and separation expenses, and beginning in the fourth quarter of 2019, costs directly related to the separation of N&B. These costs to date have primarily consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities. Integration and separation costs were $103 million and $48 million for the three months ended March 31, 2020 and 2019, respectively. The $55 million increase is driven by costs related to the separation of N&B during the three months ended March 31, 2020.

Other Expense (Income), Net

Other expense (income), net includes a variety of income and expense items such as interest expense, net exchange losses (gains), non-operating pension and other post-employment benefit credits or costs and miscellaneous income or expenses. Other expense (income), net was expense of $13 million for the three months ended March 31, 2020 compared with income of $1 million for the three months ended March 31, 2019. The three months ended March 31, 2020 included $12 million of amortization of fees related to the Bridge Loan and Term Loans.

Taxes on (Loss) Income

N&B’s effective tax rate fluctuates based on, among other factors, the geographic mix of earnings. The tax benefit for the first quarter of 2020 resulted in an effective tax rate on operations of 16.2 percent on a pre-tax loss of $191 million, whereas for the first quarter of 2019, the tax charge resulted in an effective tax rate of 38.8 percent, on pre-tax income of $85 million. The tax benefit in the first quarter of 2020 was reduced primarily due to an immaterial tax charge of certain state deferred tax assets recorded in the current period relating to prior periods and an increase in valuation allowances on various U.S. and foreign deferred tax assets, whereas, the tax charge in the first quarter of 2019 was higher due to greater foreign losses with no tax benefit.

Comparison of Results of Operations for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017 (Successor) and the period January 1 through August 31, 2017 (Predecessor)

Net Sales

Summary of Sales Results	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$6,076	$6,216	$1,885	$2,810

Summary of Sales Results by Segments and Geographic Region	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Food & Beverage	$2,945	$2,987	$722	$1,619
Health & Biosciences	2,317	2,405	756	1,191
Pharma Solutions	814	824	407	—

Total	$6,076	$6,216	$1,885	$2,810

United States	$2,125	$2,123	$632	$1,001
Canada	138	142	41	62
EMEA [1]	1,812	1,906	579	820
Asia Pacific	1,380	1,406	416	585
Latin America	621	639	217	342

Total	$6,076	$6,216	$1,885	$2,810

1.	Europe, Middle East and Africa

2019 versus 2018

Net sales were $6,076 million for the year ended December 31, 2019, down from $6,216 million for the year ended December 31, 2018, due to a 2 percent unfavorable currency impact, primarily in EMEA and Latin America, and a 1 percent increase in price offset by a 1 percent decrease from portfolio actions. Volume was flat with gains in Food & Beverage, primarily in cellulosics and protein solutions, from growing demand in the meat alternatives and high protein nutritional beverages and bars, offset by declines in emulsifiers and sweeteners and in Health & Biosciences due to continued market-driven softness in biorefineries and decreased volume related to home and personal care applications, which were partially offset by strength in food enzymes.

2018 versus the period from September 1, 2017 through December 31, 2017 and the period January 1, 2017 through August 31, 2017

Net sales for the year ended December 31, 2018 were $6,216 million compared to $1,885 million for the period September 1 through December 31, 2017 and $2,810 million for the period January 1 through August 31, 2017. Net sales for the year ended December 31, 2018 included net sales of $1,797 million related to the portfolios of Historical Dow N&B and the H&N Business which have been included in N&B’s results subsequent to the DWDP Merger and the FMC Transactions. The Successor period September 1 through December 31, 2017 included net sales of $714 million related to the portfolios assumed from the DWDP Merger and the FMC Transactions. The remaining increasing trend in net sales was driven primarily by volume growth across all three segments led by gains in Food & Beverage products and driven by demand in Asia Pacific. Demand for Health & Biosciences products, led by home and personal care applications and animal nutrition, also contributed to volume growth.

Cost of Goods Sold

Cost of goods sold was $4,043 million for the year ended December 31, 2019 compared to $4,196 million for the year ended December 31, 2018. The $153 million decrease was primarily driven by lower sales volume, cost synergies, portfolio actions, plant productivity and currency impacts. The year ended December 31, 2018 included a charge of $67 million related to the amortization of the fair value step-up in inventories, primarily related to the acquisition of the H&N Business. There was no amortization of fair value step-up recorded for the year ended December 31, 2019. Cost of goods sold as a percentage of net sales improved to 67 percent for the year ended December 31, 2019 from 68 percent for the year ended December 31, 2018.

Cost of goods sold for the year ended December 31, 2018 was $4,196 million compared to $1,671 million for the period September 1 through December 31, 2017 and $1,808 million for the period January 1 through August 31, 2017. Cost of goods sold as a percentage of net sales was 68 percent, 89 percent, and 64 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The year ended December 31, 2018 and the Successor period September 1 through December 31, 2017 included a charge of $67 million and $397 million, respectively, related to amortization of the fair value step-up in inventories of Historical EID and the H&N Business as a result of the DWDP Merger and the FMC Transactions. Excluding the impact of the inventory step-up amortization, cost of goods sold as a percentage of net sales was 66 percent, 68 percent, and 64 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017 and the period January 1 through August 31, 2017, respectively. The increase in cost of goods sold as a percentage of net sales after August 31, 2017 resulted primarily from the increased percentage of sales from lower margin products due to the acquisition of Historical Dow N&B and the H&N Business.

Research and Development (“R&D”) Expenses

R&D expense was $288 million for the year ended December 31, 2019 compared to $275 million for the year ended December 31, 2018. The $13 million increase was primarily driven by investments in growth including probiotics, microbiome and human milk oligosaccharides. The increases were partially offset by cost synergies compared to the prior year. R&D expense as a percentage of net sales was 5 percent and 4 percent for the years ended December 31, 2019 and 2018, respectively.

R&D expense was $275 million for the year ended December 31, 2018, $88 million for the period September 1 through December 31, 2017, and $139 million for the period January 1 through August 31, 2017. R&D expense as a percentage of net sales was 4 percent, 5 percent and 5 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. R&D expense as a percentage of net sales was flat as increased spend on projects associated with the microbiome and human milk oligosaccharides was offset by cost synergies. The year ended December 31, 2018 and the Successor period September 1 through December 31, 2017 included R&D expense of $76 million and $38 million, respectively, from operations assumed in the DWDP Merger and FMC Transactions. The Predecessor period January 1 through August 31, 2017 consisted of only R&D expense of Historical EID N&B.

Selling and Administrative (“S&A”) Expenses

S&A expense was $704 million for the year ended December 31, 2019 compared to $760 million for the year ended December 31, 2018. The $56 million decrease was primarily driven by cost synergies. S&A expense as a percentage of net sales was 12 percent for both of the years ended December 31, 2019 and 2018. S&A expense excluding Parent’s corporate allocations for the years ended December 31, 2019 and December 31, 2018 was $431 million and $471 million, respectively, with the decrease driven by cost synergies.

S&A expense was $760 million for the year ended December 31, 2018, $262 million for the period September 1 through December 31, 2017, and $403 million for the period January 1 through August 31, 2017. S&A expense as a percentage of net sales was 12 percent, 14 percent, and 14 percent for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The decreasing percentage was primarily driven by cost synergies. $239 million and $125 million of S&A expenses were related to operations assumed in the DWDP Merger and FMC Transactions for the year ended December 31, 2018 and the Successor period September 1 through December 31, 2017, respectively. $521 million and $137 million of S&A expenses were related to Historical EID N&B business for the year ended December 31, 2018 and the period September 1 through December 31, 2017, respectively. Excluding the impacts of Historical Dow N&B and the H&N Business, S&A expense as a percentage of net sales was 12 percent for both the year ended December 31, 2018 and the Successor period September 1 through December 31, 2017. S&A expense excluding corporate allocations for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 was $471 million, $152 million, and $241 million, respectively.

Amortization of Acquisition-Related Intangibles

Acquisition-related intangible asset amortization was $349 million for the year ended December 31, 2019 compared to $311 million for the year ended December 31, 2018. The $38 million increase was primarily driven by the $1.2 billion reclassification of indefinite-lived tradenames to definite-lived tradenames as a result of the announcement of the Transaction during the fourth quarter of 2019.

Acquisition-related intangible asset amortization was $311 million for the year ended December 31, 2018 compared to $96 million for the period September 1 through December 31, 2017 and $84 million for the period January 1 through August 31, 2017. The change between the Predecessor and Successor periods in acquisition-related intangible asset amortization was primarily driven by the additional amortization expense resulting from the fair value adjustment to intangibles as part of the DWDP Merger and FMC Transactions. See Notes 4 and 14 to the Annual N&B Combined Financial Statements for additional information on intangible assets.

Restructuring and Asset Related Charges, Net

Restructuring and asset related charges, net were $180 million, $29 million, $20 million and $8 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017 and the period January 1 through August 31, 2017, respectively. Restructuring costs consist of restructuring programs and other asset related charges, which include other asset impairments.

The activity for the year ended December 31, 2019 includes $20 million of charges related to the 2019 Restructuring Program, $97 million of charges related to the Synergy Program and a $63 million asset impairment charge related to an equity method investment. Charges for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were primarily related to the Synergy Program.

See Note 7 to the Annual N&B Combined Financial Statements for additional information.

Goodwill Impairment Charge

During the second quarter of 2019, N&B recorded a pre-tax, non-cash impairment charge of $674 million for the year ended December 31, 2019 impacting the Health & Biosciences segment. There was no goodwill impairment charge recognized during the year ended December 31, 2018, the period September 1 through December 31, 2017, or the period January 1 through August 31, 2017. See Note 14 to the Annual N&B Combined Financial Statements for additional information on the impairment charge.

Integration and Separation Costs

Integration and separation costs include an allocation of costs incurred by Parent to prepare for and close the DWDP Merger, post-merger integration and separation expenses, and beginning in the fourth quarter of 2019, costs directly related to the separation of N&B. These costs have primarily consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities. Integration and separation costs were $264 million, $136 million, $42 million and $57 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively.

Other Income, Net

Other income, net includes a variety of income and expense items such as gains on sale of businesses and other assets, net exchange gains and losses, interest expense, non-operating pension and other post-employment benefit credits or costs, equity in earnings or losses of nonconsolidated affiliates and miscellaneous income or expenses. Other income, net was $6 million, $10 million, $10 million, and $113 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1, 2017, and the period January 1 through August 31, 2017, respectively.

The year ended December 31, 2019 included a net gain on sales of businesses and other assets of $13 million offset by net exchange losses of $7 million and non-operating pension and other post-employment benefits of $2 million.

The year ended December 31, 2018 included non-operating pension and other post-employment benefits of $17 million and miscellaneous income, net of $5 million. These balances were partially offset by net exchange losses of $9 million.

The period September 1, 2017 through December 31, 2017 included non-operating pension and other post-employment benefits of $6 million and net exchange gains of $5 million.

The period January 1, 2017 through August 31, 2017 included a net gain on sale of businesses and other assets of $160 million. This amount includes a pre-tax gain of $162 million ($86 million net of tax) related to the sale of the global food safety diagnostics business. The gain was partially offset by net exchange losses of $32 million, non-operating pension and post-employment credits of $11 million, and equity in losses of nonconsolidated affiliates of $6 million.

See Note 9 to the Annual N&B Combined Financial Statements for additional information.

Taxes on (Loss) Income

N&B’s effective tax rate fluctuates based on, among other factors, the geographic mix of earnings. On December 22, 2017, the TCJA was enacted. The TCJA reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves towards a hybrid territorial system. The underlying factors affecting N&B’s overall tax rate are summarized in Note 10 to the Annual N&B Combined Financial Statements.

For the year ended December 31, 2019, N&B’s effective tax rate was (12.1) percent on pre-tax loss of $420 million. The negative tax rate for the year ended December 31, 2019 was principally the result of the non-tax-deductible goodwill impairment charge impacting the Health & Biosciences segment. See Note 14 to the Annual N&B Combined Financial Statements for more information regarding the goodwill impairment charge.

For the year ended December 31, 2018, N&B’s effective tax rate was 24.1 percent on pre-tax income of $519 million. The effective tax rate for the year ended December 31, 2018 was unfavorably impacted by an increase in valuation allowances on various U.S., state and local and foreign deferred tax assets. This impact was partially offset by a benefit related to remeasurement of U.S. state deferred tax assets and liabilities.

For the period September 1 through December 31, 2017, N&B’s effective tax rate was 169.4 percent on a pre-tax loss of $284 million. The tax rate for the period September 1 through December 31, 2017 was unfavorably impacted by U.S. tax effects resulting from the enactment of the TCJA. The TCJA resulted in a one-time transition tax on earnings of foreign subsidiaries and required N&B to remeasure its U.S. federal deferred tax assets and liabilities. See Note 10 to the Annual N&B Combined Financial Statements for more information regarding the impact of TCJA on N&B.

For the period January 1 through August 31, 2017, N&B’s effective tax rate was 32.8 percent on pre-tax income of $424 million. The tax rate for the period ended August 31, 2017 was favorably impacted by a benefit associated with tax deductions related to certain foreign intangible assets. This impact was partially offset by an unfavorable adjustment related to the sale of the global food safety diagnostics business.

SEGMENT RESULTS

N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (emulsifiers, sweeteners, functional solutions, and protein solutions); Health & Biosciences (dietary supplements, food protection, cultures, enzymes and microbial control); and Pharma Solutions (pharma excipients, industrial applications and nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B. Reconciliations of these measures can be found in Note 15 to the Interim N&B Combined Financial Statements and Note 24 to the Annual N&B Combined Financial Statements.

FOOD & BEVERAGE

Food & Beverage is N&B’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major market for Food & Beverage is the industrial prepared foods market.

Food & Beverage	Three Months Ended March 31,
(In millions)	2020	2019
Net sales	$738	$755
Segment Operating EBITDA	$147	$167

Three months ended March 31, 2020 versus the three months ended March 31, 2019

Food & Beverage net sales were $738 million for the three months ended March 31, 2020, a decrease of 2 percent from $755 million for the three months ended March 31, 2019. A 3 percent increase in price was more than offset by a 2 percent unfavorable currency impact, a 2 percent decrease in volume and 1 percent decrease due to an immaterial divesture in the second quarter of 2019. Increased volume and price primarily within cellulosics and protein solutions from growing demand in meat alternatives, packaged foods and high protein nutritional beverages and bars, were offset by lower volume within emulsifiers and sweeteners due to challenges in supply chain.

Segment Operating EBITDA was $147 million for the three months ended March 31, 2020, a decrease of 12 percent from Segment Operating EBITDA of $167 million for the three months ended March 31, 2019, as lower sales and unfavorable currency impacts were partially offset by raw material savings and improvements in plant utilization. Segment Operating EBITDA as a percentage of net sales decreased to 20 percent for the three months ended March 31, 2020 from 22 percent for the three months ended March 31, 2019.

Food & Beverage	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$2,945	$2,987	$722	$1,619
Segment Operating EBITDA	$586	$605	$167	$258

2019 versus 2018

Food & Beverage net sales were $2,945 million for the year ended December 31, 2019, a decrease of 1 percent from $2,987 million for the year ended December 31, 2018 due to a 3 percent unfavorable currency impact partially offset by a 2 percent increase in price. The increase in price was primarily attributable to sweeteners and locust bean kernels where raw material price increases were passed on to customers. Volume was flat year over year as gains, primarily within cellulosics and protein solutions from growing demand in the meat alternatives and high protein nutritional beverages and bars, were offset by lower volume within emulsifiers and sweeteners.

Segment Operating EBITDA was $586 million for the year ended December 31, 2019, a decrease of 3 percent from Segment Operating EBITDA of $605 million for the year ended December 31, 2018. Segment Operating EBITDA as a percentage of net sales was flat year over year, as unfavorable currency impacts were partially offset by cost synergies and favorable mix.

2018 versus the period September 1, 2017 through December 31, 2017 and January 1, 2017 through August 31, 2017

Food & Beverage net sales were $2,987 million for the year ended December 31, 2018 compared to $722 million for the period September 1 through December 31, 2017 and $1,619 million for the period January 1 through August 31, 2017. Net sales for the year ended December 31, 2018 consisted of net sales of $2,507 million related to Historical EID N&B and $480 million related to the businesses assumed from the DWDP Merger and the FMC Transactions. The Successor period September 1 through December 31, 2017 consisted of net sales of $148 million related to the businesses assumed from the DWDP Merger and FMC Transactions. The Predecessor period January 1 through August 31, 2017 included only net sales related to Historical EID N&B products. Net sales of Historical EID N&B products increased in 2018 due to volume, price and favorable product mix from hydrocolloids and higher demands in the meat-free market which caused growth in demand of specialty proteins products.

Segment Operating EBITDA was $605 million for the year ended December 31, 2018, compared to Segment Operating EBITDA of $167 million for the period September 1 through December 31, 2017 and $258 million for the period January 1 through August 31, 2017. Segment Operating EBITDA as a percentage of net sales increased in the Successor periods as a result of cost synergies.

HEALTH & BIOSCIENCES

Health & Biosciences is the biotechnology driven portfolio of N&B, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. N&B’s biotechnology- driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production, human food and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Health & Biosciences	Three Months Ended March 31,
(In millions)	2020	2019
Net sales	$605	$570
Segment Operating EBITDA	$173	$145

Three months ended March 31, 2020 versus the three months ended March 31, 2019

Health & Biosciences net sales were $605 million for the three months ended March 31, 2020, an increase of 6 percent from $570 million for the three months ended March 31, 2019, due to a 6 percent increase in volume and a 2 percent increase in price, partially offset by a 2 percent unfavorable currency impact. Volume gains were driven by probiotics along with strong demand in home and personal care and animal nutrition. Price benefits from mix were driven by home and personal care and probiotics.

Segment Operating EBITDA was $173 million for the three months ended March 31, 2020, an increase of 19 percent from Segment Operating EBITDA of $145 million for the three months ended March 31, 2019, as increases in top line growth due to product mix in addition to productivity improvements were partially offset by unfavorable impacts related to currency. This also drove improvement in Segment Operating EBITDA as a percentage of net sales, which increased to 29 percent for the three months ended March 31, 2020 from 25 percent for the three months ended March 31, 2019.

Health & Biosciences	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$2,317	$2,405	$756	$1,191
Segment Operating EBITDA	$617	$658	$184	$371

2019 versus 2018

Health & Biosciences net sales were $2,317 million for the year ended December 31, 2019, a decrease of 4 percent from $2,405 million for the year ended December 31, 2018, due to a 3 percent unfavorable currency impact and 1 percent decrease in volume. Strong volume gains within food enzymes were offset by continued market-driven softness in biofuels production and decreased volume related to home and personal care applications.

Segment Operating EBITDA was $617 million for the year ended December 31, 2019, a decrease of 6 percent from Segment Operating EBITDA of $658 million for the year ended December 31, 2018, as unfavorable impacts related to product mix and currency coupled with investment in research and development in probiotics clinical trials, microbiome and human milk oligosaccharides, were partially offset by cost synergies. Segment Operating EBITDA as a percentage of net sales was flat due to increased investment in growth offset by productivity improvements and cost synergies.

2018 versus the period September 1, 2017 through December 31, 2017 and January 1, 2017 through August 31, 2017

Health & Biosciences net sales were $2,405 million for the year ended December 31, 2018 compared to $756 million for the period September 1 through December 31, 2017 and $1,191 million for the period January 1 through August 31, 2017. Net sales for the year ended December 31, 2018 consisted of net sales of $1,912 million related to Historical EID N&B products and $493 million related to the business assumed from the DWDP Merger. The Successor period September 1 through December 31, 2017 consisted of net sales of $159 million related to the businesses assumed from the DWDP Merger. The Predecessor period January 1 through August 31, 2017 included only net sales related to Historical EID N&B products. Historical EID N&B products contributed to an increase in sales primarily due to volume and pricing increases in probiotics, and volume growth in home and personal care applications and animal nutrition.

Segment Operating EBITDA was $658 million for the year ended December 31, 2018, compared to Segment Operating EBITDA of $184 million for the period September 1 through December 31, 2017 and $371 million for the period January 1 through August 31, 2017. Segment Operating EBITDA as a percentage of sales decreased during the Successor periods primarily as a result of an unfavorable mix.

PHARMA SOLUTIONS

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

Pharma Solutions	Three Months Ended March 31,
(In millions)	2020	2019
Net sales	$208	$210
Segment Operating EBITDA	$59	$47

Three months ended March 31, 2020 versus the three months ended March 31, 2019

Pharma Solutions net sales were $208 million for the three months ended March 31, 2020, a decrease of 1 percent from $210 million for the three months ended March 31, 2019, primarily due to a 1 percent unfavorable currency impact. Excluding the impact of currency, net sales increased 1 percent over the prior year due to increased demand for immediate release applications partially offset by a weakness in controlled release applications.

Segment Operating EBITDA was $59 million for the three months ended March 31, 2020, an increase of 26 percent from Segment Operating EBITDA of $47 million for the three months ended March 31, 2019, as pricing gains, cost synergies and productivity actions more than offset unfavorable currency impacts. This also drove improvement in Segment Operating EBITDA as a percentage of net sales, which increased to 28 percent for the three months ended March 31, 2020 from 22 percent for the three months ended March 31, 2019.

Pharma Solutions	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$814	$824	$407	$—
Segment Operating EBITDA	$225	$204	$32	$—

2019 versus 2018

Pharma Solutions net sales were $814 million for the year ended December 31, 2019, a decrease of 1 percent from $824 million for the year ended December 31, 2018, due to a 2 percent unfavorable currency impact and 1 percent decrease in volume which were partially offset by a 2 percent increase in price. Overall growth in demand and price for controlled release applications were offset by a weaker demand in immediate release applications.

Segment Operating EBITDA was $225 million for the year ended December 31, 2019, an increase of 10 percent from Segment Operating EBITDA of $204 million for the year ended December 31, 2018, as pricing gains, cost synergies and productivity actions offset unfavorable currency impacts. This also drove improvement in Segment Operating EBITDA as a percentage of net sales, which increased to 28 percent from 25 percent.

2018 versus the period September 1, 2017 through December 31, 2017 and January 1, 2017 through August 31, 2017

Pharma Solutions net sales were $824 million for the year ended December 31, 2018 compared to $407 million for the period September 1 through December 31, 2017. As the Pharma Solutions segment consists of products relating to Historical Dow N&B and the H&N Business, the Predecessor period January 1 through August 31, 2017 did not include any sales. Growth was driven by increases in both volume and pricing.

Segment Operating EBITDA was $204 million for the year ended December 31, 2018, compared to $32 million for the period September 1 through December 31, 2017. Product mix and raw material efficiencies were the main drivers of the improved Segment Operating EBITDA as a percentage of net sales. As the Pharma Solutions segment consists of products relating to Historical Dow N&B and the H&N Business, the Predecessor period January 1 through August 31, 2017 did not include any Segment Operating EBITDA activity.

Liquidity & Capital Resources

Historically, N&B’s cash flow provided by operations has been transferred to Parent, and transfers from Parent have been the primary source of N&B’s liquidity. Prior to separation, transfers of cash to and from Parent’s cash management system have been reflected in “Parent company net investment” in the combined balance sheets, combined statements of cash flows and combined statements of changes in equity. N&B has not reported cash or cash equivalents for the periods presented in the combined balance sheets. N&B expects Parent to continue to fund N&B’s cash needs through the date of the separation.

Parent has been advised that following the consummation of the Transaction, IFF expects to deploy its sources of liquidity and its capital resources to continue to provide the support to the N&B business that previously was provided by Parent.

Nutrition & Biosciences Financing

As described elsewhere in this document, the Separation Agreement requires that, prior to the Distribution, Nutrition & Biosciences, Inc. will make a cash payment to Parent in the amount of approximately $7.3 billion, subject to certain adjustments (referred to herein as the “Special Cash Payment”).

To secure funding for the Special Cash Payment, on December 15, 2019, N&B (along with IFF) entered into the Commitment Letter, under which the Commitment Parties committed to provide $7.5 billion in an aggregate principal amount of senior unsecured bridge term loans in the Bridge Facility, the availability of which is subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Commitment Letter.

On January 17, 2020, Nutrition & Biosciences, Inc. entered into the Term Loan Facility, which reduced the commitments under the Commitment Letter by a corresponding amount to $6.25 billion.

The remaining $6.25 billion is expected to be funded through a debt offering of senior unsecured notes pursuant to a Rule 144A offering or other private placement, and if such offering is not available, a drawdown on the Bridge Facility. The proceeds from the aforementioned funding sources will be used to make the Special Cash Payment and to pay the related transaction fees and expenses. The commitments under the Commitment Letter and the availability of funding under the Term Loan Facility are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the proposed transaction with IFF.

Borrowing under the Term Loan Facility and, if any, under the Bridge Facility, and, therefore, the distribution to Parent of the Special Cash Payment, would occur close to closing the proposed transaction with IFF. If an alternative is pursued in lieu of the Bridge Facility, any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement for some or all the remaining $6.25 billion would likely occur in advance of the closing. (See “Debt Financing” for more information.)

Summary of Cash Flows

Comparison of the Three Months Ended March 31, 2020 and the Three Months Ended March 31, 2019

N&B’s cash flows from operating, investing, and financing activities, as reflected in the combined statements of cash flows, are summarized in the following table:

Cash Flow Summary	Three Months Ended March 31,
(In millions)	2020	2019
Cash provided by (used for):
Operating Activities	$156	$(15)
Investing Activities	$(91)	$(149)
Financing Activities	$(65)	$164

Cash Flows from Operating Activities

Cash provided by operating activities was $156 million for the three months ended March 31, 2020 compared to cash used for operating activities of $15 million for the three months ended March 31, 2019. The change in cash flows from operating activities was primarily due to a decrease in cash used for working capital compounded by increased cash generated from operating results due to higher sales, plant productivity and lower restructuring charges for three months ended March 31, 2020.

Net Working Capital (In millions except ratio)	March 31, 2020	December 31, 2019
Current assets	$2,671	$2,595
Current liabilities	920	932
Net working capital	$1,751	$1,663
Current ratio	2.90:1	2.78:1

Cash Flows from Investing Activities

Cash used for investing activities was $91 million and $149 million for the three months ended March 31, 2020 and 2019, respectively. The decrease in cash used for investing activities was primarily related to decreased capital expenditures in the first quarter of 2020.

Cash Flows from Financing Activities

As Parent manages N&B’s cash and financing arrangements, all excess cash generated through earnings is deemed to be remitted to Parent and all sources of cash are deemed to be funded by Parent. See Note 1 to the Annual N&B Combined Financial Statements for the year ended December 31, 2019 for further details regarding Parent’s centralized approach to cash management.

Cash used for financing activities was $65 million for the three months ended March 31, 2020 compared to cash provided by financing activities of $164 million for the three months ended March 31, 2019. The change in cash flows from financing activities was primarily driven by an increase in cash provided by operating activities for the reasons discussed above, resulting in an increase in cash transferred to Parent for the three months ended March 31, 2020, compared to cash transferred from Parent for the three months ended March 31, 2019.

Comparison of the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017 (Successor) and the period January 1 through August 31, 2017 (Predecessor)

N&B’s cash flows from operating, investing, and financing activities, as reflected in the Combined Statements of Cash Flows, are summarized in the following table:

Cash Flow Summary	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Cash provided by (used for):
Operating Activities	$674	$830	$220	$245
Investing Activities	$(294)	$(329)	$(83)	$62
Financing Activities	$(380)	$(501)	$(137)	$(307)

Cash Flows from Operating Activities

Cash provided by operating activities was $674 million and $830 million for the years ended December 31, 2019 and 2018, respectively. Cash provided by operating activities decreased by $156 million for 2019 compared to 2018, primarily due to lower sales and earnings year over year coupled with increases in working capital related to increases in accounts receivable and decreases in payables and accrued expenses. Cash provided by operating activities was $220 million for the period September 1 through December 31, 2017 and $245 million for the period January 1 through August 31, 2017. Cash provided by operating activities trends for 2018 were positive compared to prior periods, primarily due to the results of Historical Dow N&B and the H&N Business being included for the entire year, leading to higher sales trends, slightly offset by lower margins, compounded by lower cash used in working capital.

Net Working Capital (In millions except ratio)	December 31, 2019	December 31, 2018
Current assets	$2,595	$2,457
Current liabilities	932	1,031
Net working capital	$1,663	$1,426
Current ratio	2.78:1	2.38:1

Cash Flows from Investing Activities

Cash used for investing activities in 2019 was $294 million compared to cash used for investing of $329 million in 2018. Cash used for investing activities decreased $35 million for 2019 compared to 2018, primarily related to the proceeds of the sale of a business during 2019. Cash used for investing activities was $83 million for the period September 1 through December 31, 2017. Cash provided by investing activities for the period January 1 through August 31, 2017 was $62 million. Cash used by investing activities for 2018 was higher than previous periods, primarily due to the results of Historical Dow N&B and the H&N Business being included for the entire year, leading to higher capital expenditures in 2018, compounded by the cash received for the sale of the food safety diagnostics business in February 2017.

Cash Flows from Financing Activities

As Parent manages N&B’s cash and financing arrangements, all excess cash generated through earnings is deemed to be remitted to Parent and all sources of cash are deemed to be funded by Parent. See Note 1 to the Annual N&B Combined Financial Statements for further details regarding Parent’s centralized approach to cash management.

Cash used for financing activities in 2019 was $380 million compared with $501 million in 2018. Cash used for financing activities decreased $121 million in 2019 compared to 2018, as less cash was transferred to Parent due to decreases in operating cash flows. Cash used for financing activities was $137 million for the period September 1 through December 31, 2017 and $307 million for the period January 1 through August 31, 2017. Cash used for financing activities for 2018 was higher than prior periods, as more cash was transferred to Parent due to increases in operating cash flows.

Restructuring

In March 2020, Parent approved restructuring actions designed to capture near-term cost reductions and to further simplify certain organizational structures (the “2020 Restructuring Program”). As a result of these actions, N&B recorded pre-tax restructuring charges of $6 million during the first quarter of 2020, comprised of $6 million of severance and related benefit costs. N&B expects actions related to this program to be substantially complete by the end of 2020.

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved the 2019 Restructuring Program in order to simplify and optimize certain organizational structures following the completion of the Dow and Corteva separations. N&B has recorded pre-tax restructuring charges of $20 million inception-to-date, consisting of severance and related benefit costs of $12 million and asset related charges of $8 million for the year ended December 31, 2019 which were recognized in “Restructuring and asset related charges, net” in the combined statements of operations within the Annual N&B Combined Financial Statements. N&B expects actions related to this program to be substantially complete in the second quarter of 2020.

In September and November 2017, Parent approved post-merger restructuring actions under the Synergy Program, adopted by the DowDuPont Board of Directors. The Synergy Program was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations. From inception of the program through the first quarter of 2020, N&B recorded pre-tax restructuring charges of $150 million, consisting of severance and related benefit costs of $79 million, asset related charges of $52 million and contract termination charges of $19 million. Included in this amount were charges of approximately $5 million and $97 million for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. N&B does not expect to incur further significant charges related to the Synergy Program and the program is considered substantially complete.

See Note 4 to the Interim N&B Combined Financial Statements and Note 7 to the Annual N&B Combined Financial Statements for additional information.

Off-Balance Sheet Arrangements

Guarantees

Guarantees arise in the ordinary course of business from relationships with customers and nonconsolidated affiliates when N&B undertakes an obligation to guarantee the performance of others if specific triggering events occur. There are no material guarantees at March 31, 2020, December 31, 2019 or December 31, 2018.

OTHER MATTERS

Recent Accounting Pronouncements

See Note 2 to the Interim N&B Combined Financial Statements and Note 3 to the Annual N&B Combined Financial Statements for a discussion of recent accounting guidance.

Critical Accounting Estimates

N&B’s significant accounting policies are more fully described in Note 2 to the Annual N&B Combined Financial Statements. N&B’s management believes that the application of these policies on a consistent basis enables N&B to provide the users of the financial statements with useful and reliable information about N&B’s operating results and financial condition.

The preparation of the N&B Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts, including, but not limited to, receivable and inventory valuations, impairment of tangible and intangible assets, long-term employee benefit obligations, income taxes, restructuring liabilities and litigation. N&B management’s estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. N&B reviews these matters and reflects changes in estimates as appropriate. N&B’s management believes that the following represent some of the more critical judgment areas in the application of N&B’s accounting policies which could have a material effect on N&B’s financial position, liquidity or results of operations.

Corporate Expense Allocations

The N&B combined statements of operations and comprehensive (loss) income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, as well as restructuring and DWDP Merger integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate.

Management believes the assumptions regarding the allocation of Parent’s general corporate expenses and financing costs are reasonable. However, the N&B Combined Financial Statements may not reflect the actual expenses that would have been incurred and may not reflect N&B’s combined results of operations, financial position, and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if N&B had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, such as the division of shared services in human resources, corporate stewardship, legal, finance, sourcing, information systems, and marketing.

Pension and Other Postemployment Benefits

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. The employees of N&B are participants in various pension and other postemployment benefit plans. For purposes of the N&B Combined Financial Statements, the plans are classified as multiemployer or single employer plans. Parent offers both funded and unfunded noncontributory defined benefit pension plans that are shared amongst its businesses, including N&B, and the participation of its employees and retirees in these plans is reflected as though N&B participated in a multiemployer plan with Parent. N&B also has non-U.S. pension plans that benefit only its employees and retirees, and these plans are considered single employer plans.

Accounting for pension and other postemployment benefit plans involves numerous assumptions and estimates. Parent considers discount rates and expected return on plan assets as two critical assumptions in measuring the cost and benefit obligation of the pension and other postemployment benefits. Management reviews these two key assumptions when plans are re-measured. These and other assumptions are updated periodically to reflect the actual experience and expectations on a plan specific basis as appropriate. As permitted by GAAP, actual results that differ from the assumptions are accumulated on a plan by plan basis and to the extent that such differences exceed 10 percent of the greater of the plan’s benefit obligation or the applicable plan assets, the excess is amortized over the average remaining service period of the active employees or the average remaining life expectancy of the inactive participants if all or almost all of a plan’s participants are inactive.

Parent establishes strategic allocation percentage targets and appropriate benchmarks for significant asset classes in accordance with the laws and practice of those countries. Where appropriate, asset-liability studies are also taken into consideration. For plans, the long-term expected return on plan assets pension expense is determined using the fair value of assets.

The following table highlights the potential impact on N&B’s pre-tax earnings due to changes in certain key assumptions with respect to N&B’s pension plans based on assets and liabilities at December 31, 2019:

Pre-tax Earnings Benefit (Charge) (In millions)	1/4 Percentage Point Increase		1/4 Percentage Point Decrease
Discount rate		$(1)	$1
Expected rate of return on plan assets		$(1)	$1

Additional information with respect to pension plans, liabilities and assumptions is discussed in Note 18 to the Annual N&B Combined Financial Statements.

Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of Parent to N&B’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset-and-liability method prescribed by Accounting Standards Codification (ASC) 740, Income Taxes, issued by the Financial Accounting Standards Board. Accordingly, N&B’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of DuPont may not be included in the N&B Combined Financial Statements. Similarly, the tax treatment of certain items reflected in the N&B Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of Parent; therefore, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Parent’s consolidated financial statements.

The breadth of N&B’s operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes N&B will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation, and resolution of disputes arising from federal, state, and international tax audits in the normal course of business.

The taxes on (loss) income are determined using the asset-and-liability method of accounting for income taxes. Under this method, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The taxes on (loss) income represent income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of N&B’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. For the period January 1 through August 31, 2017, it was N&B’s policy to include accrued interest related to unrecognized tax benefits in “Other income, net”

in the combined statements of operations. For periods beginning on or after September 1, 2017, it is N&B’s policy to include accrued interest related to unrecognized tax benefits and income tax-related penalties in the provision for income taxes.

Goodwill

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgement, including estimates based on historical information, current market data and future expectations. The principal assumptions utilized in N&B’s valuation methodologies include the projected revenue, earnings before interest, depreciation and amortization (EBITDA) margins, the weighted average costs of capital, the terminal growth rates, and other market data. Although the estimates are deemed reasonable by management based on information available at the dates of acquisition, those estimates are inherently uncertain.

N&B performs goodwill impairment testing at the reporting unit level which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by segment management. N&B aggregates certain components into reporting units based on economic similarities. N&B tests goodwill for impairment annually (during the fourth quarter as of October 1), or more frequently when events or circumstances indicate it is more likely than not that the fair value of the reporting unit has declined below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter. As of the date of the most recent annual impairment test, N&B identified four reporting units, all of which have goodwill assigned.

For purposes of goodwill impairment testing, N&B has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed at the N&B level include but are not limited to, GDP growth rates, long-term commodity prices, equity and credit market activity, discount rates foreign exchange rates, and overall financial performance. Qualitative factors assessed at the reporting unit level include, but are not limited to, changes in industry and market structure, competitive environments, planned capacity and new product launches, cost factors such as raw material prices, and financial performance of the reporting unit. If N&B chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required.

If additional quantitative testing is performed, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. N&B uses its internal forecasts to estimate future cash flows and includes an estimate of long-term future growth rates based on its most recent views of the long-term outlook for each reporting unit. The discounted cash flow valuations are completed using the following key assumptions: projected revenue growth rates; discount rates; tax rates; and terminal values. These key assumptions are determined through evaluation of N&B as a whole and underlying business fundamentals and industry risk. Actual results may differ from those assumed in N&B’s forecasts. N&B derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the cost of equity financing. N&B uses discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in its internally developed forecasts. Discount rates used in N&B’s reporting unit valuations ranged from 6.75% to 7.75%.

2019 Interim Goodwill Impairment Testing

During the second quarter of 2019, the Internal SP Distribution and the Second Quarter Segment Realignment served as triggering events requiring N&B to perform impairment analyses related to goodwill. As a result of the analyses performed, N&B recorded a pre-tax, non-cash impairment charge during the year ended December 31, 2019 totaling $674 million related to the Health & Biosciences segment. See Note 14 to the Annual N&B Combined Financial Statements for additional information.

The analyses above used discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs. The significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, and tax rates. The key assumption driving the change in fair value was the lower financial projections resulting from developing market conditions, events and circumstances that evolved throughout 2019. The estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from estimates. If the ongoing estimates of future cash flows are not met, additional impairment charges may be recorded in future periods. N&B believes the current assumptions and estimates utilized are both reasonable and appropriate.

Estimating the fair value of reporting units requires the use of estimates and significant judgements that are based on a number of factors including actual operating results. It is reasonably possible that the judgements and estimates described above could change in future periods. For further information see Note 14 to the Annual N&B Combined Financial Statements.

2019 Annual Goodwill Impairment Testing

Subsequent to the Second Quarter Segment Realignment, goodwill was reallocated to the new reporting units on a relative fair value basis. Based on the quantitative impairment analysis performed on the new reporting units effective June 1, 2019, fair value exceeded carrying value of each reporting unit by more than 20%. There were no significant changes in assumptions or other factors which indicated the amount by which fair value exceeded carrying value significantly decreased. In the fourth quarter of 2019, N&B performed qualitative testing on all of its reporting units that carry goodwill. Based on the results of the testing, the estimated fair value of each of the reporting units substantially exceeded their carrying values. The dynamic economic environments in which N&B’s diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results.

Subsequent Valuation of Assets

The assessment for the potential impairment of property, other intangible assets, investments in affiliates, and other assets is an integral part of N&B’s normal ongoing review of operations. Testing for potential impairment of these assets is dependent on numerous assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which N&B’s diversified businesses operate and key economic and business assumptions with respect to projected selling prices, market growth, and inflation rates can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized. In addition, N&B continually reviews its diverse portfolio of assets to ensure they are achieving their greatest potential and are aligned with N&B’s growth strategy. Strategic decisions involving a particular group of assets may trigger an assessment of the recoverability of the related assets and such an assessment could result in an impairment loss. See Note 7 to the Annual N&B Combined Financial Statements for further discussion regarding asset impairments.

The novel coronavirus (“COVID-19”) pandemic continues to adversely impact the broader global economy and has caused significant volatility in financial markets. If there is a lack of recovery or further global softening in certain markets or sustained decline in the value of Parent’s common stock, N&B may be required to perform additional impairment assessments for goodwill, other intangibles, and long-lived assets, the results of which could result in material impairment charges.

Contractual Obligations

Information related to significant contractual obligations is summarized in the following table:

		Payments Due In
(In millions)	Total at December 31, 2019	2020	2021-2022	2023-2024	2025 and beyond
Finance lease obligations	$1	$1	$—	$—	$—
Operating leases	137	34	48	27	28
Pension and other post-employment benefits	59	5	13	10	31
Purchase obligations [1]	150	137	9	4	—
Other liabilities [2]	28	10	7	2	9

Total contractual obligations	$375	$187	$77	$43	$68

1.

Represents enforceable and legally binding agreements to purchase goods or services that specify fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the agreement.

2.

Includes liabilities related to workers compensation, vacation, human resources and other long-term liabilities. The table excludes uncertain tax positions due to uncertainties in the timing of the effective settlement of tax positions with the respective taxing authorities and deferred tax liabilities as it is impractical to determine whether there will be a cash impact related to these liabilities.

N&B expects to meet its contractual obligations through its normal sources of liquidity and believes it has the financial resources to satisfy these contractual obligations. In the first quarter of 2020, there have been no material changes in N&B’s contractual obligations since December 31, 2019.

COVID-19 Pandemic

N&B is actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remains focused on its top priorities – the safety and health of its employees and the needs of its customers. N&B’s business and financial condition, and the business and financial condition of its customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. In addition, public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services, have impacted N&B’s business.

During the first quarter of 2020, N&B benefited from COVID-19 related demand in certain markets, principally food & beverage and health & wellness markets as consumers stockpiled basic and shelf-stable food items and increased focus on health and immunity in response to COVID-19, which more than offset declines in demand in oil and gas and select industrial end-markets. N&B currently expects these trends to continue into the second quarter of 2020.

However, N&B is unable to predict the extent of COVID-19 related impacts on its business, results of operations, and financial condition which depends on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including N&B, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for the DuPont Group, the N&B Combined Financial Statements do not reflect the impact of such activities.

Foreign Currency Exchange Rate Risks

N&B has significant international operations resulting in a large number of currency transactions that result from international sales, purchases, investments and borrowings. The primary currencies for which N&B has an exchange rate exposure are the Euro and Chinese yuan.

Concentration of Credit Risk

N&B’s sales are not materially dependent on any single customer. For the years ended December 31, 2019 and 2018, and the periods September 1 through December 31, 2017 and January 1 through August 31, 2017, no one individual customer or group of customers represented more than 10 percent of N&B’s total sales. Further, as of December 31, 2019 and 2018, no one individual customer balance or group of related customer’s balances represented more than 10 percent of N&B’s outstanding receivables. Credit risk associated with N&B’s receivables is representative of the geographic, industry, and customer diversity associated with N&B’s global businesses.

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of the N&B Business

The following selected historical combined financial data of N&B as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, have been derived from the audited combined financial statements of N&B included elsewhere in this document. The following selected historical combined condensed financial statement data as of March 31, 2020 and for the three months ended March 31, 2020 and March 31, 2019 have been derived from the interim unaudited combined condensed financial statements of N&B included elsewhere in this document. The selected historical combined financial data as of December 31, 2017, December 31, 2016 and December 31, 2015, and for the years ended December 31, 2016 and 2015, have been derived from N&B’s unaudited combined financial statements not included in or incorporated by reference into this document. The selected historical combined financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the N&B Business” and the combined financial statements of N&B and the notes thereto included elsewhere in this document.

Selected Financial Data	Successor					Predecessor
(In millions)	For the Three Months Ended March 31, 2020	For the Three Months Ended March 31, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Summary of Operations[1]
Net sales	$1,551	$1,535	$6,076	$6,216	$1,885	$2,810	$4,285	$4,234
Net (loss) income	$(160)	$52	$(471)	$394	$197	$285	$344	$208
Net income attributable to noncontrolling interests	$—	$—	$1	$1	$1	$5	$2	$3
Net (loss) income attributable to N&B	$(160)	$52	$(472)	$393	$196	$280	$342	$205
Period-end Financial Position
Total assets[2]	$21,051		$21,539	$22,612	$23,360		$7,859	$8,363

1.

The periods presented during the year ended December 31, 2017 reflect results related to Historical EID businesses for the entire year and includes the results of the Historical Dow businesses for the period beginning on and after September 1, 2017, and the H&N Business for the period beginning on and after November 1, 2017. The years ended December 31, 2016 and 2015 solely reflect the results of the Historical EID businesses.

2.

Total assets as of December 31, 2016 and 2015 solely reflect Historical EID. Total assets as of March 31, 2020, December 31, 2019, 2018 and 2017 reflect the combination of Historical EID, Historical Dow, and the H&N Business.

Selected Historical Consolidated Financial Data of IFF

The following table presents selected historical consolidated financial data of IFF as of and for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015, for the three months ended March 31, 2020 and 2019 and as of March 31, 2020. The statement of income data for the fiscal years ended December 31, 2019, 2018 and

2017 and the balance sheet data as of December 31, 2019 and 2018 have been derived from IFF’s audited consolidated financial statements included in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this document. The statement of income data for the fiscal years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from IFF’s consolidated financial statements not incorporated by reference into this document. The selected historical consolidated financial data of IFF for the three months ended March 31, 2020 and 2019 and as of March 31, 2020 set forth below have been derived from the unaudited interim consolidated financial statements of IFF incorporated by reference into this document. The selected historical consolidated financial data presented below are not necessarily indicative of the results or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of IFF and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in IFF’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for Three Months Ended March 31,		As of and for Year Ended December 31,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AND PERCENTAGE AMOUNTS)	2020	2019	2019(a)	2018(b)	2017(d)	2016(d)	2015(d)
Consolidated Statement of Income Data
Net sales	$1,347,317	$1,297,402	$5,140,084	$3,977,539	$3,398,719	$3,116,350	$3,023,189
Cost of goods sold(c)	781,450	766,143	3,027,336	2,294,832	1,926,256	1,720,787	1,672,308

Gross profit	565,867	531,259	2,112,748	1,682,707	1,472,463	1,395,563	1,350,881
Operating profit	196,222	163,870	665,270	583,882	552,630	552,955	588,545
Net income	127,211	111,214	460,268	339,781	295,665	405,031	419,247
Net income attributable to noncontrolling interests	2,604	2,385	4,395	2,479	—	—	—

Net income attributable to IFF shareholders	$124,607	$108,829	$455,873	$337,302	$295,665	$405,031	$419,247

Net income per share — basic	$1.16	$0.97	$4.05	$3.81	$3.73	$5.07	$5.19
Net income per share — diluted	$1.15	$0.96	$4.00	$3.79	$3.72	$5.05	$5.16
Average number of diluted shares (thousands)	113,594	113,389	113,307	88,121	79,370	79,981	80,891
Consolidated Balance Sheet Data
Total assets	$12,689,076		$13,287,411	$12,889,395	$4,598,926	$4,016,984	$3,702,010
Bank borrowings, overdrafts and current portion of long-term debt	385,569		384,958	48,642	6,966	258,516	132,349
Long-term debt	3,946,905		3,997,438	4,504,417	1,632,186	1,066,855	935,373
Redeemable noncontrolling interests	102,713		99,043	81,806	—	—	—
Total Shareholders’ equity	5,840,674		6,229,548	6,043,374	1,689,294	1,631,134	1,594,989
Other Data
Cash dividends declared per share	$0.75	$0.73	$2.96	$2.84	$2.66	$2.40	$2.06

(a)	Results for the year ended 2019 include a full year of Frutarom’s business operations.
(b)	Results for the year ended 2018 include Frutarom’s business operations since the acquisition date of October 4, 2018.

(c)

The 2018 amount includes $23.6 million related to amortization for inventory “step-up” costs for the Frutarom acquisition and $7.1 million of net reimbursements from suppliers related to the previously disclosed FDA mandated recall. The 2017 amount includes $15.9 million of costs related to the amortization for inventory “step-up” for the Fragrance Resources and PowderPure acquisitions and FDA mandated product recall costs of $11.0 million. The 2016 amount includes $7.6 million of costs related to the amortization for inventory “step-up” for the David Michael and Lucas Meyer acquisitions. The 2015 amount includes $6.8 million of costs related to the fair value step-up of inventory for the Ottens Flavors and Lucas Meyer acquisitions.

(d)

The amounts have been adjusted to reflect the adoption of ASU 2017-07, which required that employers who present a measure of operating income in their statement of income include only the service cost component of net periodic pension cost and postretirement costs in operating expenses. The impact of the adoption of this standard was a decrease in operating profit by approximately $28.8 million, $14.4 million and $0.6 million for the fiscal year 2017, 2016 and 2015, respectively, and corresponding increases in Other (income) expense, net.

UNAUDITED CONDENSED COMBINED PRO FORMA INFORMATION OF IFF AND THE N&B BUSINESS

The following unaudited condensed combined pro forma financial statements and notes thereto have been prepared by IFF in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions. The Merger will be accounted for under the acquisition method of accounting in accordance with ASC 805. The unaudited condensed combined pro forma financial information contains only adjustments that are (i) directly attributable to the Transactions described below, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of IFF and the N&B Business.

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7,306.0 million, subject to the adjustments described herein, (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) no matter which form of Distribution is selected, Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases.

The consummation of the Transactions is subject to the approval by IFF’s shareholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

IFF is determined to be the legal and accounting acquirer of N&B. In identifying IFF as the accounting acquirer, the companies considered the structure of the Transactions and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of IFF and the N&B Business and the designation of certain senior management positions of the combined company. Refer to section “Accounting Treatment and Considerations” for more details.

The unaudited condensed combined pro forma financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and accompanying notes for the applicable periods, which are incorporated by reference or included in this document:

•

IFF’s audited consolidated financial statements for the year ended December 31, 2019 included in IFF’s Annual Report on Form 10-K which was filed with the SEC on March 3, 2020 (except for items recast in its Current Report on Form 8-K filed with the SEC on June 18, 2020) (each incorporated by reference herein);

•

IFF’s unaudited consolidated financial statements for the three months ended March 31, 2020 included in IFF’s Form 10-Q which was filed with the SEC on May 11, 2020 (incorporated by reference herein); and

•

The N&B Business’s audited combined financial statements for the year ended December 31, 2019 and unaudited combined financial statements for the three months ended March 31, 2020 included in this document.

The unaudited condensed combined pro forma statements of income for the year ended December 31, 2019 and the three months ended March 31, 2020 combine the historical consolidated statements of income and comprehensive income of IFF and the historical combined statements of operations for the N&B Business, giving effect to the Transactions as if they had been consummated on January 1, 2019, the beginning of the earliest period presented. The unaudited condensed combined pro forma balance sheet combines the historical unaudited consolidated balance sheet of IFF as of March 31, 2020 and the historical unaudited condensed combined balance sheet of the N&B Business as of March 31, 2020, giving effect to the Transactions as if they had been consummated on March 31, 2020. The unaudited condensed combined pro forma financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited condensed combined pro forma financial information.

IFF has historically operated on a 52/53-week fiscal year on the Friday nearest to the last day of the year or the quarter, which was January 3, 2020 for fiscal year 2019 and April 3, 2020 for the first quarter of fiscal year 2020. The N&B Business reports its results of operations on a calendar year basis. The differences in the periods were not significant to the unaudited condensed combined pro forma financial statements. For ease of presentation, March 31 and December 31 are used consistently throughout the financial statements and notes to represent the period-end dates.

The historical combined financial statements of the N&B Business have been derived from DuPont’s accounting records as if the N&B Business’s operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the SEC. The historical combined financial statements of the N&B Business may not be indicative of what they would have been had the N&B Business actually been an independent stand-alone entity, nor are they necessarily indicative of the N&B Business’s future results of operations and financial position. The combined statements of operations and comprehensive (loss) income of the N&B Business reflect allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and Dow-DuPont (“DWDP”) integration activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the N&B Business and DuPont considers these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the N&B Business, in the aggregate. The allocations may not, however, reflect the expenses the N&B Business would have incurred as a stand-alone company for the periods presented. See Note 1 to Annual N&B Combined Financial Statements.

As a separate reporting segment of DuPont, the N&B Business has been able to receive services from DuPont. Following the Transactions, IFF will need to replace these services either by providing them internally from IFF’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of the N&B Business and the combined company following the Merger. While DuPont will provide certain services on a transitional basis pursuant to the Transition Services Agreements, the duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business.

The unaudited condensed combined pro forma financial information does not reflect certain costs associated with the Transition Services Agreements, the Space Leases, and certain other Ancillary Agreements. These agreements may have an impact on the statement of income, but as they are currently being negotiated such amounts are not currently estimable or factually supportable.

The unaudited condensed combined pro forma financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger or potential divestitures that may occur prior to, or subsequent to, the completion of the Merger or any acquisition and integration costs that may be incurred.

The unaudited condensed combined pro forma financial information is being presented for illustrative purposes only and, therefore, is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved by the combined company for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of the combined company that may occur in the future. The unaudited condensed combined pro forma financial information has been prepared by IFF management and is based on the estimates and assumptions set forth in the notes to such information. The pro forma adjustments included in this document are preliminary and subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the condensed combined pro forma financial statements presented in this document.

The Transactions have not been consummated as of the date of the preparation of the unaudited condensed combined pro forma financial statements and their completion is subject to approval by IFF’s shareholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals, and thus there can be no assurances that the Transactions will be consummated. The pro forma purchase price allocation of the N&B Business’s assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon available information and certain assumptions that IFF management believes are factually supportable as of the date of this document. The process of evaluating accounting policies for conformity is still in the preliminary stages. Upon closing of the Transactions, final valuations will be performed. The completion of the valuation, accounting for the Transactions and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the combined statements of income. There can be no assurances that the form of the Permanent Financing will not change, or that N&B will receive additional Permanent Financing at all other than the Term Loan Facility. See “Risk Factors” for additional discussion of risk factors associated with the unaudited condensed combined pro forma financial statements. Following the consummation of the Transactions, IFF management will perform a detailed review of the N&B Business’s accounting policies and may identify additional differences, which could have a material impact on the unaudited combined pro forma financial information.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF MARCH 31, 2020

(In USD thousands)

	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Assets
Current assets:
Cash and cash equivalents	$433,246	$—	$82,890	5	$(104,376)	8a	$411,760
Restricted cash	9,699	—	—		—		9,699
Trade receivables	943,114	1,007,000	—		—		1,950,114
Inventories	1,075,913	1,411,866	—		386,834	7	2,874,613
Prepaid expenses and other current assets	356,322	252,066	(32,000)	5	—		576,388

Total current assets	2,818,294	2,670,932	50,890		282,458		5,822,574
Property, plant and equipment, net	1,339,124	2,894,857	44,187	4b	235,156	7	4,513,324
Goodwill	5,267,559	11,080,348	—		1,719,660	7	18,067,567
Other intangible assets, net	2,677,446	3,988,536	(856,947)	4c	6,068,411	7	11,877,446
Deferred income tax assets	—	28,366	40,563	4a	—		68,929
Other assets	586,653	387,838	236	4a	—		974,727

Total assets	$12,689,076	$21,050,877	$(721,071)		$8,305,685		$41,324,567

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings, overdrafts and current portion of long-term debt	$385,569	$—	$—		$—		$385,569
Accounts payable	456,156	668,296	—		—		1,124,452
Other current liabilities	585,270	252,169	—		(14,602)	8a	822,837

Total current liabilities	1,426,995	920,465	—		(14,602)		2,332,858
Long-term debt	3,946,905	—	7,437,763	5	—		11,384,668
Retirement liabilities	261,512	42,781	144,609	4a	—		448,902
Deferred income taxes	616,084	1,003,569	(209,695)	4c	1,631,341	7	3,041,299
Other liabilities	494,193	246,371	—		—		740,564

Total liabilities	6,745,689	2,213,186	7,372,677		1,616,739		17,948,291

Redeemable noncontrolling interests	102,713	—	—		—		102,713

Shareholders’ equity:
Common stock	16,066	—	—		17,727	6	33,793
Capital in excess of par value	3,835,265	—	—		17,478,246	6	21,313,511
Retained earnings	4,162,347	—	—		(89,774)	8a	4,072,573
Parent company net investment	—	19,874,173	(8,031,991)	5	(11,842,182)	6	—
Accumulated other comprehensive income (loss)	(1,164,208)	(1,063,172)	(61,757)	4a	1,124,929	6	(1,164,208)
Treasury stock, at cost	(1,021,620)	—	—		—		(1,021,620)

Total shareholders’ equity	5,827,850	18,811,001	(8,093,748)		6,688,946		23,234,049

Noncontrolling interests	12,824	26,690	—		—		39,514

Total shareholders’ equity including NCI	5,840,674	18,837,691	(8,093,748)		6,688,946		23,273,563

Total liabilities and shareholders’ equity	$12,689,076	$21,050,877	$(721,071)		$8,305,685		$41,324,567

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 124, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2020

(in USD thousands, except per share amounts)

	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Net sales	$1,347,317	$1,550,555	$—		$—		$2,897,872
Cost of goods sold	781,450	1,010,325	—		5,068	7	1,796,843

Gross profit	565,867	540,230	—		(5,068)		1,101,029

Research and development expenses	85,909	70,824	—		—		156,733
Selling and administrative expenses	229,714	281,783	—		(71,515)	8a	439,982
Restructuring and other charges, net	4,918	10,812	—		—		15,730
Amortization of acquisition-related intangibles	48,350	355,070	(281,611)	4c	77,384	7	199,193
Losses (gains) on sales of fixed assets	754	—	—		—		754

Total expenses	369,645	718,489	(281,611)		5,869		812,392

Operating profit (loss)	196,222	(178,259)	281,611		(10,937)		288,637
Interest expense	32,140	—	57,237	5	—		89,377
Other expense (income), net	10,574	12,571	(12,000)	5	—		11,145

Total other (income) expense	42,714	12,571	45,237		—		100,522
Income (loss) before taxes	153,508	(190,830)	236,374		(10,937)		188,115
Taxes on income (loss)	26,297	(30,970)	56,032	8b	(4,421)	8b	46,938

Net income (loss)	127,211	(159,860)	180,342		(6,516)		141,177
Net income (loss) attributable to noncontrolling interests	2,604	(54)	—		—		2,550

Net income (loss) attributable to common shareholders	$124,607	$(159,806)	$180,342		$(6,516)		$138,627

Net income per share — basic	$1.16	$—					$0.55
Net income per share — diluted	$1.15	$—					$0.54
Average number of shares outstanding - basic	112,082						253,899
Average number of shares outstanding - diluted	113,594						255,411

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 124, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in USD thousands, except per share amounts)

	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Net sales	$5,140,084	$6,076,156	$—		$—		$11,216,240
Cost of goods sold	3,027,336	4,043,065	—		20,272	7	7,090,673

Gross profit	2,112,748	2,033,091	—		(20,272)		4,125,567

Research and development expenses	346,128	287,754	—		—		633,882
Selling and administrative expenses	876,121	968,605	—		(67,343)	8a	1,777,383
Restructuring and other charges, net	29,765	117,350	—		—		147,115
Amortization of acquisition-related intangibles	193,097	349,284	(48,449)	4c	302,536	7	796,468
Goodwill and equity method investment impairment	—	736,566	—		—		736,566
Losses (gains) on sales of fixed assets	2,367	(13,000)	—		—		(10,633)

Total expenses	1,447,478	2,446,559	(48,449)		235,193		4,080,781

Operating profit (loss)	665,270	(413,468)	48,449		(255,465)		44,786
Interest expense	138,221	—	228,952	5	—		367,173
Other expense (income), net	(30,403)	6,717	—		—		(23,686)

Total other (income) expense	107,818	6,717	228,952		—		343,487
Income (loss) before taxes	557,452	(420,185)	(180,503)		(255,465)		(298,701)
Taxes on income (loss)	97,184	51,370	(40,700)	8b	(58,857)	8b	48,997

Net income (loss)	460,268	(471,555)	(139,803)		(196,608)		(347,698)
Net income (loss) attributable to noncontrolling interests	4,395	552	—		—		4,947

Net income (loss) attributable to common shareholders	$455,873	$(472,107)	$(139,803)		$(196,608)		$(352,645)

Net income (loss) per share — basic	$4.05	$—					$(1.39)
Net income (loss) per share — diluted	$4.00	$—					$(1.39)
Average number of shares outstanding - basic	111,966						253,783
Average number of shares outstanding - diluted	113,307						253,783

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 124, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

(In USD thousands, except share and per share data)

1)    DESCRIPTION OF TRANSACTION

On December 15, 2019, IFF entered into definitive agreements with DuPont, N&B, and Merger Sub I, pursuant to which and subject to the terms and conditions therein:

•	DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation),

•	N&B will make a cash distribution to DuPont equal to $7,306,000 subject to the adjustments described in the Separation Agreement (referred to herein as the Special Cash Payment),

•

DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of, at DuPont’s option, a pro rata dividend, an exchange offer, or a combination of both (generally referred to herein as the Distribution), and

•	Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger).

As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger.

In addition, except as agreed between the parties, no fewer than 30 days (or 15 days, in some circumstances) after the Merger, N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

Based on market conditions prior to the closing of the Merger, DuPont will determine whether the shares of N&B common stock will be distributed to DuPont stockholders in a spin-off, a split-off exchange offer or a combination of both and if conducted in whole or in part as an exchange offer, the terms thereof (including whether to offer any discount for shares of N&B common stock). In a spin-off, all DuPont stockholders would receive a pro rata number of shares of N&B common stock. In a split-off exchange offer, DuPont would offer its stockholders the option to exchange their shares of DuPont common stock for shares of N&B common stock in an exchange offer resulting in a reduction in DuPont’s outstanding shares. In a combination of those two options, DuPont would offer a portion of N&B common stock in an exchange offer and distribute the remaining shares of N&B common stock in a spin-off (but only to those DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the exchange offer). If DuPont distributes the shares of N&B common stock in whole or in part through an exchange offer, and if the exchange offer is not fully subscribed because less than all shares of N&B common stock offered by DuPont in such exchange offer are exchanged, the remaining shares of N&B common stock owned by DuPont would be distributed on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding after the consummation of the exchange offer. IFF and N&B are filing their registration statements (including this registration statement) under the assumption that the shares of N&B common stock will be distributed to DuPont stockholders pursuant to a combination of an exchange offer and a spin-off. However, no final decision has been made about the form of distribution or the final terms of any potential exchange offer (including whether to offer any discount for shares of N&B common stock). Once a final decision is made regarding the manner of distribution of the shares, IFF’s registration statement on Form S-4 and N&B’s registration statement on Form S-4 and Form S-1 will be amended to reflect that decision, if necessary. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a spin-off instead of a combination of split-off/spin-off would have a material impact on the combined company or on IFF’s shareholders.

As described above, prior to the Distribution, N&B will make the Special Cash Payment to DuPont amounting to $7,306,000 in cash, subject to certain adjustments described in the Separation Agreement.

The Special Cash Payment will be funded by newly issued debt treated as assumed by the combined company in the Merger pursuant to ASC 805. Such debt is not currently reflected in the historical combined financial statements of the N&B Business as N&B will incur borrowings for the Special Cash Payment on or prior to the date of the Distribution, which will occur immediately prior to the closing of the Merger. See Note 5 for more details.

2)    BASIS OF PRESENTATION

The unaudited condensed combined pro forma financial statements are prepared in accordance with Article 11 of Regulation S-X after giving effect to the Merger and other adjustments related to the Transactions. The Merger is being accounted for as a business combination with IFF as the legal and accounting acquirer. The unaudited condensed combined pro forma statements of income are presented as if these Transactions occurred on January 1, 2019. The unaudited condensed combined pro forma balance sheet is presented as if these Transactions occurred on March 31, 2020.

The unaudited condensed combined pro forma financial statements are derived from IFF’s historical consolidated financial statements and the N&B Business’s historical combined financial statements for each period presented. The N&B Business’s historical combined financial statements have been prepared on a “carve-out” basis from DuPont’s consolidated financial statements using the historical results of operations, assets and liabilities of the N&B Business and include allocations of expenses from DuPont. All of the allocations and estimates in such financial statements are based on assumptions that DuPont’s management believes are reasonable, in the aggregate. As a result, the N&B Business’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had the N&B Business been an independent, stand-alone entity during the periods presented.

The preparation of unaudited condensed combined pro forma financial statements requires IFF and N&B management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited condensed combined pro forma financial statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Based on a preliminary review of the accounting policies of IFF and the N&B Business, IFF is not aware of any differences that would have a material impact on the unaudited condensed combined pro forma financial statements. After the completion of the Transactions, as more information becomes available, accounting policy differences may be identified and these differences, when identified, could have a material impact on the unaudited pro forma financial statements. Certain items included in the N&B Business’s historical combined financial statements have been reclassified to conform to IFF’s basis of presentation (See Note 3).

IFF expects (through N&B) to enter into Transition Services Agreements with DuPont under which various categories of services will be provided to N&B upon consummation of the Transactions until the applicable term for each service has expired or has otherwise been terminated. See Note 4 for further discussion.

3)    RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been made on a preliminary basis to the historical presentation of combined statements of operations and combined balance sheet of the N&B Business included within the unaudited condensed combined pro forma financial information to conform to the financial statement presentation of IFF. Upon completion of the Transactions, IFF will perform a full and detailed review of the N&B Business’s accounting policies and financial statements. As a result of that review, IFF may identify additional differences between the accounting policies and financial statements presentation of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. The following tables indicate the reclassification made for the purpose of unaudited pro forma financial statements included in this filing:

Balance Sheet Reclassifications

As of March 31, 2020

(In USD thousand)

	Historical N&B Business	Reclassification adjustment	Note	Historical N&B Business after reclassification
Current assets:
Accounts and notes receivable, net	$1,172,146	$(1,172,146)	3a,3b	$—
Trade receivables	—	1,007,000	3a	1,007,000
Inventories	1,411,866	—		1,411,866
Prepaid expenses and other current assets	86,920	165,146	3b	252,066

Total current assets	2,670,932	—		2,670,932

Noncurrent assets:
Property, plant and equipment, net	2,894,857	—		2,894,857
Goodwill	11,080,348	—		11,080,348
Other intangible assets, net	3,988,536	—		3,988,536
Deferred income tax assets	28,366	—		28,366
Other assets	387,838	—		387,838

Total noncurrent assets	18,379,945	—		18,379,945

Total assets	$21,050,877	$—		$21,050,877

Liabilities and equity:
Current liabilities
Accounts payable	$668,296	$—		$668,296
Employee compensation and benefits	93,858	(93,858)	3c	—
Income taxes payable	48,096	(48,096)	3c	—
Accrued and other current liabilities	110,215	(110,215)	3c	—
Other current liabilities	—	252,169	3c	252,169

Total current liabilities	920,465	—		920,465

Non-current liabilities
Deferred income taxes	1,003,569	—		1,003,569
Retirement liabilities	—	42,781	3d	42,781
Other liabilities	289,152	(42,781)	3d	246,371

Total noncurrent liabilities	1,292,721	—		1,292,721

Total liabilities	2,213,186	—		2,213,186
Equity
Parent company net investment	19,874,173	—		19,874,173
Accumulated other comprehensive loss	(1,063,172)	—		(1,063,172)

Total N&B equity	18,811,001	—		18,811,001
Noncontrolling interests	26,690	—		26,690

Total equity	18,837,691	—		18,837,691

Total liabilities and equity	$21,050,877	$—		$21,050,877

The following items represent certain reclassifications of the historical N&B Business’s financial statement line items to conform to the expected financial statement line items of the combined company including:

Statement of Income Reclassifications

For the three months ended March 31, 2020

(In USD thousand)

	Historical N&B Business	Reclassification adjustment	Note	Historical N&B Business after reclassification
Revenue:
Net sales	$1,550,555	$—		$1,550,555
Cost of goods sold	1,010,325	—		1,010,325

Gross profit	540,230	—		540,230

Research and development expenses	70,824	—		70,824
Selling and administrative expenses	178,977	102,806	3e	281,783
Amortization of acquisition-related intangibles	355,070	—		355,070
Restructuring and asset related charges, net	10,812	(10,812)	3f	—
Restructuring and other charges, net	—	10,812	3f	10,812
Integration and separation costs	102,806	(102,806)	3e	—
Other expense (income), net	12,571	—		12,571

Loss before income taxes	(190,830)	—		(190,830)
Taxes on (loss) income	(30,970)	—		(30,970)

Net loss	(159,860)	—		(159,860)
Net loss attributable to noncontrolling interests	(54)	—		(54)

Net loss attributable to N&B’s shareholders	$(159,806)	$—		$(159,806)

Statement of Income Reclassifications

For the year ended December 31, 2019

(In USD thousand)

	Historical N&B Business (audited)	Reclassification adjustment	Note	Historical N&B Business after reclassification
Revenue:
Net sales	$6,076,156	$—		$6,076,156
Cost of goods sold	4,043,065	—		4,043,065

Gross profit	2,033,091	—		2,033,091

Research and development expenses	287,754	—		287,754
Selling and administrative expenses	704,426	264,179	3e	968,605
Amortization of acquisition-related intangibles	349,284	—		349,284
Restructuring and asset related charges, net	180,350	(180,350)	3f	—
Restructuring and other charges, net	—	117,350	3f	117,350
Goodwill impairment charge	673,566	(673,566)	3g	—
Goodwill and equity method investment impairment	—	736,566	3f,3g	736,566
Losses (gains) on sales of fixed assets	—	(13,000)	3h	(13,000)
Integration and separation costs	264,179	(264,179)	3e	—
Other expense (income), net	(6,283)	13,000	3h	6,717

Loss before income taxes	(420,185)	—		(420,185)
Taxes on (loss) income	51,370	—		51,370

Net loss	(471,555)	—		(471,555)
Net income attributable to noncontrolling interests	552	—		552

Net loss attributable to N&B’s shareholders	$(472,107)	$—		$(472,107)

The following items represent certain reclassifications of the historical N&B Business’s financial statement line items to conform to the expected financial statement line items of the combined company including:

Balance sheet items:

a)	Accounts receivable of $1,007,000 (Net of allowance for doubtful accounts of $20,121) included in Accounts and notes receivable, net have been reclassified to Trade receivables;

b)	Notes receivable and other miscellaneous receivables of $165,146 included in Accounts and notes receivable, net have been reclassified to Prepaid expenses and other current assets;

c)	Employee compensation and benefits, Income taxes payable and Accrued and other current liabilities have been combined into Other current liabilities;

d)	Net funded status of single employer plans amounting to $42,781 included in Other liabilities have been reclassified to Retirement liabilities.

Statement of income items:

e)

Integration and separation costs of $102,806 and $264,179 for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively, have been reclassified to Selling and administrative expenses;

f)

Equity method investment impairment loss of $63,000 for the year ended December 31, 2019, included in Restructuring and asset related charges, net has been reclassified to Goodwill and equity method investment impairment, and remaining expenses included in Restructuring and asset related charges, net have been reclassified to Restructuring and other charges, net for the three months ended March 31, 2020 and for the year ended December 31, 2019;

g)	Goodwill impairment charge for the year ended December 31, 2019 has been reclassified to Goodwill and equity method investment impairment;

h)	Gains on sale of assets of $13,000 for the year ended December 31, 2019 included in Other expense (income), net have been reclassified to Losses (gains) on sales of fixed assets.

4)    SEPARATION ADJUSTMENTS

The N&B Business’s historical combined financial statements include certain assets and liabilities that have historically been held at the DuPont corporate level but are specifically identifiable or otherwise attributable to the N&B Business. In addition, the historical statements of operations for the N&B Business reflect allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP integration activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the N&B Business and DuPont consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the N&B Business, in the aggregate. The allocations may not, however, reflect the expenses the N&B Business would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the N&B Business had been a stand-alone company could have been materially different (higher or lower) and would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the Transactions, certain functions such as information technology and infrastructure will be performed by IFF (utilizing IFF’s existing capabilities, the N&B Business’s own resources acquired by IFF as part of the Transactions, or a combination of both) or third-party service providers. For an interim period, however, some of these functions may continue to be provided by DuPont under the Transition Services Agreements. The duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services and the total of service fees payable by N&B (and as such a cost of the combined company) may not exceed $45 million in any calendar year, and as such any costs or expenses in excess of that for services provided will be borne by DuPont. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business.

The unaudited condensed combined pro forma financial statements do not include pro forma adjustments in relation to certain Ancillary Agreements, including, without limitation, the Transition Services Agreements, and the Space Leases as certain terms of the applicable agreements related to the Separation and Distribution and transition services have not been finalized at this time and, as such, the impact on various items on the unaudited condensed combined pro forma balance sheet and condensed combined pro forma statement of income has not been assessed. These agreements may have an impact on the statements of income, but as they are currently being negotiated such amounts are not currently estimable or factually supportable.

In accordance with the Separation Agreement, certain assets and liabilities will be transferred by DuPont to N&B that are currently not reflected in the historical balance sheet of the N&B Business. In addition, the historical balance sheet of the N&B Business reflects certain assets that will not be acquired and certain liabilities that will not be assumed as part of the Transaction. Therefore, the following adjustments are included in the unaudited condensed combined pro forma balance sheet and in the unaudited condensed combined pro forma statements of income to reflect the impact of inclusion or exclusion of these costs, assets and liabilities, as necessary:

a)

Pro forma adjustments have been posted to reflect the impact of defined benefit plans of DuPont that will be transferred to N&B as part of the Separation. The costs, assets, and liabilities associated with the single-

employer plans are reflected in the historical combined financial statements of the N&B Business. In addition to the single-employer plans, DuPont offers both funded and unfunded noncontributory defined benefit pension plans in certain non-U.S. jurisdictions that are shared amongst its businesses, including the N&B Business, and the participation of its employees and retirees in these plans is reflected in the historical combined financial statements of the N&B Business as though the N&B Business participated in a multiemployer plan with DuPont. A proportionate share of the cost associated with these defined benefit plans is reflected in the historical combined financial statements of the N&B Business, while any assets and liabilities associated with these defined benefit plans are retained by DuPont and are not recorded on the historical combined financial statements of the N&B Business. As part of the Separation, specific pension plan assets and benefit obligations of these defined benefit plans, not reflected in the historical financial statements, will also be transferred to N&B. These adjustments are based on an actuarial valuation performed based on Management’s preliminarily analysis of participant’s data and reflect the following impact on the unaudited condensed combined pro forma balance sheet:

•	An increase of $144,609 in Retirement liabilities related to the defined benefit plans of employees transferring to IFF;

•	An increase of $236 in Other assets for the net defined benefit asset position of the plans which are overfunded;

•	An increase of $40,563 in Deferred income tax assets related to the tax effect of aforementioned defined benefit plans; and

•

A decrease of $42,053 to Parent company net investment and a decrease of $61,757 to Accumulated other comprehensive income (loss) for the related impact of the aforesaid defined benefit plans attributed to transferred employees of the N&B Business.

b)

A pro forma adjustment has been posted to reflect the impact of the inclusion of the Property, plant and equipment that are not reflected on the N&B Business’s historical combined balance sheet but are expected to be transferred to N&B as part of the Separation. This adjustment is based on a preliminary analysis performed by Management and reflects the following impact on the unaudited condensed combined pro forma balance sheet:

•	An increase of $44,187 in Property, plant, and equipment, net related to the fixed assets transferring to IFF; and

•	An increase of $44,187 to Parent company net investment related to the impact of the inclusion of the aforementioned Property, plant and equipment.

No pro forma adjustment for incremental depreciation has been recognized as the depreciation related to such assets is currently reflected on the N&B Business’s historical combined statements of operations by way of corporate expense allocation. The tax impact of this pro forma adjustment was determined to be immaterial.

c)

A pro forma adjustment has been posted to reflect the impact of the exclusion of certain tradenames that are currently reflected on the N&B Business’s historical combined balance sheet but will not be acquired by IFF as part of the Separation. This adjustment is based on the unamortized value of the tradenames as of March 31, 2020 and reflects the following impact on the unaudited condensed combined pro forma balance sheet:

•	A decrease of $856,947 in Other intangible assets, net related to tradenames not transferring to IFF;

•	A decrease of $209,695 in Deferred income taxes related to the tax effect of exclusion of aforementioned tradenames; and

•	A decrease of $647,252 to Parent company net investment related to the corresponding impact of these adjustments.

Additionally, a pro forma adjustment has been posted to reverse the amortization expense related to such tradenames that is currently reflected on the N&B Business’s historical combined statements of operations for the three months ended March 31, 2020 and for the year ended December 31, 2019. This adjustment reflects the following impact on the unaudited condensed combined pro forma statements of income:

•	A decrease in Amortization of acquisition-related intangibles of $281,611 for the three months ended March 31, 2020 and of $48,449 for the year ended December 31, 2019; and

•	An increase in Taxes on income (loss) of $68,910 for the three months ended March 31, 2020 and of $10,814 for the year ended December 31, 2019 related to the tax effect of such amortization expenses.

Management is currently in the process of assessing the impact of various other separation related items as described in the Separation Agreement on the unaudited condensed combined pro forma balance sheet and condensed combined pro forma statements of income and no pro forma adjustment has been included with regards to such items as such amounts are not currently estimable or factually supportable.

5)    PRE-MERGER ADJUSTMENTS

Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont. The amount of the Special Cash Payment would be equal to a cash dividend of $7,306,000, as adjusted by certain items provided under the Separation Agreement, including but not limited to, financing fees incurred or paid by DuPont prior to the Distribution. The following table summarizes the calculation of the Special Cash Payment:

(in USD ‘000)
Base cash dividend amount	7,306,000
Add: adjustments as per the Separation Agreement	48,873

Special Cash Payment to DuPont	7,354,873

N&B, with the coordination from IFF, expects to finance the Special Cash Payment with the issuance of $7,500,000 of newly issued debt which, pursuant to ASC 805, will be treated as assumed by the combined company in the Merger. The financing is expected to consist of (i) issuing new par value debt in the form of notes of $6,250,000 (referred to in this document as the Notes) at a weighted average interest rate of 3.32% per annum with maturities ranging from 2 – 30 years, and (ii) senior unsecured term loans under the Term Loan Facility referred to below of up to $1,250,000. Debt issuance costs of $60,475 and $1,762 are expected to be incurred for the Notes and term loans, respectively. The debt issuance costs associated with each indebtedness would be amortized over the respective terms of the debt.

On January 17, 2020, N&B entered into a term loan credit agreement in an aggregate principal amount of $1,250,000 (referred to in this document as the Term Loan Facility). The Term Loan Facility included a $625,000 three-year tranche and a $625,000 five-year tranche (collectively, the Term Loans and, together with the Notes, are referred to in this document as the Permanent Financing) and are expected to have a weighted average interest rate of 1.87% per annum. Following the consummation of the Merger, N&B’s obligations under the Term Loan Facility will be guaranteed by IFF. At the election of N&B and IFF, in lieu of IFF providing the guarantee, or at any time after such guarantee having been provided, IFF may agree to assume all of N&B’s obligations under the Term Loan Facility, whereupon N&B shall be released from such obligations, which assumption is expected to occur after the Second Merger.

These agreements are subject to change and the level of debt expected to be incurred, the form of debt instruments to be issued, the debt issuance cost to be incurred, and related interest expense could vary significantly from what is assumed in the unaudited condensed combined pro forma financial statements. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing, inputs to interest rate determination on debt instruments issued including certain market indices and IFF’s credit rating.

The historical carved-out financial statements of the N&B Business did not include any debt allocation from DuPont. The following pro forma adjustments have been recorded in the unaudited condensed combined pro forma balance sheet in relation to the Permanent Financing (in USD thousands):

As of March 31, 2020
Term Loans	1,250,000
Notes	6,250,000
Debt issuance costs	(62,237)

Pro forma adjustments to Long-term debt	7,437,763

The following pro forma adjustments have been recorded in the unaudited condensed combined pro forma statements of income (in USD thousands):

	Three months ended March 31, 2020	Year ended December 31, 2019
Interest expense on the Term Loans	5,837	23,350
Interest expense on the Notes	51,400	205,602

Pro forma adjustments to Interest expense	57,237	228,952

The weighted-average interest rate on the Term Loans and the Notes as of the issuance is expected to be 3.08%. The actual terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the Merger would result in a change in interest expense of $2,337 and $9,347 in the unaudited condensed combined pro forma statements of income for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively. The tax impact of the pro forma adjustment to Interest expense is estimated at a weighted average rate of 22.5%, which represents a blended federal and state income tax rate in effect in the United States as applicable to IFF.

IFF and N&B have entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC, and Credit Suisse AG, under which N&B obtained a 364-day senior unsecured bridge loan facility of up to $7,500,000 (referred to in this document as the Bridge Facility), which has been and will be reduced by the net cash proceeds from the Permanent Financing. As the Bridge Facility is not expected to be utilized, the fees payable in connection with the Bridge Facility are not included in the calculation of the pro forma interest expense since they are not expected to have a continuing impact with respect to the statements of income. However, the Separation Agreement provides that certain fees with respect to the financing arrangements that are paid by DuPont prior to the closing of the Transactions would be reimbursed to DuPont by an increase in the amount of the Special Cash Payment to be paid by N&B to DuPont prior to the Distribution. As such, the payment of the financing fees in relation to the Bridge Facility amounting to $47,135 and in relation to the Term Loan Facility amounting to $1,738 has been adjusted in the calculation of the Special Cash Payment.

A pro forma adjustment of $32,000 has been recognized to Prepaid expenses and other current assets in order to remove the unamortized portion of the Bridge Facility financing fees paid by DuPont as recognized on the historical balance sheet of the N&B Business as of March 31, 2020. Further, amortization expense of $12,000 related to such fees included in Other expense (income), net in the historical statement of income of the N&B Business for the three months ended March 31, 2020, has also been removed from the unaudited condensed combined pro forma statement of income, as it does not have a continuing impact with respect to the statement of income of the combined company.

If IFF and N&B are not able to consummate all or any portion of the Permanent Financing, and must utilize the Bridge Facility to fund the Special Cash Payment, incremental financing fees would be payable. Further, the unaudited condensed combined pro forma statements of income would reflect an adjustment to Interest expense of approximately $57,765 for the three months ended March 31, 2020 and $231,062 for the year ended December 31, 2019 and the unaudited condensed combined pro forma balance sheet would reflect adjustments to Long-term debt and Bank borrowings, overdrafts and current portion of long-term debt of $1,248,238 and $6,176,250, respectively.

The following table summarizes Pre-merger pro forma adjustments posted to Cash and cash equivalents:

(in USD ‘000)
Proceeds from debt financing	7,500,000
Debt issuance costs	(62,237)
Payment of the Special Cash Payment	(7,354,873)

Pro forma adjustment to Cash and cash equivalents	82,890

Further, the following table summarizes the Pre-merger pro forma adjustments posted to Parent company net investment:

(in USD ‘000)
Payment of the Special Cash Payment	(7,354,873)
Elimination of unamortized portion of prepaid financing fee	(32,000)
Separation adjustment related to defined benefit plans (Note 4a)	(42,053)
Separation adjustment related to property, plant and equipment (Note 4b)	44,187
Separation adjustment related to Trade Name (Note 4c)	(647,252)

Pro forma adjustment to Parent company net investment	(8,031,991)

6)    ESTIMATED PRELIMINARY PURCHASE CONSIDERATION

Pursuant to the Transactions, the N&B shares held by DuPont’s stockholders will be converted into the number of shares of IFF common stock such that immediately after the Merger such DuPont stockholders will collectively own approximately 55.4% of IFF common stock on a fully diluted basis, and IFF shareholders will collectively own approximately 44.6% of IFF common stock on a fully diluted basis.

The following table represents the preliminary estimate of the purchase consideration to be paid in the Transactions

(in USD thousands, except share and per share data):

Estimated number of fully diluted shares of IFF common stock(6a)	114,170,431
Share issuance ratio(6b)	1.24215
Estimated number of shares of IFF common stock to be issued to former DuPont stockholders	141,817,082
IFF share price(6c)	123.37

Estimated fair value of equity shares to be issued	17,495,973

Estimated preliminary purchase consideration	17,495,973

Notes:

a.	Estimated number of fully diluted IFF common stock

Number of shares of IFF common stock issued and outstanding (excluding stock held in treasury)	106,812,257
Number of shares issuable upon settlement of Tangible Equity Units (“TEU”) (Note 6d)	6,334,350
Number of shares issuable upon conversion of equity awards	1,023,824

114,170,431

b.

The number of shares of IFF common stock to be issued is equal to the number of fully diluted shares of IFF common stock multiplied by the quotient of 55.4% / 44.6% in accordance with the Merger Agreement.

c.	Closing price of one share of IFF common stock on the New York Stock Exchange on July 8, 2020.

d.	Unless settled early, the stock purchase contract portion of each TEU will be settled based on the 20-day volume-weighted average price (“VWAP”) of IFF common stock as follows:

VWAP of IFF Common Stock	Common Stock Issued
Equal to or greater than $159.54	0.3134 shares (minimum settlement rate)
Less than $159.54, but greater than $130.25	$50 divided by VWAP
Less than or equal to $130.25	0.3839 shares (maximum settlement rate)

For the purpose of this calculation, the number of shares issuable upon settlement of the TEUs is determined based on the 20-day VWAP of one share of IFF common stock on the New York Stock Exchange as of July 8, 2020 as calculated below:

20-Day VWAP as of June 16, 2020	$125.41
Common stock issued per TEU	0.3839
Total number of TEUs outstanding	16,500,000
Number of shares issuable upon settlement of TEU	6,334,350

The estimated preliminary purchase consideration reflected in the unaudited condensed combined pro forma financial information does not purport to represent what the actual purchase consideration will be when the Transactions close. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the Transactions at the then-current market price. The final purchase consideration could significantly differ from the amounts presented in the unaudited condensed combined pro forma financial information due to movements in IFF’s common stock price up to the closing date of the Merger. A sensitivity analysis related to the fluctuation in the IFF’s common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of IFF common stock on July 8, 2020 would have on the estimated preliminary purchase consideration and goodwill as of the closing date. The percentage of this possible increase or decrease was derived from the recent historical volatility of IFF’s common stock price and is not indicative of IFF’s expectation for future stock price performance. The following table shows the impact of change in stock price on the estimated preliminary purchase consideration and goodwill (in USD thousands):

	Estimated preliminary purchase consideration	Estimated goodwill
As presented in the unaudited condensed combined pro forma financial statements	17,495,973	12,800,008
10% increase in IFF’s share price	19,245,571	14,549,605
10% decrease in IFF’s share price	15,746,376	11,050,411

IFF intends to issue new equity shares as purchase consideration to those DuPont’s stockholders that receive shares of N&B common stock in the Distribution, subject to IFF shareholders’ approval. In addition, the unaudited condensed combined pro forma balance sheet has been adjusted to eliminate the N&B Business’s Parent company net investment, which represents the historical book value of the N&B Business’s net assets, as a result of the Transactions.

The following pro forma adjustments have been recorded to equity balances in the unaudited condensed combined pro forma balance sheet (in USD thousands):

	Removal of N&B’s equity	Purchase consideration issued to DuPont stockholders	Pro forma adjustment
Common stock	—	17,727	17,727
Capital in excess of par value	—	17,478,246	17,478,246
Parent company net investment	(11,842,182)	—	(11,842,182)
Accumulated other comprehensive loss	1,124,929	—	1,124,929

7)    ESTIMATED PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the N&B Business’s assets and liabilities will be recognized at fair value at the date of the completion of the Merger and combined with the historical carrying amounts of the assets and liabilities of IFF. In the unaudited condensed combined pro forma balance sheet, IFF’s estimated preliminary purchase price to acquire N&B has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of their respective fair values. Accordingly, the unaudited condensed combined pro forma financial information includes a preliminary allocation of the purchase price based on the assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

As of the date of this document, IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of the N&B Business’s identifiable assets to be acquired, liabilities to be assumed and noncontrolling interest. The preliminary purchase price allocation presented below is based on IFF management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined upon the completion of the Transactions and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by IFF.

As of the date of this document, the calculations necessary to estimate the fair values of certain assets acquired have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations on the type of information that can be exchanged between IFF and N&B at this time. Where applicable, the benchmark information was corroborated with an income approach methodology such as the relief from royalty or multi-period excess earnings method. IFF will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The estimated values of the assets acquired and liabilities assumed will remain preliminary until after the closing of the Merger, at which time IFF will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited condensed combined pro forma financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by IFF in the Merger, reconciled to the estimated preliminary purchase consideration expected to be transferred (in USD thousands):

	Historical N&B after reclassification	Pre-merger adjustments	Fair value adjustments	Fair value
	(Note 3)	(Note 4, 5)
Purchase consideration				17,495,973
Identifiable net assets:
Cash and cash equivalents	—	82,890	—	82,890
Inventories	1,411,866	—	386,834	1,798,700
Property, plant and equipment	2,894,857	44,187	235,156	3,174,200
Identifiable intangible assets	3,988,536	(856,947)	6,068,411	9,200,000
Deferred tax assets	28,366	40,563	—	68,929
All other assets (excluding goodwill)	1,646,904	(31,764)	—	1,615,140
Deferred tax liabilities	(1,003,569)	209,695	(1,631,341)	(2,425,215)
Long-term debt	—	(7,437,763)	—	(7,437,763)
All other liabilities	(1,209,617)	(144,609)	—	(1,354,226)

Total identifiable net assets	7,757,343	(8,093,748)	5,059,060	4,722,655
Noncontrolling interests	(26,690)	—	—	(26,690)
Goodwill	11,080,348	—	1,719,660	12,800,008

Total	18,811,001	(8,093,748)	6,778,720	17,495,973

Net assets acquired will include the debt incurred by N&B to pay the Special Cash Payment to DuPont, additional pension and post-retirement assets and obligations and property, plant and equipment transferred to N&B. See Notes 4 and 5 for further details.

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect the elimination of the N&B Business’s historical goodwill of $11,080,348 and to record goodwill resulting from the Transactions of $12,800,008. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed as calculated above.

The unaudited condensed combined pro forma balance sheet has been adjusted to step up the N&B Business’s inventory to a fair value of $1,798,700, an increase of $386,834 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their highest and best use. The final fair value determination for inventories may differ from this preliminary determination. No adjustment to the unaudited condensed combined pro forma statement of income has been recorded since the step up of inventory does not have a continuing impact with respect to the statement of income of the combined company.

The unaudited condensed combined pro forma balance sheet has been adjusted to step up the N&B Business’s property, plant and equipment to a fair value of $3,174,200, an increase of $235,156 from the carrying value. Personal property assets such as computer hardware and software, furniture, fixtures and equipment were valued using the trending method of the cost approach. For real property assets, IFF does not have sufficient information available to make a reasonable preliminary estimate of the fair value adjustment at this time. Therefore, no adjustment has been recorded to modify the current book value for the real property assets. Changes in the estimated fair values are expected based on valuation studies and other analyses which have not been performed to date. This estimate is preliminary and could vary materially from the final fair value. The unaudited condensed combined pro forma statements of income have been adjusted to recognize an additional depreciation expense of

$5,068 for the three months ended March 31, 2020 and $20,272 for the year ended December 31, 2019 related to the increased basis under Cost of goods sold. The additional depreciation expense is computed with the assumption that the assets will be depreciated over the remaining estimated useful lives on a straight-line basis.

As part of the preliminary valuation analysis, IFF identified finite and indefinite lived Trade Names, Customer Relationships, Developed Technology, and In-Process Research and Development. The intangible assets are valued based on a percentage of premium (intangibles and goodwill) for comparable transactions in the nutrition & biosciences industry. IFF has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. IFF does not have sufficient information with regards to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The pro forma adjustment to recognize additional amortization expense related to the increased basis of the intangible assets has been computed with the assumption that these will be amortized over the estimated useful lives on a straight-line basis as IFF management continues to evaluate the pattern of the economic benefits.

The following table summarizes the estimated fair values of the N&B Business’s identifiable intangible assets and their estimated useful lives and amortization expense based on a straight-line method (in USD thousands):

	Estimated fair value	Estimated useful life (in years)	Amortization expense for the three months ended March 31, 2020	Amortization expense for the year ended December 31, 2019
Indefinite lived intangible assets
Trade Names	310,000	Indefinite	—	—
In-process research and development	150,000	Indefinite	—	—

Finite lived intangible assets
Trade Names	310,000	10 to 15 years	6,200	24,800
Customer Relationships	6,170,000	15 to 20 years	88,143	352,571
Developed Technology	2,260,000	8 to 12 years	56,500	226,000

	9,200,000		150,843	603,371

Less: historical amortization expense			(73,459)	(300,835)

Pro forma adjustment			77,384	302,536

A 10% change in the valuation of intangible assets and property, plant and equipment would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the amortization and depreciation expense by $15,084 and $507 for the three months ended March 31, 2020 and by $60,337 and $2,027 for the year ended December 31, 2019, respectively.

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the unaudited condensed combined pro forma statements of income using the weighted average statutory tax rate of the jurisdictions expected to be impacted. The actual deferred tax assets and liabilities may differ materially based on changes resulting from finalizing the allocation of the purchase price and valuing the assets acquired and liabilities assumed and tax basis step ups resulting from the Transactions that are not reasonably estimable for the purposes of these pro forma financial statements. The estimated tax impact of the fair market value adjustments on the depreciation and amortization expense is reflected in the unaudited condensed combined pro forma statements of income using the weighted average rate of 24.47% for the three months ended March 31, 2020 and 22.32% for the year ended December 31, 2019, which were based on the statutory tax rates of the jurisdictions expected to be impacted for the periods presented.

8)    OTHER PRO FORMA ADJUSTMENTS

a)

IFF incurred $5,199 and $20,747 of transaction related costs during the three months ended March 31, 2020 and the year ended December 31, 2019, respectively; with related tax benefits of $0 and $2,354. The N&B Business incurred $66,316 and $46,596 of transaction related costs during the three months ended March 31, 2020 and the year ended December 31, 2019, respectively; with related tax benefits of $15,755 and $10,840. These transaction related costs are not included in the unaudited condensed combined pro forma statements of income, since these costs do not have a continuing impact with respect to the statements of income.

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect an adjustment for future estimated transaction related costs consisting of professional, legal and other acquisition-related fees. The anticipated costs that are expected to be incurred by IFF through the closing of the Transactions amounting to $104,376 are adjusted in the unaudited condensed combined pro forma balance sheet as a decrease to Cash and cash equivalents and Retained earnings. Based on a preliminary analysis of each component of these expenses, a tax impact of $14,602 was recorded. The tax impact was determined by using a blended federal and state statutory income tax rate of 22.5% as applied to the expenses deemed to be deductible for income tax purposes. The unaudited condensed combined pro forma balance sheet does not include an adjustment for the N&B Business’s anticipated separation related expenses as these are incurred and paid by DuPont.

b)

The estimated tax impacts of the pro forma adjustments have been reflected in Taxes on income (loss) in the unaudited condensed combined pro forma statements of income by using a tax rate of 24.47% for the three months ended March 31, 2020 and 22.32% for the year ended December 31, 2019, unless otherwise stated. The estimated tax impacts of the pro forma adjustments have been reflected in Deferred income taxes in the condensed combined pro forma balance sheet by using a tax rate of 24.47%, unless otherwise stated. These tax rates were determined using the weighted average statutory tax rate of the jurisdictions expected to be impacted for each of these periods. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material. The pro forma adjustments do not consider the impact of the changes to legislation due to the recent and ongoing outbreak of the COVID-19 pandemic.

The estimate of the deferred income tax liabilities resulting from the fair value adjustments for the inventory, property, plant and equipment and identifiable intangible assets acquired is preliminary and is subject to change based upon final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the Transactions.

The pro forma adjustments to Taxes on income (loss) for the three months ended March 31, 2020 and for the year ended December 31, 2019 reflect the aggregate pro forma income tax effects of the following adjustments reflected in the unaudited condensed combined pro forma statements of income (in USD thousands):

	For the three months ended March 31, 2020		For the year ended December 31, 2019
	Pre-merger adjustments	Merger adjustments	Pre-merger adjustments	Merger adjustments
Tax effect of incremental amortization expense adjustment (Note 7)	—	(18,936)	—	(67,526)
Tax effect of incremental depreciation expense adjustment (Note 7)	—	(1,240)	—	(4,525)
Tax effect of separation adjustment related to trade names (Note 4c)	68,910	—	10,814	—
Tax effect of interest expense adjustment (Note 5)	(12,878)	—	(51,514)	—
Tax effect of reversal of transaction related costs (Note 8a)	—	15,755	—	13,194

	56,032	(4,421)	(40,700)	(58,857)

The pro forma adjustments to Deferred income taxes and Current tax liabilities included within Other current liabilities, reflect the aggregate pro forma income tax effects of the following adjustments reflected in the unaudited condensed combined pro forma balance sheet (in USD thousands):

	Pro forma adjustment
	Other current liabilities	Deferred income taxes	Deferred income tax assets
Tax effect of transaction related costs (Note 8a)	(14,602)	—	—
Tax effect of separation adjustment related to defined benefit pension plans (Note 4a)	—	—	40,563
Tax effect of separation adjustment related to trade names (Note 4c)	—	(209,695)	—
Tax effect of PPA adjustments (Note 7)	—	1,631,341	—

	(14,602)	1,421,646	40,563

9)    PRO FORMA INCOME (LOSS) PER SHARE

The pro forma income (loss) per share of common stock for the three months ended March 31, 2020 and for the year ended December 31, 2019 have been calculated based on the estimated weighted average number of shares of IFF’s common stock that would have been outstanding on a pro forma basis. The pro forma weighted average number of shares outstanding was derived using IFF’s historical weighted average number of shares outstanding after giving effect to the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated pursuant to the Merger Agreement. For the year ended December 31, 2019, there was no difference in the weighted average number of common shares used for the calculation of pro forma basic and diluted loss per share as the effect of all potentially dilutive shares outstanding would have been anti-dilutive. For the purposes of the pro forma earnings per share calculations, the shares issued in connection with the Merger were considered issued and outstanding as of January 1, 2019. Pro forma income (loss) per share calculations do not consider the impact of issuance of common stock to TEU holders and equity award holders from April 1, 2020 through the date of acquisition. Per share information for the N&B Business is not presented because the N&B Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a carve-out basis.

The following table presents the calculation of pro forma combined basic and diluted net income (loss) per share of common stock (in thousands, except per share amounts):

	Three months ended March 31, 2020	Year ended December 31, 2019
Pro forma net income (loss) attributable to common shareholders	138,627	(352,645)

Weighted average number of IFF shares outstanding—basic	112,082	111,966
IFF shares issued to DuPont as part of purchase consideration (Note 6)	141,817	141,817

Pro forma weighted average number shares outstanding—basic	253,899	253,783

Weighted average number of IFF shares outstanding—diluted	113,594	111,966
IFF shares issued to DuPont as part of purchase consideration (Note 6)	141,817	141,817

Pro forma weighted average number shares outstanding—diluted	255,411	253,783

Pro forma net income (loss) per share of common stock—basic	0.55	(1.39)
Pro forma net income (loss) per share of common stock—diluted	0.54	(1.39)

THE TRANSACTIONS

Overview

On December 15, 2019, DuPont, N&B and IFF entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) DuPont will transfer the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B will make a cash distribution to DuPont equal to $7.306 billion, subject to certain adjustments (referred to herein as the Special Cash Payment), (3) DuPont will distribute to its stockholders all of the issued and outstanding shares of N&B common stock by way of either (at DuPont’s option) a pro rata dividend, an exchange offer or a combination of both (generally referred to herein as the Distribution) and (4) Merger Sub I will merge with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the Merger is completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases as described under “The Merger—Calculation of the Merger Consideration” below. The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Distribution and the Mergers are collectively referred to herein as the “Transactions”.

The definitive agreements entered into in connection with the Transactions include (1) the Merger Agreement, (2) the Separation Agreement, and (3) the Employee Matters Agreement. In addition, DuPont, N&B, IFF and certain of their respective affiliates will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements,” govern the relationship among DuPont, N&B, IFF and their respective affiliates after the Separation, the Distribution and the Merger.

The N&B Business is one of the world’s largest producers of specialty ingredients, and is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, the N&B Business is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence. Prior to the Distribution and the Merger, DuPont will undertake the Separation and transfer the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and members of the N&B Group will assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and DuPont will transfer of Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and the DuPont Group will assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Thereafter, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of

N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

After the consummation of the Merger, IFF will own and operate the N&B Business, and will also continue IFF’s current businesses. All shares of IFF common stock, including those issued in the Merger, will be listed on the NYSE, Euronext Paris and the Tel Aviv Stock Exchange (“TASE”) under IFF’s current trading symbol “IFF.”

Transaction Steps

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Merger. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this document.

Step #1—Internal Reorganization; the Separation. Prior to the Distribution and the Merger, DuPont will convey to N&B or one or more subsidiaries of N&B certain assets and liabilities constituting the N&B Business, and will cause any applicable subsidiary of DuPont to convey to DuPont or its designated subsidiary (other than N&B or any members of the N&B Group) certain excluded assets and excluded liabilities in order to separate the N&B Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. Thereafter, DuPont will transfer all the equity interests in each such subsidiary or subsidiaries of DuPont holding N&B Assets and N&B Liabilities, and constituting the N&B Business, to N&B.

Step #2—Issuance of N&B common stock. Prior to the Distribution, N&B will issue to DuPont a number of shares of N&B common stock equal to the number of shares of IFF common stock to be issued in the Share Issuance.

Step #3—Special Cash Payment; Borrowings. Prior to the effective time of the Merger, and as a condition to the Distribution, N&B will make the Special Cash Payment to DuPont, which is a cash distribution to DuPont equal to $7.306 billion, subject to the adjustments described herein. Prior to making the Special Cash Payment, N&B will consummate its financing and receive the proceeds of the Term Loan Facility, the issuance of the Notes and/or the Bridge Facility.

Step #4—The Distribution; Exchange Offer and Spin-Off. Prior to the effective time of the Merger, DuPont will distribute all of the issued and outstanding shares of N&B common stock through an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions.

Step #5—The Mergers. In the Merger, Merger Sub I will be merged with and into N&B, with N&B surviving as a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock such that immediately after the Merger such holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution will own approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger will own approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (calculated as further described in “The Merger Agreement – Merger Consideration”). The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. No fewer than 30 days (or 15 days, in some circumstances) after the Merger (unless otherwise agreed by the parties), N&B will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of IFF.

The foregoing are subject to certain conditions to their consummation. See “The Merger Agreement—Conditions to the Merger,” “The Separation Agreement—Conditions to the Distribution” and “The Separation Agreement—Conditions to the Internal Reorganization.”

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the Merger and the corporate structure immediately following the consummation of the Mergers.

The Separation and the Distribution

The Separation

DuPont will convey to N&B certain assets and liabilities constituting the N&B Business by first transferring the N&B Assets that are not already owned by members of the N&B Group to members of the N&B Group and having members of the N&B Group assume the N&B Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the N&B Group, and transferring the Excluded Assets that are not already directly owned by members of the DuPont Group to members of the DuPont Group and having the DuPont Group assume the Excluded Liabilities that are not already directly owed by or otherwise the responsibility of members of the DuPont Group. Thereafter, DuPont will transfer all the equity interests in each member of the N&B Group (i.e., such subsidiary of DuPont holding assets and liabilities constituting a portion of the N&B Business) to N&B. In exchange, N&B will: (i) issue to DuPont shares of N&B common stock and (ii) pay to DuPont the Special Cash Payment.

The Distribution

On the closing date of the Merger, DuPont will distribute 100% of the shares of N&B common stock to DuPont stockholders in the Distribution. At DuPont’s election, the Distribution may be structured as an Exchange Offer, a Spin-Off or a combination thereof. As of the date of this proxy statement DuPont has not determined definitively how it will conduct the Distribution. In an Exchange Offer, DuPont would offer its stockholders the option to exchange all or a portion of their shares of DuPont common stock for all of the shares of N&B common stock, followed by a clean-up Spin-Off to the extent not all shares of N&B common stock were subscribed for in the Exchange Offer. In a Spin-Off, DuPont would distribute shares of N&B common stock to all of DuPont’s stockholders on a pro rata basis. In a combination Exchange Offer and Spin-Off, DuPont would offer a portion of the shares of N&B common stock to its stockholders in the Exchange Offer with the remaining shares of N&B common stock not offered in the Exchange Offer, as well as any other remaining shares of N&B common stock if the Exchange Offer is not fully subscribed because an insufficient number of shares of DuPont common stock have been tendered such that fewer than all shares of N&B common stock offered by DuPont are exchanged, to be distributed in a Spin-Off on a pro rata basis to DuPont stockholders as of the record date in respect of those shares of DuPont common stock that remain outstanding after consummation of the Exchange Offer. If there is an Exchange Offer followed by a Spin-Off under any circumstances, any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in such Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in any Spin-Off. The Exchange Offer agent will hold, for the account of the relevant DuPont stockholders, the book-entry authorizations representing all of the outstanding shares of N&B common stock, pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Rather, following the completion of the Distribution, regardless of its form, the shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock in the Merger, as described in this proxy statement. The information included in this document regarding DuPont’s distribution of the shares of N&B common stock to its stockholders (which may be in whole or in part through an Exchange Offer) is being provided for informational purposes only and does not purport to be complete. At present, while N&B has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089) that assumes the Distribution will be structured as a combination Exchange Offer/Spin-Off, DuPont has not determined definitively whether to conduct an Exchange Offer at all in connection with the Transactions, and DuPont retains the discretion to conduct an Exchange Offer, a Spin-Off or a combination of both to distribute outstanding shares of N&B common stock to its stockholders. It is not expected that DuPont’s decision to effect the distribution of N&B common stock solely through a Spin-Off instead of a combination Exchange Offer/Spin-Off would have a material impact on the combined company or on IFF’s shareholders. For additional information on any Exchange Offer conducted by DuPont and the terms and conditions of any Exchange Offer conducted by DuPont, IFF’s shareholders are urged to read, when available, N&B’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-238089), IFF’s registration statement on Form S-4 (Reg. No. 333-238072) (which as of the date hereof assume a combination Exchange Offer/Spin-Off will be conducted even though no final decision has been made) and all other documents N&B or IFF file with the SEC relating to the Transactions. For additional information regarding the Distribution, see “Information on the Distribution.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub I will merge with and into N&B. As a result of the Merger, the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving company and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub I in accordance with the DGCL. As a result of the Merger, N&B will become a direct wholly owned subsidiary of IFF. At the effective time of the Merger, each share of N&B common stock issued and outstanding as of the effective time of the Merger (other than each share of N&B common stock held by N&B as treasury stock or by DuPont which, in each case, immediately prior to the effective time of the Merger will be canceled and will cease to exist, and no stock or other consideration will be issued or delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of IFF common stock (or cash payment in lieu of fractional shares) based on the exchange ratio set forth in the Merger Agreement, as further described below under “—Calculation of the Merger Consideration.”

Calculation of the Merger Consideration

In the Merger, each share of N&B common stock will be automatically converted into the right to receive a number of shares of IFF common stock based on the exchange ratio set forth in the Merger Agreement. The exchange ratio will be determined prior to the closing of the Merger based on the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis, on the one hand, and the number of shares of N&B common stock, on the other hand, in each case outstanding immediately prior to the effective time of the Merger. As described in the Merger Agreement, the exchange ratio equals the quotient of (i) the total shares of IFF common stock issued pursuant to the Share Issuance divided by (ii) the number of shares of N&B common stock issued and outstanding immediately prior to the effective time of the Merger. The total shares of IFF common stock issued pursuant to the Share Issuance equals the number of shares of outstanding IFF common stock on a fully diluted, as-converted and as-exercised basis (including shares of IFF common stock underlying IFF Equity Awards and any other outstanding securities convertible into or exercisable for shares of IFF common stock (including those tangible equity units of IFF)) immediately prior to the effective time of the merger multiplied by the quotient of 55.4 divided by 44.6.

For example, solely for illustrative purposes, assume there are 114,170,431 shares of IFF common stock outstanding immediately prior to the effective time of the Merger on a fully diluted, as-converted and as-exercised basis, which is the number of shares of IFF common stock outstanding as of March 31, 2020, on that basis. The total shares of IFF common stock issued pursuant to the Share Issuance would equal the product of (A) 114,170,431 multiplied by (B) a fraction, the numerator of which is 55.4% and the denominator of which is 44.6%, which equals 141,817,082. On this basis, IFF would issue to holders of the issued and outstanding shares of N&B common stock 141,817,082 shares of IFF common stock. DuPont intends to cause N&B to issue such number of shares of N&B common stock to DuPont prior to the Distribution such that the number of shares of N&B common stock is equal to the amount of shares to be issued in the Share Issuance. As a result, the exchange ratio in the Merger would be equal to 1. The actual number of shares to be issued in the Share Issuance will differ based on the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis as of immediately prior to the Merger.

No fractional shares of IFF common stock will be issued to any holder of N&B common stock pursuant to the Merger. All fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent (as defined in the Merger Agreement) and sold by the Exchange Agent, in the open market or otherwise no later than five business days after the date on which the Merger becomes effective. Any holder of shares of N&B common stock who would otherwise be entitled to receive a fraction of a share of IFF common stock (after aggregating all fractional shares issuable to such holder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, brokerage charges, commissions and conveyances and similar taxes, on a pro rata basis, without interest, as soon as practicable.

Background of the Transactions

As part of the ongoing review of its business, the IFF board of directors and its management regularly assess IFF’s historical performance, future growth prospects and overall strategic objectives and considers a variety of potential financial and strategic opportunities to enhance shareholder value. These reviews have included consideration of various potential strategic alternatives, partnerships, investments and other strategic transactions and opportunities and the potential risks of such transactions in light of, among other things, developments in its industry.

The DuPont board of directors and its senior management regularly review and discuss DuPont’s performance, business strategy and competitive position in the industries in which it operates. In addition, the board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, divestitures and other strategic transactions, as part of DuPont’s ongoing efforts to continually review its portfolio of assets for contributions to its objectives, alignment with the DuPont growth strategy and DuPont’s intent to actively pursue strategic portfolio transactions that drive increased stockholder returns and sustainable long-term growth.

On August 31, 2017, Historical EID and Historical Dow each merged with wholly owned subsidiaries of DuPont (at the time named DowDuPont Inc.) (the “DWDP Merger”). Immediately thereafter, DowDuPont Inc. began to pursue the separation of the combined company that resulted from the DWDP Merger into three independent publicly traded companies—one for each of the combined company’s agriculture, materials science and specialty products businesses. On April 1, 2019, the separation of the materials science business was completed through the spin-off of Dow Inc. (the “Dow Separation”) and on June 1, 2019, the separation of the agriculture business was completed through the spin-off of Corteva, Inc. (the “Corteva Separation” and, together the with the Dow Separation, the “DWDP Separations”). Following the spin-off of Corteva, Inc., the specialty products business remained at DowDuPont Inc., which formally changed its name to DuPont de Nemours, Inc.

Following the DWDP Merger and prior to the DWDP Separations, the DowDuPont Inc. board of directors and its advisory committee overseeing the specialty products business (the “Specialties Advisory Committee”) regularly reviewed and discussed the performance, business strategy and competitive position of the specialty products business, including potential strategic alternatives, such as acquisitions, dispositions and other strategic transactions. Following the Dow Separation, throughout the month of April, the Specialties Advisory Committee, as part of its regular review and discussion of DuPont’s portfolio, discussed a number of different scenarios for value creation at DuPont following the completion of the DWDP Separations, and determined that, later in 2019 and following completion of the Corteva Separation and the business transformation effected by the DWDP Separations, it would evaluate more specific strategic options for value creation at DuPont, including with respect to the N&B Business.

In the past, including at various times during the prior two years, Andreas Fibig, Chairman and Chief Executive Officer of IFF, and Ed Breen, formerly Chief Executive Officer and then Executive Chairman, and current Executive Chairman and Chief Executive Officer, of DuPont, have periodically met in person or spoken by telephone for high level discussions of IFF’s and DuPont’s respective businesses and general economic and market dynamics. Certain of these discussions have also included other executives of IFF and DuPont. On occasion during these discussions, Mr. Fibig referenced IFF’s potential strategic interest in pursuing a Reverse Morris Trust transaction involving the nutrition and biosciences business of DuPont, but DuPont was not willing to explore a potential transaction at such times and no further discussions regarding a potential transaction ensued.

During the spring and summer of 2019, representatives of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Evercore Group L.L.C. (“Evercore”) worked with senior management of DuPont to evaluate a number of different scenarios for value creation at DuPont, including potential scenarios for value creation with respect to the N&B Business. Such scenario planning included developing a list of third-parties that would potentially be interested in a combination with the N&B Business should the DuPont board of directors decide to pursue a business combination of the N&B Business with a third-party. On June 26, 2019, at a regularly scheduled meeting, the DuPont board of directors considered strategic levers to increase stockholder value, including a potential spin-off or Reverse Morris Trust transaction involving the N&B Business.

On August 26, 2019, at a regularly scheduled meeting of the DuPont board of directors, the DuPont board of directors received a brief presentation from its financial advisors about Reverse Morris Trust transactions, including that utilizing such a structure allows a party to divest assets in a tax efficient manner. The DuPont board of directors continued to consider a number of different scenarios for value creation at DuPont, including a possible spin-off or Reverse Morris Trust transaction involving the N&B Business. Senior management of DuPont proposed a plan to begin outreach, after September 1, 2019, to potential counterparties that would be interested in the N&B Business, but senior management had not made a decision about whether to recommend the separation of the N&B Business, and the DuPont board of directors and senior management concurred that a final recommendation by senior management, and decision by the DuPont board of directors, would be made at a later time and would consider the potential for other value creating actions as well.

Starting on September 2 and 3, 2019, representatives of Credit Suisse and Evercore reached out to a number of potential counterparties by phone. On September 2, 2019, representatives of Evercore contacted Mr. Fibig in order to organize a telephonic meeting between IFF, Evercore and Credit Suisse. The following day, Evercore and Credit Suisse met telephonically with Mr. Fibig and representatives from IFF’s corporate development team to describe the potential timing for a transaction, after which Evercore and Credit Suisse delivered to IFF a draft mutual non-disclosure agreement (“NDA”) regarding a potential transaction.

From September 5 through September 8, 2019, IFF’s outside legal counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), and DuPont’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), exchanged drafts and negotiated the terms of the NDA. On September 9, 2019, IFF and DuPont executed the NDA. Around this time, DuPont and its representatives at Skadden negotiated and executed non-disclosure agreements with a number of parties that expressed interest, including a third-party industry participant we refer to herein as Party A and a third-party industry participant we refer to herein as Party B.

From September 10 through September 15, 2019, at the direction of DuPont, Credit Suisse and Evercore delivered a process letter to counterparties, including IFF, that had expressed interest regarding a transaction involving the N&B Business. The process letter outlined the anticipated steps of the transaction process being run by DuPont and the timing and procedures for submitting a non-binding proposal, specifically requesting that, no later than October 8, 2019, parties submit a non-binding proposal for a strategic combination with the N&B Business by way of a Reverse Morris Trust transaction that included a pre-transaction dividend to DuPont. None of the parties that received process letters were disqualified from the process due to an unwillingness to structure the transaction as a Reverse Morris Trust transaction that included a pre-transaction dividend to DuPont.

During the remainder of September, each of the parties that executed a non-disclosure agreement received a confidential presentation describing the N&B Business and, most, including IFF, participated in an executive presentation by senior members of the management of the N&B Business describing the N&B Business and its financial performance. Members of senior management of the N&B Business also had informal dinners with management of some of the parties, including IFF, during this time. On September 13, 2019, Mr. Fibig and Mr. Breen spoke by telephone to discuss matters related to the N&B Business, including overhead cost structure and assets and liabilities within the potential transaction’s perimeter. At a regularly scheduled meeting of the DuPont board of directors on September 25, 2019, members of senior management of DuPont continued to discuss various potential scenarios for value creation at DuPont with the DuPont board of directors, including a potential transaction involving the N&B Business, and provided a brief update on the progress of the process to date.

On September 28, 2019, the standing Transaction Committee of the IFF board of directors, composed of Marcello Bottoli, David Epstein, Andreas Fibig, Dale Morrison and Stephen Williamson (the “IFF Transaction Committee”), held a telephonic meeting with members of IFF’s executive management team. The committee members and management team discussed the process requirements outlined in DuPont’s process letter, the strategic rationale for a potential transaction and the need for continued due diligence and financial modeling related thereto. During the meeting, Greg Soutendijk, Senior VP and Head of Corporate Development at IFF, reviewed the work that a management consulting firm (“IFF Synergies Advisor”) was engaged in to evaluate the potential synergies to be generated by a potential combination with the N&B Business. Mr. Soutendijk further informed the IFF Transaction Committee that Greenhill & Co., LLC (“Greenhill”) and Morgan Stanley & Co. LLC (“Morgan Stanley”), IFF’s financial advisors, were in the process of working with IFF’s management team to develop a financial model related to a potential transaction, which would incorporate the potential synergies to be generated, per IFF’s work with IFF Synergies Advisor, and discussed certain potential risks that IFF was considering in connection with the transaction, including the continued Frutarom integration, IFF’s investigation of allegations of improper payments to certain Frutarom customers, market reaction related thereto and rating agency considerations.

IFF senior management selected, and the IFF board of directors ultimately approved the engagement of, Greenhill and Morgan Stanley as financial advisors due to IFF’s prior experience working with each of Greenhill and Morgan Stanley on strategic transactions, and their belief that each of Greenhill and Morgan Stanley had extensive experience advising companies in the Specialty Value-added Ingredients industry, as well as significant experience providing strategic and financial advisory services in similar transactions. Taking into account the overall importance of the Transactions for IFF and the complexity and the size of the Transactions, IFF’s board of directors decided to seek two independent fairness opinions. With respect to the delivery of their respective fairness opinions, there was no material difference in the scope of the engagement or instructions given to each of the financial advisors.

On September 30, 2019, representatives of each of IFF and DuPont met in New York for a mutual management presentation regarding a potential transaction, with representatives from each party presenting. IFF attendees included senior management and other representatives. DuPont attendees included senior management, DuPont’s financial advisors and other representatives. Prior to the meeting, Mr. Soutendijk and Raj Ratnakar, Senior VP and Chief Strategy Officer of DuPont, met to discuss strategic priorities, working groups and the presentation.

On October 3, 2019, representatives of IFF and DuPont and their respective financial advisors held a telephonic meeting to discuss the potential benefits of integration between IFF and the N&B Business in light of evolving customer needs, including the potential synergies, cost savings, innovation and operational efficiencies to be generated by a combination of the companies’ respective product portfolios and geographic footprints.

Also on October 3, 2019, Mr. Fibig and Mr. Breen spoke about the upcoming management presentation planned to be held on November 2 and 3 if IFF advanced into the next round of the process, the cultural fit between IFF and the N&B Business, human resources matters and other strategic rationales of the combination.

On October 6 and 7, 2019, the IFF board of directors held a telephonic meeting with members of IFF’s executive management team and representatives of Cleary Gottlieb, Greenhill, Morgan Stanley and IFF Synergies Advisor. Representatives from IFF’s management reviewed the N&B Business and the implications and strategic rationale of a combination between IFF and N&B, the preliminary perspectives on value creation and synergy estimates, the organizational structure, integration plan, key risk factors and the focus of future diligence efforts. Representatives from Greenhill and Morgan Stanley provided a preliminary financial overview of a potential transaction, including preliminary perspectives on valuation and the potential impact on share price and credit ratings based on information provided by DuPont at that time.

On October 8, 2019, DuPont received non-binding proposals for the N&B Business from IFF, Party A and Party B. The IFF proposal detailed the strategic rationale and synergy opportunities from a combination of IFF with N&B, as well as the potential transaction structure (specifically that the business combination between IFF and the N&B Business would be effected through a Reverse Morris Trust transaction) and certain financial assumptions underlying IFF’s indicative proposal. The non-binding proposal valued the N&B Business at between $24.2 billion and $25.8 billion on a cash-free and debt-free basis, and proposed a $7.6 billion cash payment to DuPont. Party A’s proposal valued the N&B Business substantially the same as IFF’s proposal but provided a larger estimate of synergies resulting in a nominally higher post-synergy value, while Party B’s proposal valued the N&B Business at substantially less than IFF’s and Party A’s. Each of the proposals from Party A and Party B proposed cash payments to DuPont which were significantly less than what was proposed by IFF, with the cash payment proposed by Party B being significantly lower than that proposed by Party A. Each of IFF and Party A’s non-binding proposals contemplated allowing DuPont to select two directors for the combined company’s board of directors, while Party B’s non-binding proposal did not provide a specific proposal on the topic.

On October 9, 2019, members of senior management of DuPont and representatives from Credit Suisse, Evercore and Skadden met to review and discuss the non-binding proposals. The same day, at a regularly scheduled meeting of the DuPont board of directors, senior management of DuPont presented an update to the DuPont board of directors on the process, including reviewing the strategic rationale for a divestiture of the N&B Business and the various options to implement the divestiture in a manner that creates the most value for DuPont’s stockholders. Senior management also presented the terms of each of the three non-binding proposals to DuPont’s board, noting in particular the large shortfall in value presented by the non-binding proposal from Party B relative to those from IFF and Party A. DuPont’s management, with input from Skadden also reviewed regulatory considerations with respect to a potential transaction with each of IFF, Party A and Party B. Among the issues discussed by the DuPont board, management and Skadden were the more difficult set of regulatory issues raised by a potential transaction with Party B, as compared to IFF and Party A. Members of DuPont’s board of directors in general asked questions and there was a general discussion of the non-binding proposals among members of management, DuPont’s advisors (representatives of Credit Suisse and Evercore also participated in the October 9 meeting) and DuPont’s board of directors. Following the discussion, management recommended proceeding to the next step in the process with both IFF and Party A and the DuPont board of directors directed management to follow that approach. Management recommended, and the DuPont board of directors concurred, that Party B would not be advanced in the process given the combination of the significantly lower value presented by Party B’s non-binding proposal and the more difficult set of regulatory issues raised by a potential transaction with Party B, as compared to IFF and Party A.

On October 10, 2019, members of senior management of IFF made a presentation to DuPont senior management on the combination rationale for the N&B Business with IFF and the strategic vision for the combined company.

On October 11, 2019, representatives of Credit Suisse and Evercore spoke to representatives of IFF to provide an overview of the second round of the process and to discuss certain features of IFF’s proposal, including the post-closing governance of IFF, DuPont’s request to have the right to appoint additional directors to serve on the combined company’s board of directors beyond what was proposed in IFF’s non-binding proposal and the potential number of such appointments. Around October 16, 2019, representatives of DuPont informed representatives of Party B that Party B would not advance into the second round of the transaction process. While representatives of Party B indicated a continued interest in remaining in the transaction process, representatives of DuPont communicated that this would not be possible given the combination of the significantly lower value presented by Party B’s non-binding proposal and the more difficult set of regulatory issues raised by a potential transaction with Party B, as compared to the other parties. Representatives of Party B, including its financial advisors, reached out to representatives of DuPont and its financial advisors several times following the initial discussion to communicate an interest in continuing to participate in the transaction process and were consistently informed of DuPont’s position.

Beginning on October 15, 2019, at DuPont’s direction, Credit Suisse and Evercore distributed to IFF and Party A a document providing details on the auction process and a description of the key deliverables related thereto. The outline included key dates in the auction process and addressed other matters related thereto, including management presentation logistics, expectations for reciprocal management presentations to be made by the potential counterparties to DuPont, reciprocal due diligence and other key process and logistical parameters.

On October 18, 2019, a virtual data room maintained on behalf of DuPont and containing information relating to the N&B Business opened to representatives of IFF. DuPont also provided access to such virtual data room to Party A. In addition, DuPont established a question and answer process for responding to questions raised by IFF and Party A and their advisors in connection with their due diligence review. Each of IFF and Party A established a similar process for responding to questions raised by DuPont. From this time until the execution of the Merger Agreement, representatives of IFF engaged in due diligence of the N&B Business and various discussions regarding potential synergies.

On October 23, 2019, a virtual data room maintained on behalf of IFF opened to representatives of DuPont, enabling DuPont to commence its formal due diligence of IFF. Party A opened a similar virtual data room to provide DuPont and its representatives access to information regarding its business. From this time until the execution of the Merger Agreement, representatives of DuPont and its advisors engaged in due diligence of IFF and Party A.

On October 25, 2019, Evercore and Credit Suisse sent a process letter to IFF and Party A inviting them to submit revised proposals on November 13, 2019. On that same day, Skadden sent initial drafts of the term sheets for the Merger Agreement, the Separation Agreement and the Tax Matters Agreement to Cleary Gottlieb, reflecting DuPont’s preferred approach on certain key transaction terms to be included in those documents.

On October 27, 2019, the IFF Transaction Committee held a telephonic meeting where the committee members, John Ferraro, a member of the IFF board of directors, and members of IFF’s senior management in attendance discussed the potential combination with N&B, the diligence completed to date, the combination’s strategic rationale, potential timeline, and potential governance and organizational structure.

From October 28 to October 31, 2019, representatives from IFF, DuPont, Cleary Gottlieb, Skadden, Evercore, Credit Suisse, Morgan Stanley, Greenhill and other third-party advisors of IFF and DuPont conducted due diligence calls on various topics.

On October 29, Mr. Fibig and Mr. Breen held a call where Mr. Fibig updated Mr. Breen on IFF’s board of directors meeting and followed up on the auction process.

On October 29, 2019, a nationally recognized advisory firm and third-party advisor of DuPont (“DuPont Synergies Advisor”) and IFF Synergies Advisor conducted a high level meeting to discuss areas of potential synergies between the N&B Business and IFF and estimates thereof.

On October 30, 2019, the IFF board of directors met at the offices of Cleary Gottlieb with members of IFF’s executive management team and representatives of Cleary Gottlieb, Greenhill and Morgan Stanley, where they discussed various topics including those related to the potential transaction. The topics discussed included the process for the potential transaction, the strategic analysis of the combination, and proposed next steps. The IFF board of directors then requested a further follow-up meeting on the potential combination prior to IFF submitting a revised bid.

Generally, from mid-October until revised non-binding proposals were received on November 13, 2019, through numerous telephonic sessions, IFF and Party A conducted financial and legal due diligence on the N&B Business and DuPont conducted financial and legal due diligence on IFF and Party A.

On November 1, 2019, IFF and DuPont executed a clean team confidentiality agreement, setting forth customary “clean team” procedures to facilitate the sharing of limited non-public, confidential and proprietary information regarding each party’s business (DuPont entered into a similar agreement with Party A on November 12, 2019). On the same day, representatives of IFF, including Mr. Fibig, Francisco Fortanet (Executive Vice President, Operations) and Greg Yep (Executive Vice President, Chief Global Scientific & Sustainability Officer), visited certain manufacturing sites of the N&B Business in Denmark.

On November 2 and 3, 2019, representatives from IFF, IFF’s financial advisors and representatives from DuPont met for a management presentation in London. Representatives of DuPont, including management of the N&B Business, gave a presentation on the N&B Business, and representatives of IFF gave a presentation on IFF’s business and the potential benefits of a strategic combination between IFF and the N&B Business, including, but not limited to, cost synergies.

On November 5, 2019, Cleary Gottlieb sent Skadden revised drafts of the terms sheets for the Merger Agreement, the Separation Agreement and the Tax Matters Agreement.

On November 7, 2019, Skadden sent Cleary Gottlieb revised drafts of the terms sheets for the Merger Agreement, the Separation Agreement and the Tax Matters Agreement. Following Skadden’s delivery of revised drafts to Cleary Gottlieb on November 7, 2019, Cleary Gottlieb and Skadden had a call on November 8, 2019, to discuss Cleary Gottlieb’s initial markup and Skadden’s response. During that call, Cleary Gottlieb and Skadden discussed, among other things, the extent of adjustments to the special cash payment from N&B to DuPont, the circumstances under which IFF’s board of directors would maintain the right to change its recommendation regarding the transaction, the circumstances under which the Merger Agreement could be terminated and the fees and expenses payable or reimbursable in connection with such termination. Also on November 8, 2019, DuPont Synergies Advisor and IFF Synergies Advisor met to conduct a detailed review of potential synergies between the N&B Business and IFF and estimates thereof. This was followed by a broader telephonic meeting, on November 9, 2019, which included representatives of DuPont and IFF, where DuPont Synergies Advisor and IFF Synergies Advisor discussed the findings from their synergies discussions. In general, during this time, Skadden, on behalf of DuPont, also exchanged drafts of, and engaged in discussions regarding, the term sheets with representatives of IFF and Party A.

On November 7 and 9, 2019, representatives from IFF and DuPont and their respective advisors participated in joint working sessions relating to the proposed combination.

During this time, Party B re-entered the transaction process. In particular, on November 4, 2019, Party B delivered to DuPont an initial indication of a revised proposal for the N&B Business in which it indicated a potential willingness to increase its offer for the N&B Business by up to $2 billion, including an increased cash payment to DuPont. The indication delivered by Party B expressly stated that Party B needed to complete further work, including the receipt of appropriate internal authorizations, to formally present a revised non-binding proposal. Based upon the highest end of the valuation range in Party B’s indication, DuPont’s senior management felt the indication could serve as a basis for further development and improvement as a result of further discussions by DuPont and Party B (including with respect to the regulatory issues raised by a potential transaction with Party B), such that a future improved non-binding proposal from Party B could be comparable in value to the then current proposals of IFF and Party A. Based on that, Party B was invited to submit a revised non-binding proposal on November 13, 2019. On November 10, 2019, Party B made a presentation to senior management and advisors of DuPont regarding the business rationale for a transaction with Party B. Around this time Party B was provided draft term sheets for certain transaction documents, reflecting DuPont’s preferred approach on certain key transaction terms to be included in those documents, and Party B was instructed to deliver any comments thereto in connection with the submission of a revised non-binding proposal.

On November 10, 2019, the IFF board of directors held a telephonic meeting with members of IFF’s executive management team where they discussed various topics related to the potential transaction. The topics discussed included an overview of the N&B Business, updates on the ongoing auction process, including the preparation of the preliminary term sheets related thereto, the potential synergies between the businesses of IFF and N&B, updated preliminary financial analyses related to the proposed transaction, the potential integration process in the event of a transaction and an overview of IFF’s due diligence efforts. Representatives from Cleary Gottlieb reviewed the fiduciary duties of IFF’s directors in connection with their consideration of the proposed transaction. The IFF board of directors unanimously authorized management to submit a revised, non-binding proposal and to negotiate the proposed transactions based on the valuation and terms presented during the meeting.

On November 13, 2019, IFF, Party A and Party B delivered revised non-binding proposals to DuPont. The revised proposal from IFF (the “November 13 Proposal”), which included an overview of IFF’s vision and strategy for the combination, investment highlights, revised terms and certain due diligence requirements, valued the N&B Business at $25.35 billion on a cash-free and debt-free basis and contemplated a Reverse Morris Trust transaction structure, and where DuPont would receive a pre-closing cash payment of $7.38 billion. The valuation set forth in the November 13 Proposal would result in DuPont’s stockholders owning 54.2% of the combined company on a fully diluted basis. The November 13 Proposal also contemplated a right for DuPont to nominate four directors to the combined company’s board of directors (or, if greater, such a number that would constitute one third of the board of the combined company). The proposal was accompanied by revised draft of the transaction term sheets and included a draft exclusivity agreement pursuant to which the parties would negotiate exclusively regarding a potential transaction for 30 days. The non-binding proposal delivered by Party A on November 13, 2019 was substantially similar to its non-binding proposal of October 8, 2019, in particular with respect to the number of shares of Party A being offered as consideration. However, due to a notable increase in the stock price of Party A between October 8, 2019 and November 13, 2019, Party A’s non-binding proposal presented, based on the analysis of senior management of DuPont and DuPont’s financial advisors, a significantly higher nominal value than the value reflected in the non-binding proposal of IFF. Party A’s non-binding proposal, in a change from its non-binding proposal of October 8, 2019, did not provide DuPont the right to appoint any directors to the combined company’s board, but rather proposed a joint selection by DuPont and Party A of three directors for the combined company board of directors. While the cash payment offered by Party B was increased in the November 13, 2019 non-binding proposal and was roughly equivalent to that proposed by Party A, the overall value of Party B’s non-binding proposal remained smaller than that of IFF and Party A. The non-binding proposal from Party B also offered DuPont the ability to select two directors for the combined company’s board of directors.

On November 15, 2019, representatives of Evercore contacted Mr. Soutendijk and representatives of Greenhill and Morgan Stanley telephonically and indicated that IFF would need to improve the terms of its latest proposal in order to be competitive in the transaction process, citing in particular the overall valuation of the N&B Business reflected in the November 13 Proposal, the relative ownership ratios of the combined company by IFF’s and DuPont’s shareholders as implied by such proposal and IFF’s proposal regarding board composition.

On November 18, 2019, the DuPont board of directors met telephonically and senior management from DuPont made a presentation to the DuPont board of directors regarding the process, the latest non-binding proposals received, a description of each of the parties that provided non-binding proposals (including their financial performance, strengths and weaknesses as a potential partner and the investment thesis of each partner), a summary of value attributable to DuPont’s stockholders based on each of the non-binding proposals and the value comparison for the combined company based on various trading multiples. Further to the foregoing, management explained their view that, notwithstanding certain benefits of IFF’s proposal relative to Party A’s proposal (including, but not limited to, the number of directors DuPont would be entitled to appoint to the combined company’s board) Party A’s non-binding proposal continued to present a higher potential overall value to be confirmed through final due diligence and negotiation of transaction terms. DuPont management also emphasized that Party B’s non-binding proposal remained behind both IFF and Party A in its overall valuation of the N&B Business and that a transaction with Party B raised a more difficult set of regulatory issues as compared to IFF or Party A. Finally, management presented its recommendation that, based on the strength of Party A’s non-binding proposal relative to the other parties, DuPont pursue a transaction involving the N&B Business with Party A. Further insight was then provided by Credit Suisse and Evercore as DuPont’s financial advisors. Throughout the presentations and thereafter there was significant discussion among the members of the DuPont board of directors and the directors asked questions of management and DuPont’s advisors. Following these discussions, the DuPont board of directors made clear its continued support for a potential transaction involving the N&B Business and supported initiating negotiations with Party A given the strength of its non-binding proposal.

After this meeting representatives of DuPont informed representatives of IFF and Party B that their proposals would need to be improved in order to remain in the process.

On November 19, 2019, Mr. Fibig and Mr. Breen held a call to discuss IFF’s latest proposal and the status of its participation in the auction process. Mr. Breen informed Mr. Fibig that DuPont was presently focused on another bidder following the November 13 submissions. On that same day, on behalf of DuPont, Skadden sent initial drafts of certain of the Transaction Documents, including the Merger Agreement, to Party A’s legal advisors. Over the next several days, Party A conducted additional due diligence, and Skadden and Party A’s legal advisors discussed the draft Transaction Documents.

On November 20, 2019, the IFF Transaction Committee held a telephonic meeting where the committee members, Mr. Ferraro and members of IFF’s senior management discussed DuPont’s feedback on the November 13 Proposal and reviewed the terms of a revised proposal. After discussing questions regarding, among other things, the auction process, DuPont’s feedback to the November 13 Proposal and the terms of the revised proposal, the IFF Transaction Committee approved the submission of a revised proposal.

On November 21, 2019, Mr. Fibig called Mr. Breen to inform him that IFF would be submitting revised economic terms to the November 13 Proposal and to reiterate the merits of a combination of the N&B Business with IFF. Later that day, Mr. Fibig sent a letter to Mr. Breen outlining the revised economic terms to the November 13 Proposal. The letter stated, among other things, that IFF would be prepared to increase its valuation of the N&B Business to $26.92 billion on a cash-free and debt-free basis. The valuation set forth in the revised economic terms would result in DuPont’s stockholders owning 55.6% of the combined company on a fully diluted basis. The letter acknowledged DuPont’s desire for greater representation on the combined company’s board of directors and expressed a willingness to further discuss the topic. The letter also reaffirmed the transaction structure outlined in the November 13 Proposal.

DuPont, IFF and Party A continued conducting mutual due diligence during the period after the November 13 submission of non-binding proposals through early December.

On November 26, 2019, representatives of DuPont and Evercore informed Mr. Soutendijk that, in light of IFF’s willingness to improve its economic terms, IFF would be advanced in the auction process along with another bidder (Party A), with the expectation that DuPont would continue to negotiate with each bidder until definitive transaction agreements and final economic terms could be agreed with one of them. As such, Mr. Soutendijk was informed that DuPont was not in a position to grant IFF’s request for exclusivity. Later that day, Skadden delivered initial drafts of the Merger Agreement, Separation Agreement, Employee Matters Agreement and Tax Matters Agreement to Cleary Gottlieb. Through December 15, 2019, IFF and DuPont and their respective legal advisors exchanged drafts of these agreements and other transaction-related agreements, and held numerous telephonic and in-person meetings to negotiate and finalize the terms of such agreements.

On November 29, 2019, Mr. Fibig and Mr. Breen held a call to discuss the auction process, next steps, including the upcoming rating agency meetings, and IFF’s revised proposal. Later that day, members of the Cleary Gottlieb and Skadden teams convened a conference call to discuss an issues list on the various Transaction Documents that Cleary Gottlieb had sent to Skadden earlier in the day, including addressing matters related to the cost of transition services, debt and working capital adjustments to the special cash payment from N&B to DuPont, the financing for the proposed transaction (as well as the allocation of financing costs related thereto), governance matters, the size of the termination fee and control of the process for obtaining regulatory approvals for the transaction.

On November 29, 2019, representatives of Party B sent an email to representatives of DuPont expressing a willingness to improve their non-binding proposal of November 13, 2019 by up to $700 million in value. While based on the analysis of senior management of DuPont and its financial advisors the overall value of a transaction with Party B still remained lower than the then current proposals from IFF and Party A, and while it continued to be the case that a transaction with Party B raised a more difficult set of regulatory issues as compared to IFF or Party A, in consideration of Party B’s willingness to increase its offer, on December 1, 2019, Skadden sent, on behalf of DuPont, initial drafts of certain of the Transaction Documents to Party B’s legal advisor. In addition, at various times between November 30, 2019 and December 7, 2019 representatives of Skadden and Party B’s legal counsel held discussions via conference call regarding the regulatory approval process and the expected timeline of a potential transaction between the N&B Business and Party B.

On December 2, 2019, representatives from both IFF and DuPont met with representatives from selected ratings agencies to provide them with an overview of the proposed combination between IFF and the N&B Business and to discuss the strategic rationale and financial analyses related to the combination.

On December 3, 2019, Mr. Fibig and Mr. Breen spoke by telephone to discuss a number of matters related to the potential transaction, including, in particular, next steps in the due diligence process, finalizing major open transaction points (including governance structure) and DuPont’s desire to understand the perspective of Winder, IFF’s largest shareholder, on the potential transaction. Mr. Breen emphasized that, as previously communicated, DuPont intended to complete its auction process and execute definitive agreements before the holidays. On December 3, 2019, at a regularly scheduled telephonic meeting of the DuPont board of directors, senior management of DuPont provided an update to the DuPont board of directors on the current status of the process, including on the current non-binding proposals from IFF, Party A and Party B, as well as the issues and challenges associated with each of them.

On December 4, 2019, Cleary Gottlieb delivered a revised draft of the Merger Agreement to Skadden. The following day, Cleary Gottlieb delivered a revised draft of the Separation Agreement to Skadden.

On December 5 and December 6, 2019, representatives of DuPont met with representatives of Party A at the offices of Skadden in New York, New York, to discuss the terms of the proposed transaction and certain of the changes proposed by Party A to certain of the draft Transaction Documents.

On December 6 and December 8, 2019, representatives of DuPont and its legal and financial advisors met with representatives of IFF at the offices of Cleary Gottlieb in New York, New York, to discuss the terms of the proposed transaction and certain of the changes proposed by IFF to certain of the draft Transaction Documents.

From December 4 to December 9, 2019, Mr. Fibig and Mr. Breen spoke several times to discuss various open transaction points including the board composition, management team and value of the combined company as impacted by the parties’ due diligence findings and fluctuations in IFF’s stock price and, in connection therewith, a potential 55.4% and 44.6% ownership split of the combined company between DuPont stockholders and IFF shareholders, on a fully diluted basis and excluding any overlap in the stockholders of the company. Discussions also included the potential of Mr. Breen serving as Lead Independent Director on the combined company’s board of directors.

On December 7, 2019, Skadden delivered a revised draft of the Separation Agreement to Cleary Gottlieb and a draft voting agreement to be entered into by Winder.

On December 8, 2019, Skadden delivered a revised draft of the Merger Agreement to Cleary Gottlieb. The following day, Cleary Gottlieb delivered revised drafts of the Merger Agreement and the Separation Agreement to Skadden.

Generally, from December 9 through December 14, 2019, representatives of Skadden and Cleary Gottlieb continued to exchange drafts of various Transaction Documents and negotiated open terms, including the schedules to the Merger Agreement and the Separation Agreement. As part of these discussions, the representatives negotiated the allocation of certain liabilities and costs, including responsibility for certain debt-like items. In addition, the necessary documentation for the financing underlying the proposed special cash payment was finalized. During this time, DuPont representatives, including DuPont’s financial and legal representatives, also continued to exchange drafts and negotiate open terms with Party A and members of DuPont’s senior management also met frequently with DuPont’s financial and legal advisors to discuss the status of negotiations between both IFF and Party A and the relative merits of each of their proposals. During this time, senior management of DuPont and DuPont’s financial advisors discussed with representatives of Party A certain concerns related to DuPont’s ongoing due diligence investigation of Party A and their impact on a potential transaction with Party A, in particular regarding the likely reduction in the amount of cost synergies to be committed to at announcement by Party A as well as the risk of reduction in value creation in a transaction with Party A due to a potentially higher than previously estimated annual tax rate of Party A following a transaction.

On December 9, 2019, representatives of IFF contacted representatives of Winder to indicate that IFF would like to discuss a confidential potential transaction and to request that Winder enter into a non-disclosure agreement to facilitate such discussions. On December 10, 2019, representatives of IFF and Cleary Gottlieb discussed with representatives of Winder the proposed terms of a non-disclosure agreement and described that IFF would be requesting that Winder enter into a voting agreement to support a potential transaction after Winder had an opportunity to review the proposed terms thereof. Following such call, Cleary Gottlieb sent representatives of Winder drafts of the non-disclosure and voting agreements.

On December 10, 2019, Mr. Fibig and Marc Doyle, then Chief Executive Officer of DuPont, met to discuss the progress of the ongoing negotiations between IFF and DuPont and the composition of the combined company’s board of directors.

Also on December 10, 2019, the IFF Transaction Committee met to discuss the progress of the ongoing negotiations and due diligence efforts related to the proposed transaction. Mr. Ferraro was present by invitation.

Mr. O’Leary and Mr. Soutendijk provided updates on the business plan, valuation, due diligence, negotiation status, communications and integration planning, financing and next steps. During the discussion, representatives from Cleary Gottlieb gave a presentation on key provisions and remaining open issues in current drafts of the Transaction Documents and discussed key diligence findings; they also reviewed the fiduciary duties of the IFF board of directors in relation to the proposed transaction. Representatives from Greenhill and Morgan Stanley provided preliminary valuation considerations and methodologies, and the pro forma impact of the proposed transaction from various illustrative perspectives.

On December 10 and 11, 2019, the IFF board of directors met at the offices of Cleary Gottlieb with members of IFF’s executive management team and representatives of Cleary Gottlieb, Greenhill, Morgan Stanley and Abernathy MacGregor Group, Inc. (“Abernathy MacGregor”), IFF’s public relations firm. Representatives from IFF’s management and Cleary Gottlieb reviewed proposals regarding the governance of the combined company. Representatives from IFF’s management reviewed the implications and strategic rationale of a combination between IFF and the N&B Business, valuation, due diligence, the status of the negotiations, communications and integration planning, financing and next steps. Representatives from Cleary Gottlieb reviewed the principal terms of the proposed agreements, the key due diligence findings and the directors’ fiduciary duties in connection with the proposed transaction and answered questions from the board of directors regarding due diligence, the terms of the proposed merger agreement and the governance of the combined company. Representatives from Greenhill and Morgan Stanley provided a financial overview of the proposed transaction, including preliminary perspectives on valuation, the proposed financing structure, ratings agency considerations and key financing components and the pro forma impacts of the proposed transaction from various perspectives. Representatives from Abernathy MacGregor reviewed preliminary communications plans regarding the potential transaction and its announcement.

On December 11, 2019, Mr. Fibig and Mr. Breen met to discuss the resolution of the outstanding issues for a potential transaction, as well as the proposed governance structure of the combined company. They agreed to work with their respective teams to resolve the remaining contract-related issues and for Mr. Fibig to continue to discuss proposals for the corporate governance of the combined company with the IFF board of directors. During the course of this meeting, Mr. Breen was also introduced to Dale Morrison, Lead Director of the IFF board of directors.

On December 12, 2019, representatives of IFF, DuPont and their respective advisors met over the course of the day to discuss open points in the negotiations of the various Transaction Documents. Later on December 12, 2019, Mr. Fibig and Mr. Breen met to discuss negotiations from earlier in the day and discuss the board composition of the combined company.

On December 12, 2019, Winder entered into a non-disclosure agreement with IFF to facilitate discussions regarding the potential transaction.

From December 12 to December 15, 2019, communications and investor relations teams from IFF and DuPont collaborated to finalize announcement materials.

On December 13, 2019, Skadden delivered revised drafts of the Merger Agreement and the Separation Agreement to Cleary Gottlieb. Later that day, Cleary Gottlieb delivered revised drafts of those agreements to Skadden.

On December 13, 2019, representatives of IFF and Cleary Gottlieb discussed with representatives of Winder the terms of the proposed transaction and of the Voting Agreement that Winder would be asked to enter into. From December 13 to December 15, 2019, representatives from IFF, Cleary Gottlieb and Winder engaged in several discussions regarding the proposed terms of and strategic rationale for the transaction and the proposed terms of the Voting Agreement. Conversations regarding the proposed terms of the Voting Agreement were also had with Skadden and DuPont during that time.

From December 13 to December 15, 2019, representatives from IFF, DuPont and their advisors met as necessary to finalize all open negotiation points, including governance matters for the combined company and allocation of liabilities under the Separation Agreement. In particular, on December 14, 2019, in the morning, representatives of Skadden met with representatives of Cleary Gottlieb and IFF at Cleary Gottlieb’s offices, and, in the afternoon, representatives of IFF and IFF’s financial advisors visited Skadden’s offices and met with representatives from DuPont and their advisors to discuss final issues.

Generally, from December 11 through December 15, 2019, Mr. Breen and Mr. Fibig spoke several times to discuss terms of a potential transaction with IFF. Among other things, Messrs Breen and Fibig discussed the value of the combined company as impacted by the parties’ due diligence findings and fluctuations in IFF’s stock price and, as such, the relative shares of ownership of the combined company and the size of the cash payment made by N&B to DuPont. Messrs Breen and Fibig also discussed the governance of the combined company and the treatment of certain pension liabilities. Mr. Breen emphasized in these discussions that, notwithstanding the other terms of the potential transaction and the parties’ due diligence findings and fluctuations in IFF’s stock price, it was important for IFF to commit to a percentage of ownership of the combined company for DuPont’s stockholders and cash payment from N&B to DuPont that valued the N&B Business higher than what was reflected in IFF’s November 13, 2019, non-binding proposal and the importance of creating a combined company governance structure that equally leveraged the expertise and experience of both DuPont and IFF. Credit Suisse and Evercore communicated similar messages to Greenhill and Morgan Stanley during this time, including that agreement on such items would be necessary for IFF to remain competitive with Party A in the auction process. Messrs Breen and Fibig ultimately agreed to a split of ownership of the combined company whereby DuPont stockholders would own 55.4% of the combined company and IFF shareholders would own 44.6% of the combined company, on a fully diluted basis and excluding any overlap in the pre-transaction stockholders of the company and a cash payment from N&B to DuPont of approximately $7.3 billion. With respect to governance, Messrs Breen and Fibig agreed that the combined company’s board of directors will consist of thirteen directors, with seven current IFF directors and six DuPont director appointees until the annual meeting in 2022, when there will be six directors from each company, that Mr. Fibig will continue to be the Chairman of the IFF board of directors (and Chief Executive Officer) and that Mr. Breen will join the combined company’s board of directors as a DuPont appointee and will serve as Lead Independent Director starting on the later of June 1, 2021, and the closing date of the Merger. Based on the agreed ownership by DuPont stockholders of 55.4% of the combined company on a fully diluted basis, combined with the agreed amount of the special cash payment of approximately $7.3 billion, the final proposal from IFF valued the N&B Business at approximately $26.2 billion on a cash-free and debt-free basis, based on IFF’s closing stock price on December 13, 2019.

On December 14, representatives of Winder delivered a revised draft of the Voting Agreement to Cleary Gottlieb, which was also shared with Skadden and DuPont. Following discussions with Skadden and DuPont, later that day, IFF returned a revised draft of the Voting Agreement to Winder. On the morning of December 15, 2019, representatives of Winder proposed additional changes to the Voting Agreement and delivered an executed copy thereof.

On December 14, 2019, a representative of DuPont informed Party A that DuPont was proceeding with final negotiations with another party. Party B was also informed around this time of the same.

On December 15, 2019, the IFF board of directors held a telephonic meeting. At this meeting, the IFF board of directors reviewed the proposed structure and terms of the contemplated transaction. During the discussions, representatives of Cleary Gottlieb reviewed the final terms of the proposed transaction, including the proposed post-closing governance structure of the combined company. Representative from Cleary Gottlieb also reviewed the final key terms of the Voting Agreement with Winder. Representatives from Greenhill and Morgan Stanley reviewed their financial analysis of the proposed transaction and delivered oral opinions, subsequently confirmed in writing by delivery of written opinions dated December 15, 2019, that as of the date of their respective written fairness opinions, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by each of Greenhill and Morgan Stanley as set forth in such written fairness opinions, the exchange ratio pursuant to the proposed Merger Agreement was fair, from a financial point of view, to IFF. Representatives of Morgan Stanley also reviewed the terms of the financing sources and uses of proceeds for the proposed transaction. Following the discussion with IFF’s executive management team and IFF’s legal and financial advisors, the IFF board of directors unanimously determined, among other things, that the Transactions, including the Merger, were advisable and in the best interest of IFF and its shareholders, approved the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Merger, and the entrance into the other Transaction Documents either in the form attached to the Merger Agreement and Separation Agreement or as negotiated by IFF’s authorized officers, and resolved to recommend that IFF’s shareholders vote in favor of the Share Issuance.

On December 15, 2019, the DuPont board of directors held a meeting to review the final proposals with respect to a business combination involving the N&B Business, review the terms and conditions of the Transaction Documents that had been negotiated between representatives of DuPont and IFF and which were substantially complete, review the structure of the proposed business combination with IFF as a Reverse Morris Trust transaction and review with DuPont’s senior management and financial and legal advisors their views on the proposed Transactions and the benefits afforded by the Transactions to DuPont and its stockholders as well as the N&B Business. At the meeting, senior management of DuPont provided the DuPont board of directors with an overview of the results of negotiations with IFF and Party A and on discussions with both IFF and Party A subsequent to the previous board update call on December 3, 2019. This included an overview of the benefits of a transaction with IFF and the reasons why management determined that IFF was the best partner. In particular, senior management articulated to the board of directors the compelling opportunity that a combination with IFF would create – given the complementary nature of the product set, senior management believed a combination with IFF would create a leader in the value-added ingredients industry with the broadest set of ingredients and solutions, deepest set of R&D capabilities, and a shared focus on consumer oriented end-markets. They believed it would also have a unique scale and diversity in the industries in which it operates and would be a global innovation driven industry leader of ingredients, flavor, scent and taste offerings for consumers. Senior management further explained to the board of directors, that while they believed a combination of the portfolios of Party A and the N&B Business would also create an exciting company, they also believed it would be more narrowly focused in product sets and in end markets. As such, senior management articulated their view that, in the long run, the combination with IFF would create the most growth prospects and therefore value for both companies’ shareholders. On the financial side, senior management of DuPont noted that, based on their analysis, while the final proposal from IFF was substantially similar in nominal financial value to that of Party A, further analysis supported the conclusion that a transaction with IFF was financially more attractive than a transaction with Party A due to the likely reduction, from the amount previously estimated, in the amount of cost synergies to be committed to at announcement by Party A and the risk of a reduction in value creation in a transaction with Party A due to a potentially higher than previously estimated annual tax rate of Party A following a transaction. Senior management of DuPont further noted that IFF’s proposal was also superior to Party A’s in that it gave DuPont a significantly larger role in selecting the directors for the combined company’s board of directors, which would allow DuPont to help ensure that the combined company successfully integrates the N&B Business and provides value to DuPont stockholders that receive shares in the new company following the Transactions. DuPont senior management did not address in detail the non-binding proposal from Party B as, notwithstanding the email from representatives of Party B on November 29, 2019, the non-binding proposal from Party B remained lower than the proposals of both IFF and Party A in overall value and based on the fact that, notwithstanding the additional conversations with Party B, a transaction with Party B raised a more difficult set of regulatory issues as compared to IFF or Party A. Representatives of Skadden then reviewed the terms of the principal Transaction Documents, including, without limitation, the structure of the proposed business combination with IFF as a Reverse Morris Trust transaction, the calculation of the merger consideration and those terms bearing on deal protections and regulatory approvals. Throughout the meeting members of the DuPont board of directors asked questions and there was discussion regarding the proposed transaction terms, the key factors that distinguished a transaction with IFF from a transaction with Party A and level of certainty to closing a transaction with IFF. For more information on the factors considered by DuPont’s board of directors see “—DuPont’s Reasons for the Transaction.” Following further discussion with DuPont’s senior management, and taking into account the analysis of its financial advisors and an analysis from a nationally recognized third-party consulting firm of the solvency of DuPont following the completion of the Transactions, the DuPont board of directors unanimously determined, among other things, that the Merger and the Separation were in the best interest of DuPont and its stockholders, and approved the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and the entrance into other Transaction Documents either in the form attached to the Merger Agreement and Separation Agreement or as negotiated by DuPont’s authorized officers.

On December 15, 2019, following the approval by the IFF board of directors and the DuPont board of directors of the Transaction Documents and the Transactions, the parties executed the Merger Agreement, the Separation Agreement, the Employee Matters Agreement and other documentation related to the Merger, and executed commitment letters for the N&B financing for the Special Cash Payment to DuPont were provided concurrently with the execution the Merger Agreement. Also concurrent with the execution of the Merger Agreement, DuPont executed the Voting Agreement.

On December 15, 2019, IFF and DuPont issued a joint press release announcing the Transactions.

IFF’s Reasons for the Transactions

In reaching its decision to approve the Transaction Documents and the Transactions and recommend that IFF shareholders approve the Share Issuance, the IFF board of directors considered, among other things, the strategic and financial benefits that could be achieved by combining IFF and the N&B Business relative to the future prospects of IFF on a stand-alone basis, the relative actual results of operations and prospects of IFF and of the N&B Business and synergies expected to be realized in the combination, as well as other alternatives that may be available to IFF, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the IFF board of directors consulted with its financial and legal advisors and considered a variety of factors as generally supporting its decision to approve the Transaction Documents and the Transactions and recommend that IFF shareholders approve the Share Issuance, including the following:

•

the increased size, economies of scale, geographic presence and total capabilities of IFF after the Transactions, which are expected to enable IFF to improve its cost structure, deepen its innovation platform, enhance growth and expand margins;

•

the complementary asset portfolios and strengths of IFF and the N&B Business and the expectation that the combination with the N&B Business would diversify and expand IFF’s mix of product offerings, including the N&B Business’s food & beverage, health & biosciences and pharma solutions platforms;

•	the belief that IFF would benefit from the scale of the combined company and diversity of its lines of business, making it less dependent on the performance of any particular segment or business line;

•	the expectation that IFF would maintain broad market presence, with an enhanced position in the food & beverage, home & personal care and health & wellness markets;

•

the expectation that IFF would achieve approximately $300 million of estimated cost synergies anticipated on a run-rate basis by the end of the third year following the consummation of the Transactions as a result of anticipated procurement improvements along with manufacturing and organizational efficiencies, as well as have an enhanced ability to drive volumes via a combination of cross-selling opportunities across the enhanced portfolio and the creation of integrated solutions, which is expected to generate more than $400 million in run-rate revenue synergies by the end of the third year following the consummation of the Transactions;

•

the expectation that the combination of IFF and N&B Business employees’ experience will drive improvements in manufacturing, R&D, leadership and growth, and enhance IFF’s ability to achieve its strategic objectives with respect to its existing business and the businesses of the combined company;

•

the expectation that the combined company will provide a compelling value proposition to global, regional and local customers, including through the provision of differentiated integrated solutions using the complementary capabilities of each business;

•

the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow IFF to maintain its current quarterly dividend policy, reduce indebtedness incurred to finance the Transactions and maintain its investment grade rating;

•	the significant increase in total equity market capitalization of IFF, which could increase the trading volume, and therefore, the liquidity, of IFF’s common stock;

•

the fact that the consideration payable by IFF in the Merger consists of IFF’s common stock, enabling IFF to acquire the N&B Business without incurring the amount of indebtedness that would be required to fund an all-cash transaction;

•

the fact that IFF shareholders as of immediately prior to the completion of the Merger are expected to own 44.6% of the issued and outstanding shares of common stock of the combined company, on a fully diluted basis, immediately following completion of the Merger, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

•

the fact that the management team of IFF, following the closing of the Transactions, would continue to be led by IFF’s Chairman and Chief Executive Officer and IFF’s senior management team would be expanded to include executives from the N&B Business;

•

the fact that the Merger Agreement and the other Transaction Documents and the aggregate consideration to be paid by IFF pursuant to the Merger Agreement were the result of extensive arms-length negotiations between representatives of IFF and DuPont, and the IFF board of directors’ belief that IFF had negotiated the transaction terms most favorable to IFF that DuPont would be willing to accept;

•	the expectation that IFF’s experience with acquiring and integrating businesses and growing larger companies will enhance IFF’s ability to integrate the N&B Business and grow the combined company;

•

the expectation that DuPont’s experience with separating its business lines through prior spin-offs or divestitures would lower the execution risk associated with the separation of the N&B Business from DuPont’s other businesses;

•

the expectation that IFF’s board of directors will benefit from expertise provided by the addition to its board of six directors to be designated by DuPont, including Mr. Ed Breen who will join the board of IFF as a DuPont appointee and will serve as Lead Independent Director starting June 1, 2021;

•	the support of IFF’s largest shareholder, Winder, and its willingness to enter into a voting agreement to vote in favor of the Share Issuance;

•

the opinion of Greenhill rendered to the IFF board of directors on December 15, 2019, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in such written fairness opinion, the exchange ratio set forth in the Merger Agreement was fair from a financial point of view to IFF, as more fully described below in “Opinion of Greenhill & Co., LLC;”

•

the opinion of Morgan Stanley rendered to the IFF board of directors on December 15, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in such written fairness opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to IFF, as more fully described below in “Opinion of Morgan Stanley & Co. LLC;” and

•	the ability of the IFF board of directors, to withdraw or modify its recommendation that IFF’s shareholders approve the Share Issuance subject to the limitations set forth in the Merger Agreement,

including, without limitation, the potential payment of a termination fee and the obligation of IFF to proceed with a vote of IFF’s shareholders on the Share Issuance regardless of such withdrawal or modification of its recommendation.

The IFF board of directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

•	the dilution of the ownership interests of IFF’s current shareholders that would result from the issuance of IFF common stock in the Merger;

•	the inability of IFF to influence the operations of the N&B Business during the potentially significant time period prior to closing of the Transactions;

•	the possibility that the increased revenues, earnings and synergies expected to result from the Transactions would fail to materialize or may not be realized within the expected time frame;

•

the challenges and difficulties, foreseen and unforeseen, relating to the separation of the N&B Business from the other businesses of DuPont and the integration of the N&B Business with IFF’s operations, including due to the size of the N&B Business relative to IFF and its operations;

•

the possibility of management and employee disruption associated with the Transactions and integrating the operations of the companies, including the risk that, despite IFF’s intention to retain such personnel, key management of the N&B Business might not be employed with IFF after the Transactions;

•

the fact that the combined company will be dependent on the provision of certain transition services by DuPont, and may be required to provide certain transition services to DuPont, for a limited period of time following the consummation of the Transactions, and the possibility that the cost of operating the N&B Business, particularly following this transitional period, could diverge from the historical cost structure of the N&B Business when owned by DuPont;

•	the significant, one-time costs expected to be incurred in connection with the Transactions, including an estimated $175 million in transaction-related costs;

•	the risk that the Transactions and the integration process may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the substantial increase in IFF’s indebtedness that is expected to result from the Transactions and the related financing transactions;

•

the fact that, in order to preserve the tax-free treatment of the Spin-Off and related transactions (including certain transactions undertaken as part of the Internal Reorganization), IFF would be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that might be advantageous;

•	the indemnities being provided by the combined company to DuPont under the Separation Agreement and the Ancillary Agreements;

•

the restrictions on IFF’s ability to solicit alternative transactions and the fact that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire IFF or otherwise increase the cost of any potential acquisition;

•

the fact that, under the Merger Agreement, IFF may be required to pay DuPont the Termination Fee if the Merger Agreement is terminated under certain circumstances, and that in a situation where IFF’s shareholders do not approve the Share Issuance and the Merger Agreement is terminated, IFF may be required to reimburse DuPont for certain of its expenses in connection with the Transactions up to $75 million and bear a portion of certain commitment fees incurred prior to any termination;

•	the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•

the risk that the Transactions may not be completed in a timely manner or at all and the potential adverse consequences, including substantial costs that would be incurred and potential damage to IFF’s reputation, if the Transactions are not completed; and

•	other risks of the type and nature described in the section entitled “Risk Factors.”

The IFF board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Transaction Documents and the Transactions, and to recommend that IFF shareholders approve the Share Issuance. The foregoing discussion of the information and factors considered by the IFF board of directors is not exhaustive. In view of the wide variety of factors considered by the IFF board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the IFF board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the IFF board of directors based its recommendation on the totality of the information presented to and considered by it. The IFF board of directors evaluated the factors described above with the assistance of IFF management and its legal and financial advisors. In considering the factors described above and any other factors, individual members of the IFF board of directors may have viewed factors differently or given different weights to other or different factors.

This explanation of the factors considered by the IFF board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the IFF board of directors unanimously resolved that the Transactions, including the Merger and the Share Issuance, are advisable and in the best interests of IFF and its shareholders and unanimously approved the Transaction Documents and the Transactions.

Opinion of Greenhill & Co., LLC

At the December 15, 2019 meeting of the IFF board of directors held to evaluate the Transactions, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated as of December 15, 2019, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the exchange ratio set forth in the Merger Agreement was fair, from a financial point of view, to holders of IFF common stock.

The full text of the written opinion of Greenhill, dated December 15, 2019, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex G to this proxy statement and is incorporated herein by reference. The summary of the Greenhill opinion provided in this document is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Greenhill’s opinion and this section carefully and in their entirety. Greenhill provided advisory services and its opinion for the information and assistance of the IFF board of directors in connection with its consideration of the Transactions. Greenhill’s opinion is not a recommendation as to how any holder of shares of IFF common stock should vote with respect to matters related to the Transactions, or any other matter.

For purposes of its opinion, Greenhill, among other things:

•	reviewed the draft of the Merger Agreement, dated as of December 14, 2019, and certain related documents;

•	reviewed the draft of the Separation Agreement dated as of December 14, 2019, and certain related documents;

•	reviewed certain publicly available financial statements of each of IFF and DuPont (relating to the N&B Business);

•	reviewed certain other publicly available business, operating and financial information relating to each of IFF and N&B Business that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data, concerning the N&B Business supplied to or discussed with Greenhill by management of the N&B Business, including the DuPont Provided Financial Projections as described under “—Certain Financial Forecasts Prepared by DuPont” (the “N&B Management Case”);

•	reviewed the IFF Management Case for N&B as described under “—Certain Financial Forecasts Prepared by IFF”;

•	reviewed the IFF Standalone Projections as described under “—Certain Financial Forecasts Prepared by IFF” (the “IFF Management Case”);

•	reviewed financial forecasts prepared by research analysts of IFF (the “Street Consensus Case”);

•

reviewed certain information regarding certain potential revenue synergies and cost efficiencies and financial and operational benefits anticipated from the Transactions prepared by management of IFF (the “Synergies”);

•	discussed the past and present operations and financial condition and the prospects of IFF with the management of IFF;

•

discussed the past and present operations and financial condition and the prospects of the N&B Business with the N&B Business’s and DuPont’s management and financial advisors and the management of IFF;

•	reviewed the historical market prices and trading activity for IFF ordinary shares;

•

reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that Greenhill deemed relevant, and compared that data to certain data with respect to IFF and the N&B Business;

•

compared the ownership levels implied from the exchange ratio set forth in the Merger Agreement to the ownership levels derived by discounting future cash flows and a terminal value for IFF and the N&B Business based upon IFF Management Case (for IFF), and the IFF Management Case for N&B (for the N&B Business), in each case excluding Synergies, at discount rates Greenhill deemed appropriate;

•

compared the ownership levels implied from the exchange ratio set forth in the Merger Agreement to the ownership levels derived from comparing valuation multiples of publicly traded companies to corresponding data of IFF and the N&B Business based upon the IFF Management Case (for IFF) and the IFF Management Case for N&B (for the N&B Business), in each case excluding Synergies;

•

reviewed the pro forma impact of the Transactions on IFF’s revenues, profitability, earnings per share, cash flow, consolidated capitalization and financial ratios and value creation to IFF’s shareholders;

•	participated in discussions and negotiations among representatives of IFF and its legal advisors and representatives of the N&B Business and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with Greenhill. With respect to the N&B Management Case, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the N&B Business and DuPont. With respect to the IFF Management Case, the IFF Management Case for N&B and the Synergies, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of IFF, and, at the direction of IFF, Greenhill relied upon the IFF Management Case, the IFF Management Case for N&B and the Synergies in arriving at its opinion. Further, Greenhill assumed, at the direction of the management of IFF, that the Synergies will be achieved at the times and in the amounts projected thereby. The Synergies assume: $435 million of revenue synergies on a run-rate basis by end of year 3 post-close (representing earnings before interest, tax, depreciation and amortization (“EBITDA”) impact of $185 million) and $304 million of cost synergies on a run-rate basis by end of year 3 post-close, with $314 million one-time costs to achieve (after accounting for approximately $40 million of capital expenditure synergies); run-rate revenue synergies grown at the N&B Business top-line growth rate beyond year 3 post-close with assumed approximately 43% margin; and approximately 40 basis points of tax rate synergy. The IFF Management Case for N&B EBITDA is assumed to be burdened by incremental carve-out costs which start in year 1 post-close, reach run-rate of $34 million by year 3 post-close and grow at a rate of 2.5% in perpetuity thereafter.

In arriving at its opinion, Greenhill made no independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IFF or the N&B Business, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill assumed that the Transactions will be consummated in accordance with the terms set forth in the final, executed Merger Agreement and the final, executed Separation Agreement (including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the Code), which Greenhill further assumed would be substantially similar in all material respects to the latest drafts thereof Greenhill reviewed, and without waiver or modification of any material terms or conditions the effect of which would be in any way meaningful to its analysis. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions will be obtained without any material effect on IFF, the N&B Business, the Transactions or the contemplated benefits of the Transactions in any way meaningful to Greenhill’s analysis. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by IFF and the N&B Business and their respective advisors with respect to such issues. Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of the written opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

Summary of Greenhill’s Financial Analysis

The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the IFF board of directors in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Greenhill’s financial analysis. As part of the comparative analysis, Greenhill compared the expected ownership percentage of IFF shareholders in the combined company of 44.6% to the corresponding relative ownership percentages in the combined company implied by the equity values of IFF and the N&B Business based on each of a discounted cash flow analysis and a multiple-based comparable company analysis.

Discounted Cash Flow Analysis

Greenhill performed discounted cash flow analyses of IFF and the N&B Business, respectively. The discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows and terminal value of such company. Greenhill’s discounted cash flow analyses assumed a December 31, 2019 valuation date.

IFF

Greenhill calculated a range of implied enterprise values (“EV”) for IFF by performing a discounted cash flow analysis of IFF by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that IFF was projected to generate during the calendar years ending December 31, 2020 through December 31, 2029. In this analysis, Greenhill utilized, at IFF’s direction, the IFF Management Case, excluding Synergies. Greenhill calculated a range of terminal values for IFF by applying to IFF’s stand-alone unlevered, steady state after-tax free cash flow for the year ending December 31, 2029, a selected range of perpetuity growth rates of 1.5% to 2.5%, which were estimated by Greenhill based on its professional judgment and experience, taking into account the IFF Management Case, excluding Synergies, and market expectations regarding long-term real growth of gross domestic product and inflation in such terminal year. The present values of IFF’s cash flows and terminal values were then calculated using a discount rate of 7.0% based on a selected range of 6.1% and 7.9%, which range was selected based on Greenhill’s professional judgment and taking into consideration, among other things, IFF’s estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

This analysis indicated a standalone reference range of implied IFF EV of approximately $18.9 billion to $21.7 billion and an implied price per share of IFF common stock of $132 to $156.

N&B Business

Greenhill calculated a range of implied EVs for the N&B Business by performing a discounted cash flow analysis of the N&B Business by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the N&B Business was projected to generate during the calendar years ending December 31, 2020 through December 31, 2029. In this analysis, Greenhill utilized, at IFF’s direction, the IFF Management Case for N&B, excluding Synergies. Greenhill calculated a range of terminal values for the N&B Business by applying to the N&B Business’s respective stand-alone unlevered, steady state after-tax free cash flow for the year ending December 31, 2029 a selected range of perpetuity growth rates of 1.5% to 2.5%, which were estimated by Greenhill based on its professional judgment and experience, taking into account the IFF Management Case for N&B, excluding Synergies, and market expectations regarding long-term real growth of gross domestic product and inflation in such terminal year. The present values of the N&B Business’s respective cash flows and terminal values were then calculated using a discount rate of 7.0% based on a selected range of 6.1% and 7.9%, which range was selected based on Greenhill’s professional judgment and taking into consideration, among other things, the N&B Business’s respective estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

The analysis indicated a standalone reference range of implied N&B Business EV of approximately $23.8 billion to $27.2 billion.

Selected Comparable Company Analysis

Greenhill performed a comparable company analysis, which compared selected financial information, ratios and multiples for IFF and the N&B Business to the corresponding data for publicly traded companies selected by Greenhill. The companies used in the IFF and N&B Business company comparisons were:

•	Chr. Hansen A/S

•	Croda International plc

•	Givaudan SA

•	Kerry Group plc

•	Koninklijke DSM N.V.

•	Lonza Group AG

•	Novozymes A/S

•	Symrise AG

Although none of the selected companies is directly comparable to IFF or the N&B Business, Greenhill selected each of the above-listed companies because, among other reasons, they are companies with operations or businesses in related sectors or for purposes of analysis may be considered similar or reasonably similar to the operations of IFF or the N&B Business, as applicable. However, because of the inherent differences between the business, operations and prospects of IFF and the N&B Business and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of IFF and the N&B Business and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing business models, sizes, growth prospects, revenue mix, profitability levels, degree of operational risk, domiciles and listings between IFF and the N&B Business and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies. Greenhill’s analysis was based on publicly available data and information for the selected companies, including information published by Street Consensus and public filings, the IFF forecasts and the N&B Business forecasts.

For each of the selected companies, Greenhill compared financial information and calculated, among other things, the ratio of EV to research analyst consensus estimates of EBITDA for the fiscal year 2020 (such ratio, “EV / 2020E EBITDA”) for each comparable company. The multiple ranges used in the IFF and the N&B Business company comparisons and the multiple ranges resulting from these analyses are summarized below:

Selected Company	EV / 2020E EBITDA
Chr. Hansen A/S	22.4x
Croda International plc	15.8x
Givaudan SA.	21.2x
Kerry Group plc	19.0x
Koninklijke DSM N.V.	11.9x
Lonza Group AG	16.0x
Novozymes A/S	18.6x
Symrise AG	16.3x

From these analyses, based on its professional judgment and experience, Greenhill selected ranges of multiples it deemed most meaningful for its analysis.

IFF

Based on the results of this analysis, historical trading levels and other factors which Greenhill considered appropriate based on its experience and judgment, Greenhill selected a representative range of EV/2020E EBITDA multiples for IFF of 15.5x to 18.0x and applied this range of multiples to (1) the IFF Management Case EBITDA projection for the fiscal year of 2020 of $1,202 million and (2) the Street Consensus Case EBITDA projection for the fiscal year 2020 of $1,192 million. This analysis indicated (1) an implied IFF EV of approximately $18.6 billion to $21.6 billion and an implied price per share of IFF common stock of $129 to $156 under the IFF Management Case and (2) an implied IFF EV of approximately $18.5 billion to $21.5 billion and an implied price per share of IFF common stock of $128 to $154 under the Street Consensus Case.

N&B Business

Based on the results of this analysis and other factors which Greenhill considered appropriate based on its experience and judgment, Greenhill selected a representative range of EV/2020E EBITDA multiples for the N&B Business of 16.0x to 18.0x and applied this range of multiples to the IFF Management Case for N&B EBITDA projection for the fiscal year of 2020 of $1,522 million. This analysis indicated an implied N&B Business standalone range EV of approximately $24.3 billion to $27.4 billion.

Relative Ownership Analysis

Greenhill used the high and low implied estimated IFF and N&B Business enterprise values calculated pursuant to the discounted cash flow analyses and trading multiples analyses described above, which Greenhill adjusted by subtracting the $7.3 billion dividend to DuPont from the N&B Business and the impact of IFF’s estimated 2019 net debt, non-controlling interest and illustrative transaction expenses of $4.1 billion, to calculate (1) an implied IFF ownership percentage in the combined company utilizing the high IFF implied equity value and the low N&B Business equity value and (2) an implied IFF ownership percentage in the combined company utilizing the low IFF implied equity value and the high N&B Business implied equity value. The results of these analyses are summarized below:

	Implied Ownership of IFF’s Shareholders in Combined Company
Trading Multiples Analyses	42.0	% - 50.7%
Discounted Cash Flow Analysis	42.6	% - 51.7%

Greenhill then compared the respective ranges of implied ownership (in the table above) to the implied ownership of the IFF’s shareholders in the combined company of 44.6% upon consummation of the Transactions as implied by the exchange ratio set forth in the Merger Agreement.

Other Information

Greenhill observed certain additional information that was not considered part of its financial analysis for its opinion but was noted solely for informational purposes, including the following:

52-Week Trading Range Analysis

Using market data as of December 12, 2019, Greenhill reviewed the historical trading range for IFF common stock in the 52 weeks up to (and including) December 6, 2019. Using information published by Capital IQ, the range between the intraday low and intraday high for IFF common stock over the 52-week period was approximately $105 to $153 per share. The analysis resulted in a range of implied estimated enterprise values of approximately $15.8 billion to $21.3 billion, assuming IFF estimated 2019 net debt and non-controlling interest of $3.9 billion.

Analyst Price Targets Analysis

Greenhill reviewed the share price targets for IFF common stock prepared by equity research analysts, which reflect each analyst’s estimate of the undiscounted trading price of IFF common stock. Greenhill also discounted such share price targets to present value (as of December 6, 2019) by applying an illustrative one-year discount period at an equity discount rate of approximately 7.6%, which is IFF’s illustrative cost of equity based on a selected range of 6.5% and 8.5%, which was selected based on Greenhill’s professional judgment and taking into consideration, among other things, the cost of equity derived from the capital asset pricing model. This review presented a range of $108 to $163 per share of IFF common stock undiscounted and $100 to $152 discounted as described above. The analysis resulted in a range of implied estimated enterprise values of approximately $16.2 billion to $22.5 billion undiscounted and approximately $15.3 billion to $21.2 billion discounted as described above. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for IFF common stock and these estimates are subject to uncertainties, including the future financial performance of IFF and future financial market conditions.

Precedent Transactions Analysis

Greenhill performed an analysis of selected recent business combinations involving target companies in the Specialty Value-added Ingredients industry that in Greenhill’s judgment were relevant for its analysis.

Greenhill reviewed the consideration paid in the transactions and analyzed the EV implied by such consideration as a multiple of last-12-months (which is referred to in this section of this document as “LTM”) EBITDA (for the 12-month period prior to the fiscal quarter in which the transaction was announced).

The following table identifies the selected transactions reviewed by Greenhill in this analysis and the EV/LTM EBITDA multiples calculated for such transactions:

($ in billions)
Date Announced	Acquiror	Target	EV/ LTM EBITDA
March 2018	Givaudan	Naturex	22.8x
May 2018	IFF	Frutarom	20.3x

Based on the results of this analysis and other factors which Greenhill considered appropriate based on its experience and judgment, Greenhill applied EV/LTM EBITDA multiples of 20.3x and 22.8x to the IFF management’s estimate of EBITDA for the N&B Business for the fiscal year of 2019 of approximately $1,430 million, which indicated an implied N&B Business EV of approximately $29.0 billion to $32.6 billion, respectively.

Although Greenhill analyzed the multiples implied by the precedent transactions, none of the precedent transactions or associated companies is identical to the proposed Transactions because of inherent differences between the business, operations and prospects of the N&B Business and those of the target companies in the selected precedent transactions. Furthermore, the Transactions utilize a Reverse Morris Trust structure which does not involve a change of control generally associated with such precedent transactions. Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected precedent transaction analysis.

Discounted Cash Flow – Synergized IFF Management Case for N&B

Greenhill calculated a range of implied EVs for the N&B Business by performing a discounted cash flow analysis of the N&B Business by calculating the estimated present value of the synergized unlevered, after-tax free cash flows that the N&B Business was projected to generate during the calendar years ending December 31, 2020 through December 31, 2029. In this analysis, Greenhill utilized, at the direction of IFF, the IFF Management Case for N&B and included the effect of the Synergies. Greenhill calculated a range of terminal values for the N&B Business by applying to the N&B Business’s synergized unlevered, steady state after-tax free cash flow for the year ending December 31, 2029, a selected range of perpetuity growth rates of 1.5% to 2.5%, which were estimated by Greenhill based on its professional judgment and experience, taking into account the IFF Management Case for N&B and market expectations regarding long-term real growth of gross domestic product and inflation in such terminal year. The present values of the N&B Business’s cash flows and terminal values were then calculated using a discount rate of 7.0% based on a selected range of 6.1% and 7.9%, which range was selected based on Greenhill’s professional judgment and taking into consideration, among other things, the N&B Business’s estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

This analysis indicated a reference range of implied EV of the N&B Business of approximately $29.4 billion to $33.7 billion.

DCF Value Creation Analysis

Greenhill determined the pro forma combined company equity value by taking (1) the standalone equity value of IFF based on Greenhill’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis” using the midpoint perpetuity growth rate of 2.0%, minus (2) 55.4% of the standalone equity value of IFF based on Greenhill’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis” using the midpoint perpetuity growth rate of 2.0%, plus (3) 44.6% of the equity value of the N&B Business based on the IFF Management Case for N&B and Greenhill’s discounted cash flow analysis using the midpoint perpetuity growth rate of 2.0% described above in “Discounted Cash Flow Analysis” plus (4) 44.6% of the estimated present value of the projected Synergies as outlined previously and discounted at illustrative pro forma weighted average cost of capital of 7.0%. The value creation analysis at the exchange ratio implying ownership of IFF shareholders in the combined company of 44.6% implied value creation (as a percentage of IFF’s standalone equity value) to IFF shareholders of 10.3%.

Multiple-Based Value Creation Analysis

Greenhill reviewed certain market-based analyses of the potential illustrative value created by the Transactions for the existing shareholders of IFF common stock that compared the estimated future price per share of IFF common stock, cumulative of dividends, on a standalone basis (by applying a multiple of IFF’s EV divided by the EBITDA for the 12-month period following the announcement date of the applicable transaction (“NTM EBITDA”), using the unaffected 10-day Volume-Weighted Average Price per share of IFF common stock of $141.04 as of December 6, 2019, and applying that multiple to an IFF Management Case forecasted EBITDA to derive a future IFF EV and subsequently IFF future equity value and IFF standalone price per share of common stock), to the implied future price per share of the ownership of IFF shareholders in the pro forma combined company, cumulative of dividends. The implied future price per share of the combined company was expressed as a range and derived based on (1) the sum of (a) the estimated pro forma NTM EBITDA of the combined company based on the IFF Management Case and the IFF Management Case for N&B and (b) projected Synergies as outlined previously multiplied by (2) a range of pro forma NTM EBITDA multiples. Based on estimated 2023 NTM EBITDA, this multiple-based value creation analysis implied a mid-point equity value creation to IFF shareholders of approximately 9.3% above the standalone estimated future price per share of IFF common stock, cumulative of dividends.

Pro Forma Combination Analysis

Greenhill performed an illustrative pro forma transaction analysis of the potential financial impact of the Transactions on IFF’s estimated cash earnings per share for fiscal years 2021 to 2024 as if the Transactions had been completed on January 1, 2021 and subject to certain other assumptions. In this analysis, Greenhill used the pro forma earnings estimates reflected in the IFF Management Case (for IFF) and the IFF Management Case for N&B (for the N&B Business), including Synergies, at the direction of IFF management.

The following table presents the potential financial impact of the Transactions on IFF’s standalone cash earnings per share, using the IFF Management Case, excluding Synergies:

	2021E	2022E	2023E	2024E
Pro Forma Accretion /(Dilution)	(10.5%)	(1.3%)	4.2%	5.5%

General

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to IFF, the N&B Business or the Transactions. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of IFF, the N&B Business or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The exchange ratio set forth in the Merger Agreement was determined through arms’ length negotiations between IFF and DuPont and was approved by the IFF board of directors. Greenhill provided advice to the IFF board of directors during these negotiations. Greenhill did not, however, recommend any specific exchange ratio to IFF or the IFF board of directors or that any specific exchange ratio constituted the only appropriate consideration for the Merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the Transactions.

Greenhill’s opinion was approved by Greenhill’s fairness opinion committee.

Greenhill has acted as financial advisor to IFF in connection with the Transactions. Greenhill in the past provided, is currently providing and in the future may provide investment banking services to IFF unrelated to the proposed Transactions, for which services Greenhill received and expects to receive compensation, including, during the two years preceding the date of Greenhill’s written opinion, having acted or acting as financial advisor to IFF in connection with certain other strategic transactions. As IFF has been advised, during the three years preceding the date of Greenhill’s written opinion, Greenhill has been engaged by, performed services for and received compensation from DuPont Capital Management (“DuPont Capital”), a subsidiary of Historical EID and as of June 1, 2019, a subsidiary of Historical EID and of Corteva, including having acted as financial advisor to DuPont Capital and Dow Chemical Company, in relation to the sale of certain limited partnership interests in the secondary capital market and related financial advisory services, for which Greenhill and its affiliates have received fees of approximately $298,000 from former Dow Chemical and $405,000 from DuPont Capital. Neither Greenhill nor its affiliates have invested, or have any long or short positions, in any equity or debt securities of any of the parties.

In connection with the Transactions, IFF has agreed to pay Greenhill a fee of $40 million, of which $5 million was paid upon the rendering of Greenhill’s opinion and the remainder of which is contingent on completion of the Transactions, and an additional fee of $8.5 million payable at IFF’s discretion. IFF has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. IFF selected Greenhill as its financial advisor in connection with the Transactions on the basis of Greenhill’s experience in similar transactions, its reputation in the investment banking community and its familiarity with the Specialty Value-added Ingredients industry.

Greenhill’s opinion was one of the many factors considered by the IFF board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of the IFF board of directors with respect to the Transactions.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the IFF board of directors to act as its financial advisor and to provide a fairness opinion in connection with the Transactions, including the Merger. The IFF board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in IFF’s industry and its knowledge and understanding of the business and affairs of IFF. At the meeting of IFF’s board of directors on December 15, 2019, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on December 15, 2019, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to IFF.

The full text of the written opinion of Morgan Stanley, dated December 15, 2019, is attached as Annex H and incorporated by reference into this document in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read Morgan Stanley’s opinion and this section carefully and in its entirety. Morgan Stanley’s opinion is directed to the IFF board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement to IFF. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the Merger Agreement or the Separation Agreement and did not address any other aspects or implications of the Transactions, including the price at which IFF common stock will trade following the consummation of the Transactions or at any time, or the fairness of the amount or nature of the compensation to any of the N&B Business’ or IFF’s officers, directors or employees, or any class of such persons, whether relative to the exchange ratio set forth in the Merger Agreement or otherwise. Morgan Stanley’s opinion was not intended to, and does not constitute advice or a recommendation as to how stockholders of IFF entitled to vote on the Transactions should vote at any stockholders’ meeting to be held in connection with the Transactions or to take any other action with respect to the Transactions. The summary of Morgan Stanley’s opinion set forth in this document is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of DuPont (relating to the N&B Business) and IFF, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning the N&B Business and IFF, respectively;

•

reviewed certain financial projections prepared by management of the N&B Business and IFF, respectively, as further described in the section of this document captioned “—Certain Financial Forecasts Prepared by IFF”;

•	discussed the financial condition and the prospects of the N&B Business following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with management of the N&B Business and IFF, respectively;

•

discussed the past and current operations and financial condition and the prospects of IFF following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with management of IFF;

•	reviewed the pro forma impact of the Transactions on IFF’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for IFF common stock;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of DuPont, the N&B Business and IFF and their financial and legal advisors;

•	reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the drafts dated December 14, 2019 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by DuPont and IFF, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the respective managements of DuPont and IFF of the future financial performance of the N&B Business and IFF. Morgan Stanley was advised by IFF, and assumed, with IFF’s consent, that the financial projections were reasonable bases upon which to evaluate the business and financial prospects of N&B Business and IFF, respectively. In addition, Morgan Stanley assumed that the Transactions would be consummated in accordance with the terms set forth in the Merger Agreement and the Separation Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions would be treated as a tax-free reorganization, pursuant to the Code that IFF would obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement and the Separation Agreement would not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Transactions, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of IFF and DuPont and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of DuPont’s, the N&B Business’s or IFF’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the N&B common stock in the Transactions. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the N&B Business or IFF, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 15, 2019. Events occurring after the date of Morgan Stanley’s opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. For further information regarding the financial projections, see the sections of this document entitled “—Certain Financial Forecasts Prepared by IFF”.

Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement to IFF and did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of IFF to enter into the Merger Agreement.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to IFF’s board of directors dated December 15, 2019. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is (i) with respect to IFF, based on market data as it existed on or before December 6, 2019, the last trading day prior to initial media speculation of a potential transaction involving IFF, and (ii) with respect to all other market data, based on market data as it existed on or before December 12, 2019, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the IFF Management Case for N&B as described under “—Certain Financial Forecasts Prepared by IFF”, the IFF Standalone Projections as described under “—Certain Financial Forecasts Prepared by IFF” (hereinafter referred to as the “IFF Management Case”), certain information regarding certain potential cost efficiencies and financial and operational benefits anticipated from the Transactions prepared by management of IFF (hereinafter referred to as the “Synergies”; “Synergized” implying inclusion of Synergies in financial forecasts corresponding to certain Cases) and research analyst consensus estimates of certain financial information of IFF (hereinafter referred to as the “Street Consensus Case”). With respect to the IFF Management Case for N&B, IFF Management Case and the Synergies, Morgan Stanley assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of IFF, and, at the direction of IFF, Morgan Stanley relied upon the IFF Management Case for N&B, the IFF Management Case and the Synergies in arriving and its opinion. With respect to the N&B Management Case, Morgan Stanley assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the N&B Business.

Further, Morgan Stanley assumed, at the direction of the management of IFF, that the Synergies will be achieved at the times and in the amounts projected thereby. Morgan Stanley expressed no opinion with respect to the N&B Management Case, the IFF Management Case for N&B, the IFF Management Case or the Synergies or the assumptions upon which they were based. The Synergies assume: $435 million of revenue synergies on a run-rate basis by end of year 3 post-close (representing EBITDA impact of $185 million) and $304 million of cost synergies on a run-rate basis by end of year 3 post-close, with $314 million one-time costs to achieve (after accounting for approximately $40 million of capital expenditure synergies); run-rate revenue synergies grown at the N&B Business top-line growth rate beyond year 3 post-close with assumed approximately 43% margin; and approximately 40 basis points of tax rate synergy. The IFF Management Case for N&B EBITDA is assumed to be burdened by incremental carve-out costs which start in year 1 post-close, reach run-rate of $34 million by year 3 post-close and grow at a rate of 2.5% in perpetuity thereafter.

As part of the financial analysis, Morgan Stanley compared the expected ownership percentage of IFF shareholders in the combined company of 44.6% to the corresponding relative ownership percentages in the combined company implied by the respective equity values of IFF and the N&B Business based on each of a discounted cash flow analysis and a multiple-based comparable company analysis.

Discounted Cash Flow Analyses

Morgan Stanley performed discounted cash flow analyses of the N&B Business and IFF, respectively. The discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows and terminal value of such company. Morgan Stanley’s discounted cash flow analyses assumed a December 31, 2019 valuation date.

IFF

Morgan Stanley calculated a range of implied enterprise values (“EV”) for IFF based on IFF Management Case estimates of the unlevered, after-tax free cash flows that IFF was forecasted to generate during calendar years 2020 through 2029 and a terminal value for IFF. Morgan Stanley estimated a range of terminal values by, at IFF’s direction, extrapolating the IFF Management Case estimated unlevered after-tax free cash flow for the terminal year and then applying perpetual growth ranging from 1.5% to 2.5% to the unlevered after-tax free cash flow in such terminal year. Present values of free cash flows and terminal values were calculated using a discount rate of approximately 6.7%, which is the midpoint between a selected range of 5.9% and 7.5%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, IFF’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account returns in equity markets generally, volatility in a company’s common stock and the risk free rate.

This analysis indicated an implied standalone IFF EV range of approximately $19.8 billion to $22.9 billion and an implied price per share of IFF common stock of approximately $139 to $167.

N&B Business

Morgan Stanley calculated a range of EVs for the N&B Business based on IFF Management Case for N&B estimates of the unlevered, after-tax free cash flows that the N&B Business was forecasted to generate during calendar years 2020 through 2029 and a terminal value for the N&B Business. Morgan Stanley estimated a range of terminal values by, at IFF’s direction, extrapolating the IFF Management Case for N&B estimated unlevered after-tax free cash flow for the terminal year and then applying perpetual growth rates ranging from 1.5% to 2.5% to the unlevered after-tax free cash flow in such terminal year. Present values of free cash flows and terminal values were calculated using a discount rate of approximately 6.7%, which is the midpoint between a selected range of 5.9% and 7.5%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the N&B Business’ assumed cost of equity calculated utilizing a capital asset pricing model.

This analysis indicated an implied N&B EV standalone range of approximately $24.9 billion to $28.8 billion.

Public Trading Comparable Company Analysis

Morgan Stanley performed a public trading comparable company analysis for the N&B Business and IFF. A public trading comparable company analysis attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

The following list sets forth the selected publicly traded comparable companies in the nutrition & ingredients, flavor, fragrance, and specialty chemicals industries that shared certain similar business and operating characteristics to the N&B Business and IFF that were reviewed in connection with this analysis (the “Comparable Companies”):

•	Chr. Hansen A/S

•	Croda International plc

•	Givaudan SA

•	Kerry Group plc

•	Koninklijke DSM N.V.

•	Lonza Group AG

•	Novozymes A/S

•	Symrise AG

The above companies were chosen based on Morgan Stanley’s knowledge of the respective industries and because these companies have businesses that may be considered similar to the N&B Business and IFF. Although none of such companies are identical or directly comparable to the N&B Business and IFF, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of the N&B Business and IFF. While there may have been other companies that operate in similar industries or have similar principal lines of business or financial or operating characteristics to the N&B Business and IFF, Morgan Stanley did not specifically identify any other companies for purposes of this analysis.

For purposes of this comparative analysis, Morgan Stanley calculated and compared, among other things, the ratio of EV to research analyst consensus estimates of EBITDA for the fiscal year 2020 (such ratio, “EV/2020E EBITDA”) for each Comparable Company.

Company	EV/2020E EBITDA
Chr. Hansen A/S	22.4x
Croda International plc	15.8x
Givaudan SA	21.2x
Kerry Group plc	19.0x
Koninklijke DSM N.V.	11.9x
Lonza Group AG	16.0x
Novozymes A/S	18.6x
Symrise AG	16.3x

No company utilized in the comparable company analysis is identical to IFF or the N&B Business. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IFF and the N&B Business, such as the impact of competition on the businesses of IFF and the N&B Business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IFF or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

IFF

Based on the results of this analysis and other factors which Morgan Stanley considered appropriate based on its experience and judgment, Morgan Stanley selected a representative range of EV/2020E EBITDA multiples for IFF of 15.5x to 18.0x and applied this range of multiples to (1) IFF Management Case EBITDA for the fiscal year 2020 of approximately $1,202 million and (2) IFF’s Street Consensus Case EBITDA for the calendar year

2020 of approximately $1,192 million. This analysis indicated (1) an implied IFF EV standalone range of approximately $18.6 billion to $21.6 billion and an implied price per share range of IFF common stock of approximately $129 to $156 under the IFF Management Case and (2) an implied IFF EV standalone range of approximately $18.5 billion to $21.5 billion and an implied price per share of IFF common stock of $128 to $154 under the Street Consensus Case.

N&B Business

Based on the results of this analysis and other factors which Morgan Stanley considered appropriate based on its experience and judgment, Morgan Stanley selected a representative range of EV/2020E EBITDA multiples for the N&B Business of 16.0x to 18.0x and applied this range of multiples to the IFF Management Case for N&B EBITDA for the fiscal year 2020 of approximately $1,522 million. This analysis indicated an implied N&B Business EV standalone range of approximately $24.3 billion to $27.4 billion.

Relative Ownership Analyses

Based on comparing the implied range of valuations for each of IFF and the N&B Business calculated pursuant to the discounted cash flow analyses and trading multiples analyses described above, Morgan Stanley calculated the illustrative implied ownership of IFF’s shareholders in the combined company after the consummation of the Transactions using the implied equity values of IFF and the N&B Business, respectively. At IFF’s direction, Morgan Stanley calculated IFF’s estimated equity value by subtracting $126 million of non-controlling interest and $4.0 billion of net debt and estimated transaction fees from IFF’s implied standalone EV ranges. Morgan Stanley calculated the N&B Business’ equity value by subtracting the $7.3 billion dividend to DuPont from the N&B Business’ implied standalone EV ranges. This analysis indicated the following approximate implied ownership ranges of the IFF’s shareholders in the combined company after the consummation of the Transactions:

Implied Ownership Ranges of IFF’s Shareholders in Combined Company
Trading Multiples Analyses	42.0% - 50.7%
Discounted Cash Flow Analysis	42.1% - 51.7%

Morgan Stanley then compared the respective ranges of implied ownership above to the implied ownership of IFF’s shareholders in the combined company of 44.6% after the consummation of the Transactions as implied by the exchange ratio set forth in the Merger Agreement.

Other Factors

Morgan Stanley noted for the IFF board of directors certain additional factors solely for informational purposes, including, among other things, the following.

IFF Trading Range and Research Targets

To provide a historical perspective, Morgan Stanley reviewed the historical trading range of IFF common stock for the 52-week period prior to December 6, 2019 and share price targets for IFF common stock prepared and published by certain equity research analysts, which reflect each analyst’s estimate of the undiscounted future public market trading price of IFF common stock. Morgan Stanley also discounted such share price targets to present value (as of December 6, 2019) by applying an illustrative one-year discount period at an equity discount rate of approximately 7.8%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, IFF’s assumed cost of equity calculated utilizing a capital asset pricing model. Morgan Stanley noted that the low and high closing prices for shares of IFF common stock for the 52-week period ending December 6, 2019, indicated an implied IFF EV range of approximately $15.8 billion to $21.3 billion. Morgan Stanley also noted an implied range of IFF EV based on equity research analysts’ share price targets for IFF common stock as of December 6, 2019, discounted as described above, of approximately $15.3 billion to $21.1 billion, and undiscounted of approximately $16.2 billion to $22.5 billion.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for IFF common stock and these estimates are subject to uncertainties, including the future financial performance of IFF and future financial market conditions.

Selected Precedent Transactions Analysis

In connection with its analysis, Morgan Stanley compared publicly available market data for certain selected precedent transactions in the Specialty Value-added Ingredients industry. Morgan Stanley calculated and compared the ratio of the EV of the target implied by the consideration paid in each selected transaction to each such target company’s EBITDA for the 12-month period prior to the announcement date of the applicable transaction (“LTM EBITDA,” and such ratio, “EV/LTM EBITDA”) for the following publicly announced transactions:

Announcement Date	Acquiror	Target	EV/LTM EBITDA
May 2018	IFF	Frutarom	20.3x
March 2018	Givaudan	Naturex	22.8x

Based on the results of this analysis and other factors which Morgan Stanley considered appropriate based on its experience and judgment, Morgan Stanley applied EV/LTM EBITDA multiples of 20.3x and 22.8x to IFF management’s estimate of EBITDA for the N&B Business for the fiscal year 2019 of approximately $1,430 million, which indicated an implied N&B Business EV range of approximately $29.0 billion to $32.6 billion, respectively.

No company or transaction utilized in the selected precedent transactions analyses is identical to the Transactions, IFF or the N&B Business. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of DuPont, the N&B Business and IFF, such as the impact of competition on the business of IFF, the N&B Business or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the N&B Business, IFF or the industry or in the financial markets in general, which could affect the public trading value of the companies and the EV of the selected precedent transactions to which they are being compared.

DCF Value Creation Analysis

Morgan Stanley determined the pro forma combined company equity value by taking (1) the standalone equity value of IFF using the midpoint value determined in Morgan Stanley’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis”, minus (2) 55.4% of the standalone equity value of IFF using the midpoint value determined in Morgan Stanley’s discounted cash flow analysis described above in “Discounted Cash Flow Analysis”, plus (3) 44.6% of the equity value of the N&B Business using the midpoint value described above in “Discounted Cash Flow Analysis” and plus (4) 44.6% of the estimated present value of the expected synergies which were determined using a perpetuity growth rate of 2.0% and discounted at an illustrative pro forma weighted average cost of capital of approximately 6.7%. This value creation analysis, at the exchange ratio implying ownership of IFF shareholders in the combined company of 44.6%, yielded equity value creation to such shareholders of approximately 10.7%.

Multiple-Based Value Creation Analysis

Morgan Stanley reviewed certain market-based analyses of the potential illustrative value created by the Transactions for the existing shareholders of IFF common stock that compared the estimated future price per share of IFF common stock, cumulative of dividends, on a standalone basis (by applying a multiple of IFF’s EV divided by the NTM EBITDA using the unaffected 10-day Volume-Weighted Average Price per share of IFF common stock of $141.04 as of December 6, 2019, and applying that multiple to an IFF Management Case forecasted EBITDA to derive a future IFF EV and subsequently IFF future equity value and IFF standalone price per share of common stock), to the implied future price per share of the of the ownership of IFF shareholders in the pro forma combined company, cumulative of dividends. The implied future price per share of the combined company was expressed as a range and derived based on (1) the sum of (a) the estimated pro forma NTM EBITDA of the combined company based on the IFF Management Case and the IFF Management Case for N&B and (b) projected Synergies as outlined previously multiplied by (2) a range of pro forma NTM EBITDA multiples. Based on estimated 2023 NTM EBITDA, this multiple-based value creation analysis implied a mid-point equity value creation to IFF shareholders of approximately 9.3% above the standalone estimated future price per share of IFF common stock, cumulative of dividends.

Pro Forma Combination Analysis

Morgan Stanley performed an illustrative pro forma transaction analysis of the potential financial impact of the Transactions on IFF’s estimated cash earnings per share for fiscal years 2021 to 2024 as if the Transactions had been completed on January 1, 2021 and subject to certain other assumptions. In this analysis, Morgan Stanley used the pro forma earnings estimates in the synergized IFF Management Case, at the direction of IFF management.

The following table presents the potential financial impact of the Transactions on IFF’s cash earnings per share:

	2021E	2022E	2023E	2024E
Pro Forma Accretion/(Dilution)	(10.5%)	(1.3%)	4.2%	5.5%

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of the N&B Business or IFF. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of DuPont, the N&B Business or IFF. These include, among other things, the impact of competition on the businesses of IFF and the N&B Business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IFF or the industry or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of the N&B Business or IFF or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio set forth in the Merger Agreement from a financial point of view to IFF and in connection with the delivery of its oral opinion to IFF’s board of directors subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of IFF or DuPont might actually trade following the consummation of the Transactions or at any time.

The exchange ratio set forth in the Merger Agreement was determined through arm’s-length negotiations between IFF and DuPont and was approved by IFF’s board of directors. Morgan Stanley provided advice to IFF during these negotiations but did not, however, recommend any specific form or amount of consideration to IFF or IFF’s board of directors, nor did Morgan Stanley opine that any specific form or amount of consideration constituted the only appropriate consideration for the Transactions. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how IFF’s shareholders should vote at any shareholders’ meeting that may be held in connection with the Transactions, or whether the shareholders should take any other action in connection with the Transactions. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which shares of IFF common stock will trade at any time.

Morgan Stanley’s opinion and its presentation to IFF’s board of directors was one of many factors taken into consideration by IFF’s board of directors in deciding to approve the Transactions. Consequently, the analyses described above should not be viewed as determinative of the view of IFF’s board of directors with respect to the exchange ratio set forth in the Merger Agreement or of whether IFF’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of IFF, DuPont or any other company, or any currency or commodity, that may be involved in these Transactions, or any related derivative instrument.

As compensation for its financial advisory services and financial opinion, described in this section and attached to this document as Annex H relating to the Transactions, IFF has agreed to pay Morgan Stanley (i) a fee of $5 million payable upon the rendering of Morgan Stanley’s opinion, and (ii) a fee of $40 million if the Transactions are consummated (against which the fee related to the rendering of the opinion will be credited).

IFF has also agreed to reimburse Morgan Stanley for its reasonable, documented out-of-pocket expenses incurred in performing its services. In addition, IFF has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to, arising out of or in connection with Morgan Stanley’s engagement.

Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, has, as joint lead arranger and joint bookrunner, committed to provide financing in connection with the Transactions and is expected to receive approximately $25 million in relation to the financing associated with the Transactions.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for IFF, for which Morgan Stanley and its affiliates have received fees of approximately $45 million to $65 million from IFF, and Morgan Stanley or an affiliate thereof is a lender and agent to IFF under IFF’s credit facilities. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for DuPont, for which Morgan Stanley and its affiliates have received fees of less than approximately $3 million from DuPont. Morgan Stanley may seek to provide financial advisory and financing services to IFF, the N&B Business and DuPont and their respective affiliates in the future and would expect to receive fees for the rendering of those services.

Certain Financial Forecasts Prepared by IFF

Other than annual and certain other limited financial guidance provided to investors, IFF does not as a matter of course publish projections as to the future performance, earnings or other results of its business due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with its due diligence review of the N&B Business, IFF was provided with the DuPont Provided Financial Projections as described under “—Certain Financial Forecasts Prepared by DuPont,” as well as certain non-public financial forecasts regarding the N&B Business for the fiscal year ended December 31, 2019, which forecasts did not deviate significantly from the actual results of the N&B Business for that period. Subsequently, IFF’s management made certain adjustments to the DuPont Provided Financial Projections and extrapolated such adjusted N&B Business projections for the fiscal years ending December 31, 2020 through December 31, 2029 (the “IFF Management Case for N&B”), in each case based on IFF management’s judgment and experience in the industry, their analysis of the N&B Business and discussions with the management of DuPont and the N&B Business. The IFF board of directors was provided with IFF Management Case for N&B and certain non-public financial projections prepared by management of IFF with respect to IFF’s business, as a stand-alone company, for the fiscal years ending December 31, 2020 through December 31, 2029 (the “IFF Standalone Projections”, and collectively with the IFF Management Case for N&B, the “IFF Financial Projections”). IFF management also provided the IFF Financial Projections to IFF’s financial advisors, Greenhill and Morgan Stanley, for their use and reliance in connection with their respective financial analyses and opinions described under “—Opinions of IFF’s Financial Advisors.” In addition, the IFF Board and IFF’s financial advisors were provided with an estimate of certain synergies expected to result from the transactions projected by IFF management. None of the estimated synergies are reflected in the IFF Financial Projections or the DuPont Provided Financial Projections, since the IFF Financial Projections and the DuPont Provided Financial Projections are unaudited financial forecasts for each of the N&B Business and IFF on a standalone basis.

The IFF Financial Projections are being included in this document solely to give shareholders access to information that was made available to IFF’s financial advisors, Greenhill and Morgan Stanley, for their use and reliance in connection with their respective financial analyses and opinions described under “—Opinions of IFF’s Financial Advisors” above, and to the IFF board of directors in connection with its consideration of the Transactions. The IFF Financial Projections are not being included in this document in order to influence any stockholder to make any investment decision with respect to the Transactions or to vote in favor of the Share Issuance to be voted on at the special meeting of IFF shareholders, or for any other purpose.

The IFF Financial Projections were not prepared for the purpose of public disclosure or with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or in accordance with GAAP. The IFF Financial Projections included in this document have been prepared by, and are the responsibility of, IFF’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying IFF Financial Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to IFF’s previously issued financial statements. It does not extend to the IFF Financial Projections and should not be read to do so. In addition, the IFF Financial Projections were not prepared by IFF’s financial advisors or DuPont’s financial advisors, and the financial advisors assume no responsibility for their content. Furthermore, the IFF Financial Projections:

•

were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the N&B Business and IFF’s business, respectively, including their respective results of operations and financial conditions, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond IFF’s or DuPont’s control and may not prove to be accurate;

•

do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the Merger Agreement and the Separation Agreement and the effect of any failure of the Merger or the other Transactions to occur;

•	are not necessarily indicative of current market conditions or values or future performance, which may be significantly more favorable or less favorable than as set forth in these projections; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the IFF Financial Projections will be achieved.

IFF’s management believes that the assumptions used as a basis for the IFF Financial Projections were reasonable at the times they were made, given the information available to IFF’s management at the time. However, the IFF Financial Projections are not a guarantee of future performance. The future financial results of the N&B Business and IFF’s business, respectively, may materially differ from those expressed in the IFF Financial Projections due to factors that are beyond IFF’s or DuPont’s ability to control or predict.

Although the IFF Financial Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the IFF Financial Projections cover multiple years and such information by its nature becomes less reliable with each successive quarter and year. Shareholders are urged to read the section of this document entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the IFF Financial Projections. Shareholders should also review the factors described under “Risk Factors” and those incorporated herein by reference from Item 1A of IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. IFF notes specifically that the IFF Financial Projections do not consider any potential impacts of current market conditions, including the impact of the COVID-19 pandemic and the recent economic impacts related thereto.

None of IFF, DuPont or N&B or any of their respective affiliates or representatives intend to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the IFF Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the IFF Financial Projections are shown to be inaccurate.

Certain of the financial information contained in the IFF Financial Projections, including EBITDA and unlevered free cash flow, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by IFF or DuPont may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the IFF Financial Projections were relied upon by Greenhill and Morgan Stanley for the purposes of their respective fairness opinions and by the IFF board of directors in connection with its consideration of the Transactions. Financial measures provided to a financial advisor in this context were not prepared with a view toward public disclosure and are excluded from the definition of non-GAAP financial measures under applicable SEC rules and regulations. As a result, the IFF Financial Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Greenhill or Morgan Stanley for purposes of their respective opinions, or by the IFF board of directors in connection with its consideration of the Transactions. Accordingly, IFF has not provided a reconciliation of the financial measures included in the IFF Financial Projections to the relevant GAAP financial measures.

For the foregoing reasons, the inclusion of projections in this document should not be regarded as an indication that IFF, DuPont, N&B or their respective affiliates or representatives considered or consider the IFF Financial Projections to be a prediction of actual future events, and the projections should not be relied upon as such. The DuPont Provided Financial Projections and the IFF Management Case for N&B should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding the N&B Business contained elsewhere in this document, and the IFF Standalone Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding IFF’s business contained elsewhere in this document.

The IFF Management Case for N&B

The following is a summary of the IFF Management Case for N&B:

	Fiscal Year ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Net Sales	$6,315	$6,550	$6,843	$7,131	$7,436
EBITDA (1)	$1,522	$1,621	$1,763	$1,864	$1,970
Capital expenditures	$235	$254	$264	$273	$284
Unlevered free cash flow (1)	$1,286	$1,367	$1,500	$1,591	$1,686

	Fiscal Year ending December 31,
	2025E	2026E	2027E	2028E	2029E
	(in millions)
Net Sales	$7,728	$8,018	$8,299	$8,568	$8,804
EBITDA (1)	$2,048	$2,126	$2,200	$2,272	$2,335
Capital expenditures	$295	$306	$317	$328	$337
Unlevered free cash flow (1)(2)	$1,753	$1,820	$1,883	$1,944	$1,998

(1)

N&B Business standalone EBITDA is assumed to be burdened by incremental carve-out costs which start in 2020, reach run-rate of $34 million by the end of 2022, and grow at a rate of 2.5% in perpetuity thereafter.

(2)	Calculated as EBITDA less Capital Expenditures.

The IFF Standalone Projections

IFF’s management prepared non-public financial projections with respect to IFF’s business as a stand-alone company. These projections do not give pro forma effect to the combination of IFF and the N&B Business.

The following is a summary of the IFF Standalone Projections:

	Fiscal Year ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Net Sales	$5,299	$5,572	$5,869	$6,139	$6,416
EBITDA	$1,202	$1,317	$1,412	$1,514	$1,590
Capital expenditures	$210	$211	$210	$210	$210
Unlevered free cash flow (1)	$992	$1,106	$1,202	$1,304	$1,380

	Fiscal Year ending December 31,
	2025E	2026E	2027E	2028E	2029E
	(in millions)
Net Sales	$6,705	$7,006	$7,294	$7,549	$7,738
EBITDA	$1,660	$1,732	$1,801	$1,862	$1,906
Capital expenditures	$219	$229	$239	$247	$253
Unlevered free cash flow (1)	$1,440	$1,503	$1,562	$1,615	$1,653

(1)	Calculated as EBITDA less Capital Expenditures.

DuPont’s Reasons for the Transactions

As discussed in the section of this document entitled “—Background of the Transactions,” the DuPont board of directors and its senior management regularly review and discuss DuPont’s performance, business strategy and competitive position in the industries in which it operates. In addition, the DuPont board of directors and its senior management regularly review and evaluate various strategic alternatives, including acquisitions, divestitures and other strategic transactions, in light of its strategic objectives and returns to stockholders. As a result of that process, at a regularly scheduled meeting of the DuPont board of directors on August 26, 2019, the DuPont board of directors instructed DuPont’s senior management to begin outreach, starting in September 2019, to potential parties that might be interested in the N&B Business. After conducting an auction process that included a number of participants, DuPont decided that the transaction with IFF would be highly value accretive to DuPont and its stockholders and would be aligned with DuPont’s strategic objectives.

In reaching its decision to approve the Merger Agreement and the Transactions, the DuPont board of directors consulted with DuPont’s senior management as well as DuPont’s legal and financial advisors and considered a wide variety of factors, including the significant factors listed below, as generally supporting its decision:

•	the Transactions resulted from a competitive auction process that was conducted by DuPont and its advisors and involved the participation of several interested parties;

•	the belief that the Transactions provide the most attractive value with respect to the N&B Business;

•

the expectation that the Separation, Distribution and Merger generally would result in a tax-efficient disposition of the N&B Business for DuPont and DuPont’s stockholders, while a sale of the N&B Business for cash would result in a taxable disposition for DuPont;

•

DuPont would receive approximately $7.3 billion in cash (subject to adjustment) in connection with the Transactions, which would be received tax-free by DuPont to the extent such cash is used for repayment of certain debt, payment of dividends and/or share repurchases;

•

due to the shares of IFF common stock that would be received by DuPont stockholders as consideration for the Merger, DuPont stockholders would have the opportunity to participate in the combined IFF and N&B businesses after the consummation of the Transactions;

•

DuPont stockholders, by receiving shares of IFF common stock as consideration for the Merger, would have the opportunity to benefit from the belief of the DuPont board of directors and DuPont management of the complementary nature of IFF and the N&B Business, and that combining the portfolios will create a global innovation driven industry leader of ingredients, flavor, scent and taste offerings for consumers;

•

DuPont stockholders, by receiving shares of IFF common stock as consideration for the Merger, would have the opportunity to benefit from the belief of the DuPont board of directors and DuPont management that the highly compatible cultures of the two businesses will drive sustainable industry innovation;

•	the synergies associated with a combination of IFF and the N&B Business that are expected to be both significant and achievable;

•

the ability of each of DuPont’s and the N&B Business’s management teams to concentrate on the expansion and growth of their respective businesses following the Separation, allowing each group of management to pursue the development of business strategies most appropriate to their respective operations;

•	the results of DuPont’s senior management’s due diligence review of IFF’s business;

•

the belief that DuPont stockholders, by receiving shares of IFF common stock as consideration for the Merger, would benefit from the scale of the combined company and diversity of its lines of business;

•

the belief that DuPont stockholders, who would receive shares of IFF common stock in the Merger, would benefit the from the expertise provided by the addition to IFF’s board of directors of six directors to be designated by DuPont, including Mr. Ed Breen who will join the board of IFF as a DuPont appointee and will serve as Lead Independent Director starting June 1, 2021;

•	the support of IFF’s largest shareholder, Winder, and its willingness to enter into a voting agreement to vote in favor of the Share Issuance; and

•

the review by the DuPont board of directors with DuPont’s senior management and legal and financial advisors of the terms and conditions and structure of the Merger Agreement, the Separation Agreement, the form of the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions that had been negotiated and were substantially complete, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the Transactions and the DuPont board of directors’ evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations, the DuPont board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

while the Transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied or waived, and as a result, it is possible that the Transactions might not be completed;

•

because the consideration to be received by DuPont’s stockholders in the Transactions consists of a fixed percentage of shares of IFF’s common stock, the value of the IFF common stock received in the Merger could fluctuate significantly based on a number of factors, many of which are outside of the control of DuPont or are unrelated to the performance of the N&B Business and some of which are outside of the control of both DuPont and IFF, including general market conditions;

•	risks relating to the separation of the N&B Business from DuPont and the operation of the N&B Business as a separate business from DuPont’s other businesses;

•	risks relating to integrating the N&B Business with IFF’s current operations and the potential effects on the value of the IFF common stock to be received in the Merger as noted above;

•

that DuPont, prior to the completion of the Transactions, is required to conduct the N&B Business in the ordinary course consistent with past practice, subject to specific limitations and exceptions, which could delay or prevent DuPont from undertaking business opportunities that may arise prior to the completion of the Transactions; and

•	risks of the type and nature described under the section of this document entitled “Risk Factors.”

The DuPont board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Merger and the Separation were in the best interest of DuPont and its stockholders, and to approve the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and the entrance into other Transaction Documents either in form attached to the Merger Agreement and Separation Agreement or as negotiated by DuPont’s authorized officers. The foregoing discussion of the information and factors considered by the DuPont board of directors is not exhaustive. In view of the wide variety of factors considered by the DuPont board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the DuPont board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The DuPont Board evaluated the factors described above, among others, and unanimously determined, among other things, that the Merger and the Separation were in the best interest of DuPont and its stockholders, and approved the Merger Agreement, the Separation Agreement and the Employee Matters Agreement, the transactions contemplated thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and the entrance into other Transaction Documents either in form attached to the Merger Agreement and Separation Agreement or as negotiated by DuPont’s authorized officers. In considering the factors described above and any other factors, individual members of the DuPont board of directors may have viewed factors differently or given different weight or merit to different factors. This explanation of the factors considered by the DuPont board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

Certain Financial Forecasts Prepared by DuPont

Other than quarterly and annual financial guidance provided to investors, DuPont does not as a matter of course publish projections as to the future performance, earnings or other results of its business due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the due diligence review of the N&B Business by IFF, on September 12, 2019, DuPont provided to IFF and its financial advisors certain non-public financial forecasts for the N&B Business for the fiscal years ending December 31, 2019, 2020, 2021, 2022 and 2023. These forecasts were updated during the due diligence process as additional information on the actual performance of the N&B Business for fiscal year 2019 became available, which not only improved the ability of management of the N&B Business to evaluate the initial financial forecasts provided for 2019, but also helped management of the N&B Business identify trends related to the performance of the N&B Business more generally. As such, on October 21, 2019, DuPont provided updated financial forecasts to IFF for the N&B Business for the fiscal years ending December 31, 2019, 2020, 2021, 2022 and 2023, which reflected updated financial results for fiscal year 2019 and the roll-forward impact of the update to fiscal year 2019 on the periods thereafter. On November 26, 2019, DuPont provided further updated financial forecasts to IFF solely for the fiscal years ended December 31, 2019 and 2020, based on further updated financial results for fiscal year 2019 and the roll-forward impact of the updated fiscal year 2019 forecast on fiscal year 2020. The revised financial forecasts provided on October 21 did not differ in a material manner from the initial financial forecasts provided on September 12, and the revised financial forecasts for fiscal year 2019 and 2020 provided on November 26 did not differ in a material manner from the financial forecasts for those periods provided on October 21. The revised financial forecasts for the fiscal year ended December 31, 2019 provided on November 26 did not differ in a material manner from the actual results of the N&B Business for that period. As described above, the non-public financial forecasts regarding the N&B Business for the fiscal year ended December 31, 2020 provided on November 26, 2019, and the non-public financial forecasts regarding the N&B Business for the fiscal years ending December 31, 2021, 2022 and 2023 provided on October 21, 2019 (which are referred to herein as the “DuPont Provided Financial Projections”) were subsequently adjusted by the management of IFF (including to take into account, among other things, the roll-forward impact in the fiscal years ending December 31, 2021, 2022 and 2023 of adjustments reflected in the revised forecasts regarding the N&B Business for the fiscal year ended December 31, 2020 delivered by DuPont on November 26, 2019), and the specific financial information provided to the IFF board of directors and IFF’s financial advisors is more fully addressed above.

In connection with certain financing activities related to the planned issuance of the Notes, on July 10, 2020, DuPont provided financial forecasts to IFF regarding the N&B Business for the fiscal years ending December 31, 2020, 2021, 2022, 2023 and 2024 (the “July DuPont Provided Financial Projections”).

The DuPont Provided Financial Projections and the July DuPont Provided Financial Projections were not prepared for the purpose of public disclosure or with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or in accordance with GAAP but, in the view of DuPont’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of DuPont’s management on the dates of their preparation. The DuPont Provided Financial Projections and the July DuPont Provided Financial Projections were also not prepared on a basis consistent with the presentation of the financial statements of the N&B Business included elsewhere in this document. For completeness, DuPont notes that Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. The DuPont Provided Financial Projections and the July DuPont Provided Financial Projections included in this document have been prepared by, and are the responsibility of, DuPont’s management. Neither PricewaterhouseCoopers LLP nor any other independent accountant has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying DuPont Provided Financial Projections or the July DuPont Provided Financial Projections and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included (as it relates to the financial statements of the N&B Business) or incorporated by reference (as it relates to the financial statements of DuPont) in this document relate to the historical financial statements of the N&B Business and DuPont, respectively. They do not extend to the DuPont Provided Financial Projections or the July DuPont Provided Financial Projections and should not be read to do so. The inclusion of the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections should not be regarded as an indication that DuPont or the DuPont board, considered, or currently considers, such information to be a reliable predictor of actual future results. Although DuPont management believed, at the date they were generated, that the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of DuPont’s management, DuPont cautions stockholders and shareholders that future results could be materially different from the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections. The summary of the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections is included in this document in order to comply with the anti-fraud and other liability provisions of the federal securities laws given that these internal financial forecasts were provided by DuPont to IFF and its financial advisors and not to influence the decision of any stockholder or shareholder (including, without limitation, any investment decision in connection with the Transactions or any vote by IFF shareholders regarding the Share Issuance). Accordingly, the financial measures included in such forecasts are excluded from the definition of non-GAAP financial measures as defined by the SEC.

The DuPont Provided Financial Projections and the July DuPont Provided Financial Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of DuPont. Important factors affecting results and potentially causing the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections not to be achieved include, but are not limited to, risks and uncertainties related to the N&B Business, industry performance, the regulatory environment, general business and economic conditions, the ability of IFF to integrate the N&B successfully, and the other factors described under “Cautionary Statement Concerning Forward-Looking Statements.” See also “Risk Factors” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the N&B Business.”

The DuPont Provided Financial Projections and the July DuPont Provided Financial Projections also reflect assumptions as to a number of other business decisions that are subject to change and do not necessarily reflect current estimates or assumptions DuPont’s management may have about prospects for the N&B Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. The DuPont Provided Financial Projections and the July DuPont Provided Financial Projections specifically do not take into account the Transactions, including, without limitation, any anticipated synergies associated therewith. As a result, actual results may differ materially from those contained in the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections and may be significantly lower or higher than estimated. Accordingly, there can be no assurance that the DuPont Provided Financial Projections or the July DuPont Provided Financial Projections will be realized.

DuPont notes specifically that the DuPont Provided Financial Projections did not consider any potential impacts of current market conditions, including the impact of the COVID-19 pandemic and the recent economic impacts related thereto. The business and financial condition of the N&B Business, and the business and financial condition of its customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. The July DuPont Provided Financial Projections for 2020 reflect, among other things, management’s estimates and assumptions regarding the continued impact of

COVID-19 on 2020 results, including declines in demand in oil and gas and select industrial markets, and negative currency impacts, based on the experience of the N&B Business up to the date of their preparation. However, DuPont management is unable to estimate or otherwise predict the extent of further COVID-19 related impacts on the N&B Business which depend on highly uncertain and unpredictable future developments. See the Risk Factor on page 51 regarding the ability to predict the impact of COVID-19 on the N&B Business. The July DuPont Provided Financial Projections for the years 2021 through 2024 were derived by applying a compound annual growth rate that is substantially consistent with that used in the DuPont Provided Financial Projections, starting with the July DuPont Provided Financial Projections for 2020 as a base.

The following is a summary of the DuPont Provided Financial Projections provided on October 21, 2019, for the fiscal years ended 2021, 2022 and 2023.

	Fiscal Year ending December 31,
	2021E	2022E	2023E
	(in millions)
Net Sales	$6,710	$7,006	$7,325
Gross Margin	$2,348	$2,500	$2,654
Operating EBITDA	$1,742	$1,892	$2,046

The following is a summary of the DuPont Provided Financial Projections provided on November 26, 2019, for the fiscal year ended 2020.

Fiscal Year ending December 31, 2020E
(in millions)
Net Sales	$6,327
Gross Margin	$2,187
Operating EBITDA	$1,558

The following is a summary of the July DuPont Provided Financial Projections.

	Fiscal Year ending December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Net Sales	$6,090	$6,339	$6,607	$6,915	$7,226
Operating EBITDA	$1,530	$1,646	$1,761	$1,889	$1,983

The inclusion of the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections in this document should not be regarded as an indication that any of DuPont, IFF or their respective officers, directors, affiliates, advisors or other representatives considered the DuPont Provided Financial Projections or the July DuPont Provided Financial Projections to be predictive of actual future events or results, and the forecasts should not be relied upon as such. None of DuPont, IFF or their respective affiliates, advisors or other representatives can assure you that actual results will not differ materially from these internal financial forecasts, and DuPont cautions stockholders and shareholders that future results could be materially different from the DuPont Provided Financial Projections and the July DuPont Provided Financial Projections (as further described above). None of DuPont, IFF or their respective affiliates, advisors or other representatives undertakes any obligation to update or otherwise revise or reconcile the DuPont Provided Financial Projections or the July DuPont Provided Financial Projections to reflect circumstances existing after the date the DuPont Provided Financial Projections or the July DuPont Provided Financial Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. DuPont does not intend to make publicly available any update or other revision to these forecasts. None of DuPont or its respective officers, directors, affiliates, advisors or other representatives has made or makes any representation to any stockholder, shareholder or other person regarding the N&B Business’s ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved. DuPont has made no representation to IFF or any other party, in the Merger Agreement or otherwise, concerning the forecasts.

Ownership of IFF Following the Transactions

It is expected that upon completion of the Transactions, pre-Merger holders of N&B common stock and N&B Employees will hold approximately 55.4% of IFF’s common stock on a fully diluted basis and IFF’s existing equityholders will hold approximately 44.6% of IFF’s common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases (subject to adjustment in limited circumstances as provided in the Merger Agreement). Based on the composition of the current significant stockholder bases of each of IFF and DuPont, IFF does not expect that there will be any individual holder of more than approximately 12% of the outstanding IFF common stock immediately following the closing of the Merger, determined on a basis of a pro rata distribution of shares of N&B common stock by DuPont without taking into account participation in the Exchange Offer.

Board of Directors and Management of IFF Following the Transactions

As of the effective time of the Merger, the IFF board of directors will consist of 13 members, and the IFF board of directors shall consist of seven current IFF directors selected by the IFF board of directors and six individuals selected by the DuPont board of directors. The IFF designees will include IFF’s Chairman and CEO, who will continue as Chairman and CEO of the combined company. DuPont’s Executive Chairman and CEO, Ed Breen, will join the board of the combined company as a DuPont designee and will serve as Lead Independent Director upon the later of June 1, 2021 and the closing date of the Merger. On May 11, 2020, IFF and DuPont announced two additional DuPont director designees for the combined company that will be appointed to join the board of the combined company at the effective time of the Merger. The designees are Matthias Heinzel, N&B President, and Carol A. (John) Davidson, a CPA with more than 30 years of leadership experience across multiple industries. At the 2022 annual meeting of IFF shareholders, the IFF board of directors will take all actions necessary to set the size of the IFF board of directors at 12 members, and to include (i) DuPont’s six designated directors (or any replacements thereof) and (ii) six of IFF’s current directors (or any replacements thereof) as nominees to serve a full new term on IFF’s board of directors. Until the second annual meeting of IFF shareholders that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF director, then the remaining IFF directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF director.

Andreas Fibig will continue to serve as Chairman and CEO of IFF. IFF also announced on May 11, 2020 that the Executive Committee of the combined company will include: Rustom Jilla, Executive Vice President, Chief Financial Officer; Matthias Haeni, President, Taste, Food & Beverage; Amy Byrick, President, Taste, Food & Beverage; Nicolas Mirzayantz, President, Scent; Simon Herriott, President, Health & Biosciences; Angela Strzelecki, President, Pharma Solutions; Greg Yep, Executive Vice President, Global Integrated Solutions Officer; Greg Soutendijk, Senior Vice President, Commercial Excellence; Angela Naef, Executive Vice President, Chief Research & Development Officer; Susana Suarez Gonzalez, Executive Vice President, Chief Human Resources and Diversity & Inclusion Officer; Francisco Fortanet, Executive Vice President, Global

Operations Officer; Vic Verma, Executive Vice President, Chief Information Officer; Michael DeVeau, Senior Vice President, Chief Investor Relations & Communications Officer; Etienne Laurent, Senior Vice President, Finance & Corporate Strategy; Jennifer Johnson, Executive Vice President, General Counsel; and Anne Chwat, IFF’s current Executive Vice President, General Counsel and Corporate Secretary, who has agreed to remain with IFF for a period following the consummation of the Transactions to work with Ms. Johnson to ensure a smooth integration and transition. IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

Interests of DuPont’s and N&B’s Directors and Executive Officers in the Transactions

As with all holders of shares of DuPont common stock, if a director or executive officer of DuPont or N&B owns shares of DuPont common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of DuPont common stock. In any event directors and executive officers of DuPont and N&B who directly or indirectly own shares of DuPont common stock will receive shares of N&B common stock in the Spin-Off that will convert into the right to receive IFF common stock in connection with the Merger in each case on the same terms as other holders of shares of DuPont common stock. As more fully described in “The Merger Agreement – Post-Closing IFF Board of Directors and Officers,” certain existing DuPont directors and executive officers will or may serve as directors of IFF upon consummation of the Transactions. Otherwise, except as discussed below with respect to Matthias Heinzel’s compensation arrangements, none of the directors or executive officers of DuPont or N&B have interests in the Transactions that may be different from, or in addition to, the interests of DuPont’s stockholders generally. Those interests of Mr. Heinzel are summarized below. The members of the DuPont board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions.

For at least 18 months following the closing of the Merger if he is an N&B Employee, upon a termination of his employment by his employer without “cause” or by him for “good reason”, subject to a release of claims and a 12-month noncompetition obligation as applicable, Mr. Heinzel would be entitled to certain severance payments. These severance payments consist of (i) a lump sum cash payment equal to one and one half (1 1⁄2) times (two (2) times if the termination occurs within two years following a change in control of IFF) the sum of his base salary and target annual bonus and (ii) a lump sum cash payment equal to the pro-rated portion of his target (or, if greater, actual) annual bonus for the year of termination. Had such a qualifying termination occurred on             , 2020, the amount of the payment would have been €             (assuming the pro-rata bonus at target). A qualifying termination will be deemed to occur if Mr. Heinzel terminates employment other than for cause after the earlier of the closing of the Merger or March 31, 2021, in either case if he is not the chief executive officer of the resulting entity.

Mr. Heinzel is also party to special retention awards that will pay him (i) €750,000 if he remains employed through May 1, 2021, or if he is terminated earlier by his employer without cause, plus (ii) €1,470,458 if he remains employed through March 31, 2021, or if he is terminated earlier by his employer without cause, plus (iii) €735,229 if he remains employed through the closing of the Merger (provided that the closing of the Merger occurs on or before December 31, 2021) or if he is terminated earlier by his employer without cause or by reason of death or disability.

Mr. Heinzel also holds equity incentive compensation awards in respect of DuPont common stock that will convert into awards denominated in IFF common stock if he is an N&B Employee (as more fully described below in “—Effects of the Distribution and the Merger on DuPont Equity Awards”). In that case, upon termination by his employer without cause, his resulting IFF RSU Awards would vest and become payable, his vested stock options would remain exercisable during the one-year period following termination (but not beyond their expiration date) and, during the one-year period, his unvested options would continue to become exercisable as if he had not terminated. As of April 10, 2020, Mr. Heinzel held DuPont restricted stock units covering 89,923 shares of DuPont common stock, DuPont performance share units covering 29,325 shares of DuPont common stock at the target level of performance, vested stock options covering 30,331 shares of DuPont common stock with a weighted average exercise price of $88.24, and unvested stock options covering 88,058 shares of DuPont common stock with a weighted average exercise price of $64.00.

Interests of IFF’s Directors and Executive Officers in the Transactions

Although the closing date of the Merger will result in a change in control of IFF for purposes of certain compensation and benefits plans, with the exception of an automatic acceleration of the aggregate vested balance held in the Deferred Compensation Plan (defined below) for Marcello Bottoli and Michael Ducker, directors who participate in that plan and had not elected to defer accelerated payment upon a change in control, no payments or benefits become due to directors or executive officers upon the closing of the Merger. However, in considering the recommendations of the IFF board of directors that IFF’s shareholders vote to approve the Share Issuance, you should be aware that IFF’s executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of IFF’s shareholders generally, as more fully described below. The members of the IFF board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to IFF’s shareholders that they vote to approve the Share Issuance. These interests are described and quantified in further detail in the narratives and tables below.

The interests of IFF’s executive officers generally include the following:

•	potential enhanced severance payments in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger; and

•	potential accelerated vesting of certain outstanding LTIP and equity awards in the event of a qualifying termination of employment within the first 24 months following the closing date of the Merger.

As of June 15, 2020, IFF’s directors and executive officers owned approximately less than 1% of the outstanding shares of IFF common stock. Details of the beneficial ownership of IFF’s directors and executive officers of IFF’s common stock are set out in the section of this document entitled “Security Ownership of IFF Common Stock.”

The interests of IFF’s non-employee directors include the following:

•	if a director’s service terminates in connection with the Transactions, acceleration of IFF RSUs granted to each director on May 1, 2020; and

•

automatic acceleration of the aggregate vested balance held in the Deferred Compensation Plan for Marcello Bottoli and Michael Ducker, directors who participate in that plan and had not elected to defer accelerated payment upon a change in control.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time of the Merger is on June 1, 2020, which is the most recent practicable date prior to the date hereof solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of IFF common stock is $131.02, the closing price per share as quoted on the NYSE on June 1, 2020 (the “Assumed IFF Closing Price”);

•

each executive officer is terminated by IFF without “cause” or terminates his or her own employment for “good reason” (as each such term is defined in the relevant plans and agreements and collectively, referred to as a “qualifying termination”), in each case, on the date of the consummation of the Merger; and

•	the amounts set forth in the tables below regarding executive officer compensation are based on compensation levels as of June 1, 2020.

IFF Executive Severance Policy

The Merger will constitute a change in control with respect to IFF’s Executive Severance Policy, as amended and restated on November 1, 2017 (the “ESP”); however, no payments become due upon the closing date of the Merger. Each of IFF’s executive officers participates in the ESP. The ESP provides for “double-trigger” vesting, and the Merger constitutes the first trigger. A termination without “cause” or a resignation for “good reason” (in each case as defined under the ESP and described below) constitutes the second trigger. Notwithstanding the foregoing, “cause” and “good reason” for Andreas Fibig are defined under his letter agreement dated May 19, 2014 (the “Fibig Agreement”) and described below, and the Fibig Agreement also provides him with certain special equity award vesting rights as described below.

The ESP also governs the treatment of IFF Equity Awards upon a change in control. Outstanding IFF Equity Awards include LTIP Awards, IFF PRSUs, IFF RSUs and IFF SSARs.

Upon a qualifying termination within 24 months following the closing date of the Merger, each executive will be entitled to receive the following benefits under the ESP, subject to a release of claims and compliance with certain restrictive covenants:

•

lump-sum cash severance payment equal to two times (or three times for Mr. Fibig) the sum of (x) the executive’s annual base salary and (y) the greater of (1) the executive’s target annual bonus for the year of termination and (2) the average annual bonus paid to the executive for the three completed fiscal years immediately preceding the year of termination;

•	lump-sum prorated bonus, paid out at target performance level, for the year of termination;

•

with respect to LTIP Awards (both the equity portion and the cash portion), (x) for each performance segment that ended prior to the executive’s termination date, an LTIP Award payment equal to the LTIP Award payment the executive would have been entitled to had the executive not been terminated, and (y) for each performance segment in which the date of termination occurs, a prorated LTIP Award payment, paid out at target performance level in a lump sum, in each case excluding the equity portion of Mr. Fibig’s LTIP Awards, which are discussed below;

•

all outstanding IFF Equity Awards (excluding the equity portion of LTIP Awards described above for all executive officers other than Mr. Fibig) will fully accelerate and become vested, and all of Mr. Fibig’s IFF Equity Awards (including the equity portion of the LTIP Awards described above) will fully accelerate and become vested at target performance levels; and

•

continued medical, dental and life insurance and short- and long-term disability insurance coverage for the executive (and the executive’s spouse and dependents, if applicable) for 18 months (or 24 months for Mr. Fibig) following the qualifying termination or, if earlier, until the executive becomes employed by a new employer that offers any corresponding welfare benefit plans or the executive reaches the age of 65.

Under the ESP “cause” and “good reason” have the following definitions:

“Cause” means any of the following, provided that a resolution duly adopted by the affirmative vote of the majority of the members of the board of directors of IFF has been delivered to the executive: (i) the executive’s failure to perform his or her material duties in any material respect, which if such failure is reasonably susceptible to cure as reasonably determined in the sole discretion of the compensation committee of IFF’s board of directors, has continued after IFF has provided written notice of such failure and the executive has not cured such failure within ten (10) days of receipt by the executive of such written notice; (ii) willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to IFF’s business, reputation or prospects; (iii) the engagement by the executive in illegal conduct or in any act of serious dishonesty which could reasonably be expected to result in material injury to IFF’s business or reputation or which adversely affects the executive’s ability to perform his or her duties; (iv) the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (v) a material and willful violation by the executive of IFF’s rules, policies or procedures.

“Good Reason” means any of the following events, subject to notice and cure, unless the executive has consented in writing thereto: (i) a material decrease in the executive’s base salary, target bonus under an annual incentive plan, long-term performance incentive plan or an equity choice program award under the IFF Incentive Plan, other than as part of an across-the-board reduction applicable to all similarly situated employees of the executive’s employer; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a relocation of the executive’s primary work location more than fifty (50) miles from the executive’s primary work location at the time of such requested relocation; or (iv) the failure of IFF to obtain the binding agreement of any successor to IFF expressly to assume and agree to fully perform IFF’s obligations under the ESP, as contemplated in the last sentence of Section 13(a) of the ESP.

Under the Fibig Agreement, “cause” and “good reason” have the following definitions:

“Cause” means any of the following, provided that a resolution duly adopted by the affirmative vote of at least three-quarters of the members of the board of directors of IFF has been delivered to Mr. Fibig after reasonable notice and opportunity to be heard finding him guilty of the conduct set forth in (i) through (iv): (i) his being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (ii) his willful and continued failure to perform substantially his duties with IFF (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the board of directors of IFF which specifically identifies the manner in which he has not substantially performed his duties, and which provides him with a 20 day cure period; (iii) his willful engagement in conduct which is not authorized by the board of directors of IFF or within the normal course of his business decisions and is known by him to be materially detrimental to the best interests of IFF or any of its subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirement under the Federal securities laws if such noncompliance results in an accounting restatement (as these terms are used in Section 304 of the Sarbanes-Oxley Act of 2002); or (iv) his willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the board of directors of IFF, could in the future adversely affect his value, reliability or performance to IFF in a material manner. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of IFF or based upon the advice of counsel for IFF will be conclusively presumed to be done, or omitted to be done, by him in good faith and in the best interests of IFF.

“Good Reason” means his resignation from employment within 180 days after the occurrence, without his express written consent, of one of the events, subject to notice and cure: (i) an adverse change in his status or position as Chief Executive Officer of IFF (including as a result of a material diminution in his duties or responsibilities); (ii) any reduction in his base salary or target annual bonus; (iii) his being required to relocate to a principal place of employment outside of the New York City metropolitan area; or (iv) the failure of IFF to obtain an agreement from any successor to all or substantially all of the assets or business of IFF to assume and agree to perform the Fibig Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

No Tax Gross-Up/Potential Cutback

The ESP further provides that, if payments to an executive officer in connection with the Merger are subject to “golden parachute” excise taxes imposed under Section 4999 of the Code, the payments to the executive officer will be reduced in order to limit or avoid the “golden parachute” excise tax if and to the extent such reduction is expected to produce a better after-tax result for the executive officer. No executive officer will be entitled to any tax gross-up for the “golden parachute” excise tax in connection with the Merger.

IFF Deferred Compensation Plan

The Merger will constitute a change in control with respect to IFF’s Deferred Compensation Plan, as amended and restated on December 12, 2011 (the “Deferred Compensation Plan”). The aggregate vested balance held in the Deferred Compensation Plan for Marcello Bottoli and Michael Ducker, directors who participate in that plan and had not elected to defer accelerated payment upon a change in control, will automatically accelerate upon the closing date of the Merger.

No Other Benefits

Other than as set forth above, the directors and executive officers of IFF will receive no extra or special benefit that is not shared on a pro rata basis by all other IFF shareholders in connection with the Transactions.

As with all holders of shares of DuPont common stock, if a director or executive officer of IFF owns shares of DuPont common stock, directly or indirectly, such person may participate in the Exchange Offer on the same terms as other holders of shares of DuPont common stock.

Quantification of Potential Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Golden Parachute Compensation,” along with its footnotes, shows the compensation that could become payable to the named executive officers, as determined for purposes of its most recent annual proxy statement, and that are based on or otherwise relate to the Transactions. “Named executive officers” collectively refers to IFF’s chief executive officer, chief financial officer, former chief financial officer and the three other most highly compensated executive officers as determined in its most recent annual proxy statement. Please note that, although you are being provided with the information identified in Item 402(t) of Regulation S-K, in accordance with the rules of the SEC, you are not being asked to vote on the compensation and benefits that IFF’s named executive officers may receive in connection with the Transactions, as presented below.

The table assumes that the consummation of the Merger occurs on June 1, 2020, and each executive officer incurs a qualifying termination on such date. As noted above, no outstanding IFF Equity Awards are subject to “single trigger” vesting, and the values disclosed below for equity awards are only payable in connection with the Merger if the applicable executive officer incurs a qualifying termination. The amounts indicated below are estimates of the amounts that would be payable to the named executive officers. Such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/NQDC ($)	Perquisites/ Benefits ($) (3)	Total ($)
Named Executive Officers
Andreas Fibig	11,114,271	13,470,297	0	52,199	24,636,767
Rustom Jilla	2,308,972	1,399,355	0	39,149	3,747,476
Richard O’Leary	2,376,896	3,034,467	0	45,050	5,456,413
Nicolas Mirzayantz	2,805,630	2,165,673	0	45,050	5,016,352
Matthias Haeni	2,568,368	2,652,937	0	17,238	5,238,543
Anne Chwat	1,916,073	1,831,874	0	45,050	3,792,997

(1)

As described above under “—IFF Executive Severance Policy,” upon a qualifying termination within the first 24 months following the closing date of the Merger, each named executive officer will have the right to receive certain cash severance payments. These payments are double-trigger because they will only be payable in the event of a qualifying termination, which means a termination of employment without “cause” or a resignation for “good reason,” during the applicable period.

These payments are based on the compensation and benefit levels in effect on June 1, 2020; therefore, if compensation and benefit levels are increased after June 1, 2020, actual payments to an executive officer may be greater than those provided for above.

The amounts of the severance components described above are set forth in the following table:

Name	Salary Component ($)	Bonus Component ($)	Prorated Bonus Component ($)	Cash LTIP Component ($)	Total ($)
Named Executive Officers
Andreas Fibig	3,900,000	4,680,000	650,000	1,884,271	11,114,271
Rustom Jilla	1,140,000	912,000	165,933	91,039	2,308,972
Richard O’Leary	1,030,000	824,000	171,667	351,230	2,376,896
Nicolas Mirzayantz	1,248,000	998,400	208,000	351,230	2,805,630
Matthias Haeni	1,127,358	901,887	187,893	351,230	2,568,368
Anne Chwat	992,000	595,200	124,000	204,873	1,916,073

As part of severance, each executive is entitled to a multiple of his or her annual salary and annual target bonus (or, if greater, the average annual bonus paid to the executive in the three prior years) as well as a prorated bonus for the year of termination and a prorated LTIP Award. The value of any portion of the LTIP Awards that are cash awards is included in the cash column. For purposes of this disclosure, the cash portion of the LTIP Awards has been calculated assuming actual performance for each performance segment that ended prior to the executive’s termination date, and target performance for each performance segment in which the date of termination occurs. For purposes of these calculations, the prorated bonus is equal to each executive’s prorated portion of his or her target bonus assuming that the closing of the Merger and the executive’s termination of employment occurred on June 1, 2020, based on the days lapsed from the beginning of 2020 through such date.

(2)

As described above under “—IFF Executive Severance Policy”, upon a qualifying termination within the first 24 months following the closing date of the Merger, each executive officer will be entitled to full acceleration and immediate vesting of his or her then outstanding IFF Equity Awards, excluding the equity portion of the LTIP Awards (other than for Mr. Fibig), and a prorated equity portion of the LTIP Awards (other than for Mr. Fibig, for whom the equity portion is not prorated). The value of any portion of the LTIP Awards that are equity awards is included in the equity column. The equity value for each executive is equal to the product of (x) the number of shares with respect to the outstanding restricted stock, performance share awards and/or stock appreciation rights, as applicable, that will immediately vest upon a change in control coupled with a qualifying termination (which, for purposes of this disclosure, has been calculated assuming actual performance for each performance segment that ended prior to the executive’s termination date, and target performance for each performance segment in which the date of termination occurs (other than for Mr. Fibig)) multiplied by (y) the Assumed IFF Closing Price. IFF does not have outstanding, and no executive officer holds, any other type of IFF Equity Award besides the equity portion of LTIP Awards, IFF PRSUs, IFF RSUs and IFF SSARs. These payments are double-trigger because they will only be payable in the event of a qualifying termination during the applicable period.

The amounts of the equity value components described above are set forth in the following table:

Name	Restricted Shares ($)	IFF SSARs ($)	Shares LTIP Component ($)	Total ($)
Named Executive Officers
Andreas Fibig	9,467,898	0	4,002,399	13,470,297
Rustom Jilla	1,305,352	0	94,003	1,399,355
Richard O’Leary	2,714,734	0	319,732	3,034,467
Nicolas Mirzayantz	1,845,941	0	319,732	2,165,673
Matthias Haeni	2,333,204	0	319,732	2,652,937
Anne Chwat	1,645,349	0	186,525	1,831,874

(3)

As described above, under “—IFF Executive Severance Policy,” upon a qualifying termination within the first 24 months following the closing date of the Merger, each executive officer will have the right to continued medical, dental and life insurance and short- and long-term disability coverage for the executive (and the executive’s spouse and dependents, if applicable) for a period of 18 months (or 24 months for Mr. Fibig) following such termination or, if earlier, until the executive becomes employed by a new employer that offers any corresponding welfare benefit plans or the executive reaches the age of 65. The executives are not entitled to the continuation of any perquisites following a change in control and qualifying termination, so the perquisite/benefits value reflects only the value of health benefits and group insurance benefits.

Effects of the Distribution and the Merger on DuPont Equity Awards

The Employee Matters Agreement provides for the treatment of DuPont stock options and stock appreciation rights (“DuPont Options” and “DuPont Stock Appreciation Rights,” respectively) and DuPont restricted stock units (both those with exclusively time-based vesting (“DuPont RSU Awards”) and performance-share units that also have a performance-vesting component (“DuPont PSU Awards”)) in each case that are held by N&B Employees (collectively, “Conversion Equity Awards”). As explained further below, all such Conversion Equity Awards will be converted into IFF Equity Awards effective as of the closing of the Merger, generally with comparable value and comparable remaining vesting schedules (with any reference in respect of the Conversion Equity Award to a “change in control” or similar term deemed to refer to such a “change in control” in respect of IFF that occurs following the closing of the Merger). No other equity incentive compensation awards denominated in DuPont common stock, including those held by Former N&B Business Employees, will be converted into IFF awards, and such awards will instead be equitably adjusted to reflect the Distribution as determined by the People and Compensation Committee of the DuPont board of directors as appropriate pursuant to the terms of the equity compensation plan under which they were granted.

DuPont Options and Stock Appreciation Rights

Each Conversion Equity Award that is a DuPont Option or DuPont Stock Appreciation Right will be converted into an IFF Option or an IFF SSAR, as applicable, subject to the same terms and conditions after the closing of the Merger as were applicable immediately prior to the closing of the Merger, except that the number of shares subject to the IFF award will be the number of DuPont shares subject to the award immediately before the closing of the Merger multiplied by the “Equity Adjustment Ratio,” rounded down to the nearest whole share number, and the applicable exercise price will be the exercise price under the award immediately before the closing of the Merger divided by the Equity Adjustment Ratio, rounded up to the nearest penny. For purposes of the equity award conversion mechanic described in this “Effects of the Distribution and the Merger on DuPont Equity Awards,” Equity Adjustment Ratio means a fraction, (a) the numerator of which is the volume-weighted average price of a share of DuPont common stock on the NYSE trading on the “regular way” basis for each of the twenty (20) trading days immediately preceding the Distribution date, and (b) the denominator of which is the volume-weighted average of a share of IFF common stock on the NYSE trading on the “regular way” basis for each of the twenty (20) trading days immediately preceding the closing of the Merger.

Restricted Stock Units

Each Conversion Equity Award that is a DuPont RSU Award will be converted into an IFF RSU Award subject to the same terms and conditions (excluding from and after the closing of the Merger any rights to dividend equivalents) as were applicable immediately prior to the closing of the Merger, except that the number of shares subject to the IFF award will be the number of DuPont shares subject to the award immediately before the closing of the Merger multiplied by the Equity Adjustment Ratio, rounded up to the nearest whole share number.

Performance Share Units

Each Conversion Equity Award that is a DuPont PSU Award will be converted into an IFF RSU Award. The number of shares of IFF common stock to which the IFF RSU Award relates will equal the product, rounded up to the nearest whole number of shares, obtained by multiplying the number of DuPont common stock shares subject to the DuPont PSU Award immediately before the closing of the Merger by the Equity Adjustment Ratio. For purposes of determining the number of shares of DuPont common stock subject to the DuPont PSU Award, the performance criteria under the DuPont PSU Award will be deemed satisfied at the actual level of performance immediately preceding the closing of the Merger (as determined by the People and Compensation Committee of the DuPont board of directors in its reasonable good faith discretion). The IFF RSU Award otherwise will be subject to the same terms and conditions (excluding from and after the closing of the Merger any rights to dividend equivalents) as were applicable immediately prior to the closing of the Merger.

Certain Additional Considerations

Each of DuPont, N&B and IFF will take such commercially reasonable additional actions as are deemed necessary or advisable by those parties to comply with securities laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the shares of IFF common stock authorized for issuance under Conversion Equity Awards, including the substitution of cash settlement, where IFF determines, following good faith consultation with DuPont, that applicable law or tax considerations prohibit or make commercially impracticable settlement in IFF common stock or, as determined by IFF, following good faith consultation with DuPont, would otherwise frustrate the intent of the equity conversion mechanic described above.

IFF’s Shareholders Meeting

Under the terms of the Merger Agreement, IFF is required to take all lawful action to call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the issuance of shares of IFF’s common stock in the Merger and related matters as promptly as practicable following the date on which the SEC has cleared IFF’s proxy statement. IFF will ask its shareholders to vote on a proposal to approve the Share Issuance at the special meeting of IFF shareholders by delivering IFF’s proxy statement to its shareholders in accordance with applicable law and its organizational documents. The IFF board of directors has unanimously recommended that IFF shareholders vote in favor of the proposal.

As of                 , 2020, IFF’s directors and executive officers held approximately         % of the shares entitled to vote at IFF’s special meeting of the shareholders. N&B’s stockholders are not required to vote on any of the proposals, and N&B will not hold a special meeting of stockholders in connection with the Transactions.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquirer. In a business combination effected primarily through an exchange of equity interests, such as the Merger, the entity that issues its equity interests (IFF in this case) is usually the acquiring entity. However, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including, but not limited to, the following:

•

The relative voting interests of significant stockholders and the ability of any of those stockholders to exercise control over the consolidated entity after the Transactions. It was determined that upon the combination pre-Merger holders of shares of N&B common stock will own 55.4 percent of the outstanding shares of IFF common stock, on a fully diluted basis. In this case, it was also determined that the stockholder bases of both entities are dispersed such that no single stockholder or group of related stockholders would control the entity after the Transactions.

•

The composition of the governing body of IFF after the Transactions. The board of directors of the combined company immediately following the Merger is expected to consist of seven members from the board of directors of IFF immediately prior to the consummation of the Merger and six DuPont director appointees. At the 2022 IFF annual meeting, the composition of the board will revert to six IFF and six DuPont designated directors, and thereafter, directors will be elected annually according to a typical nomination and election process. However, given IFF has majority in the governing body until the 2022 IFF annual meeting, IFF has influence over the governing body for at least a period of time.

•

The composition of the senior management of IFF after the Transactions. Effective as of the closing of the Merger, Andreas Fibig shall continue as the Chairman and Chief Executive Officer of the combined company and Rustom Jilla shall continue as the Chief Financial Officer of the combined company. IFF also announced on May 11, 2020 that the Executive Committee of the combined company will include the individuals listed in the section entitled “Information on IFF—Directors and Officers of IFF Before and After the Transactions.” IFF and N&B have formed an Integration Office, comprised of leaders from both companies, to manage the integration of the companies.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, IFF has concluded that it is the accounting acquirer in the Merger. IFF’s conclusion is based primarily upon the following facts: (1) seven of thirteen members of the board of directors positions in the combined entity will be determined by IFF, (2) the current Chief Executive Officer and the current Chief Financial Officer of IFF as noted above will continue as Chief Executive Officer and Chief Financial Officer of the combined company after the Merger and (3) IFF is issuing its equity interests as consideration for the Merger. The above facts are deemed to outweigh the fact that the pre-Merger holders of shares of N&B common stock that receive shares of IFF common stock in the Merger will in the aggregate own a majority of IFF common stock on a fully diluted bases and associated voting rights after the Merger. As a result of the identification of IFF as the acquirer, IFF will apply the acquisition method of accounting to the assets acquired and liabilities assumed of the N&B Business upon consummation of the Merger. Upon consummation of the Merger, the historical financial statements will reflect only the operations and financial condition of IFF.

Regulatory Approvals

Completion of the Merger is subject to antitrust and competition laws in various jurisdictions.

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the Merger cannot be consummated unless certain information has been furnished to the FTC and the DOJ, and specified waiting period requirements have been satisfied.

Each of IFF and N&B filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on February 3, 2020. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the United States) on March 4, 2020.

At any time before or after the consummation of any such transaction, the FTC or the DOJ could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of certain assets. At any time before or after the consummation, private parties (including individual States) may also bring legal actions under the antitrust laws of the United States.

Under the Merger Agreement, the Merger is conditioned upon (i) obtaining any applicable consents, authorizations, orders, or approvals required under the competition or antitrust laws of Brazil, China, the European Union, Mexico, Russia, South Africa, Turkey, Ukraine and Serbia; and (ii) the absence of any law or binding governmental order or taking of any other action prohibiting, enjoining, restraining or otherwise making illegal the Separation, the Distribution or the Merger by a court of competent jurisdiction or other governmental authority in Brazil, China, the European Union, Mexico, Russia, South Africa, Turkey, Ukraine and Serbia (DuPont and IFF shall also consider the inclusion of any additional jurisdictions in good faith).

IFF and the N&B Business derive revenues in various non-U.S. jurisdictions where consents, authorizations, orders, or approvals under the applicable competition, antitrust or similar laws may be required or advisable. In addition to those countries described above where obtaining any applicable consents, authorizations, orders, or approvals is required as a condition to the consummation of the Merger, the parties are seeking or have sought clearance from the Competition Commission of India, the Korea Fair Trade Commission and the Superintendence of Industry and Commerce in Colombia.

The parties are currently engaged in pre-notification proceedings with the European Commission and have submitted a draft notification to the European Commission. The parties previously filed the required notification forms with and have received clearance with respect to the Merger from each of the Superintendence of Industry and Commerce in Colombia, the Commission for the Protection of Competition in Serbia and the Chinese State Administration for Market Regulation. With respect to the other jurisdictions referenced above, the parties have filed notices and applications to satisfy the filing requirements and to obtain the regulatory clearances that are necessary or advisable. While the parties believe that all regulatory clearances will ultimately be obtained, they cannot be certain when or if such clearances will be obtained, or if the clearances will contain terms, conditions or restrictions that will be detrimental to or adversely affect, IFF, the N&B Business or their respective subsidiaries after the completion of the Transactions.

The Merger Agreement provides that each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain all actions or nonactions, waivers, consents and approvals from governmental authorities (including any required action or non-action under antitrust and competition laws) that may be or become necessary to consummate the Merger prior to the effective time of the Merger. These obligations are described in further detail in the section entitled “The Merger Agreement—Regulatory Matters” on page 212.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated herein by reference. Stockholders of DuPont and IFF are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide DuPont stockholders and IFF shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about IFF, Merger Sub I, DuPont or N&B. Information about IFF, Merger Sub I, DuPont and N&B can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub I will merge with and into N&B. As a result of the Merger, the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub I in accordance with the DGCL. As a result of the Merger, N&B will become a direct wholly owned subsidiary of IFF. The N&B Certificate of Incorporation and N&B Bylaws in effect immediately prior to the Merger will be the certificate of incorporation and bylaws of the surviving corporation following the consummation of the Merger.

Under the terms of the Merger Agreement, the directors and officers of Merger Sub I immediately prior to the effective time of the Merger will be the initial directors and officers of the surviving corporation after the effective time of the Merger.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger and the other transactions contemplated by the Merger Agreement will take place on the third business day after the satisfaction or waiver of the conditions precedent to the Merger (other than those, including the completion of the Separation and the Distribution, that are to be satisfied at or immediately prior to the closing), or at such other date and time as IFF and DuPont may mutually agree; provided that the closing will not occur prior to January 4, 2021. On the closing date, N&B and Merger Sub I will file a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as DuPont and IFF may agree and cause N&B and Merger Sub I to specify such time in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of N&B common stock (except for any such shares held as treasury stock by N&B or by DuPont, which, in each case, will be cancelled immediately prior to the effective time of the Merger and cease to exist, and no stock or other consideration will be issued or delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of IFF common stock, or a cash payment in lieu of fractional shares, equal to the exchange ratio set forth in the Merger Agreement. The exchange ratio is defined as (i) (A) the number of outstanding shares of IFF common stock on a fully diluted, as-converted and as-exercised basis immediately prior to the effective time of the Merger multiplied by (B) the quotient of 55.4 divided by 44.6 divided by (ii) the number of shares of N&B common stock issued and outstanding immediately prior to the effective time of the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in N&B’s stockholders immediately prior to the Merger collectively holding approximately 55.4% of the outstanding shares of IFF common stock immediately following the Merger.

No certificates or scrip representing fractional shares of IFF common stock or book-entry credit of the same shall be issued to any holder of N&B common stock upon the conversion of N&B common stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a shareholder of IFF. All fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five business days after the Merger. The Exchange Agent will make available the net proceeds thereof, subject to the deduction of the amount of any withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis, without interest, as soon as practicable to the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger. Until the proceeds of such sale or sales have been distributed to the holders of N&B common stock, the Exchange Agent will hold such proceeds in trust for the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock pursuant to the Merger.

The exchange ratio may be adjusted in certain limited circumstances relating to the capital structure of the parties or to preserve the intended tax treatment of the Transactions. With respect to capital structure, the exchange ratio may be adjusted to reflect the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of IFF common stock or N&B common stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to IFF common stock or N&B common stock having a record date occurring on or after the date of the Merger Agreement and prior to the effective time of the Merger, other than, in the case of N&B common stock, to the extent contemplated in the Separation Agreement (including the Internal Reorganization or in connection with the Spin-Off or the Exchange Offer); provided that none of the foregoing shall be construed to permit DuPont, N&B or IFF to take any action with respect to its securities that is prohibited by the terms of the Merger Agreement.

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, IFF will deposit or cause to be deposited with the Exchange Agent shares of IFF common stock in book-entry form for the benefit of the DuPont stockholders who received shares of N&B common stock in the Distribution and for distribution in the Merger upon conversion of the N&B common stock.

At the effective time of the Merger, all issued and outstanding shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock as described above under “—Merger Consideration.” Immediately following the effective time of the Merger, the Exchange Agent will, pursuant to irrevocable instructions from IFF, deliver the shares of IFF common stock to each person who was entitled to receive N&B common stock in the Distribution. Each person entitled to receive N&B common stock in the Distribution will be entitled to receive in respect of such shares of N&B common stock a book-entry authorization representing the number of whole shares of IFF common stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of IFF common stock as described above under “—Merger Consideration” and any dividends or distributions and other amounts as described below under “—Distributions With Respect to Shares of IFF Common Stock after the Effective Time of the Merger”).

Distributions With Respect to Shares of IFF Common Stock after the Effective Time of the Merger

No dividends or other distributions declared or made with respect to IFF common stock with a record date after the effective time of the Merger will be paid to the former holders of N&B common stock with respect to any shares of IFF common stock that are not able to be distributed to such holder promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to applicable law, following the distribution of any such previously undistributed shares of IFF common stock, the following amounts will be paid to the record holder of such shares of IFF common stock, without interest:

•

at the time of the distribution (to the extent not previously paid), the amount of cash payable in lieu of fractional shares of IFF common stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such shares of IFF common stock; and

•

at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such shares of IFF common stock and a payment date subsequent to the distribution of such shares of IFF common stock payable with respect to such whole shares of IFF common stock.

IFF will deposit all such dividend and distribution amounts in an exchange fund.

Termination of the Exchange Fund

Any portion of the exchange fund (including proceeds of any investment thereof, if any) that remains undistributed to the former holders of N&B common stock on the one-year anniversary of the effective time of the Merger will, subject to any abandoned property, escheat or similar law, be delivered to IFF, upon demand, and any former holders of N&B common stock who have not theretofore received shares of IFF common stock in accordance with the Merger Agreement may thereafter look only to IFF for the consideration to which they are entitled, any cash in lieu of fractional shares of IFF common stock and any dividends or distributions with respect to IFF common stock.

Post-Closing IFF Board of Directors and Officers

The Merger Agreement provides that, at the effective time of the Merger, the size of the IFF board of directors shall be 13 members, consisting of seven current IFF directors selected by the IFF board of directors and six individuals selected by the DuPont board of directors. The IFF designees will include IFF’s Chairman and CEO, who will continue as Chairman and CEO of the combined company. DuPont’s Executive Chairman and CEO, Ed Breen, will join the board of the combined company as a DuPont designee and will serve as lead independent director upon the later of June 1, 2021 and the closing date of the Merger. At the 2022 annual meeting of IFF shareholders, the IFF board of directors will take all actions necessary to set the size of the IFF board of directors at 12 members, and to include (i) DuPont’s six designated directors (or any replacements thereof) and (ii) six of IFF’s current directors (or any replacements thereof) as nominees to serve a full new term on IFF’s board of directors. Until the second annual meeting of IFF shareholders that occurs after consummation of the Merger, (i) if a vacancy is created by the cessation of service of any DuPont designated director, then the remaining DuPont designated directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole DuPont designated director; and (ii) if a vacancy is created by the cessation of service of any IFF director, then the remaining IFF directors then in office will designate a replacement by a majority vote, even if less than a quorum, or by a sole remaining IFF director.

Shareholders Meeting

Under the terms of the Merger Agreement, IFF is required to take all lawful action to call a meeting of its shareholders for the purpose of voting upon the Share Issuance as promptly as practicable (and not more than 45 calendar days, without the prior written consent of DuPont) following the date on which the SEC has cleared IFF’s proxy statement relating to the special meeting or, if required by the SEC as a condition to the mailing of IFF’s proxy statement, the registration statement of IFF has been declared effective. IFF is required to call such a shareholders meeting for the purpose of voting upon the Share Issuance, and IFF may not adjourn or postpone the shareholders meeting without DuPont’s prior written consent, unless: (i) a quorum has not been established; (ii) to allow reasonable additional time to solicit additional proxies for the purposes of obtaining shareholder approval of the Share Issuance; (iii) to allow reasonable additional time for the filing and dissemination of a supplemental or amended disclosure that the IFF board of directors, after consultation with outside legal counsel, reasonably determines in good faith is necessary to comply with applicable law and for such supplemental or amended disclosure to be reviewed by the IFF shareholders in advance of the IFF shareholders meeting; (iv) required by law or governmental order; or (v) DuPont provides its prior written consent to such postponement or adjournment. Notwithstanding the foregoing, the shareholders meeting may not be postponed or adjourned (x) in the event a quorum has not been established or to allow additional time to solicit proxies, by more than 30 days from any date on which such IFF shareholder meeting was scheduled, without the prior written consent of DuPont, and (y) with respect to allowing additional time for the filing and dissemination of a supplemental or amended disclosure, by more than 10 business days, or such other amount of time reasonably agreed by IFF and DuPont to be necessary to comply with applicable law. Once established, IFF may not change the record date of the IFF shareholder meeting without the prior written consent of DuPont (such consent not to be unreasonably withheld, delayed or conditioned).

Unless the Merger Agreement is terminated in accordance with its terms, the Share Issuance shall be submitted to the shareholders of IFF for approval at the IFF shareholders’ meeting whether or not there is an IFF Change in Recommendation or any Competing Proposal has been publicly proposed or announced or otherwise submitted to IFF or any of its representatives.

Representations and Warranties

In the Merger Agreement, each of IFF and Merger Sub I made representations and warranties to DuPont and N&B, and DuPont and N&B made representations and warranties to IFF and Merger Sub I relating to N&B and the N&B Business. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	capital structure and subsidiaries;

•	authority to enter into the Merger Agreement (and other Transaction Documents);

•	absence of conflicts with or violations of organizational documents, other obligations or laws;

•	governmental consents;

•	with respect to N&B assets, the title to and sufficiency of assets;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	litigation and proceedings;

•	compliance with applicable laws;

•	accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions;

•	intellectual property matters;

•	interests in real property;

•	employee benefit and labor matters;

•	tax matters;

•	with respect to DuPont and N&B, the financing contemplated by the Commitment Letter;

•	material contracts;

•	material vendors and customers;

•	the required vote of IFF or N&B stockholders, as applicable, on the transactions contemplated by the Merger Agreement (including, in the case of IFF, the Share Issuance);

•

with respect to IFF, the exemption of the Merger Agreement and the Transactions from any restrictions set forth in any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other similar anti-takeover statute or regulation, or any anti-takeover provision in IFF’s or Merger Sub I’s organizational documents;

•	operations and purpose of formation of Merger Sub I or N&B, as applicable;

•	environmental matters; and

•	payment of fees to brokers or finders in connection with the Transactions.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger or the termination of the Merger Agreement.

Under the Merger Agreement, a material adverse effect means, with respect to the N&B Business or IFF, as applicable, any state of facts, circumstance, condition, change, event, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with such other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets or results of operations of the N&B Business, taken as a whole, or the IFF Companies, taken as a whole, as the case may be, or (b) the ability of N&B or IFF, as the case may be, to consummate the Merger. However, in the case of the foregoing clause (a) none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is a material adverse effect:

•	general market, economic, financial, capital markets, international trade (including the imposition or adjustment of tariffs) or political or regulatory conditions;

•	changes (or proposed changes) in GAAP or applicable law (or, in each case, authoritative interpretations thereof);

•	changes resulting from weather, natural disaster or any man-made disaster, any act of terrorism, war, national or international hostilities, or any worsening thereof;

•	changes generally affecting the industries in which N&B and the N&B subsidiaries or IFF Companies, as applicable, conduct their businesses;

•

the execution of the Merger Agreement and other Transaction Documents, the identity of IFF or DuPont as a counterparty, as applicable, or the announcement of the Merger Agreement or other Transaction Documents or the transactions contemplated thereby, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by the Merger Agreement or the other Transaction Documents;

•

in the case of IFF, changes in the price or the trading volume of IFF common stock or any change in the credit rating of IFF (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of the definition of a material adverse effect);

•

actions taken or omitted to be taken by IFF, or DuPont or N&B, as the case may be, or, in each case, any of their subsidiaries, that are expressly required to be taken or omitted to be taken by the Merger Agreement or the other Transaction Documents, including any actions taken or omitted to be taken with the other party’s prior written consent after disclosure to such party of all material and relevant facts and information related to such request for consent (but excluding any obligation to operate in the ordinary course of business consistent with past practice or similar obligation);

•

the failure of IFF, DuPont or N&B, as the case may be, to meet internal or analysts’ expectations or projections of results of operations for future periods (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of the definition of a material adverse effect);

•	in the case of N&B, any matters relating to or arising from a DuPont liability (after taking into account the benefits of any applicable provisions of the Separation Agreement); or

•

any action brought by any IFF shareholder or DuPont stockholder, as the case may be, arising from or relating to the Merger Agreement or the Transactions or the securities filings made in connection therewith (as applicable).

Notwithstanding the foregoing, in the case of the changes described in the first, second, third and fourth bullets above, to the extent such changes have a disproportionate impact on the IFF Companies or N&B and its subsidiaries, as the case may be, taken as a whole, compared to other participants in the industries in which the IFF Companies or N&B and its subsidiaries conduct their businesses (as applicable) such changes would be taken into account in determining whether a material adverse effect has occurred.

The representations and warranties of DuPont and N&B contained in the Merger Agreement are solely for the benefit of IFF and Merger Sub I, and the representations and warranties of IFF and Merger Sub I contained in the Merger Agreement are solely for the benefit of DuPont and N&B. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the Merger Agreement as of a specific date. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Therefore, investors and security holders should not treat the representations and warranties as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to investors and security holders. The representations and warranties were made only as of the date of the Merger Agreement, or such other date or dates as may be specified in the Merger Agreement, and they are subject to more recent developments. Accordingly, investors and security holders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about IFF and DuPont and their respective subsidiaries that the respective companies include in this document and other reports and statements they file with the SEC.

Conduct of Business Pending the Merger

Each of the parties has agreed to customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the earlier of the effective time of the Merger or termination of the Merger Agreement in accordance with its terms. In general, each of IFF and DuPont (with respect to the N&B Business only) has agreed that prior to the effective time of the Merger, unless (i) expressly contemplated by the Merger Agreement or the other Transaction Documents, (ii) set forth in the confidential disclosure letter, (iii) in the case of DuPont and N&B, as contemplated by the Separation Plan, (iv) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed) or (v) required by law, subject to certain agreed exceptions, such party will conduct its respective business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to (1) substantially preserve its present business organization, (2) keep available the services of the IFF or N&B employees, as applicable, (3) maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners and (4) in the case of DuPont and its subsidiaries, make capital expenditures consistent with the capital expenditure budget provided to IFF.

In addition, DuPont has agreed that, prior to the effective time of the Merger, unless (i) expressly contemplated by the Merger Agreement or the other Transaction Documents, (ii) set forth in a confidential disclosure letter delivered to IFF, (iii) as contemplated by the Separation Plan, (iv) consented to by IFF in writing (which consent may not be unreasonably withheld, conditioned or delayed) or (v) required by law, and subject to certain agreed exceptions, DuPont will not (solely to the extent relating to the N&B Business and the N&B Companies), and will ensure that its subsidiaries conducting the N&B Business do not, take any of the following actions:

•

amend or adopt any change in, or waive any provision of, the organizational documents of any of the N&B Companies, other than an amendment to the N&B Certificate of Incorporation to increase the number of authorized or outstanding shares of N&B common stock in connection with the Distribution and other than immaterial amendments to any such organizational documents that do not impact in any respect the economic benefits of the Merger to IFF shareholders;

•

authorize, declare, set aside or pay any dividends on or make other distributions in respect of any capital stock or other interests of any of the N&B Companies (whether in cash, securities or property), except for (i) dividends paid by and among DuPont and its wholly owned subsidiaries (including in connection with the collection of cash and cash equivalents from subsidiaries allocated to N&B in the Transactions) and (ii) any dividends paid by DuPont to its stockholders;

•

other than in connection with the Distribution, alter, split, combine or reclassify any of the interests of any of the N&B Companies or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, the capital stock or other interests of the N&B Companies;

•

redeem, repurchase or otherwise acquire, or permit any subsidiary to redeem, repurchase or otherwise acquire, any capital stock or interests of any N&B entity (other than any such capital stock or interests held by another N&B entity or any DuPont entity or acquired by another N&B entity);

•	enter into any agreement with respect to the voting or registration of the capital stock or other interests of any N&B entity;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any bonds, debentures, notes or other indebtedness of any N&B entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of N&B may vote, shares of any class of capital stock of, any other interest of any class in, any of the N&B entities, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other interests in any of the N&B entities or any options, warrants or other rights of any kind to acquire any shares of capital stock or other interests or such convertible or exchangeable securities, or any other ownership interest, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights (with respect to N&B employees);

•

other than with respect to intellectual property, sell, assign, transfer, convey, lease (as lessor), license (as licensor), encumber or otherwise dispose of any N&B Assets that are material to the N&B Business (taken as a whole), except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete assets or inventory in the ordinary course of business, (C) other dispositions of assets in an amount not to exceed $100,000,000 in the aggregate or (D) the factoring of receivables in the ordinary course of business;

•

merge, combine or consolidate any of the N&B Companies with any other entity or person (that is not also a wholly owned subsidiary of N&B) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt in accordance with the terms in the Merger Agreement) or other reorganization of any of the N&B Companies, other than pursuant to the Separation Plan or any internal reorganizations that would not have a material and adverse impact on the N&B Companies, the N&B Business or the transactions contemplated by the Merger Agreement;

•

acquire any interest in any other entity, or any assets thereof which would be an N&B Asset as of the date of Distribution, except for (A) any acquisition of goods or services in the ordinary course of business, (B) any acquisition for which the purchase price will be paid by DuPont prior to the date of

Distribution, and (C) acquisitions for which the amounts paid or transferred by any DuPont entity or N&B entity do not exceed $25,000,000 individually or $100,000,000 in the aggregate, unless, in the case of each of clause (A) and clause (B), such transaction (1) would reasonably be expected to prevent or materially delay or impede the receipt of any Required Consent (as defined below under “—Regulatory Matters”) or (2) would reasonably be expected to result in IFF having a below-investment-grade rating, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby;

•

permit or cause any of the N&B Companies to repurchase, repay, prepay, refinance or incur any indebtedness, issue any debt securities, engage in any securitization transactions or similar arrangements or assume or guarantee the obligations of any other entity or person (other than an N&B entity) for borrowed money, other than (A) the incurrence of indebtedness in connection with the financing described under “—Debt Financing” for an amount sufficient to fund the Special Cash Payment, (B) the repurchase, repayment, prepayment, refinancing or incurrence of indebtedness between or among the N&B Companies, (C) the repurchase, repayment, prepayment or incurrence of any indebtedness or any other liability between a N&B entity and a DuPont entity in the ordinary course of business, (D) supplier/customer financing programs, cash management programs or the factoring of receivables, in each case, in the ordinary course of business, (E) incurrence and repayment of indebtedness under overdraft facilities in the ordinary course of business consistent with past practice, (F) indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, provided that the terms of any such indebtedness aligns with certain terms and conditions agreed upon between DuPont and IFF, or (G) letters of credit or similar arrangements entered into in the ordinary course of business; provided that in no event will any N&B entity be permitted to issue indebtedness that is convertible into equity, and in no event will any DuPont entity (with respect to the N&B Companies and N&B Business (excluding DuPont’s assets and liabilities)) or N&B entity be permitted to take any actions that, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby, would reasonably be expected to result in IFF having a below-investment-grade rating (other than in the case of the actions contemplated in connection with the financing of the Special Cash Payment, which shall be permitted at all times);

•

permit or cause any of the N&B Companies to make any material loans to or investments in, or material advances of money to, any other entity or person (other than the N&B Companies), except for (A) extensions of credit (including in connection with supplier or customer financing programs) and advances to employees or officers of any N&B entity for expenses incurred in the ordinary course of business and (B) investments in any other entity or person in an aggregate amount not to exceed $10,000,000 in the aggregate;

•

(A) materially modify in a manner adverse to any N&B entity or the N&B Business, or voluntarily terminate (excluding any expiration in accordance with its terms), any N&B material contract or contract with related parties of DuPont related to the N&B Business or involving any N&B Asset, (B) enter into certain specified contracts that would constitute a material contract under the Merger Agreement with respect to the N&B Business, (C) modify in any manner or enter into any contract if such modification or contract, taking into account and giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby, would reasonably be expected to result in IFF having a below-investment-grade rating;

•

(A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by DuPont or its affiliates to any of the N&B Employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any DuPont Benefit Plan or N&B Benefit Plan or any plan, program, agreement or arrangement that would be a DuPont Benefit Plan or N&B Benefit Plan if in effect on the date hereof, or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement, in each case of (A) through (C), other than (1) as required by applicable law, (2) as required by any DuPont Benefit

Plan, N&B Benefit Plan or Collective Bargaining Agreement, each as in effect on the date of the Merger Agreement, (3) in the ordinary course of business consistent with the past practices of DuPont or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements), or (4) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of DuPont and/or its affiliates and does not disproportionately increase the compensation and benefits of the N&B Employees relative to such other similarly situated employees;

•

establish, adopt, enter into, terminate or materially amend any Collective Bargaining Agreement that covers solely employees of the N&B Business, except, in each case, in the ordinary course of business or as required by applicable law and either (A) on market terms, (B) on terms that do not materially increase aggregate costs with respect to the employees of the N&B Business subject to such Collective Bargaining Agreement, or (C) on terms materially consistent with the treatment of employees of any of the DuPont Group represented by the same union as the N&B Employees who are or will be covered by the Collective Bargaining Agreement;

•

(A) hire any individual for a N&B Key Executive Role or any role that directly reports thereto, (B) terminate the employment of any individual in a N&B Key Executive Role or in any role that directly reports thereto other than for cause (as determined by DuPont or N&B in good faith), (C) terminate the employment of certain designated N&B Employees (1) other than for cause as determined by DuPont or N&B in good faith or (2) in the ordinary course of business consistent with past practice, including as a result of workplace restructuring due to lack of work, (D) hire any individual who would qualify as a N&B Employee, other than to fill, in the ordinary course of business consistent with past practice, a position (1) that was open as of the date of the Merger Agreement, (2) that opens following the date of the Merger Agreement as a result of the termination of employment of a N&B Employee consistent with the terms and conditions of the Merger Agreement or the Employee Matters Agreement, or a transfer permitted under the Merger Agreement, or (3) that is needed to fill legitimate business needs of the N&B Business as determined by N&B acting reasonably and in good faith; or (E) transfer any of the designated N&B Employees from their group other than for transfers permitted under the Merger Agreement;

•	except as required by GAAP or applicable law, make any material change to any financial accounting principles, methods or practices of any N&B entity;

•	settle, release, waive or compromise any claim or litigation action (or threatened litigation action) against N&B that would be identified as an N&B liability under the Merger Agreement;

•

(A) make, change or rescind any material tax election, (B) settle or compromise any material tax liability, (C) amend any material tax return, (D) surrender any material right or claim to a refund of taxes, (E) consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax returns, or claims for taxes, or (F) enter into any closing agreements relating to material taxes, in each case solely in respect of an N&B entity;

•

(A) sell, assign or grant any security interest in, to or under, fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse (other than expirations that cannot be renewed) any material N&B owned intellectual property or (B) grant to any third party any license, or enter into any covenant not to sue with respect to any material N&B owned intellectual property, except, solely in the case of clause (B), non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice or exclusive licenses of intellectual property granted to customers in the ordinary course of business consistent with past practice;

•

fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the N&B Business;

•	discontinue any line of business or part thereof; or

•	authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing that delays or prevents the closing of the Merger.

Furthermore, IFF has agreed that, prior to the effective time of the Merger, unless (i) expressly contemplated by the Merger Agreement or the other Transaction Documents, (ii) set forth in the confidential disclosure letter delivered to DuPont, (iii) consented to by DuPont in writing (which consent may not be unreasonably withheld, conditioned or delayed) or (iv) required by law, and subject to certain agreed exceptions, IFF will not, and will ensure that its subsidiaries do not, take any of the following actions:

•

amend or adopt any change in, or waive any provision of, the organizational documents of any of the IFF Companies, other than immaterial amendments to the organizational documents that do not impact in any respect the economic benefits of the Merger to N&B stockholders;

•

authorize, declare, set aside or pay any dividends on or make other distributions in respect of its capital stock or other interests (whether in cash, securities or property), except for (x) dividends paid by and among IFF and the IFF Companies, and (y) regular quarterly cash dividends of IFF; provided that such quarterly cash dividends do not exceed a certain amount under the Merger Agreement;

•

alter, split, combine or reclassify any of its interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its capital stock or other interests;

•

redeem, repurchase or otherwise acquire its capital stock or other interests (including any securities convertible or exchangeable into such capital stock or interests) (other than the acquisition of IFF common stock from holders of IFF Equity Awards in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any stock options, stock appreciation rights, restricted stock units or other rights granted under the IFF Stock Plan, in each case, in the ordinary course of business consistent with past practice);

•	enter into any agreement with respect to the voting or registration of its capital stock or its other interests;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any indebtedness of IFF or its subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of the capital stock of IFF may vote, any shares of any class of capital stock of, or any other interests of any class in, IFF or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other interests of IFF or any of its subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights;

•

sell, assign, transfer, convey, lease (as lessor), encumber or otherwise dispose of any assets that are material to IFF and the IFF Companies (taken as a whole), except for (A) sales or other dispositions of obsolete assets or inventory in the ordinary course of business, (B) other dispositions of assets in an amount not to exceed $100,000,000 in the aggregate or (C) the factoring of receivables in the ordinary course of business;

•

merge, combine or consolidate IFF with any other person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt in accordance with the terms in the Merger Agreement) or other reorganization of IFF;

•

acquire any interest in any other entity or the assets thereof, except in each case for (1) any acquisition of goods or services in the ordinary course of business, (2) any acquisition for which the amounts paid or transferred by IFF and its subsidiaries does not exceed $100,000,000 individually or $400,000,000 in the aggregate, unless, in the case of each of clause (1) and clause (2), such transaction (A) would reasonably be expected to prevent or materially delay or impede the receipt of regulatory approval or (B) would reasonably be expected to result in IFF having a below-investment-grade rating, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated thereby;

•

permit or cause IFF or any of its subsidiaries to (A) issue indebtedness that is convertible into equity or (B) repurchase, repay, prepay, refinance or incur any indebtedness, issue any debt securities, engage in any securitization transactions or similar arrangements or assume or guarantee the obligations of any person (other than IFF or a subsidiary of IFF) for borrowed money if, in each case, taking into account and after giving effect to the Special Cash Payment, the Merger and other transactions contemplated thereby, such actions would reasonably be expected to result in IFF have a below-investment-grade rating;

•

permit or cause IFF or any of its subsidiaries to make any material loans to or investments in, or material advances of money to, any other entity or person (other than a wholly owned subsidiary of IFF), except for (A) extensions of credit and advances to employees or officers of IFF or any IFF subsidiary for expenses incurred in the ordinary course of business or (B) in an amount not to exceed $100,000,000;

•

modify in any manner or enter into any contract if such modification or contract, taking into account and after giving effect to the Special Cash Payment, the Merger and the other transactions contemplated by the Merger Agreement, would reasonably be expected to result in IFF having a below-investment-grade rating;

•

(A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by IFF or its affiliates to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any IFF Benefit Plan or any plan, program, agreement or arrangement that would be an IFF Benefit Plan if in effect as of the date of the Merger Agreement, or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any employee of any of the IFF Companies, in each case, other than (1) as required by applicable Law, (2) as required by any IFF Benefit Plan or Collective Bargaining Agreement, each as in effect as of the date of the Merger Agreement, (3) in the ordinary course of business consistent with the past practices of IFF or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements) or (4) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of IFF and/or its subsidiaries;

•	except as required by GAAP or applicable law, make any material change to any of its financial accounting principles, methods or practices;

•	settle, release, waive or compromise any claim, suit, or cause of action (or threatened suit or cause of action) against IFF;

•

(A) make, change or rescind any material tax election, (B) settle or compromise any material tax liability, (C) amend any material tax return, (D) surrender any material right or claim to a refund of taxes, (E) consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax returns, or claims for taxes, or (F) enter into any closing agreements relating to material taxes;

•

permit Merger Sub I to conduct any activities other than in connection with the organization of Merger Sub I, the negotiation and execution of the Merger Agreement and the Ancillary Agreements and the consummation of the Merger; or

•	authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing that delays or prevents the closing of the Merger.

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of: (1) the Separation and the Distribution and (2) the Mergers. Additional covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

SEC Filings

Under the Merger Agreement, DuPont, N&B, IFF and Merger Sub I have agreed to have (i) (A) the parties jointly prepare and N&B file with the SEC a registration statement to effect the registration of N&B common stock and (B) if the Distribution is effected in whole or in part as an exchange offer, DuPont prepare and file with the SEC a tender offer statement on Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act and (ii) the parties jointly prepare and IFF file with the SEC (A) a proxy statement relating to the IFF shareholder approval and the IFF shareholders meeting and (B) a registration statement on Form S-4 to register under the Securities Act the shares of IFF common stock to be issued by IFF to stockholders of N&B in connection with the Merger.

IFF is required under the Merger Agreement to mail its proxy statement to its shareholders as promptly as practicable after the SEC clears that proxy statement.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to:

•

obtain all actions or nonactions, waivers, consents and approvals from governmental authorities (including any required action or non-action under antitrust and competition laws) (referred to herein as the “Required Consents”) that may be or become necessary to consummate the Merger prior to the effective time of the Merger and make all necessary registrations and filings and take all steps as necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any governmental authority; and

•

avoid or eliminate each and every impediment under the HSR Act or any other antitrust and competition law that may be asserted by any governmental authority or any other person so as to enable the parties to consummate the Merger as promptly as practicable, and in any event prior to the End Date (as defined below under “—Termination”).

Each party to the Merger Agreement has also agreed to promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, appropriate filings with respect to foreign antitrust laws as promptly as practicable and all other necessary filings with other governmental authorities relating to the Merger and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to antitrust and competition laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the antitrust and competition laws and the receipt of the Required Consents as soon as practicable.

Without limiting the general obligation of the parties, the parties and their respective subsidiaries have agreed to use their reasonable best efforts to obtain clearance under any antitrust and competition laws so as to enable the parties to consummate the Merger as promptly as practicable, and prior to the End Date, which reasonable best efforts will include (i) proposing, negotiating, committing to and effecting the sale, divestiture, disposition, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of N&B or IFF or any of their respective subsidiaries; (ii) taking or committing to take such other actions that may limit or impact N&B’s or IFF’s or any of their subsidiaries’ freedom of action with respect to, or ability to retain, any of their operations, divisions, businesses, product lines, contracts, customers or assets; (iii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger, in any case, that may be issued by any court or other governmental authority; and (iv) creating, terminating or divesting relationships, contractual rights or obligations of N&B, IFF or any of their respective subsidiaries, in each case, in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other applicable antitrust and competition laws or from any governmental authority so as to enable the closing of the Merger to occur no later than the End Date.

No Solicitation

The Merger Agreement contains detailed provisions restricting IFF’s ability to seek certain alternative transactions and restricting DuPont’s ability to seek alternative transactions with respect to the N&B Business. Under these provisions, DuPont has agreed that, as of the date of the Merger Agreement, it will:

•

immediately cease and terminate, and cause its subsidiaries and their respective representatives to cease and terminate, any discussions or negotiations with any other person (other than IFF or its affiliates) regarding any Competing N&B Proposal (which is described below);

•

promptly request, or cause to be requested, that each person that has received confidential information within the 12 month period prior to the date of the Merger Agreement in connection with a possible Competing N&B Proposal return to DuPont or destroy all such confidential information furnished to such person by or on behalf of DuPont or any of its subsidiaries and promptly prohibit any access by any person (other than IFF and its representatives) to any physical or electronic data room relating to a possible Competing N&B Proposal; and

•	not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing N&B Proposal.

Moreover, DuPont has agreed that it will not, directly or indirectly, nor will it authorize or permit its subsidiaries or authorize or knowingly permit its or their respective representatives to, directly or indirectly:

•

solicit, initiate, or knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Competing N&B Proposal;

•

furnish any nonpublic or confidential information or afford access to properties, books or records to any person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing N&B Proposal;

•

approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or similar agreement relating to a Competing N&B Proposal or that would reasonably be expected to lead to a Competing N&B Proposal or that would require DuPont or N&B to abandon or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•	propose publicly or agree to do any of the foregoing.

As used in this section, the term “Competing N&B Proposal” means any inquiry, proposal or offer for, or indication of interest from any person with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, any (A) direct or indirect acquisition, exclusive license or purchase of any business or assets of DuPont or any of its subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the N&B Business, taken as a whole; provided, that, this does not apply with respect to ordinary course offers for sale, or sale of the N&B Business, products or services, (B) direct or indirect acquisition or purchase of 15% or more of any class of any equity securities, or interests representing 15% or more of the outstanding voting power, of any N&B entity, or (C) merger, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of DuPont or any of its subsidiaries that constitutes 15% or more of the net revenue, net income or assets of the N&B Business, taken as a whole, in the case of each of clauses (A) through (C), with certain conduct of business exceptions.

IFF, on the other hand, has agreed that, as of the date of the Merger Agreement, it will:

•

immediately cease and terminate, and cause its subsidiaries and their respective representatives to cease and terminate, any discussions or negotiations with any other person (other than DuPont or its affiliates) regarding any Competing Proposal (which is described below);

•

promptly request, or cause to be requested, that each person that has received confidential information within the twelve month period prior to the date of the Merger Agreement in connection with a possible Competing Proposal return to IFF or destroy all such confidential information furnished to such person by or on behalf of IFF or any of its subsidiaries and promptly prohibit any access by any person (other than DuPont and its representatives) to any physical or electronic data room relating to a possible Competing Proposal; and

•

not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing Proposal, provided that, solely with respect to the provision described in this bullet, prior to the time the IFF shareholder approval is obtained, but not after, IFF may take any action described in this bullet to the extent (x) necessary to permit a person to make, on a confidential basis, a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to DuPont, and (y) the IFF board of directors concludes in good faith (after consultation with its outside financial advisor and outside legal counsel) that a failure to take any action described in this bullet could be inconsistent with the IFF directors’ fiduciary duties to IFF’s shareholders under applicable law.

Furthermore, IFF has agreed that it will not, directly or indirectly, nor will it authorize or permit its subsidiaries or authorize or knowingly permit its or their respective representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Proposal (which is described below) with respect to IFF;

•

furnish any nonpublic or confidential information or afford access to properties, books or records to any person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing Proposal;

•

take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, including any transaction under, or a third party becoming an “interested shareholder” under, Section 912 of the New York Business Corporation Law (“NYBCL”) inapplicable to any person (other than DuPont and its affiliates) or to any transactions constituting or contemplated by a Competing Proposal;

•

approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, acquisition agreement, merger agreement or similar agreement relating to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or that would require IFF to abandon or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•	propose publicly or agree to do any of the foregoing.

Notwithstanding the foregoing, if an unsolicited, bona fide Competing Proposal is submitted in writing to IFF by a third person or group, then prior to (but not after) the approval by the IFF shareholders of the Share Issuance, IFF may (i) furnish information and access to such person or group and its representatives (for so long as such Competing Proposal has not been withdrawn) and (ii) participate in discussions and negotiate with such person concerning any such unsolicited Competing Proposal if and only if:

•	such Competing Proposal did not result from or arise in connection with a material breach of the non-solicitation covenants of IFF described above in this section;

•

the IFF board of directors concludes, after consultation with IFF’s financial advisors and outside legal counsel, that such Competing Proposal constitutes or would be reasonably likely to constitute or result in, a Superior Proposal (which is described below);

•

IFF receives from such person or group an executed confidentiality agreement that contains customary provisions at least as favorable in the aggregate to IFF as the provisions of the confidentiality agreement between IFF and DuPont as in effect immediately prior to the execution of the Merger Agreement and allows for IFF to comply with its obligations in the Merger Agreement; and

•

the IFF board of directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure to take such action could be inconsistent with the IFF directors’ fiduciary duties to IFF’s shareholders under applicable law.

DuPont is entitled to receive an executed copy of any such confidentiality agreement described in the third bullet above and notification of the determination of the IFF board of directors and the identify of such person promptly (and in any event, within 24 hours) after the IFF board of directors makes the determination that the Competing Proposal constitutes or would be reasonably likely to constitute or result in a Superior Proposal.

Unless the Merger Agreement is terminated in accordance with its terms, the Share Issuance shall be submitted to the shareholders of IFF for approval at the IFF shareholders’ meeting whether or not any Competing Proposal has been publicly proposed or announced or otherwise submitted to IFF or any of its representatives.

As used in this section, the term “Competing Proposal” means, other than from DuPont or any of its subsidiaries, any inquiry, proposal or offer for, or indication of interest from any person with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, any (A) direct or indirect acquisition, exclusive license or purchase of any business or assets of IFF or any of its subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of IFF and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities, or interests representing 15% or more of the outstanding voting power, of IFF, (C) tender offer or exchange offer that, if consummated, would result in any person or group (or the shareholders of any person or group) beneficially owning 15% or more of any class of equity securities, or interests representing 15% or more of the outstanding voting power, of IFF, or (D) merger, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of IFF or any of its subsidiaries that constitutes 15% or more of the net revenue, net income or assets of IFF and its subsidiaries, taken as a whole. The Merger and the other transactions contemplated thereby shall not be a Competing Proposal.

As used in this section, the term “Superior Proposal” means any bona fide, written Competing Proposal received after the date of the Merger Agreement that the IFF board of directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms and (y) if consummated, would be more favorable to the IFF’s shareholders from a financial point of view than the Merger and the other transactions contemplated hereby, in each case taking into account the financial (including the availability of financing and any financing terms), legal, regulatory, timing, risk of consummation and other aspects of such Competing Proposal (including the person or group making the Competing Proposal) and of the Merger Agreement (including any changes to the terms of the Merger Agreement offered by DuPont in response to a Competing Proposal); provided, however, that for purposes of the definition of “Superior Proposal” references to “15%” in the definition of “Competing Proposal” shall be deemed to be references to 50%.

Under the Merger Agreement, IFF has agreed to promptly (and in no event later than 24 hours) after receipt of any Competing Proposal, inquiry, proposal, indication of interest or request notify DuPont of any such Competing Proposal, inquiry, proposal, indication of interest or request (including the identity of the person making such proposal and the terms thereof, including a copy of any written proposal and any other documentation in respect of such proposal received from the proponent thereof or its representative) that is made or submitted by any person prior to the closing of the Merger. Furthermore, IFF has agreed under the Merger Agreement to keep DuPont reasonably and promptly informed of the status (including with respect to changes to the status or material terms) of such Competing Proposal, inquiry, proposal, indication of interest or request. IFF also agreed to provide copies of all documentation comprising such Competing Proposal or other documentation that is material to understanding such Competing Proposal.

Board Recommendation

IFF has agreed in the Merger Agreement that neither the IFF board of directors nor any committee thereof will:

•

withhold, withdraw, modify or qualify (or propose to withhold, withdraw, modify or qualify), in any manner adverse to DuPont, N&B or their respective affiliates, the approval of the Merger Agreement or the recommendation that IFF’s shareholders vote in favor of the Share Issuance at the IFF shareholders meeting (the “IFF Board Recommendation”);

•	recommend, adopt or approve, (or propose publicly to recommend, adopt or approve), any Competing Proposal;

•

refrain from recommending against (and re-affirming the IFF Board Recommendation) any Competing Proposal that is a tender offer or exchange offer within ten business days after the commencement thereof; or

•	resolve or publicly propose to do any of the actions described in the three bullets immediately above.

Any action described in the four bullets above is referred to as an “IFF Change in Recommendation.”

Notwithstanding the foregoing, if the IFF board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Competing Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement constitutes a Superior Proposal, the IFF board of directors may make an IFF Change in Recommendation if all of the following conditions are met:

•	IFF shareholder approval of the Share Issuance has not been obtained;

•

IFF provides written notice to DuPont advising DuPont at least four business days prior to taking such action, which notice advises DuPont of the intention of the IFF board of directors to take such action, specifies the material terms and conditions of such Competing Proposal, identifies the person making such Competing Proposal and includes a copy of the proposed agreement (if any) for such Competing Proposal (such notice referred to herein as a “superior proposal notice”); provided that if there is a material modification to the terms or status of the Competing Proposal, IFF will provide a subsequent notice and not take action prior to the second business day following delivery of the subsequent notice;

•

if requested by DuPont, DuPont and IFF negotiate in good faith with respect to any revisions or adjustments proposed by DuPont to the terms and conditions of the Merger Agreement during a period of four business days following DuPont’s receipt of a superior proposal notice (or with an extension of two additional business days if a new superior proposal notice was given); and

•

if applicable, at the end of the negotiation period, the IFF board of directors, after considering in good faith any revisions to the Merger Agreement irrevocably offered by DuPont in writing, prior to the expiration of the negotiation period, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the Competing Proposal constitutes a Superior Proposal and the failure to make such IFF Change in Recommendation could be inconsistent with the fiduciary duties of the IFF board of directors under applicable law.

IFF is not prohibited from taking and disclosing to IFF’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable law; provided, however, that no disclosure that would amount to a IFF Change in Recommendation is to be permitted, made or taken, except as described above.

The Merger Agreement further provides that, notwithstanding any IFF Change in Recommendation, unless the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the receipt of the approval of IFF shareholders to the Share Issuance, the obligations of the parties under the Merger Agreement, including those with respect to completing the securities filings and conducting the IFF shareholders meeting as described above, shall continue in full force and effect. In addition, the Merger Agreement further provides that, unless the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the receipt of the approval of IFF shareholders to the Share Issuance, the Share Issuance shall be submitted to the shareholders of IFF for approval at the IFF shareholders meeting whether or not (i) the IFF board of directors shall have effected a IFF Change in Recommendation or (ii) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to IFF or any of its representatives.

Financing

In connection with its entry into the Separation Agreement and the Merger Agreement, N&B and IFF entered into the Commitment Letter, under which the Commitment Parties committed to provide N&B with the Bridge Facility, as defined in the section entitled “Debt Financing” (the “Bridge Financing”), subject to the terms and conditions of the Commitment Letter. The anticipated material terms of the Bridge Facility, based on the current expectations of N&B and IFF, are described in more detail under the section entitled “Debt Financing.”

The Merger Agreement provides that N&B must use reasonable best efforts to (i) maintain in effect, until the earlier of the initial funding of the Bridge Financing and the replacement of the Bridge Financing with the Permanent Financing, in each case, in an amount sufficient to fund the Special Cash Payment, the Commitment Letter, (ii) negotiate definitive agreements with respect to the Bridge Financing, on the terms and conditions contained in the Commitment Letter or on such other terms as are reasonably acceptable to DuPont and IFF and that are not materially less favorable in the aggregate to N&B than those in the Commitment Letter (with respect to the Bridge Financing, the “Bridge Financing Agreements”, and with respect to the Permanent Financing, the “Permanent Financing Agreements”, and collectively, the “Financing Agreements”), (iii) materially comply with the obligations that are set forth in the Commitment Letter and the Financing Agreements that are applicable to N&B and satisfy (or if deemed advisable by N&B and IFF, seek a waiver of) on a timely basis all conditions precedent in the Commitment Letter and the Financing Agreements that are within its control, and (iv) in the event that all conditions to funding in the Commitment Letter or the Financing Agreements are satisfied at or prior to the Distribution, consummate the Financing (as defined below) at or prior to the Distribution.

IFF shall have the right to direct N&B to replace all or a portion of the Bridge Financing with the proceeds of consummated capital markets debt financing and/or commitments in respect of other long term debt (any such financing, the “Permanent Financing”) from the same and/or alternative bona fide third-party financing sources (the “Financing Sources”) so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to N&B than) the conditions precedent set forth in the Commitment Letter and (2) the terms thereof are consistent with the intended tax treatment of the transactions and reasonably acceptable to DuPont and N&B.

Until the earliest of the closing, the valid termination of the Merger Agreement and the replacement of the Bridge Financing with Permanent Financing, IFF has agreed to use reasonable best efforts to cause its affiliates and their respective representatives to provide to N&B and the Commitment Parties, on a timely basis, such cooperation that may be reasonably requested by N&B or the Commitment Parties in connection with the arrangement and consummation of the Bridge Financing, in each case consistent with the terms of the Merger Agreement.

Until the earlier of the closing and the valid termination of the Merger Agreement, each of DuPont and N&B and their respective subsidiaries shall provide to IFF and the Financing Sources, and shall use reasonable best efforts to cause its Affiliates and their respective Representatives to provide to IFF and the Financing Sources, on a timely basis, such cooperation that may be reasonably requested by IFF or the Financing Sources in connection with the arrangement and consummation of the Permanent Financing, in each case consistent with the terms of the Merger Agreement.

If any funds in the amounts set forth in the Commitment Letter or the Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Commitment Letter or the Financing Agreements, as applicable, N&B (in consultation in good faith with IFF, and, with respect to any Alternative Financing (as defined below) that is in the form of the Permanent Financing, at the direction of IFF) shall arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the N&B Debt Financing that is available, to allow N&B to make the Special Cash Payment (the “Alternative Financing”), and to obtain a new financing commitment that provides for such financing, provided that certain conditions set forth in the Merger Agreement are satisfied.

Neither N&B nor IFF shall, without the prior written consent of the other party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) reduces the aggregate amount of the N&B Debt Financing such that the aggregate funds that would be available to N&B on the date of Distribution would not be sufficient to provide the funds required to satisfy the Special Cash Payment, (ii) adds or expands on the conditions precedent to the funding of the N&B Debt Financing as set forth in the Commitment Letter as in effect on the date hereof or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the N&B Debt Financing on the date of Distribution or (iii) materially adversely affects the ability of N&B to enforce its rights against the Commitment Parties under the Commitment Letter as in effect on the date hereof or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, N&B may (in consultation with IFF) (a) implement or exercise any of the “market flex” provisions exercised by the Commitment Parties in accordance with the Commitment Letter as of the date hereof or any Permanent Financing commitment letter or (b) amend and restate the Commitment Letter or any Permanent Financing commitment letter or otherwise execute joinder agreements to the Commitment Letter solely to add additional Commitment Parties.

IFF shall indemnify, defend and hold harmless DuPont, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the N&B Debt Financing, and any information utilized in connection therewith (other than information provided by DuPont, its Subsidiaries or their respective Representatives), except in instances of gross negligence or willful misconduct on the part of DuPont, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment).

Under the Merger Agreement, each of DuPont, N&B, IFF and Merger Sub I also expressly acknowledge and agree that their obligations under the Merger Agreement are not conditioned in any manner upon N&B obtaining the N&B Debt Financing or any other financing.

Non-Solicitation of Employees

The parties acknowledge and agree in the Merger Agreement that certain non-solicitation provisions regarding employees in the confidentiality agreement between the parties remain in full force and effect. Under the terms of the confidentiality agreement between DuPont and IFF, for a period of two years after September 9, 2019, each of DuPont and IFF has agreed that it and its controlled affiliates will not (and each party will direct its third-party representatives not to, and use reasonable best efforts to cause other representatives and affiliates not to), without the other party’s prior written consent, directly or indirectly, solicit for employment (whether as an employee, consultant or otherwise), offer to hire, hire or enter into any employment or consulting agreement or arrangement with, any person who as of September 9, 2019 (1) is employed in a management, supervisory or senior operational position or at a level of vice president or above by the other party or its subsidiaries or (2) is an employee of the other party or its affiliates with whom such party first comes in contact in connection with its consideration of the Transactions.

The restrictions in the immediately preceding paragraph do not apply to general solicitations, including advertisements, electronic listings or third-party search firms that are not targeted at the employees of the other party, and hirings resulting from those solicitations. In addition, neither DuPont nor IFF or their respective subsidiaries are restricted from hiring or entering into a consulting agreement with any person who independently approaches such party or whose employment with the other party ceased at least 90 days prior to commencement of employment discussions with such person.

The Employee Matters Agreement has additional provisions addressing solicitation of employees. See “Other Agreements—Employee Matters Agreement—Non-Solicitation.”

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	reasonable access to each of the N&B Business’s and IFF’s books and records;

•

the indemnification of, present and former director and officers of any N&B subsidiary for a period of six years in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the consummation of the Merger (as well as the provision of directors’ and officers’ insurance in connection therewith);

•	the parties’ obligation to keep the other parties informed of the defense of any shareholder action concerning the Merger (if any);

•

steps required to cause any acquisitions or dispositions of IFF common stock and other interests in IFF, and acquisition of DuPont common stock or N&B common stock, resulting from the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the obligation of DuPont to effect a clean-up spin-off, if applicable;

•	cooperation among the parties concerning written broad-based notices or communications materials to current or former employees, with respect to the transactions contemplated by the Transaction

Documents or employment, compensation or benefits matters of such employees that relate to the transactions contemplated by the Transaction Documents;

•	the listing of the shares of IFF common stock issued in the Merger on the NYSE;

•

the parties’ obligations to use reasonable best efforts to grant approvals and take actions necessary if there are (i) restrictions on business combinations in IFF’s and/or N&B’s organizational documents or (ii) any “fair price”, “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation that is or becomes applicable to the transactions contemplated by the Merger Agreement;

•

the parties’ obligations to consult in good faith before issuing any press release, having any communications with the press or making any other public statement with respect to the transactions contemplated by the Merger Agreement or other Transaction Documents;

•

the preparation of certain financial statements, included audited financials, concerning the N&B Business and the preparation of pro forma financial information, in each case, for inclusion in SEC filings;

•

matters related to the N&B Business’s assets and liabilities in France, and any potential delayed closing with respect to such assets and liabilities should certain consultations with works councils in France not be completed by the closing date of the Merger;

•

the parties’ obligation to provide notice with respect to the occurrence or non-occurrence of any event that has resulted or would reasonably expected to result in any non-mutual condition to the obligations of DuPont and N&B, on the one hand, or IFF, on the other hand, not being satisfied;

•	the completion of certain other Transaction Documents and certain Ancillary Agreements;

•

the parties’ obligation to use commercially reasonable efforts to take, or cause to be taken, appropriate actions to do all things necessary, proper or advisable under the Merger Agreement and applicable law, and to execute and deliver the documents and other papers as may be required to carry out the provisions of the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement; and

•

the parties’ obligation to, following the signing of the Merger Agreement and prior to certain specified deadlines, (i) complete the services schedules to the Transition Services Agreements (subject to the limitations set forth in the Merger Agreement as to what services may be properly requested by the parties to be provided under the Transition Services Agreements) by identifying and agreeing upon such services and negotiating and agreeing upon terms in good faith and (ii) execute those Ancillary Agreements the forms of which had not been agreed to or executed prior to the date of the Merger Agreement on terms mutually agreed by the parties acting reasonably and in good faith, and the obligations, in each case, if the terms are not finalized and mutually agreed by the appropriate date, the finalization of the terms will be escalated to appropriate senior executive officers of each of IFF and DuPont for resolution, if the terms of the services or agreements as applicable are not agreed within 30 days of the applicable target date, IFF and DuPont will refer the disputed terms to a binding arbitration panel constituted in accordance with the Merger Agreement to facilitate the completion of the services schedules and the applicable Ancillary Agreements.

Conditions to the Merger

IFF’s, Merger Sub I’s, DuPont’s and N&B’s obligations to consummate the Merger are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by DuPont and IFF of the following conditions at or prior to the closing of the Merger:

•

the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any applicable consents, authorizations, orders or approvals required under the antitrust and competition laws in certain other jurisdictions (which waiting period has expired and approvals have been received);

•	the consummation of the Separation in accordance with the terms of the Separation Agreement;

•	the consummation of the Distribution in accordance with the terms of the Separation Agreement;

•	the effectiveness of the registration statement of IFF and the registration statement of N&B and the absence of any stop order or proceeding seeking a stop order with respect thereto;

•	the approval for listing on the NYSE of the shares of IFF common stock to be issued pursuant to the Merger;

•	the approval by the IFF shareholders of the Share Issuance; and

•

the absence of any law or binding governmental order or taking of any other action prohibiting, enjoining, restraining or otherwise making illegal the Separation, the Distribution or the Merger by a court of competent jurisdiction or other governmental authority in certain jurisdictions.

IFF’s and Merger Sub I’s obligations to consummate the Merger are further subject to the fulfillment or (to the extent permitted by applicable law) waiver by IFF of the following conditions:

•

that N&B and DuPont shall have, on an aggregate basis, performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger (other than those in Section 8.7 of the Merger Agreement);

•

the accuracy in all material respects (without giving effect to any materiality, material adverse effect or similar qualifications therein), as of the date of the Merger Agreement and the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), of the representations and warranties made by DuPont, on behalf of itself and N&B, with respect to organization; corporate authority to execute and deliver the Transaction Documents; absence of any conflict between the execution, delivery and performance of DuPont and N&B of the Transaction Documents (to the extent DuPont or N&B, as applicable, is a party) and any organizational documents of DuPont and N&B, respectively; broker’s fees; absence of voting debt of N&B; absence of certain securities convertible into or agreements with respect to N&B capital stock; DuPont and N&B board approvals and the approval of DuPont as N&B’s sole stockholder;

•

the accuracy in all respects (other than any inaccuracies that are de minimis in the aggregate) of the representation and warranty made by DuPont with respect to the capitalization of N&B as of the date of the Merger Agreement;

•	the accuracy of the representation and warranty made by DuPont with respect to the absence of a material adverse effect on N&B since December 31, 2018;

•

the accuracy of the other representations and warranties made by DuPont, on behalf of itself and N&B, as of the date of the Merger Agreement and as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent a failure to be accurate would not have (without giving effect to any materiality, material adverse effect or similar qualifications therein), individually or in the aggregate, in the case of N&B a material adverse effect on N&B or in the case of DuPont a material adverse effect on the ability of DuPont to consummate the Separation, the Distribution and the Merger;

•

the delivery of a certificate dated as of the closing date of the Merger signed by a senior officer of DuPont certifying that the covenants and representations and warranties of DuPont and N&B have been satisfied; and

•

the entrance into and delivery of the Tax Matters Agreement, Intellectual Property Cross-License Agreement and the Transition Services Agreements by DuPont and N&B as of the closing date of the Merger (and the agreements’ continued effectiveness).

DuPont’s and N&B’s obligations to consummate the Merger are further subject to the fulfillment or (to the extent permitted by applicable law) waiver by DuPont of the following conditions:

•

that IFF and its subsidiaries shall have, on an aggregate basis, performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger;

•

the accuracy in all material respects (without giving effect to any materiality, material adverse effect or similar qualification therein), as of the date of the Merger Agreement and as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), of IFF’s and Merger Sub I’s representations and warranties with respect to organization; corporate authority to execute and deliver the Transaction Documents; absence of conflict between the execution, delivery and performance by IFF and Merger Sub I of the Transaction Documents (to the extent IFF or Merger Sub I, as applicable, is a party) and the organizational documents of IFF and Merger Sub I; absence of voting debt; the capitalization of Merger Sub I; broker’s fees; IFF and Merger Sub I board approvals; and required shareholder approval;

•

the accuracy in all respects (other than any inaccuracies that are de minimis in the aggregate) of IFF’s and Merger Sub I’s representations and warranties with respect to capitalization of IFF and absence of certain securities convertible into or agreements with respect to capital stock (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date);

•	the accuracy of IFF’s and Merger Sub I’s representation and warranty with respect to the absence of a material adverse effect on IFF since December 31, 2018;

•

the accuracy of IFF’s and Merger Sub I’s other representations and warranties as of the date or the Merger Agreement and as of the closing date of the Merger (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except to the extent a failure to be accurate would not have (without giving effect to any materiality, material adverse effect or similar qualifications therein), individually or in the aggregate, a material adverse effect on IFF;

•

the delivery of a certificate dated as of the closing date of the Merger signed by a senior officer of IFF to DuPont certifying that the covenants and representations and warranties of IFF have been satisfied;

•	the receipt by DuPont of the Tax Opinion from DuPont’s tax counsel, which may not have been withdrawn or rescinded, or modified in any material respect;

•	the consummation of the Special Cash Payment in accordance with the terms of the Separation Agreement;

•

the delivery of a FIRPTA certificate from N&B to IFF dated as of the Closing Date certifying that equity interests in N&B are not “United States real property interests” within the meaning of Section 897 of the Code; and

•	the entrance into and delivery of the Tax Matters Agreement by IFF and Merger Sub I as of the closing date of the Merger (and the Tax Matters Agreement continued effectiveness).

To the extent permitted by applicable law, DuPont and N&B, on the one hand, and IFF and Merger Sub I, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If IFF waives the satisfaction of a material condition to the consummation of the Transactions, IFF will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approvals of the Share Issuance if required to do so by applicable law or the rules of the NYSE. If IFF waives a material condition to the consummation of the Transactions, IFF will notify shareholders of the waiver by issuing a press release or other public announcement a minimum of five business days prior to the special meeting of IFF shareholders.

See “Risk Factors—Risks Related to the Transactions—IFF may waive one or more of the conditions to the consummation of the Transactions without re-soliciting shareholder approval.”

Termination

The Merger Agreement may be terminated at any time prior to the closing date of the Merger (whether before or after receipt of IFF shareholder approval) by mutual written agreement of IFF and DuPont. Also, subject to specified qualifications and exceptions, either DuPont or IFF may terminate the Merger Agreement at any time prior to the consummation of the Merger if:

•

the Merger has not been consummated by March 15, 2021 (such date, as it may be extended as described below, the “End Date”), unless the only conditions to the consummation of the Merger that have not been satisfied or waived are the conditions relating to the governmental approvals required under the HSR Act and other antitrust and competition laws, in which case the End Date will be automatically extended to June 15, 2021;

•

a final and non-appealable legal restraint is in effect in certain specified jurisdictions which permanently prohibits, enjoins, restrains or otherwise makes illegal the consummation of the Merger; provided that the right to terminate the Merger Agreement as described in this bullet will not be available to any party whose action or failure to perform any of its obligations under the Merger Agreement proximately contributed to the enactment or issuance of such law; or

•

IFF shareholder approval for the Share Issuance is not obtained upon a vote taken at the IFF shareholder meeting; provided that the right to terminate the Merger Agreement as described in this bullet will not be available to IFF if any action or failure to perform any of its obligations under the Merger Agreement is the primary cause of, or primarily resulted in, the failure to obtain the IFF shareholder approval.

In addition, subject to specified qualifications and exceptions, DuPont may terminate the Merger Agreement:

•

upon written notice to IFF, in the event of a breach of a representation, warranty, covenant or agreement in the Merger Agreement on the part of IFF or any of its subsidiaries, such that the non-mutual conditions to DuPont’s and N&B’s obligations to effect the Merger would not be capable of being satisfied, and the breach is not cured within 60 days of receipt of written notice by DuPont to IFF of such breach; provided, that if DuPont has previously delivered an officer’s certificate that DuPont has determined in good faith that a breach of its obligations is reasonably expected to be cured prior to the End Date, then DuPont may not terminate the Merger Agreement as described in this bullet at any time prior to the earlier of (i) the business day occurring two business days after March 15, 2021 and (ii) the date DuPont has cured the breach specified in such officer’s certificate;

•

at any time before IFF shareholder approval of the Share Issuance if (i) IFF’s board of directors (or any committee thereof) effects an IFF Change in Recommendation or (ii) after the receipt and public disclosure of a Competing Proposal, IFF’s board of directors fails to publicly reaffirm the IFF Board Recommendation within 10 business days after such public disclosure (or within 2 business days after such public disclosure if the IFF shareholder meeting is scheduled within 10 business days); or

•	IFF has breached in any material respect any of its obligations with respect to the IFF shareholder meeting or non-solicitation.

In addition, subject to specified qualifications and exceptions, IFF may terminate the Merger Agreement if:

•

upon written notice to DuPont, in the event of a breach of a representation, warranty, covenant or agreement in the Merger Agreement on the part of DuPont or any of its subsidiaries, such that the non-mutual conditions to IFF’s and Merger Sub I’s obligations to effect the Merger would not be capable of being satisfied, and the breach is not cured within 60 days of receipt of written notice by IFF to DuPont of such breach; provided that IFF may not terminate the Merger Agreement as described in this bullet at any time prior to March 15, 2021 (and, at such time, only if such breach remains uncured as of such date) if, prior to the date that is 60 days following IFF’s delivery of such written notice, DuPont has delivered to IFF an officer’s certificate certifying that DuPont has determined in good faith (after consultation with its outside legal counsel) that such breach is reasonably expected to be cured prior to March 15, 2021.

If the Merger Agreement is terminated, the Merger Agreement will terminate without any liability on the part of any party except as described below in the section of this document entitled “—Termination Fees and Expenses Payable in Certain Circumstances” and provided that no termination will release any party of any liability or damages resulting from fraud or willful breach.

Termination Fees and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $521.5 million may be payable by IFF to DuPont. The circumstances under which the Termination Fee may be payable include:

•

if DuPont terminates the Merger Agreement at any time before approval of the Share Issuance by the IFF shareholders due to (i) IFF’s board of directors effecting an IFF Change in Recommendation, (ii) after receipt and public disclosure of a Competing Proposal, IFF’s board of directors failing to publicly reaffirm the IFF Board Recommendation within 10 business days after such public disclosure (or within 2 business days of such public disclosure if the IFF shareholder meeting is scheduled within 10 business days) or (iii) IFF has breached, in any material respect, any of its obligations with respect to the IFF shareholder meeting or non-solicitation; or

•

if (i) the Merger Agreement is terminated (A) by IFF or DuPont because the Merger has not been consummated by the End Date or because IFF’s shareholders fail to approve the Share Issuance at the IFF shareholder meeting, or (B) by DuPont because of an uncured breach by IFF, (ii) prior to such termination, in the case of termination for failure to obtain the IFF shareholder approval, a Competing Proposal has been publicly announced or otherwise becomes publicly known after the date of the Merger Agreement and prior to receipt of the IFF shareholder approval, or, in the case of termination for failure to consummate the Merger prior to the End Date and termination due to an incurable breach by IFF, a Competing Proposal has been publicly announced or otherwise becomes publicly known or communicated to the IFF board of directors after the date of the Merger Agreement and prior to such termination and (iii) on or prior to the date that is 12 months after the date of such termination, a Competing Proposal is consummated or IFF enters into a definitive written agreement in respect of a Competing Proposal (provided that for purposes of the circumstances described by this bullet, all references in the definition of Competing Proposal to 15% shall instead refer to 50%).

If the Merger Agreement is terminated because IFF’s shareholders fail to approve the Share Issuance at the IFF shareholder meeting, IFF will be required to reimburse all of DuPont’s reasonable out-of-pocket costs, fees and expenses incurred by DuPont and N&B in connection with the Merger Agreement and the transactions contemplated thereby, subject to a cap of $75 million. If IFF becomes obligated to pay the Termination Fee to DuPont, the amount of any expenses of DuPont and N&B previously reimbursed by IFF would be deducted from the amount of the Termination Fee payable. If the Merger is consummated, any commitment fees with respect to the N&B Debt Financing will be paid by N&B; however, the N&B Debt Financing commitment fees will be borne by DuPont and IFF equally in the event that the Merger Agreement is terminated.

The Merger Agreement also provides that, in the event that there is a breach by DuPont of any representation, warranty, covenant or agreement that would cause the non-mutual conditions in favor of IFF not to be satisfied, and following delivery of an officer’s certificate by DuPont stating that DuPont has determined in good faith (after consultation with its legal counsel) that such breach is reasonably expected to be cured by the End Date, the Merger Agreement is terminated (i) by IFF because such breach is uncured by the End Date or (ii) by DuPont or IFF due to either the existence of a legal restraint prohibiting or enjoining the Merger, failure to consummate the Merger by the End Date or failure to obtain the IFF shareholder approval of the Share Issuance and, in either case, DuPont failed to cure the breach specified in such officer’s certificate prior to such termination, then DuPont is required to pay IFF an amount equal to all reasonable out-of-pocket costs, fees and expense incurred by IFF in connection with the Merger Agreement and the transactions contemplated thereby, subject to a cap of $75 million.

If IFF fails to pay the Termination Fee and any of the expenses it is obligated to pay, in each case, if due, and in order to obtain such payment, DuPont commences a suit that results in a judgment against IFF for such amounts, the amount of these payments will be increased to include interest on such amounts and the costs and expenses of DuPont in connection with such suit. Payment of the Termination Fee will be the sole and exclusive remedy of DuPont and its subsidiaries in circumstances where the Termination Fee is payable, except for claims resulting from fraud or Willful Breach by the IFF and its subsidiaries.

Specific Performance

In the Merger Agreement, the parties agree that irreparable harm would occur in the event that the parties do not perform any provision of the Merger Agreement (or, prior to the closing of the Merger, any Transaction Document) in accordance with its specific terms or otherwise breach the Merger Agreement (or, prior to the closing of the Merger, any Transaction Document) and the remedies at law for any breach or threatened breach of the Merger Agreement are inadequate compensation for any loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of the Merger Agreement (or, prior to the closing of the Merger, any Transaction Document), the parties agree that the party to the Merger Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under the Merger Agreement or, if they are party to a Transaction Document, such Transaction Document, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such party is entitled at law or in equity.

Governing Law; Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. The parties have irrevocably and unconditionally chosen the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, as the exclusive jurisdiction for any action or dispute with respect to the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement. For any amendments or modifications to the sections of the Merger Agreement relating to amendments, expenses and termination payments, jurisdiction, waiver of jury trial, assignment, third-party beneficiaries and certain non-parties to the Merger Agreement, in each case, to the extent such amendments or modifications adversely affect any of N&B’s financing sources, the prior written consent of such affected financing sources will be required.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is attached as Annex B to this proxy statement and incorporated herein by reference. Stockholders of DuPont and IFF are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide DuPont stockholders and IFF shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about DuPont, N&B, IFF, Merger Sub I or Merger Sub II. Information about DuPont, N&B, IFF, Merger Sub I or Merger Sub II can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Separation

Internal Reorganization

At or prior to the date of the Distribution, DuPont and N&B will take steps to effect the transfer and/or assignment and assumption of assets and liabilities in accordance with the Separation Plan (the “Internal Reorganization”) and to facilitate the transfer of assets and assumption of liabilities described below.

Transfer of Assets

Subject to the terms and conditions of the Separation Agreement at or prior to the Distribution, DuPont will assign, transfer, convey and deliver to N&B or the applicable member of the N&B Group all of DuPont’s and its applicable subsidiaries’ respective right, title and interest in and to all the N&B Assets. The “N&B Assets” include, among other things and subject to certain exceptions:

•

all issued and outstanding equity or ownership interests in the subsidiaries of DuPont that will be included in the N&B Group, as well as certain non-controlling equity interests in other legal entities;

•

owned real property and leases to certain premises (respectively, the “N&B Owned Real Property” and “N&B Leased Real Property”) and all rights and interests of DuPont or any subsidiary of DuPont under such owned real property or leases;

•	all furniture (which does not include fixtures) to the extent the relevant historical use was at a N&B Owned Real Property or N&B Leased Real Property;

•

any contract that is (i) exclusively related to the N&B Business or (ii) primarily related to the N&B Business and that also relates to any other business or business function of DuPont or its subsidiaries;

•	any rights of any member of the N&B Group as a third-party beneficiary under the DWDP Separation Related Agreements (as defined below);

•

all rights to counterclaims, insurance claims, enforcement rights, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and any similar rights of any member of the DuPont Group to the extent the foregoing relate to the N&B Liabilities;

•

all computer and other information technology systems, including hardware and documentation, dedicated software, contracts, reference and resource materials relating thereto, that are used, or held for use, primarily in the N&B Business (collectively, the “N&B IT”);

•	all cash and cash equivalents held by members of the N&B Group to the extent DuPont has been reimbursed for them pursuant to the Post-Closing Cash Payment (as defined below);

•	all credits, prepaid expenses, rebates, deferred charges and prepaid items, in each case to the extent used, held for use in, or arising out of the N&B Business;

•	all accounts and notes receivable (other than intercompany receivables) to the extent related to the N&B Business;

•

any and all intellectual property primarily related to the N&B Business, and all rights and remedies (i) against past, present, and future infringement, misappropriation, or other violation thereof (including the right to sue and recover damages and obtain other equitable relief), (ii) to collect future royalties and other payments thereunder, (iii) to claim priority based on such intellectual property under the laws of any jurisdiction and/or under international conventions or treaties, (iv) to prosecute, register, maintain and defend such intellectual property before any public or private agency, office or registrar and (v) with respect to any trademarks included therein;

•

all other assets expressly contemplated by the Separation Agreement or any Ancillary Agreement as assets to be retained by or transferred to the N&B Group (including certain assets set aside in a trust or other funding vehicle or otherwise designated to fund N&B Employee Liabilities (as defined below), pursuant to the terms of the Employee Matters Agreement);

•	all assets primarily related to the N&B Business (excluding any Specified DuPont Assets (as defined below)) including in the following categories;

•	all interests in tangible personal property, including machinery, tools, equipment, and vehicles primarily related to the N&B Business;

•	all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories primarily related to the N&B Business;

•	all of the consents, waivers, registrations, approvals and other similar authorizations primarily related to the N&B Business;

•	all information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media primarily related to the N&B Business; and

•	all of the permits (including any pending applications for such permits) primarily related to the N&B Business.

All of the assets of DuPont or any of its subsidiaries other than the N&B Assets will be retained by or transferred to DuPont or the DuPont Group (these assets, as well as any Specified DuPont Assets (as defined below) are referred to herein as the “Excluded Assets”). The Separation Agreement also identifies specific assets that will not be allocated to N&B or the N&B Group (the “Specified DuPont Assets”), including, among other things and subject to certain exceptions:

•	all the issued and outstanding equity interests in the subsidiaries of DuPont other than N&B and the other members of the N&B Group;

•

owned real property and leases to certain premises (respectively, the “DuPont Owned Real Property” and “DuPont Leased Real Property”) and all rights and interests of DuPont or any subsidiary of DuPont under such owned real property or leases;

•	all furniture (which does not include fixtures) to the extent the relevant historical use was at a DuPont Owned Real Property or DuPont Leased Real Property;

•	all contracts other than those allocated to N&B;

•

all rights to counterclaims, insurance claims, enforcement rights, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and any similar rights of any member of the DuPont Group other than to the extent the foregoing relate to the N&B Liabilities;

•	all computer and other information technology systems other than the N&B IT;

•	all cash and cash equivalents other than that held by members of the N&B Group;

•	all credits, prepaid expenses, rebates, deferred charges and prepaid items, in each case other than to the extent used, held for use in, or arising out of the N&B Business;

•	all accounts and notes receivable (other than intercompany receivables) that are not allocated to the N&B Group;

•	all intellectual property not allocated to the N&B Group;

•	all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories not allocated to the N&B Group;

•	all of the consents, waivers, registrations, approvals and other similar authorizations not allocated to the N&B Group;

•	all financial records relating to the N&B Business that form part of the general ledger of DuPont or any of its affiliates (other than the members of the N&B Group);

•

any working papers of DuPont’s auditors and any other accounting records of DuPont or any of its affiliates (other than the members of the N&B Group), provided that N&B will have certain access rights to financial information as set forth in the Separation Agreement;

•

records relating to the negotiation and consummation of transactions contemplated by the Separation Agreement (other than rights to enforce certain confidentiality provisions that relate to confidential information of the N&B Business); and

•

all other assets expressly contemplated by the Separation Agreement or any Ancillary Agreement as assets retained by the DuPont Group (including certain assets set aside in a trust or other funding vehicle or otherwise designated to fund DuPont Employee Liabilities (as defined below), pursuant to the terms of the Employee Matters Agreement).

Assumption of Liabilities

In exchange for the contribution of the N&B Assets to N&B or one its subsidiaries, N&B or the applicable subsidiary of N&B will accept, assume, agree to pay, discharge, fulfill, and to the extent applicable, comply with on a timely basis, certain liabilities which include, among other things, the liabilities described below, referred to herein as the “N&B Liabilities”:

•

all liabilities that are expressly assumed by or allocated to N&B or any other member of the N&B Group pursuant to the Separation Agreement or any Ancillary Agreement (including certain employee liabilities allocated under the Employee Matters Agreement (the “N&B Employee Liabilities”));

•	certain liabilities for businesses and operations of the N&B Business that were previously discontinued or divested;

•	all liabilities arising under the N&B Debt Financing;

•	all liabilities relating to (i) the disclosure documents in connection with the Distribution and the N&B Debt Financing and (ii) from the N&B Debt Financing arrangements;

•

all out-of-pocket, third-party fees and expenses related to the N&B Debt Financing, including underwriting, sale, distribution, placement, commitment, ticking, funding, upfront or other fees and any fees of counsel, accountants, consultants and other advisors incurred with respect to the N&B Debt Financing;

•	all checks issued but not drawn to the extent related to the N&B Business or any liabilities of N&B;

•

all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than the DuPont Group or N&B Group to the extent related to the N&B Business;

•	all accounts payable (other than intercompany payables between N&B or DuPont or their subsidiaries) to the extent related to the N&B Business;

•	all liabilities to the extent related to the operation of any business conducted by N&B after the Distribution; and

•	all liabilities primarily related to the N&B Business, including in the following categories:

•

liabilities related to, arising out of or resulting from death, personal injury, advertising injury, other injury to persons or property damage relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the N&B Business, including any such liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

•

liabilities related to, arising out of or resulting from any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative and whether at law or in equity) by or before any court or grand jury, any governmental entity or any arbitration or mediation tribunal or authority (“Action”) primarily related to the N&B Business;

•

liabilities related to, arising out of or resulting from warranty, product liability obligations or claims or similar obligations entered into, created or incurred by, or otherwise primarily related to, the N&B Business;

•

liabilities related to, arising out of or resulting from any past, current or future tort, breach of contract or violation of, or non-compliance with, any law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any governmental entity (other than any environmental liability), in each case primarily related to the N&B Business;

•	liabilities related to, arising out of or resulting from any return, rebate, discount, credit, customer program, or similar matters related to products or services of the N&B Business;

•	liabilities related to, arising out of or resulting from any of the contracts allocated to N&B;

•	environmental liabilities primarily to the N&B Business; and

•	liabilities related to, arising out of or resulting from any indebtedness primarily to the N&B Business.

The N&B Liabilities shall include the aforementioned liabilities (except that liabilities with respect to taxes are governed exclusively by the Tax Matters Agreement), in each case, regardless of (i) when or where such liabilities arose or arise (whether arising prior to, at or after the Distribution), (ii) where or against whom such liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, fraud or misrepresentation by any member of the DuPont Group or N&B Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, subsidiaries or affiliates and (iv) which entity is named in any Action associated with any liability.

DuPont will generally retain any liabilities that are not N&B Liabilities, which liabilities, along with those liabilities specified below, are referred to herein as the “Excluded Liabilities.” The Separation Agreement also identifies specific liabilities of DuPont or its subsidiaries that will not be assumed by N&B or any subsidiary of N&B as part of the Separation, including, among other things, the following liabilities:

•

all liabilities that are expressly assumed by or allocated to DuPont or any other member of the DuPont Group pursuant to the Separation Agreement or any Ancillary Agreement (including certain employee liabilities allocated under the Employee Matters Agreement (the “DuPont Employee Liabilities”));

•

certain fees and expenses actually incurred or accrued prior to the effective time of the Merger, by any member of the DuPont Group or N&B Group related to the transactions, including without limitation (i) the drafting or negotiation of the transaction agreements, (ii) the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated thereby, (iii) the preparation, review and audit of any financial statements of the N&B Business and (iv) the preparation of the N&B Business for sale or separation and any due diligence, marketing or similar activities in connection therewith;

•

the amount of any employee retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments that vest or become payable or are paid prior to March 31, 2021;

•

any amount in respect of unpaid severance payable upon or relating the transactions contemplated by the Separation Agreement, the Merger Agreement and the Employee Matters Agreement, subject to certain exceptions;

•	all checks issued but not drawn other than those allocated to N&B;

•

all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any person other than the DuPont Group or N&B Group other than those allocated to N&B;

•	all accounts payable (other than intercompany payables between N&B or DuPont or their subsidiaries) other than the payables allocated to N&B;

•

certain liabilities for businesses and operations of DuPont that were previously discontinued or divested and not related to the N&B Business (including certain historical liabilities of DuPont allocated to it under the DWDP Separation Related Agreements (as defined below));

•	all liabilities of DuPont or any of the members of its Group to the extent relating to any businesses or operations conducted by DuPont after the Distribution;

•	indemnification liabilities arising under the Transaction Agreement, dated as of March 31, 2017, by and between DuPont and FMC Corporation;

•	all environmental liabilities primarily related to the businesses other than the N&B Business conducted by DuPont prior to the Distribution (other than the N&B Business); and

•

Actions brought by or on behalf of stockholders of DuPont relating to any state laws or fiduciary claims relating to the transactions contemplated by the Separation Agreement or the Merger Agreement (other than the liabilities specifically allocated to N&B).

The Excluded Liabilities shall include the aforementioned liabilities (except that liabilities with respect to taxes are governed exclusively by the Tax Matters Agreement), in each case, regardless of (i) when or where such liabilities arose or arise (whether arising prior to, at or after the Distribution), (ii) where or against whom such liabilities are asserted or determined, (iii) which entities is named in any Action associated with any liability (provided than any Excluded Liability that constitutes an environmental liability will be subject to Section 7.10 of the Separation Agreement).

The Separation Agreement generally provides that, as between DuPont and N&B, DuPont will retain, and as such indemnify N&B for, any and all liabilities to the extent arising out of, relating to or resulting from the development, testing, manufacture, sale, distribution, use, storage, handling, disposal or release of or exposure to any perfluoroalkyl, polyfluoroalkyl, or perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof (all referred to herein as “PFAS substances”) or any product containing any PFAS substance, including as an impurity. The foregoing is subject to a limited exception (and DuPont will not be liable for or provide any indemnification under the

Separation Agreement) with respect to PFAS substances that were produced, manufactured, distributed or sold by a third-party and that DuPont and/or N&B did not knowingly utilize, solely to the extent that a competent tribunal finally determines, or a settlement agreement entered into by N&B after the Distribution specifies, as such. The Separation Agreement governs DuPont’s responsibility with respect to PFAS substances solely as between DuPont and N&B and does not, and should not be construed to, amend, modify, adjust or otherwise impact DuPont’s obligation with respect to PFAS substances more generally, if any, which is described in DuPont’s most recent annual report for the fiscal year ended December 31, 2019, as filed with the SEC on Form 10-K on February 14, 2020.

Information contained herein with respect to the assets and liabilities of the parties following the Separation is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations assumed by one party or for which one party will have an indemnification obligation under the Separation Agreement and the ancillary agreements are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Consents and Delayed Transfers

The Separation Agreement provides that DuPont and N&B will use commercially reasonable efforts to obtain as promptly as practicable the required consents, waivers, notices, reports or other filings required for the transfer or assignment of any assets, contracts, license, permits or authorizations as contemplated by the Separation Agreement. To the extent that any transfers of assets or assumption of liabilities contemplated by the Separation Agreement are not consummated at or prior to the Distribution, the party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset and such party entitled to the asset will reimburse the other for any liabilities related thereto until the asset is transferred. The party retaining such asset or liability (or relevant subsidiary thereof) shall (or shall cause such subsidiary to) treat, insofar as reasonably possible and to the extent permitted by applicable law, such asset or liability in the ordinary course of business and take such other actions as may be reasonably requested by the party to which such asset is to be transferred or by the party responsible for assuming such liability in order to place such party, insofar as reasonably possible and to the extent permitted by applicable law, in the same position as if such asset or liability had been transferred or assumed as contemplated by the Separation Agreement. During such time, the parties will use commercially reasonable efforts to effect such transfer or assumption. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the Separation Agreement and/or applicable ancillary agreement.

Shared Contracts and DWDP Separation Related Agreements

The Separation Agreement provides that DuPont and N&B will use commercially reasonable efforts to partially assign, amend, bifurcate or replicate any contract that relates to both the N&B Business and DuPont’s other businesses, so that the N&B Group or the DuPont Group, as applicable, will retain the rights and benefits, and be subject to the liabilities, with respect to or arising from each shared contract to the extent relating to its business. If any shared contract cannot be so modified by its terms or such modification would impair the benefit the parties derived from the shared contract, then DuPont and N&B will use commercially reasonable efforts to take such other reasonable and permissible action to cause the appropriate party to receive the benefits and bear the liabilities of the portion of any such shared contracts as relates to the other party’s business or any other alternative arrangements to allocate such rights and liabilities.

The Separation Agreement provides that, subject to certain specified exceptions, DuPont is not required to assign or use any level of efforts to attempt to assign or otherwise transfer any agreement related to the separation of the material science business into a separate and independent public company by way of a distribution of Dow Inc. through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow Inc.’s common stock on April 1, 2019 and the separation of the agriculture business into a separate and independent public company by way of a distribution of Corteva through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock on June 1, 2019 (such agreements, the “DWDP Separation Related Agreements”). The Separation Agreement further provides that, following the Distribution, with respect to certain DWDP Separation Related Agreements, unless the benefits of such DWDP Separation Related Agreements are conveyed by an Ancillary Agreement, and subject to certain exceptions, DuPont will either at (i) N&B’s request (or shall cause its applicable subsidiary to) or (ii) allow N&B or another member of the N&B Group, as applicable, to enforce in a commercially reasonable manner, any and all rights of any member of the DuPont Group (after giving effect to the Separation) under such DWDP Separation Related Agreements to the extent related to the N&B Business, N&B Assets or N&B Liabilities (and N&B shall (x) directly bear the out of pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of the N&B Group, (y) indemnify DuPont against any indemnifiable losses arising out of such enforcement to the extent related to the rights being enforced for the benefit of the N&B Group and (z) for the avoidance of doubt, be entitled to any recovery to the extent (1) related to the N&B Business or N&B Assets and (2) related to, arising out of or resulting from such enforcement). The Separation Agreement further requires that N&B shall, or shall cause the applicable member of the N&B Group to, pay, perform and discharge fully all of the obligations and liabilities of any member of the DuPont Group or N&B Group under the DWDP Separation Related Agreements to the extent constituting a N&B Liability and shall otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and liabilities related to the N&B Business or a N&B Asset or any obligation that DuPont is obligated to cause the other members of the “SpecCo Group” (as defined in the separation and distribution agreement among DuPont, Corteva and Dow Inc.) to perform as if it were a party thereto. To the extent any such performance by N&B is not permitted by any applicable counterparty, and subject to any separate arrangement reached in any Ancillary Agreement, DuPont shall continue to pay, perform and discharge fully all such obligations in coordination with and at N&B’s direction, and any and all costs, expenses and liabilities incurred by DuPont or its affiliates in connection with the performance by DuPont or its affiliates of its obligations shall be borne solely by N&B.

Treatment of Intercompany Agreements; Receivables and Payables

The Separation Agreement provides that all agreements that are between members of the DuPont Group, on the one hand, and members of the N&B Group, on the other hand, and do not involve any third-parties will be terminated as of the Distribution, except for the Separation Agreement, the Merger Agreement, the Ancillary Agreements and agreements entered into in connection with the transfer of assets and liabilities contemplated by the Separation Agreement and the Internal Reorganization. The Separation Agreement also provides that all intercompany receivables owed and intercompany payables due solely between members of the DuPont Group, on the one hand, and members of the N&B Group, on the other hand, as of immediately prior to the Distribution will be settled or terminated in accordance with the Separation Plan prior to the Distribution.

Guarantees

The Separation Agreement provides that, at or prior to the Distribution or as soon as reasonably practicable thereafter, DuPont will (with the reasonable cooperation of the applicable member of N&B’s Group) use commercially reasonable efforts to have the applicable member of N&B’s Group removed as a guarantor or obligor for any liability being allocated to DuPont and substituted by a member of the DuPont Group. At or prior to the Distribution or as soon as reasonably practicable thereafter, N&B will (with the reasonable cooperation of the applicable member of DuPont’s Group) use commercially reasonable efforts to have the applicable member of DuPont’s Group removed as a guarantor or obligor for any liability being allocated to N&B and substituted by a member of the N&B Group. Furthermore, each of the parties will use reasonable best efforts to replace all credit support instruments issued by any party on behalf of or in favor of any member of the other party’s group or business as promptly as reasonably practicable as of the Distribution. If any party is unable to obtain any required removal from a guarantee or replace the required credit support instruments, such party will indemnify and hold harmless the other party from all losses pursuant to the indemnification provisions of the Separation Agreement.

Special Cash Payment and Post-Closing Adjustments

The Separation Agreement requires that, prior to the Distribution, N&B will make the Special Cash Payment in the amount of $7.306 billion to DuPont, subject to certain adjustments. The Special Cash Payment may be adjusted (i) upwards or downwards depending on the extent that the actual net working capital of N&B and the members of the N&B Group as of immediately prior to the Distribution is greater or less than specified target amounts of net working capital for N&B and the members of the N&B Group as of such time, (ii) downwards to the extent N&B and the members of the N&B Group are liable for indebtedness other than the N&B Debt Financing and (iii) upward to reimburse DuPont with respect to certain specified expenses, principally certain commitment fees in connection with the N&B Debt Financing and certain post-closing employee payments. The Special Cash Payment will be made immediately prior to the Distribution based on estimates of the items set forth in (i)-(iii) of the preceding sentence. To the extent the actual amounts in respect of those items differs from the estimates utilized in the calculation of the Special Cash Payment paid immediately prior to the Distribution, the parties will make a subsequent corrective payment following the closing of the Merger. If the parties are unable to agree on such amounts following the closing of the Merger, the Separation Agreement provides that the parties will engage a nationally known independent accounting firm mutually agreed in writing by the parties, which firm shall not be the then regular auditors of, or have any material relationship with, DuPont, N&B or IFF to resolve the matters in dispute on a binding basis. The Separation Agreement also requires that N&B make a payment to DuPont following the closing of the Merger to reimburse DuPont for certain cash amounts of N&B and members of the N&B Group immediately prior to the Distribution, less repatriation costs to the extent applicable (the “Post-Closing Cash Payment”). With respect to cash in jurisdictions other than the United States of America, such reimbursement is limited, such that DuPont will be reimbursed in full only for amounts up to an agreed maximum, calculated based on an agreed maximum amount of operating cash for each legal entity in each jurisdiction to reflect such legal entity’s local operating cash needs, and, with respect to any cash amounts in excess of those local operating cash needs, solely the portion of such cash amounts that can be repatriated by N&B, subject to the delivery of a repatriation plan by DuPont to N&B following the closing of the Merger with respect to the repatriation of amounts in excess of such operating cash amounts. Any disputes with respect to the cash reimbursement and the calculation thereof are to be resolved in accordance with the general dispute resolution provisions of the Separation Agreement.

Cash Reduction

Prior to the Distribution, DuPont may, and may cause N&B and any member of the N&B Group to, take such actions as DuPont deems advisable to minimize or reduce the amount of cash and cash equivalents remaining or present in any accounts held by or in the name of N&B or any member of the N&B Group prior to or at the time of the Distribution. DuPont is not obligated to provide, and N&B is not entitled to receive any minimum amount of cash as part of the Separation and, subject to the terms described above, DuPont will be reimbursed for cash remaining at N&B as of the time of the Distribution.

Insurance

Following the Distribution, the members of the N&B Group and the DuPont Group will have no obligation to maintain insurance coverage in respect of the assets, liabilities or business of the other party’s group regarding post-Distribution acts or occurrences. The Separation Agreement provides that the parties will have the right to access coverage under the insurance policies of the other group that were in place prior to the date of the Distribution and under which such requesting party or member of its Group was insured for claims arising out of an act or occurrence taking place prior to the Distribution. On and after the Distribution Date, to the extent that any member of either the DuPont Group or the N&B Group, as applicable, obtains insurance coverage for its assets or liabilities under the other party’s insurance policies, such party will bear directly, or reimburse the other party for, any deductibles, self-insured retentions, retrospective premiums and other costs associated with any insurance proceeds collected by such party.

Disclaimer of Representations and Warranties

The Separation Agreement provides that, except as expressly set forth in the Separation Agreement or any Ancillary Agreement, none of DuPont, N&B or IFF makes any representation or warranty as to the assets, businesses, information or liabilities transferred or assumed as contemplated by the Separation Agreement or any Ancillary Agreement, as to any consents or governmental approvals required in connection with the Separation Agreement or any Ancillary Agreement, as to the value or freedom from any security interests of, as to noninfringement, validity or enforceability or any other matter concerning, any assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any Action or other asset, including accounts receivable, of any party, or as to the legal sufficiency of any assignment, document, certificate or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. The Separation Agreement provides that, except as may expressly be set forth in the Separation Agreement or any Ancillary Agreement, all assets are being transferred on an “as is,” “where is” and “with all faults” basis (and, in the case of any real property, without any additional liabilities or warranties) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good title, free and clear of any security interest or other matter whether or not of record and (ii) any necessary consents are not obtained or that any requirements of laws or judgments are not complied with.

Conditions to the Internal Reorganization

The obligations of DuPont to effect the Internal Reorganization pursuant to the Separation Agreement are subject to the fulfillment or waiver by DuPont at or prior to the Distribution of each of the following conditions:

•

each of the parties to the Merger Agreement has confirmed that each of the conditions to such party’s obligations to effect the Merger has been satisfied, will be satisfied at the time of the Distribution or is waived by such party; and

•	receipt by DuPont and N&B of any necessary permits and authorizations under the applicable state and federal securities laws.

The Distribution

In the Distribution, DuPont will distribute all of the outstanding shares of N&B common stock to holders of DuPont common stock as of the close of business on the Distribution Date. The Separation Agreement provides that DuPont may elect, in its sole discretion, to effect the Distribution in the form of a pro rata distribution of N&B common stock to DuPont’s stockholders or through an exchange offer of DuPont common stock for N&B common stock, or a combination of both. Any exchange offer that is under subscribed may also be followed by a pro rata, clean-up distribution to DuPont’s stockholders of the remaining shares of N&B common stock held by DuPont that were not exchanged in the exchange offer. In connection with any exchange offer, DuPont shall determine, in its sole discretion, the terms of any exchange offer, including the number of shares of N&B common stock that will be offered for each validly tendered share of DuPont common stock and any exchange ratio related thereto (including any discount to the reference price of shares of IFF common stock), the period during which such exchange offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such exchange offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities law requirements applicable to such exchange offer and each DuPont stockholder may elect in the exchange offer to exchange a number of shares of DuPont common stock held by such DuPont stockholder for shares of N&B common stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by DuPont and set forth in the publicly filed disclosure documents; provided, however, that except to the extent required by applicable law, the maximum number of days that the exchange offer may be extended following satisfaction of the conditions to the closing of the Merger set forth in Article IX of the Merger Agreement (other than consummation of the transactions contemplated by the Separation Agreement and satisfaction of those conditions to be satisfied as of the closing date of the Merger, provided that such conditions are capable of being satisfied at such date) shall be the earlier of (i) twenty business days and (ii) the latest date that would permit the Distribution to occur prior to the initial outside date in compliance with all applicable laws. DuPont must advise IFF of the form of the Distribution at least thirty (30) days prior to the anticipated Distribution Date.

Conditions to the Distribution

The obligations of DuPont to effect the Distribution pursuant to the Separation Agreement are subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable law, waiver by DuPont in its sole and absolute discretion (other than the condition relating to the Internal Reorganization, which prior to the termination of the Merger Agreement may not be waived without IFF’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed), of the following conditions:

•

the completion of the Internal Reorganization substantially in accordance with the terms of the Separation Plan (other than those steps that are expressly contemplated to occur at or after the Distribution);

•	N&B has entered into a definitive agreement or agreements providing for the N&B Debt Financing, incurred the N&B Debt Financing and received the proceeds thereof;

•

receipt by the DuPont board of directors of a solvency opinion from an independent appraisal firm as to (x) the solvency of N&B and (y) the solvency and surplus of DuPont, in each case after giving effect to the Special Cash Payment and the consummation for the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware law) (the “Solvency Opinion”); and such Solvency Opinion shall be reasonably acceptable to DuPont in form and substance in DuPont’s sole discretion; and such Solvency Opinion shall not have been withdrawn or rescinded or modified in any respect adverse to DuPont;

•	the execution and delivery of the Tax Matters Agreement, Intellectual Property Cross-License Agreement and the Transition Services Agreements by each party thereto;

•

each of the conditions to DuPont’s obligations to effect the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger, so long as such conditions are capable of being satisfied at such time); and

•

IFF has irrevocably confirmed to DuPont that each of the conditions to IFF’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution or (iii) subject to applicable laws, has been waived by IFF.

IFF Guarantee

Following the effective time of the Merger, IFF guarantees the obligations of N&B and the N&B Group to DuPont under the Separation Agreement.

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Except for (i) the right to enforce the Separation Agreement, the Merger Agreement, any Ancillary Agreement, any continuing arrangements or any agreements, arrangements, commitments or understandings that continue in effect after the Distribution pursuant to the terms of the Separation Agreement, the Merger Agreement or any Ancillary Agreement, (ii) any matter for which an indemnitee is entitled to indemnification pursuant to Article VII of the Separation Agreement and (iii) certain other specified exceptions, each party to the Separation Agreement, on behalf of itself and, in the case of DuPont and N&B each member of its group, and to the extent permitted by law, in the case of DuPont and N&B, on behalf of all persons who at any time prior to the

Distribution were directors, officers, agents or employees of any member of its respective group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution remise, release and forever discharge the other parties and, as applicable, the other members of such other party’s group and their respective successors and all persons who at any time prior to the Distribution were shareholders, directors, officers or employees of any member of such other party’s group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all liabilities whatsoever, whether at law or in equity, whether arising under any contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Internal Reorganization, Distribution or any of the other transactions contemplated under the Separation Agreement and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee. In addition, the Separation Agreement expressly provides that IFF does not release DuPont with respect to any claim relating to or arising from fraud with respect to any representation or warranty made in the Merger Agreement. “Fraud” is defined specifically as an intentional act of common law fraud by a party in the making of the representations and warranties contained in the Merger Agreement.

General Indemnification

N&B has agreed to indemnify, defend and hold harmless DuPont and its affiliates following the Distribution from and against all indemnifiable losses to the extent relating to any of the following:

•	the N&B Liabilities and any claim by a third-party that would, if resolved in favor of the claimant, constitute an N&B Liability; or

•	any breach by N&B of any provision of the Separation Agreement.

IFF has agreed to indemnify, defend and hold harmless DuPont and its affiliates following the Distribution from and against all indemnifiable losses to the extent relating to any breach by IFF of IFF’s guarantee of the N&B Group’s obligations under the Separation Agreement.

DuPont has agreed to indemnify, defend and hold harmless N&B and its affiliates following the Distribution from and against all indemnifiable losses to the extent relating to any of the following:

•	the Excluded Liabilities and any claim by a third-party that would, if resolved in favor of the claimant, constitute an Excluded Liability; or

•	any breach by DuPont of any provision of the Separation Agreement.

The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters. For environmental remediation liabilities, the Separation Agreement provides that an indemnifying party that is not the owner or the primary tenant of the impacted property will have the right, but not the obligation, to perform the remediation at the impacted property. If the indemnifying party elects to perform the remediation at such property, the parties will cooperate to provide reasonable access to the impacted property and to minimize any disruptions or harm to real or personal property. Remediation subject to an indemnification obligation at such properties will be subject to a “least stringent remediation” standard, taking into account the use of the property as of the Distribution, applicable law, and the terms and conditions of any site-specific agreements (including leases) in effect as of the Distribution.

Under the Separation Agreement, each indemnifying party’s indemnification obligations are uncapped and the amount of any indemnifiable loss will be reduced by any insurance proceeds or proceeds from any third-party actually recovered by the indemnified party in respect of the indemnifiable loss. An indemnifying party’s indemnification obligations are also not subject to any deductible or de minimis threshold amounts. Indemnification with respect to taxes is governed by the Tax Matters Agreement.

Termination

Prior to the Distribution, the Separation Agreement will terminate without any further action upon termination of the Merger Agreement. After the Distribution, the Separation Agreement may be terminated by an agreement in writing signed by each of DuPont and N&B. In the event of any termination of the Separation Agreement, no party will have any further liability or further obligation to any other party under the Separation Agreement subject to certain specified exceptions.

Dispute Resolution

Except as otherwise set forth in the Separation Agreement, if a dispute arises between the parties under the Separation Agreement, the general counsels of the parties and such other executive officers as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner, then the dispute will be resolved through binding arbitration.

Other Matters

The Separation Agreement also governs, among other matters, access to financial and other information, receipt by one party of mail, packages and other communications properly belonging to another party, confidentiality, access to and provision of witnesses and records, counsel and legal privileges.

DEBT FINANCING

Overview

On December 15, 2019, in connection with the entry into the Separation Agreement and the Merger Agreement, N&B and IFF entered into the commitment letter (as it may be amended from time to time, the “Commitment Letter”), under which Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, and certain other financial institutions (collectively, the “Commitment Parties”) committed to provide $7.5 billion in an aggregate principal amount of senior unsecured bridge term loans, the availability of which is subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Commitment Letter (the “Bridge Facility”).

On January 17, 2020, N&B entered into the Term Loan Facility, which reduced the commitments under the Commitment Letter by a corresponding amount to $6.25 billion.

IFF and N&B expect the Special Cash Payment from N&B to DuPont to be funded through the Term Loan Facility and the issuance by N&B of the Notes in an aggregate principal amount of up to $6.25 billion. If the portion of the Permanent Financing to be funded through the issuance of the Notes is unavailable on or prior to the date of the Special Cash Payment, then the corresponding tranche of the Bridge Facility will be made available to N&B pursuant to the Commitment Letter to fund the Special Cash Payment and to pay related fees and expenses.

Following the consummation of the Transactions, all obligations of N&B with respect to the Term Loan Facility and the Bridge Facility (or, if applicable, the Notes) will be guaranteed by IFF or at the election of N&B and IFF, IFF may assume these N&B obligations, which assumption is expected to occur after the Second Merger. In addition, following the Merger, by virtue of the fact N&B will be a wholly owned subsidiary of IFF, the consolidated indebtedness of IFF and its subsidiaries will include the indebtedness incurred by N&B in the debt financings completed prior to the Distribution.

As a result of these financing activities, IFF’s level of indebtedness will increase after the consummation of the Transactions. For a discussion of IFF’s liquidity and capital resources after the consummation of the Transactions, see “Information on IFF—IFF’s Liquidity and Capital Resources After the Transactions.”

Term Loan Facility

On January 17, 2020, N&B entered into a term loan credit agreement, dated as of January 17, 2020, by and among N&B, Morgan Stanley Senior Funding, Inc., as administrative agent, Credit Suisse AG, Cayman Islands Branch, as syndication agent, and the other lenders and financial institutions party thereto (the “Term Loan Facility”).

The Term Loan Facility provides for a senior unsecured term loan credit facility in an aggregate principal amount of $1,250,000,000, comprised of a $625,000,000 three-year tranche and a $625,000,000 five-year tranche. Interest for each tranche under the Term Loan Facility will equal a LIBOR-based rate plus an applicable margin (based on any class of IFF’s non-credit-enhanced, senior unsecured long-term debt credit rating).

The funding of the loans under the Term Loan Facility will be available upon the satisfaction of several limited conditions precedent, including (i) the accuracy of certain representations and warranties, (ii) the absence of a material adverse effect on N&B and (iii) the consummation of the Separation and the Merger in accordance with the Merger Agreement and the Separation Agreement substantially concurrently with the funding of the loans under the Term Loan Facility.

The proceeds of the term loans are to be used to (i) finance a portion of the Special Cash Payment and (ii) to pay the related transaction fees and expenses.

The Term Loan Facility will be subject to customary affirmative and negative covenants and events of default after the closing date of the Merger. The Term Loan Facility is also subject to a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of the first three full fiscal quarters after the closing date of the Merger, stepping down to 4.25 to 1.00 as of the last day of the fourth, fifth and sixth full fiscal quarters after the closing date of the Merger, and stepping down further to 3.50 to 1.00 as of the end of the seventh full fiscal quarter after the closing date of the Merger and each fiscal quarter thereafter, with a step-up in connection with certain qualifying acquisitions.

Voluntary prepayments of loans under the Term Loan Facility may be made at any time, without premium or penalty, subject to the lenders’ redeployment costs other than on the last day of the relevant interest period.

Following the consummation of the Merger, N&B’s obligations under the Term Loan Bridge Facility will be guaranteed by IFF. Following the Second Merger, at the election of IFF, in lieu of IFF continuing to provide the guarantee, or at any time after such guarantee having been provided, IFF may agree to assume all of Merger Sub II’s (as successor to N&B) obligations under the Term Loan Bridge Facility, whereupon Merger Sub II shall be released from such obligations.

The commitments under the Term Loan Facility will terminate on the earliest of (i) the consummation of the Special Cash Payment without using the loans under the Term Loan Facility, (ii) the date on which the Merger Agreement is terminated in accordance with its terms without the closing of the Merger and (iii) 11:59 p.m., New York City time, on March 15, 2021 (or if such date is extended as provided in the Merger Agreement, on such extended date).

Bridge Facility

Pursuant to the Commitment Letter, the Commitment Parties agreed to provide N&B with a 364-day senior unsecured bridge loan facility of up to $7.5 billion. On January 17, 2020, N&B entered into the Term Loan Facility, which reduced the commitments under the Commitment Letter to $6.25 billion.

The remaining $6.25 billion Bridge Facility will be available in a single draw to be used to pay (a) all or any portion of the Special Cash Payment in the event N&B is unable to obtain the Permanent Financing in the full amount described above and (b) related transaction fees and expenses. The obligation of the Commitment Parties to provide the Bridge Facility is subject to customary conditions, including, among others, (i) the accuracy of certain representations and warranties, (ii) the absence of a material adverse effect on N&B and (iii) the consummation of the Separation and the Merger substantially concurrently with the funding of the Bridge Facility.

The terms of the Bridge Facility will be set forth in definitive loan documentation consistent with the terms set forth in the Commitment Letter and specified documentation standards. Interest under the Bridge Facility will initially equal a LIBOR-based rate plus an applicable margin (based on IFF’s non-credit-enhanced, senior unsecured long-term debt credit rating) that increases over time up to a specified maximum amount if the bridge loans are not earlier repaid. The Bridge Facility will be subject to affirmative and negative covenants and events of default consistent with the specified documentation standards. The Bridge Facility is also subject to a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.50 to 1.00 as of the last day of the first three full fiscal quarters after the closing date of the Merger, stepping down to 4.25 to 1.00 as of the last day of the fourth, full fiscal quarters after the closing date of the Merger.

The Commitment Letter provides that voluntary prepayments of loans under the Bridge Facility may be made at any time, without premium or penalty, subject to the Commitment Parties’ redeployment costs other than on the last day of the relevant interest period. In addition, the commitments under the Bridge Facility will be permanently reduced by, or the loans under the Bridge Facility will be required to be prepaid with, as applicable, the net cash proceeds of asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by any member of the Group (as defined in the Commitment Letter), subject to certain customary exceptions.

Following the consummation of the Merger, N&B’s obligations under the Bridge Facility will be guaranteed by IFF. Following the Second Merger, at the election of IFF, IFF may agree to assume all of the obligations of Merger Sub II (as successor to N&B) under the Bridge Facility, whereupon Merger Sub II shall be released from such obligations.

The commitments under Commitment Letter will terminate on the earliest of (i) the execution of definitive documentation in respect of the Bridge Facility, (ii) the consummation of the Special Cash Payment without using the loans under the Bridge Facility, (iii) the date on which the Merger Agreement is terminated in accordance with its terms without the closing of the Merger, (iv) written notice from N&B of its election to terminate all commitments under the Bridge Facility in full and (v) 11:59 p.m., New York City time, on March 15, 2021 (or if such date is extended as provided in the Merger Agreement, on such extended date).

N&B Notes

N&B expects to issue senior unsecured notes (the “Notes”) having an aggregate principal amount of up to $6.25 billion to finance the Special Cash Payment and to make payments in connection with the Transactions, which amount will be available under the Bridge Facility in the event N&B is unable to issue all or any portion of the Notes at or prior to the Distribution. The Notes would carry an interest rate based on then current market conditions at the time of issuance. N&B anticipates that the instruments governing the Notes would contain customary covenants for issuers of comparable creditworthiness. To the extent N&B does not issue and sell the Notes in the full amount described above, N&B expects to incur senior unsecured bridge loans on the terms, and subject to the conditions, in the Commitment Letter. The exact terms and interest rate of the Notes will be subject to market and other conditions. There can be no assurance if or when N&B will issue the Notes and the terms of such securities.

OTHER AGREEMENTS

The following is a summary of the material provisions of the Employee Matters Agreement, the Tax Matters Agreement, the Voting Agreement, the Transition Services Agreement, the Lease Agreements, the Site Services Agreement, the Supply Agreement, the IP Cross-License Agreement, the Trademark Cross-License Agreement, the Regulatory Transfer and Support Agreement, the Regulatory Cross-License Agreement, the Umbrella Secrecy Agreement and the TMODS License Agreement. The summaries below have been included to provide DuPont stockholders and IFF shareholders with information regarding the material terms of such agreements.

Employee Matters Agreement

In connection with the Transactions, DuPont, N&B and IFF have entered into an Employee Matters Agreement. The Employee Matters Agreement generally allocates between the parties the pre- and post-closing liabilities in respect of employees of the N&B Business and establishes certain requirements relating to compensation and benefits of N&B Employees after the effective time of the Merger. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is attached as Annex C to this proxy statement and incorporated herein by reference.

Identification of N&B Employees

“N&B Employees” will generally include individuals who: (i) as of December 15, 2019, are primarily dedicated to the N&B Business or the Polysaccharides Business (not including individuals in shared corporate or functional roles) as identified on a particular employee census; (ii) are in shared corporate or functional departments and identified through a talent selection process; (iii) are hired in the ordinary course following December 15, 2019 to the extent permitted by the Merger Agreement; (iv) by operation of applicable law or the terms of an applicable labor agreement become employed by N&B on or before the Distribution Date; and (v) are mutually identified by N&B, DuPont and IFF.

Effective no later than immediately before the Distribution, DuPont and N&B will cause each N&B Employee to be employed by N&B. N&B Employees not actively at work as of the Distribution Date as a result of a disability will not transfer to N&B unless and until such individual is able to return to active duty within certain specified timeframes.

General Allocation of Liabilities

The EMA generally provides that N&B will assume the employee liabilities of the N&B Employees and DuPont will assume the employee liabilities of DuPont employees, subject to limited exceptions whereby employee liabilities relating to N&B Employees and former employees who were employed by an entity with a business identifier attributable to the N&B Business or otherwise were primarily dedicated to the N&B Business (“Former N&B Business Employees”) are allocated to N&B. Employee liabilities relating to all other current or former employees are allocated to DuPont. This is generally the case notwithstanding whether, for administrative, statutory, collective bargaining or other reasons, the liability must be satisfied by a party other than the party to whom it is allocated (i.e., the responsible party will reimburse the payor party).

Post-Closing Compensation and Benefits

The EMA provides that for eighteen (18) months following the Distribution Date, N&B will provide each N&B Employee with: (i) base pay or wage rate no less than the base pay or wage rate such employee received immediately prior to the Distribution Date; (ii) a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such employee received immediately prior to the Distribution Date;

(iii) employee benefits substantially no less favorable in the aggregate than the employee benefits such employee received in the ordinary course immediately prior to the Distribution Date, excluding defined benefit pension benefits, post-retirement medical and life insurance, equity, equity-based and other long-term incentive compensation opportunities and transaction-based retention, change in control, incentive or other similar payments, and (iv) paid time off no less favorable than the paid time off such employee received immediately prior to the Distribution Date. For the first annual equity grant cycle of IFF that occurs immediately after the Distribution Date, N&B will also provide each N&B Employee with a target long-term incentive award opportunity substantially comparable to the target long-term incentive award opportunity (if any) such employee received in respect of the ordinary course DuPont grant cycle immediately before the Distribution Date.

The EMA provides that for eighteen (18) months following the Distribution Date, N&B will provide each N&B Employee whose employment terminates in such period with cash severance entitlements no less favorable than the cash severance entitlements such employee would have received upon termination under the same or similar circumstances immediately prior to the Distribution Date pursuant to the applicable non-statutory severance arrangement in effect on December 15, 2019.

Service Crediting

The EMA provides that, subject to certain customary exceptions, N&B Employees generally will be fully credited by N&B for all pre-closing service to DuPont or any applicable predecessor employer for purposes of eligibility and vesting under the N&B benefit plans in which N&B Employees participate after the Distribution Date.

Treatment of Benefit Plans

Generally, there will be: (i) an assumption by N&B of liabilities (and any assets that are dedicated to the satisfaction of such liabilities) in respect of any portion of any DuPont benefit plans the parties have agreed are N&B Employee liabilities, and (ii) an assumption by DuPont of liabilities (and any assets that are dedicated to the satisfaction of such liabilities) in respect of any portion of any N&B benefit plans the parties have agreed are DuPont employee liabilities.

Subject to certain exceptions, N&B will retain all liabilities (and any attributable assets) in respect of (i) defined benefit pension plans principally maintained by N&B and (ii) certain scheduled defined benefit pension plans. DuPont generally will retain all liabilities (and any attributable assets) in respect of (i) defined benefit pension plans maintained by DuPont or N&B in Belgium, Canada, and the United States and certain such plans in the Netherlands and the United Kingdom, and, in respect of (ii) Former N&B Business Employees, under defined benefit pension plans maintained by DuPont or N&B in France, Germany, Japan, Luxembourg, Mexico and Switzerland.

To the extent the total amount of pension liabilities assumed by N&B exceeds the total amount of attributable assets (the “Net Pension Liabilities”) by more than $220 million (based on certain actuarial assumptions), DuPont will make a cash payment to IFF in an amount equal to the difference between the Net Pension Liabilities and $220 million (after adjustment for tax effects), and likewise, to the extent Net Pension Liabilities are less than $220 million (based on certain actuarial assumptions), IFF will make a cash payment to DuPont in an amount equal to the difference between the Net Pension Liabilities and $220 million (after adjustment for tax effects).

DuPont will assume all liability for any retention award, special bonus, retention payment, transaction bonus, change in control bonus or similar payment in respect of the transactions contemplated by the Transaction Documents that are scheduled or that are otherwise vested, payable or paid to any N&B Employee or Former N&B Employee on or before March 31, 2021 (which such liability amount also will be a downward adjustment to the Special Cash Payment under the terms of the Separation Agreement).

Vacation

Vacation balances that must be cashed out pursuant to applicable law or labor agreement by reason of the Transactions, and certain other banked vacation balances (including the “U.S. 2014 Bank,” as defined in the E.I. du Pont de Nemours and Company Vacation Plan), will be paid out by DuPont and reimbursed by N&B. The EMA provides that N&B will not take away from any N&B Employee earned but unused vacation benefits that have not been paid out.

Severance

N&B will generally assume all liabilities for severance payable to any N&B Employee following the Distribution. Notwithstanding the foregoing, DuPont will retain all liabilities for severance payable to any (i) N&B Employee or Former N&B Business Employee solely by reason of the occurrence of the Transactions (including related internal reorganizations), or (ii) Non-Consenting Employee; provided that N&B will reimburse DuPont for an amount up to the lesser of 50% and $5,000,000 of the aggregate amount of such severance actually paid; provided, further, that N&B is not obligated to reimburse DuPont for severance payable to any Non-Consenting Employee to the extent the employment of the relevant Non-Consenting Employee has not been terminated within three months following the Distribution or such later period required by applicable law or agreement. The severance payable solely by reason of the occurrence of the Transactions and up to 50% of the first $10 million and 100% of any such amount in excess thereof of the severance payable to Non-Consenting Employees is a downward adjustment to the Special Cash Payment under the Separation Agreement to the extent it would be a liability of any member of the N&B Group.

Annual Cash Incentives

The EMA provides that annual cash incentive compensation earned or accrued by a N&B Employee or Former N&B Business Employee for the fiscal year preceding the fiscal year in which the Distribution occurs and which is not yet paid as of the Distribution will be paid by DuPont prior to the Distribution Date. The EMA also provides that annual cash incentive compensation earned or accrued by any N&B Employee or Former N&B Business Employee for the fiscal year in which the Distribution occurs will be paid by N&B. The amount of any annual cash incentive compensation in excess of $25 million in respect of any N&B Employee or Former N&B Business Employee in respect of fiscal year 2020 that would be a liability of any member of the N&B Group is a downward adjustment to the Special Cash Payment under the Separation Agreement.

Equity Awards

Under the terms of the EMA, each outstanding DuPont equity incentive compensation award (i.e., stock options, stock appreciation rights and stock units) held by an N&B Employee as of immediately before the Distribution will generally be adjusted and converted into IFF Equity Awards, effective as of the closing of the Merger, on essentially similar terms. Former N&B Business Employee equity awards will be retained by DuPont. Additional information regarding the treatment of equity awards held by N&B Employees is set out at “The Transactions—Effects of the Distribution and the Merger on DuPont Equity Awards.”

Welfare Benefit Claims

Under the terms of the EMA, N&B will assume liability for claims under any DuPont welfare benefits plan incurred prior to the Distribution Date with respect to each N&B Employee and Former N&B Business Employee. DuPont will retain liability for claims under any N&B welfare benefits plan incurred prior to the Distribution Date with respect to each employee who is not a N&B Employee or Former N&B Business Employee.

Labor Matters

The EMA provides that N&B will assume labor agreements to the extent applicable to N&B Employees.

Non-Solicitation

Subject to certain exceptions, for a period of twenty-four (24) months after the Distribution Date, (i) DuPont will not solicit for employment or engagement any N&B Employee and certain other specified categories of individuals, or otherwise induce them to cease or terminate their relationship with N&B or IFF, and (ii) IFF and N&B will not solicit for employment or engagement any DuPont employee and certain other specified categories of individuals, or otherwise induce them to cause or terminate their relationship with DuPont.

Certain U.S. Employee Matters

Subject to certain customary exceptions, DuPont will pay out to each U.S. N&B Employee in the U.S. all earned but unused vacation benefits remaining in the employee’s 2014 Bank, and N&B will reimburse DuPont for the amount of such payments.

Effective as of the Distribution Date, contributions under the DuPont Retirement Savings Plan (the “DuPont RSP”) in respect of N&B Employees who participated in the DuPont U.S. Savings Plan (each, a “U.S. Savings Plan Participant”) will cease, and DuPont will vest the account balances in the DuPont U.S. Savings Plan of all participants.

The EMA provides that, effective as of immediately following the Distribution Date, N&B will permit DuPont U.S. Savings Plan Participants to participate in a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “N&B U.S. Savings Plan”). N&B (or IFF if applicable) will cause the N&B U.S. Savings Plan trustee to accept, as a direct rollover, any distribution from the DuPont U.S. Savings Plan (including in the form of plan loans not in default) to the extent the rollover request is initiated by a N&B U.S. Savings Plan Participant.

N&B will be responsible for and assume all liabilities related to all claims for workers’ compensation benefits and coverage which are incurred (i) on or following the Distribution Date by N&B Employees or (ii) prior to the Distribution Date by N&B Employees.

For a period of ninety (90) days after the closing date of the Merger, N&B and IFF will not engage in conduct which would result in an employment loss or layoff for a sufficient number of employees of N&B, which, if required under the WARN Act to be aggregated with any layoffs prior to the closing of the Merger set forth on the WARN List, would trigger the WARN Act.

Miscellaneous

Effective as of the consummation of the Merger, IFF guarantees all obligations of N&B under the Employee Matters Agreement. The Employee Matters Agreement incorporates by reference certain general terms of the Separation Agreement, including the dispute resolution procedures and payment terms. The Employee Matters Agreement is governed by Delaware law.

The EMA does not provide any commitment of continued employment on behalf of DuPont or IFF. Nothing in the EMA is intended to confer any rights, benefits, remedies, obligations or liabilities upon any persons other than the parties to the agreement and their respective successors and assigns.

Tax Matters Agreement

In connection with the Transactions, DuPont, N&B and IFF have generally agreed on a form of the Tax Matters Agreement that will be entered into at the close of the Transactions. The Tax Matters Agreement governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of any failure of the Distribution, the Mergers or certain related transactions to qualify as tax-free for U.S. federal income tax purposes, and the apportionment of tax attributes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is attached as Annex D to this proxy statement and incorporated herein by reference.

In general, the Tax Matters Agreement governs the rights and obligations of DuPont, on the one hand, and N&B and IFF, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, DuPont is generally responsible for taxes of consolidated, combined and affiliated groups, the parent of which is DuPont or an entity that continues to be owned by DuPont following the close of the Transactions (including the U.S. federal income tax liability of the DuPont consolidated group), tax liabilities solely attributable to DuPont’s retained businesses, tax liabilities arising from internal separation transactions separating the N&B Business, and liabilities related to certain specified tax matters. Subject to certain exceptions, N&B is responsible for any taxes payable by N&B and any of its subsidiaries after the closing of the Merger, other than those taxes for which DuPont is responsible pursuant to the preceding sentence.

Furthermore, each party is responsible for any taxes imposed on DuPont or N&B that arise from the failure of the Distribution, the Mergers and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions taken by such party.

In addition, during the two year period following the Distribution or, in the case of certain historic transactions undertaken by DuPont, during the two year period following each such historic transaction, the Tax Matters Agreement generally will prohibit N&B, IFF and their respective subsidiaries from taking certain actions that could cause the Distribution, the Mergers, certain related transactions and certain historic transactions undertaken by DuPont to fail to qualify as tax-free transactions. If N&B, IFF or any of their respective subsidiaries intends to take an action that is otherwise prohibited as described above, N&B or IFF is required to notify DuPont of its proposal and obtain a favorable IRS ruling or an unqualified tax opinion, in each case, satisfactory to DuPont in its discretion and stating that such action will not affect the tax-free status of the Distribution, the Mergers, such related transactions or such historic transactions, as the case may be. If N&B, IFF or any of their respective subsidiaries takes any of the actions described above and such actions result in indemnifiable losses to DuPont under the Tax Matters Agreement, IFF and its subsidiaries generally are required to indemnify DuPont for such losses, without regard to whether DuPont has given prior consent to such action and without regard to whether N&B or IFF obtains an IRS ruling or an unqualified tax opinion.

The indemnity obligations of N&B, IFF and any of their respective subsidiaries under the Tax Matters Agreement are not subject to a cap.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, IFF will be subject to the obligations and restrictions imposed on N&B.

Voting Agreement

In connection with the Transactions, on December 15, 2019, DuPont and Winder Investment Pte. Ltd. (“Winder”) entered into a voting agreement (referred to herein as the “Voting Agreement”). Pursuant to the Voting Agreement, Winder has agreed, subject to the termination of the Voting Agreement, at any duly called meeting of the IFF shareholders (including any adjournment or postponement thereof), and in any other circumstance upon which a vote, consent or other approval (including an action by written consent) is sought from the IFF shareholders, Winder shall, if a meeting is held (including any adjournment or postponement thereof), appear at the meeting, in person or by proxy, or otherwise cause the Subject Shares (as defined below)

to be counted as present thereat for purposes of establishing a quorum, and it shall vote, consent or approve (or cause to be voted, consented or approved), in person or by proxy, all of the Subject Shares (a) in favor of the Share Issuance and any proposal or action presented to effectuate the foregoing; and (b) against any proposal or action to approve any action or agreement that Winder is aware would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IFF or any of its subsidiaries under the Merger Agreement. The Voting Agreement further provides that any vote by Winder that is not in accordance with the foregoing shall be considered null and void and that Winder shall not enter into any agreement or understanding with any person prior to the termination of the Voting Agreement to vote or give instructions in a manner inconsistent with the foregoing. This summary is qualified by reference to the complete text of the Voting Agreement, which is attached as Annex F to this proxy statement and incorporated herein by reference.

In addition, under the Voting Agreement, Winder agreed to, solely in the event of a failure by Winder to act in accordance with its obligations with respect to the foregoing, irrevocably (to the fullest extent permitted by law) grant to and appoint Edward Breen and Erik Hoover, in their respective capacities as officers of DuPont, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Winder, to represent, vote and exercise all voting and related rights, sign or execute forms of proxy and/or such other deeds or documents (including under seal, if necessary or desirable) and to do such other acts and things as may be necessary (including, without limitation, the power to execute and deliver written consents) with respect to the Subject Shares.

Pursuant to the Voting Agreement, the “Subject Shares” are the number of shares of IFF common stock owned by Winder as of the date of the Voting Agreement, together with any other equity securities of IFF acquired (including any equity securities of IFF of which power to dispose of or voting control is acquired) by Winder during the period from and including the date of the Voting Agreement through and including the date on which the Voting Agreement is terminated in accordance with its terms (including, but not limited to, any IFF common stock acquired upon exercise of any options that vest before or during such period). As of December 15, 2019, the date of the Voting Agreement, Winder held 20,300,000 shares of IFF common stock (which represented approximately 19.01% of the total outstanding shares of IFF common stock, based on 106,780,994 shares of IFF common stock reported outstanding as of the close of business on December 13, 2019 (as represented by IFF in the Merger Agreement)) and 2,958,500 tangible equity units in IFF.

Winder has also agreed, among other things, subject to certain exceptions (including transfers to an affiliate who agrees in writing to be bound by the terms of the Voting Agreement): not to directly or indirectly (i) offer for sale, sell (including short sales), transfer or otherwise dispose of or consent to the offer for sale, sale, transfer or other disposition of any or all of the Subject Shares; (ii) grant any proxies or powers of attorney, delivery any voting instruction form or other voting instruction, deposit into a voting trust or enter into any other voting arrangement, in each case with respect to the Subject Shares; or (iii) commit or agree to take any of the foregoing actions. The Voting Agreement further provides that the obligations thereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including without limitation Winder’s administrators, successors or receivers.

Winder expressly acknowledges and agrees under the Voting Agreement that the obligations of Winder will not be affected by any IFF Change in Recommendation.

Winder made customary representations and warranties, including with respect to authority to enter into and carry out its obligations under, and the enforceability of, the Voting Agreement.

The Voting Agreement and the limited proxy granted thereunder will automatically terminate upon the earliest of (i) the mutual consent of DuPont and Winder, (ii) the receipt of IFF shareholder approval for the Share Issuance, (iii) September 30, 2020, (iv) the date of termination of the Merger Agreement in accordance with its terms and (v) if either (a) any Competing Proposal or Superior Proposal has been adopted by two-thirds of the votes of all outstanding shares of IFF common stock entitled to vote thereon or (b) there has been validly tendered and not validly withdrawn in favor of any Competing Proposal or Superior Proposal a number of shares of IFF common stock that would represent at least two-thirds of the vote of all outstanding shares of IFF common stock (with the Voting Agreement providing that Winder has agreed and understood that it shall not vote, or tender, any Subject Shares in favor of any Competing Proposal or Superior Proposal prior to the termination of the Voting Agreement).

The Voting Agreement is governed by the laws of the state of Delaware and the parties thereto have irrevocably and unconditionally submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, in any action arising out of or relating to the Voting Agreement or the transactions contemplated thereby. The parties further agreed that irreparable harm would occur in the event that the parties do not perform any provision of the Voting Agreement in accordance with its terms or otherwise breach the Voting Agreement and the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of the Voting Agreement, the parties agreed that the party to the Voting Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under the Voting Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such party is entitled at law or in equity.

Transition Services Agreements

At or immediately prior to the Distribution, DuPont and N&B will enter into two Transition Services Agreements, pursuant to which members of the DuPont Group will provide services to members of the N&B Group, and members of the N&B Group will provide services to members of the DuPont Group, in order to ensure business continuity and to transition the business to N&B after the Separation. The services will be set forth in service level agreements appended to the Transition Services Agreements. The key services that are anticipated to be provided under the Transition Services Agreements include information technology services, human resources services, facilities services and operational and business services.

The term for provision of information technology services will extend no longer than three years from the date of the Separation, and the term for provision of all other services will extend no longer than two years from the date of the Separation. The service fees under the Transition Services Agreements will generally be based on the cost of services provided, with a five percent (5%) markup for non-third party costs for services with contemplated terms longer than twelve (12) months. The total of service fees payable by the N&B Group may not exceed $45 million in any calendar year for services that were used in the conduct of the N&B Business prior to the Separation, and as such, any excess costs or expenses for such services provided will be borne by DuPont.

Lease Agreements

At or immediately prior to the Distribution, one or more members of the DuPont Group and one or more members of the N&B Group will enter into certain lease agreements and sublease agreements (the “Space Leases”) in respect of certain buildings (primarily office and laboratory space) at shared sites. Pursuant to these agreements, (i) a member of the DuPont Group will grant to a member of the N&B Group a leasehold interest in certain buildings (or portions thereof) that will continue to be owned or, in the case of a sublease, leased by the applicable member of the DuPont Group after the consummation of the Separation and (ii) a member of the N&B Group will grant to a member of the DuPont Group a leasehold interest in certain buildings (or portions thereof) that will continue to be owned or, in the case of a sublease, leased by the applicable member of the N&B Group after the consummation of the Separation. These agreements will provide for a customary term and an annual rent to be paid by the lessee.

Site Services Agreement

At or immediately prior to the Distribution, one or more members of the DuPont Group and one or more members of the N&B Group will enter into site services agreements for the provision of site services at DuPont’s Midland, Michigan site, on which (or adjacent to which) a member of the N&B Group will continue operations. Under the site services agreements, members of the DuPont Group will provide services to members of the N&B Group, including infrastructure, facility rentals, site logistics and other applicable services, and members of the N&B Group will provide services to members of the DuPont Group, including chemical supply and distribution, facility rentals and other applicable services, in each case, to the extent permitted by applicable law.

The site services agreements generally have a five year term, although certain services set forth therein will terminate after shorter periods set forth in such agreements. The site services agreements will provide for service fees, which are generally based on the cost of services provided.

Supply Agreement

At or immediately prior to the Distribution, one or more members of the DuPont Group and one or more members of the N&B Group will enter into a product supply agreement (the “Supply Agreement”), pursuant to which one or more members of the N&B Group will sell products it manufactures to one or more members of the DuPont Group.

Under the Supply Agreement, N&B will supply products, including a microbicide, a biocide and a preservative, to DuPont at the prices specified in each of the supplements to the agreement. The term of the Supply Agreement and each supplement is four (4) years. The Supply Agreement and the supplements may be terminated early in certain circumstances.

IP Cross-License

At or prior to the Distribution Date, N&B and DuPont will enter into an Intellectual Property Cross-License Agreement (the “IP Cross-License”), which will set forth the terms and conditions under which each company may use in its business, following the Separation, certain know-how (including trade secrets), copyrights, design rights, software, and possibly certain patents (as further described below), allocated to the other party pursuant to the Separation Agreement, and pursuant to which N&B may use certain standards retained by DuPont. This summary of the IP Cross-License is qualified in its entirety by reference to the full text of the agreement, which is attached as Annex E to this proxy statement and incorporated by reference herein.

Under the IP Cross-License, each of N&B and DuPont will grant licenses to the other to use, in the field of their respective businesses as conducted as of the Distribution Date (and natural evolutions of such businesses): (i) certain know-how, copyrights, design rights and proprietary software that are owned and licensable by the licensor and used or held for use in the licensee’s business as of the Distribution Date, and (ii) patents actually used in the licensee’s business as of the Distribution Date (if any).

This agreement will include a license to N&B of the intellectual property in the engineering, safety, health and environmental standards owned by DuPont that are actually used in the N&B Business as of the Distribution Date (“EHS License”). The EHS License will be limited to use of such standards in the field of the N&B Business as it is conducted as of the Distribution Date (and natural evolutions thereof) at facilities where N&B’s assets are situated at such time, and any subsequent substantial replications of such facilities.

All licenses under the IP Cross-License are currently contemplated to be non-exclusive worldwide, royalty-free and sublicensable to affiliates and certain other parties.

The IP Cross-License will expire on a licensed patent-by-licensed patent (if any) and licensed copyright-by-licensed copyright basis upon expiration of the relevant intellectual property and will be perpetual with respect to all other intellectual property licensed by the parties. The IP Cross-License will not be terminable other than by mutual agreement of the parties.

The IP Cross-License will be assignable in whole or in part to affiliates or successors, but it will not otherwise be assignable or transferable without consent.

Trademark Cross-License Agreement

At or prior to the Distribution Date, DuPont and N&B will enter into a Trademark Cross-License Agreement pursuant to which, (i) DuPont will provide a license to N&B to use certain corporate and trade names of entities that have such names as of the Distribution Date (including in connection with product registrations, licenses and permits issued by a governmental entity), (ii) DuPont will provide a license to N&B to use certain trademarks that are allocated to DuPont pursuant to the Separation Agreement but are also used in the N&B Business as of the Distribution Date, and (iii) N&B will provide a license to DuPont to use certain trademarks that are allocated to N&B pursuant to the separation agreement but are also used in DuPont’s business as of the Distribution Date.

All licenses under the Trademark Cross-License are currently contemplated to be non-exclusive (subject to certain field of use limitations on each of N&B and DuPont), worldwide, royalty-free and sublicensable to other members of the N&B Group or DuPont Group, as applicable, and certain other parties, and are subject to standard quality controls. The term for all the licenses under the Trademark Cross-License Agreement will last three years with the option to extend for one additional year to the extent necessary to comply with law.

The Trademark Cross-License will be assignable in whole or in part to affiliates or successors, but it will not otherwise be assignable or transferable without consent.

Regulatory Transfer and Support Agreement

At or prior to the Distribution, DuPont and N&B will enter into a Regulatory Transfer and Support Agreement pursuant to which each party will maintain, support and transfer certain designated governmental approvals and related data that are allocated to N&B pursuant to the Separation Agreement but are held by DuPont as of the Distribution Date. With respect to the transfer of certain designated governmental approvals and related data, each party will provide certain services to the other relating to such governmental approvals and related data.

Regulatory Cross-License Agreement

At or prior to the Distribution, DuPont and N&B will enter into a Regulatory Cross-License Agreement, pursuant to which each party will license certain designated governmental approvals and related or otherwise designated regulatory data that are allocated to the licensor pursuant to the Separation Agreement, so that each of N&B and DuPont can make use of such regulatory data in its respective business field as conducted as of the Distribution Date and natural evolutions thereof.

All licenses under the Regulatory Cross-License are currently contemplated to be non-exclusive, worldwide, royalty-free and sublicensable to affiliates and certain other parties. The licenses under the Regulatory Cross-License Agreement will be perpetual.

The Regulatory Cross-License will be assignable in whole or in part to affiliates or successors, but it will not otherwise be assignable or transferable without consent.

Umbrella Secrecy Agreement

At or prior to the Distribution, DuPont and N&B will enter into an Umbrella Secrecy Agreement, pursuant to which each party will maintain as confidential and not use (other than as permitted under the Separation Agreement, the Merger Agreement or an ancillary agreement) the confidential information, know-how and standards of the other party that each party receives or accesses under the Separation Agreement, the Merger Agreement or an ancillary agreement covered thereby, including whether such access or receipt is by license, access to facilities or systems or otherwise.

TMODS License Agreement

At or prior to the Distribution, DuPont and N&B will enter into the DuPont TMODS Dynamic Process Simulation Software Agreement License and Services, which provides for (i) a non-exclusive license for N&B and its affiliates to use the TMODS software and (ii) certain support services from DuPont, for use in N&B’s and its affiliates’ facilities that utilize the TMODS software as of the Distribution Date. The TMODS License Agreement currently contemplates a license and support service fee and is subject to other terms and conditions set forth therein.

DESCRIPTION OF CAPITAL STOCK OF IFF AND THE COMBINED COMPANY

The rights of IFF shareholders are governed by New York law and the IFF Charter and the IFF Bylaws, which are included as exhibits to IFF’s filings with the SEC.

The following description of IFF’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the IFF Charter and the IFF Bylaws.

General

As of the date of this document, IFF’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.125 per share. As of June 15, 2020, there were 106,931,893 shares of IFF common stock issued and outstanding and 1,538 holders of record of IFF common stock. A number of IFF shareholders hold their shares in “street name;” therefore IFF believes that there are substantially more beneficial owners of IFF common stock.

IFF has adopted and maintains equity incentive plans and stock purchase plans pursuant to which IFF is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors and consultants. As of June 15, 2020, awards and other rights or options to acquire shares of IFF common stock were outstanding under these plans that represented rights or options to acquire approximately 1,160,806 shares of IFF common stock and IFF had reserved approximately 1,317,174 additional shares of IFF common stock for future issuances under these plans.

IFF has issued and sold 16,500,000, 6.00% tangible equity units (“TEUs”). Each TEU is comprised of: (i) a prepaid stock purchase contract (“SPC”) to be settled by delivery of a specified number of shares of IFF common stock, and (ii) a senior amortizing note, with an initial principal amount of $8.45 and a final installment payment date of September 15, 2021. Unless settled early at the holder’s or IFF’s election, each SPC will automatically settle on September 15, 2021 for a number of shares of common stock per SPC based on the 20 day volume-weighted average price (“VWAP”) of IFF common stock as follows:

VWAP of IFF Common Stock	Common Stock Issued
Equal to or greater than $159.54	0.3134 shares (minimum settlement rate)
Less than $159.54, but greater than $130.25	$50 divided by VWAP
Less than or equal to $130.25	0.3839 shares (maximum settlement rate)

Additionally, at any time prior to the second scheduled trading day immediately preceding September 15, 2021, if a “fundamental change” (as defined in the terms of the SPCs) occurs, the holders of the SPCs have the right to require early settlement of their contracts at a special fundamental change early settlement rate determined pursuant to the terms of the SPCs.

Common Stock

Dividends

The IFF Charter provides that the IFF board of directors is expressly authorized and empowered (i) to determine the amount of funds legally available for dividends under the laws of the State of New York and (ii) to determine whether any, and, if any, what part, of the funds legally available for dividends shall be declared and paid as dividends. Covenants and other restrictions in loan agreements entered into by IFF from time to time may restrict its ability to pay dividends without lender consent.

Voting Rights

Holders of IFF common stock are entitled to one vote per share on the election of directors and all matters submitted to a vote of IFF shareholders. There is no cumulative voting. With respect to the election of directors, at each meeting of shareholders for the election of directors at which a quorum is present, except in the case of a contested election, the vote required for election of a director will be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee. In a contested election, the persons receiving a plurality of the votes cast at the meeting will be elected as directors. An election will be deemed to be contested if, as of the record date for the IFF shareholder meeting in question, there are more nominees for election than positions on IFF’s board of directors to be filled by election at the meeting. For all other matters put to a vote of shareholders, assuming a quorum is present, the vote of the holders of a majority of the votes cast will decide any question brought before such meeting, except as otherwise expressly provided by the IFF Charter, IFF Bylaws or the laws of the State of New York. Abstentions and broker non-votes will not count as a vote cast.

Liquidation Rights

On liquidation, dissolution or winding up, holders of IFF common stock are entitled to share ratably in the assets available for distribution to holders of IFF common stock, as determined by applicable law.

Preemptive Rights

Except as may otherwise be determined by a two-thirds vote of the whole board of directors of IFF, holders of IFF common stock are entitled to purchase any new or additional issue of any equity or voting shares of IFF or of any security convertible into equity or voting shares, in any and all cases, except such preemptive rights do not apply to shares issued upon the exercise of stock options or upon the surrender of scrip certificates outstanding as of the date of the IFF Charter. The board of directors of IFF has previously determined that preemptive rights will not be available in connection with the Share Issuance and as such no shareholder of IFF will have any preemptive rights with respect to the Share Issuance.

Certain Anti-Takeover Effects of Provisions of the IFF Charter and the IFF Bylaws

IFF is subject to the following provisions of New York law, the IFF Charter and the IFF Bylaws which may have the effect of discouraging unsolicited acquisition proposals regarding IFF or delaying or preventing a change in control of the IFF board of directors:

Section 912 of the NYBCL. As a New York corporation that has a class of voting stock listed on a national securities exchange, IFF is subject to the provisions of Section 912 of the NYBCL. In general, Section 912 prohibits a public New York corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years from the date on which the shareholder first becomes an interested shareholder unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder’s stock acquisition date is approved by the board of directors prior to such interested shareholder’s stock acquisition date. In addition, no domestic corporation shall engage at any time in any business combination with any interested shareholder of such corporation other than in situation where: (i) the business combination is approved by the board of directors before the stock acquisition or the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) the business combination is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) in the business combination, the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and such business combination meets certain other requirements. The NYBCL defines the term “business combination” to include transactions such as certain mergers, consolidations, dispositions of assets or stock, issuance or transfer of any stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. The NYBCL defines the term “interested shareholder” generally as any person who owns at least twenty-percent (20%) of the outstanding shares of stock entitled to vote or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question owned at least twenty-percent (20%) of the then outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the NYBCL’s business combination provision in its bylaws, which must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote and is subject to further conditions, but IFF has not done so.

Board of Directors. The IFF board of directors currently consists of 11 directors, but the number of directors may be increased or decreased, to not less than six or more than 15, by amendment to the IFF Bylaws. At the effective time of the Merger, IFF will increase the size of its board of directors by two to 13 members. At the effective time of the Merger, the IFF board will consist of (i) the Chairman and Chief Executive Officer of IFF prior to the effective time and six directors designated by the IFF board of directors each of whom shall be a director of IFF prior to the effective time, collectively the IFF designated directors, and (ii) the Executive Chairman of DuPont as of the date of the Merger Agreement and five directors designated by the DuPont board of directors, collectively the DuPont designated directors. Prior to the closing of the Merger, if an IFF or a DuPont designee is unable or unwilling to serve on the IFF board for any reason such vacancy will be filled by the IFF and DuPont boards, respectively. If either an IFF or a DuPont designated director: (i) is unwilling or unable to serve prior to the effective time of the Merger, or (ii) ceases to be a director at any time until the second annual meeting of IFF following the closing of the Merger, such vacancy will be filled by a majority vote of the remaining designated directors of IFF or DuPont, respectively. Under the terms of the Merger Agreement, at the IFF 2022 annual meeting, the IFF board of directors will take all necessary action including to cause the IFF board to consist of 12 directors and include six IFF designees and six DuPont designees as nominees to the IFF board of directors, including recommending such designees to the IFF shareholders.

Stockholder Nominations and Proposals. The IFF Bylaws require that advance notice of nominees for election as directors made by a shareholder or other shareholder proposals be given to IFF’s corporate secretary, together with certain specified information, no less than 90 days or more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the IFF annual meeting is called for on a date that is not within 30 days before or after such anniversary date, notice by the IFF shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the IFF annual meeting was mailed or such public disclosure of the date of the IFF annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of IFF shareholders called for the purpose of electing directors, not later than the close of business on the tenth 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Special Meetings of Shareholders. Special meetings of IFF’s shareholders may be called only by the chairman of the IFF board, the Chief Executive Officer or by a majority of directors.

Listing

IFF common stock trades on the NYSE, Euronext Paris and TASE under the trading symbol “IFF.”

Transfer Agent

The transfer agent and registrar for IFF common stock is American Stock Transfer & Trust Co.

SECURITY OWNERSHIP OF IFF COMMON STOCK

The following table sets forth certain information as of June 15, 2020, regarding the beneficial ownership of shares of IFF common stock by: (i) each person or entity known to IFF to be the beneficial owner of more than 5% of IFF common stock, (ii) each of IFF’s named executive officers, (iii) each member of the IFF board of directors and (iv) all members of the IFF board of directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of IFF common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of June 15, 2020, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 106,931,893 shares of common stock outstanding as of June 15, 2020.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)(2)		Percent of Common Stock
Principal Securityholders:
Winder Investment Pte Ltd and related persons 17-01 6 Battery Road Singapore 049909	25,057,193	(3)	23.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,872,747	(4)	12.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,693,712	(5)	7.2%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	5,494,313	(6)	5.1%

Named Executive Officers:
Anne Chwat	52,170	(7)	*
Andreas Fibig	120,074	(8)	*
Matthias Haeni	39,924		*
Rustom Jilla	1,617	(9)	*
Nicolas Mirzayantz	35,218	(10)	*
Richard O’Leary	27,883	(11)	*

Directors:
Marcello V. Bottoli	23,659	(12)	*
Michael L. Ducker	7,518	(13)	*
David R. Epstein	5,255	(14)	*
Roger W. Ferguson, Jr.	13,436	(15)	*
John F. Ferraro	4,854	(16)	*
Christina Gold	7,198	(17)	*
Katherine M. Hudson	25,889	(18)	*
Dale F. Morrison	24,374	(19)	*
Dr. Li-Huei Tsai	591		*
Stephen Williamson	4,940	(20)	*
All directors and executive officers as a group (20 persons)	425,607	(21)	*

*	Less than 1%.

Except as otherwise indicated, the address of each of the beneficial owners identified in this table is c/o International Flavors & Fragrances Inc., 521 W. 57th Street, New York, New York 10019.

(1)	This column includes shares held by IFF’s executive officers in IFF’s 401(k) Retirement Investment Fund Plan.
(2)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after June 15, 2020 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under IFF’s Deferred Compensation Plan (the “DCP”) are premium stock equivalent units paid to executive officers that are subject to vesting and may be forfeited if the executive officer’s employment is terminated. To IFF’s knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(3)

This amount is based solely on Amendment No. 4 to Schedule 13D filed with the SEC on April 16, 2020, by Winder Investment Pte Ltd (“Winder”), Freemont Capital Pte Ltd (“Freemont”), Haldor Foundation (“Haldor”), Peter Prast and Ernst Walch. These shares are held of record by Winder, and the amount includes 927,193 shares of common stock that would be issued upon voluntary settlement of 2,958,500 purchase contracts held by Winder. Winder is a wholly owned subsidiary of Freemont, and Freemont is a wholly owned subsidiary of Haldor and Mr. Prast and Mr. Walch are board members of Haldor. By virtue of such relationships, Freemont, Haldor, Mr. Prast, Mr. Walch and Winder each have shared voting and dispositive power with respect to all the shares held of record by Winder.

(4)

This amount is based solely on Amendment No. 11 to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 155,129 of these shares, (ii) shared power to vote or direct the vote with respect to 33,280 of these shares, (iii) sole power to dispose or direct the disposition of 12,692,579 of these shares, and (iv) shared power to dispose or direct the disposition of 180,168 of these shares.

(5)

This amount is based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2020 by BlackRock, Inc. Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 6,544,879 of these shares and (ii) sole power to dispose or direct the disposition of 7,693,712 of these shares.

(6)

This amount is based solely on Schedule 13G filed with the SEC on February 18, 2020 by AllianceBernstein L.P. Of these shares, AllianceBernstein has the (i) sole power to vote or direct the vote with respect to 4,015,956 of these shares, (ii) sole power to dispose or direct the disposition of 5,485,709 of these shares, and (iii) shared power to dispose or direct the disposition of 8,604 of these shares.

(7)

Includes 4,728 stock equivalent units held in the IFF Stock Fund under the DCP resulting from the deferral of compensation and the 25% premium contributed by IFF on such units. Units contributed by IFF are subject to vesting based on continued employment through December 31, 2021.

(8)

Includes 55,732 stock equivalent units held in the IFF Stock Fund under the DCP resulting from the deferral of compensation and the 25% premium contributed by IFF on such units. Units contributed by IFF are subject to vesting based on continued employment through December 31, 2021.

(9)

Includes 18 stock equivalent units held in the IFF Stock Fund under the DCP resulting from the deferral of compensation and the 25% premium contributed by IFF on such units. Units contributed by IFF are subject to vesting based on continued employment through December 31, 2021.

(10)

Includes 2,766 stock equivalent units held in the IFF Stock Fund under the DCP resulting from the deferral of compensation and the 25% premium contributed by IFF on such units. Units contributed by IFF are subject to vesting based on continued employment through December 31, 2021.

(11)

Includes 5,367 stock equivalent units held in the IFF Stock Fund under the DCP resulting from the deferral of compensation and the 25% premium contributed by IFF on such units. Units contributed by IFF are subject to vesting based on continued employment through December 31, 2021.

(12)

Includes (i) 20,473 stock equivalent units held in the IFF Stock Fund under the DCP and (ii) 1,100 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and three immediate family members are the beneficiaries.

(13)	Represents 7,517 stock equivalent units held in the IFF Stock Fund under the DCP.
(14)	Represents 5,256 stock equivalent units held in the IFF Stock Fund under the DCP.
(15)	Represents 13,435 stock equivalent units held in the IFF Stock Fund under the DCP.
(16)	Represents 4,853 stock equivalent units held in the IFF Stock Fund under the DCP.
(17)	Includes 1,409 stock equivalent units held in the IFF Stock Fund under the DCP.
(18)	Includes 23,388 stock equivalent units held in the IFF Stock Fund under the DCP.
(19)	Includes 20,363 stock equivalent units held in the IFF Stock Fund under the DCP.
(20)	Represents 4,939 stock equivalent units held in the IFF Stock Fund under the DCP.
(21)	Includes an aggregate of 174,100 stock equivalent units held in the IFF Stock Fund under the DCP.

PROPOSAL NO. 1—PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF IFF COMMON STOCK IN THE MERGER

As discussed throughout this proxy statement, IFF is asking its shareholders to approve the issuance of IFF common stock to holders of N&B common stock in connection with the Merger in the Share Issuance. For a summary and detailed information regarding this proposal, see the information about the proposed Merger, and the Share Issuance, contained throughout this document, including the information set forth in the sections of this document entitled “The Transactions,” “The Merger Agreement” and the “Separation Agreement.”

Copies of the Merger Agreement and the Separation Agreement are attached to this document as Annex A and Annex B, respectively.

In the Merger, each DuPont stockholder that received shares of N&B common stock in the Distribution will receive shares of IFF common stock such that, after the consummation of the Merger, approximately 55.4% of the outstanding shares of IFF common stock are expected to be held by pre-Merger holders of shares of N&B common stock and approximately 44.6% of the outstanding shares of IFF common stock are expected to be held by pre-Merger IFF shareholders (in each case, excluding any overlaps in the pre-Merger equity holder bases). The exact number of shares to be issued in the Share Issuance to effectuate the foregoing is calculated based on a formula in the Merger Agreement, described on page 148 of this proxy statement. We currently expect, based on the number of outstanding shares of IFF common stock and equity awards as of March 31, 2020, that IFF will issue to holders of N&B common stock 141,817,082 shares of IFF common stock as a result of the Transactions, although the precise number of shares will not be known until closer to the closing date of the Merger.

If the proposal to approve the Share Issuance is not approved, the Merger cannot be completed, and each of DuPont and IFF will have the right to terminate the Merger Agreement, as described in the section entitled “The Merger Agreement—Termination.”

Required Vote

This proposal regarding the Share Issuance must be approved by the affirmative vote of a majority of votes cast on the proposal at the special meeting. This requirement means the number of shares of IFF common stock voted “FOR” the Share Issuance must exceed the aggregate number of shares of IFF common stock voted “AGAINST” the Share Issuance. An abstention from voting will be treated as a vote cast under NYSE rules with regard to the proposal to approve the Share Issuance. Abstentions will have the effect of a vote “AGAINST” this proposal. There will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer (and as such will not have any effect on the approval of the proposals).

Recommendation of the IFF Board of Directors

The IFF board of directors unanimously recommends that shareholders vote “FOR” the approval of the Share Issuance.

PROPOSAL NO. 2—PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE SHARE ISSUANCE

At the special meeting, IFF may ask IFF shareholders to vote to adjourn the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance in Proposal 1, or, if so requested by the chair of the special meeting, to adjourn the special meeting if a quorum is not present. The approval of Proposal 1 is required for completion of the Transactions. Because the IFF board of directors believes that it is in the best interest of IFF and its shareholders to engage in the Transactions, the IFF board of directors believes it is in the best interest of IFF and its shareholders to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve the Share Issuance in Proposal 1 or in the event a quorum is not present.

Required Vote

This proposal regarding the adjournment of the special meeting must be approved by the affirmative vote of a majority of the votes cast on that proposal at the special meeting. This requirement means the number of shares of IFF common stock voted “FOR” the adjournment proposal must exceed the aggregate number of shares of IFF common stock voted “AGAINST” the adjournment proposal. If you are an IFF shareholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the adjournment proposal, assuming a quorum is present.

Recommendation of the IFF Board of Directors

The IFF board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Requirements for Shareholder Proposals to Be Considered for Inclusion in IFF’s Proxy Materials

Any proposal or director nomination that a shareholder wishes to submit for inclusion in IFF’s proxy materials for the 2021 Annual Meeting of Shareholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by IFF not later than November 24, 2020.

Requirements for Shareholder Proposals to Be Brought Before the Annual Meeting

Under Article I, Section 3 of the IFF Bylaws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to IFF’s Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of an intention to introduce a nomination or other item of business at that meeting between January 6, 2021 and February 5, 2021. The notice must also meet all other requirements contained in the IFF Bylaws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

Any shareholder proposals or notices submitted to IFF in connection with the 2021 Annual Meeting should be addressed to: General Counsel and Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Statements contained in this document or in any document incorporated by reference in this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document attached hereto as an annex or otherwise filed with the SEC. Each statement in this document regarding a contract or other document is qualified in all respects by such contract or other document.

IFF files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the materials that IFF has filed with the SEC at the offices of the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and prospectuses and other information regarding registrants, such as IFF, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and on the SEC’s website. You can also find additional information about IFF at www.iff.com. IFF’s website address is provided as an inactive textual reference only. Information contained on IFF’s website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

The SEC allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is considered a part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the SEC by IFF after the date of this document that is incorporated by reference in this document. This means that IFF can disclose important information to you by referring to another document filed separately with the SEC.

This document incorporates by reference the documents set forth below that IFF has filed with the SEC. These documents contain important information about IFF and its business and financial condition.

IFF SEC Filings (SEC File Number 1-4858)	Period or Date Filed
Annual Report on Form 10-K	Filed with the SEC on March 3, 2020 for the fiscal year ended December 31, 2019
Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 24, 2020
Quarterly Report on Form 10-Q	Filed with the SEC on May 11, 2020 for the quarterly period ended March 31, 2020
Current Reports on Form 8-K or 8-K/A	Filed with the SEC on August 3, 2018 (only exhibit 99.1 and exhibit 99.2; September 10, 2018 (only exhibit 99.1); November 30, 2018 (only exhibit 99.1); January 22, 2020; May 8, 2020; May 11, 2020 (only Item 5.02); May 21, 2020 and June 18, 2020

In addition, this document also incorporates by reference additional documents that IFF may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This document does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of IFF’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

IFF’s documents incorporated by reference are available without charge upon request to the information agent at the following address and telephone numbers:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Tel.: (212) 708-7164

If you would like to request documents, please do so by                 , 2020 to ensure timely delivery.

N&B

Combined Statements of Operations

	Three Months Ended March 31,
In millions (Unaudited)	2020	2019
Net sales	$1,551	$1,535

Cost of goods sold	1,010	1,027
Research and development expenses	71	70
Selling and administrative expenses	179	173
Amortization of acquisition-related intangibles	355	76
Restructuring and asset related charges, net	11	57
Integration and separation costs	103	48
Other expense (income), net	13	(1)

(Loss) income before income taxes	(191)	85

Taxes on (loss) income	(31)	33

Net (loss) income	(160)	52

Net (loss) income attributable to noncontrolling interests	—	—

Net (loss) income attributable to N&B	$(160)	$52

See Notes to the Combined Financial Statements

N&B

Combined Statements of Comprehensive (Loss) Income

	Three Months Ended March 31,
In millions (Unaudited)	2020	2019
Net (loss) income	$(160)	$52
Other comprehensive loss, net of tax:
Cumulative translation adjustments	(224)	(43)
Pension and other post-employment benefit plans	(7)	(3)

Total other comprehensive loss	(231)	(46)

Comprehensive (loss) income	(391)	6

Comprehensive (loss) income attributable to noncontrolling interests, net of tax	—	—

Comprehensive (loss) income attributable to N&B	$(391)	$6

See Notes to the Combined Financial Statements

N&B

Condensed Combined Balance Sheets

In millions (Unaudited)	March 31, 2020	December 31, 2019
Assets
Current Assets
Accounts and notes receivable, net	$1,172	$1,092
Inventories	1,412	1,422
Prepaid expenses and other current assets	87	81

Total current assets	2,671	2,595

Property, plant and equipment, net of accumulated depreciation (March 31, 2020 – $1,505; December 31, 2019 – $1,427)	2,895	2,981

Goodwill	11,080	11,196
Other intangible assets, net	3,989	4,377
Deferred income tax assets	28	36
Other assets	388	354

Total Assets	$21,051	$21,539

Liabilities and Equity
Current Liabilities
Accounts payable	$668	$645
Employee compensation and benefits	94	125
Income taxes payable	48	51
Accrued and other current liabilities	110	111

Total current liabilities	920	932

Noncurrent Liabilities
Deferred income taxes	1,004	1,079
Other liabilities	289	252

Total noncurrent liabilities	1,293	1,331

Total Liabilities	$2,213	$2,263

Commitments and contingent liabilities (Note 11)
Equity
Parent company net investment	19,874	20,081
Accumulated other comprehensive loss	(1,063)	(832)

Total N&B equity	18,811	19,249

Noncontrolling interests	27	27

Total equity	18,838	19,276

Total Liabilities and Equity	$21,051	$21,539

See Notes to the Combined Financial Statements

N&B

Combined Statements of Cash Flows

	Three Months Ended March 31,
In millions (Unaudited)	2020	2019
Operating activities
Net (loss) income	$(160)	$52
Adjustments to reconcile net (loss) income to cash provided by (used for) operating activities:
Depreciation and amortization	429	156
Stock-based compensation	4	5
Provision for deferred income tax	(58)	(65)
Restructuring and asset related charges	11	57
Changes in assets and liabilities:
Accounts receivable	(110)	(155)
Inventories	(16)	(55)
Accounts payable	98	78
Other assets and liabilities, net	(42)	(88)

Cash provided by (used for) operating activities	156	(15)

Investing activities
Capital expenditures	(90)	(155)
Other investing activities, net	(1)	6

Cash used for investing activities	(91)	(149)

Financing activities
Net transfers (to) from Parent	(51)	165
Payments of long-term debt and other financing obligations	(14)	(2)
Contributions from noncontrolling interests	—	1

Cash (used for) provided by financing activities	(65)	164

(Decrease) increase in cash	$—	$—

See Notes to the Combined Financial Statements

N&B

Combined Statements of Changes in Equity

In millions (Unaudited)	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total N&B Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2018	$20,875	$(654)	$20,221	$27	$20,248

Net income	52	—	52	—	52
Other comprehensive loss	—	(46)	(46)	—	(46)
Contributions from (distributions to) noncontrolling interests	—	—	—	1	1
Net transfers from Parent	170	—	170	—	170

Balance at March 31, 2019	$21,097	$(700)	$20,397	$28	$20,425

Balance at December 31, 2019	$20,081	$(832)	$19,249	$27	$19,276

Net loss	(160)	—	(160)	—	(160)
Other comprehensive loss	—	(231)	(231)	—	(231)
Contributions from (distributions to) noncontrolling interests	—	—	—	—	—
Net transfers to Parent	(47)	—	(47)	—	(47)

Balance at March 31, 2020	$19,874	$(1,063)	$18,811	$27	$18,838

See Notes to the Combined Financial Statements

N&B

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The accompanying unaudited interim Combined Financial Statements of the Nutrition & Biosciences business (“N&B”) of DuPont de Nemours, Inc. (“DuPont” or “Parent”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, the interim statements reflect all adjustments (including normal recurring accruals) which are considered necessary for the fair statement of the results for the periods presented. Results from interim periods should not be considered indicative of results for the full year. These interim Combined Financial Statements should be read in conjunction with the audited Combined Financial Statements and notes thereto contained in N&B’s Annual Combined Financial Statements for the year ended December 31, 2019, collectively referred to as the “2019 Annual Financial Statements.” The interim Combined Financial Statements include the accounts of N&B and subsidiaries in which a controlling interest is maintained.

Basis of Presentation

For all periods presented, N&B consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for N&B. The interim Combined Financial Statements have been derived from DuPont’s accounting records as if N&B’s operations had been conducted independently from those of DuPont, and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of N&B presented in these interim Combined Financial Statements may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

The N&B interim Combined Statements of Operations and Comprehensive (Loss) Income of N&B reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and integration and separation activities related to these functions in connection with the merger of the Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”) effective August 31, 2017 (the “DWDP Merger”). These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate. The allocations may not, however, reflect the expenses N&B would have incurred as a stand-alone company for the periods presented.

The N&B interim Condensed Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to N&B, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

NOTE 2 — RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and associated ASUs related to Topic 326. The new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. On initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

N&B adopted the new standard in the first quarter of 2020, which required a modified retrospective transition approach, applying the new standard’s cumulative-effect adjustment at the date of initial adoption. This cumulative-effect has been reflected as of January 1, 2020 and prior periods have not been restated. The impact of initial adoption was not material to N&B’s Condensed Combined Balance Sheet, Combined Statements of Operations and Combined Statement of Cash Flows.

NOTE 3 — REVENUE

Revenue Recognition

Substantially all of N&B’s revenue is derived from product sales. Product sales consist of sales of N&B’s products to supply manufacturers and distributors. N&B considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

N&B records accounts receivables when the right to consideration becomes unconditional. Trade accounts receivables were $1,007 million at March 31, 2020 and $907 million at December 31, 2019. Trade accounts receivables are included in “Accounts and notes receivable, net” in the interim Condensed Combined Balance Sheets. Contract assets and contract liabilities were not material at March 31, 2020 and December 31, 2019.

Disaggregation of Revenue

N&B disaggregates its revenue from contracts with customers by segment and business or principal product line and geographic region, as N&B believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows.

Net Sales by Segment	Three Months Ended March 31,
(In millions)	2020	2019
Food & Beverage	$738	$755
Health & Biosciences	605	570
Pharma Solutions	208	210

Total	$1,551	$1,535

Net Sales by Geographic Region	Three Months Ended March 31,
(In millions)	2020	2019
United States & Canada	$591	$564
EMEA [1]	479	483
Asia Pacific	332	335
Latin America	149	153

Total	$1,551	$1,535

1.	Europe, Middle East and Africa

NOTE 4 — RESTRUCTURING AND ASSET RELATED CHARGES, NET

Charges for restructuring programs and asset related charges were $11 million for the three months ended March 31, 2020 ($57 million for the three months ended March 31, 2019). These charges were recorded in “Restructuring and asset related charges, net” in the interim Combined Statements of Operations. The total liability related to restructuring programs was $28 million at March 31, 2020 ($27 million at December 31, 2019). Restructuring activity consists of the following programs:

2020 Restructuring Program

From time to time Parent undertakes restructuring actions to optimize its cost structure and organizational structures. In the first quarter 2020, Parent approved restructuring actions designed to capture near-term cost reductions and to further simplify certain organizational structures (the “2020 Restructuring Program”). For the three months ended March 31, 2020, N&B recorded a pre-tax charge related to the 2020 Restructuring Program in the amount of $6 million recognized in “Restructuring and asset related charges, net” in the N&B interim Combined Statement of Operations comprised of $6 million of severance and related benefit costs. At March 31, 2020, total liabilities related to the 2020 Restructuring Program were $6 million for severance and related benefit costs, recognized in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheets. N&B expects actions related to this program to be substantially complete by the end of 2020.

2019 Restructuring Program

During the second quarter 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the Dow and Corteva separations (the “2019 Restructuring Program”). N&B has recorded pre-tax restructuring charges of $20 million inception-to-date, consisting of severance and related benefit costs of $12 million and asset related charges of $8 million.

The following table summarizes the activities related to the 2019 Restructuring Program:

2019 Restructuring Program	Severance and Related Benefit Costs
(In millions)
Reserve balance at December 31, 2019	$10

Cash payments	(1)

Reserve balance at March 31, 2020	$9

At March 31, 2020, the $9 million for severance and related benefit costs was included in “Accrued and other current liabilities” ($10 million at December 31, 2019) in the interim Condensed Combined Balance Sheets. N&B expects actions related to this program to be substantially complete in the second quarter of 2020.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), which was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations. N&B has recorded pre-tax restructuring charges of $150 million inception-to-date, consisting of severance and related benefit costs of $79 million, asset related charges of $52 million and contract termination charges of $19 million.

The following table summarizes charges incurred related to the Synergy Program for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
(In millions)	2020	2019
Severance and related benefit costs	$—	$25
Contract termination charges	—	18
Asset related charges	5	14

Total restructuring and asset related charges, net	$5	$57

The following table summarizes the activities related to the Synergy Program:

DowDuPont Cost Synergy Program	Severance and Related Benefit Costs
(In millions)
Reserve balance at December 31, 2019	$17

Cash payments	(4)

Reserve balance at March 31, 2020	$13

At March 31, 2020, $13 million for severance and related benefit costs was included in “Accrued and other current liabilities” ($17 million at December 31, 2019) in the interim Condensed Combined Balance Sheets. N&B does not expect to incur further significant charges related to this program and the program was considered substantially complete at December 31, 2019.

NOTE 5 — RELATED PARTY TRANSACTIONS

Historically, N&B has been managed and operated in the normal course of business with other affiliates of Parent. Accordingly, certain shared costs have been allocated to N&B and reflected as expenses in the stand-alone interim Combined Financial Statements. Management of Parent and N&B considers the overall allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to N&B for purposes of the stand-alone financial statements, in the aggregate. The expenses reflected in the interim Combined Financial Statements may not be indicative of expenses that will be incurred by N&B in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

N&B’s Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to N&B if specifically identifiable to its businesses. If not specifically identifiable to N&B’s businesses, these costs have been allocated by using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the Combined Statements of Operations within the following captions:

	Three Months Ended March 31,
(In millions)	2020	2019
Selling and administrative expenses	$68	$61
Research and development expenses	16	13
Cost of goods sold	5	7
Integration and separation costs [1]	103	48

Total	$192	$129

1.

Integration and separation costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-merger integration and separation, and beginning in the fourth quarter of 2019 the separation of N&B.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the Combined Statements of Changes in Equity. The components of the net transfers to Parent for the three months ended March 31, 2020 and 2019 are as follows:

	Three Months Ended March 31,
(In millions)	2020	2019
Cash pooling and general financing activities	$114	$332
Less: Corporate cost allocations	192	129
Less: Taxes on (loss) income	(31)	33

Total net transfers (to) from Parent per Combined Statements of Equity	$(47)	$170

Stock-based compensation	(4)	(5)

Net transfers (to) from Parent per Combined Statements of Cash Flows	$(51)	$165

NOTE 6 — OTHER EXPENSE (INCOME), NET

	Three Months Ended March 31,
(In millions)	2020	2019
Net exchange losses (gains)	$5	$(1)
Interest expense [1]	12	1
Non-operating pension and other post-employment benefit	—	(1)
Miscellaneous income	(4)	—

Other expense (income), net	$13	$(1)

1.	The three months ended March 31, 2020 includes $12 million of financing fee amortization for the Bridge Loans and the Term Loan Facility. See Note 10 for additional information.

NOTE 7 — INCOME TAXES

During the periods presented in the interim Combined Financial Statements, N&B did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as N&B was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Taxes on (loss) income included in these combined financial statements has been calculated using the separate return basis, as if N&B filed separate tax returns. N&B’s income taxes as presented in the interim Combined Financial Statements may not be indicative of the income taxes that N&B will generate in the future.

N&B’s effective tax rate fluctuates based on, among other factors, the geographic mix of earnings. The tax benefit for the first quarter of 2020 resulted in an effective tax rate on operations of 16.2 percent on a pre-tax loss of $191 million, whereas for the first quarter of 2019, the tax charge resulted in an effective tax rate of 38.8 percent, on pre-tax income of $85 million. The tax benefit in the first quarter of 2020 was reduced primarily due to an immaterial tax charge of certain state deferred tax assets recorded in the current period relating to prior periods and an increase in valuation allowances on various U.S. and foreign deferred tax assets. The tax charge in the first quarter of 2019 was higher due to greater foreign losses with no tax benefit.

Each year DuPont, inclusive of N&B, files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by N&B. As a result, there is an uncertainty in income taxes recognized in N&B’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on N&B’s results of operations.

NOTE 8 — INVENTORIES

The following table provides a breakdown of inventories:

(In millions)	March 31, 2020	December 31, 2019
Finished products	$816	$821
Semi-finished products	283	287
Raw materials	218	219
Supplies	95	95

Total inventories	$1,412	$1,422

NOTE 9 — GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The changes in the carrying amounts of goodwill for the three months ended March 31, 2020 were as follows:

(In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Balance at December 31, 2019	$5,150	$4,457	$1,589	$11,196
Currency translation adjustment	(54)	(46)	(16)	(116)

Balance at March 31, 2020	$5,096	$4,411	$1,573	$11,080

N&B tests goodwill for impairment annually during the fourth quarter as of October 1, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. As a result of the related acquisition method of accounting in connection with the DWDP Merger, Historical EID’s assets and liabilities were measured at fair value resulting in increases to N&B’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact of the fair value of N&B’s reporting units and assets, and therefore could result in an impairment.

Other Intangible Assets, Net

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	March 31, 2020			December 31, 2019
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with finite lives:
Customer-related	$1,926	$(359)	$1,567	$1,945	$(330)	$1,615
Developed technology	1,362	(455)	907	1,369	(418)	951
Trademarks/tradenames	1,281	(377)	904	1,294	(94)	1,200
Other [1]	55	(6)	49	55	(6)	49

Total other intangible assets with finite lives	$4,624	$(1,197)	$3,427	$4,663	$(848)	$3,815

Intangible assets with indefinite lives:
Trademarks/tradenames	562	—	562	562	—	562

Total	$5,186	$(1,197)	$3,989	$5,225	$(848)	$4,377

1.	Primarily related to land use rights.

The following table provides information regarding amortization expense related to other intangible assets:

Amortization Expense	Three Months Ended March 31,
(In millions)	2020	2019
Other intangible assets [1]	$355	$76

1.

The three months ended March 31, 2020 includes amortization of tradenames that were reclassified from indefinite-lived to definite-lived as a result of the announcement of the separation of N&B during the fourth quarter of 2019.

Total estimated amortization expense for the remainder of 2020 and the five succeeding fiscal years is as follows:

Estimated Amortization Expense (In millions)
2020	$1,034
2021	$319
2022	$288
2023	$262
2024	$196
2025	$167

NOTE 10 — SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

The Separation and Distribution Agreement dated as of December 15, 2019, by and among DuPont, International Flavors & Fragrances Inc. (“IFF”) and Nutrition & Biosciences, Inc. (“N&B Inc.”) (the “Separation Agreement”) requires that, prior to the N&B Distribution, N&B Inc. will make a cash payment to Parent in the amount of $7.3 billion, subject to certain adjustments (the “Special Cash Payment”).

In December 2019, to secure funding for the Special Cash Payment, N&B Inc. entered into a Bridge Commitment Letter (the “Bridge Letter”) in an aggregate principal amount of $7.5 billion (the “Bridge Loans”) to secure committed financing for the Special Cash Payment and related financing fees. The aggregate commitment under the

Bridge Letter is reduced by, among other things, (1) the amount of net cash proceeds received by N&B Inc. from any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement and (2) certain qualifying term loan commitments under senior unsecured term loan facilities.

In January 2020, N&B Inc. entered into a senior unsecured term loan agreement in the amount of $1.25 billion split evenly between three- and five-year facilities (the “Term Loan Facility”). As a result of entry into the term loan agreement, the commitments under the Bridge Letter were reduced to $6.25 billion. The remaining $6.25 billion is expected to be funded through a debt offering of senior unsecured notes pursuant to a Rule 144A offering or other private placement, and if such offering is not available, a drawdown on the bridge facility. The proceeds from the aforementioned funding sources will be used to make the Special Cash Payment and to pay the related transaction fees and expenses. The commitments under the Bridge Letter and the availability of funding under the term loan are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the proposed transaction with IFF.

Borrowing under the Term Loan Facility and, if any, under the Bridge Loans would occur substantially concurrently with closing the proposed transaction with IFF. Any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement for some or all the remaining $6.25 billion would likely occur in advance of the closing. At March 31, 2020, “Prepaid expenses and other current assets” within the Combined Balance Sheet included $32 million of prepaid financing costs related to the Bridge Loans and the Term Loan Facility. There were no borrowings on these facilities at March 31, 2020 or 2019.

Parent’s current and long-term debt, and related interest expense, have not been recognized within N&B’s interim Combined Financial Statements, because they are not specifically identifiable to N&B.

NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

N&B is involved in numerous claims and lawsuits, principally in the United States, including various product liability (involving N&B’s current or former products), intellectual property, employment related, and commercial matters. Certain of these matters may purport to be class actions and seek damages in very large amounts. Liabilities related to matters that are not directly attributable to the N&B business and for which N&B is not the legal obligor are not recognized within N&B’s Combined Financial Statements for any of the periods presented.

At March 31, 2020, N&B recorded a liability of approximately $3 million related to the foregoing (although it is reasonably possible that the ultimate cost could be up to twice the accrued amount). Because such matters are subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that N&B will not ultimately incur charges in excess of presently recorded liabilities. Although considerable uncertainty exists, management does not believe it is reasonably possible that the ultimate disposition of these matters will have a material adverse effect on N&B’s results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

NOTE 12 — PENSION PLANS

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, Parent reserves the right to amend, modify, or discontinue the plans at any time.

The following sets forth the components of N&B’s net periodic benefit cost for defined benefit pension plans:

Net Periodic Benefit Cost for All Plans (In millions)	Three Months Ended March 31,
	2020	2019
Defined Benefit Pension Plans:
Service cost	$4	$3
Interest cost	1	1
Expected return on plan assets	(2)	(3)
Amortization of net loss	1	1

Net periodic benefit cost – total	$4	$2

Net periodic benefit cost, other than the service cost component, is included in “Other expense (income), net” in the Combined Statements of Operations.

Parent expects to make additional contributions on behalf of N&B of approximately $6 million by year-end 2020 to certain pension plans.

NOTE 13 — OPERATING LEASES

Operating lease costs for both the three months ended March 31, 2020 and 2019 were $11 million. Operating cash flows from operating leases for both the three months ended March 31, 2020 and 2019 were $11 million.

Operating lease right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. New operating lease assets and liabilities entered into during the three months ended March 31, 2020 were $29 million and immaterial for the three months ended March 31, 2019. Supplemental balance sheet information related to leases was as follows:

(In millions)	March 31, 2020	December 31, 2019
Operating Leases
Operating lease right-of-use assets [1]	$164	$123

Current operating lease liabilities [2]	35	30
Noncurrent operating lease liabilities [3]	129	94

Total operating lease liabilities	$164	$124

1.	Included in “Other assets” in the interim Condensed Combined Balance Sheet.
2.	Included in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheet.
3.	Included in “Other liabilities” in the interim Condensed Combined Balance Sheet.

NOTE 14 — ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the activity related to each component of accumulated other comprehensive loss for three months ended March 31, 2020 and 2019:

Accumulated Other Comprehensive Loss	Cumulative Translation Adjustment	Pension and OPEB	Total
(In millions)
2019
Balance at January 1, 2019	$(658)	$4	$(654)
Other comprehensive loss before reclassifications	(43)	(3)	(46)
Amounts reclassified from accumulated other comprehensive loss	—	—	—

Net other comprehensive loss	$(43)	$(3)	$(46)

Balance at March 31, 2019	$(701)	$1	$(700)

2020
Balance at January 1, 2020	$(834)	$2	$(832)
Other comprehensive loss before reclassifications	(224)	(7)	(231)
Amounts reclassified from accumulated other comprehensive loss	—	—	—

Net other comprehensive loss	$(224)	$(7)	$(231)

Balance at March 31, 2020	$(1,058)	$(5)	$(1,063)

The tax effects on the net activity related to each component of other comprehensive loss for the three months ended March 31, 2020 and 2019 were as follows:

Tax (Expense) Benefit	Three Months Ended March 31,
(In millions)	2020	2019
Tax (expense) benefit from income taxes related to other comprehensive income loss	$(2)	$1

NOTE 15 — SEGMENT INFORMATION

N&B’s operations are classified into three reportable segments based on similar economic characteristics, the nature of products and production processes, end-use markets, channels of distribution and regulatory environment. N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (Emulsifiers, Sweeteners, Functional Solutions, and Protein Solutions); Health & Biosciences (Dietary Supplements, Food Protection, Cultures, Enzymes and Microbial Control); and Pharma Solutions (Pharma Excipients, Industrial Applications, and Nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker (“CODM”) assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B.

The following table summarizes segment information for the three months ended March 31, 2020 and 2019:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the three months ended March 31, 2020
Net sales	$738	$605	$208	$1,551
Segment Operating EBITDA [1]	$147	$173	$59	$379
For the three months ended March 31, 2019
Net sales	$755	$570	$210	$1,535
Segment Operating EBITDA [1]	$167	$145	$47	$359

1.	A reconciliation of “Net (loss) income” to Segment Operating EBITDA is provided in the table below.

Reconciliation to Combined Financial Statements

Net (loss) income in the Combined Statements of Operations reconciles to Segment Operating EBITDA as follows:

Reconciliation of Net (Loss) Income to Segment Operating EBITDA (In millions)	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(160)	$52
+ Taxes on (loss) income	(31)	33

(Loss) income before income taxes	$(191)	$85

+ Depreciation and amortization	429	156
+ Interest expense, net [1]	12	1
+ Non-operating pension & OPEB benefit [1]	—	(1)
- Foreign exchange (losses) gains, net [1]	(5)	1
- Significant items	(114)	(105)
- Other corporate costs [2]	(10)	(14)

Segment Operating EBITDA	$379	$359

1.	Included in “Other expense (income), net”.
2.	Consists of corporate overhead costs that were historically not allocated into management results.

The following tables summarize the pre-tax impact of significant items by segment that are excluded from Segment Operating EBITDA:

Significant Items by Segment for the Three Months Ended March 31, 2020 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(49)	$(40)	$(14)	$(103)
Restructuring and asset related charges, net [2]	(3)	(7)	(1)	(11)

Total	$(52)	$(47)	$(15)	$(114)

1.	Integration and separation costs related to post-DWDP Merger integration activities and the separation of N&B.
2.	Includes restructuring plans and asset related charges. See Note 4 for additional information.

Significant Items by Segment for the Three Months Ended March 31, 2019 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(21)	$(17)	$(10)	$(48)
Restructuring and asset related charges, net [2]	(14)	(33)	(10)	(57)

Total	$(35)	$(50)	$(20)	$(105)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.
2.	Includes restructuring plans and asset related charges. See Note 4 for additional information.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Nutrition & Biosciences business (“N&B”) (Successor) of DuPont de Nemours, Inc. as of December 31, 2019 and 2018, and the related combined statements of operations, of comprehensive (loss) income, of changes in equity and of cash flows for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017, including the related notes and schedule of valuation and qualifying accounts for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017 listed in the index appearing under Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of N&B as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the combined financial statements, N&B changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These combined financial statements are the responsibility of N&B’s management. Our responsibility is to express an opinion on N&B’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to N&B in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 7, 2020

We have served as N&B’s auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined statements of operations, of comprehensive (loss) income, of changes in equity and of cash flows of the Nutrition & Biosciences business (“N&B”) (Predecessor) of DuPont de Nemours, Inc. for the period from January 1, 2017 through August 31, 2017, including the related notes and schedule of valuation and qualifying accounts for the period from January 1, 2017 through August 31, 2017 listed in the index appearing under Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the results of operations and cash flows of N&B for the period from January 1, 2017 through August 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of N&B’s management. Our responsibility is to express an opinion on N&B’s combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to N&B in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 7, 2020

We have served as N&B’s auditor since 2019.

N&B

Combined Statements of Operations

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$6,076	$6,216	$1,885	$2,810

Cost of goods sold	4,043	4,196	1,671	1,808
Research and development expenses	288	275	88	139
Selling and administrative expenses	704	760	262	403
Amortization of acquisition-related intangibles	349	311	96	84
Restructuring and asset related charges, net	180	29	20	8
Goodwill impairment charge	674	—	—	—
Integration and separation costs	264	136	42	57
Other income, net	(6)	(10)	(10)	(113)

(Loss) income before income taxes	(420)	519	(284)	424

Taxes on (loss) income	51	125	(481)	139

Net (loss) income	(471)	394	197	285

Net income attributable to noncontrolling interests	1	1	1	5

Net (loss) income attributable to N&B	$(472)	$393	$196	$280

See Notes to the Combined Financial Statements

N&B

Combined Statements of Comprehensive (Loss) Income

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) income	$(471)	$394	$197	$285
Other comprehensive (loss) income, net of tax:
Cumulative translation adjustments	(176)	(536)	(142)	415
Pension and other post-employment benefit plans	(2)	4	—	(3)

Total other comprehensive (loss) income	(178)	(532)	(142)	412

Comprehensive (loss) income	(649)	(138)	55	697

Comprehensive income attributable to noncontrolling interests, net of tax	1	1	1	5

Comprehensive (loss) income attributable to N&B	$(650)	$(139)	$54	$692

See Notes to the Combined Financial Statements

N&B

Combined Balance Sheets

(In millions)	December 31, 2019	December 31, 2018
Assets
Current Assets
Accounts and notes receivable, net	$1,092	$987
Inventories	1,422	1,406
Prepaid expenses and other current assets	81	64

Total current assets	2,595	2,457

Property
Property, plant and equipment	4,408	4,298
Less: Accumulated depreciation	1,427	1,237

Property, plant and equipment, net	2,981	3,061

Goodwill	11,196	12,017
Other intangible assets, net	4,377	4,771
Deferred income tax assets	36	9
Other assets	354	297

Total Assets	$21,539	$22,612

Liabilities and Equity
Current Liabilities
Accounts payable	$645	$741
Employee compensation and benefits	125	144
Income taxes payable	51	67
Accrued and other current liabilities	111	79

Total current liabilities	932	1,031

Noncurrent Liabilities
Deferred income taxes	1,079	1,174
Other liabilities	252	159

Total noncurrent liabilities	1,331	1,333

Total Liabilities	$2,263	$2,364

Commitments and contingent liabilities (Note 17)
Equity
Parent company net investment	20,081	20,875
Accumulated other comprehensive loss	(832)	(654)

Total N&B equity	19,249	20,221

Noncontrolling interests	27	27

Total equity	19,276	20,248

Total Liabilities and Equity	$21,539	$22,612

See Notes to the Combined Financial Statements

N&B

Combined Statements of Cash Flows

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Operating activities
Net (loss) income	$(471)	$394	$197	$285
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation of property, plant and equipment	326	350	95	131
Amortization of acquisition-related intangibles	349	311	96	84
Stock-based compensation	19	20	4	13
Amortization of inventory step-up	—	67	397	—
Gain on sale of business and other assets	(13)	—	(1)	(160)
Credit for deferred income tax and other tax related items	(112)	(96)	(530)	(9)
Goodwill impairment charge	674	—	—	—
Restructuring and asset related charges	180	29	20	8
Equity in losses (earnings) of affiliates	1	1	(2)	6
Other adjustments to net earnings	1	—	4	3
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts receivable	(120)	(11)	(49)	4
Inventories	(31)	(154)	32	(61)
Accounts payable	(27)	13	10	(15)
Other assets and liabilities, net	(102)	(94)	(53)	(44)

Cash provided by operating activities	674	830	220	245

Investing activities
Capital expenditures	(349)	(335)	(109)	(155)
Acquisitions of property and businesses, net of cash acquired	—	—	16	—
Proceeds from sales of property and businesses, net of cash divested	38	8	—	236
Other investing activities, net	17	(2)	10	(19)

Cash (used for) provided by investing activities	(294)	(329)	(83)	62

Financing activities
Payments of long-term debt and other financing obligations	(38)	(5)	(1)	(3)
Distributions to noncontrolling interests	(1)	(3)	—	(4)

Net transfers to Parent	(341)	(493)	(136)	(300)

Cash used for financing activities	(380)	(501)	(137)	(307)

Increase (decrease) in cash and cash equivalents	—	—	—	—

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$86	$57	$9	$44

See Notes to the Combined Financial Statements

N&B

Combined Statements of Changes in Equity

(In millions)	Parent Company Net Investment	Accumulated Other Comprehensive (Loss) Income	Total N&B Equity	Noncontrolling Interests	Total Equity
Predecessor
Balance at January 1, 2017	$8,026	$(1,494)	$6,532	$8	$6,540

Net income	280	—	280	5	285
Other comprehensive income	—	412	412	—	412
Distributions to noncontrolling interests	—	—	—	(4)	(4)
Net transfers to Parent	(287)	—	(287)	—	(287)

Balance at August 31, 2017	$8,019	$(1,082)	$6,937	$9	$6,946

Successor
Balance at September 1, 2017 (remeasured upon DWDP Merger)	$17,406	$20	$17,426	$12	$17,438

Net income	196	—	196	1	197
Other comprehensive loss	—	(142)	(142)	—	(142)
Distributions to noncontrolling interests	—	—	—	—	—
Measurement period adjustments to noncontrolling interests	(16)	—	(16)	16	—
Net transfers from Parent	3,477	—	3,477	—	3,477

Balance at December 31, 2017	$21,063	$(122)	$20,941	$29	$20,970

Net income	393	—	393	1	394
Other comprehensive loss	—	(532)	(532)	—	(532)
Distributions to noncontrolling interests	—	—	—	(3)	(3)
Net transfers to Parent	(581)	—	(581)	—	(581)

Balance at December 31, 2018	$20,875	$(654)	$20,221	$27	$20,248

Net (loss) income	(472)	—	(472)	1	(471)
Other comprehensive loss	—	(178)	(178)	—	(178)
Distributions to noncontrolling interests	—	—	—	(1)	(1)
Net transfers to Parent	(322)	—	(322)	—	(322)

Balance at December 31, 2019	$20,081	$(832)	$19,249	$27	$19,276

See Notes to the Combined Financial Statements

N&B

Notes to the Combined Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization and Description of Business

The accompanying Combined Financial Statements and notes present the combined results of operations, financial position, and cash flows of the Nutrition & Biosciences business (“N&B”) of DuPont de Nemours, Inc. (“DuPont”). N&B, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, N&B is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence.

Reverse Morris Trust Transaction Anticipated in the first quarter of 2021

On December 15, 2019, DuPont and Nutrition & Biosciences, Inc. (presently a wholly owned subsidiary holding company of DuPont) (“N&B Inc.”), entered into definitive agreements, including the Separation Agreement with International Flavors & Fragrances Inc. (“IFF”), and the Merger Agreement, with IFF and Neptune Merger Sub I Inc. (a wholly owned subsidiary of IFF) (“Merger Sub I”) to separate and combine N&B with IFF in a Reverse Morris Trust transaction. At DuPont’s election, the distribution of shares of N&B Inc. to its stockholders will be structured as a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction (the “N&B Distribution”). Prior to the N&B Distribution, DuPont will transfer to N&B Inc., through the transfer of its interests in subsidiaries holding certain N&B assets and liabilities, the N&B business in accordance with the Separation Agreement (the “N&B Contribution”). The document in which these financial statements are included has been prepared under the assumption that the shares of N&B Inc. common stock will be distributed to DuPont stockholders pursuant to a combination exchange offer and spin-off. Based on market conditions prior to closing, DuPont will determine whether the shares of N&B Inc. common stock will be distributed to DuPont’s stockholders in a spin-off, exchange offer or a combination of both and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary. No matter which form of N&B Distribution is selected, DuPont will distribute all of the stock of N&B Inc. to DuPont stockholders in the N&B Distribution which will be followed by a merger of N&B Inc. with Merger Sub I (the "Merger"). N&B Inc. will survive the Merger as a wholly-owned subsidiary of IFF. The transactions contemplated by the Merger Agreement and the Separation Agreement and the various other transaction documents to be entered into by DuPont, N&B Inc. and IFF in connection therewith, which provide for, among other things, the N&B Distribution, the N&B Contribution and the Merger, are referred to in these notes as the “Transactions.” As of December 31, 2019, the only activity in the N&B Inc. legal entity was a contribution of $30 million by DuPont. This cash was used to fund payments of fees associated with the Bridge Loans discussed in Note 16.

The Transactions are subject to the approval by IFF’s stockholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

DowDuPont merger of Dow and DuPont completed in August 2017

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effectuate an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”). On August 31, 2017 at 11:59 pm ET, (the “DWDP Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “DWDP Merger Agreement”), Historical Dow and Historical EID each merged with wholly owned subsidiaries of DowDuPont and, as a result, became subsidiaries of DowDuPont (the “DWDP Merger”).

DowDuPont accounted for the DWDP Merger as a business combination, with Historical Dow as the accounting acquirer, using the acquisition method of accounting.

Acquisition of FMC’s H&N Business in November 2017

As a condition of the regulatory approval of the DWDP Merger, Historical EID was required to divest a portion of its crop protection product line, including certain research and development capabilities. As a result, on March 31, 2017, Historical EID entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). In accordance with a definitive agreement dated March 31, 2017, between Historical EID and FMC, on November 1, 2017, FMC acquired certain Historical EID crop protection business and research and development assets and Historical EID acquired certain assets relating to FMC’s Health and Nutrition segment (the “H&N Business”) (collectively, the “FMC Transactions”). The H&N Business is included in this N&B financial information from the acquisition date forward.

Spin-off of Dow and Corteva

Subsequent to the DowDuPont Merger, DuPont engaged in a series of internal reorganization and realignment steps to realign its businesses into three subgroups: agriculture, material science, and specialty products (the “DowDuPont realignments”). On April 1, 2019, DuPont completed the separation of its material science business (including the Historical Dow parent company, The Dow Chemical Company) into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all the then-issued and outstanding shares of Dow’s common stock. On June 1, 2019, DuPont completed the separation of its agriculture business (including the Historical EID parent company, E. I. du Pont de Nemours and Company) into a separate and independent public company by way of a distribution of Corteva, Inc. (“Corteva”) through a pro rata dividend in-kind of all the then-issued and outstanding shares of Corteva’s common stock.

Following the Corteva spin-off, on June 1, 2019, DowDuPont changed its registered name to DuPont de Nemours, Inc. (“DuPont”) and holds the specialty products businesses. Effective June 1, 2019, DuPont (approximately $22 billion of annual net sales in 2019 on a full year basis) consists of the following reportable segments: Electronics & Imaging, Transportation & Industrial, Safety & Construction, Non-Core, and Nutrition & Biosciences, which includes the Historical EID Nutrition and Biosciences business (“Historical EID N&B”), the Historical Dow Nutrition and Biosciences business (“Historical Dow N&B”) and the H&N Business acquired from FMC.

Basis of Presentation

The N&B financial information for periods presented prior to the closing of the DWDP Merger, (the “Predecessor Period”) is that of Historical EID N&B and, therefore, reflects Historical EID’s carrying value for its N&B business. For all periods subsequent to the DWDP Merger (the “Successor Periods”) included in these Combined Financial Statements, N&B operated as part of DowDuPont (now known as DuPont) and the N&B financial information presented reflects the step up in fair value of Historical EID N&B at the effective time of the DWDP Merger, as Historical Dow was the accounting acquirer in the DowDuPont Merger.

The Predecessor Period includes Historical EID N&B. The Successor Periods, beginning on September 1, 2017, include the merged businesses of both Historical EID N&B and Historical Dow N&B. The H&N Business is included from November 1, 2017 forward.

For all periods presented, N&B consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for N&B. The Combined Financial Statements have been derived, as described above, from DuPont’s and Historical EID’s accounting records as if N&B’s operations had been conducted independently from those of DuPont and Historical EID in the Successor and Predecessor Periods, respectively, and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of N&B presented in these Combined Financial Statements may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

The significant accounting policies described below, together with the other notes that follow, are an integral part of the Combined Financial Statements. All periods prior to the closing of the DWDP Merger reflect the historical operations and accounting basis in Historical EID N&B’s assets and liabilities and are labeled “Predecessor.” The N&B activities of Historical Dow and FMC are not included in the Predecessor results or financial position. The Combined Financial Statements for the periods subsequent to the DWDP Merger are labeled “Successor” and include operations of both Historical EID and Historical Dow, as well as FMC for periods subsequent to the FMC Transactions, as they operated as part of DowDuPont and subsequently DuPont. The Combined Financial Statements and notes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the DWDP Merger are not comparable. See Note 4 for additional information on the DWDP Merger. The term “Parent” as used herein refers to either, in the Successor Periods presented, DuPont, or, in the Predecessor Period presented, Historical EID.

The N&B Combined Statements of Operations and Comprehensive (Loss) Income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP Merger integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate. The allocations may not, however, reflect the expenses N&B would have incurred as a stand-alone company for the periods presented.

The N&B Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to N&B, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized approach to cash management and financing of its operations and Parent funds N&B’s operating and investing activities as needed. Cash transfers to and from the cash management accounts of Parent are reflected in the Combined Statements of Cash Flows as “Net transfers to Parent.”

Transactions between N&B and Parent and their affiliates and other associated companies are reflected in the Combined Financial Statements and disclosed as related party transactions when material. Related party transactions with Parent are included in Note 8.

The Combined Financial Statements include the accounts of N&B and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which N&B’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests.

All significant intracompany accounts and transactions within N&B have been eliminated in the preparation of the accompanying Combined Financial Statements. All significant intercompany transactions with Parent are deemed to have been paid in the periods the costs were incurred.

N&B’s operations are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by Parent, where applicable. N&B also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if N&B filed its own tax returns. N&B’s tax results as presented in the Combined Financial Statements may not be reflective of the results that N&B would generate in the future. In jurisdictions where N&B has been included in the tax returns filed by Parent, any income taxes payable resulting from the related income tax provision have been reflected in the balance sheet within “Parent Company Net Investment.”

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. N&B’s Combined Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

N&B uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1 — Quoted market prices in active markets for identical assets or liabilities;

Level 2 — Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3 — Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

N&B’s worldwide operations utilize the U.S. dollar (“USD”) or local currency as the functional currency, where applicable. N&B identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity.

Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

N&B changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including N&B, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for the DuPont Group, the N&B Combined Financial Statements do not reflect the impact of such activities.

Inventories

N&B’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Supplies are valued at cost or net realizable value, whichever is lower. Cost is generally determined by the average cost method.

N&B establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. In connection with the DWDP Merger and the FMC Transactions, the fair value of property, plant and equipment of Historical EID N&B and the H&N Business was determined using a market approach and a replacement cost approach. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Combined Balance Sheets and included in determining gain or loss on such disposals.

Goodwill and Other Intangible Assets

N&B records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter.

When testing goodwill for impairment, N&B has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If N&B chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. N&B determines fair values for each of the reporting units using the income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. See Note 14 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. N&B’s fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 1 to 23 years. N&B continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Combined Balance Sheets.

Impairment and Disposals of Long-Lived Assets

N&B evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than their respective carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. N&B’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Revenue Recognition

N&B adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) in the first quarter of 2018 using the modified retrospective transition method for all contracts not completed as of the date of adoption. In accordance with Topic 606, N&B recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which N&B expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that N&B determines are within the scope of Topic 606, N&B performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

See Note 6 for additional information on revenue recognition.

Cost of Goods Sold

Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, and other operational expenses. No amortization of intangibles is included within costs of sales.

Research and Development Expenses

Research and development is expensed as incurred. Research and development expenses include costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Selling and Administrative Expenses

Selling and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Severance Costs

Severance benefits are provided to employees under Parent’s ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Integration and Separation Costs

Integration and separation costs includes costs incurred to prepare for and close the DWDP Merger, post-merger integration and separation expenses, and beginning in the fourth quarter of 2019, the separation of N&B. These costs primarily consist of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities.

Income Taxes

N&B accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in taxes on (loss) income in the period that includes the enactment date. N&B uses the portfolio approach for releasing income tax effects from Accumulated Other Comprehensive Loss.

N&B recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. N&B accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of liabilities for uncertain income tax positions is included in “Income taxes payable” and the long-term portion is included in “Other liabilities” in the Combined Balance Sheets.

Parent Company Net Investment

N&B’s equity on the Combined Balance Sheets represents Parent’s net investment in N&B and is presented as parent company net investment in lieu of stockholders’ equity. The Combined Statements of Changes in Equity includes net cash transfers and other property transfers between Parent and N&B, as well as intercompany receivables and payables between N&B and other Parent affiliates that were settled on a current basis. Additionally, parent company net investment includes assets and liabilities that have historically been held at the Parent level but are specifically identifiable or otherwise attributable to N&B, and other assets and liabilities recorded by Parent, whose related income and expenses have been pushed down to N&B. All transactions reflected in “Parent company net investment” in the accompanying Combined Balance Sheets have been considered cash receipts and payments within financing activities in the Combined Statements of Cash Flows.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because N&B does not operate as a separate legal entity with its own capital structure.

Leases

N&B adopted the ASU 2016-02, Leases (Topic 842) in the first quarter of 2019. N&B determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and N&B has the right to control the asset. Operating lease right-of-use (“ROU”) assets are included in “Other assets” on the Combined Balance Sheets. Operating lease liabilities are included in “Accrued and other current liabilities” and “Other liabilities” on the Combined Balance Sheets. Finance lease ROU assets are included in “Property, plant and equipment, net” and the corresponding lease liabilities are included in “Accrued and other current liabilities” and “Other liabilities” on the Combined Balance Sheets.

ROU assets represent N&B’s right to use an underlying asset for the lease term and lease liabilities represent N&B’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of N&B’s leases do not provide the lessor’s implicit rate, N&B uses its incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense is recognized on a straight-line basis over the lease term.

N&B has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the Combined Statements of Operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For finance leases, interest expense is recognized on the lease liability and the ROU asset is amortized over the lease term.

See Notes 3 and 19 for additional information regarding N&B’s leases.

NOTE 3 — RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements depends on whether the lease is classified as a finance or operating lease. In addition, the new guidance requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from previous U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance, referred to as “Topic 606,” issued in 2014.

N&B adopted the new standard in the first quarter of 2019, which allows for a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statement as its date of initial application. N&B has elected to apply the transition requirements at the January 1, 2019 effective date rather than at the beginning of the earliest comparative period presented. This approach allows for a cumulative effect adjustment in the period of adoption, and prior periods are not restated and continue to be reported in accordance with historic accounting under ASC 840 (Leases). In addition, N&B has elected the package of practical expedients permitted under the transition guidance within the new standard which does not require reassessment of prior conclusions related to contracts containing a lease, lease classification and initial direct lease costs. As an accounting policy election, N&B chose to not apply the standard to certain existing land easements, excluded short-term leases (term of 12 months or less) from the balance sheet and accounts for non-lease and lease components in a contract as a single component for all asset classes.

The following table summarizes the impact of adoption to the Combined Balance Sheet:

Summary of Changes to the Combined Balance Sheet (In millions)	As Reported Dec. 31, 2018	Effect of ASU 2016-02	Updated Jan. 1, 2019
Assets
Other assets	$297	$138	$435
Total Assets	$22,612	$138	$22,750

Liabilities
Accrued and other current liabilities	$79	$35	$114
Total current liabilities	$1,031	$35	$1,066
Other liabilities	$159	$103	$262
Total noncurrent liabilities	$1,333	$103	$1,436
Total Liabilities	$2,364	$138	$2,502

The adoption of the new guidance did not have a material impact on N&B’s Combined Statement of Operations and had no impact on the Combined Statement of Cash Flows.

In August 2018, the FASB issued ASU No. 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Topic 715-20), Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans. This amendment modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing and adding certain disclosures for these plans. The eliminated disclosures include the amounts in “Accumulated Other Comprehensive Income” expected to be recognized in net periodic benefit costs over the next fiscal year and the effects of a one-percentage-point change in assumed health care cost trend rates on the net periodic benefit costs and the benefit obligation for postretirement health care benefits. New disclosures include the interest crediting rates for cash balance plans, and an explanation of significant gains and losses related to changes in benefit obligations. The new standard is effective for fiscal years beginning after December 15, 2020, and must be applied retrospectively for all periods presented. Early adoption is permitted. N&B early adopted the new guidance in the fourth quarter of 2019, and adoption did not have a material impact on the Combined Financial Statements.

Accounting Guidance Issued But Not Adopted at December 31, 2019

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and associated ASUs related to Topic 326. The new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted.

The ASU requires a modified retrospective transition approach, applying the new standards cumulative-effect adjustment as of the beginning of the first reporting period in which the guidance is effective. Therefore, this cumulative-effect will be reflected as of January 1, 2020 and prior periods will not be restated. N&B has finalized the evaluation of the January 1, 2020 impact and the impact of initial adoption is not material to N&B’s Combined Balance Sheets, Combined Statements of Operations, or Combined Statements of Cash Flows.

NOTE 4 — BUSINESS COMBINATIONS

DWDP Merger

On August 31, 2017, the DWDP Merger was completed. For additional information on the DWDP Merger, please see the current report on Form 8-K filed with the SEC by DowDuPont Inc. on September 1, 2017 and the

Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC by DowDuPont Inc. on February 15, 2018. Based on an evaluation of the provisions of ASC 805, Business Combinations (ASC 805), Historical Dow was determined to be the accounting acquirer in the DWDP Merger. DowDuPont applied the acquisition method of accounting with respect to the assets and liabilities of Historical EID N&B, which were measured at fair value as of the date of the DWDP Merger; the fair value of the N&B related business acquired from Historical EID was determined to be $17,999 million.

The acquisition method of accounting requires, among other things, that identifiable assets acquired and liabilities assumed be recognized on the balance sheet at their respective fair values as of the acquisition date. In determining the fair value, N&B utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgments related to future net cash flows (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data, supplemented by current and anticipated market conditions, and growth rates.

The table below presents the final fair value that was allocated to N&B assets and liabilities in the Successor Period. For the year ended December 31, 2018 and the period September 1 through December 31, 2017, N&B made measurement period adjustments to reflect facts and circumstances in existence as of the date of the DWDP Merger. These adjustments primarily included a $1,542 million increase in goodwill, a $97 million decrease in property, plant and equipment, and a $137 million increase in other intangible assets.

Historical EID N&B Assets Acquired and Liabilities Assumed on August 31, 2017 (In millions)	Final fair value
Fair Value of Assets Acquired
Accounts and notes receivable, net	$774
Inventories	1,205
Prepaid expenses and other current assets	15
Property, plant and equipment, net	2,339
Goodwill	11,344
Other intangible assets	4,798
Deferred income tax assets	2
Other assets	119

Total Assets	$20,596

Fair Value of Liabilities Assumed
Accounts payable	$504
Employee compensation and benefits	140
Income taxes payable	15
Accrued and other current liabilities	51
Deferred income taxes	1,740
Other liabilities	122

Total Liabilities	$2,572

Noncontrolling interests	25

Net Assets (Consideration for the DWDP Merger)	$17,999

The significant fair value adjustments included in the allocation of purchase price are discussed below.

Inventories

Inventory is comprised of finished products of $458 million, semi-finished products of $369 million and raw materials and supplies of $378 million. The fair value of finished goods was calculated as the estimated selling price, adjusted for costs of the selling effort and a reasonable profit allowance relating to the selling effort. The fair value of semi-finished inventory was primarily calculated as the estimated selling price, adjusted for estimated costs to complete the manufacturing, estimated costs of the selling effort, as well as a reasonable profit margin on the remaining manufacturing and selling effort. The fair value of raw materials and supplies was determined to approximate the historical carrying value. The fair value step-up of inventory is recognized in costs of goods sold as the inventory is sold. The pre-tax amounts of inventory step-up is reflected in cost of goods sold in the Combined Statements of Operations. The amounts recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were $1 million and $361 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $1,526 million, buildings of $473 million, construction in progress of $211 million and land and land improvements of $129 million. The fair value of property and equipment was primarily determined using a market approach for land and certain types of equipment, and a replacement cost approach for other property and equipment. The market approach for certain types of equipment represents a sales comparison that measures the value of an asset through an analysis of sales and offerings of comparable assets. The replacement cost approach used for all other depreciable property and equipment measures the value of an asset by estimating the cost to acquire or construct comparable assets and adjusts for age and condition of the asset.

Goodwill

The excess of the consideration for the DWDP Merger over the net fair value of assets and liabilities acquired was recorded as goodwill. The DWDP Merger resulted in the recognition of $11,344 million of goodwill, which is not deductible for tax purposes. Goodwill largely consists of expected cost synergies resulting from the DWDP Merger, the assembled workforce of Historical EID N&B, and future technology and customers. Refer to Note 14 for further information on N&B’s subsequent impairment of goodwill.

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $1,665 million, developed technology of $1,220 million, trademarks and tradenames of $1,868 million, and land use rights of $45 million. The customer-related value was determined using the excess earnings method while the developed technology, trademarks, and tradenames values were primarily determined utilizing the relief from royalty method. Both the excess earnings and relief from royalty methods are forms of the income approach.

Deferred Income Tax Assets and Liabilities

The deferred income tax assets and liabilities include the expected future federal, state, and foreign tax consequences associated with temporary differences between the fair values of the assets acquired and liabilities assumed and the respective tax bases. Tax rates utilized in calculating deferred income taxes generally represent the enacted statutory tax rates at the DWDP Merger Effectiveness Time in the jurisdictions in which legal title of the underlying asset or liability resides. Refer to Note 10 for further information related to the remeasurement of deferred income tax assets and liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act in December 2017.

Results of Operations

The following table provides “Net sales” and “Loss before income taxes” of the Historical EID N&B business included in N&B’s results for the period September 1 through December 31, 2017. Included in the results from Historical EID N&B business was $17 million of “Restructuring and asset related charges, net,” $361 million that was recognized in “Cost of goods sold” as inventory was sold related to the fair value step-up of inventories and $42 million of “Integration and separation costs” in the Combined Statements of Operations.

Historical EID N&B Results of Operations (In millions)	September 1 through December 31, 2017
Net sales	$1,172
Loss before income taxes	$(244)

H&N Business

On November 1, 2017, Parent completed the FMC Transactions. The acquisition was integrated into N&B to enhance its position as a leading provider of sustainable, bio-based food ingredients and allow for expanded capabilities in the pharma excipients space. Parent accounted for the acquisition in accordance with ASC 805, which requires the assets acquired and liabilities assumed to be recognized on the balance sheet at their fair values as of the acquisition date.

The following table summarizes the fair value of consideration exchanged between Parent and FMC as a part of the FMC Transactions:

Consideration Exchanged in FMC Transactions (In millions)
Fair Value of Divested Ag Business	$3,665
Less: Cash received[1]	1,200
Less: Favorable contracts[2]	495

Fair Value of the H&N Business	$1,970

1.

The FMC Transactions include a cash consideration payment to Parent of approximately $1,200 million, which reflected the difference in value between the Divested Ag Business and the H&N Business, subject to certain customary inventory and net working capital adjustments, and was not part of N&B.

2.

Upon closing and pursuant to the terms of the FMC Transaction Agreement, Historical EID entered into favorable supply contracts with FMC. Historical EID recorded these contracts as intangible assets recognized at the fair value of off-market contracts, and these assets, which were not part of N&B, were attributed to the business that was divested pursuant to the Corteva spin-off.

The table below presents the final fair value that was allocated to the assets acquired and liabilities assumed. There were no material updates to the preliminary purchase accounting and purchase price allocation during 2018.

H&N Business Assets Acquired and Liabilities Assumed on November 1, 2017 (In millions)	Final Fair Value
Fair Value of Assets Acquired
Cash and cash equivalents	$16
Accounts and notes receivable, net	144
Inventories	304
Property, plant and equipment, net	489
Goodwill	703
Other intangible assets	435
Prepaid expenses and other current assets	14

Total Assets	$2,105

Fair Value of Liabilities Assumed
Accounts payable, accrued and other current liabilities	72
Deferred income taxes	63

Total Liabilities	$135

Net Assets (Consideration for the H&N Business)	$1,970

The significant fair value adjustments included in the final allocation of purchase price for the H&N business are discussed below.

Inventories

Acquired inventory is comprised of finished goods of $143 million, semi-finished products of $85 million and raw materials and supplies of $76 million. Fair value of inventory was calculated using a net realizable value approach for finished goods and semi-finished products and a replacement cost approach for raw materials and supplies. The pre-tax amounts of inventory step-up is reflected in cost of goods sold in the Combined Statements of Operations. The amounts recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were $66 million and $36 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $356 million, buildings of $63 million, land and land improvements of $39 million, and construction in progress of $31 million. The fair values were determined using a combination of a market approach and replacement cost approach.

Goodwill

The excess of the consideration for the H&N Business over the net fair value of assets acquired and liabilities assumed resulted in the recognition of $703 million of goodwill, of which $208 million is tax-deductible. Goodwill is attributable to the H&N Business’s workforce and expected cost synergies in procurement, production and market access.

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $268 million, developed technology of $130 million, and trademarks and tradenames of $37 million. The customer-related fair value was determined using the excess earnings method while the developed technology, trademarks and tradenames fair values were primarily determined utilizing the relief from royalty method.

Results of Operations

The following table provides net sales and loss before income taxes of the H&N Business included in N&B’s results for the period November 1 through December 31, 2017. The H&N Business results include $36 million that was recognized in cost of goods sold as inventory was sold related to the fair value step-up of inventories in the Combined Statements of Operations for the period September 1 through December 31, 2017.

H&N Business Results of Operations (In millions)	November 1 through December 31, 2017
Net sales	$102
Loss before income taxes	$(41)

NOTE 5 — DIVESTITURES

Food Safety Diagnostic Sale

In December 2016, Historical EID entered into an agreement to sell its food safety diagnostic business to Hygiena LLC, which was part of N&B’s Food & Beverage segment and included in N&B’s financial information. The sale of the business was completed in February 2017, resulting in a pre-tax gain of $162 million ($86 million net of tax). The gain was recorded in “Other income, net” in N&B’s Combined Statement of Operations for the period January 1 through August 31, 2017.

NOTE 6 — REVENUE

Revenue Recognition

Substantially all of N&B’s revenue is derived from product sales. Product sales consist of sales of N&B’s products to supply manufacturers and distributors. N&B considers purchase orders, which in some cases are governed by master supply agreements, to be contracts with customers. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of N&B’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing depending on business and geographic region. N&B elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less. When N&B performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. N&B elected the practical expedient to expense cash and non-cash sales incentives as the amortization period for the costs to obtain the contract would have been one year or less.

The transaction price includes estimates for reductions in revenue from customer rebates and rights of return on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance, and N&B’s best judgment at the time to the extent it is probable that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically.

N&B records accounts receivables when the right to consideration becomes unconditional. Contract assets and contract liabilities were not material at December 31, 2019 and December 31, 2018.

Disaggregation of Revenue

N&B has three reportable segments with the following principal product lines: Food & Beverage, Health & Biosciences, and Pharma Solutions. N&B believes disaggregation of revenue by principal product line best depicts the nature, amount, timing, and uncertainty of its revenue and cash flows. Net sales by principal product line are included below:

Net Sales by Segment (In millions)	2019	2018
Food & Beverage	$2,945	$2,987
Health & Biosciences	2,317	2,405
Pharma Solutions	814	824

Total	$6,076	$6,216

Sales are attributed to geographic regions based on customer location. Refer to Note 23 for the breakout of net sales by geographic region.

NOTE 7 — RESTRUCTURING AND ASSET RELATED CHARGES, NET

Charges for restructuring programs and other asset related charges, which includes other asset impairments, were $180 million, $29 million, $20 million and $8 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. These charges were recorded in “Restructuring and asset related charges, net” in the Combined Statements of Operations and consist primarily of the following:

2019 Restructuring Program

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the Dow and Corteva Separations (the “2019 Restructuring Program”).

The following tables summarize the charges incurred related to the 2019 Restructuring Program for the year ended December 31, 2019:

(In millions)	For the Year Ended December 31, 2019
Severance and related benefit costs	$12
Asset related charges	8

Total restructuring and asset related charges, net	$20

The following table summarizes the activities related to the 2019 Restructuring Program:

(In millions)	Severance and Related Benefit Costs	Asset Related Charges	Total
Reserve balance at December 31, 2018	$—	$—	$—

2019 restructuring charges	12	8	20
Charges against the reserve	—	(8)	(8)
Payments	(2)	—	(2)

Reserve balance at December 31, 2019	$10	$—	$10

At December 31, 2019, the $10 million reserve for severance and related benefit costs was included in “Accrued and other current liabilities” in the Combined Balance Sheets. N&B expects actions related to this program to be substantially complete by the second half of 2020.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), which was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations.

The following table summarizes charges incurred related to the Synergy Program:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Severance and related benefit costs	$38	$22	$19	$—
Contract termination charges	19	—	—	—
Asset related charges	40	6	1	—

Total restructuring and asset related charges, net	$97	$28	$20	$—

N&B account balances and activity for the Synergy Program are summarized below:

(In millions)	Severance and Related Benefit Costs	Contract Termination Charges	Asset Related Charges	Total
Reserve balance at December 31, 2018	$20	$—	$—	$20

2019 restructuring charges	38	19	40	97
Charges against the reserve	—	—	(40)	(40)
Payments	(41)	(19)	—	(60)

Reserve balance at December 31, 2019	$17	$—	$—	$17

At December 31, 2019, the $17 million reserve for severance and related benefit costs was included in “Accrued and other current liabilities” in the Combined Balance Sheets. N&B does not expect to incur further significant charges related to this program and the program is considered substantially complete at the end of 2019.

Other Asset Related Charges

During the second quarter of 2019, in preparation for the Corteva spin-off, Historical EID completed the separation of the assets and liabilities related to its specialty products business into separate legal entities (the “SP Legal Entities”) and on May 1, 2019 Historical EID distributed the SP Legal Entities to DowDuPont (the “Internal SP Distribution”). The Internal SP Distribution served as a triggering event requiring N&B to perform an impairment analysis related to its equity method investment in a joint venture related to the Health & Biosciences segment. N&B applied the net asset value method under the cost approach to determine the fair value of the equity method investment. Based on updated projections, management determined the fair value of the equity method investment was below the carrying value with little ability to recover in the short-term due to the current economic environment. As a result, management concluded the impairment was other-than-temporary and recorded an impairment charge of $63 million in “Restructuring and asset related charges, net” in the Combined Statement of Operations.

NOTE 8 — RELATED PARTY TRANSACTIONS

Historically, N&B has been managed and operated in the normal course with other businesses of Parent. Accordingly, certain shared costs have been allocated to N&B and reflected as expenses in the stand-alone

Combined Financial Statements. Management of Parent and N&B considers the allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to N&B for purposes of the stand-alone financial statements. The expenses reflected in the Combined Financial Statements may not be indicative of expenses that would be incurred by N&B in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

N&B’s Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to N&B if specifically identifiable to its businesses. If not specifically identifiable to N&B’s businesses, these costs have been allocated by using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the Combined Statements of Operations within the following captions:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Selling and administrative expenses	$273	$289	$110	$162
Research and development expenses	61	45	13	18
Cost of goods sold	23	35	14	10
Integration and separation costs[1]	264	136	42	57

Total	$621	$505	$179	$247

1.

Integration and separation costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-merger integration and separation, and beginning in the fourth quarter of 2019, the separation of N&B.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the Combined Statements of Changes in Equity. The components of the net transfers to Parent for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 are as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Cash pooling and general financing activities	$350	$49	$3,175	$99
Less: Corporate cost allocations	621	505	179	247
Less: Taxes on (loss) income	51	125	(481)	139

Total net transfers (to) from Parent per Combined Statements of Equity	$(322)	$(581)	$3,477	$(287)

Stock-based compensation	(19)	(20)	(4)	(13)
Contribution of H&N business by Parent	—	—	(1,970)	—
Measurement period adjustments for DWDP Merger	—	108	(1,639)	—

Net transfers to Parent per Combined Statements of Cash Flows	$(341)	$(493)	$(136)	$(300)

NOTE 9 — OTHER INCOME, NET

Other Income, Net (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net gain on sales of businesses and other assets[1]	$(13)	$—	$(1)	$(160)
Net exchange losses (gains)	7	9	(5)	32
Interest expense, net	2	2	2	3
Non-operating pension and other post-employment credits (benefit)	2	(17)	(6)	11
Equity in losses (earnings) of nonconsolidated affiliates	1	1	(2)	6
Miscellaneous (income) expense, net	(5)	(5)	2	(5)

Other income, net	$(6)	$(10)	$(10)	$(113)

1.

Includes a pre-tax gain of $162 million ($86 million net of tax) for the period January 1 through August 31, 2017 related to the sale of global food safety diagnostics. See Note 5 for additional information.

NOTE 10 — INCOME TAXES

During the periods presented in the Combined Financial Statements, N&B did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as N&B was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Taxes on (loss) income included in these Combined Financial Statements have been calculated using the separate return basis, as if N&B filed separate tax returns. N&B’s Taxes on (loss) income as presented in the Combined Financial Statements may not be indicative of the income taxes that N&B will generate in the future.

TCJA and SEC Staff Accounting Bulletin 118 (SAB 118):

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was enacted. The TCJA reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a hybrid territorial system. At December 31, 2017, N&B had not completed its accounting for the tax effects of the TCJA; however, as described below, N&B made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), income tax effects of the TCJA were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, N&B had completed its accounting for the tax effects of the TCJA.

•

As a result of the TCJA, N&B remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. N&B recorded a cumulative benefit of $373 million ($5 million expense during the year ended December 31, 2018 and $378 million benefit during the period September 1 through December 31, 2017) to “Taxes on (loss) income” in the Combined Statements of Operations with respect to the remeasurement of N&B’s deferred tax balances.

•

The TCJA requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. N&B recorded a cumulative expense of $2 million ($4 million expense during the year ended December 31, 2018 and $2 million benefit during the period September 1 through December 31, 2017) to “Taxes on (loss) income” with respect to the one-time transition tax.

•

In the year ended December 31, 2018, N&B recorded an indirect impact of the TCJA related to prepaid tax on the intercompany sale of inventory. The amount recorded related to the inventory was a $5 million charge to “Taxes on (loss) income.”

•

For tax years beginning after December 31, 2017, the TCJA introduces new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). GILTI is described as the excess of a U.S. shareholder’s total net foreign income over a deemed return on tangible assets, as provided by the TCJA. In response to inquiries from companies, the FASB issued guidance in January of 2018 that allows companies to elect as an accounting policy whether to treat the GILTI tax as a period cost or to recognize deferred tax assets and liabilities when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal. N&B made the policy election to record any liability associated with GILTI in the period in which it is incurred.

Geographic Allocation of (Loss) Income Split (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Domestic (loss) income [1,2,3,4]	$(253)	$183	$(39)	$212
Foreign (loss) income [1,2,3]	(167)	336	(245)	212

(Loss) income before income taxes	$(420)	$519	$(284)	$424

1.

In 2019, the domestic component of “(Loss) income before income taxes” included $264 million of integration and separation costs and a $170 million charge related to impairment of goodwill. The foreign component included a $504 million charge related to impairment of goodwill.

2.

In 2018, the domestic component of “(Loss) income before income taxes” included $136 million of integration and separation costs and a $27 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business. The foreign component included a $40 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business.

3.

During the period September 1 through December 31, 2017, the domestic component of “(Loss) income before income taxes” included $42 million of integration and separation costs and a $58 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business. The foreign component included a $339 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business.

4.	During the period January 1 through August 31, 2017, the domestic component of “(Loss) income before income taxes” included $57 million of integration and separation costs.

Geographic Allocation of Taxes on (Loss) Income (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Current tax expense:
Federal	$43	$51	$9	$76
State and local	10	14	5	11
Foreign	110	156	35	61

Total current tax expense	$163	$221	$49	$148

Deferred tax (benefit) expense:
Federal	$(58)	$(11)	$(400)	$4
State and local	(8)	(30)	(2)	(2)
Foreign	(46)	(55)	(128)	(11)

Total deferred tax benefit	$(112)	$(96)	$(530)	$(9)

Taxes on (loss) income	$51	$125	$(481)	$139

Reconciliation to U.S. Statutory Rate

N&B’s effective tax rate is calculated under a separate return basis, as if N&B filed separate tax returns from the consolidated parent. Therefore, the effective tax rate calculation may not be indicative of future results. A comparison of income tax expense at the U.S. statutory rate of 21% for fiscal years ended December 31, 2019, and December 31, 2018, and at the U.S. statutory rate of 35% for the four months ended December 31, 2017 and the eight months ended August 31, 2017 to N&B’s effective tax rate is as follows:

Reconciliation to U.S. Statutory Rate	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Statutory U.S. federal income tax rate	21.0%	21.0%	35.0%	35.0%
State and local income taxes	0.3	(6.8)	(0.5)	1.8
Foreign income taxed at rates other than U.S. federal income tax rate	(3.2)	3.2	5.4	(1.8)
U.S. tax effect of foreign earnings	(2.7)	1.7	(2.4)	0.1
Unrecognized tax benefits	0.1	(1.7)	0.7	(0.9)
Acquisitions and divestitures [1]	—	—	—	4.2
Research and development credit	1.5	(1.0)	0.3	(0.8)
Goodwill impairment	(33.5)	—	—	—
Impact of enactment of U.S. tax reform	—	1.0	133.6	—
Domestic production activities deduction	—	—	0.9	(1.3)
Intangible asset amortization	1.4	(0.9)	(1.0)	(5.3)
Changes in valuation allowances	(3.7)	6.1	(2.1)	0.1
Other, net	6.7	1.5	(0.5)	1.7

Effective tax rate	(12.1)%	24.1%	169.4%	32.8%

1.	See Notes 4 and 5 for additional information.

Deferred Tax Balances at December 31, (In millions)	2019	2018
Deferred tax assets:
Tax loss and credit carryforwards [1]	$129	$100
Other accruals and reserves	52	54
Inventory	26	13

Gross deferred tax assets	$207	$167
Valuation allowances [1]	(86)	(71)

Total deferred tax assets	$121	$96

Deferred tax liabilities:
Investments	$(168)	$(185)
Property	(176)	(193)
Intangibles	(813)	(868)
Other, net	(7)	(15)

Total deferred tax liabilities	$(1,164)	$(1,261)

Total net deferred tax liability	$(1,043)	$(1,165)

1.	Primarily related to the realizability of recorded tax benefits on tax loss carryforwards from operations in the United States, Brazil, and China.

The following net operating losses and tax credit carryforwards are presented on a hypothetical separate return basis and may not be available on a stand-alone basis.

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	2019	2018
Operating loss carryforwards
Expire within 5 years	$32	$21
Expire after 5 years or indefinite expiration	65	54

Total operating loss carryforwards	$97	$75

Tax credit carryforwards
Expire within 5 years	$—	$—
Expire after 5 years or indefinite expiration	32	25

Total tax credit carryforwards	$32	$25

Total operating loss and tax credit carryforwards	$129	$100

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $994 million at December 31, 2019. In addition to the U.S. federal tax imposed by the TCJA on all accumulated unrepatriated earnings through December 31, 2017, the TCJA introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings as of December 31, 2019 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

N&B has identified certain unrecognized tax benefits that relate to specific tax positions in historical tax returns filed by Parent. These unrecognized tax benefits are not allocated positions from Parent but rather are determined using the hypothetical separate return basis for N&B.

Total Gross Unrecognized Tax Benefits	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Total unrecognized tax benefits at beginning of period	$58	$26	$26	$30
Decreases related to positions taken on items from prior years	—	(10)	—	—
Increases related to positions taken on items from prior years	—	133	26	—
Increases related to positions taken in the current year	—	—	—	—
Settlement of uncertain tax positions with tax authorities	—	(89)	(26)	—
Decreases due to expiration of statutes of limitations	—	—	—	(4)
Exchange gain	(1)	(2)	—	—

Total unrecognized tax benefits at end of period	$57	$58	$26	$26

Total unrecognized tax expense (benefits) that, if recognized, would impact the effective tax rate	$31	$32	$22	$26
Total amount of interest and penalties expense (benefit) recognized in “Taxes on (loss) income”	$(1)	$(7)	$(2)	$—
Total amount of interest and penalties expense (benefit) recognized in “Other income, net”	$—	$—	$—	$2
Total accrual for interest and penalties associated with unrecognized tax benefits	$(1)	$—	$7	$9

N&B files tax returns in the various national, state and local income taxing jurisdictions in which it operates, either as a separate taxpayer or as a member of Parent’s consolidated income tax return. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by N&B. As a result, there is an uncertainty in income taxes recognized in N&B’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The impact on N&B’s results of operations is not expected to be material.

Tax years that remain subject to examination for N&B’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2019	Earliest Open Year
Jurisdiction
Brazil	2015
Canada	2015
China	2010
Denmark	2014
Germany	2010
Japan	2013
The Netherlands	2014
Switzerland	2015
United States:
Federal income tax	2012
State and local income tax	2007

1.	The U.S. Federal income tax jurisdiction is open back to 2012 with respect to Historical EID.

NOTE 11—ACCOUNTS AND NOTES RECEIVABLE, NET

(In millions)	December 31, 2019	December 31, 2018
Accounts receivable—trade [1]	$907	$840
Other [2]	185	147

Total accounts and notes receivable, net	$1,092	$987

1.

Accounts receivable—trade is net of allowances of $8 million at December 31, 2019 and $9 million at December 31, 2018. Allowances are equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

2.	Other includes receivables in relation to value added tax, notes receivable, and general sales tax and other taxes. No individual group represents more than ten percent of total receivables.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 12—INVENTORIES

The following table provides a breakdown of inventories:

(In millions)	December 31, 2019	December 31, 2018
Finished products	$821	$835
Semi-finished products	287	266
Raw materials	219	215
Supplies	95	90

Total inventories	$1,422	$1,406

NOTE 13—PROPERTY, PLANT AND EQUIPMENT, NET

The following table provides a breakdown of property, plant and equipment, net:

(In millions)	Estimated Useful Lives (Years)	December 31, 2019	December 31, 2018
Land and land improvements	1 – 25	$135	$135
Buildings	1 – 40	896	879
Machinery and equipment	1 – 25	3,095	2,896
Construction in progress		282	388

Total property, plant and equipment		$4,408	$4,298
Total accumulated depreciation		(1,427)	(1,237)

Total property, plant and equipment, net		$2,981	$3,061

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Depreciation expense	$326	$350	$95	$131

NOTE 14—GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018:

(In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Balance at December 31, 2017	$5,404	$5,363	$1,663	$12,430
Currency translation adjustment	(128)	(122)	(69)	(319)
Measurement period adjustments—DWDP Merger	(54)	(54)	—	(108)
Measurement period adjustments—H&N Business	1	—	13	14

Balance at December 31, 2018	$5,223	$5,187	$1,607	$12,017
Currency translation adjustment	(58)	(56)	(18)	(132)
Goodwill impairment charge	—	(674)	—	(674)
Other	(15)	—	—	(15)

Balance at December 31, 2019	$5,150	$4,457	$1,589	$11,196

N&B tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter. As a result of the related acquisition method of accounting in connection with the DWDP Merger, Historical EID’s assets and liabilities were measured at fair value resulting in increases to N&B’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact of the fair value of N&B’s reporting units and assets, and therefore could result in an impairment.

In preparation for the Corteva spin-off, Parent completed the separation of the assets and liabilities related to its specialty products businesses into separate legal entities and on May 1, 2019, Parent completed the Internal SP Distribution. The Internal SP Distribution served as a triggering event requiring Parent to perform an impairment analysis related to goodwill carried by its Historical EID existing reporting units as of May 1, 2019 including those reporting units within N&B. Subsequent to the Corteva spin-off, on June 1, 2019, Parent realigned certain businesses resulting in changes to its management and reporting structure (the “Second Quarter Segment Realignment”). As part of the Second Quarter Segment Realignment, N&B assessed and re-defined certain reporting units effective June 1, 2019, including reallocation of goodwill on a relative fair value basis as applicable to new reporting units identified. Goodwill impairment analyses were then performed for reporting units impacted by the Second Quarter Segment Realignment.

The triggering events described above were considered in the preparation of the N&B Combined Financial Statements consistent with the basis of presentation discussed in Note 1. Similar analyses were performed to test goodwill for impairment based on the Combined Financial Statements of the N&B-related reporting units. As part of this analysis, N&B determined that the fair value of its former Industrial Biosciences reporting unit was below carrying value resulting in a pre-tax, non-cash impairment charge of $674 million for the year ended December 31, 2019 impacting the Health & Biosciences segment. The former Industrial Biosciences reporting unit, part of Parent’s Nutrition & Biosciences segment prior to the Second Quarter Segment Realignment, was comprised solely of Historical EID assets and liabilities, the carrying values of which were measured at fair value in connection with the DWDP Merger, and thus considered at risk for impairment. Revised financial projections of the former Industrial Biosciences reporting unit reflected unfavorable market conditions, driven by challenging conditions in the U.S. bioethanol markets. These revised financial projections resulted in a reduction in the long-term forecasts of sales and profitability as compared to prior projections. Upon completion of the Second Quarter Segment Realignment and allocation of goodwill to the new reporting units, a quantitative analysis was performed to test goodwill for impairment. Based on the results of this analysis, no further impairment of goodwill was identified.

The analyses above used discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs. The significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, and tax rates. The estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from estimates. If the ongoing estimates of future cash flows are not met, additional impairment charges may be recorded in future periods. N&B believes the current assumptions and estimates utilized are both reasonable and appropriate.

In the fourth quarter of 2019, N&B performed qualitative testing on all of its reporting units which indicated that it was not more likely than not that fair value was less than the carrying value for those reporting units.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	December 31, 2019			December 31, 2018
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with finite lives:
Customer-related	$1,945	$(330)	$1,615	$1,977	$(208)	$1,769
Developed technology	1,369	(418)	951	1,379	(261)	1,118
Trademarks/tradenames [1]	1,294	(94)	1,200	108	(32)	76
Other [2]	55	(6)	49	55	(3)	52

Total other intangible assets with finite lives	$4,663	$(848)	$3,815	$3,519	$(504)	$3,015

Intangible assets with indefinite lives:
Trademarks/tradenames [1]	562	—	562	1,756	—	1,756

Total	$5,225	$(848)	$4,377	$5,275	$(504)	$4,771

1.	During the fourth quarter of 2019, as a result of the announcement of the Transactions, N&B reclassified $1.2 billion of indefinite-lived tradenames to definite-lived tradenames.
2.	Primarily related to land use rights.

The aggregate pre-tax amortization expense for definite-lived intangible assets was $349 million for the year ended December 31, 2019, $311 million for the year ended December 31, 2018, $96 million for the period September 1 through December 31, 2017, and $84 million for the period January 1 through August 31, 2017.

Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense
(In millions)
2020	$1,420
2021	$300
2022	$288
2023	$264
2024	$195

NOTE 15—ACCOUNTS PAYABLE

(In millions)	December 31, 2019	December 31, 2018
Accounts payable—trade	$548	$638
Other [1]	97	103

Total accounts payable	$645	$741

1.	Primarily consists of VAT and miscellaneous accounts payable items.

NOTE 16—SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Parent’s current and long-term debt, and related interest expense, has not been recognized within N&B’s Combined Financial Statements, because they are not specifically identifiable to N&B. There was no long-term debt at December 31, 2019, and total long-term debt at December 31, 2018 reflects finance lease obligations of $3 million recorded in “Other liabilities” in the Combined Balance Sheets.

The Separation Agreement requires that, prior to the N&B Distribution, N&B will make a cash payment to Parent in the amount of $7.3 billion, subject to certain adjustments (the “Special Cash Payment”).

To secure funding for the Special Cash Payment, N&B Inc. entered into a Bridge Commitment Letter (the “Bridge Letter”) in an aggregate principal amount of $7.5 billion (the “Bridge Loans”) to secure committed financing the Special Cash Payment and related financing fees. The aggregate commitment under the Bridge Letter is reduced by, among other things, (1) the amount of net cash proceeds received by N&B Inc. from any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement and (2) certain qualifying term loan commitments under senior unsecured term loan facilities. At December 31, 2019, “Prepaid expenses and other current assets” and “Other assets” within the Combined Balance Sheet included $23 million and $7 million, respectively, of prepaid financing costs related to the Bridge Loans.

In January 2020, N&B Inc. entered into a senior unsecured term loan agreement in the amount of $1.25 billion split evenly between three- and five-year facilities. As a result of entry into the term loan agreement, the commitments under the Bridge Letter were reduced to $6.25 billion. The remaining $6.25 billion is expected to be funded through a debt offering of senior unsecured notes pursuant to a Rule 144A offering or other private placement, and if such offering is not available, a drawdown on bridge facility. The proceeds from the aforementioned funding sources shall be used to make the Special Cash Payment and to pay the related transaction fees and expenses. The commitments under the Bridge Letter and the availability of funding under the term loan are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the proposed transaction with IFF.

Borrowing under the term loan facility and, if any, under the Bridge Loans, and, therefore, the distribution to Parent of the Special Cash Payment, would occur substantially concurrently with the closing of the proposed transaction with IFF. If an alternative is pursued in lieu of the Bridge Loans, any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement for some or all the remaining $6.25 billion would likely occur in advance of the closing.

NOTE 17—COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

N&B is involved in numerous claims and lawsuits, principally in the United States, including various product liability (involving N&B’s current or former products), intellectual property, employment related, and commercial matters. Certain of these matters may purport to be class actions and seek damages in very large amounts. Liabilities related to matters that are not directly attributable to the N&B business and for which N&B is not the legal obligor are not recognized within N&B’s Combined Financial Statements for any of the periods presented.

At December 31, 2019, N&B recorded a liability of approximately $3 million related to the foregoing (although it is reasonably possible that the ultimate cost could be up to twice the accrued amount). Because such matters are subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that N&B will not ultimately incur charges in excess of presently recorded liabilities. Although considerable uncertainty exists, management does not believe it is reasonably possible that the ultimate disposition of these matters will have a material adverse effect on N&B’s results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

NOTE 18—PENSION PLANS

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, Parent reserves the right to amend, modify, or discontinue the plans at any time. Historical Dow and Historical EID did not merge their defined benefit pension and other post-employment benefit (OPEB) plans as a result of the DWDP Merger. In connection with the Dow and Corteva separations, the Historical Dow U.S. qualified defined benefit plan and the Historical EID U.S. principal qualified defined benefit plan were separated from Parent to Dow and Corteva, respectively. The defined benefit pension plans that were related to Historical Dow that were not separated with Dow or Corteva were not merged with any Historical EID plans. Parent retained a portion of pension liabilities relating to foreign benefit plans for both Historical EID and Historical Dow. Parent retained select OPEB liabilities relating to foreign Historical EID benefit plans but did not retain any Historical Dow OPEB plans. Parent also retained an immaterial portion of the non-qualified U.S. pension liabilities and other post-employment benefit plans relating to Historical EID U.S. benefit plans. The significant defined benefit pension and OPEB plans of Historical Dow and Historical EID in which employees of N&B participate are summarized below.

Multiemployer Plans

Defined Benefit Pension Plans

Parent offers both funded and unfunded noncontributory defined benefit pension plans in certain non-U.S. jurisdictions that are shared amongst its businesses, including N&B, and the participation of its employees and retirees in these plans is reflected as though N&B participated in a multiemployer plan with Parent. A proportionate share of the cost associated with the multiemployer plan is reflected in the Combined Financial Statements, while any assets and liabilities associated with the multiemployer plan are retained by Parent and recorded on Parent’s balance sheet.

The benefits under these plans are based primarily on years of service and employees’ pay near retirement.

Parent’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of Parent’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

N&B participates in Parent’s non-U.S. plans as though they are participants in a multiemployer plan of Parent. The following table presents the allocation of costs associated with these plans to N&B, which was based on the headcount of participants in the plans. These figures do not represent cash payments to Parent, or Parent’s plans. More information on the financial status of Parent’s significant plans can be found in Parent’s Annual Report on Form 10-K.

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Plan Name
Non-U.S. Plans	$10	$9	$3	$1

Contributions

Parent made contributions on behalf of N&B to its multiemployer pension plans as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Principal pension plans	$10	$1	$—	$1
Remaining plans with no assets	1	1	—	—

Single Employer Plans

N&B has non-U.S. pensions that benefit only its employees and retirees, and these plans are considered single-employer plans. The costs and any assets and liabilities associated with the single-employer pension benefit plans are reflected in the Combined Financial Statements. The following table summarizes the annual changes in the single-employer pension plans’ projected benefit obligations, fair value of assets and funding status:

Change in Projected Benefit Obligations, Plan Assets and Funded Status
(In millions)	2019	2018
Change in benefit obligations:
Benefit obligation at beginning of the period	$181	$212
Service cost	5	6
Interest cost	3	3
Plan participants’ contributions	—	2
Actuarial (gain) loss	26	(20)
Benefits paid	(5)	(8)
Plan amendments	—	(1)
Net effects of acquisitions/divestitures/other	—	(5)
Effect of foreign exchange rates	(3)	(8)

Benefit obligations at end of the period	$207	$181

Change in plan assets:
Fair value of plan assets at beginning of the period	$150	$171
Actual return on plan assets	26	(8)
Employer contributions	5	5
Plan participants’ contributions	—	2
Benefits paid	(5)	(8)
Net effects of acquisitions / divestitures/ other	—	(5)
Effect of foreign exchange rates	(3)	(7)

Fair value of plan assets at end of the period	$173	$150

Funded status
Non-U.S. plan with plan assets	$(22)	$(20)
All other plans	(12)	(11)

Funded status at end of the period	$(34)	$(31)

As of December 31, 2019 and 2018, N&B recorded $34 million and $31 million, respectively, within “Other liabilities” in the Combined Balance Sheets.

The pre-tax amounts recognized in accumulated other comprehensive loss are summarized below:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) gain	$(3)	$4	$1	$(27)
Prior service benefit	1	1	—	3

Total	$(2)	$5	$1	$(24)

The accumulated benefit obligation for all of the single-employer plans was $187 million and $160 million as of December 31, 2019 and 2018, respectively. The accumulated benefit obligation and projected benefit obligations of all single-employer plans exceeded the fair value of the respective plans’ assets.

The following table summarizes the information for all of the single-employer plans with an accumulated benefit obligation in excess of plan assets:

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Accumulated benefit obligation	$116	$85	$131	$37
Fair value of plan assets	87	63	104	27

The following table summarizes the information for all of the single-employer plans with a projected benefit obligation in excess of plan assets:

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Projected benefit obligation	$177	$154	$212	$184
Fair value of plan assets	138	122	171	144

The net periodic benefit costs and amounts recognized in other comprehensive loss for all of the single-employer plans were as follows:

Net Periodic Benefit Costs for All Significant Plans	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net Periodic Benefit Costs:
Service cost	$(5)	$(6)	$(2)	$(5)
Interest cost	(3)	(3)	(1)	(2)
Expected return on plan assets	8	9	3	5
Amortization of unrecognized loss	—	—	—	(1)

Net periodic benefit costs—Total	$—	$—	$—	$(3)

Changes in plan assets and benefit obligations recognized in other comprehensive (loss) income:
Net (loss) gain	$(3)	$4	$1	$(27)
Prior service cost	1	1	—	3

Total recognized in other comprehensive (loss) income	(2)	5	1	(24)

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$(2)	$5	$1	$(27)

Assumptions

The following table summarizes the weighted-average assumptions used in determining the projected benefit obligations:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2019	December 31, 2018
Discount rate	1.27%	1.99%
Rate of increase in future compensation levels	3.70%	3.70%

The following table summarizes the weighted-average assumptions used to determine the net periodic benefit cost:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Costs	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Discount rate	1.98%	1.62%	1.64%	1.35%
Rate of increase in future compensation levels	3.70%	3.71%	4.34%	4.13%
Expected long-term rate of return on plan assets	5.18%	5.33%	5.34%	5.53%

The discount rates utilized to measure the majority of pension and other postretirement obligations are based on the Aon AA corporate bond yield curves applicable to each country at the measurement date. The long-term rate of return on assets reflects economic assumptions applicable to each country.

Plan Assets

The single-employer plans’ assets are invested through a master trust fund. The strategic asset allocation for the trust fund is selected by management, reflecting the results of comprehensive asset-and-liability modeling. Parent establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in countries are selected in accordance with the laws and practices of those countries.

The weighted average target allocation for N&B’s pension plan assets is summarized as follows:

Target Allocation for Plan Assets
Asset Category	December 31, 2019
Equity securities	53%
Fixed income securities	27
Alternative investments	6
Other investments	14

Total	100%

Non-U.S. equity securities include varying market capitalization levels. Global debt investments include corporate-issued, government-issued, and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. Other investments include real estate and cash and cash equivalents. Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although N&B believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables present the fair values of N&B’s pension benefit plan assets by level within the fair value hierarchy:

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2019
(In millions)
Cash and cash equivalents	$1	$1	$—	$—

Equity securities:
U.S. equity securities	$9	$9	$—	$—
Non—U.S. equity securities	82	75	7	—

Total equity securities	$91	$84	$7	$—

Fixed income securities:
Debt—government-issued	$25	$11	$14	$—
Debt—corporate-issued	22	12	10	—

Total fixed income securities	$47	$23	$24	$—

Alternative investments:
Real estate	$8	$5	$—	$3
Pooled investment vehicles	2	2	—	—

Total alternative investments	$10	$7	$—	$3

Other investments	$24	$—	$—	$24

Subtotal	$173	$115	$31	$27

Other items to reconcile to fair value of plan assets:
Pension trust receivables	$8
Pension trust payables	(8)

Total	$173

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2018
(In millions)
Cash and cash equivalents	$2	$2	$—	$—

Equity securities:
U.S. equity securities	$8	$8	$—	$—
Non-U.S. equity securities	64	59	5	—

Total equity securities	$72	$67	$5	$—

Fixed income securities:
Debt—government-issued	$21	$9	$12	$—
Debt—corporate-issued	19	11	8	—

Total fixed income securities	$40	$20	$20	$—

Alternative investments:
Real estate	$7	$4	$—	$3
Pooled investment vehicles	5	5	—	—

Total alternative investments	$12	$9	$—	$3

Other investments	$23	$—	$—	$23

Subtotal	$149	$98	$25	$26

Other items to reconcile to fair value of plan assets:
Pension trust receivables	1
Pension trust payables	—

Total	$150

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, the fair value is based on the closing price at the end of the period; where the security is less frequently traded, the fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers, fund managers or investment contract issuers provide valuations of the investment on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate.

Contributions

N&B made contributions to its single-employer pension benefit plans as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Single-employer pension	$4	$5	$4	$4

Benefit Payments

The estimated future benefit payments as of December 31, 2019, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2019
(In millions)	Single Employer Plans
2020	$5
2021	7
2022	6
2023	5
2024	5
Years 2025-2029	31

Total	$59

The following table summarizes the extent to which N&B’s income was affected by pre-tax charges related to long-term employee benefits for pension and OPEB:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Long-term employee benefit plan charges	$25	$32	$10	$13

Defined Contribution Plans

N&B, through its participation in Parent’s sponsored defined contribution plans, offers defined contribution plans, which covers substantially all of its U.S. employees. The most significant of these plans is Parent’s Retirement Savings Plan (the Plan). This Plan includes a non-leveraged Employee Stock Ownership Plan (ESOP). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of Parent. The Plan is a tax qualified contributory profit sharing plan, with a cash or deferred arrangement, and any eligible employee of Parent, including N&B’s employees, may participate. Parent contributes 100 percent of the first six percent of the employee’s contribution election and also contributes three percent of each eligible employee’s eligible compensation regardless of the employee’s contribution.

Parent’s contributions to the Plan on behalf of N&B represent an allocation of the total contributions made based on the headcount of N&B’s participants in the plan. Parent made the following contributions on behalf of N&B:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Contributions	$15	$23	$7	$15

NOTE 19—LEASES

N&B has operating and finance leases for real estate, certain machinery and equipment, and information technology assets. N&B’s leases have remaining lease terms of approximately 1 year to 16 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that N&B will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of N&B’s leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor’s asset acquisition price and the amount of such guarantee declines over the course of the lease term. The portion of residual value guarantees that are probable of payment is included in the related lease liability in the Combined Balance Sheet other than certain finance leases that include the maximum residual value guarantee amount in the measurement of the related liability given the election to use the package of practical expedients at the date of adoption. At December 31, 2019, N&B has future maximum payments for residual value guarantees in operating leases of $4 million with final expirations through 2026. N&B’s lease agreements do not contain any material restrictive covenants.

The components of lease cost for operating and finance leases for the year ended December 31, 2019 were as follows:

(In millions)	2019
Operating lease cost	$44
Finance lease cost	1
Short-term lease cost	1
Variable lease cost	21
Sublease income	(1)

Total lease cost	$66

Rental expense under operating leases, net of sublease rental income, was $31 million, $5 million, and $10 million for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017.

Supplemental cash flow information related to leases was as follows:

(In millions)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$43
Financing cash flows from finance leases	$1

New operating lease assets and liabilities entered into during the year ended December 31, 2019 were $17 million. Supplemental balance sheet information related to leases was as follows:

(In millions)	December 31, 2019
Operating Leases
Operating lease right-of-use assets [1]	$123
Current operating lease liabilities [2]	30
Noncurrent operating lease liabilities [3]	94

Total operating lease liabilities	$124

Finance Leases
Property, plant and equipment, gross	$10
Accumulated depreciation	(4)

Property, plant and equipment, net	$6

Short-term borrowings and finance lease obligations	$1

1.	Included in “Other assets” in the Combined Balance Sheet.
2.	Included in “Accrued and other current liabilities” in the Combined Balance Sheet.
3.	Included in “Other liabilities” in the Combined Balance Sheet.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of N&B’s leases do not provide the lessor’s implicit rate, N&B uses Parent’s incremental borrowing rate at the commencement date in determining the present value of lease payments.

Lease Term and Discount Rate	December 31, 2019
Weighted-average remaining lease term (years)
Operating leases	6.13
Finance leases	0.75
Weighted average discount rate
Operating leases	3.43%
Finance leases	2.97%

Maturities of lease liabilities were as follows:

Maturities of Lease Liabilities (In millions)	Operating Leases	Finance Leases
2020	$34	$1
2021	26	—
2022	22	—
2023	15	—
2024 and thereafter	40	—

Total lease payments	$137	$1
Less: Interest	13	—

Present Value of Lease Liabilities	$124	$1

NOTE 20—STOCK-BASED COMPENSATION

Prior to the DWDP Merger, N&B’s employees participated in Historical EID’s Equity and Incentive Plan (EIP). DuPont has authorized a plan to grant stock options, share appreciation rights, restricted stock units (RSUs), and performance-based restricted units (PSUs), among other types of awards, to directors, officers, and employees. All awards granted under these stock-based compensation plans are based on DuPont’s common stock and are not indicative of the results that N&B would have experienced as an independent, publicly traded company for the periods presented.

Effective with the DWDP Merger, on August 31, 2017, DowDuPont assumed all Historical Dow and Historical EID equity incentive compensation awards outstanding immediately prior to the DWDP Merger. In addition, DowDuPont also assumed sponsorship of each equity incentive compensation plan of Historical EID and Historical Dow. Historical EID and Historical Dow did not merge their equity and incentive plans as a result of the DWDP Merger. The Historical EID and Historical Dow stock-based compensation plans were assumed by DowDuPont and remained in place with the ability to grant and issue DowDuPont common stock until the Corteva spin-off. Immediately following the Corteva spin-off, Parent adopted the DuPont Omnibus Incentive Plan (“DuPont OIP”) which provides for equity-based and cash incentive awards to certain employees, directors, independent contractors and consultants. Upon adoption of the DuPont OIP, the Historical EID and Historical Dow plans were maintained and rolled into the DuPont OIP as separate subplans.

Parent grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments issued to employees is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. N&B estimates expected forfeitures.

The total stock-based compensation cost included within the Combined Statements of Operations was $19 million, $20 million, $4 million, and $13 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The income tax benefits related to stock-based compensation arrangements were $5 million, $5 million, $1 million, and $5 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively.

Total unrecognized pre-tax compensation cost related to nonvested stock option awards of $2 million at December 31, 2019, is expected to be recognized over a weighted-average period of 1.6 years. Total unrecognized pre-tax compensation cost related to RSUs and PSUs of $11 million at December 31, 2019, is expected to be recognized over a weighted average period of 1.8 years.

NOTE 21—ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes and after-tax balances of each component of Accumulated Other Comprehensive Loss for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017:

Accumulated Other Comprehensive Loss (In millions)	Cumulative Translation Adjustment	Pension and OPEB	Total
January 1, 2017 through August 31, 2017
Balance at January 1, 2017	$(1,474)	$(20)	$(1,494)
Other comprehensive income (loss) before reclassifications	415	(3)	412
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive income (loss)	$415	$(3)	$412

Balance at August 31, 2017	$(1,059)	$(23)	$(1,082)

September 1, 2017 through December 31, 2017
Balance at September 1, 2017 (remeasured upon DWDP Merger)	$20	$—	$20
Other comprehensive loss before reclassifications	(142)	—	(142)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive loss	$(142)	$—	$(142)

Balance at December 31, 2017	$(122)	$—	$(122)

2018
Balance at January 1, 2018	$(122)	$—	$(122)
Other comprehensive (loss) income before reclassifications	(536)	4	(532)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive (loss) income	$(536)	$4	$(532)

Balance at December 31, 2018	$(658)	$4	$(654)

2019
Balance at January 1, 2019	$(658)	$4	$(654)
Other comprehensive loss before reclassifications	(176)	(2)	(178)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive loss	$(176)	$(2)	$(178)

Balance at December 31, 2019	$(834)	$2	$(832)

The tax effects on the net activity related to each component of other comprehensive income (loss) for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 were as follows:

Tax Benefit (Expense)	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Tax benefit (expense) from income taxes related to other comprehensive income (loss) items	$2	$(1)	$—	$5

NOTE 22—FAIR VALUE MEASUREMENTS

Fair Value Measurements on a Nonrecurring Basis

The following table summarizes the basis used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis (In millions)	Significant Other Observable Inputs (Level 3)	Total Losses
2019
Assets at fair value:
Investment in nonconsolidated affiliates	$3	$(63)
Goodwill	$—	$(674)

As discussed in Note 7, during the second quarter of 2019, N&B recorded an other-than-temporary impairment charge, classified as Level 3 measurements, related to an equity method investment within the Health & Biosciences segment. The impairment charge of $63 million was recorded in “Restructuring and asset related charges, net” in the Combined Statements of Operations.

Additionally, as discussed in Note 14, during the second quarter of 2019, N&B recorded a goodwill impairment charge related to the Health & Biosciences segment.

NOTE 23—GEOGRAPHIC INFORMATION

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

Net Trade Revenue by Geographic Region	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
United States	$2,125	$2,123	$632	$1,001
Canada	138	142	41	62
EMEA [1]	1,812	1,906	579	820
Asia Pacific	1,380	1,406	416	585
Latin America	621	639	217	342

Total	$6,076	$6,216	$1,885	$2,810

1.	Europe, Middle East, and Africa.

Long-lived Assets by Geographic Region	December 31,
(In millions)	2019	2018	2017
United States	$1,427	$1,494	$1,458
EMEA [1]	1,167	1,189	1,241
Asia Pacific	282	278	279
Latin America	105	100	104

Total	$2,981	$3,061	$3,082

1.	Europe, Middle East, and Africa.

NOTE 24—SEGMENT INFORMATION

N&B’s operations are classified into three reportable segments based on similar economic characteristics, the nature of products and production processes, end-use markets, channels of distribution and regulatory environment. N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (Emulsifiers, Sweeteners, Functional Solutions, and Protein Solutions); Health & Biosciences (Dietary Supplements, Food Protection, Cultures, Enzymes and Microbial Control); and Pharma Solutions (Pharma Excipients, Industrial Applications, and Nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker (“CODM”) assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B. The accounting policies of the segments are the same as those described in “Note 2 – Summary of Significant Accounts Policies.”

Corporate Profile

N&B conducts its worldwide operations through global businesses which are reflected in the following reportable segments:

Food & Beverage

Food & Beverage is N&B’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major market for Food & Beverage is the industrial prepared foods market.

Health & Biosciences

Health & Biosciences is the biotechnology driven portfolio of N&B, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. N&B’s biotechnology- driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production, human food and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Pharma Solutions

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

The following table summarizes segment information for the Successor Periods as follows:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the Year Ended December 31, 2019
Net sales	$2,945	$2,317	$814	$6,076
Segment Operating EBITDA [1]	586	617	225	1,428
Depreciation and amortization	279	324	72	675
Equity in earnings (losses) of nonconsolidated affiliates	—	(1)	—	(1)
Total assets	9,673	8,636	3,230	21,539
Investment in nonconsolidated affiliates [2]	3	31	—	34
Capital expenditures [3]	143	117	33	293
For the Year Ended December 31, 2018
Net sales	$2,987	$2,405	$824	$6,216
Segment Operating EBITDA [1]	605	658	204	1,467
Depreciation and amortization	299	271	91	661
Equity in earnings (losses) of nonconsolidated affiliates	—	(1)	—	(1)
Total assets	9,731	10,167	2,714	22,612
Investment in nonconsolidated affiliates [2]	2	101	—	103
Capital expenditures [3]	195	146	49	390
For the Period September 1 through December 31, 2017
Net sales	$722	$756	$407	$1,885
Segment Operating EBITDA [1]	167	184	32	383
Depreciation and amortization	88	77	26	191
Equity in earnings (losses) of nonconsolidated affiliates	—	2	—	2
Total assets	9,692	10,358	3,310	23,360
Investment in nonconsolidated affiliates [2]	2	98	—	100
Capital expenditures [3]	63	67	11	141

1.	A reconciliation of “Net (loss) income” to Segment Operating EBITDA is provided in the table below.
2.	Included in “Other assets”.
3.	Segment capital expenditures are presented on an accrual basis.

The following table summarizes segment information for the Predecessor Period as follows:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the Period January 1 through August 31, 2017
Net sales	$1,619	$1,191	$—	$2,810
Segment Operating EBITDA [1]	258	371	—	629
Depreciation and amortization	105	110	—	215
Equity in earnings (losses) of nonconsolidated affiliates	—	(6)	—	(6)
Total assets	4,643	3,680	—	8,323
Investment in nonconsolidated affiliates [2]	3	24	—	27
Capital expenditures [3]	60	62	—	122

1.	A reconciliation of “Net (loss) income” to Segment Operating EBITDA is provided in the table below.
2.	Included in “Other assets”.
3.	Segment capital expenditures are presented on an accrual basis.

Reconciliation to Combined Financial Statements

Net (loss) income in the Combined Statements of Operations reconciles to Segment Operating EBITDA as follows:

Reconciliation of Net (Loss) Income to Segment Operating EBITDA (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) income	$(471)	$394	$197	$285
+ Taxes on (loss) income	51	125	(481)	139

(Loss) income before income taxes	$(420)	$519	$(284)	$424

+ Depreciation and amortization	675	661	191	215
+ Interest expense, net	2	2	2	3
+ Non-operating pension & OPEB costs (benefit) [1]	2	(17)	(6)	11
- Foreign exchange (losses) gains, net [1]	(7)	(9)	5	(32)
- Significant items	(1,118)	(232)	(459)	97

- Other corporate costs [2]	(44)	(61)	(26)	(41)

Segment Operating EBITDA	$1,428	$1,467	$383	$629

1.	Included in “Other income, net”.
2.	Consists of corporate overhead costs that were historically not allocated into management results.

The following tables summarize the pre-tax impact of significant items by segment that are excluded from Segment Operating EBITDA:

Significant Items by Segment for the Year Ended December 31, 2019 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(119)	$(92)	$(53)	$(264)
Restructuring and asset related charges, net [2]	(30)	(123)	(27)	(180)
Goodwill impairment charge [3]	—	(674)	—	(674)

Total	$(149)	$(889)	$(80)	$(1,118)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities, and, beginning in the fourth quarter of 2019, the separation of N&B.
2.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.
3.	See Note 14 for additional information.

Significant Items by Segment for the Year Ended December 31, 2018 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(66)	$(52)	$(18)	$(136)
Inventory step-up amortization [2]	(1)	—	(66)	(67)
Restructuring and asset related charges, net [3]	(12)	(14)	(3)	(29)

Total	$(79)	$(66)	$(87)	$(232)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.

2.	Includes the fair value step-up of inventories assumed as a result of the DWDP Merger and the acquisition of the H&N Business. See Note 4 for additional information.
3.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.

Significant Items by Segment for the Period September 1 through December 31, 2017 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(16)	$(17)	$(9)	$(42)
Inventory step-up amortization [2]	(216)	(145)	(36)	(397)
Restructuring and asset related charges, net [3]	(8)	(8)	(4)	(20)

Total	$(240)	$(170)	$(49)	$(459)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.
2.	Includes the fair value step-up of inventories assumed as a result of the DWDP Merger and the acquisition of the H&N Business. See Note 4 for additional information.
3.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.

Significant Items by Segment for the Period January 1 through August 31, 2017 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(33)	$(24)	$—	$(57)
Restructuring and asset related charges, net [2]	(2)	(6)	—	(8)
Net gain on sale of business [3]	162	—	—	162

Total	$127	$(30)	$—	$97

1.	Integration and separation costs related to DWDP Merger integration and separation activities.
2.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.
3.	Reflects the sale of the Historical EID’s global food safety diagnostic business. See Note 5 for additional information.

NOTE 25—SUBSEQUENT EVENTS

Other than those described in the notes to the Combined Financial Statements, no events have occurred after December 31, 2019, but before May 7, 2020, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the Combined Financial Statements.

Schedule II

N&B

Valuation and Qualifying Accounts

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Accounts Receivable—Allowance for Doubtful Receivables
Balance at beginning of period	$9	$1	$—	$10
Additions charged to expenses	—	8	1	3
Deductions from reserves [1]	(1)	—	—	(1)

Balance at end of period	$8	$9	$1	$12

Inventory—Obsolescence Reserve
Balance at beginning of period	$22	$19	$1	$10
Additions charged to expenses	23	30	24	13
Deductions from reserves [2]	(22)	(27)	(6)	(12)

Balance at end of period	$23	$22	$19	$11

Deferred Tax Assets—Valuation Allowance
Balance at beginning of period	$71	$39	$33	$33
Additions charged to expenses	22	36	9	6
Deductions from reserves [3]	(7)	(4)	(3)	(6)

Balance at end of period	$86	$71	$39	$33

1.	Deductions include write-offs, recoveries and currency translation adjustments.
2.	Deductions include disposals and currency translation adjustments.
3.	Deductions include currency translation adjustments.

A list of the omitted exhibits and schedules to the Merger Agreement follows:

Exhibit A	Separation and Distribution Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit F	RMT Partner Representation Letter

Spinco Disclosure Schedules

Section 1.1(a)	Knowledge
Section 1.1(c)	Subsidiaries
Section 3.3(b)	Exchange Agent
Section 5.3	No Conflict
Section 5.4	Governmental Consents
Section 5.6	Brokers’ Fees
Section 5.7	Remainco Internal Controls
Section 5.8	Conversion Equity Awards
Section 6.1	Organization of Spinco
Section 6.2	Subsidiaries
Section 6.4	No Conflict
Section 6.5	Governmental Consents
Section 6.8	Financial Statements
Section 6.9	Litigation and Proceedings
Section 6.10	Legal Compliance
Section 6.11(a)	Material Contracts
Section 6.11(b)	Vendors and Customers
Section 6.13	Spinco Benefit Plans
Section 6.14	Labor Matters
Section 6.15	Tax Matters
Section 6.16	Brokers’ Fees
Section 6.18	Regulatory Matters
Section 6.19	Real Property
Section 6.20	Intellectual Property
Section 6.21	Environmental Matters
Section 6.22	Absence of Changes
Section 6.23	Affiliate Matters
Section 6.26	Board and Shareholder Approval
Section 6.27	RMT Partner Common Stock
Section 6.28	Sufficiency of the Spinco Assets
Section 8.2	Conduct of Business by Spinco and Remainco Pending the Closing
Section 8.20(b)	Certain Obligations with Respect to the Corteva Letter Agreement and Certain Obligations with Respect to Legal Entities that have Manufactured, Distributed, Sold, Stored, Handled, Tested, Disposed of or Released any PFAS Substance
Section 8.22	Financial Information
Section 8.27	Certain Other Ancillary Agreements
Section 9.1(a)	Conditions to the Obligations of Spinco, Remainco, RMT Partner and Merger Sub to Effect the Merger Schedule
Section 9.1(g)	Conditions to the Obligations of Spinco, Remainco, RMT Partner and Merger Sub to Effect the Merger

RMT Partner Disclosure Schedules

Section 1.1(a)	Knowledge
Section 1.1(b)	Permitted Liens
Section 7.2	Subsidiaries

Section 7.4	No Conflict
Section 7.6(d)	Capital Stock and Other Matters
Section 7.7	Capitalization of Subsidiaries
Section 7.9	Litigation and Proceedings
Section 7.10	Legal Compliance
Section 7.11	Material Contracts
Section 7.12	Vendors and Customers
Section 7.13	RMT Partner Benefit Plans
Section 7.14	Labor Matters
Section 7.16	Brokers’ Fees
Section 7.18	Regulatory Matter
Section 7.19	Real Property
Section 7.20	Intellectual Property
Section 7.21	Environmental Matters
Section 8.1	Conduct of Business by RMT Partner Pending the Closing
Section 8.15(a)	Employees and Benefit Matters
Section 9.1	Conditions to the Obligations of Spinco, Remainco, RMT Partner and Merger Sub to Effect the Merger

A list of the omitted exhibits and schedules to the Separation and Distribution Agreement follows:

Exhibit A	Real Property Restrictions
Exhibit B	French Offer Letter
Schedule 1.1(4)	Accounting principles
Schedule 1.1(48)	Distribution Agent
Schedule 1.1(116)	Lower Working Capital Target
Schedule 1.1(130)	Non-Shared Contracts
Schedule 1.1(166)(b)	Remainco Assets
Schedule 1.1(166)(d)(i)	Remainco Assets
Schedule 1.1(166)(d)(ii)	Remainco Assets
Schedule 1.1(166)(e)(iii)	Remainco Assets
Schedule 1.1(166)(h)	Remainco Assets
Schedule 1.1(166)(l)	Remainco Assets
Schedule 1.1(166)(o)	Remainco Assets
Schedule 1.1(173)	Remainco Designated Transaction Expenses
Schedule 1.1(176)	Remainco Group
Schedule 1.1(178)(b)	Remainco Liabilities
Schedule 1.1(178)(k)	Remainco Liabilities
Schedule 1.1(182)	Remainco Specified DWDP Separation Related Agreements
Schedule 1.1(187)	Retained Names
Schedule 1.1(197)	Separation Plan
Schedule 1.1(199)	Severable DWDP Separation Related Agreements
Schedule 1.1(207)	Space Leases
Schedule 1.1(215)(a)	Spinco Assets
Schedule 1.1(215)(b)	Spinco Assets
Schedule 1.1(215)(d)(i)	Spinco Assets
Schedule 1.1(215)(d)(ii)	Spinco Assets
Schedule 1.1(215)(e)(iii)	Spinco Assets
Schedule 1.1(215)(m)(ii)	Spinco Assets
Schedule 1.1(232)	Spinco Group
Schedule 1.1(233)	Spinco Indebtedness
Schedule 1.1(235)	Spinco Intellectual Property
Schedule 1.01(236)	Spinco IT Assets
Schedule 1.1(237)(b)	Spinco Liabilities

Schedule 1.1(237)(i)	Spinco Liabilities
Schedule 1.1(237)(k)(ii)	Spinco Liabilities
Schedule 1.1(237)(k)(iii)	Spinco Liabilities
Schedule 1.1(237)(iv)	Spinco Liabilities
Schedule 1.1(237)(k)(vii)	Spinco Liabilities
Schedule 1.1(244)	Spinco Specified DWDP Separation Related Agreements
Schedule 1.1(262)	Transfer Agent
Schedule 1.1(273)	Upper Working Capital Target
Schedule 2.12	Guarantees
Schedule 5.5(b)	Permits and Financial Assurances
Schedule 6.2(b)(ii)	Remainco Designated Rights
Schedule 8.1(b)	Preservation of Corporate Records
Schedule 8.8	Conflicts Waiver
Schedule 10.8	Certain Matters Related to Organizational Documents

A list of the omitted schedules to the Employee Matters Agreement follows:

Schedule 1.01(a)(ii)	Certain Individuals in a Shared Corporate or Functional Role
Schedule 1.03(b)	Certain Severance Arrangements
Schedule 1.06(c)(i)	Certain Defined Benefit Pension Plans
Schedule 1.06(e)	Certain Retention Benefits
Schedule 1.10(f)(ii)	Certain Conversion Equity Award Holders
Schedule 2.04	Certain Unfunded Nonqualified Deferred Compensation Arrangements

A list of the omitted exhibits to the Form of Tax Matters Agreement follows:

Exhibit A	Spinco Taxes
Exhibit B	Tax Opinions / Rulings
Exhibit C	Restrictions for Internal Separation Transactions
Exhibit D	Restrictions for 368(a)(1)(D) / 355 Transactions
Exhibit E	Specified Tax Matters
Exhibit F	Financing Transactions
Exhibit G	355(b) trade or business

A list of the omitted schedules to the Form of Intellectual Property Cross-License Agreement follows:

Schedule A	Excluded IP
Schedule B	Knowledge
Schedule C	Remainco Licensed Copyrights
Schedule D	Remainco Licensed Know-How
Schedule E	Remainco Licensed Patents
Schedule F	Spinco Licensed Copyrights
Schedule G	Spinco Licensed Know-How
Schedule H	Spinco Licensed Patents

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

DUPONT DE NEMOURS, INC.,

NUTRITION & BIOSCIENCES, INC.,

INTERNATIONAL FLAVORS & FRAGRANCES INC.

and

NEPTUNE MERGER SUB I INC.

Dated as of December 15, 2019

Article I

DEFINITIONS

Section 1.1	Definitions	A-2
Section 1.2	Cross References	A-16
Section 1.3	Interpretation	A-21

Article II

THE CLOSING

Section 2.1	Closing	A-22
Section 2.2	Effective Time	A-23

Article III

THE MERGER

Section 3.1	The Merger	A-23
Section 3.2	Effect on Capital Stock	A-23
Section 3.3	Distribution of RMT Partner Common Stock	A-24
Section 3.4	Fractional Shares	A-26
Section 3.5	Charter and Bylaws of Surviving Corporation; Directors and Officers	A-26
Section 3.6	RMT Partner Board	A-27
Section 3.7	Tax Withholding	A-28

Article IV

CONVERSION OF EQUITY AWARDS

Section 4.1	Remainco Equity Awards	A-28

Article V

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO REMAINCO

Section 5.1	Organization of Remainco	A-28
Section 5.2	Due Authorization	A-28
Section 5.3	No Conflict	A-29
Section 5.4	Governmental Consents	A-29
Section 5.5	Litigation and Proceedings	A-30
Section 5.6	Brokers’ Fees	A-30
Section 5.7	Remainco Internal Controls	A-30
Section 5.8	Conversion Equity Awards	A-30

Article VI

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO SPINCO

Section 6.1	Organization of Spinco	A-31
Section 6.2	Subsidiaries	A-31

A-ii

A-iii

EXHIBITS

Exhibit A	Separation and Distribution Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Employee Matters Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Intellectual Property Cross-License Agreement
Exhibit F	RMT Partner Representation Letter

A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2019, is by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned Subsidiary of Remainco (“Spinco”), International Flavors & Fragrances Inc., a New York corporation (“RMT Partner”), and Neptune Merger Sub I Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of RMT Partner (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, RMT Partner is a New York corporation with its outstanding shares of common stock, par value $0.125 per share (“RMT Partner Common Stock”), listed and traded on the New York Stock Exchange (the “NYSE”);

WHEREAS, Remainco is a Delaware corporation with its outstanding shares of common stock, par value $0.01 per share (“Remainco Common Stock”), listed and traded on the NYSE;

WHEREAS, contemporaneously with the execution of this Agreement, Remainco, Spinco and RMT Partner are entering into the Separation and Distribution Agreement, pursuant to which Remainco will (in accordance with the Internal Reorganization) separate the Spinco Business so that, as of the Distribution, the Spinco Business is held by members of the Spinco Group;

WHEREAS, in connection with the Separation, Spinco will make the Spinco Special Cash Payment in accordance with the terms of the Separation and Distribution Agreement (and subject to the adjustments set forth therein);

WHEREAS, after the Separation and pursuant to the Separation and Distribution Agreement, Remainco will distribute to the holders of Remainco Common Stock all of the issued and outstanding shares of Spinco Common Stock (a) by means of a pro rata distribution (the “Spin-Off”) or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);

WHEREAS, immediately following the Distribution and pursuant to this Agreement, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, on or after the Second Merger Date, RMT Partner shall cause Spinco to merge with and into a Delaware limited liability company that is a newly formed direct wholly owned Subsidiary of RMT Partner (such Subsidiary, “Merger Sub 2”), with Merger Sub 2 continuing as the surviving entity;

WHEREAS, the Board of Directors of RMT Partner (the “RMT Partner Board”) has (a) approved and deemed advisable this Agreement and the transactions contemplated hereby, including the Merger and the RMT Partner Share Issuance, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of RMT Partner and its shareholders and (c) resolved to recommend the approval by the shareholders of RMT Partner of the RMT Partner Share Issuance (the “RMT Partner Recommendation”);

WHEREAS, (a) the Board of Directors of Merger Sub (the “Merger Sub Board”) has (i) approved and deemed advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub; and (b) RMT Partner has approved and adopted, as Merger Sub’s sole stockholder, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, (a) the Board of Directors of Spinco (the “Spinco Board”) has (i) approved and deemed advisable this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Separation and the Merger, and (ii) resolved to recommend the adoption of this Agreement by Remainco, as the sole stockholder of Spinco; and (b) Remainco has approved and adopted, as Spinco’s sole stockholder, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Remainco (the “Remainco Board”) has approved this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution, the Distribution, the Spinco Special Cash Payment, the Merger and the Second Merger qualify for the Intended Tax Treatment.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality provisions that are no less favorable in the aggregate to RMT Partner than those contained in the Confidentiality Agreement.

“Action” means any action, written demand, claim, cause of action, suit, countersuit, arbitration, formal inquiry, case, litigation, subpoena, audit, hearing, proceeding or investigation (whether civil, criminal or administrative and whether at law or in equity), in each case, by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, when used with respect to a specified Person, a Person that controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution, solely for purposes of this Agreement and the other Transaction Documents, (a) each member of the Spinco Group shall be deemed not to be an Affiliate of any member of the Remainco Group and (b) each member of the Remainco Group shall be deemed not to be an Affiliate of any member of the Spinco Group.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Below Investment Grade Rating” means a corporate family rating (CFR) of below “Baa3” (or the equivalent) from Moody’s Investors Services, Inc. and a long-term issuer credit rating of below “BBB-” (or the equivalent) from Standard & Poor’s Financial Services LLC.

“Business Day” means any day, other than a Saturday, Sunday, or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York, United States.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining agreement, labor agreement or similar written Contract with a labor union, labor organization or other employee representative body and each written contract with a works council.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, including the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Confidentiality Agreement” means that certain letter agreement by and between Remainco and RMT Partner, dated September 9, 2019, as supplemented from time to time.

“Consent” means any consent, waiver or approval from, authorization of or notification requirement to, any Person.

“Contract” means any legally binding contract, agreement, lease, license, indenture, note or other binding instrument, understanding or arrangement (whether written or oral). Contract shall not include any (a) Collective Bargaining Agreement, Remainco Benefit Plan, Spinco Benefit Plan, RMT Partner Benefit Plan; (b) individual purchase orders or statements of work with customers or suppliers; (c) confidentiality agreements; (d) intercompany agreements addressed by the Separation and Distribution Agreement; or (e) permit or license issued by any Governmental Authority.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Conversion Equity Award” has the meaning set forth in the Employee Matters Agreement.

“Conveyancing and Assumption Instruments” has the meaning set forth in the Separation and Distribution Agreement.

“Copyright” has the meaning set forth in the Separation and Distribution Agreement.

“Corteva Letter Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Data Protection Laws” has the meaning set forth in the Separation and Distribution Agreement.

“Data Security Requirements” means, with respect to any Person, (a) applicable Data Protection Laws, (b) contractual obligations of such Person and (c) such Person’s own publicly posted or otherwise binding privacy policies, in each of the foregoing clauses (a) through (c) relating to privacy, data protection, security, or processing of Personal Data by or on behalf of such Person or the business of such Person.

“DGCL” means the Delaware General Corporation Law.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” means the “Spinco Distribution Date” as defined in the Separation and Distribution Agreement.

“Distribution Disclosure Documents” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Record Date” means the “Record Date” as defined in the Separation and Distribution Agreement.

“Distribution Registration Statement” means the registration statement on Form 10 or on Forms S-1/S-4, as applicable, to be filed by Spinco with the SEC to effect the registration under the Securities Act or the Exchange Act, as applicable, of the shares of Spinco Common Stock that will be received by holders of Remainco Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“DWDP SDA” means that certain Separation and Distribution Agreement, dated as of April 1, 2019, by and among Remainco (then known as DowDuPont Inc.), Dow Inc., a Delaware corporation (“Dow”), and Corteva, Inc. (“Corteva”), a Delaware corporation (as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement).

“DWDP TMA Transaction” has the meaning set forth in the Tax Matters Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit C to this Agreement.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Materials, to human health or safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Materials, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, recycling, emission, discharge, labeling, management, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which together with such Person or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means the New Issuance divided by the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment as set forth herein.

“FDA” means the U.S. Food and Drug Administration.

“Financing Sources” means any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, any Financing, including the Spinco Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns, in each case, solely in their respective capacities as such.

“Former Spinco Business Employee” has the meaning set forth in the Employee Matters Agreement.

“French Offer Letter” has the meaning set forth in the Separation and Distribution Agreement.

“French Spinco Assets” has the meaning set forth in the Separation and Distribution Agreement.

“French Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“French Spinco Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Fully Diluted RMT Partner Shares” means the number of outstanding shares of RMT Partner Common Stock as of immediately before the Effective Time on a fully-diluted, as converted and as exercised basis in accordance with the treasury stock method, including shares of RMT Partner Common Stock underlying outstanding RMT Partner Equity Awards and any other outstanding securities convertible into or exercisable for shares of RMT Partner Common Stock (including the RMT Partner Tangible Equity Units).

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means (a) any elected or appointed governmental official (e.g., a member of a ministry of health), (b) any employee or Person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (d) any Person otherwise categorized as a Government Official under local Law. As used in this definition, “government” includes all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, unit, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Governmental Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, consent, determination or award promulgated, enforced or entered by or with any Governmental Authority.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, polychlorinated biphenyls or PFAS Substances; (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import; or (c) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether current or funded, fixed or contingent, secured or unsecured); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; and (c) any guarantee by such Person (other than customary non-recourse carve-out or “badboy” guarantees) of any obligation described in the preceding clauses (a) through (c).

“Information” has the meaning set forth in the Separation and Distribution Agreement.

“Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

“Intellectual Property Cross-License Agreement” means the Intellectual Property Cross-License Agreement, substantially in the form attached hereto as Exhibit E, effective as of the date set forth in the Separation Plan, by and among members of the Remainco Group and members of the Spinco Group.

“Intended Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Separation, the Contribution, the Spinco Special Cash Payment, the Merger, the Second Merger and certain related transactions:

(a) the qualification of the Contribution, Spinco Special Cash Payment and the Distribution, taken together, as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code;

(b) the nonrecognition of gain or loss by Remainco on the receipt of the Spinco Special Cash Payment, except to the extent the amount of the Spinco Special Cash Payment exceeds Remainco’s adjusted tax basis in Spinco Common Stock and assuming Remainco transfers to creditors or distributes to shareholders the cash received in the Spinco Special Cash Payment in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code;

(c) the qualification of the Distribution as a transaction in which the Spinco Common Stock distributed to holders of Remainco Common Stock is “qualified property” for purposes of Sections 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such Spinco Common Stock to be treated as other than “qualified property” for such purposes);

(d) the nonrecognition of income, gain or loss by Remainco and Spinco on the Contribution and the Distribution under Sections 355, 361 and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code or the triggering or recapturing of any deferred gain or similar items (e.g. including pursuant to a gain recognition agreement or dual consolidated loss election) that is not excludable by reason of the tax-free status of the Contribution and Distribution;

(e) the nonrecognition of income, gain or loss by holders of Remainco Common Stock upon the receipt of Spinco Common Stock in the Distribution (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any) under Section 355 of the Code;

(f) the nonrecognition of income, gain or loss by Remainco on the distribution of the proceeds of the Spinco Special Cash Payment to Remainco creditors or shareholders under Section 361(b) of the Code; and

(g) the treatment of the Merger and the Second Merger as an integrated plan described in Revenue Ruling 2001-46, 2001-2 C.B. 321 and the qualification of the Merger and the Second Merger as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Section 368(a)(1)(A) in which no income, gain or loss will be recognized by Remainco, Spinco, Merger Sub, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock).

“Interests” means shares, partnership interests, limited liability company interests, voting interests or any other equity interests in any Person.

“Internal Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” has the meaning set forth in the Separation and Distribution Agreement.

“knowledge” means (a) with respect to Remainco or Spinco, the actual knowledge of the persons set forth in Section 1.1(a) of the Spinco Disclosure Schedule and (b) with respect to RMT Partner, the actual knowledge of the persons set forth in Section 1.1(a) of the RMT Partner Disclosure Schedule.

“Know-How” has the meaning set forth in the Separation and Distribution Agreement.

“Law” means any U.S. or non-U.S. federal, national, supranational, European Union, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, treaty, order, requirement or rule of law (including common law) or other binding directives, in each case, enacted, promulgated, issued, entered into or taken by any Governmental Authority or any rule or requirement of any securities exchange.

“Liability” means any liability, debts and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due and including those arising under any Contract, Action or Governmental Order).

“Lien” means any lien (statutory or otherwise), claim, security interest, mortgage, deed of trust, charge, hypothecation, option, pledge, license, easement, title defect or use or transfer restriction.

“Loss” or “Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA).

“New Issuance” means (a) the Fully Diluted RMT Partner Shares multiplied by (b) the quotient of 55.4 divided by 44.6.

“Off-the-Shelf Software” means Software licensed from a third party on general commercial terms that continues to be commonly available for license on general commercial terms with annual license, maintenance, support and other fees not exceeding $500,000.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization, association or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d) above, as may be in effect from time to time.

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Patent” has the meaning set forth in the Separation and Distribution Agreement.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Liens” means (a) mechanics,’ materialmen’s and similar Liens with respect to any amounts (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease agreements; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) good faith deposits in connection with bids, tenders, leases, Contracts or other agreements, including rent security deposits; (f) pledges or deposits to secure public or statutory obligations or appeal bonds; (g) with respect to real property, (i) easements, declarations, covenants, rights-of-way, restrictions and other similar charges, instruments or encumbrances that, in each case, do not (x) secure any obligation to pay money or (y) materially impair the present use or occupancy of such real property; (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions which are not violated by the present use or occupancy of the real property subject thereto; (iii) Liens not created by the Parties that affect the underlying fee interest of any leased real property which do not materially impair the present use or occupancy of such leased real property; (iv) any state of facts that an accurate survey or inspection of the property would disclose to the extent such matters or states of fact do not materially detract from the value or materially impair the present use or occupancy of such real property; and (v) any Real Property Restrictions; (h) to the extent released or terminated at or prior to the Closing Date, Liens securing payment, or any other obligations, of any Person with respect to indebtedness; (i) Liens expressly referred to in the Remainco SEC Documents or the RMT Partner SEC Documents; (j) licenses and similar grants of Intellectual Property granted in the ordinary course of business; (k) other Liens that do not (x) secure any obligation to pay money or (y) materially detract from the value, market value or marketability of, or materially impair the current use of, the assets subject thereto; and (l) Liens described on Section 1.1(b) of the RMT Partner Disclosure Schedule.

“Permitted Transfers” means transfers of Spinco Dedicated Employees out of the group of Spinco Dedicated Employees as a result of (a) arrangements existing prior to the date hereof that provide for individuals in a Field Engineer or Management Leadership Development Program or other similar leadership development or training program to rotate out of the Spinco Business in the ordinary course of such program; (b) unforeseen material personal circumstances (e.g., relocation) of Spinco Dedicated Employees that would otherwise ordinarily result in their resignation from employment which have been reasonably approved by Remainco’s Chief Human Resources Officer or the Human Resources leader of the Spinco Business, in each case, acting in good faith and taking into consideration the best interests of the Spinco Business when evaluating such proposed transfer; or (c) applications in process prior to the date hereof for open positions outside of the Spinco Group; provided, however, that in no event shall any individual in a Spinco Key Executive Role be permitted to have, undergo or otherwise experience a Permitted Transfer; provided, further that, prior to any individual who is a direct report of any individual in a Spinco Key Executive Role having, undergoing or otherwise experiencing a Permitted Transfer, Remainco’s Chief Human Resources Officer or the Human Resources leader of the Spinco Business shall consult with the Chief Human Resources Officer of RMT Partner regarding such transfer (and such Chief Human Resources Officer of RMT Partner shall act in good faith and take into consideration the best interests of the Spinco Business when evaluating such proposed transfer), and in the event that RMT Partner (x) approves of such transfer or has not rejected such transfer within five (5) Business Days following notice of such intended transfer, such transfer shall constitute a “Permitted Transfer” or (y) rejects such transfer, such transfer shall not occur and shall not constitute a “Permitted Transfer”.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Data” has the meaning set forth in the Separation and Distribution Agreement.

“PFAS Substances” means any perfluoroalkyl, polyfluoroalkyl, or perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof.

“Prime Rate” means the prime rate set forth in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made.

“Processing” (and its cognates) shall have the meaning set forth in the Separation and Distribution Agreement.

“Qualified Spinco Common Stock” means Spinco Common Stock received by holders of Remainco Common Stock pursuant to the Distribution, except for any Spinco Common Stock that is received in the Distribution by holders of Remainco Common Stock who acquired their Remainco Common Stock as part of a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

“Real Property Restrictions” has the meaning set forth in the Separation and Distribution Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Remainco Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Entities” means Remainco and its Subsidiaries (other than the Spinco Entities).

“Remainco Equity Award” has the meaning set forth in the Employee Matters Agreement.

“Remainco Group” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Material Adverse Effect” means any state of facts, circumstance, condition, change, event, development, occurrence, result or effect (each, an “Effect”) that has a material adverse effect on the ability of Remainco to consummate the Separation, the Distribution and the Merger.

“Remainco SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by Remainco, Spinco or DowDuPont Inc. with the SEC since January 1, 2018.

“Remainco Stock Plan” has the meaning set forth in the Employee Matters Agreement.

“Remainco’s Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, consultants, other advisors or other Persons acting on behalf of such Person.

“Required Periods” means, in the case of a balance sheet, such date or dates, or, in the case of statements of earnings, cash flows and equity, such periods or periods, as are required to be provided by applicable Law (in each case, after giving effect to any waiver, amendment, modification, interpretation, guidance, or other form of relief made available by the applicable Governmental Authority) in connection with the Securities Filings and to effectuate the transactions contemplated by this Agreement, subject to Section 8.22(c) of the Spinco Disclosure Schedule.

“RMT Partner Term Credit Facility” means that certain Credit Agreement, dated as of June 6, 2018 and as amended as of July 13, 2018, among RMT Partner, certain Subsidiaries of RMT Partner, the lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as administrative agent.

“RMT Partner Datasite” means the datasite entitled “Project Icon” established by RMT Partner and hosted by Intralinks for purposes of due diligence of RMT Partner and the RMT Partner Subsidiaries and their respective businesses in connection with the transactions contemplated hereby.

“RMT Partner Disclosure Schedule” means the Disclosure Schedule delivered by RMT Partner to Remainco and Spinco on the date hereof and attached hereto.

“RMT Partner Employee” means each individual employed by the RMT Partner Entities immediately prior to the Effective Time.

“RMT Partner Entities” means RMT Partner and its Subsidiaries.

“RMT Partner Equity Award” means a RMT Partner Option, RMT Partner SAR, RMT Partner Restricted Stock, RMT Partner PSU Award or RMT Partner RSU Award.

“RMT Partner Key Executive Role” means the position of the principal executive officer of RMT Partner or his or her direct reports.

“RMT Partner Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the RMT Partner Entities.

“RMT Partner Leases” means any real property leases, subleases, licenses or other occupancy agreements with respect to any RMT Partner Leased Real Property, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto.

“RMT Partner License” means each material license or other material grant under which RMT Partner or any of its Subsidiaries (a) is a licensee or otherwise has been granted or has obtained or (b) is a licensor or otherwise agrees to grant or provide rights to use or register any Intellectual Property, other than (x) in the case of clause (a), licenses for unmodified, commercially available Off-the-Shelf Software used by RMT Partner or any of its Subsidiaries solely for their internal purposes or (y) in the case of clause (b), non-exclusive licenses granted in the ordinary course of business consistent with past practice.

“RMT Partner Material Adverse Effect” means any Effect that, individually or in the aggregate with such other Effects has a material adverse effect on (a) the business, condition (financial or otherwise), assets or results of operations of RMT Partner and the RMT Partner Subsidiaries, taken as a whole, or (b) the ability of the RMT Partner to consummate the Merger; provided, however, that, in the case of the foregoing clause (a) only, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is a RMT Partner Material Adverse Effect: any Effect to the extent resulting from or arising in connection with (i) any changes resulting from general market, economic, financial, capital markets, international trade (including the imposition or adjustment of tariffs) or political or regulatory conditions, (ii) any changes or proposed changes after the date hereof to applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from weather, natural disaster or any man-made disaster, any act of terrorism, war, national or international hostilities, or any worsening thereof, (iv) any changes generally affecting the industries in which RMT Partner and the RMT Partner Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the other Transaction Documents, the identity of Spinco and Remainco as counterparties hereto, or the announcement of this Agreement or the other Transaction Documents, or the transactions contemplated hereby and thereby, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by this Agreement or the other Transaction Documents (provided that this clause (v) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other transactions contemplated hereby or the performance of obligations hereunder or thereunder), (vi) changes in the price or the trading volume of RMT Partner Common Stock or any change in the credit rating of RMT Partner (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (vii) any actions taken or omitted to be taken by RMT Partner or any of their Subsidiaries that are expressly required to be taken or omitted to be taken by this Agreement or the Transaction Documents, including any actions taken or omitted to be taken with the other Party’s prior written consent after disclosure to such Party of all material and relevant facts and information related to such request for consent (except, with this clause (vii) for any obligation to operate in the ordinary course or similar obligation), (viii) the failure of RMT Partner to meet internal or analysts’ expectations or projections of results of operations for any future period (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition) or (ix) any Action brought by any RMT Partner shareholder arising from or relating to the Merger or the other transactions contemplated by this Agreement or the Transaction Documents, except, in the case of clauses (i), (ii), (iii) and (iv), to the extent such changes have a disproportionate impact on RMT Partner and the RMT Partner Subsidiaries, taken as a whole, as compared to other participants in the industries in which RMT Partner and the RMT Partner Subsidiaries conduct their businesses.

“RMT Partner Option” means an option to purchase a share of RMT Partner Common Stock.

“RMT Partner Owned Intellectual Property” means all Intellectual Property owned by RMT Partner or the RMT Partner Subsidiaries, including RMT Partner Registered Intellectual Property.

“RMT Partner Owned Real Property” means all of the real property owned by the RMT Partner Entities.

“RMT Partner Products” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of RMT Partner or any RMT Partner Subsidiaries.

“RMT Partner PSU Award” means a performance-vesting restricted stock unit award in respect of a share of RMT Partner Common Stock.

“RMT Partner Registered Intellectual Property” means all Intellectual Property that is owned by RMT Partner or any RMT Partner Subsidiary and registered, filed, issued or granted under the authority of, with or by any Governmental Authority.

“RMT Partner Registration Statement” means the registration statement on Form S-4 to be filed by RMT Partner with the SEC to effect the registration under the Securities Act of the issuance of the shares of RMT Partner Common Stock that will be received by holders of Spinco Common Stock pursuant to the Merger.

“RMT Partner Representation Letter” means the Tax Representation Letter of RMT Partner in substantially the form of Exhibit F hereto, as may be amended from time to time by mutual agreement of RMT Partner and Remainco, each acting reasonably and in good faith, and Remainco’s Tax Counsel.

“RMT Partner Restricted Stock” means a restricted share of RMT Partner Common Stock.

“RMT Partner Revolving Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2011, among RMT Partner, certain of its Subsidiaries party thereto, the lenders party thereto from time to time, and Citibank, N.A., as administrative agent, as amended and restated as of December 2, 2016 and as amended as of May 21, 2018, June 6, 2018 and July 13, 2018.

“RMT Partner RSU Award” means a time-vesting restricted stock unit award in respect of a share of RMT Partner Common Stock.

“RMT Partner SAR” means a stock appreciation right in respect of RMT Partner Common Stock.

“RMT Partner Share Issuance” means the shares of RMT Partner Common Stock issued in connection with Section 3.2 of this Agreement in an amount equal to the New Issuance.

“RMT Partner Shareholder Approval” means the approval of the RMT Partner Share Issuance by the affirmative vote of a majority of the votes cast by holders of RMT Partner Common Stock entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose.

“RMT Partner Stock Plan” means, collectively, the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan, the International Flavors & Fragrances Inc. 2018 Stock Award and Incentive Plan and any other equity incentive compensation plan under which RMT Partner Equity Awards may be outstanding as of the date hereof or hereafter.

“RMT Partner Subsidiaries” means all direct and indirect Subsidiaries of RMT Partner.

“RMT Partner Tangible Equity Units” means those certain tangible equity units of RMT Partner, comprised of (a) a prepaid stock contract to be settled by delivery of a specified number of shares of RMT Partner Common Stock and (b) a senior amortizing note, with an initial principal amount of $8.4529 and a final installment payment date of September 15, 2021.

“Sanction(s)” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced by the U.S. government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Party” means any Person that is the target of Sanctions, including, without limitation, (a) any Person identified in any Sanctions-related list of sanctioned Persons administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, as amended from time to time; (b) any Person located, organized or resident in a Sanctioned Jurisdiction; or (c) any Person owned, directly or indirectly, or controlled by any such Person described in the foregoing clauses (a) and (b).

“SEC” means the U.S. Securities and Exchange Commission, and, as applicable, the staff thereof.

“Second Merger Date” means the date that is the earlier of (a) thirty (30) days after the Effective Time and (b) the later of (i) the date before the first quarter-end or year-end after the Effective Time and (ii) fifteen (15) days after the Effective Time, or such shorter period as the Parties may agree to in good faith.

“Securities Act” means the U.S. Securities Act of 1933.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit A to this Agreement.

“Separation Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Site Services Agreement” means the Site Services Agreements effective as of the time of the Distribution (or such earlier time as may be set forth in the Separation Plan), by and between members of the Remainco Group and the Spinco Group, as applicable.

“Software” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Datasite” means the datasite entitled “Project Neptune” established by Remainco and hosted by Intralinks for purposes of due diligence of the Spinco Business in connection with the transactions contemplated hereby.

“Spinco Dedicated Employee” means each individual described in Section 1.01(a)(i) of the Employee Matters Agreement (and, for the avoidance of doubt, not including any individual in a corporate or functional department to be identified pursuant to Section 1.01(a)(ii) of the Employee Matters Agreement).

“Spinco Disclosure Schedule” means the Disclosure Schedule delivered by Remainco and Spinco to RMT Partner on the date hereof and attached hereto.

“Spinco Employee” has the meaning set forth in the Employee Matters Agreement.

“Spinco Entities” means Spinco and the Spinco Subsidiaries after giving effect to the Separation.

“Spinco Group” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Key Executive Role” means the position of the principal executive officer of Spinco or his or her direct reports.

“Spinco Leased Real Property” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Leases” means any real property leases, subleases, licenses or other occupancy agreements with respect to any Spinco Leased Real Property, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto.

“Spinco Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco License” means each material license or other material grant under which Spinco or any of its Subsidiaries (a) is a licensee or otherwise has been granted or has obtained, or (b) is a licensor or otherwise agrees to grant or provide, rights to use any Intellectual Property, other than (x) in the case of clause (a), licenses for unmodified, commercially available Off-the-Shelf Software used by Spinco or any of its Subsidiaries solely for their internal purposes or (y) in the case of clause (b), non-exclusive licenses granted in the ordinary course of business consistent with past practice.

“Spinco Material Adverse Effect” means any Effect that, individually or in the aggregate with such other Effects has a material adverse effect on (a) the business, condition (financial or otherwise), assets or results of operations of Spinco and the Spinco Subsidiaries, taken as a whole, or (b) the ability of Spinco to consummate the Separation, the Distribution and the Merger; provided, however, that, in the case of the foregoing clause (a) only, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is a Spinco Material Adverse Effect: any Effect to the extent resulting from or arising in connection with (i) any changes resulting from general market, economic, financial, capital markets, international trade (including the imposition or adjustment of tariffs) or political or regulatory conditions, (ii) any changes or proposed changes after the date hereof to applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from weather, natural disaster or any man-made disaster, any act of terrorism, war, national or international hostilities, or any worsening thereof, (iv) any changes generally affecting the industries in which Spinco and the Spinco Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the other Transaction Documents, the identity of RMT Partner as a counterparty hereto, or the announcement of this Agreement or the other Transaction Documents, or the transactions contemplated hereby and thereby, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by this Agreement or the other Transaction Documents (provided that this clause (v) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other transactions contemplated hereby or the performance of obligations hereunder or thereunder), (vi) any actions taken or omitted to be taken by Remainco or Spinco (or any of their Subsidiaries) that are expressly required to be taken or omitted to be taken by this Agreement or the Transaction Documents, including any actions taken or omitted to be taken with the other Party’s prior written consent after disclosure to such Party of all material and relevant facts and information related to such request for consent (provided that this clause (vi) does not apply in the context of (x) any obligation to operate in the ordinary course or similar obligation or (y) any obligation under Section 8.20(b)), (vii) the failure of Remainco or Spinco to meet internal or analysts’ expectations or projections of results of operations for future period (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (viii) any matters relating to or arising from a Remainco Liability (after taking into account the benefits of any applicable provisions of the Separation and Distribution Agreement) or (ix) any Action brought by any stockholder of Remainco arising from or relating to the Distribution Disclosure Documents, except, in the case of clauses (i), (ii), (iii) and (iv), to the extent such changes have a disproportionate impact on Spinco and the Spinco Subsidiaries, taken as a whole, as compared to other participants in the industries in which Spinco and the Spinco Subsidiaries conduct their businesses.

“Spinco Owned Intellectual Property” means all Intellectual Property owned by Spinco or the Spinco Subsidiaries (after giving effect to the Separation), including Spinco Registered Intellectual Property.

“Spinco Owned Real Property” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Products” means products of the Spinco Business that are regulated by the FDA or similar foreign Governmental Authority.

“Spinco Registered Intellectual Property” means all Intellectual Property that is owned by any Spinco Entity and registered, filed, issued or granted under the authority of, with or by any Governmental Authority, including the Patents set forth on Schedule 1.1(232)(a) of the Separation and Distribution Agreement, the Trademarks set forth on Schedule 1.1(232)(b) of the Separation and Distribution Agreement, the domain names set forth on Schedule 1.1(232)(c) of the Separation and Distribution Agreement and the Copyrights set forth on Schedule 1.1(232)(d) of the Separation and Distribution Agreement.

“Spinco Special Cash Payment” has the meaning set forth in the Separation and Distribution Agreement (including any adjustment thereof in connection with the calculation of the “Final Spinco Special Cash Payment” as set forth therein).

“Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco after giving effect to the Separation.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person; provided, however, that, with respect to Spinco, “Subsidiary” shall not include the Persons set forth on Section 1.1(c) of the Spinco Disclosure Schedule.

“Supply Agreement” means the Supply Agreement, to be entered at or prior to the Spinco Distribution, by and between Remainco or a member of the Remainco Group, on the one hand, and Spinco or a member of the Spinco Group, on the other hand, which will provide for the supply of certain products from one party and its Affiliates to the other party and its Affiliates, to ensure the continuation of supply of such products to such party after the Closing.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Law” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form attached hereto as Exhibit B, to be entered into by and among Remainco, Spinco and RMT Partner on or prior to the Distribution Date.

“Tax Representation Letters” means (a) the RMT Partner Representation Letter and (b) Tax representation letters containing customary representations and covenants relevant to the qualification of the Merger, the Second Merger, Contribution, Distribution and the Spinco Special Cash Payment for the Intended Tax Treatment and substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco’s Tax Counsel, executed by Spinco and Remainco.

“Tax Returns” has the meaning set forth in the Separation and Distribution Agreement.

“Tender Offer Statement” means the tender offer statement on Schedule TO to be filed by Remainco with the SEC if the Distribution is effected in whole or in part as an exchange offer.

“Trademark” has the meaning set forth in the Separation and Distribution Agreement.

“Trademarks Cross-License Agreement” means the Trademarks Cross-License Agreement effective as of the time set forth in the Separation Plan, by and between one or more members of the Remainco Group, as licensor, and one or more members of the Spinco Group, as licensee.

“Transaction Documents” means this Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Intellectual Property Cross-License Agreement, the Trademarks Cross-License Agreement, the Supply Agreement, the Site Services Agreement and the other Ancillary Agreements, including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit D, effective as of the time set forth in the Separation Plan, by and between one or more members of the Remainco Group and one or more members of the Spinco Group.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Willful Breach” means, with respect to any representations, warranties, covenants or agreements of a Party set forth in this Agreement, an action or omission taken or omitted to be taken by such Party which in and of itself constitutes a material breach of such Party’s representations, warranties, covenants or agreements set forth herein and that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representations, warranties, covenants or agreements.

“Withdrawal Liability” means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

INDEX OF DEFINED TERMS

Term	Section
Contribution	Section 1.1
€	Section 1.3(h)
Acceptable Confidentiality Agreement	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Alternative Financing	Section 8.7(b)
Ancillary Agreements	Section 1.1
Anti-Corruption Laws	Section 1.1
Audited Financial Statements	Section 8.22(a)
Below Investment Grade Rating	Section 1.1
Business Day	Section 1.1
Certificate of Merger	Section 2.2(a)
Clean-Up Spin-Off	Section 8.14
Closing	Section 2.1
Closing Date	Section 2.1
Code	Section 1.1
Collective Bargaining Agreement	Section 1.1
Commitment Fees	Section 8.7(h)
Competing Proposal	Section 8.10(e)(i)
Competing Spinco Proposal	Section 8.10(f)
Competition Laws	Section 1.1
Confidentiality Agreement	Section 1.1
Consent	Section 1.1
Continuing Remainco Designee	Section 3.6(d)
Continuing RMT Partner Designee	Section 3.6(e)
Contract	Section 1.1
control	Section 1.1

Term	Section
controlled by	Section 1.1
Conversion Equity Award	Section 1.1, Section 1.1, Section 1.1
Conveyancing and Assumption Instruments	Section 1.1
Data Security Requirements	Section 1.1
Debt Financing	Section 8.7(a)
DGCL	Section 1.1
Disclosure Schedule	Section 1.3(a)(i)
Distribution	Section 1.1
Distribution Agent	Section 3.3(a)
Distribution Date	Section 1.1
Distribution Record Date	Section 1.1
Distribution Registration Statement	Section 1.1
DWDP SDA	Section 1.1
DWDP TMA Transaction	Section 1.1
Effective Time	Section 2.2(a)
Employee Matters Agreement	Section 1.1
Environmental Laws	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
EUR	Section 1.3(h)
Exchange Act	Section 1.1
Exchange Agent	Section 3.3(b)
Exchange Fund	Section 3.3(b)
Exchange Offer	Recitals
Exchange Ratio	Section 1.1
FCPA	Section 1.1
FDA	Section 1.1
FDCA	Section 6.18(a)
First Extended Outside Date	Section 10.1(c)
Former Spinco Business Employee	Recitals
French Offer Letter	Section 1.1
French Spinco Assets	8.23(a), Section 1.1
French Spinco Business	8.23(a), Section 1.1
French Spinco Liabilities	8.23(a), Section 1.1
Fully Diluted RMT Partner Shares	Section 1.1
GAAP	Section 1.1
government	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Hazardous Material	Section 1.1
HSR Act	Section 1.1
Indebtedness	Section 1.1
Indemnified Parties	Section 8.8
Initial Outside Date	Section 10.1(c)
Intellectual Property	Section 1.1
Intended Tax Treatment	Section 1.1
Interests	Section 1.1
Interim Period	Section 8.1(a)
Internal Reorganization	Section 1.1

Term	Section
IRS	Section 1.1
knowledge	Section 1.1
Law	Section 1.1
Legal Restraint	Section 9.1(g)
Liability	Section 1.1
Lien	Section 1.1
Losses	Section 1.1
Merger	Section 3.1
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 3.2(b)
Multiemployer Plan	Section 1.1
New Issuance	Section 1.1
Non-U.S. RMT Partner Benefit Plan	Section 7.13(a)
Non-U.S. Spinco Benefit Plan	Section 6.13(a)
NYSE	Recitals
OFAC	Section 1.1
Off-the-Shelf Software	Section 1.1
Organizational Documents	Section 1.1
Other Covered Party	Section 1.1
Outside Date	Section 10.1(c)
Parties	Preamble
Party	Preamble
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
PHSA	Section 6.18(a)
Prime Rate	Section 1.1
Proxy Statement	Section 8.4(a)
Qualified Spinco Common Stock	Section 1.1
Real Property Use Restrictions	Section 1.1
Release	Section 1.1
Remainco	Preamble
Remainco Assets	Section 1.1
Remainco Benefit Plan	Section 6.13(a)
Remainco Board	Recitals
Remainco Business	Section 1.1
Remainco Common Stock	Recitals
Remainco Designees	Section 3.6(a)
Remainco Entities	Section 1.1
Remainco Equity Award	Section 1.1
Remainco Expenses	Section 10.3(c)
Remainco Group	Section 1.1
Remainco Liabilities	Section 1.1
Remainco Material Adverse Effect	Section 1.1
Remainco SEC Documents	Section 1.1
Remainco Tax Opinion	Section 8.3(b)
Remainco’s Tax Counsel	Section 1.1
Remedies Exception	Section 5.2(c)
Representative	Section 1.1
Required Consents	Section 8.6(a)

Term	Section
RMT Partner	Preamble
RMT Partner Acquisition Agreement	Section 8.10(a)
RMT Partner Affiliate Contract	Section 7.23
RMT Partner Benefit Plan	Section 7.13(a)
RMT Partner Board	Recitals
RMT Partner Business	Section 7.20(a)(iii)
RMT Partner Change in Recommendation	Section 8.10(c)
RMT Partner Datasite	Section 1.1
RMT Partner Designees	Section 3.6(a)
RMT Partner Disclosure Schedule	Section 1.1
RMT Partner Employee	Section 1.1
RMT Partner Entities	Section 1.1
RMT Partner Equity Award	Section 1.1
RMT Partner Healthcare Laws	Section 7.18(b)
RMT Partner Leased Real Property	Section 1.1
RMT Partner Leases	Section 1.1
RMT Partner License	Section 1.1
RMT Partner Material Adverse Effect	Section 1.1
RMT Partner Material Contracts	Section 7.11(a)
RMT Partner Option	Section 1.1
RMT Partner Owned Intellectual Property	Section 1.1
RMT Partner Owned Real Property	Section 1.1
RMT Partner Products	Section 1.1
RMT Partner PSU Award	Section 1.1
RMT Partner Recommendation	Recitals
RMT Partner Registered Intellectual Property	Section 1.1
RMT Partner Registration Statement	Section 1.1
RMT Partner Regulatory Agency	Section 7.18(a)
RMT Partner Regulatory Permits	Section 7.18(a)
RMT Partner Representation Letter	Section 1.1
RMT Partner Revolving Credit Agreement	Section 1.1
RMT Partner RSU Award	Section 1.1
RMT Partner SAR	Section 1.1
RMT Partner SEC Documents	Section 7.8(a)
RMT Partner Share Issuance	Section 1.1
RMT Partner Shareholder Approval	Section 1.1
RMT Partner Shareholders Meeting	Section 8.5(a)
RMT Partner Stock Plan	Section 1.1
RMT Partner Subsidiaries	Section 1.1
RMT Partner Term Credit Facility	Section 1.1
RMT Partner Voting Debt	Section 7.6(b)
Sanction(s)	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Party	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Securities Filings	Section 8.4(a)
Separation	Section 1.1
Separation and Distribution Agreement	Section 1.1
Separation Plan	Section 1.1
Software	Section 1.1

Term	Section
Spinco	Preamble
Spinco Affiliate Contract	Section 6.23
Spinco Assets	Section 1.1
Spinco Benefit Plan	Section 6.13(a)
Spinco Board	Recitals
Spinco Business	Section 1.1
Spinco Commitment Letter	Section 8.7(a)
Spinco Common Stock	Section 6.6(a)
Spinco Datasite	Section 1.1
Spinco Dedicated Employee	Section 1.1
Spinco Disclosure Schedule	Section 1.1
Spinco Employee	Section 1.1
Spinco Entities	Section 1.1
Spinco Group	Section 1.1
Spinco Healthcare Laws	Section 6.18(b)
Spinco Key Executive Role	Section 1.1
Spinco Leased Real Property	Section 1.1
Spinco Leases	Section 1.1
Spinco Lenders	Section 8.7(a)
Spinco Liabilities	Section 1.1
Spinco License	Section 1.1
Spinco Material Adverse Effect	Section 1.1
Spinco Material Contracts	Section 6.11(a)
Spinco Owned Intellectual Property	Section 1.1
Spinco Owned Real Property	Section 1.1
Spinco Products	Section 1.1
Spinco Registered Intellectual Property	Section 1.1
Spinco Regulatory Agency	Section 6.18(a)
Spinco Regulatory Permits	Section 6.18(a)
Spinco Special Cash Payment	Section 1.1
Spinco Subsidiaries	Section 1.1
Spinco Voting Debt	Section 6.6(b)
Spin-Off	Recitals
Split Off TO	Section 8.4(a)
Subsequent Audited Spinco Financial Statements	Section 8.22(a)
Subsequent Unaudited Spinco Financial Statements	Section 8.22(a)
Subsidiary	Section 1.1
Superior Proposal	Section 8.10(e)(ii)
Superior Proposal Notice	Section 8.10(c)
Supply Agreement	Section 1.1
Surviving Corporation	Section 3.1
Tax Matters Agreement	Section 1.1
Tax Representation Letters	Section 1.1
Tax Returns	Section 1.1
Taxes	Section 1.1
Tender Offer Statement	Section 1.1
Termination Payment	Section 10.3(b)
Threshold Percentage	Section 3.2(d)
Transaction Documents	Section 1.1
Transition Services Agreement	Section 1.1
Treasury Regulations	Section 1.1

Term	Section
under common control with	Section 1.1
Willful Breach	Section 1.1
Withdrawal Liability	Section 1.1

Section 1.3 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; (H) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time or an enumeration of provisions of this Agreement) means “through and including”; (I) the word “threat” or “threatened” shall be deemed to be immediately followed by the words “in writing” and (J) the words “ordinary course of business” shall be deemed to mean the “ordinary course of business consistent with past practice”;

(ii) references to any federal, state, local, or foreign statute or Law shall (A) include all rules and regulations promulgated thereunder and (B) be to that statute or Law as amended, modified or supplemented from time to time; and

(iii) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) Any reference to a “month” shall mean a calendar month.

(e) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) All monetary figures shall be in United States dollars unless otherwise specified.

(h) All references to “EUR,” or “€” are to the lawful currency of the European Union.

(i) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a Spinco Material Adverse Effect or RMT Partner Material Adverse Effect, as applicable, or materiality.

(j) Unless otherwise expressly provided for in any such representation or warranty, each of the representations and warranties of the Parties set forth herein shall be deemed to be made as if the Separation has been consummated as of the date such representations and warranties are made hereunder.

(k) The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party not later than one (1) day prior to the date hereof pursuant to the RMT Partner Datasite or the Spinco Datasite or via other electronic transmission on an “outside counsel only” basis, as applicable, or (ii) made publicly available in the Remainco SEC Documents or the RMT Partner SEC Documents, as applicable, not later than one (1) day prior to the date hereof.

(l) It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts or higher or lower amounts, are or are not material and (ii) the inclusion of any specific item in the Spinco Disclosure Schedule or the RMT Partner Disclosure Schedule is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business, and, in each case, no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Spinco Disclosure Schedule or the RMT Partner Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Spinco Disclosure Schedule or the RMT Partner Disclosure Schedule is or is not material for purposes of this Agreement or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Spinco Disclosure Schedule and the RMT Partner Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including any violation of applicable Law or breach of Contract.

(m) Nothing contained in Article V, Article VI or Article VII shall be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 6.29(b) and Section 7.29(b) to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(n) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Article IX without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

ARTICLE II

THE CLOSING

Section 2.1 Closing.

(a) Unless the transactions herein contemplated shall have been abandoned and this Agreement is terminated pursuant to Section 10.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall be effected by the exchange of documents by electronic transmission, or, if such exchange is not practicable, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at Four Times Square, New York, NY 10036 at 9:00 a.m., New York City time, on the date that is three (3) Business Days after the conditions set forth in Article IX (other than the conditions set forth in Section 9.1(b) and Section 9.1(c) and any other conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction of those conditions and those set forth in Section 9.1(b) and Section 9.1(c)) have been satisfied (or, to the extent permitted by applicable Law, waived), unless another date, time or place is agreed to in writing by Remainco and RMT Partner; provided that the Closing shall not occur prior to January 4, 2021. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(b) On or after the Second Merger Date, Spinco shall be merged with and into Merger Sub 2, whereupon the separate existence of the Spinco shall cease, and Merger Sub 2 shall continue as the surviving company and shall continue to be a wholly owned Subsidiary of RMT Partner (the “Second Merger”).

Section 2.2 Effective Time.

(a) On the Closing Date, Spinco and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as RMT Partner and Remainco shall agree and cause Spinco and Merger Sub to specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

(b) From and after the Closing, each Party shall take or continue to take all such other actions as may be provided for or required pursuant to Article III or any other provision of this Agreement that by its terms contemplates performance after the Closing Date.

ARTICLE III

THE MERGER

Section 3.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Spinco (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Spinco shall become a direct wholly owned Subsidiary of RMT Partner. References herein to “Spinco” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 3.2 Effect on Capital Stock.

(a) Conversion of Spinco Capital Stock.

(i) Each share of Spinco Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.2(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.4, a fraction of a share, of RMT Partner Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.2(a)(iv) and Section 3.2(d).

(ii) Each share of Spinco Common Stock held by Spinco as treasury stock or by Remainco (other than shares of Spinco Common Stock held for the sole benefit of Persons other than a member of the Remainco Group), in each case, following the Distribution and immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of RMT Partner Common Stock as provided in Section 3.2(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.3(d).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of RMT Partner Common Stock or Spinco Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to RMT Partner Common Stock or Spinco Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than, in the case of Spinco Common Stock, to the extent contemplated in the Separation and Distribution Agreement (including the Internal Reorganization or in connection with the Spin-Off, Exchange Offer or Clean-Up Spin-Off, where Remainco shall be entitled to cause the number of outstanding shares of Spinco Common Stock to be an amount that it determines in its sole and absolute discretion); provided that nothing in this Section 3.2(a)(iv) shall be construed to permit Remainco, Spinco or RMT Partner to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b) Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) RMT Partner Common Stock. Each share of RMT Partner Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.

(d) Exchange Ratio True Up. If the percentage of outstanding shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock would be less than 50.1% (the “Threshold Percentage”) of all the stock of RMT Partner immediately following the consummation of the Merger (including (i) any instruments that are treated as equity for U.S. federal income Tax purposes and (ii) any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of an option or other contract acquired or entered into on or before the Effective Time that may be regarded as having been acquired or entered into before the Effective Time as part of a “plan” of which the Distribution is a part within the meaning of Section 355(e) of the Code, determined without regard to any adjustment pursuant to this Section 3.2(d)), then upon Remainco’s election, the Exchange Ratio shall be increased such that the number of shares of RMT Partner Common Stock to be received in the Merger by holders of Spinco Common Stock immediately prior to the Effective Time with respect to Qualified Spinco Common Stock pursuant to Section 3.2(a)(i) represents the Threshold Percentage. The Parties agree that this Section 3.2(d) is intended to ensure that the Merger does not cause Section 355(e) of the Code to apply to the Distribution, and that this Section 3.2(d) shall be interpreted consistently therewith, including with respect to any calculation of the Threshold Percentage.

Section 3.3 Distribution of RMT Partner Common Stock.

(a) Distribution Agent. Pursuant to Article IV of the Separation and Distribution Agreement, the Exchange Agent (as defined below, and acting as “Distribution Agent” thereunder) shall hold, for the account of the relevant Remainco stockholders, book-entry shares representing all of the outstanding shares of Spinco Common Stock distributed in the Distribution. Such shares of Spinco Common Stock shall be converted into shares of RMT Partner Common Stock in accordance with the terms of this Section 3.3.

(b) Exchange Agent. Prior to the Effective Time, Remainco shall appoint the agent set forth on Section 3.3(b) of the Spinco Disclosure Schedule as exchange agent in the Merger (the “Exchange Agent”) pursuant to a customary exchange agent agreement (to which Remainco, Spinco and RMT Partner shall be parties) providing for, among other things, the matters set forth in this Section 3.3 and otherwise reasonably satisfactory to the parties. Prior to or at the Effective Time, RMT Partner shall deposit or cause to be deposited with the Exchange Agent, for the benefit of Persons who received shares of Spinco Common Stock in the Distribution and for distribution in accordance with this Article III, through the Exchange Agent, shares of RMT Partner Common Stock in book-entry form representing the shares of RMT Partner Common Stock issuable pursuant to Section 3.2 upon conversion of outstanding shares of Spinco Common Stock (such shares of RMT Partner Common Stock, together with together with any dividends or distributions with respect thereto pursuant to Section 3.3(d) and other amounts payable in accordance with Section 3.4, being hereinafter referred to as the “Exchange Fund”). Immediately following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions which shall be delivered from RMT Partner to the Exchange Agent immediately following the Effective Time, deliver the RMT Partner Common Stock contemplated to be issued pursuant to Section 3.2 from the shares of RMT Partner Common Stock held in the Exchange Fund. If RMT Partner deposits such shares into the Exchange Fund prior to the Effective Time and the Merger is not consummated, the Exchange Agent shall promptly return such shares to RMT Partner. If for any reason the Exchange Fund is inadequate to deliver all shares of RMT Partner Common Stock in respect of the conversion of shares of Spinco Common Stock for shares of RMT Partner Common Stock pursuant to Section 3.2(a)(i), RMT Partner shall take all steps necessary to, at or prior to the Effective Time, deposit in trust with the Exchange Agent additional shares of RMT Partner Common Stock sufficient to make all such deliveries. The Exchange Fund shall not be used for any other purpose.

(c) Exchange Procedures.

(i) Promptly after the Effective Time, the Exchange Agent shall, and RMT Partner shall cause the Exchange Agent to, deliver to each Person who was the record holder of shares of Spinco Common Stock following the Distribution and immediately prior to the Effective Time a book-entry authorization representing the number of whole shares of RMT Partner Common Stock, from the Exchange Fund, that such holder has the right to receive pursuant to the provisions of Section 3.2(a)(i) (and cash in lieu of fractional shares of RMT Partner Common Stock, as contemplated by Section 3.4, together with any dividends or other distributions pursuant to Section 3.3(d)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Partner Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of the Persons entitled thereto.

(ii) From and after the Effective Time, any shares formerly representing shares of Spinco Common Stock will represent only the right to receive shares of RMT Partner Common Stock (and cash in lieu of any fractional share of RMT Partner Common Stock as contemplated by Section 3.4 and any dividends or other distributions pursuant to Section 3.3(d)).

(d) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made with respect to RMT Partner Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the former holders of Spinco Common Stock with respect to any shares of RMT Partner Common Stock that are not able to be distributed by the Exchange Agent to such holder promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock, without interest, (i) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of RMT Partner Common Stock to which such holder is entitled pursuant to Section 3.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares of RMT Partner Common Stock and a payment date subsequent to the distribution of such shares of RMT Partner Common Stock payable with respect to such whole shares of RMT Partner Common Stock. RMT Partner shall deposit in the Exchange Fund all such dividends and distributions.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof, if any) that remains undistributed to the former holders of Spinco Common Stock on the one-year anniversary of the Merger shall, subject to any abandoned property, escheat or similar Law, be delivered to RMT Partner, upon demand, and any former holders of Spinco Common Stock who have not theretofore received shares of RMT Partner Common Stock in accordance with this Article III shall thereafter look only to RMT Partner, as general creditors thereof, for the consideration to which they are entitled pursuant to Section 3.2(a)(i), any cash in lieu of fractional shares of RMT Partner Common Stock to which they may be entitled pursuant to Section 3.4 and any dividends or other distributions with respect to the RMT Partner Common Stock to which they may be entitled pursuant to Section 3.3(d) (subject to any abandoned property, escheat or similar law).

(f) No Liability. None of Remainco, Spinco, RMT Partner, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Exchange Fund (or dividends or distributions with respect to RMT Partner Common Stock) or any cash properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(g) No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Spinco Common Stock in connection with the Merger.

(h) Spinco Stock Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and there shall be no further registration of transfers of Spinco Common Stock thereafter on the books or records of Spinco.

Section 3.4 Fractional Shares.

(a) No certificates or scrip representing fractional shares of RMT Partner Common Stock or book-entry credit of the same shall be issued to any holder of Spinco Common Stock upon the conversion of Spinco Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of RMT Partner. All fractional shares of RMT Partner Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five (5) Business Days after the time of the Merger. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes and brokerage charges, commissions and conveyance and similar Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger. Until the proceeds of such sale or sales have been distributed to the holders of Spinco Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger.

(b) Remainco, Spinco, RMT Partner and Merger Sub acknowledge that payment of the cash consideration in lieu of issuing fractional shares of RMT Partner Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to RMT Partner that would otherwise be caused by the issuance of fractional shares of RMT Partner Common Stock.

Section 3.5 Charter and Bylaws of Surviving Corporation; Directors and Officers.

(a) The charter of Spinco immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of RMT Partner, Merger Sub, Spinco or the holders of Spinco Common Stock, shall be the charter of the Surviving Corporation until thereafter amended in accordance with such charter and applicable Law.

(b) The bylaws of Spinco immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of RMT Partner, Merger Sub, Spinco or the holders of Spinco Common Stock, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the charter of the Surviving Corporation, such bylaws and applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving

Corporation, and the officers of Spinco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Section 3.6 RMT Partner Board.

(a) At the Effective Time, the RMT Partner Board shall consist of thirteen (13) directors. Prior to the Effective Time, Remainco and RMT Partner shall each designate directors such that, at the Effective Time, the RMT Partner Board shall be comprised of: (i) the Executive Chairman of Remainco as of the date hereof; (ii) the Chairman and Chief Executive Officer of RMT Partner as of immediately prior to the Effective Time (who shall be the Chairman and Chief Executive Officer of RMT Partner as of immediately after the Effective Time); (iii) five (5) directors, designated by the Remainco Board, which shall be in addition to the Executive Chairman of Remainco as of the date hereof (the “Remainco Designees”); and (iv) six (6) directors, designated by the RMT Partner Board, each of whom shall be a director of RMT Partner prior to the Effective Time and shall be in addition to the Chairman and Chief Executive Officer of RMT Partner as of immediately prior to the Effective Time (the “RMT Partner Designees”). If the Closing shall have occurred, the Executive Chairman of Remainco shall assume the role of Lead Independent Director of RMT Partner (i) on June 1, 2021 or (ii) if Closing occurs after June 1, 2021, on the Closing Date.

(b) In the event that, prior to the Effective Time, a Remainco Designee is unable or unwilling to serve on the RMT Partner Board as a result of illness, death, resignation or any other reason, the Remainco Board shall be entitled to designate another person to serve in such person’s place.

(c) In the event that, prior to the Effective Time, a RMT Partner Designee is unable or unwilling to serve on the RMT Partner Board as a result of illness, death, resignation or any other reason, the RMT Partner Board shall be entitled to designate another person to serve in such person’s place.

(d) Until the second annual meeting of RMT Partner that occurs after the Closing, (i) if there is a vacancy created by cessation of service of any Remainco Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining Remainco Designees then in office, even if less than a quorum, or by a sole remaining Remainco Designee (any such replacement, a “Continuing Remainco Designee”); and (ii) if there is a vacancy created by cessation of service of any Continuing Remainco Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining Remainco Designees and/or Continuing Remainco Designees, as applicable, then in office, even if less than a quorum, or by a sole remaining Remainco Designee and/or Continuing Remainco Designee, as applicable.

(e) Until the second annual meeting of RMT Partner that occurs after the Closing, (i) if there is a vacancy created by cessation of service of any RMT Partner Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining RMT Partner Designees then in office, even if less than a quorum, or by a sole remaining RMT Partner Designee (any such replacement, a “Continuing RMT Partner Designee”); and (ii) if there is a vacancy created by cessation of service of any Continuing RMT Partner Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining RMT Partner Designees and/or Continuing RMT Partner Designees, as applicable, then in office, even if less than a quorum, or by a sole remaining RMT Partner Designee and/or Continuing RMT Partner Designee, as applicable.

(f) At RMT Partner’s 2022 annual meeting, the RMT Partner Board shall take all action necessary to include (i) six (6) Remainco Designees (or any replacements thereof pursuant to Section 3.6(d)) and (ii) six (6) RMT Partner Designees (or any replacements thereof pursuant to Section 3.6(e)), in each case (i) and (ii), as nominees for the RMT Partner Board, including recommending the Remainco Designees and RMT Partner Designees to the RMT Partner shareholders. For the avoidance of doubt, RMT Partner shall not include more than six (6) RMT Partner Designees as nominees for election at RMT Partner’s annual meeting in 2022.

(g) At RMT Partner’s 2022 annual meeting, the RMT Partner Board shall take all such action as may be necessary to cause the RMT Partner Board to consist of twelve (12) directors (subject to the RMT Partner Shareholders’ rights under applicable Law to appoint and remove directors).

(h) The RMT Partner Board shall take all such action as may be necessary to ensure that at least one Remainco Designee or Continuing Remainco Designee, as applicable, is appointed to serve on each committee of the RMT Partner Board, subject in all events to the requirements of applicable Law.

(i) The obligations of RMT Partner and the RMT Partner Board in this Section 3.6 are subject in all cases to requirement of applicable Law (including fiduciary duties of the RMT Partner directors). (i) No more than one Remainco Designee or Continuing Remainco Designee shall be a member of the Remainco Board of Directors following the Effective Time, (ii) the identity of each Remainco Designee, each Continuing Remainco Designee and each Continuing RMT Partner Designee shall be reasonably acceptable to the RMT Partner Board, and (iii) each Remainco Designee and Continuing Remainco Designee shall qualify as an independent director under the rules and regulations governing the requirements of companies listed on the NYSE.

Section 3.7 Tax Withholding. Remainco, Spinco, Merger Sub and RMT Partner, as the case may be, will be entitled, and will instruct the Exchange Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

ARTICLE IV

CONVERSION OF EQUITY AWARDS

Section 4.1 Remainco Equity Awards. Each Remainco Equity Award held by a Spinco Employee as of the Effective Time shall be treated as set forth in the Employee Matters Agreement. No Remainco Equity Award held by a Former Spinco Business Employee shall be assumed by Spinco or RMT Partner and each such Remainco Equity Award shall be assumed by, and remain a Liability of, Remainco.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO

REMAINCO

Except as otherwise disclosed or identified in (a) the Remainco SEC Documents filed or furnished with the SEC on or prior to the date hereof (excluding any disclosures (other than statements of historical fact) in any risk factors section or in any “forward-looking statement” disclaimer); provided that this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face or (b) the Spinco Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Spinco Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in the Section of this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in each other Section of this Article V and Article VI for which it is reasonably apparent on the face of such information that such information is relevant to such other Section), Remainco hereby represents and warrants to RMT Partner and Merger Sub as follows:

Section 5.1 Organization of Remainco. Remainco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Due Authorization.

(a) Remainco has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority to execute and deliver all other Transaction Documents to which it will be a party and (subject to the items discussed in Section 5.2(b) and the receipt of the Consents described in Section 5.4) to consummate the transactions contemplated hereby and thereby.

(b) Except for such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), the execution and delivery by Remainco of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Remainco is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time.

(c) Each of this Agreement and the Transaction Documents to which Remainco is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the other applicable Transaction Documents to which any RMT Partner Entity is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of such RMT Partner Entity) constitutes or will constitute the legal, valid and binding obligation of Remainco, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, fraudulent conveyance, reorganization, liquidation, dissolution, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) (collectively, the “Remedies Exception”).

Section 5.3 No Conflict.

(a) Subject to the receipt of the Consents set forth in Section 5.4, the execution, delivery and performance by Remainco of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by Remainco of the transactions contemplated hereby and thereby do not and will not (i) conflict with, violate any provision of, or result in the breach of, any Law or Governmental Order applicable to Remainco or by which any of its assets is bound; (ii) conflict with or violate any provision of the Organizational Documents of Remainco; (iii) conflict with, violate any provision of, or result in a default, breach, modification or termination of, or require an additional payment or a Consent under, or result in the creation or acceleration of any obligation under, or result in the loss of any benefit or give rise to any right of acceleration, termination, vesting, amendment, suspension, revocation under, any Contract to which Remainco or any of its Subsidiaries is a party or by which any property or asset of Remainco or any of its Subsidiaries (other than any of the Spinco Entities) are bound; or (iv) result in the creation or imposition of any Lien on any properties or assets of Remainco or any of its Subsidiaries, except, in the case of clauses (i), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Remainco Material Adverse Effect.

(b) The transactions contemplated by this Agreement and the Transaction Documents will comply with the Minimum EBITDA Condition and the Credit Rating Condition (each as defined in the Corteva Letter Agreement).

Section 5.4 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Remainco in connection with the execution or delivery by Remainco of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation by Remainco of the transactions contemplated hereby or thereby, except for: (a) Consents required under the rules and regulations of the NYSE and NASDAQ; (b) applicable requirements of any Competition Laws (including the Required Consents); (c) Consents required under applicable requirements of state securities or “blue sky” Laws, the Securities Act or the Exchange Act; (d) the filing of the Certificate of Merger pursuant to Article III; (e) the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement; (f) the filing of any amendment to the organizational documents of Spinco to the effect the Separation and Distribution; (g) consents, approvals, authorizations or other similar orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Separation; and (h) filings or Consents from or with any Governmental Authority which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Remainco Material Adverse Effect.

Section 5.5 Litigation and Proceedings. (a) There are no Actions pending, or, to the knowledge of Remainco, threatened before or by any Governmental Authority against Remainco, that would reasonably be expected to have, individually or in the aggregate, a Remainco Material Adverse Effect and (b) there is no continuing Governmental Order to which any Remainco Entity is a party or by which any of them are bound that would reasonably be expected to have, individually or in the aggregate, a Remainco Material Adverse Effect.

Section 5.6 Brokers’ Fees. Other than as set forth on Section 5.6 of the Spinco Disclosure Schedule, no broker, finder investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the RMT Partner Entities or the Spinco Entities would be liable after Closing, in connection with the transactions contemplated by this Agreement or the Separation and Distribution Agreement based on arrangements made on behalf of Remainco or any of its Affiliates.

Section 5.7 Remainco Internal Controls. Remainco maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the Spinco Business. Such disclosure controls and procedures are designed to provide reasonable assurance that all information required to be disclosed by Remainco with respect to the Spinco Business is reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC and other public disclosure documents. Remainco’s management has completed an assessment of the effectiveness of Remainco’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such internal control system was effective. Remainco’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Remainco maintained effective internal control over financial reporting as of December 31, 2018. Remainco’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Remainco, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Remainco are being made only in accordance with authorizations of management and directors of Remainco and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Remainco’s assets that could have a material effect on its financial statements. Remainco has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Remainco’s auditors and the audit committee of the Remainco Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect Remainco’s ability to record, process, summarize and report financial information with respect to the Spinco Business and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Remainco’s internal control over financial reporting with respect to the Spinco Business.

Section 5.8 Conversion Equity Awards. Section 5.8 of the Spinco Disclosure Schedule sets forth a true, correct and complete list of all Conversion Equity Awards outstanding as of December 9, 2019, and held by a Spinco Employee (each as identified as of the date hereof), specifying for each holder, on a holder-by-holder basis: (i) the number of shares subject to each such Conversion Equity Award (assuming target achievement for any Remainco PSU Award (as defined in the Employee Matters Agreement)), (ii) the grant date of each such Conversion Equity Award, (iii) the exercise price for each such Conversion Equity Award, to the extent applicable, (iv) the portion of such Conversion Equity Award that is unvested and vested (treating restricted stock units as unvested for this purpose even if no longer subject to a continued service requirement), (v) the vesting schedule for such Conversion Equity Award, (vi) the expiration date of each such Conversion Equity Award, to the extent applicable, (vii) the Remainco Stock Plan pursuant to which the Conversion Equity Award was granted and (viii) for each Remainco Option (as defined in the Employee Matters Agreement), whether such option is a nonqualified stock option or incentive stock option. With respect to each grant of Conversion Equity Awards, each such grant was made substantially in accordance with the terms of the Remainco Stock Plans, applicable securities Laws, and all other applicable Law, including any applicable stock exchange listing requirements and rules. Since December 9, 2019 no grant of any Conversion Equity Award has been made.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO SPINCO

Except as otherwise disclosed or identified in (a) the Remainco SEC Documents filed or furnished with the SEC on or prior to the date hereof (excluding any disclosures (other than statements of historical fact) in any risk factors section or in any “forward-looking statement” disclaimer); provided that this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (b) the Spinco Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Spinco Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in the Section of this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in each other Section of Article V or this Article VI for which it is reasonably apparent on the face of such information that such information is relevant to such other Section), Remainco hereby represents and warrants to RMT Partner and Merger Sub as follows:

Section 6.1 Organization of Spinco.

(a) Spinco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Spinco has made available to Remainco true and complete copies of its Organizational Documents.

(c) Spinco (i) has all requisite corporate power and authority to own, lease and operate its assets where such assets are now owned, leased and operated and to conduct its business as it is now being conducted and (ii) is duly licensed or qualified and in good standing (or equivalent status, if any, as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status, if any, as applicable), in the case of each of clause (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.2 Subsidiaries.

(a) As of the Closing, each Spinco Subsidiary will be duly organized and validly existing under the Laws of its jurisdiction of organization and have all requisite organizational power and authority to own, lease and operate its assets where such assets are owned, leased, and operated and to conduct its business as it is then being conducted, except where the failure to be so organized or validly existing, or to have such organizational power or authority, would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) As of the Closing, each Spinco Subsidiary will be duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.3 Due Authorization.

(a) Spinco has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and (subject to the items discussed in Section 6.3(b) and the receipt of the Consents described in Section 6.5) to consummate the transactions contemplated hereby and thereby.

(b) Except for such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), the execution and delivery by Spinco of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by Spinco of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part.

(c) Each of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by Spinco and (assuming that each of this Agreement and the other applicable Transaction Documents to which any RMT Partner Entity is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of such RMT Partner Entity) constitutes or will constitute a legal, valid and binding obligation of Spinco, enforceable against Spinco in accordance with its terms, subject to the Remedies Exception.

Section 6.4 No Conflict. Subject to the receipt of the Consents described in Section 6.5, other than as set forth on Section 6.4 of the Spinco Disclosure Schedule, the execution and delivery by Spinco of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by Spinco of the transactions contemplated hereby and thereby do not and will not: (a) conflict with, violate any provision of, or result in the breach of, any Law or Governmental Order applicable to any Spinco Entity or by which any of its assets is bound; (b) conflict with or violate any provision of the Organizational Documents of Spinco; or (c) conflict with, violate any provision of, or result in a default, breach, modification or termination of, or require an additional payment or a Consent under, or result in the creation or acceleration of any obligation under, or result in the loss of any benefit or give rise to any right of acceleration, termination, vesting, amendment, suspension, or revocation under any Contract to which any Spinco Entity is a party or to which the Spinco Business is bound, or (d) result in the creation or imposition of any Lien on any properties or assets of the Spinco Business except, in the case of clauses (a), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.5 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to any Spinco Entity in connection with the execution or delivery by Spinco of this Agreement or the other Transaction Documents to which Spinco is or will be a party as of the Effective Time or the consummation by Spinco of the transactions contemplated hereby or thereby, except for: (a) Consents required under the rules and regulations of the NYSE and NASDAQ; (b) applicable requirements of any Competition Laws (including the Required Consents); (c) Consents required under applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (d) the filing of the Certificate of Merger pursuant to Section 2.2(a); (e) the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement; (f) the filing of any amendment to the organizational documents of Spinco to the effect the Merger and Distribution; (g) consents, approvals, authorizations or other similar orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Separation; and (h) filings or Consents from or with any Governmental Authority which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.6 Capital Stock and Other Matters.

(a) As of the date hereof, (i) the authorized capital stock of Spinco consists of 1,000 shares of common stock, par value $0.01 per share, of Spinco (the “Spinco Common Stock”), (ii) the issued and outstanding shares of capital stock of Spinco consists of 100 shares of Spinco Common Stock and (iii) no shares of Spinco Common Stock are being held by Spinco in its treasury. All of the issued and outstanding shares of Spinco Common Stock, as of the date hereof, are owned by Remainco and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of Spinco Common Stock as is necessary to complete the Distribution in the manner determined by Remainco in accordance with the Separation and Distribution Agreement.

(b) No bonds, debentures, notes or other Indebtedness of any Spinco Entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) are issued or outstanding.

(c) Except pursuant to the Transaction Documents (including the Distribution and the Merger provided for thereunder and hereunder and the issuance of any equity compensation in connection therewith), there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of Spinco, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of Spinco, (ii) agreements of any kind which may obligate Spinco to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of Spinco.

Section 6.7 Capitalization of Subsidiaries. The issued and outstanding Interests of each Spinco Subsidiary will be duly authorized and validly issued and fully paid and nonassessable as of the Closing. As of the Closing, Spinco will, directly or indirectly, own of record and beneficially all the issued and outstanding Interests of the Spinco Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). Other than in connection with the Separation and Distribution, as of the Closing, there will be no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for Interests of such Spinco Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such Spinco Subsidiaries, and there are no agreements of any kind which may obligate any Spinco Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 6.8 Financial Statements.

(a) The financial data set forth in Section 6.8 of the Spinco Disclosure Schedule contains unaudited and adjusted balance sheet data of the Spinco Business as of December 31, 2018 and June 30, 2019 and unaudited and adjusted income statement data for the Spinco Business for the year ended December 31, 2018 and the six month period ended June 30, 2019 (collectively, the “Spinco Unaudited Financial Data”). The Spinco Unaudited Financial Data (i) were prepared in good faith and derived from the financial data inputs into the audited financial statements of Remainco for the year 2018, Remainco’s financial reporting systems and Remainco’s management reporting, (ii) were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented, (iii) were based on (A) the direct operating revenues and direct operating expenses of the Spinco Business and (B) allocations to the Spinco Business, made based on reasonable assumptions and in good faith by management, of certain of the indirect costs previously allocated by the management of Remainco to the Spinco Business in the course of preparing Remainco’s publicly filed segment level financial information, (iv) do not include indirect costs that are not allocated to Remainco’s businesses in the course of preparing Remainco’s publicly filed segment level financial information and (v) reflect “quality-of-earnings” adjustments made based on reasonable assumptions and in good faith by management. The Spinco Unaudited Financial Data fairly present in all material respects the financial condition and results of operations of the Spinco Business as of the dates and for the fiscal period presented therein (it being understood, however, that the Spinco Business has not been operating historically on a stand-alone basis during such periods and, therefore, reflect certain cost allocations made that may not reflect what would have been incurred if the Spinco Business had been operated on a stand-alone basis during such periods. Except for those representations and warranties contained in this Section 6.8(a), Remainco makes no other representations or warranties in this Section 6.8 with respect to the Spinco Unaudited Financial Data.

(b) When delivered pursuant to Section 8.22(a) and Section 8.22(b), the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will (i) except as otherwise noted and reflected therein, have been prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented, and (ii) present fairly in all material respects the financial condition and results of operations of the Spinco Business as of the dates and for the periods presented on the basis by which the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements, in each case, were prepared, except for the fact that, because the Spinco Business has not been operating historically as a separate “standalone” entity, and, therefore, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will reflect certain cost allocations, including of Remainco corporate assets and liabilities, made that may not reflect what would have been incurred if the Spinco Business had been a standalone business. The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the RMT Partner Registration Statement, the Distribution Registration Statement and the Tender Offer Statement on Schedule TO (if applicable).

(c) There are no Liabilities of the Spinco Entities of any nature required to be reflected on, or reserved against in, a combined balance sheet of the Spinco Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in Remainco SEC Documents and identified therein as being related to the Spinco Business, the Spinco Unaudited Financial Data, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements; (b) Liabilities incurred in the ordinary course of business since December 31, 2018; (c) Liabilities incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (d) Liabilities that would be Remainco Liabilities or (e) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(d) Neither Spinco nor any of the Spinco Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 6.9 Litigation and Proceedings. (a) There are no Actions pending or, to the knowledge of Remainco, threatened before or by any Governmental Authority against any Remainco Entity (with respect to the Spinco Business) or Spinco Entity relating to any Spinco Assets that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect and (b) there is no continuing Governmental Order to which any Remainco Entity (with respect to the Spinco Business) or Spinco Entity is a party or by which any of them are bound that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.10 Legal Compliance.

(a) The Spinco Business is conducted, and, since January 1, 2017, has been conducted, in compliance with all applicable Laws and Governmental Orders, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. Since January 1, 2017, none of the Remainco Entities (with respect to the Spinco Business) or Spinco Entities has received any written or, to the knowledge of the Remainco, oral, notice from any Governmental Authority asserting any violation of or failure to comply with, or any investigation with respect to any failure to comply with, any applicable Law or notifying the Remainco Entities or Spinco Entities regarding an investigation of possible non-compliance with respect to the Spinco Business or any Spinco Entity, except for violations or failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Except for those matters which would not, individually or in the aggregate, reasonably be expected to be material to the Spinco Business, taken as a whole:

(i) (A) the Spinco Entities are, and Remainco conducts the Spinco Business in, and, during the five (5) years prior to the date hereof, the Spinco Entities have been, and Remainco has conducted the Spinco Business in, compliance with applicable Anti-Corruption Laws; (B) during the five (5) years prior to the date hereof, none of the Spinco Entities or the Remainco Entities (with respect to the Spinco Business) has been given notice by a Governmental Authority of, or to the knowledge of Remainco, been investigated by any Governmental Authority with respect to, any actual or alleged violation of any applicable Anti-Corruption Laws by the Spinco Entities or involving the Spinco Business; and (C) during the five (5) years prior to the date hereof, the Spinco Entities and Remainco (with respect to the Spinco Business) have had an operational program in effect, including policies, procedures and training intended to enhance awareness of and compliance with any applicable Anti-Corruption Laws;

(ii) during the five (5) years prior to the date hereof, none of the Remainco Entities (with respect to the Spinco Business) or the Spinco Entities has, directly or indirectly, through their respective directors, managers, members, officers, or, to the knowledge of Remainco, any employees or other Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Government Official or other Person, for the purpose of: (A) influencing any act or decision of any Government Official or Other Covered Party; (B) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of such Government Official’s or Other Covered Party’s legal duties; (C) securing any improper advantage; or (D) inducing any Government Official or Other Covered Party to influence any act or decision of any Governmental Authority, in order to obtain or retain business, or direct business to, any Person, in any way;

(iii) during the five (5) years prior to the date hereof, the Remainco Entities (with respect to the Spinco Business) and the Spinco Entities and their respective officers, directors, employees, and, to Remainco’s knowledge, their respective agents and Affiliates, have been in compliance with Sanctions. There are no pending or, to Remainco’s knowledge, threatened claims against the Remainco Entities (with respect to the Spinco Business) or the Spinco Entities with respect to Sanctions; and

(iv) during the five (5) years prior to the date hereof, none of the Remainco Entities (with respect to the Spinco Business) or the Spinco Entities, nor any of their respective officers, directors, or employees, nor, to the knowledge of Remainco, any of their respective agents or Affiliates, has been a Sanctioned Party.

Section 6.11 Material Contracts.

(a) Except as set forth in Section 6.11(a) of the Spinco Disclosure Schedule and except for (x) Contracts that do not constitute Spinco Assets or Spinco Liabilities, (y) any Contract that is a Conveyancing and Assumption Instrument and (z) the Transaction Documents, as of the date hereof, neither any Remainco Entity (solely to the extent related to the Spinco Business) nor any of the Spinco Entities are parties to or otherwise bound by or subject to (Contracts of the following types, together with the Spinco Licenses, the “Spinco Material Contracts”):

(i) other than any such Contract solely between Spinco Entities, any partnership, joint venture, strategic alliance, license or research and development project Contract, in each case, which is material to the Spinco Business (taken as a whole);

(ii) Contracts containing a covenant materially restricting the ability of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers;

(iii) any Contract that requires any Person to purchase its total requirements of any product or service from another Person or contains “take or pay” or similar provisions pursuant to which the Spinco Business may be obligated to pay more than $15 million;

(iv) other than any such Contract solely between Spinco Entities, any Contract restricting any Spinco Entity from (A) paying any dividends, (B) making any other distributions to its stockholders or (C) repurchasing or redeeming shares of its common stock;

(v) any acquisition or divestiture Contract that contains continuing financial covenants, indemnities or other payment obligations (including “earn out” or other contingent payment obligations but not including royalty payments) that would reasonably be expected to result in the receipt or making by the Spinco Business or any Spinco Entity of future payments in excess of $50 million;

(vi) is a Contract that is material to the Spinco Business, taken as a whole, to which a Governmental Authority is a party;

(vii) other than in connection with the Spinco Debt Financing (as defined in the Separation and Distribution Agreement) any Contract relating to outstanding Indebtedness of the Spinco Entities (whether incurred, assumed, guaranteed or secured by any asset) or any guarantee by any Remainco Entity (with respect to the Spinco Business) or any Spinco Entity of any Indebtedness of another Person, in each case in a principal amount in excess of $10 million, other than (A) Contracts solely among the Spinco Entities or a guarantee by any Spinco Entity of Indebtedness of another Spinco Entity and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $10 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon);

(viii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value as of the date of this Agreement in excess of $40 million;

(ix) any Contract involving the settlement of any claims, actions, suits or proceedings or threatened claims, actions, suits or proceedings (or series of related claims, actions, suits or proceedings) pursuant to which any Remainco Entity (with respect to the Spinco Business) or Spinco Entity (A) is required to pay after the date hereof consideration in excess of $5 million or (B) is subject to material monitoring or reporting obligations to any other Person outside the ordinary course of business; and

(x) any Contract that provides for material indemnification or assumption of any material Liability of any Person by any Remainco Entity (with respect to the Spinco Business) or Spinco Entity;

(xi) any Contract requiring capital expenditures by any Remainco Entity (with respect to the Spinco Business) or Spinco Entity after fiscal year 2020 in excess of $10 million;

(xii) except for any Spinco Leases, any other Contract pursuant to which any Remainco Entity (with respect to the Spinco Business) or Spinco Entity may be entitled to receive or obligated to pay more than $30 million in fiscal year 2018 or fiscal year 2019;

(xiii) any Contract not otherwise described in any other subsection of this Section 6.11 that would be required to be filed by Spinco as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if Spinco were subject to the reporting requirements of the Exchange Act as of the date hereof.

(b) Remainco has made available to RMT Partner true, complete and correct copies of each Spinco Material Contract described in Section 6.11(a)(i) through Section 6.11(a)(xiii) in effect on the date hereof. Each Spinco Material Contract (except those which may be canceled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is valid and binding on the applicable Remainco Entity or Spinco Entity and, to the knowledge of Remainco, the counterparty thereto, and is in full force and effect, subject to the Remedies Exception. No Remainco Entity or Spinco Entity is in breach of, or default under, any Spinco Material Contract to which it is a party, except for such breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. To the knowledge of Remainco, as of the date hereof, no other party to any Spinco Material Contract is in breach of or default under the terms of any Spinco

Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.12 Vendors and Customers.

(a) Section 6.12(a) of the Spinco Disclosure Schedule sets forth a list of the top twenty (20) vendors and/or suppliers (by spend) of the Spinco Business for the year ended December 31, 2018 (collectively, the “Spinco Material Vendors”) and the amount of consideration paid to each Spinco Material Vendor by the Spinco Entities during such period. Since December 31, 2018 and prior to the date hereof, no such Spinco Material Vendor has expressed in writing to any Remainco Entity or Spinco Entity its intention to cancel or otherwise terminate, or materially reduce or modify, its relationship with the Spinco Business or indicating a material breach of the terms of any Contracts with such Spinco Material Vendor, except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Section 6.12(b) of the Spinco Disclosure Schedule sets forth a list of the top twenty (20) customers and distributors (by revenue) of the Spinco Business for the year ended December 31, 2018 (collectively, the “Spinco Material Customers”) and the amount of consideration paid to the Spinco Entities by each Spinco Material Customer for the year ended December 31, 2018. Since December 31, 2018 and prior to the date hereof, no such Spinco Material Customer has expressed in writing to any Remainco Entity or Spinco Entity its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Spinco Business or indicating a material breach of the terms of any Contracts with such Spinco Material Customer, except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.13 Spinco Benefit Plans.

(a) Section 6.13(a) of the Spinco Disclosure Schedule lists as of the date hereof each material Spinco Benefit Plan other than any Non-U.S. Spinco Benefit Plan and within (i) sixty (60) days following the date hereof, Remainco will update Section 6.13(a) of the Spinco Disclosure Schedule to include any material Non-U.S. Spinco Benefit Plan that is a pension plan and (ii) ninety (90) days following the date hereof, Remainco will update Section 6.13(a) of the Spinco Disclosure Schedule to include any material Non-U.S. Spinco Benefit Plan and any material Remainco Benefit Plan with respect to which a Spinco Entity may be obligated to discharge a liability thereunder or in which any Spinco Employee participates or is eligible to participate. For purposes of this Agreement, “Spinco Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all other employee benefit, bonus, incentive, retention, retirement, deferred compensation, early retirement, old-age part-time, stock option (or other equity-based), severance, termination, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, policies, agreements and arrangements, whether or not subject to ERISA and whether written or oral, for the benefit of any Spinco Employee, Former Spinco Business Employee, director or service provider who is a natural person or former employee, director or service provider who is a natural person of any of the Spinco Entities, (i) that is sponsored, maintained or contributed to by any of the Spinco Entities, or (ii) for which any of the Spinco Entities has any obligation to contribute or other liability, contingent or otherwise; provided, however, that “Spinco Benefit Plan” shall not include (x) any plan, program or arrangement sponsored or maintained by any of the Remainco Entities that is retained by any of the Remainco Entities pursuant to the Employee Matters Agreement regardless whether a Spinco Entity may be obligated to discharge a liability thereunder (a “Remainco Benefit Plan”), (y) any Multiemployer Plan or (z) any other plan, program or arrangement maintained by (A) an entity other than a Spinco Entity pursuant to a Collective Bargaining Agreement or (B) a Governmental Authority.

(b) Spinco has heretofore made available, or will make available within ninety (90) days following the date hereof, to RMT Partner a true and complete copy (or in the case of any unwritten plan, a description) of each material Spinco Benefit Plan and each material Remainco Benefit Plan with respect to which a Spinco Entity may be obligated to discharge a liability thereunder (in each case, to the extent listed on Section 6.13(a) of the Spinco Disclosure Schedule as may be updated in accordance with Section 6.13(a)) and, with respect to each such Spinco Benefit Plan and Remainco Benefit Plan, the following related documents, if applicable: (i) the current summary plan description within the meaning of ERISA or, in case such Spinco Benefit Plan is not subject to ERISA, a summary thereof, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination or opinion letter, (iv) the most recently audited financial statements or prepared actuarial report and (v) any related trust agreement.

(c) Each of the Spinco Benefit Plans (and, to the extent reasonably expected to result in liability to Spinco, each of the Remainco Benefit Plans) has been established, operated and administered in all respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. There are no pending or, to the knowledge of Remainco, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Spinco Benefit Plans (or, to the extent reasonably expected to result in liability to Spinco, any of the Remainco Benefit Plans) or any trusts related thereto and no event has occurred that would reasonably be expected to give rise to any such claim, except where such claims would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(d) Each Spinco Benefit Plan and each Remainco Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is reasonably expected to receive a favorable determination letter from the IRS or is entitled to rely on an advisory or opinion letter from the IRS, and, to the knowledge of Remainco, nothing has occurred that would reasonably be expected to result in the revocation of such favorable determination letter.

(e) No Spinco Benefit Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, nor has Spinco, any of its ERISA Affiliates or any Remainco Entity sponsored, maintained or contributed to any such plan in the six (6) years prior to the date hereof for the benefit of any Spinco Employee or former employee of any Spinco Entities that would reasonably be expected to result in a material liability to Spinco, (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) Except as would not reasonably be expected to, individually or in the aggregate, result in any material liability to any Spinco Entity, with respect to the Spinco Employees or former employees of any of the Spinco Entities (including Former Spinco Business Employees), no Spinco Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than (i) coverage mandated by Law or the sole cost of which is borne by the employee or former employee, (ii) death benefits attributable to deaths that occur at or prior to the termination of service or retirement or (iii) benefits through the end of the month of termination of service or retirement.

(g) Neither Spinco nor any of its ERISA Affiliates (i) has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full and no condition exists that would reasonably be expected to result in Spinco incurring any such liability thereunder or (ii) has incurred any Withdrawal Liability that has not been satisfied in full, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(h) Except as required by applicable Law or Article IV hereof, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) would, except as required solely by reason of applicable Law or as provided in the Employee Matters Agreement, (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any material payment, right or other benefit becoming due to any Spinco Employee, Former Spinco Business Employee or any other current or former director or employee of any of the Spinco Entities under any Spinco Benefit Plan, Remainco Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Spinco Benefit Plan, Remainco Benefit Plan or otherwise, or (iii) result in any material acceleration of the time of payment, funding or vesting under any Spinco Benefit Plan or Remainco Benefit Plan.

(i) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) would result in the payment by Spinco or any of the Spinco Entities or Remainco of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or any equivalent applicable Law. No Spinco Benefit Plan or Remainco Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each Spinco Benefit Plan that is mandated by applicable Law or by a Governmental Authority outside of the United States or that is subject to the Laws of a jurisdiction outside of the United States (each, a “Non-U.S. Spinco Benefit Plan”) and, to the extent reasonably expected to result in liability to any of the Spinco Entities, each Remainco Benefit Plan that is mandated by applicable Law or by a Governmental Authority outside of the United States or that is subject to the Laws of a jurisdiction outside the United States, (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, (ii) if required to be registered has been registered and has been maintained in good standing with applicable Law and the applicable Governmental Authorities and to the knowledge of Remainco, no circumstances exist as of the date hereof that would reasonably result in the loss of the good standing of such Non-U.S. Spinco Benefit Plan (and, to the extent reasonably expected to result in material liability to Spinco, such Remainco Benefit Plan), and (iii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Non-U.S. Spinco Benefit Plan or Remainco Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 6.14 Labor Matters.

(a) Section 6.14 of the Spinco Disclosure Schedule (i) sets forth a list as of the date hereof of all material Collective Bargaining Agreements that are applicable to Spinco Dedicated Employees in connection with their employment with the Spinco Business (it being understood that agreements with works councils are not listed as of the date hereof); (ii) within four (4) months following the date hereof, shall be updated by Remainco to list all material Collective Bargaining Agreements that at such time are applicable to Spinco Dedicated Employees in connection with their employment with the Spinco Business; and (iii) at least thirty (30) days prior to the Closing, shall be updated by Remainco to list each material Collective Bargaining Agreement that, as of the Closing, will cover Spinco Employees in connection with their employment with the Spinco Business; provided, however, in each case, where there are successive Collective Bargaining Agreements with a particular labor union or other employee representative body, only the most recent Collective Bargaining Agreement in effect in the series shall be listed. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) since January 1, 2017, there has not been any strike, lockout or labor dispute, or, to the knowledge of Remainco, any threat thereof, against the Spinco Business; (ii) there are no pending Actions against Remainco, Spinco or any of the Spinco Entities related to the alleged violation of any Laws pertaining to labor relations or employment matters, in each case, with respect to any Spinco Employee or Former Spinco Employee, and (iii) with respect to the Spinco Business, each of Remainco and the Spinco Entities have complied in all respects with all applicable Laws related to employment and employment practices, including terms and conditions of employment, wages and hours, discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements, and no claims or proceedings are pending or, to the knowledge of Remainco, threatened with respect to the foregoing. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each individual who renders services to the Spinco Entities who is classified as an independent contractor, consultant or other non-employee status for any purpose is properly so characterized. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, there is no pending application for certification of a collective bargaining agent or union organizing activities with respect to Spinco Employees. As of the date hereof, none of Remainco or Spinco is contemplating any material restructuring (other than the Separation Plan) or material reduction in force or mass layoff in respect of Spinco Designated Employees.

(b) The execution and delivery of this Agreement or any Transaction Document do not require Remainco, Spinco or any Spinco Entity, prior to such execution and delivery, to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or any governmental labor agency, with respect to any Spinco Employee.

(c) To the knowledge of Remainco, since January 1, 2017, (i) no allegations, claims or reports of material sexual harassment, misconduct, discrimination or retaliation have been made to Remainco, Spinco or any Spinco Entity against or in respect of any individual in a Spinco Key Executive Role and (ii) none of Remainco, Spinco or any Spinco Entity has entered into any settlement agreement related to allegations, claims or reports of sexual harassment, misconduct, discrimination or retaliation by any individual in a Spinco Key Executive Role.

(d) Remainco has made available to RMT Partner a true, complete, and correct list of each Spinco Dedicated Employee as of the date hereof along with the following information with respect to such employee in true and complete form, except to the extent that disclosure would not be permitted by applicable Laws (including applicable data privacy Laws): (1) unique employee identification number, (2) service credit date, (3) position or job title, (4) position level, (5) employing entity, (6) base salary or wage rate, (7) target bonus for 2019, (8) status as exempt or non-exempt for purposes of state and federal overtime laws, (9) whether such employee is on leave or active status and (10) primary work location. Such list shall be updated prior to the Closing with respect to Spinco Employees in accordance with the terms of the Employee Matters Agreement.

Section 6.15 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to any Spinco Entity, the Spinco Assets or the Spinco Business have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes of or with respect to any Spinco Entity, the Spinco Assets or the Spinco Business, whether or not shown as due on such Tax Returns, have been paid, or adequate reserves therefor have been provided in accordance with GAAP.

(b) All material Taxes required to be withheld in respect of the Spinco Business, the Spinco Assets or any Spinco Entity by Remainco, Spinco or their respective Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(c) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Authority in writing against any Spinco Entity, the Spinco Business or the Spinco Assets (or, to the knowledge of Remainco, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes of or with respect to any Spinco Entity, the Spinco Business or the Spinco Assets.

(d) Other than in connection with the Distribution or otherwise in connection with the separation of the Spinco Business (including transactions contemplated by the Internal Reorganization and transactions that have already occurred in connection with such separation), or in connection with a DWDP TMA Transaction, no Spinco Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two-year period ending on the date of this Agreement.

(e) No Spinco Entity (or other entity holding a Spinco Business or Spinco Assets) has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or a similar transaction under provisions of state, local or foreign law, including a transaction subject to EU Council Directive 2011/16 (known as DAC6) or BEPS Action 12 disclosure requirements.

(f) There are no Liens for material Taxes (other than Permitted Liens) upon the assets of any Spinco Entity, Spinco Business or the Spinco Assets.

(g) No Spinco Entity is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) the Conveyancing and

Assumption Instruments, (iii) Contracts containing customary gross-up or indemnification provisions entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes and (iv) Contracts solely between Spinco Entities.

(h) No Governmental Authority has notified any Spinco Entity (or other entity holding a Spinco Business or Spinco Assets) in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(i) No Governmental Authority has notified any Spinco Entity (or other entity holding a Spinco Business or Spinco Assets) in writing that it is subject to a claim for damages related to a violation or purported violation of European Union state aid rules related to taxes.

(j) As of the date hereof, neither Remainco nor Spinco is aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Distribution, the Spinco Special Cash Payment, the Merger or the Second Merger from qualifying for the Intended Tax Treatment, (ii) Remainco or Spinco from delivering the Tax Representation Letters to be executed by Remainco and Spinco at the applicable times set forth in Section 8.3(c) or (iii) Remainco from obtaining the Remainco Tax Opinion as contemplated by Section 8.3(b).

(k) No Spinco Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iv) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law), (v) a change in the method of accounting for a period ending prior to or including the Closing Date, (vi) an election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law), or (vii) the application of Section 965 of the Code (including Section 965(h)).

(l) Except as set forth in the Separation Plan, since December 31, 2018, no Spinco Entity (or other entity in respect of a Spinco Business or Spinco Assets) has incurred a material liability for Taxes outside its ordinary course of business, or has participated in an extraordinary transaction that is likely to give rise to material Tax liabilities.

(m) No Spinco Entity makes payments for which a deduction is disallowed under Section 267A of the Code.

(n) (i) No Spinco Entity has engaged in an “extraordinary disposition” as set forth in Treasury Regulation Section 1.245A-5T(c)(3)(ii) and there is no “extraordinary disposition account” with respect to any Spinco Entity, or any equity interests with respect to such entities, (ii) there has not been an “extraordinary reduction” (as defined in Treasury Regulation Section 1.245A-5T(e)(2)(i)) with respect to any Subsidiary of Spinco, and (iii) there is no “hybrid deduction account” with respect to any share of stock (or other instrument treated as equity for U.S. tax purposes) of any Subsidiary of Spinco, within the meaning of Proposed Treasury Regulation Section 1.245A(e)-1.

(o) No Spinco Entity is eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent a Spinco Entity is eligible for such benefits, this Agreement and the closing of the transactions contemplated hereunder will not end or otherwise affect such eligibility.

(p) No Spinco Entity is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(q) To the knowledge of Remainco, no Spinco Entity will be subject to material Taxes that cannot be specifically attributable to either the Spinco Business or the Remainco Business and for which Spinco will be liable under the Tax Matters Agreement.

Section 6.16 Brokers’ Fees. Other than as set forth on Section 6.16 of the Spinco Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any RMT Partner Entity or any Spinco Entity would be liable after the Closing, in connection with the transactions contemplated by this Agreement or the Separation and Distribution Agreement based upon arrangements made by any Spinco Entity.

Section 6.17 Insurance. All insurance policies (excluding any Spinco Benefit Plans) which are held for the benefit of the Spinco Entities or Spinco Business, are in full force and effect, and, to the knowledge of Remainco, have been issued by licensed insurers, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.18 Regulatory Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect and except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 6.21), (i) the Remainco Entities (with respect to the Spinco Business) or the Spinco Entities have obtained all of the Permits necessary under applicable Laws for the Spinco Entities to own, lease and operate the Spinco Assets in the manner in which they are now owned, leased and operated and to conduct the Spinco Business as now conducted, including (A) all authorizations and approvals under the United States Food, Drug and Cosmetic Act, as amended (the “FDCA”) (including Sections 505, 510(k) and 515 thereof), the United States Public Health Service Act, as amended (the “PHSA”) and the regulations of the FDA promulgated thereunder and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of the Spinco Products (any such Governmental Authority, a “Spinco Regulatory Agency”), in each case necessary for the lawful operation of the Spinco Business in each jurisdiction in which such Person operates (the “Spinco Regulatory Permits”); (ii) all such Spinco Regulatory Permits are valid and in full force and effect; and (iii) Spinco is in compliance with the terms of all Spinco Regulatory Permits.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, the Spinco Business is being conducted in compliance with, and each Remainco Entity (with respect to the Spinco Business) and Spinco Entity has appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including (i) the FDCA (including all applicable registration and listing requirements set forth in Sections 505 and 510 of the FDCA and 21 C.F.R. Parts 207 and 807); (ii) the PHSA; (iii) the Prescription Drug Marketing Act, as amended; (iv) federal Medicare and Medicaid statutes and related state or local statutes; (v) the Patient Protection and Affordable Care Act, as amended (including the Biologics Price Competition and Innovation Act); (vi) the Veterans Health Care Act; (vii) the Physician Payments Sunshine Act; (viii) the Federal Trade Commission Act, as applicable; (ix) provincial formulary and drug pricing statutes; (x) any comparable foreign Laws for any of the foregoing; (xi) the federal Anti-Kickback Statute, as amended (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act, as amended (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, state prescription drug marketing laws, and any comparable federal, state, provincial or local Laws; (xii) state or provincial licensing, disclosure and reporting requirements; (xiii) all applicable Laws analogous to the foregoing in states and all other jurisdictions in which any Remainco Entity (with respect to the Spinco Business) or Spinco Entity operates or sells or distributes a Spinco Product or Spinco Product candidate; and (xiv) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Spinco Healthcare Laws”). Since January 1, 2017, no Remainco Entity (with respect to the Spinco Business) or Spinco Entity has received any written notification or communication from any Spinco Regulatory Agency, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or corresponding Governmental Authority in any jurisdiction, of noncompliance by, or liability of any Remainco Entity or Spinco Entity under, any Spinco Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(c) No Remainco Entity (with respect to the Spinco Business) or Spinco Entity is subject to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements or consent decrees with or imposed by any Spinco Regulatory Agency and, to the knowledge of Remainco, (i) the imposition of any such agreement or decree is not currently pending, and (ii) no Remainco Entity or Spinco Entity has received written notice that the imposition of any such agreement or decree is currently contemplated or proposed.

(d) Except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by each Remainco Entity (with respect to the Spinco Business) and Spinco Entity are being conducted in compliance with all applicable Spinco Healthcare Laws, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for good clinical practice requirements (GCPs) and clinical study submissions, including as set forth in Title 21 parts 50, 54, 56, 312 314, 320, 812 and 814 of the Code of Federal Regulations, (iii) 42 U.S.C. 282(j), (iv) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (v) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information. Except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, since January 1, 2017: (i) no clinical trial conducted by or on behalf of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity has been terminated, materially delayed or suspended prior to completion; and (ii) neither the FDA nor any other applicable Governmental Authority or institutional review board that has or has had jurisdiction over a clinical trial conducted by or on behalf of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity, has commenced, or, to the knowledge of Remainco, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity.

(e) Since January 1, 2017, no Remainco Entity (with respect to the Spinco Business) or Spinco Entity has received any written notice from the FDA (including any inspection reports on Form 483, FDA warning letters or FDA untitled letters), the Employee Matters Agreement or any other Spinco Regulatory Agency with jurisdiction over the development, marketing, labelling, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs, which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval or clearance with respect to any Spinco Product currently pending before or previously approved or cleared by the FDA or such other Spinco Regulatory Agency, except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(f) Since January 1, 2017, all reports, documents, claims, permits, adverse event reports, notices and biological license, device or drug applications required to be filed, maintained or furnished to the FDA or any other Spinco Regulatory Agency by any Remainco Entity (with respect to the Spinco Business) or Spinco Entity have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or applications would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. All such reports, documents, claims, permits, notices and applications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). No Remainco Entity (with respect to the Spinco Business) or Spinco Entity, or, to the knowledge of Remainco, any officer, employee, agent or distributor of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Spinco Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Spinco Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the Spinco Business, that, at the time of such disclosure, act or failure, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Spinco Regulatory Agency to invoke any similar policy.

(g) No Remainco Entity (with respect to the Spinco Business) or Spinco Entity, or, to the knowledge of Remainco, any officer, employee, agent or distributor of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity, has been (i) disqualified, suspended or debarred for any purpose, or received written notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. § 335a or any equivalent provisions in any other jurisdiction; (ii) excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; or (iii) formally charged with or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. No Remainco Entity (with respect to the Spinco Business) or Spinco Entity, or, to the knowledge of Remainco, any officer, employee, agent or distributor of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(h) As to each Spinco Product or Spinco Product candidate subject to the FDCA, the PHSA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of any Remainco Entity (with respect to the Spinco Business) or Spinco Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, each such Spinco Product or Spinco Product candidate is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples (PDMA), record keeping, reporting, and security. There is no investigation, action or proceeding pending or, to the knowledge of Remainco, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation of any Law applicable to any Spinco Product or Spinco Product candidate by any Remainco Entity (with respect to the Spinco Business) or Spinco Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(i) Since January 1, 2017, no Remainco Entity (with respect to the Spinco Business) or Spinco Entity has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Spinco Product, in each case which has not been publicly disclosed by the applicable Spinco Regulatory Agency, or is currently considering initiating, conducting or issuing any recall of any Spinco Product, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. To the knowledge of Remainco, there are no facts which would reasonably be expected to cause (other than any ordinary course discussions or disputes with customers over the quality or fitness of any Spinco Products which would not otherwise be reasonably likely to result in any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Spinco Product), and no Remainco Entity (with respect to the Spinco Business) or Spinco Entity has received since January 1, 2017 any written notice from the FDA or any other Spinco Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Spinco Product sold or intended to be sold by Spinco or the Spinco Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Spinco Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Spinco Products, or (iv) a negative change in reimbursement status of a Spinco Product, that in each case, would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

Section 6.19 Real Property.

(a) Section 6.19(a) of the Spinco Disclosure Schedule sets forth a list of all Spinco Owned Real Properties that are material to the Spinco Business (taken as a whole). Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) the applicable Remainco Entities or Spinco Entities have good and marketable title (or the applicable local equivalent) to all Spinco Owned Real Property, free and clear of all Liens other than Permitted Liens and (ii) no Remainco Entity or Spinco Entity has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of any Spinco Owned Real Property. Except as set forth on Section 6.19(a) of the Spinco Disclosure Schedule, no Remainco Entity or Spinco Entity has leased or licensed any material portion of the Spinco Owned Real Property.

(b) Section 6.19(b) of the Spinco Disclosure Schedule sets forth a list of all Spinco Leased Real Properties that are material to the Spinco Business (taken as a whole). Remainco has made available to RMT Partner, or will make available to RMT Partner upon specific request, true, complete and correct copies of each material Spinco Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) the applicable Remainco Entities or Spinco Entities have a valid and enforceable leasehold interest in all Spinco Leased Real Property, subject to the Remedies Exception, (ii) there is no default under any Spinco Lease by any Remainco Entity or Spinco Entity, or to Remainco’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any Spinco Lease by any Remainco Entity or Spinco Entity and (iii) no Remainco Entity or Spinco Entity has received any notice of default, termination or cancellation from a lessor with respect to any Spinco Lease which breach or default has not been cured. Except as set forth on Section 6.19(b) of the Spinco Disclosure Schedule, no Remainco Entity or Spinco Entity has subleased or licensed any material portion of the Spinco Leased Real Property.

Section 6.20 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect:

(i) all Spinco Registered Intellectual Property is subsisting and, to the knowledge of Remainco, valid and enforceable;

(ii) Spinco or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Spinco Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and no current or former Affiliate (other than Spinco and its Subsidiaries), partner, director, stockholder, shareholder, officer, employee or consultant of Remainco or any of its Affiliates (other than Spinco and its Subsidiaries) or, to the knowledge of Remainco, any other third party, will, after giving effect to the transactions contemplated by this Agreement or any other Transaction Document, own any Spinco Owned Intellectual Property;

(iii) to the knowledge of Remainco, the use of the Spinco Owned Intellectual Property and any Intellectual Property licensed to any of the Spinco Entities in connection with the Spinco Business, the conduct of the Spinco Business and the researching, testing, development, commercialization, manufacture, sale or distribution of any products of the Spinco Business, do not, and immediately after the Closing, will not, infringe upon, misappropriate, dilute or otherwise violate, and have not since January 1, 2017, infringed upon, misappropriated, diluted or otherwise violated, the valid Intellectual Property rights of any third party;

(iv) since January 1, 2017, (A) no Action is or has been pending or threatened by Remainco or any of its Subsidiaries (1) alleging that any third party is infringing, misappropriating, diluting or otherwise violating any Spinco Owned Intellectual Property or (2) challenging the validity, enforceability, scope or use of Intellectual Property owned by a third party and in the field of the Spinco Business, and (B) to the knowledge of Remainco, no other Person is or has been infringing, misappropriating, diluting or otherwise violating any Spinco Owned Intellectual Property;

(v) there is no and, since January 1, 2017, there has been no (A) Action initiated by any third party pending or, to the knowledge of Remainco, threatened against Remainco or any of its Subsidiaries (1) concerning the matters described in Section 6.20(a)(iii) or (2) challenging the validity, enforceability, scope, use, or ownership of any Spinco Owned Intellectual Property; provided, in each case, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Remainco or any of its Subsidiaries shall be deemed to be “threatened” rather than “pending”, or (B) (1) Governmental Order against Remainco or any of its Subsidiaries or applicable to any Spinco Owned Intellectual Property, (2) settlement agreement that Remainco or any of its Subsidiaries is a party to, or (3) to the knowledge of Remainco, other Governmental Order or settlement agreement, in each case restricting the use, ownership, enforcement or exploitation of any Spinco Owned Intellectual Property; and

(vi) (A) Remainco and its Subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of all Know-How included in the Spinco Owned Intellectual Property, (B) to the knowledge of Remainco, neither Remainco nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such Know-How included in the Spinco Owned Intellectual Property except under a confidentiality agreement or other legally binding confidentiality obligation, and to the knowledge of Remainco, except as set forth on Section 6.20(a)(vi) of the Spinco Disclosure Schedule, there has not been any breach by any party to any such confidentiality agreement and (C) Remainco and its Subsidiaries have required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the Spinco Business to assign, and all such Persons have assigned, to Spinco or one of its Subsidiaries (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property.

(b) Since January 1, 2017, to the knowledge of Remainco, (i) there have been no security breaches in the IT Assets used by the Spinco Business or containing any data (including Personal Data) or Information of, or held on behalf of a third party by, the Spinco Business, and (ii) there have been no disruptions in any IT Assets that adversely affected the Spinco Business, in each case of clauses (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. Remainco and its Subsidiaries, in connection with the conduct of the Spinco Business, have implemented and maintain business continuity and disaster recovery plans, procedures and facilities that are reasonable and appropriate to preserve the availability, security, and integrity of its and their IT Assets, and the data (including Personal Data) and Information stored thereon.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, (i) Remainco and its Subsidiaries, in connection with the conduct of the Spinco Business, have, at all times since January 1, 2017, complied with, and Processed Personal Data in accordance with, all Data Security Requirements applicable to the Spinco Business, and (ii) since January 1, 2017, to the knowledge of Remainco, there has been no unauthorized access to or breach, misuse or theft of any Personal Data Processed by or on behalf of the Spinco Business. No Actions have been asserted or, to the knowledge of Remainco, threatened since January 1, 2017 against Remainco or any of its Subsidiaries, alleging a violation of any Person’s privacy, personal information or data rights, or of a Data Security Requirement, in relation to the conduct of the Spinco Business that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, since January 1, 2017, Remainco and its Subsidiaries have not been required to provide under any Data Security Requirement, and have not otherwise provided, written notice to any Person informing them of a breach or unauthorized use of their Personal Data. Except as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, the execution of the

Transaction Documents and the consummation of the transactions contemplated thereby comply with all applicable Data Security Requirements.

(d) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 6.20 and Section 6.28 are the only representations and warranties being made by Remainco in this Agreement with respect to the validity of, the right to register, or the infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property rights or the violation of Data Security Requirements.

Section 6.21 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect:

(a) the Spinco Business is, and for the last five (5) years has been, conducted and the Spinco Entities are, and for the last five (5) years have been, in compliance with all Environmental Laws and Governmental Orders;

(b) the Remainco Entities (with respect to the Spinco Business) or the Spinco Entities have obtained and maintained and are, and for the last five (5) years have been, in compliance with all Permits required under Environmental Laws for the Spinco Entities to own, lease and operate the Spinco Assets or to conduct the Spinco Business;

(c) there are no Actions, Governmental Orders, notices or claims pending (or, with respect to Governmental Orders, continuing to which any Remainco Entity or Spinco Entity is a party or by which any of them are bound) or, to the knowledge of Remainco, threatened, against any Remainco Entity or Spinco Entity and specifically relating to the Spinco Business alleging violations of or Liability under any Environmental Law;

(d) no conditions currently exist, and no incidents have occurred in the last five (5) years, with respect to the Spinco Business, including with respect to the Spinco Assets, the Spinco Owned Real Property or the Spinco Leased Real Property, or any property currently or formerly owned, leased or operated by the Spinco Business, or any property to which the Spinco Business arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Spinco Entities incurring Liabilities under Environmental Laws; and

(e) Except as set forth on Schedule 6.21(e) of the Spinco Disclosure Schedule, none of the Remainco Entities (with respect to the Spinco Business), the Spinco Entities or any of their respective predecessors has manufactured, distributed, sold, used, stored, handled, tested, disposed of or Released and there has been no exposure to any PFAS Substance or any product containing a PFAS Substance.

Section 6.22 Absence of Changes.

(a) Since December 31, 2018, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Since December 31, 2018, except as expressly required by this Agreement and the other Transaction Documents, Remainco has conducted, in all material respects, the Spinco Business and, with respect to the Spinco Business, owned, leased and operated its assets in the ordinary course of business

Section 6.23 Affiliate Matters. Except for (a) the Transaction Documents, (b) employment, compensation, severance or retention agreements or arrangements in the ordinary course of business (including any indemnification, contribution or advancement obligations of any Remainco Entity or Spinco Entity), (c) pursuant to a Spinco Benefit Plan, (d) commercial Contracts entered into on arm’s-length terms in the ordinary course of business, (e) Contracts that are Remainco Assets and (f) any intercompany Contract between any Remainco Entity, on the one hand, and any Spinco Entity, on the other hand or any Contract for services with any third-party shared by any Remainco Entity or Spinco Entity, no (i) Affiliate of Remainco, (ii) holder of 5% or more of Remainco Common Stock, (iii) director or executive officer of Remainco or Spinco, (iv) Affiliate of any Person referred to in the foregoing clauses (ii) and (iii) or (v) “immediate family” (as such term is defined in Rule 16a-1 under the Exchange Act) of any Person referred to in the foregoing clause (iii) is a party to any Contract with or binding upon any Spinco Entity or has an interest in any material Contract or transaction related to the Spinco Business or involving any Spinco Asset (each, a “Spinco Affiliate Contract”).

Section 6.24 Information Supplied.

(a) As subsequently updated, amended, modified or adjusted pursuant to Section 8.4, the information relating to Remainco or Spinco and their respective Subsidiaries, the Spinco Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by Remainco or Spinco or their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, (i) the Split Off TO and the Proxy Statement will not, on the date the Split Off TO (if applicable) and the Proxy Statement, respectively, are first mailed to the Remainco stockholders or the RMT Partner shareholders (as applicable), (ii) the Distribution Registration Statement and the RMT Partner Registration Statement will not, at the time the Distribution Registration Statement and the RMT Partner Registration Statement (and in each case any amendment or supplement thereto), respectively, are filed with the SEC, are declared effective by the SEC or are first mailed to the RMT Partner shareholders or Remainco stockholders (as applicable), (iii) the Proxy Statement will not, at the time of the RMT Partner Shareholders Meeting, (iv) the Distribution Registration Statement will not, on the date of the Distribution or at the closing of the Exchange Offer (as applicable), or (v) the RMT Partner Registration Statement will not, at the Effective Time, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 6.24(a), no representation or warranty is made by Remainco or Spinco with respect to information or statements made or incorporated by reference in the Securities Filings, which information or statements were not supplied by or on behalf of Remainco or Spinco.

(b) The Securities Filings that Remainco or Spinco will file (jointly or otherwise) pursuant to Section 8.4 will comply in all material respects as to form with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

Section 6.25 Spinco Financing. On or prior to the date of this Agreement, Spinco has delivered to RMT Partner a true, complete and fully executed copy of the Spinco Commitment Letter. As of the date of this Agreement, (a) the Spinco Commitment Letter has not been amended, waived or modified in any respect, (b) to the knowledge of Remainco, the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect and (c) the Spinco Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Spinco, and, to the knowledge of Remainco, the other parties thereto, enforceable against Spinco, and to the knowledge of Remainco, each of the other parties thereto in accordance with its terms, subject to the Remedies Exception. As of the date of this Agreement, except for the Spinco Commitment Letter, to the knowledge of Remainco, there are no side letters or other Contracts related to any portion of the funding of the Debt Financing, other than as expressly set forth in the Spinco Commitment Letter delivered to RMT Partner on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Spinco, its Affiliates or, to the knowledge of Remainco, any other party to the Spinco Commitment Letter, under the Spinco Commitment Letter, or, to the knowledge of Remainco, would result in any portion of the Debt Financing being unavailable or delayed.

Section 6.26 Board and Shareholder Approval.

(a) The Spinco Board (i) has approved and declared advisable this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger and (ii) has resolved to recommend the adoption of this Agreement by the sole stockholder of Spinco. The Remainco Board has approved this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger, subject to such further action of the

Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).

(b) As of the date hereof, the sole stockholder of Spinco is Remainco. Prior to or concurrently with the execution of this Agreement, Remainco has approved and adopted, as Spinco’s sole stockholder, this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions stated herein and therein.

(c) The approval of Remainco’s stockholders is not required to effect the transactions contemplated by the Separation and Distribution Agreement or this Agreement.

Section 6.27 RMT Partner Common Stock. Neither Remainco nor Spinco owns (directly or indirectly, beneficially or of record) nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of RMT Partner (other than as contemplated by this Agreement).

Section 6.28 Sufficiency of the Spinco Assets; Title. As of the Closing, after giving effect to the Merger (assuming receipt of all Consents described in Section 5.4 and Section 6.5), the Spinco Assets, together with and taking into account the (a) services available under the Transition Services Agreement and the rights granted pursuant to the other Transaction Documents and (b) provisions of the Separation and Distribution Agreement, will constitute all of the assets, rights and properties (other than the services of Governmental Authorities or third-party utility providers (and assets of Governmental Authorities or third-party utility providers related to the provision of such services) provided to the Spinco Business in the ordinary course of business and of a type generally provided by Governmental Authorities or third-party utility providers to similarly situated Persons) necessary and reasonably sufficient to conduct, in all material respects, the Spinco Business immediately after the Closing in substantially the same manner as currently conducted on the date hereof and as it has been conducted in the twelve (12) months prior to the date hereof. Remainco and Spinco collectively have, and at the Closing the Spinco Entities will have, good, valid and marketable title (free and clear of al Liens other than Permitted Liens) to, valid leasehold interests in or a valid legal right to use, as the case may be, all of the Spinco Assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Spinco Business, taken as a whole; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property.

Section 6.29 No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Article V and this Article VI or expressly and specifically made in any Transaction Document, none of Remainco or its Subsidiaries (including Spinco and the Spinco Entities) or any of their respective Affiliates or Representatives makes (and Remainco, on behalf of itself, its Subsidiaries (including Spinco and the Spinco Entities), and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to Remainco or its Subsidiaries (including Spinco and the Spinco Entities), the Spinco Assets, the Spinco Entities, the Spinco Business or with respect to the accuracy or completeness of any other information provided, or made available, to RMT Partner or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby or in the Transaction Documents. None of Remainco or its Subsidiaries or any other Person will have or be subject to any Liabilities to RMT Partner, its Affiliates (including the Spinco Entities following the Closing), agents or representatives or any Person resulting from RMT Partner’s use of, or the use by any of its Affiliates (including the Spinco Entities following the Closing) or Representatives of any such information, including information, documents, projections, forecasts or other material made available to or otherwise provided to RMT Partner, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, discussions or exchange by electronic mail in connection with the transactions contemplated by this Agreement or the Transaction Documents, unless any such information is expressly and specifically included in a representation or warranty contained in Article V or this Article VI or expressly and specifically in a Transaction Document. Notwithstanding anything to the contrary contained in this Agreement and without limiting the foregoing, none of Remainco, its Subsidiaries or their respective Representatives makes any express or implied representation or warranty with respect to Remainco Assets or Remainco Liabilities.

(b) Remainco acknowledges and agrees that, except for the representations and warranties in Article VII or expressly and specifically made in any Transaction Document, neither RMT Partner nor any of its Subsidiaries, nor any other Person, has made any express or implied representation or warranty with respect to RMT Partner or any of its Subsidiaries or with respect to the accuracy or completeness of any other information provided, or made available, to Remainco or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby and in the Transaction Documents and Remainco has not relied on any representation or warranty other than those contained in Article VII and expressly and specifically made in a Transaction Document. Without limiting the generality of the foregoing, Remainco acknowledges and agrees that neither RMT Partner nor any of its Subsidiaries or any other Person has made a representation or warranty (including as to completeness or accuracy) to Remainco with respect to, and neither RMT Partner nor any of its Subsidiaries or any other Person shall be subject to any liability to Remainco or any other Person in connection with this Agreement and the transactions contemplated hereby resulting from, any materials, documents or information relating to RMT Partner or its Subsidiaries (including any projections, estimates, forecasts or budgets) made available or provided to Remainco or its Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, discussions, exchange by electronic mail or otherwise, in each case, except as expressly and specifically covered by a representation or warranty set forth in Article VII of this Agreement or in a Transaction Document.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB

Except as otherwise disclosed or identified in (a) the RMT Partner SEC Documents filed or furnished with the SEC on or prior to the date hereof (excluding any disclosures (other than statements of historical fact) in any risk factors section or in any “forward-looking statement” disclaimer); provided that this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (b) the RMT Partner Disclosure Schedule (it being understood that any information set forth in one section or subsection of the RMT Partner Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in the Section of this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in each other Section of this Article VII for which it is reasonably apparent on the face of such information that such information is relevant to such other Section), RMT Partner and Merger Sub, jointly and severally, hereby represent and warrant to Remainco and Spinco as follows:

Section 7.1 Organization of RMT Partner and Merger Sub.

(a) Each of RMT Partner and Merger Sub is a legal entity duly organized, validly existing and in good standing (or equivalent status as applicable) under the Laws of its respective jurisdiction.

(b) Each of RMT Partner and Merger Sub has made available to Remainco true and complete copies of its Organizational Documents.

(c) Each of RMT Partner and Merger Sub (i) has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased and operated and to conduct its business as it is now being conducted and (ii) is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), in the case of each of clause (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.2 Subsidiaries.

(a) Section 7.2(a) of the RMT Partner Disclosure Schedule sets forth a list of the RMT Partner Subsidiaries and their respective jurisdictions of organization as of the date hereof. Each RMT Partner Subsidiary has been duly organized and is validly existing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted, except where the failure to be so organized or validly existing, or to have such organizational power or authority, would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Each RMT Partner Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.3 Due Authorization.

(a) Each of RMT Partner and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and (subject to the receipt of the Consents described in Section 7.5) to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery by each of RMT Partner and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by each of RMT Partner and Merger Sub of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part (subject to the receipt of the Consents described in Section 7.5), and, except for the RMT Partner Shareholder Approval, no other corporate action on the part of RMT Partner or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time.

(c) Each of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by each of RMT Partner and Merger Sub and (assuming that this Agreement and the other applicable Transaction Documents to which each of Remainco or Spinco is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Remainco, and Spinco (as applicable)) constitutes or will constitute a legal, valid and binding obligation of each of RMT Partner and Merger Sub (as applicable), enforceable against each of RMT Partner and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.

Section 7.4 No Conflict. Subject to the receipt of the Consents described in Section 7.5 and receipt of the RMT Partner Shareholder Approval, other than as set forth on Section 7.4 of the RMT Partner Disclosure Schedule, the execution and delivery by each of RMT Partner and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by RMT Partner and Merger Sub of the transactions contemplated hereby and thereby do not and will not: (a) conflict with, violate any provision of, or result in the breach of, any Law or Governmental Order applicable to RMT Partner or Merger Sub or by which any of its assets is bound; (b) conflict with or violate any provision of the Organizational Documents of RMT Partner or Merger Sub; or (c) conflict with or violate any provision of, or result in a default, breach, modification or termination of, or require an additional payment or Consent under, or result in the creation or acceleration of any obligation under, or result in the loss of any benefit or give rise to any right of acceleration, termination, vesting, amendment, suspension or revocation under, any Contract to which RMT Partner or any of its Subsidiaries is a party or to which the business of RMT Partner and its Subsidiaries is bound or (d) result in the creation of imposition of any Lien on any properties or assets of RMT Partner, except, in the case of clauses (a), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.5 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to RMT Partner or any of the RMT Partner Subsidiaries in connection with the execution or delivery by each of RMT Partner and Merger Sub of this Agreement or the other Transaction Documents to which each of RMT Partner and Merger Sub (as applicable) is or will be a party as of the Effective Time or the consummation by each of RMT Partner and Merger Sub of the transactions contemplated hereby or thereby, except for: (a) Consents required under the rules and regulations of the NYSE and NASDAQ; (b) applicable requirements of any Competition Laws (including the Required Consents); (c) Consents required under applicable requirements of state securities or “blue sky” Laws, the Securities Act or the Exchange Act; (d) the filing of the Certificate of Merger pursuant to Section 2.2(a); (e) the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement; (f) the RMT Partner Shareholder Approval; (g) the filing of any amendment to the organizational documents of Spinco to effect the Separation and Distribution; and (h) the Required Consents, filings or Consents from or with any Governmental Authority which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.6 Capital Stock and Other Matters.

(a) As of the date hereof, the authorized capital stock of RMT Partner consists of 500,000,000 shares of RMT Partner Common Stock. At the close of business on December 13, 2019: (i) 106,780,994 shares of RMT Partner Common Stock were issued and outstanding (excluding RMT Partner Common Stock held in treasury); (ii) 21,745,143 shares of RMT Partner Common Stock were held by RMT Partner in its treasury; (iii) 1,278,704 shares of RMT Partner Common Stock were reserved for issuance under all outstanding RMT Partner Equity Awards, including deferrals under the RMT Partner Deferred Compensation Plan; (iv) 16,500,000 RMT Partner Tangible Equity Units were issued and outstanding; and (v) no RMT Partner Common Stock was held by any of its Subsidiaries. All of the issued and outstanding RMT Partner Common Stock has been duly authorized, validly issued, fully paid and nonassessable (meaning that the holders thereof cannot, by reason of merely being such a holder, be subject to assessment or calls by RMT Partner or its creditors for further payments on that RMT Partner Common Stock) and have not been, or will not be, issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription rights or any similar right under any applicable contracts or any provisions of the RMT Partner Organizational Documents.

(b) No bonds, debentures, notes or other Indebtedness of RMT Partner or any of the RMT Partner Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of RMT Partner (including RMT Partner Common Stock) may vote (“RMT Partner Voting Debt”) are issued or outstanding.

(c) As of the date hereof, the authorized capital stock of Merger Sub consists of Merger Sub Common Stock, of which one hundred (100) shares are issued and outstanding. Merger Sub has been organized solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement, has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

(d) Except as expressly set forth in Section 7.6(a), or in connection with the Merger, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of RMT Partner, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of RMT Partner, (ii) agreements of any kind which may obligate RMT Partner to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of RMT Partner.

Section 7.7 Capitalization of Subsidiaries. The issued and outstanding Interests of each of the RMT Partner Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. RMT Partner, directly or indirectly, owns of record and beneficially all the issued and outstanding Interests of the RMT

Partner Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no (i) outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for Interests of such RMT Partner Subsidiaries, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such RMT Partner Subsidiaries, and (ii) agreements of any kind which may obligate any RMT Partner Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 7.8 RMT Partner Reports and Financial Statements.

(a) RMT Partner has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the SEC since January 1, 2018 (collectively, the “RMT Partner SEC Documents”). There are no outstanding or unresolved comments received from the SEC staff with respect to the RMT Partner SEC Documents. As of the date hereof, no Subsidiary of RMT Partner is required to file or furnish any form, report, registration statement, prospectus or other document with the SEC. No Subsidiary of RMT Partner is, or since January 1, 2018 has been, subject to any requirement to file periodic reports under the Exchange Act. As of their respective dates (or, as of its effective date in the case of any RMT Partner SEC Document that is a registration statement filed pursuant to the Securities Act) or, if amended, as of the date of (and giving effect to) the last such amendment, the RMT Partner SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and complied in all material respects with accounting standards applicable thereto, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the RMT Partner SEC Documents (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of RMT Partner and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the RMT Partner SEC Documents (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of RMT Partner and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited consolidated financial statements, to (a) such exceptions as may be permitted by the SEC or by Form 10-Q or Form 8-K under the Exchange Act, (b) normal year-end audit adjustments which have not been and are not expected to be material and (c) any other adjustments stated therein or in the notes thereto).

(c) There are no Liabilities of RMT Partner or any of its Subsidiaries of any nature required to be reflected on, or reserved against in, a balance sheet of RMT Partner or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for on the consolidated balance sheet of RMT Partner or described in the notes thereto, in each case included in RMT Partner’s annual report on Form 10-K for the year ended December 31, 2018 or RMT Partner’s quarterly report on Form 10-Q for the period ended September 30, 2019; (b) Liabilities incurred in the ordinary course of business since December 31, 2018; (c) Liabilities incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; or (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(d) Neither RMT Partner nor any of RMT Partner’s Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) RMT Partner maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information required to be disclosed by RMT Partner is reported on a timely basis to the individuals responsible for the preparation of RMT Partner’s filings with the SEC and other public disclosure documents. RMT Partner’s management has completed an assessment of the effectiveness of RMT Partner’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such internal control system was effective. RMT Partner’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that RMT Partner maintained effective internal control over financial reporting as of December 31, 2018. RMT Partner’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of RMT Partner, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of RMT Partner are being made only in accordance with authorizations of management and directors of RMT Partner and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of RMT Partner’s assets that could have a material effect on its financial statements. RMT Partner has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to RMT Partner’s auditors and the audit committee of the RMT Partner Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect RMT Partner’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RMT Partner’s internal control over financial reporting.

Section 7.9 Litigation and Proceedings. (a) There are no Actions pending or, to the knowledge of RMT Partner, threatened before or by any Governmental Authority against RMT Partner or any RMT Partner Subsidiary that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect and (b) there is no continuing Governmental Order to which RMT Partner or any RMT Partner Subsidiary is a party or by which any of them are bound that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.10 Legal Compliance.

(a) Each of the RMT Partner Entities is, and, since January 1, 2017, each of the RMT Partner Entities has been, in compliance with all applicable Laws and Governmental Orders, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. Since January 1, 2017, none of the RMT Partner Entities has received any written, or, to the knowledge of the RMT Partner, oral, notice from any Governmental Authority asserting any violation of or failure to comply with, or an investigation with respect to any failure to comply with, any applicable Law or notifying the RMT Partner Entities regarding an investigation of possible non-compliance, except for violations or failures to comply that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Except for those matters which would not, individually or in the aggregate, reasonably be expected to be material to RMT Partner and its Subsidiaries, taken as a whole:

(i) RMT Partner and the RMT Partner Subsidiaries (i) are in compliance, and, during the five (5) years prior to the date hereof, have been in compliance with applicable Anti-Corruption Laws; (ii) since during the five (5) years prior to the date hereof, have not been given notice by a Governmental Authority of, or to the knowledge of RMT Partner, been investigated by any Governmental Authority with respect to any actual or alleged violation of any applicable Anti-Corruption Laws by RMT Partner or any RMT Partner Subsidiary; and (iii) during the five (5) years prior to the date hereof, have had an operational program in effect, including policies, procedures and training, intended to enhance awareness of and compliance with any applicable Anti-Corruption Laws;

(ii) during the five (5) years prior to the date hereof, none of the RMT Partner Entities has, directly or indirectly, through their respective directors, managers, members, officers, or, to the knowledge of RMT Partner, employees or any other Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Government Official or other Person, for the purpose of: (A) influencing any act or decision of any Government Official or Other Covered Party; (B) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of such Government Official’s or Other Covered Party’s legal duties; (C) securing any improper advantage; or (D) inducing any Government Official or Other Covered Party to influence any act or decision of any Governmental Authority, in order to obtain or retain business, or direct business to, any Person, in any way;

(iii) during the five (5) years prior to the date hereof, RMT Partner, its Subsidiaries and its and their officers, directors, employees, and, to RMT Partner’s knowledge, its and their agents and Affiliates have been in compliance with Sanctions; and

(iv) during the five (5) years prior to the date hereof, neither RMT Partner nor any of its Subsidiaries, nor any of its or their officers, directors, or employees, nor, to the knowledge of RMT Partner, any of its or their agents or Affiliates, has been a Sanctioned Party.

Section 7.11 Material Contracts.

(a) Except as set forth in Section 7.11(a) of the RMT Partner Disclosure Schedule, as of the date hereof, neither RMT Partner nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, together with the RMT Partner Licenses, the “RMT Partner Material Contracts”):

(i) other than any such Contract solely between the RMT Partner Entities, any partnership, joint venture, strategic alliance, license or research and development project Contract, in each case, which is material to RMT Partner and its Subsidiaries (taken as a whole);

(ii) Contracts containing (A) a covenant materially restricting the ability of RMT Partner or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers or (B) a provision granting the other party “most favored nation” status, exclusivity or similar rights;

(iii) any acquisition or divestiture Contract that contains continuing financial covenants, indemnities or other payment obligations (including “earn out” or other contingent payment obligations but not including royalty payments) that would reasonably be expected to result in the receipt or making by RMT Partner or any of its Subsidiaries of future payments in excess of $50 million;

(iv) each Contract relating to outstanding Indebtedness of RMT Partner or its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in each case in a principal amount in excess of $10 million other than (A) Contracts solely among RMT Partner and any wholly owned RMT Partner Subsidiary or a guarantee by RMT Partner or any RMT Partner Subsidiary of Indebtedness of a RMT Partner Subsidiary, (B) the RMT Partner Term Credit Facility, (C) the RMT Partner Revolving Credit Agreement and (D) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $10 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon);

(v) any shareholders, investors’ rights, registration rights or similar agreement or arrangement of RMT Partner or any of its Subsidiaries;

(vi) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value as of the date of this Agreement in excess of $40 million;

(vii) is a Contract that is material to RMT Partner and the RMT Partner Entities, taken as a whole, to which a Governmental Authority is a party;

(viii) any Contract involving the settlement of any claims, actions, suits or proceedings or threatened claims, actions, suits or proceedings (or series of related claims, actions, suits or proceedings) pursuant to which RMT Partner or any of its Subsidiaries (A) is required to pay after the date hereof consideration in excess of $5 million or (B) is subject to material monitoring or reporting obligations to any other Person outside the ordinary course of business;

(ix) except for any RMT Partner Leases, any other Contract pursuant to which RMT Partner or its Subsidiaries may be entitled to receive or obligated to pay more than $30 million in fiscal year 2018 or fiscal year 2019; and

(x) any Contract not otherwise described in any other subsection of this Section 7.11(a) that would be required to be filed by RMT Partner as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) RMT Partner has made available to Remainco true, complete and correct copies of each RMT Partner Material Contract described in Section 7.11(a)(i) through Section 7.11(a)(x) in effect on the date hereof. Each RMT Partner Material Contract (except those which may be canceled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is valid and binding on RMT Partner or its Subsidiaries, as applicable, and, to the knowledge of RMT Partner, the counterparty thereto, and is in full force and effect, subject to the Remedies Exception. Neither RMT Partner nor any of its Subsidiaries is in breach of, or default under, any RMT Partner Material Contract to which it is a party, except for such breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. To the knowledge of RMT Partner, as of the date hereof, no other party to any RMT Partner Material Contract is in breach of or default under the terms of any RMT Partner Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.12 Vendors and Customers.

(a) Section 7.12(a) of the RMT Partner Disclosure Schedule sets forth a list of the top twenty (20) vendors and/or suppliers (by amount paid) of the RMT Partner Entities for the year ended December 31, 2018 (collectively, the “RMT Partner Material Vendors”) and the amount of consideration paid to each RMT Partner Material Vendor by the RMT Partner Entities during such period. Since December 31, 2018 and prior to the date hereof, no such RMT Partner Material Vendor has expressed in writing to any RMT Partner Entity its intention to cancel or otherwise terminate, or materially reduce or modify, its relationship with RMT Partner or indicating a material breach of the terms of any Contracts with such RMT Partner Material Vendor, except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Section 7.12(b) of the RMT Partner Disclosure Schedule sets forth a list of the top twenty (20) customers and distributors (by revenue) of the RMT Partner Entities for the year ended December 31, 2018 (the “RMT Partner Material Customers”) and the amount of consideration paid to the RMT Partner Entities by each RMT Partner Material Customer for the year ended December 31, 2018. Since December 31, 2018 and prior to the date hereof, no such RMT Partner Material Customer has expressed in writing to any RMT Partner Entity its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with RMT Partner or indicating a material breach of the terms of any Contracts with such RMT Partner Material Customer, except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.13 RMT Partner Benefit Plans.

(a) Section 7.13(a) of the RMT Partner Disclosure Schedule lists as of the date hereof each material RMT Partner Benefit Plan other than any Non-U.S. RMT Partner Benefit Plan that is not a pension plan. For purposes of this Agreement, “RMT Partner Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all other employee benefit, bonus, incentive, retention, retirement, deferred compensation, early retirement, old-age part-time, stock option (or other equity-based), severance, termination, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, policies, agreements and arrangements, whether or not subject to ERISA and whether written or oral, for the benefit of any RMT Partner Employee, director or service provider who is a natural person or former employee, director or service provider who is a natural person of any of the RMT Partner Entities, (i) that is sponsored, maintained or contributed to by any of the RMT Partner Entities or (ii) for which any of the RMT Partner Entities has any obligation to contribute or other liability, contingent or otherwise; provided, however, that “RMT Partner Benefit Plan” shall not include (x) any Multiemployer Plan or (y) any other plan, program or arrangement maintained by (A) an entity other than a RMT Partner Entity pursuant to a Collective Bargaining Agreement or (B) a Governmental Authority.

(b) RMT Partner has heretofore made available, or will make available within ninety (90) days following the date hereof, to Remainco a true and complete copy (or in the case of any unwritten plan, a description) of each material RMT Partner Benefit Plan listed on Section 7.13(a) of the RMT Partner Disclosure Schedule and, with respect to each such RMT Partner Benefit Plan, the following related documents, if applicable: (i) the current summary plan description within the meaning of ERISA or, in case such RMT Partner Benefit Plan is not subject to ERISA, a summary thereof, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination or opinion letter, (iv) the most recently audited financial statements or prepared actuarial report and (v) any related trust agreement.

(c) Each of the RMT Partner Benefit Plans has been established, operated and administered in all respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. There are no pending or, to the knowledge of RMT Partner, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the RMT Partner Benefit Plans or any trusts related thereto and no event has occurred that would reasonably be expected to give rise to any such claim, except where such claims would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(d) Each RMT Partner Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is reasonably expected to receive a favorable determination letter from the IRS or is entitled to rely on an advisory or opinion letter from the IRS, and, to the knowledge of RMT Partner, nothing has occurred that would reasonably be expected to result in the revocation of such favorable determination letter.

(e) No RMT Partner Benefit Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) Except as would not reasonably be expected to, individually or in the aggregate, result in any material liability to RMT Partner or any RMT Partner Entity, with respect to the RMT Partner Employees or former employees of any of the RMT Partner Entities, no RMT Partner Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than (i) coverage mandated by Law or the sole cost of which is borne by the employee or former employee, (ii) death benefits attributable to deaths that occur at or prior to the termination of service or retirement or (iii) benefits through the end of the month of termination of service or retirement.

(g) Neither RMT Partner nor any of its ERISA Affiliates (i) has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full and no condition exists that would reasonably be expected to result in RMT Partner incurring any such liability thereunder or (ii) has incurred any Withdrawal Liability that has not been satisfied in full, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(h) Except as required by applicable Law or Article IV hereof, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) would, except as required solely by reason of applicable Law or as provided in the Employee Matters Agreement, (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any material payment, right or other benefit becoming due to any current or former director or employee of any of the RMT Partner Entities under any RMT Partner Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any RMT Partner Benefit Plan, or (iii) result in any material acceleration of the time of payment, funding or vesting under any RMT Partner Benefit Plan.

(i) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) would result in the payment by RMT Partner or any of the RMT Partner Entities of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or any equivalent applicable Law. No RMT Partner Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, each RMT Partner Benefit Plan that is mandated by applicable Law or by a Governmental Authority outside of the United States or that is subject to the Laws of a jurisdiction outside of the United States (each, a “Non-U.S. RMT Partner Benefit Plan”) (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, (ii) if required to be registered has been registered and has been maintained in good standing with applicable Law and the applicable Governmental Authorities and to the knowledge of RMT Partner, no circumstances exist as of the date hereof that would reasonably result in the loss of the good standing of such Non-U.S. RMT Partner Benefit Plan, and (iii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Non-U.S. RMT Partner Benefit Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 7.14 Labor Matters.

(a) (i) Within thirty (30) days following the date hereof, RMT Partner shall deliver to Remainco a list setting forth, as of the date hereof, all material Collective Bargaining Agreements that are applicable to current employees of any of the RMT Partner Entities or to which any of the RMT Partner Entities is a party (it being understood that agreements with works councils will not be listed as of the date hereof); (ii) within four (4) months following the date hereof, RMT Partner shall deliver to Remainco an updated list of all material Collective Bargaining Agreements that at such time are applicable to current employees of any of the RMT Partner Entities or to which any of the RMT Partner Entities is a party; and (iii) at least thirty (30) days prior to the Closing, RMT Partner shall deliver to Remainco any updates to such list described in (ii); provided, however, in each case, where there are successive Collective Bargaining Agreements with a particular labor union or other employee representative body, only the most recent Collective Bargaining Agreement in effect in the series shall be listed. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) since January 1, 2017, there has not been any strike, lockout or labor dispute, or, to the knowledge of RMT Partner, any threat thereof, against any of the RMT Partner Entities; (ii) there are no Actions pending against RMT Partner related to the alleged violation of any Laws pertaining to labor relations or employment matters, in each case with respect to any RMT Partner Employee; and (iii) RMT Partner and its Subsidiaries have complied in all respects with all applicable Laws related to employment and employment practices, including terms and conditions of employment, wages and hours, discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements, and no claims or proceedings are pending or, to the knowledge of RMT Partner, threatened with respect to the foregoing. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, each individual who renders services to the RMT Partner Entities who is classified as an independent contractor, consultant or other non-employee status for any purpose is properly so characterized. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, there is no pending application for certification of a collective bargaining agent or union organizing activities with respect to RMT Partner Employees.

(b) The execution and delivery of this Agreement or any Transaction Document do not require RMT Partner or its Subsidiaries, prior to such execution and delivery, to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or any governmental labor agency.

(c) To the knowledge of RMT Partner, since January 1, 2017, (i) no allegations, claims or reports of material sexual harassment, misconduct, discrimination or retaliation have been made to RMT Partner or its Subsidiaries or in respect of any individual in a RMT Partner Key Executive Role and (ii) neither RMT Partner or its Subsidiaries has entered into any settlement agreement related to allegations, claims or reports of sexual harassment, misconduct, discrimination or retaliation by any individual in a RMT Partner Key Executive Role.

Section 7.15 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to RMT Partner and the RMT Partner Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes of or with respect to RMT Partner and the RMT Partner Subsidiaries, whether or not shown as due on such Tax Returns, have been paid, or adequate reserves therefor in accordance with GAAP have been provided on the consolidated financial statements of RMT Partner contained in the RMT Partner SEC Documents.

(b) All material Taxes required to be withheld by RMT Partner and the RMT Partner Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(c) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Authority in writing against RMT Partner or any RMT Partner Subsidiary (or, to the knowledge of RMT Partner, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from RMT Partner and the RMT Partner Subsidiaries.

(d) Neither RMT Partner nor any RMT Partner Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two-year period ending on the date of this Agreement.

(e) Neither RMT Partner nor any RMT Partner Subsidiary has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or a similar transaction under provisions of state, local or foreign law, including a transaction subject to EU Council Directive 2011/16 (known as DAC6) or BEPS Action 12 disclosure requirements.

(f) There are no Liens for material Taxes (other than Permitted Liens) upon the assets of RMT Partner or any of the RMT Partner Subsidiaries.

(g) Neither RMT Partner nor any RMT Partner Subsidiary is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) Contracts containing customary gross-up or indemnification provisions entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes, and (iii) Contracts solely among RMT Partner and/or one or more RMT Partner Subsidiaries.

(h) No Governmental Authority has notified RMT Partner or any RMT Partner Subsidiary in writing that it is or may be subject to taxation in a material amount by a jurisdiction in which it does not presently file Tax Returns.

(i) No Governmental Authority has notified RMT Partner or any RMT Partner Subsidiary in writing that it is subject to a claim for damages related to a violation or purported violation of European Union state aid rules related to taxes.

(j) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any material assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

(k) As of the date hereof, RMT Partner is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Distribution, the Spinco Special Cash Payment, the Merger or the Second Merger from qualifying for the Intended Tax Treatment or (ii) RMT Partner from delivering the RMT Partner Representation Letter at the applicable time set forth in Section 8.3(d).

(l) Neither RMT Partner nor any RMT Partner Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax law) entered into on or prior to the Closing Date, (iv) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law), (v) a change in the method of accounting for a period ending prior to or including the Closing Date, (vi) an election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law), or (vii) the application of Section 965 of the Code (including Section 965(h)).

(m) (i) Neither RMT Partner nor any RMT Partner Subsidiary has engaged in an “extraordinary disposition” as set forth in Treasury Regulation Section 1.245A5T(c)(3)(ii) and there is no “extraordinary disposition account” with respect to RMT Partner nor any RMT Partner Subsidiary, or any equity interests with respect to such entities, (ii) there has not been an “extraordinary reduction” (as defined in Treasury Regulation Section 1.245A5T(e)(2)(i)) with respect to any Subsidiary of Spinco, and (iii) there is no “hybrid deduction account” with respect to any share of stock (or other instrument treated as equity for U.S. tax purposes) of any RMT Partner Subsidiary, within the meaning of Proposed Treasury Regulation Section 1.245A(e)-1.

(n) Neither RMT Partner nor any RMT Partner Subsidiary is eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent RMT Partner or any RMT Partner Subsidiary is eligible for such benefits, this Agreement and the closing of the transactions contemplated hereunder will not end or otherwise affect such eligibility.

(o) Neither RMT Partner nor any RMT Partner Subsidiary is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(p) Since December 31, 2018, neither RMT Partner nor any RMT Subsidiary have incurred a material liability for Taxes outside its ordinary course of business, or have participated in an extraordinary transaction that is likely to give rise to material Tax liabilities.

(q) Neither RMT Partner nor any RMT Partner Subsidiary makes payments for which a deduction is disallowed under Section 267A of the Code.

Section 7.16 Brokers’ Fees. Other than as set forth on Schedule 7.16 of the RMT Partner Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Remainco or its Affiliates, any RMT Partner, or any Spinco Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by RMT Partner or any RMT Partner Subsidiary.

Section 7.17 Insurance. All insurance policies (excluding any RMT Partner Benefit Plans) to which RMT Partner and any RMT Partner Subsidiary is currently a party, or which are held for the benefit of RMT Partner or any of the RMT Partner Subsidiaries, are in full force and effect, and, to the knowledge of RMT Partner, have been issued by licensed insurers, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a

RMT Partner Material Adverse Effect. Each RMT Partner Entity is covered by insurance policies that are sufficient for compliance with all applicable Laws and Contracts to which such RMT Partner Entity is a party or by which it is bound and as is customary in the industries in which the RMT Partner Entities operate.

Section 7.18 Regulatory Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect and except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 7.21), (i) RMT Partner and the RMT Partner Subsidiaries have obtained all of the Permits necessary under applicable Laws for RMT Partner and the RMT Partner Subsidiaries to own, lease and operate their assets in the manner in which they are now owned, leased and operated and to conduct their businesses as now conducted, including (A) all authorizations and approvals under the FDCA (including Sections 505, 510(k) and 515 thereof), the PHSA and the regulations of the FDA promulgated thereunder and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of the RMT Partner Products (any such Governmental Authority, a “RMT Partner Regulatory Agency”), in each case necessary for the lawful operation of the businesses of RMT Partner and its Subsidiaries in each jurisdiction in which such Person operates (the “RMT Partner Regulatory Permits”); (ii) all such RMT Partner Regulatory Permits are valid and in full force and effect; and (iii) RMT Partner is in compliance with the terms of all RMT Partner Regulatory Permits.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, the businesses of each of RMT Partner and each RMT Partner Subsidiary are being conducted in compliance with, and such Persons have appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including (i) the FDCA (including all applicable registration and listing requirements set forth in Sections 505 and 510 of the FDCA and 21 C.F.R. Parts 207 and 807); (ii) the PHSA; (iii) the Prescription Drug Marketing Act, as amended; (iv) federal Medicare and Medicaid statutes and related state or local statutes; (v) the Patient Protection and Affordable Care Act, as amended (including the Biologics Price Competition and Innovation Act); (vi) the Veterans Health Care Act; (vii) the Physician Payments Sunshine Act; (viii) the Federal Trade Commission Act, as applicable; (ix) provincial formulary and drug pricing statutes; (x) any comparable foreign Laws for any of the foregoing; (xi) the federal Anti-Kickback Statute, as amended (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act, as amended (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, state prescription drug marketing laws, and any comparable federal, state, provincial or local Laws; (xii) state or provincial licensing, disclosure and reporting requirements; (xiii) all applicable Laws analogous to the foregoing in states and all other jurisdictions in which RMT Partner or any RMT Partner Subsidiary operates or sells or distributes a RMT Partner Product or RMT Partner Product candidate; and (xiv) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “RMT Partner Healthcare Laws”). Since January 1, 2017, neither RMT Partner nor any RMT Partner Subsidiary has received any written notification or communication from any RMT Partner Regulatory Agency, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or corresponding Governmental Authority in any jurisdiction, of noncompliance by, or liability of RMT Partner or any RMT Partner Subsidiaries under, any RMT Partner Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(c) Neither RMT Partner nor any of the RMT Partner Subsidiaries is subject to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements or consent decrees with or imposed by any RMT Partner Regulatory Agency and, to the knowledge of RMT Partner, (i) the imposition of any such agreement or decree is not currently pending and (ii) no RMT Partner Entity has received written notice that the imposition of any such agreement or decree is currently contemplated or proposed.

(d) Except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by each of RMT Partner and the RMT Partner Subsidiaries are being conducted in compliance with all applicable RMT Partner Healthcare Laws, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for good clinical practice requirements (GCPs) and clinical study submissions, including as set forth in Title 21 parts 50, 54, 56, 312, 314, 320, 812 and 814 of the Code of Federal Regulations, (iii) 42 U.S.C. 282(j), (iv) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (v) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information. Except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, since January 1, 2017: (i) no clinical trial conducted by or on behalf of RMT Partner or any RMT Partner Subsidiary has been terminated, materially delayed or suspended prior to completion; and (ii) neither the FDA nor any other applicable Governmental Authority or institutional review board that has or has had jurisdiction over a clinical trial conducted by or on behalf of RMT Partner or any RMT Partner Subsidiary has commenced, or, to the knowledge of RMT Partner, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of RMT Partner or any RMT Partner Subsidiary.

(e) Since January 1, 2017, neither RMT Partner nor any RMT Partner Subsidiary has received any written notice from the FDA (including any inspection reports on Form 483, FDA warning letters or FDA untitled letters) or the Employee Matters Agreement or any other RMT Partner Regulatory Agency with jurisdiction over the development, marketing, labelling, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval or clearance with respect to any RMT Partner Product currently pending before or previously approved or cleared by the FDA or such other RMT Partner Regulatory Agency, except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(f) Since January 1, 2017, all reports, documents, claims, permits, adverse event reports, notices and biological license, device or drug applications required to be filed, maintained or furnished to the FDA or any other RMT Partner Regulatory Agency by RMT Partner and the RMT Partner Subsidiaries have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits, notices or applications would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. All such reports, documents, claims, permits, notices and applications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither RMT Partner nor any RMT Partner Subsidiary, nor, to the knowledge of RMT Partner, any officer, employee, agent or distributor of RMT Partner or any RMT Partner Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other RMT Partner Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other RMT Partner Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of RMT Partner and its Subsidiaries, that, at the time of such disclosure, act or failure, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other RMT Partner Regulatory Agency to invoke any similar policy.

(g) Neither RMT Partner nor any RMT Partner Subsidiary, nor, to the knowledge of RMT Partner, any officer, employee, agent or distributor of RMT Partner or any RMT Partner Subsidiary, has been (i) disqualified, suspended or debarred for any purpose, or received written notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. § 335a or any equivalent provisions in any other jurisdiction; (ii) excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; or (iii) formally charged with or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. Neither RMT Partner nor any RMT Partner Subsidiary, nor, to the knowledge of RMT Partner, any officer, employee, agent or distributor of RMT Partner or any RMT Partner Subsidiary, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(h) As to each RMT Partner Product or RMT Partner Product candidate subject to the FDCA, the PHSA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of RMT Partner or any of the RMT Partner Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, each such RMT Partner Product or RMT Partner Product candidate is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples (PDMA), record keeping, reporting and security. There is no investigation, action or proceeding pending or, to the knowledge of RMT Partner, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation of any Law applicable to any RMT Partner Product or RMT Partner Product candidate by RMT Partner or any of the RMT Partner Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(i) Since January 1, 2017, no RMT Partner Entity has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any RMT Partner Product, in each case which has not been publicly disclosed by the applicable RMT Partner Regulatory Agency, or is currently considering initiating, conducting or issuing any recall of any RMT Partner Product, in each case except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. To the knowledge of RMT Partner, there are no facts which would reasonably be expected to cause, and no RMT Partner Entity has received since January 1, 2017 any written notice from the FDA or any other RMT Partner Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any RMT Partner Product sold or intended to be sold by RMT Partner or the RMT Partner Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such RMT Partner Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such RMT Partner Products, or (iv) a negative change in reimbursement status of a RMT Partner Product, that in each case, would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

Section 7.19 Real Property.

(a) Section 7.19(a) of the RMT Partner Disclosure Schedule sets forth a list of all RMT Partner Owned Real Properties that are material to the business of the RMT Partner Entities (taken as a whole). Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) the applicable RMT Partner Entities have good and marketable title (or the applicable local equivalent) to all RMT Partner Owned Real Property, free and clear of all Liens other than Permitted Liens and (ii) no RMT Partner Entity has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of any RMT Partner Owned Real Property. Except as set forth on Section 7.19(a) of the RMT Partner Disclosure Schedule, no RMT Partner Entity has leased or licensed any material portion of the RMT Partner Owned Real Property.

(b) Section 7.19(b) of the RMT Partner Disclosure Schedule sets forth a list of all RMT Partner Leased Real Properties that are material to the business of the RMT Partner Entities (taken as a whole). RMT Partner has made available to Remainco, or will make available to Remainco upon specific request, true, complete and correct copies of each material RMT Partner Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) the applicable RMT Partner Entities have a valid and enforceable leasehold interest in all RMT Partner Leased Real Property, subject to the Remedies Exception, (ii) there is no default under any RMT Partner Lease by any RMT Partner Entity, or to RMT Partner’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any RMT Partner Lease by any RMT Partner Entity and (iii) no RMT Partner Entity has received any notice of default, termination or cancellation from a lessor with respect to any RMT Partner Lease which breach or default has not been cured. Except as set forth on Section 7.19(b) of the RMT Partner Disclosure Schedule, no RMT Partner Entity has subleased or licensed any material portion of the RMT Partner Leased Real Property.

Section 7.20 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect:

(i) all RMT Partner Registered Intellectual Property is subsisting and, to the knowledge of RMT Partner, valid and enforceable;

(ii) RMT Partner or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the RMT Partner Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens);

(iii) to the knowledge of RMT Partner, the use of the RMT Partner Owned Intellectual Property and any Intellectual Property licensed to RMT Partner or any of its Subsidiaries in connection with the RMT Partner Products, and the conduct of the respective businesses of the RMT Partner and its Subsidiaries as currently conducted (the “RMT Partner Business”), do not, and immediately after the Closing, will not, infringe upon, misappropriate, dilute or otherwise violate, and have not since January 1, 2017, infringed upon, misappropriated, diluted or otherwise violated, the valid Intellectual Property rights of any third party;

(iv) since January 1, 2017, (A) no Action is or has been pending or threatened by RMT Partner or any of its Subsidiaries (1) alleging that any third party is infringing, misappropriating, diluting or otherwise violating any RMT Partner Owned Intellectual Property or (2) challenging the validity, enforceability, scope or use of Intellectual Property owned by a third party and in the field of the RMT Partner Business, and (B) to the knowledge of RMT Partner, no other Person is or has been infringing, misappropriating, diluting or otherwise violating any RMT Partner Owned Intellectual Property;

(v) there is no and, since January 1, 2017, there has been no (A) Action initiated by any third party pending or, to the knowledge of RMT Partner, threatened against RMT Partner or any of its Subsidiaries (1) concerning the matters described in Section 7.20(a)(iii) or (2) challenging the validity, enforceability, scope, use, or ownership of any RMT Partner Owned Intellectual Property; provided, in each case, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to RMT Partner or any of its Subsidiaries shall be deemed to be “threatened” rather than “pending”, or (B) (1) Governmental Order against RMT Partner or any of its Subsidiaries or applicable to any RMT Partner Owned Intellectual Property, (2) settlement agreement that RMT Partner or any of its Subsidiaries is a party to, or (3) to the knowledge of RMT Partner, other Governmental Order or settlement agreement, in each case restricting the use, ownership, enforcement, or exploitation of any RMT Partner Owned Intellectual Property; and

(vi) (A) RMT Partner and its Subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of all Know-How included in the RMT Partner Owned Intellectual Property, (B) to the knowledge of RMT Partner, neither RMT Partner nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such Know-How included in the RMT Partner Owned Intellectual Property except under a confidentiality agreement or other legally binding confidentiality obligation, and to the knowledge of RMT Partner, except as set forth on Section 7.20(a)(vi)

of the RMT Partner Disclosure Schedule, there has not been any breach by any party to any such confidentiality agreement and (C) RMT Partner and its Subsidiaries have required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the RMT Partner Business to assign, and all such Persons have assigned, to RMT Partner or one of its Subsidiaries (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property.

(b) Since January 1, 2017, to the knowledge of RMT Partner, (i) there have been no security breaches in the IT Assets used by the RMT Partner Business or containing any data (including Personal Data) or Information of, or held on behalf of a third party by, the RMT Partner Business, and (ii) there have been no disruptions in any IT Assets that adversely affected the RMT Partner Business, in each case of clauses (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. RMT Partner and its Subsidiaries, in connection with the conduct of the RMT Partner Business, have implemented and maintain business continuity and disaster recovery plans, procedures and facilities that are reasonable and appropriate to preserve the availability, security, and integrity of its and their IT Assets, and the data (including Personal Data) and Information stored thereon.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, (i) RMT Partner and its Subsidiaries, in connection with the conduct of the RMT Partner Business, have, at all times since January 1, 2017, complied with, and Processed Personal Data in accordance with, all Data Security Requirements applicable to the RMT Partner Business, and (ii) since January 1, 2017, to the knowledge of RMT Partner, there has been no unauthorized access to or breach, misuse or theft of any Personal Data Processed by or on behalf of the RMT Partner Business. No Actions have been asserted or, to the knowledge of RMT Partner, threatened since January 1, 2017 against RMT Partner or any of its Subsidiaries, alleging a violation of any Person’s privacy, personal information or data rights, or of a Data Security Requirement, in relation to the conduct of the RMT Partner Business that would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, since January 1, 2017 RMT Partner and its Subsidiaries have not been required to provide under any Data Security Requirement, and have not otherwise provided, written notice to any Person informing them of a breach or unauthorized use of their Personal Data. Except as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect, the execution of the Transaction Documents and the consummation of the transactions contemplated thereby comply with all applicable Data Security Requirements.

(d) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 7.20 are the only representations and warranties being made by RMT Partner in this Agreement with respect to the validity of, the right to register, or the infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property rights or the violation of Data Security Requirements.

Section 7.21 Environmental Matters.

(a) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect:

(i) RMT Partner and the RMT Partner Subsidiaries are, and for the last five (5) years have been, in compliance with all Environmental Laws and Governmental Orders;

(ii) RMT Partner and the RMT Partner Subsidiaries have obtained and maintained and are, and for the last five (5) years have been, in compliance with all Permits required under Environmental Laws for RMT Partner and the RMT Partner Subsidiaries to own, lease and operate their assets or to conduct the RMT Partner Business;

(iii) there are no Actions, Governmental Orders, notices or claims pending (or, with respect to Governmental Orders, continuing to which any RMT Partner or RMT Partner Subsidiary is a party or by which any of them are bound) or, to the knowledge of RMT Partner, threatened, against RMT Partner and the RMT Partner Subsidiaries alleging violations of or Liability under any Environmental Law; and

(iv) no conditions currently exist, and no incidents have occurred in the last five (5) years, with respect to the RMT Partner Business, including with respect to the assets of RMT Partner and the RMT Partner Subsidiaries, the RMT Partner Owned Real Property or the RMT Partner Leased Real Property, or any property currently or formerly owned, leased or operated by RMT Partner or the RMT Partner Subsidiaries, or any property to which RMT Partner or the RMT Partner Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in RMT Partner or the RMT Partner Subsidiaries incurring Liabilities under Environmental Laws.

Section 7.22 Absence of Changes.

(a) Since December 31, 2018, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a RMT Partner Material Adverse Effect.

(b) Since December 31, 2018, except as expressly required by this Agreement and the other Transaction Documents, RMT Partner and the RMT Partner Subsidiaries have, in all material respects, conducted their respective business and owned, leased and operated their respective assets in the ordinary course of business consistent with past practice.

Section 7.23 Affiliate Matters. Except for (a) employment, compensation, severance or retention agreements or arrangements in the ordinary course of business (including any indemnification, contribution or advancement obligations of any RMT Partner Entity), (ii) pursuant to a RMT Partner Benefit Plan and (iii) commercial Contracts entered into on arm’s-length terms in the ordinary course of business, no (i) Affiliate of RMT Partner, (ii) holder of 5% or more of RMT Partner Common Stock, (iii) director or executive officer of RMT Partner, (iv) Affiliate of any Person referred to in the foregoing clauses (ii) and (iii) or (v) “immediate family” (as such term is defined in Rule 16a-1 under the Exchange Act) of any Person referred to in the foregoing clause (iii) is a party to any Contract with or binding upon any RMT Partner Entity or has an interest in any material Contract or transaction related to RMT Partner or any of its assets (each, a “RMT Partner Affiliate Contract”).

Section 7.24 Information Supplied.

(a) As subsequently updated, amended, modified or adjusted pursuant to Section 8.4, the information relating to each of RMT Partner and Merger Sub and their respective Subsidiaries or the transactions contemplated by this Agreement or any Transaction Document to be provided by RMT Partner, Merger Sub or their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, (i) the Split Off TO and the Proxy Statement will not, on the date the Split Off TO (if applicable) and the Proxy Statement, respectively, are first mailed to the Remainco stockholders or the RMT Partner shareholders (as applicable), (ii) the Distribution Registration Statement and the RMT Partner Registration Statement will not, at the time the Distribution Registration Statement or the RMT Partner Registration Statement (and in each case any amendment or supplement thereto), respectively, are filed with the SEC, are declared effective by the SEC or are first mailed to the RMT Partner shareholders or Remainco stockholders (as applicable), (iii) the Proxy Statement will not, at the time of the RMT Partner Shareholders Meeting, (iv) the Distribution Registration Statement will not, on the date of the Distribution or at the closing of the Exchange Offer (as applicable), or (v) the RMT Partner Registration Statement will not, at the Effective Time, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 7.24(a), no representation or warranty is made by RMT Partner or Merger Sub with respect to information or statements made or incorporated by reference in the Securities Filings, which information or statements were not supplied by or on behalf of RMT Partner or Merger Sub.

(b) The Securities Filings that RMT Partner and Merger Sub will file (jointly or otherwise) pursuant to Section 8.4 will comply in all material respects as to form with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

Section 7.25 Opinion of RMT Partner Financial Advisers. The RMT Partner Board has received an opinion from RMT Partner’s financial advisors, Greenhill & Co., LLC and Morgan Stanley & Co. LLC, substantially to the effect that, as of the date thereof, based upon and subject to the various assumptions made, procedures followed, matters considered and customary qualifications and limitations set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to RMT Partner.

Section 7.26 Certain Board Findings.

(a) The RMT Partner Board (i) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the RMT Partner Share Issuance, (ii) has determined that this Agreement and the transactions contemplated hereby are fair and in the best interest of RMT Partner and its shareholders, and (iii) has resolved to make the RMT Partner Recommendation, subject to Section 8.10.

(b) The Merger Sub Board, (i) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and (iii) RMT Partner has approved and adopted, as Merger Sub’s sole stockholder, this Agreement and the transactions contemplated hereby, including the Merger.

Section 7.27 Shareholder Approval Required.

(a) No vote of the holders of any class of equity securities of RMT Partner is required for the execution and delivery of this Agreement, the Transaction Documents or any other agreements and documents contemplated hereby to which RMT Partner is a party, the performance by RMT Partner of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except that consummation of the RMT Partner Share Issuance requires the RMT Partner Shareholder Approval.

(b) Prior to or concurrently with the execution of this Agreement, RMT Partner, as the sole shareholder of Merger Sub, acting by written consent, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein.

Section 7.28 No Anti-Takeover Measures. Each of the RMT Partner Board and the Merger Sub Board have taken all necessary action to exempt this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby from the restrictions set forth in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any anti-takeover provision in RMT Partner’s or Merger Sub’s Organizational Documents.

Section 7.29 No Other Representations and Warranties.

(a) Except for the representations and warranties contained in this Article VII or expressly and specifically made in any Transaction Document, none of RMT Partner or its Subsidiaries or any of their respective Affiliates or Representatives makes (and RMT Partner, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to RMT Partner or its Subsidiaries, or with respect to the accuracy or completeness of any other information provided, or made available, to Remainco or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby or in the Transaction Documents. None of RMT Partner or its Subsidiaries or any other Person will have or be subject to any Liabilities to Remainco, its Affiliates, agents or representatives or any Person resulting from Remainco’s use of, or the use by any of its Affiliates or Representatives of any such information, including information, documents, projections, forecasts or other material made available or provided to Remainco, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, discussions or exchange by electronic mail in connection with the transactions contemplated by this Agreement and the Transaction Documents, unless any such information is expressly and specifically included in a representation or warranty contained in this Article VII or in any Transaction Document.

(b) RMT Partner acknowledges and agrees that, except for the representations and warranties in Article V, Article VI and expressly and specifically made in any Transaction Document, neither Remainco nor any of its Subsidiaries (including Spinco and the Spinco Entities), nor any other Person, has made any express or implied representation or warranty with respect to the Spinco Assets, the Spinco Entities, the Spinco Business or with respect to the accuracy or completeness of any other information provided, or made available, to RMT Partner or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby and in the Transaction Documents and RMT Partner has not relied on any representation or warranty other than those contained in Article V, Article VI and expressly and specifically made in any Transaction Document. Without limiting the generality of the foregoing, RMT Partner acknowledges and agrees that neither Remainco nor any of its Subsidiaries or any other Person has made a representation or warranty (including as to completeness or accuracy) to RMT Partner with respect to, and neither Remainco nor any of its Subsidiaries or any other Person shall be subject to any liability to Remainco or any other Person in connection with this Agreement and the transactions contemplated hereby resulting from, any materials, documents or information (including any projections, estimates, forecasts or budgets) relating to Remainco or its Subsidiaries (including Spinco and the Spinco Entities), the Spinco Assets or the Spinco Business made available or provided to RMT Partner or its Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, discussions, exchange by electronic mail or otherwise, in each case, except as expressly and specifically covered by a representation or warranty set forth in Article VI of this Agreement or in a Transaction Document.

ARTICLE VIII

COVENANTS

Section 8.1 Conduct of Business by RMT Partner Pending the Closing.

(a) From the date hereof and until the earlier of the Effective Time or termination of this Agreement in accordance with its terms (the “Interim Period”), unless (1) expressly contemplated by this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, (2) as set forth in Section 8.1 of the RMT Partner Disclosure Schedule, (3) as consented to by Remainco in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (4) as required by Law, RMT Partner shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its and their operations in the ordinary course of business and use commercially reasonable efforts to (x) substantially preserve the present business organization RMT Partner and its Subsidiaries, (y) keep available the services of the RMT Partner Employees and (z) maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, in each case, in all material respects; provided, however, that no action by RMT Partner or its Subsidiaries with respect to matters specifically addressed by any provision of Section 8.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.1(b).

(b) Without limiting the generality of the foregoing, during the Interim Period, unless (1) expressly contemplated by this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, (2) as set forth in Section 8.1 of the RMT Partner Disclosure Schedule, (3) as consented to by Remainco in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (4) as required by Law, RMT Partner shall not, and shall cause its Subsidiaries not to:

(i) amend or adopt any change in, or waive any provision of, its Organizational Documents (other than immaterial amendments to its Organizational Documents that do not impact in any respect the economic benefits of the Merger to Spinco stockholders);

(ii) (A) authorize, declare, set aside or pay any dividends on or make other distributions in respect of its capital stock or other Interests (whether in cash, securities or property), except for (x) dividends paid by any direct or indirect wholly owned Subsidiary of RMT Partner to RMT Partner or to any other direct or indirect wholly owned Subsidiary of RMT Partner, and (y) regular quarterly cash dividends of RMT

Partner; provided that such quarterly cash dividend shall not exceed the amount set forth on Section 8.1(b)(ii) of the RMT Partner Disclosure Schedule, (B) alter, split, combine or reclassify any of its Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its capital stock or other Interests, (C) redeem, repurchase or otherwise acquire its capital stock or other Interests (including any securities convertible or exchangeable into such capital stock or Interests) (other than the acquisition of RMT Partner Common Stock from holders of RMT Partner Equity Awards in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any stock options, stock appreciation rights, restricted stock units or other rights granted under the RMT Partner Stock Plan, in each case, in the ordinary course of business consistent with past practice) or (D) enter into any agreement with respect to the voting or registration of its capital stock or its other Interests;

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any RMT Partner Voting Debt, any shares of any class of capital stock of, or any other Interests of any class in, RMT Partner or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests of RMT Partner or any of its Subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of RMT Partner or any of its Subsidiaries, other than (A) the issuance of RMT Partner Shares upon the exercise or settlement of RMT Partner Equity Awards outstanding and in accordance with their terms as of the date hereof or issued after the date hereof in accordance with the terms of this Agreement, (B) as set forth on Section 8.1(b)(iii) of the RMT Partner Disclosure Schedule, or (C) the issuance by a wholly owned Subsidiary of RMT Partner of its capital stock to RMT Partner or another wholly owned Subsidiary of RMT Partner;

(iv) sell, assign, transfer, convey, lease (as lessor), encumber (other than an encumbrance that is or would constitute a Permitted Lien) or otherwise dispose of any assets that are material to RMT Partner and the RMT Partner Subsidiaries (taken as a whole), except for (A) sales or other dispositions of obsolete assets or inventory in the ordinary course of business, (B) other dispositions of assets in an amount not to exceed $100 million in the aggregate or (C) the factoring of receivables in the ordinary course of business;

(v) merge, combine or consolidate (pursuant to a plan of merger or otherwise) RMT Partner with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt in accordance with the terms hereof) or other reorganization of RMT Partner;

(vi) acquire (including by merger, consolidation, or acquisition of shares or assets or otherwise) any interest in any Person or any assets thereof, other than (A) any acquisition of goods or services in the ordinary course of business or (B) acquisitions for which the amounts paid or transferred by RMT Partner and its Subsidiaries does not exceed $100 million individually or $400 million in the aggregate, unless, in the case of clause (B), such transaction (1) would reasonably be expected to prevent or materially delay or impede the receipt of any Required Consent or (2) would reasonably be expected to result in RMT Partner having a Below Investment Grade Rating, taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and the other transactions contemplated hereby;

(vii) permit or cause RMT Partner or any of its Subsidiaries to (A) issue Indebtedness that is convertible into equity or (B) repurchase, repay, prepay, refinance or incur any Indebtedness, issue any debt securities, engage in any securitization transactions or similar arrangements or assume or guarantee the obligations of any Person (other than RMT Partner or its Subsidiaries) for borrowed money if, in each case, taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and other transactions contemplated hereby, such actions would reasonably be expected to result in RMT Partner having a Below Investment Grade Rating;

(viii) permit or cause RMT Partner or any of its Subsidiaries to make any material loans to or investments in, or material advances of money to, any Person (other than RMT Partner or any wholly owned RMT Partner Subsidiary), except for (x) extensions of credit and advances to employees or officers of RMT Partner or any RMT Partner Subsidiary for expenses incurred in the ordinary course of business or (y) in an amount not to exceed $100 million;

(ix) modify in any manner or enter into any Contract if such modification or Contract, taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and the other transactions contemplated hereby, would reasonably be expected to result in RMT Partner having a Below Investment Grade Rating; provided that any renewal or extension of a RMT Partner Material Contract shall not be prohibited under this Section 8.1(b)(ix) unless such renewal or extension otherwise alters the terms of such RMT Partner Material Contract in a manner prohibited by this Section 8.1(b)(ix);

(x) subject to clause (iii) above, (A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by RMT Partner or its Affiliates to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any RMT Partner Benefit Plan or any plan, program, agreement or arrangement that would be an RMT Partner Benefit Plan if in effect on the date hereof, or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any employee of any of the RMT Partner Entities, in each case, other than (1) as required by applicable Law, (2) as required by any RMT Partner Benefit Plan or Collective Bargaining Agreement, each as in effect on the date hereof, (3) in the ordinary course of business consistent with the past practices of RMT Partner or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements) or (4) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of RMT Partner and/or its Subsidiaries;

(xi) except as required by GAAP or applicable Law, make any material change to any of its financial accounting principles, methods or practices;

(xii) settle, release, waive or compromise any Action (or threatened Action), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving the payment of monetary damages of not more than $25 million (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, RMT Partner and its Subsidiaries) individually or $75 million in the aggregate and (B) does not involve any injunctive or equitable or other non-monetary relief (other than immaterial and non-monetary relief incidental thereto) against RMT Partner or its Subsidiaries; provided that the settlement, release, waiver or compromise of any Action or claim brought by the shareholders of RMT Partner against RMT Partner or its directors and officers relating to the transactions contemplated by this Agreement or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 8.11;

(xiii) make, change or revoke any material Tax election, or settle or compromise any material Tax liability, amend any material Tax Return, surrender any material right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax Returns or claims for Taxes, enter into any closing agreements with respect to material Taxes in each case other than (A) in the ordinary course of business or (B) as would not be reasonably expected to have a material and adverse impact on RMT Partner and the RMT Partner Subsidiaries, taken as a whole, or, after the Merger, RMT Partner and its Subsidiaries (including Spinco and the Spinco Subsidiaries), taken as a whole;

(xiv) permit Merger Sub to conduct any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the Merger; or

(xv) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing that delays or prevents the Closing.

Section 8.2 Conduct of Business by Spinco and Remainco Pending the Closing.

(a) During the Interim Period, solely with respect to the Spinco Entities and the Spinco Business (excluding the Remainco Business, Remainco Assets and the Remainco Liabilities), unless (1) expressly contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including actions taken to effectuate the Merger, the Separation, the Distribution and the Spinco Special Cash Payment in accordance with the terms thereof), (2) as set forth in Section 8.2 of the Spinco Disclosure Schedule, (3) contemplated by the Separation Plan, (4) as consented to by RMT Partner in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (5) as required by Law, Remainco shall, and shall cause each of its Subsidiaries to, conduct the Spinco Business in the ordinary course of business in all material respects and use commercially reasonable efforts to (w) substantially preserve the Spinco Group’s present business organization, (x) keep available the services of the Spinco Employees, (y) maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (z) make capital expenditures consistent with the budget set forth in Section 8.2(a) of the Spinco Disclosure Schedule, in each case, in all material respects; provided, however, that no action by Remainco or its Subsidiaries with respect to matters specifically addressed by any provision of Section 8.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.2(b).

(b) Without limiting the generality of the foregoing, during the Interim Period, unless (1) expressly contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including actions taken in connection with the Merger, the Separation, the Distribution and the Spinco Special Cash Payment), (2) as set forth on Section 8.2 of the Spinco Disclosure Schedule, (3) contemplated by the Separation Plan, (4) as consented to by RMT Partner in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (5) as required by Law, Remainco shall not, solely with respect to the Spinco Entities and the Spinco Business (excluding the Remainco Business, the Remainco Assets and the Remainco Liabilities), and shall cause its Subsidiaries not to, solely with respect to the Spinco Entities and the Spinco Business:

(i) amend or adopt any change in, or waive any provision of, the Organizational Documents of any of the Spinco Entities, other than an amendment to the certificate of incorporation of Spinco to increase the number of authorized or outstanding shares of Spinco Common Stock in connection with the Distribution and other than immaterial amendments to any such Organizational Documents that do not impact in any respect the economic benefits of the Merger to RMT Partner shareholders;

(ii) (A) authorize, declare, set aside or pay any dividends on or make other distributions in respect of any capital stock or other Interests of any of the Spinco Entities (whether in cash, securities or property), except for (x) dividends paid by (1) any direct or indirect wholly owned Subsidiary of Spinco to Remainco, Spinco or any other direct or indirect wholly owned Subsidiary of Remainco or Spinco, (2) Remainco or any direct or indirect wholly owned Subsidiary of Remainco to Spinco or any other direct or indirect wholly owned Subsidiary of Spinco (in the case of each of clause (1) and clause (2), including in connection with the collection by Remainco or any Subsidiary thereof of any cash or cash equivalents of the Spinco Entities) or (3) any Person in connection with Section 3.2 of the Separation and Distribution Agreement and (y) for the avoidance of doubt, any dividends paid by Remainco to its stockholders, (B) other than in connection with the Distribution, alter, split, combine or reclassify any of the Interests of any of the Spinco Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, the capital stock or other Interests of the Spinco Entities, (C) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any capital stock or Interests (including any securities convertible or exchangeable into such capital stock or Interests) of any Spinco Entity (other than any such capital stock or Interests held by another Spinco Entity or any Remainco Entity or acquired by another Spinco Entity), or (D) enter into any agreement with respect to the voting or registration of the capital stock or other Interests of any Spinco Entity;

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any Spinco Voting Debt, shares of any class of capital stock of, any other Interests of any class in, any of the Spinco Entities, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in any of the Spinco Entities, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of the Spinco Entities or of the Remainco Entities with respect to the Spinco Employees, other than (A) the issuance of Remainco Common Stock upon the exercise or settlement of Remainco Equity Awards outstanding in accordance with their terms as of the date hereof or issued after the date hereof in accordance with the terms of this Agreement, (B) as set forth on Section 8.2(b)(iii) of the Spinco Disclosure Schedule, (C) the issuance by a wholly owned Subsidiary of Spinco of its capital stock to Spinco or another wholly owned Subsidiary of Spinco or to any Remainco Entity in connection with the Separation or (D) in connection with the Distribution;

(iv) other than with respect to Intellectual Property which is subject to Section 8.2(b)(xvi), sell, assign, transfer, convey, lease (as lessor), license (as licensor), encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any Spinco Assets that are material to the Spinco Business (taken as a whole), except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete assets or inventory in the ordinary course of business, (C) other dispositions of assets in an amount not to exceed $100 million in the aggregate or (D) the factoring of receivables in the ordinary course of business;

(v) merge, combine or consolidate (pursuant to a plan of merger or otherwise) any of the Spinco Entities with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt in accordance with the terms hereof) or other reorganization of any of the Spinco Entities, other than pursuant to the Separation Plan or any internal reorganizations that would not have a material and adverse impact on the Spinco Entities, the Spinco Business or the transactions contemplated by this Agreement;

(vi) acquire (including by merger, consolidation, or acquisition of shares or assets or otherwise) any interest in any Person or any assets thereof that would be a Spinco Asset at the Distribution Date, other than (A) any acquisition of goods or services in the ordinary course of business, (B) any acquisition for which the purchase price will be paid by Remainco prior to the Distribution Date and (C) acquisitions for which the amounts paid or transferred by any Remainco Entity or Spinco Entity do not exceed $25 million individually or $100 million in the aggregate, unless, in the case of each of clause (A) and clause (B), such transaction (1) would reasonably be expected to prevent or materially delay or impede the receipt of any Required Consent or (2) taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and the other transactions contemplated hereby, would reasonably be expected to result in RMT Partner having a Below Investment Grade Rating;

(vii) permit or cause any of the Spinco Entities to repurchase, repay, prepay, refinance or incur any Indebtedness, issue any debt securities, engage in any securitization transactions or similar arrangements or assume or guarantee the obligations of any Person (other than a Spinco Entity) for borrowed money, other than (A) the incurrence of Indebtedness in connection with the Financing, including the Debt Financing for an amount sufficient to fund the Spinco Special Cash Payment, (B) the repurchase, repayment, prepayment, refinancing or incurrence of Indebtedness between or among Spinco Entities; (C) the repurchase, repayment, prepayment or incurrence of any Indebtedness or any other Liability between a Spinco Entity and a Remainco Entity in the ordinary course of business; (D) supplier/customer financing programs, cash management programs or the factoring of receivables, in each case, in the ordinary course of business; (E) incurrence and repayment of Indebtedness under overdraft facilities in the ordinary course of business consistent with past practice; (F) Indebtedness in an aggregate principal amount not to exceed $10 million at any time outstanding; provided that in the case of this clause (F), (1) such Indebtedness is on terms and conditions that are customary and reasonable in light of then-prevailing market conditions, (2) such Indebtedness is prepayable or redeemable at any time (subject to customary notice requirements)

without premium or penalty (other than customary eurocurrency rate breakage) and (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of any Spinco Entity under, or result in the creation of any Lien under such Indebtedness; or (G) letters of credit or similar arrangements entered into in the ordinary course of business; provided that in no event shall any Spinco Entity be permitted pursuant to this clause (vii) to issue Indebtedness that is convertible into equity, and in no event shall any Remainco Entity (with respect to the Spinco Entities and the Spinco Business (excluding the Remainco Assets and the Remainco Liabilities)) or Spinco Entity be permitted pursuant to this clause (vii) to take any actions that, taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and the other transactions contemplated hereby, would reasonably be expected to result in RMT Partner having a Below Investment Grade Rating (other than in the case of the actions contemplated by clause (A), which shall be permitted at all times);

(viii) permit or cause any of the Spinco Entities to make any material loans to or investments in, or material advances of money to, any Person (other than the Spinco Entities), except for (A) extensions of credit (including in connection with supplier or customer financing programs) and advances to employees or officers of any Spinco Entity for expenses incurred in the ordinary course of business and (B) investments in any Person not to exceed $10 million in the aggregate;

(ix) (A) materially modify in a manner adverse to any Spinco Entity or the Spinco Business, or voluntarily terminate (excluding any expiration in accordance with its terms), any Spinco Material Contract or Spinco Affiliate Contract, (B) enter into any Contract that, if entered into prior to the date hereof, would be required to be included on Section 6.11(a) of the Spinco Disclosure Schedule or would be a Spinco Affiliate Contract or (C) modify in any manner or enter into any Contract if such modification or Contract, taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and the other transactions contemplated hereby, would reasonably be expected to result in RMT Partner having a Below Investment Grade Rating; provided that any renewal or extension of a Spinco Material Contract shall not be prohibited under this Section 8.2(b)(ix) unless such renewal or extension otherwise alters the terms of such Spinco Material Contract in a manner prohibited by clause (A) or (C);

(x) (A) grant any increase in the base salaries, target bonus opportunity, or other compensation or benefits payable by Remainco or its Affiliates to any of the Spinco Employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Remainco Benefit Plan or Spinco Benefit Plan or any plan, program, agreement or arrangement that would be a Remainco Benefit Plan or Spinco Benefit Plan if in effect on the date hereof, or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement, in each case of (A) through (C), other than (1) as required by applicable Law, (2) as required by any Remainco Benefit Plan, Spinco Benefit Plan or Collective Bargaining Agreement, each as in effect on the date hereof, (3) in the ordinary course of business consistent with the past practices of Remainco or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements), or (4) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of Remainco and/or its Affiliates and does not disproportionately increase the compensation and benefits of the Spinco Employees relative to such other similarly situated employees;

(xi) establish, adopt, enter into, terminate or materially amend any Collective Bargaining Agreement that covers solely employees of the Spinco Business, except, in each case, in the ordinary course of business or as required by applicable Law and either (A) on market terms, (B) on terms that do not materially increase aggregate costs with respect to the employees of the Spinco Business subject to such Collective Bargaining Agreement, or (C) on terms materially consistent with the treatment of employees of any of the Remainco Entities represented by the same union as the Spinco Employees who are or will be covered by the Collective Bargaining Agreement;

(xii) (A) hire any individual for a Spinco Key Executive Role or any role that directly reports thereto; (B) terminate the employment of any individual in a Spinco Key Executive Role or in any role that directly reports thereto other than for cause (as determined by Remainco or Spinco in good faith);(C) terminate the employment of any Spinco Dedicated Employee or, once identified, any other Spinco Employee, (1) other than for cause as determined by Remainco or Spinco in good faith or (2) in the ordinary course of business consistent with past practice, including as a result of workplace restructuring due to lack of work; (D) hire any individual who would qualify as a Spinco Employee, other than to fill, in the ordinary course of business consistent with past practice, a position (1) that is open as of the date hereof, (2) that opens following the date hereof as a result of the termination of employment of a Spinco Employee consistent with the terms and conditions of this Agreement or the Employee Matters Agreement, or a Permitted Transfer, or (3) that is needed to fill legitimate business needs of the Spinco Business as determined by Spinco acting reasonably and in good faith; or (E) transfer any Spinco Dedicated Employees out of the group of Spinco Dedicated Employees other than for Permitted Transfers;

(xiii) except as required by GAAP or applicable Law, make any material change to any financial accounting principles, methods or practices of any Spinco Entity;

(xiv) settle, release, waive or compromise any Action (or threatened Action) that would be a Spinco Liability, other than any settlement, release, waiver or compromise (A) that results solely in monetary obligations involving the payment of monetary damages of not more than $5 million (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, Remainco or the Spinco Entities) individually or $25 million in the aggregate and does not involve any injunctive or equitable or other non-monetary relief (other than immaterial and non-monetary relief incidental thereto) against the Spinco Entities or the Spinco Business or (B) with respect to which Remainco has undertaken to indemnify Spinco for any Liability in connection therewith;

(xv) make, change or revoke any material Tax election, settle or compromise any material Tax liability, amend any material Tax Return, surrender any material right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax Returns or claims for Taxes, enter into any closing agreements with respect to material Taxes, in each case, solely in respect of a Spinco Entity, in each case other than (A) in the ordinary course of business or (B) as would not be reasonably expected to have a material and adverse impact on the Spinco Entities taken as a whole, or, after the Merger, RMT Partner and its Subsidiaries (including Spinco and the Spinco Subsidiaries), taken as a whole;

(xvi) (A) sell, assign or grant any security interest in, to or under, fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse (other than expirations that cannot be renewed) any material Spinco Owned Intellectual Property or (B) grant to any third party any license, or enter into any covenant not to sue with respect to any material Spinco Owned Intellectual Property, except, solely in the case of this clause (B), non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice or exclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practice;

(xvii) fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the Spinco Business;

(xviii) discontinue any line of business or part thereof; or

(xix) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing that delays or prevents Closing.

Section 8.3 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date hereof and until the Second Merger occurs, each Party shall use its reasonable best efforts to ensure that the Contribution, the Distribution, the Spinco

Special Cash Payment, the Merger and the Second Merger qualify for the Intended Tax Treatment and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Contribution, the Distribution, the Spinco Special Cash Payment, the Merger or the Second Merger from qualifying for the Intended Tax Treatment.

(b) RMT Partner and Remainco shall cooperate and use their respective reasonable best efforts in order for Remainco to obtain the opinion of Remainco’s Tax Counsel, in form and substance acceptable to Remainco in its sole discretion, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters (provided that RMT Partner shall have a reasonable opportunity to review and comment on such Tax Representation Letters, and that any such comments shall be considered in good faith), to the effect that the Contribution, Distribution, Spinco Special Cash Payment, Merger and the Second Merger will qualify for the Intended Tax Treatment (such opinion of Remainco’s Tax Counsel, the “Remainco Tax Opinion”).

(c) Remainco and Spinco shall, as of the Closing Date, execute and deliver to Remainco’s Tax Counsel the Tax Representation Letters to be executed by Spinco and Remainco, dated and executed as of the Closing Date.

(d) RMT Partner shall, as of the Closing Date, execute and deliver to Remainco’s Tax Counsel the RMT Partner Representation Letter, dated and executed as of the Closing Date.

(e) Notwithstanding anything to the contrary in Section 8.1, neither RMT Partner nor any of its Subsidiaries shall engage in any material internal reorganization or restructuring transaction in connection with or in anticipation of the Merger without the prior written consent of Remainco (such consent not to be unreasonably withheld, conditioned or delayed) unless such internal reorganizations or restructurings (i) are not reasonably expected to result in material liabilities (including Taxes) to RMT Partner, Spinco or any of their respective Subsidiaries, (ii) are not otherwise reasonably expected to have a material adverse impact on the Tax liabilities or effective Tax rate of Spinco or any of the Spinco Subsidiaries after the Merger or (iii) are in the ordinary course of business.

Section 8.4 Preparation of the Securities Filings.

(a) As promptly as practicable after the date the Audited Financial Statements are delivered to the RMT Partner pursuant to Section 8.22, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i)(A) the Parties shall jointly prepare and Spinco shall file with the SEC the Distribution Registration Statement; and (B) if the Distribution is effected in whole or in part as an exchange offer, Remainco shall prepare and file with the SEC, when and as required, a Tender Offer Statement on Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Split Off TO”) and (ii) the Parties shall jointly prepare and RMT Partner shall file with the SEC (A) a proxy statement relating to the RMT Partner Shareholder Approval and RMT Partner Shareholders Meeting (together with all supplements and amendments thereto, the “Proxy Statement”) and (B) a RMT Partner Registration Statement (in which the Proxy Statement will be included as a prospectus) (the securities filings described in clauses (i) and (ii), collectively, “Securities Filings”).

(b) Each Party shall use its reasonable best efforts to have the Distribution Registration Statement and the RMT Partner Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep the Distribution Registration Statement and the RMT Partner Registration Statement effective for as long as is necessary to consummate the Merger and the other transactions contemplated hereby and in the Transaction Documents. RMT Partner shall cause the Proxy Statement to be mailed to the holders of RMT Partner Common Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective. Each of Remainco and RMT Partner shall also take any action required to be taken under any applicable state securities Laws in connection with, in the case of RMT Partner, the RMT Partner Share Issuance and, in the case of Remainco, the issuance and distribution of the Spinco Common Stock in the Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to the Exchange Offer.

(c) The Parties shall cooperate in preparing and filing with the SEC the Securities Filings and any necessary amendments or supplements thereto. RMT Partner and Merger Sub shall furnish all information concerning RMT Partner and the RMT Partner Entities, and Remainco and Spinco shall furnish all information concerning Remainco, the Spinco Business and the Spinco Subsidiaries, in each case, as may be reasonably requested by the other Parties in connection with, or is required by applicable Law in order to complete, the preparation, filing and distribution of the Securities Filings and any necessary amendments or supplements thereto, subject, at all times, in the case of Remainco and Spinco, to Section 8.22 of the Spinco Disclosure Schedule. Each of the Parties shall provide the other Parties (and their Representatives) with a reasonable opportunity to review and comment on the Securities Filings (or any amendment or supplement thereto) prior to the filing of any such document with the SEC. None of the Securities Filings nor any amendment or supplement thereto shall be filed or mailed to stockholders without the written consent of all of the Parties (such consent not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, any ordinary course communications filed pursuant to Rule 425 under the Securities Act or any other disclosures or statements with respect to the Merger and the other transactions contemplated hereby and in the Transaction Documents contained in any filing required under securities Laws, other than the Securities Filings, shall be subject to Section 8.21.

(d) Each Party shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments, and advise the other Parties of any oral comments, received from the SEC with respect to the Securities Filings and shall provide the other Parties with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand. Each Party shall provide the other Parties with a reasonable opportunity to review and comment on the Securities Filings (and such comments shall be reasonably considered in good faith by the filing Party), or any amendment or supplement to any of the foregoing and any communications with the SEC prior to filing such with the SEC, and will promptly provide the other Parties with a copy of all such filings and communications made with the SEC. RMT Partner and Remainco, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when the Distribution Registration Statement or RMT Partner Registration Statement has become effective or any supplement or amendment to any Securities Filing has been filed, (ii) the issuance of any stop order and (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Partner Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Distribution.

(e) If at any time prior to the Effective Time any information relating to any of the Parties, or any of their respective Affiliates, officers or directors, should be discovered by such Party which should be set forth in an amendment or supplement to any of the Securities Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the stockholders.

(f) The Proxy Statement shall (i) state that the RMT Partner Board has approved this Agreement and the transactions contemplated hereby, and approved the RMT Partner Share Issuance and (ii) subject to a RMT Partner Change in Recommendation, include the RMT Partner Recommendation.

(g) In connection with the filing of the Securities Filings and any other SEC filings requiring such information, each of Remainco and RMT Partner shall use its reasonable best efforts to (i) subject, at all times, to Section 8.22 of the Spinco Disclosure Schedule, cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Remainco or RMT Partner, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 8.4(g).

Section 8.5 RMT Partner Shareholders Meeting.

(a) RMT Partner shall establish a record date and take all other lawful action to call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the RMT Partner Shareholder Approval (the “RMT Partner Shareholders Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement or, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective; provided that, without the prior written consent of Remainco, subject to Section 8.5(c), (i) the RMT Partner Shareholder Meeting shall not be scheduled for any day later than forty-five (45) calendar days after the date on which the SEC clears (whether orally or in writing) the Proxy Statement or, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective and (ii) RMT Partner may not adjourn or postpone the RMT Partner Shareholder Meeting. Once established, RMT Partner shall not change the record date for the RMT Partner Shareholder Meeting without the prior written consent of Remainco (such consent not to be unreasonably withheld, delayed or conditioned). RMT Partner shall not submit any other proposals (other than procedural matters and, if the RMT Partner Shareholders Meeting is combined with RMT Partner’s annual meeting, such matters as would be otherwise submitted for approval at such annual meeting) for approval at the RMT Partner Shareholders Meeting.

(b) RMT Partner shall coordinate and cooperate with Remainco and Spinco and their respective Affiliates with respect to the convening and, subject to Section 8.5(a) the timing of the RMT Partner Shareholders Meeting, and will otherwise comply with all legal requirements applicable to the RMT Partner Shareholders Meeting.

(c) Notwithstanding anything to the contrary in this Agreement, nothing will prevent RMT Partner from postponing or adjourning the RMT Partner Shareholders Meeting (i) if a quorum has not been established; (ii) to allow reasonable additional time to solicit additional proxies for the purposes of obtaining the RMT Partner Shareholder Approval; (iii) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure that the RMT Partner Board, after consultation with outside legal counsel, reasonably determines in good faith is necessary to comply with applicable Law and for such supplemental or amended disclosure to be reviewed by the RMT Partner shareholders in advance of the RMT Partner Shareholders Meeting; (iv) if required by Law or Governmental Order; or (v) Remainco provides its prior written consent to such postponement or adjournment; except that, in no event will the RMT Partner Shareholders Meeting be postponed or adjourned (x) with respect to clause (i) or clause (ii), by more than thirty (30) days from any date on which such RMT Partner Shareholder Meeting was scheduled, without the prior written consent of Remainco, and (y) with respect to clause (iii), by more than ten (10) Business Days, or such other amount of time reasonably agreed by RMT Partner and Remainco to be necessary to comply with applicable Law.

(d) RMT Partner shall provide periodic updates to Remainco on the solicitation of proxies and, upon Remainco’s request, advise Remainco on a daily basis during each of the last five (5) Business Days prior to the date of the RMT Partner Shareholders Meeting as to the aggregate tally of proxies received by RMT Partner with respect to the RMT Partner Shareholder Approval.

(e) Subject to Section 8.10, RMT Partner shall, through the RMT Partner Board, make the RMT Partner Recommendation and include such RMT Partner Recommendation in the Proxy Statement and use its reasonable best efforts to (i) solicit from its shareholders proxies in favor of the approval of the resolutions required under the RMT Partner Shareholder Approval, and (ii) take all other actions necessary or advisable to secure the RMT Partner Shareholder Approval.

(f) Notwithstanding any RMT Partner Change in Recommendation, unless this Agreement is terminated in accordance with in accordance with Article X prior to the occurrence of the RMT Partner Shareholder Approval, the obligations of the Parties under this Agreement, including those set forth in Section 8.4 and Section 8.5, shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Article X prior to the occurrence of the RMT Partner Shareholder Approval, the RMT Partner Share Issuance shall be submitted to the shareholders of RMT Partner for approval at the RMT Partner Shareholders Meeting whether or not (i) the RMT Partner Board shall have effected a RMT Partner Change in Recommendation or (ii) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to RMT Partner or any of its Representatives.

Section 8.6 Regulatory Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to (i) obtain all actions or nonactions, waivers, consents and approvals from Governmental Authorities, including any required action or non-action under the Competition Laws (the “Required Consents”) that may be or become necessary to consummate the Merger prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Authority and (ii) avoid or eliminate each and every impediment under the HSR Act or any other Competition Laws that may be asserted by any Governmental Authority or any other Person (including, in each case, seeking to have any stay, decree, order, judgment, or injunction, whether temporary, preliminary or permanent that would prevent the Merger vacated, lifted, overturned or reversed) so as to enable the Parties to consummate the Merger as promptly as practicable, and in any event prior to the Outside Date. In furtherance and not in limitation of the foregoing, each Party agrees to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and, in any event, within the later of January 13, 2020 or ten (10) Business Days of the date hereof, (B) appropriate filings, if any are required, with respect to foreign Competition Laws as promptly as practicable and (C) all other necessary filings with other Governmental Authorities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Competition Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Competition Laws and the receipt of the Required Consents as soon as practicable. Without limiting the generality of the Parties undertaking pursuant to the foregoing in this Section 8.6(a), but subject to Section 8.6(b), the Parties, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Competition Laws so as to enable the parties hereto to consummate the Merger as promptly as practicable, and in any event prior to the Outside Date, which reasonable best efforts shall include (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Spinco or RMT Partner or any of their respective Subsidiaries, (2) taking or committing to take such other actions that may limit or impact Spinco’s or RMT Partner’s or any of their Subsidiaries’ freedom of action with respect to, or ability to retain, any of their operations, divisions, businesses, product lines, contracts, customers or assets, (3) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger, in any case, that may be issued by any court or other Governmental Authority and (4) creating, terminating or divesting relationships, contractual rights or obligations of Spinco, RMT Partner or any of their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Laws or from any Governmental Authority so as to enable the Closing to occur no later than the Outside Date.

(b) Remainco and RMT Partner acknowledge and agree that RMT Partner shall, on behalf of the Parties, control and lead all matters with respect to the strategy regarding the filings (including in which jurisdictions to file), strategies, process, negotiation and acceptance of settlements, and related proceedings contemplated by this Section 8.6, including, for the avoidance of doubt, in connection with any sale, divestiture or disposition of any assets or businesses of Spinco or RMT Partner or any of their Subsidiaries pursuant hereto. RMT Partner shall consult with and consider in good faith the views of Remainco in advance of any decisions about communications and strategy in connection the Competition Laws and litigation matters relating thereto.

Remainco shall use its reasonable best efforts to provide timely support for RMT Partner in all respects under this Section 8.6(b) Notwithstanding anything to the contrary in this Section 8.6, any reasonable actions or strategies pursued by Remainco or RMT Partner (i) to avoid, resist or reduce the scope of any action that may be sought or required to satisfy the conditions in Section 9.1(a) and Section 9.1(g) or (ii) pertaining to the submission of all required notifications to any Governmental Authority and obtaining the consent of any Governmental Authority, shall be deemed consistent with its obligations under this Section 8.6 so long as such action or strategy does not delay satisfaction of the conditions set forth in Article IX to a date beyond the Outside Date, as the same may be extended.

(c) In addition, in the event that any Action is instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement, each of the Parties shall, and shall cause its respective Affiliates to, in each case in accordance with and subject to Section 8.6(b), cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, Governmental Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing.

(d) Subject to Section 8.6(b), the Parties shall cooperate in all respects with one another, and consider in good faith the views of one another, in connection with (x) any filing or submission pursuant to any Competition Law prior to their submission, (y) the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Competition Law, in each case, prior to their submission, and (z) in any investigation or other Action related to Competition Law or challenging the Merger in connection therewith (including any Action initiated by a private party). Each of the Parties shall (i) promptly notify the other Party of any substantive communication or inquiry or investigation received by that Party from, or given by it to, any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed substantive communication to any such Governmental Authority and incorporate the other Party’s reasonable comments (and, with respect to RMT Partner, to the extent permitted by applicable Law and in accordance with Section 8.6(b) incorporate all such comments of Remainco), (ii) not agree to participate in any meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate therein (and, to the extent permitted by applicable Law and in accordance with Section 8.6(b), if such prior consultation is not practical or the other Party is otherwise not permitted to attend or participate, to not deviate in any such meeting or discussion from any earlier direction agreed to by the Parties with respect to the matters of this Section 8.6) and (iii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Merger in order for such other Party to meaningfully cooperate in accordance with the preceding clauses (i) and (ii), provided that materials furnished pursuant to this Section 8.6(d) may be redacted as necessary to address reasonable attorney-client privilege, confidentiality or other concerns related to applicable Law.

(e) With respect to any actions or nonactions, waivers, consents and approvals from Governmental Authorities that may be or become necessary to consummate the Merger prior to the Effective Time that do not relate to Competition Laws (including any national security or trade regulation Laws), Remainco and RMT Partner shall coordinate with respect to the appropriate course of action with respect to obtaining any actions or nonactions, waivers, consents and approvals from Governmental Authorities that may be or become necessary to consummate the Merger.

Section 8.7 Financing.

(a) Spinco shall use reasonable best efforts to (i) maintain in effect, until the earlier of the initial funding of the Debt Financing (as defined below) and the replacement of the Debt Financing with the Permanent

Financing (as defined below), in each case, in an amount sufficient to fund the Spinco Special Cash Payment, the bridge commitment letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and thereof, the “Spinco Commitment Letter”)), from the financing sources party thereto (together with all additional lenders, agents and financing sources added to the Spinco Commitment Letter, the “Spinco Lenders”), pursuant to which, among other things, the Spinco Lenders have committed to provide Spinco with debt financing in the amount set forth therein (the debt financing contemplated by the Spinco Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of this Agreement being referred to as the “Debt Financing”), (ii) negotiate definitive agreements with respect to the Debt Financing, on the terms and conditions contained in the Spinco Commitment Letter or on such other terms as are reasonably acceptable to Remainco and RMT Partner and that are not materially less favorable in the aggregate to Spinco than those in the Spinco Commitment Letter as in effect on the date hereof (with respect to the Debt Financing, the “Debt Financing Agreements”, and with respect to the Permanent Financing, the “Permanent Financing Agreements”; collectively, the “Financing Agreements”), (iii) materially comply with the obligations that are set forth in the Spinco Commitment Letter and the Financing Agreements that are applicable to Spinco and satisfy (or if deemed advisable by Spinco and RMT Partner, seek a waiver of) on a timely basis all conditions precedent in the Spinco Commitment Letter and the Financing Agreements that are within its control, and (iv) in the event that all conditions to funding in the Spinco Commitment Letter or the Financing Agreements are satisfied at or prior to the Distribution, consummate the Financing at or prior to the Distribution. Notwithstanding anything to the contrary in this Section 8.7, RMT Partner shall have the right to direct Spinco to replace all or a portion of the Debt Financing with (x) the proceeds of consummated capital markets debt financing and/or (y) commitments in respect of other long term debt from the same and/or alternative bona fide third-party financing sources (any such financing, the “Permanent Financing” and, together with the Debt Financing, the “Financing”) so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Spinco than) the conditions precedent set forth in the Spinco Commitment Letter and (2) the terms thereof shall be (A) consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Remainco in good faith in consultation with RMT Partner) and (B) reasonably acceptable to Remainco and Spinco.

(b) In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Financing Agreements, as applicable, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Financing Agreements, as applicable, Spinco (in consultation in good faith with RMT Partner, and, with respect to any Alternative Financing (as defined below) that is in the form of the Permanent Financing, at the direction of RMT Partner) shall arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the Financing that is available, to allow Spinco to make the Spinco Special Cash Payment (the “Alternative Financing”), and to obtain a new financing commitment that provides for such financing; provided that (i) the terms of the Alternative Financing must (A) be consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Remainco in good faith in consultation with RMT Partner) and (B) be customary and reasonable in light of then-prevailing market terms, (ii) none of Spinco, RMT Partner or any of their respective Affiliates shall agree, or be required to agree to terms and conditions of the Alternative Financing if the consummation thereof on such terms and conditions, taking into account and after giving effect to the Spinco Special Cash Payment, the Merger and the other transactions contemplated hereby, would result in Spinco having a Below Investment Grade Rating, (iii) the terms and conditions of the Alternative Financing shall not be materially less favorable, taken as a whole, to Spinco or RMT Partner than those in the Spinco Commitment Letter as in effect on the date hereof and (iv) none of Spinco or any of its Affiliates shall agree (without the consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed)) to any Alternative Financing that would result in the payment of fees or interest rates applicable to Debt Financing in excess of the those contemplated by the Spinco Commitment Letter. As used herein, the term “Spinco

Commitment Letter” shall be deemed to include any new commitment letters (other than any Permanent Financing Commitment Letters, (as defined below)) entered into in accordance with this Section 8.7(b), the term “Permanent Financing Agreements” shall be deemed to include any new commitment letter entered into in accordance with this Section 8.7(b) in connection with the Permanent Financing (any such commitment letter, a “Permanent Financing Commitment Letter”) and the term “Financing” shall be deemed to include any Alternative Financing obtained in accordance with this Section 8.7(b).

(c) Each of Spinco and RMT Partner shall give the other Party prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, (ii) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Financing Sources and (iii) any material dispute or disagreement between or among any of the parties to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable; provided that in no event shall Spinco or RMT Partner be under any obligation to disclose any information pursuant to clauses (i), (ii) or (iii) that would waive the protection of attorney-client or similar privilege if Spinco or RMT Partner shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Neither Spinco nor RMT Partner shall, without the prior written consent of the other Party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) reduces the aggregate amount of the Financing such that the aggregate funds that would be available to Spinco on the date of Distribution would not be sufficient to provide the funds required to satisfy the Spinco Special Cash Payment, (ii) adds or expands on the conditions precedent to the funding of the Financing as set forth in the Spinco Commitment Letter as in effect on the date hereof or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the Financing on the date of Distribution or (iii) materially adversely affects the ability of Spinco to enforce its rights against the Spinco Lenders under the Spinco Commitment Letter as in effect on the date hereof or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, Spinco may (in consultation with RMT Partner) (i) implement or exercise any of the “market flex” provisions exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date hereof or any Permanent Financing Commitment Letter or (ii) amend and restate the Spinco Commitment Letter or any Permanent Financing Commitment Letter or otherwise execute joinder agreements to the Spinco Commitment Letter solely to add additional Spinco Lenders.

(d) Until the earliest of the Closing, the valid termination of this Agreement in accordance with Article X and the replacement of the Debt Financing with Permanent Financing, each of RMT Partner and Merger Sub shall provide to Spinco and the Spinco Lenders, and shall use reasonable best efforts to cause its Affiliates and their respective Representatives to provide to Spinco and the Spinco Lenders, on a timely basis, such cooperation that may be reasonably requested by Spinco or the Spinco Lenders in connection with the arrangement and consummation of the Debt Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Debt Financing, including causing its management team, with appropriate seniority and expertise, and other representatives to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Spinco Lenders, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times; (ii) delivery to Spinco and the Spinco Lenders as promptly as reasonably practicable of documentation and other information reasonably requested by the Spinco Lenders with respect to (A) at least four (4) Business Days before the date of the Distribution, applicable “know-your-customer” and anti-money laundering rules and regulations and (B) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of RMT Partner necessary for the satisfaction of the conditions set forth in paragraph 2(a) of Annex C of the Spinco Commitment Letter and (B) such financial and other information of RMT Partner customarily required in connection with the execution of financings of a type similar to the Debt Financing as Spinco or the Spinco Lenders shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting Spinco and the Spinco Lenders in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations and similar documents for the Debt Financing and (B) materials for rating agency presentations, and similar documents in connection with the Debt Financing, and in each case, providing reasonable and customary authorization letters to the Spinco Lenders authorizing the distribution of information to prospective lenders and other financing sources; (v) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Debt Financing; and (vi) consulting in good faith on the terms and conditions of any Debt Financing.

(e) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article X, each of Remainco and Spinco and their respective Subsidiaries shall provide to RMT Partner and the Financing Sources, and shall use reasonable best efforts to cause its Affiliates and their respective Representatives to provide to RMT Partner and the Financing Sources, on a timely basis, such cooperation that may be reasonably requested by RMT Partner or the Financing Sources in connection with the arrangement and consummation of the Permanent Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Permanent Financing, including causing its management team, with appropriate seniority and expertise, and other representatives to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Financing Sources, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times; (ii) delivery to RMT Partner and the Financing Sources as promptly as reasonably practicable of documentation and other information reasonably requested by the Financing Sources with respect to (A) at least four (4) Business Days before the date of the Distribution, applicable “know-your-customer” and anti-money laundering rules and regulations and (B) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA; (iii) as promptly as reasonably practicable, (A) financial statements of the Spinco Entities necessary for the satisfaction of the conditions set forth in paragraph 2(b) of Annex C of the Spinco Commitment Letter (as in effect on the date hereof), (B) historical financial information regarding Spinco and its Subsidiaries reasonably requested by RMT Partner or the Financing Sources to permit RMT Partner to prepare the pro forma financial statements referred to in paragraph 2(c) of Annex C of the Spinco Commitment Letter (as in effect on the date hereof) and (c) such other financial and other information of Spinco customarily required in connection with the execution of financings of a type similar to the Permanent Financing as RMT Partner or the Financing Sources shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting RMT Partner and the Financing Sources in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations, offering memoranda, private placement memoranda, prospectuses and similar documents for the Permanent Financing and (B) materials for rating agency presentations, and similar documents in connection with the Permanent Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and other financing sources; (v) solely with respect to Spinco and its Subsidiaries, causing the taking of corporate actions reasonably necessary to permit the completion of the Permanent Financing; (vi) solely with respect to Spinco and its Subsidiaries, executing and delivering definitive financing documents, including guarantee documents (if applicable) as may be reasonably requested by RMT Partner or the Financing Sources in connection with the Permanent Financing; (vii) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Permanent Financing; and (viii) consulting in good faith on the terms and conditions of any Permanent Financing.

(f) Notwithstanding anything to the contrary in this Section 8.7, (i) no action contemplated in this Section 8.7 shall be required if any such action shall: (A) require Remainco or any of its Subsidiaries or any of their respective Representatives to provide (or to have provided on its behalf) any certificates, legal opinions or negative assurance letters (other than, in the case of Spinco, its Subsidiaries and their respective Representatives, certificates, opinions or letters delivered at the closing of the Financing (or “pricing” of any capital markets offerings)); (B) cause any director, officer or employee of RMT Partner, Remainco, Spinco or any of their respective Subsidiaries to incur any personal liability; (C) without limiting clause (A) above, require Remainco, Spinco or any of their Subsidiaries to execute and deliver any documentation related to the Financing other than (w) documentation executed and delivered by Spinco and its Subsidiaries with respect to the Debt Financing, (x) documentation reasonably requested by RMT Partner in connection with the Permanent Financing to be executed and delivered by Spinco and its Subsidiaries in accordance with this Section 8.7, (y) customary comfort letters and customary representation letters relating to Spinco and (z) customary authorization letters relating to Spinco; (D) (x) jeopardize (in RMT Partner’s reasonable determination) any attorney-client privilege of RMT Partner or any of its Subsidiaries (in which case RMT Partner and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (y) jeopardize (in Remainco’s reasonable determination) any attorney-client privilege of Remainco or any of its Subsidiaries (in which case Remainco and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); or (E) result in a material violation or breach of, or a default under any applicable Law or the organizational documents of RMT Partner, Remainco, Spinco, or any of their respective Subsidiaries.

(g) All non-public or otherwise confidential information regarding the businesses of RMT Partner and its Subsidiaries obtained by Remainco, Spinco or their respective Representatives pursuant to this Section 8.7 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(h) All non-public or otherwise confidential information regarding the Spinco Business and the Remainco Business obtained by RMT Partner or its Representatives pursuant to this Section 8.7 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(i) Notwithstanding any other provision set forth herein or in any other agreement between Remainco and RMT Partner (or their respective Affiliates), Remainco agrees that RMT Partner may, and RMT Partner agrees that Remainco may, share information with respect to RMT Partner, Spinco and the Spinco Business, as applicable, with the Financing Sources, and that RMT Partner, Remainco and such Financing Source may share such information with other potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Partner, Remainco, Spinco or any of their respective Subsidiaries pursuant to this Section 8.7, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and/or confidentiality provisions contained in customary bank books and offering memoranda, as applicable. Each of Remainco, Spinco and RMT Partner hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Remainco, Spinco, RMT Partner or their respective Subsidiaries or the reputation or goodwill of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries.

(j) The out-of-pocket, third-party fees and expenses related to the Financing, including underwriting, sale, distribution, placement, commitment, ticking, funding, upfront or other fees and any fees of counsel, accountants, consultants and other advisors incurred with respect to the Financing (the “Commitment Fees”), whether incurred prior to or subsequent to Closing shall be borne by the Party or Parties responsible therefor pursuant to Section 10.3(a). To the extent required by Section 10.3(a), RMT Partner shall, and shall cause its Subsidiaries to promptly upon request by Remainco, reimburse Remainco, Spinco and their respective Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Remainco, Spinco or any of their respective Subsidiaries in connection with cooperation provided for in this Section 8.7. RMT Partner shall indemnify, defend and hold harmless Remainco, its Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing, and any information utilized in connection therewith (other than information provided by Remainco, its Subsidiaries or their respective Representatives), except in instances of gross negligence or willful misconduct on the part of Remainco, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Any amount to be paid or reimbursed by RMT Partner pursuant to this Section 8.7 shall be paid or reimbursed within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(k) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, each of Remainco, Spinco, RMT Partner and Merger Sub expressly acknowledge and agree that their obligations under this Agreement are not conditioned in any manner upon Spinco obtaining the Financing or any other financing.

Section 8.8 Access to Information. From the date hereof until Closing or earlier termination of this Agreement in accordance with its terms, Remainco shall, and shall cause the Spinco Entities to, on the one hand, and RMT Partner shall, and shall cause the RMT Partner Subsidiaries to, on the other hand, upon reasonable notice, afford to the other Party and to its respective Representatives, reasonable access, during normal business hours, during the Interim Period, in such manner as to not interfere with RMT Partner’s and its Subsidiaries’ or the Spinco Entities’ (as applicable) normal operation, the properties, books and records, Contracts and appropriate senior-level officers and employees of RMT Partner and the RMT Partner Subsidiaries, the Spinco Business or the Spinco Entities (as applicable), and shall furnish such Party and its respective Representatives with financial and operating data of RMT Partner and the RMT Partner Subsidiaries, the Spinco Business or the Spinco Entities (as applicable) and other information concerning the affairs of RMT Partner and the RMT Partner Subsidiaries, the Spinco Business or the Spinco Entities (as applicable), in each case, as such Party and its Representatives may reasonably request solely for the purposes of furthering the transactions contemplated by this Agreement or the Transaction Documents or for integration purposes; provided that (i) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party; (ii) no Party or its Representatives shall be permitted to perform any environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions without the prior written consent of the other applicable Party; and (iii) nothing in this Agreement (including Section 8.22) shall require any Party to permit any inspection or disclose any information to any other Party that (x) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s written consent, (y) would cause a violation of any Law or any confidentiality obligations and similar restrictions that may be applicable to such information or (z) would cause a risk of a loss of attorney-client privilege or other disclosure privilege to such Party (provided that the Party that would otherwise be required to disclose information to the other during the Interim Period shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement or Law, including “clean room” or other similar procedures designed to limit any such adverse effect of the sharing of such information by each Party). The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder and that nothing in this Section 8.8 shall require Remainco to provide access to any of its businesses or any information other than with respect to the Spinco Business, and in no event shall Remainco be required to provide any information relating to any Remainco Assets or any Remainco Liabilities. The Confidentiality Agreement shall survive any termination of this Agreement. In furtherance and not in limitation of the limitations set forth in the Confidentiality Agreement, with respect thereto, RMT Partner shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any Remainco Entity or Spinco Entity in connection with, or for the purposes of, the transactions contemplated by this Agreement, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of Remainco. All requests for such access to any Party shall be made to such Party or its designated Representative.

Section 8.9 D&O Indemnification and Insurance.

(a) For a period of six (6) years from the Closing Date, RMT Partner agrees that it shall cause the Spinco Entities to) indemnify and hold harmless each present and former director and officer of any Spinco Entity (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the Closing (including those matters pertaining to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Remainco or any of its Subsidiaries (including the Spinco Entities), as the case may be, would have been permitted under Law and their respective Organizational Documents in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred in accordance with and to the fullest extent permitted under such Organizational Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled).

(b) RMT Partner shall cause the Spinco Entities to procure (i) prepaid, non-cancelable six (6)-year “tail” insurance commencing on the Closing Date containing terms no less favorable in the aggregate to the Indemnified Parties (including as to coverage and amounts) than the terms of the directors’ and officers’ liability insurance covering the Indemnified Parties who are, or at any time prior to the Closing were, covered by the directors’ and officers’ liability insurance of Remainco or any of its Subsidiaries (including the Spinco Entities) with respect to matters existing or occurring at or prior to the Effective Time (including those matters pertaining to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby), (ii) an endorsement under RMT Partner’s existing directors’ and officers’ liability insurance to provide such coverage or (iii) separate directors’ and officers’ liability insurance, with appropriate retroactive dates, providing such coverage. Notwithstanding the foregoing, RMT Partner shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Remainco prior to the date hereof (the “Premium Cap”), and if the amount of the premium necessary to maintain such insurance described in this Section 8.9(b) would at any time exceed the Premium Cap, then RMT Partner shall cause to be maintained policies of insurance coverage which provide the maximum coverage available at an annual premium equal to the Premium Cap. If any claim is asserted or made within such six (6)-year period, then the insurance required to be maintained under this Section 8.9 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.9 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of RMT Partner and Spinco and is intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any Spinco Entity and his or her heirs and representatives. In the event that RMT Partner or Spinco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of RMT Partner and Spinco, as the case may be, shall succeed to the obligations set forth in this Section 8.9.

Section 8.10 No Solicitation.

(a) Except as permitted by this Section 8.10, RMT Partner agrees that, from and after the date hereof, it shall (i) immediately cease and terminate, and cause its Subsidiaries and all of its and its Subsidiaries’ respective Representatives to cease and terminate, any discussions or negotiations with any other Person (other than Remainco or its Affiliates) regarding any Competing Proposal, (ii) promptly request, or cause to be requested, that each Person that has received confidential information within the twelve (12) month period prior to the date hereof in connection with a possible Competing Proposal return to RMT Partner or destroy all such confidential information heretofore furnished to such Person by or on behalf of RMT Partner or any of its Subsidiaries and promptly prohibit any access by any Person (other than Remainco and its Representatives) to any physical or electronic data room relating to a possible Competing Proposal and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing Proposal, provided that, solely with respect to clause (iii), prior to the time the RMT Partner Shareholder Approval is obtained, but not after, RMT Partner may take any action described in clause (iii) to the extent (x) necessary to permit a Person to make, on a confidential basis, a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to Remainco, in each case as contemplated by this Section 8.10 and (y) the RMT Partner Board concludes in good faith (after consultation with its outside financial advisor and outside legal counsel) that a failure to take any action described in clause (iii) could be inconsistent with the RMT Partner directors’ fiduciary duties to RMT Partner’s shareholders under applicable Law. From and after the date hereof, except as otherwise permitted by this Section 8.10, RMT Partner shall not, directly or indirectly, nor shall RMT Partner authorize or permit its Subsidiaries or authorize or knowingly permit its or their respective Representatives to, directly or indirectly, (1) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Proposal (except to notify such Person of the existence of the provisions of this Section 8.10), (2) furnish any nonpublic or confidential information or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing Proposal, (3) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 912 of the New York Business Corporation Law) inapplicable to any person (other than Remainco and its Affiliates) or to any transactions constituting or contemplated by a Competing Proposal, (4) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement or stock exchange, option agreement, joint venture agreement, partnership agreement or other similar agreement (whether written or oral, binding or nonbinding) relating to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal or that would require RMT Partner to abandon or fail to consummate the Merger and the other transactions contemplated by this Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 8.10(b)) (a “RMT Partner Acquisition Agreement”), or (5) propose publicly or agree to do any of the foregoing. Without limiting the generality of the foregoing, RMT Partner acknowledges and agrees that, in the event any officer, director or financial advisor of RMT Partner takes any action that if taken by RMT Partner would be a breach of this Section 8.10, the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 8.10 by RMT Partner. In furtherance of its obligations hereunder, to the extent that RMT Partner has knowledge that any Representative of RMT Partner has taken an action that, if taken by the RMT Partner, would violate the restrictions set forth in this Section 8.10, then RMT Partner shall promptly instruct such Representative to cease such action.

(b) Notwithstanding anything to the contrary contained in the provisions of Section 8.10(a) or any other provision of this Agreement, if an unsolicited, bona fide Competing Proposal is submitted in writing to RMT Partner by a third Person or group after the date hereof, then prior to (but not after) the occurrence of the RMT Partner Shareholder Approval, RMT Partner may, directly or indirectly through its Representatives, (i) furnish information and access to such Person or group and its Representatives (for so long as such Competing Proposal has not been withdrawn) and (ii) participate in discussions and negotiate with such Person concerning any such unsolicited Competing Proposal, in the case of clauses (i) and (ii) if and only if, (A) the submission of such Competing Proposal did not result from or arise in connection with a material breach of this Section 8.10, (B) the RMT Partner Board concludes, after consultation with its outside legal counsel and financial advisors, that such Competing Proposal constitutes or would be reasonably likely to constitute or result in a Superior Proposal, (C) RMT Partner receives from the Person or group making such Competing Proposal an executed Acceptable Confidentiality Agreement, and (D) the RMT Partner Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action could be inconsistent with the RMT Partner directors’ fiduciary duties to RMT Partner’s shareholders under applicable Law. Remainco shall be entitled to receive an executed copy of any such Acceptable Confidentiality Agreement and notification of the determination set forth in clause (B) above and the identity of such Person promptly (and in any event within twenty-four (24) hours) after the RMT Partner Board makes the determination in clause (B) above. RMT Partner shall promptly provide or make available to Remainco any information concerning RMT Partner and any of its Subsidiaries that is provided to the Person or group making such Competing Proposal or its Representatives which was not previously provided or made available to Remainco.

(c) Except as expressly permitted by this Section 8.10(c), the RMT Partner Board shall make the RMT Partner Recommendation, and unless permitted by this Section 8.10(c), neither the RMT Partner Board nor any committee thereof shall (i) (A) withhold, withdraw, modify or qualify, or propose to withhold, withdraw, modify or qualify, in any manner adverse to Remainco, Spinco or their respective Affiliates, the approval of this Agreement or the RMT Partner Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal, (C) refrain from recommending against (and re-affirming the RMT Partner Recommendation) any Competing Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or (D) resolve or publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “RMT Partner Change in Recommendation”) or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or allow RMT Partner or any of its Subsidiaries to execute or enter into, a RMT Partner Acquisition Agreement or (iii) resolve, agree or publicly propose to do any of the foregoing. Notwithstanding the foregoing but subject to RMT Partner’s compliance with the provisions of Section 8.10(d), if the RMT Partner Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that a Competing Proposal made after the date hereof that did not result from a material breach of any of the provisions of this Section 8.10 constitutes a Superior Proposal, the RMT Partner Board may make a RMT Partner Change in Recommendation if all of the following conditions are met: (x) the RMT Partner Shareholder Approval has not been obtained; (y) (1) RMT Partner gives Remainco written notice (a “Superior Proposal Notice”) at least four (4) Business Days prior to taking such action, which notice advises Remainco of the intention of the RMT Partner Board to take such action, specifies the material terms and conditions of such Competing Proposal, identifies the Person making such Competing Proposal and includes a copy of the proposed RMT Partner Acquisition Agreement (if any) for such Competing Proposal (provided that if there is any material change, material amendment or material modification to the terms or status of such Competing Proposal, RMT Partner will provide a subsequent notice to Remainco of such changes, amendments or modifications and not take any such action prior to the second (2nd) Business Day following a subsequent notice to Remainco of such changes) (it being understood that there may be multiple extensions of such notice period), (2) during a period of four (4) Business Days following Remainco’s receipt of a Superior Proposal Notice (or, in the event of a new Superior Proposal Notice as a result of any such amendment or modification, an extension of two (2) additional Business Days), if requested by Remainco, RMT Partner and its Representatives shall have negotiated with Remainco and its Representatives in good faith with respect to any revisions or adjustments proposed by Remainco to the terms and conditions of this Agreement; and (z) if applicable, at the end of such applicable four (4)- or two (2)-Business Day period, the RMT Partner Board, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that Remainco, prior to the expiration of such applicable period, shall have irrevocably offered in writing, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the Competing Proposal constitutes a Superior Proposal and that failure to make such RMT Partner Change in Recommendation could be inconsistent with the RMT Partner directors’ fiduciary duties to RMT Partner’s shareholders under applicable Law.

(d) In furtherance and not in limitation of the foregoing, in the event RMT Partner or its Representatives receives a Competing Proposal, any inquiry, proposal or indication of interest that is or would reasonably be expected to lead to a Competing Proposal, any request for nonpublic information relating to RMT Partner or any of its Subsidiaries or for access to the properties, books or records of RMT Partner or any of its Subsidiaries by any Person or group that has made or, to the knowledge of RMT Partner, would reasonably be expected to make a Competing Proposal, or any request for discussions or negotiations in respect of any Competing Proposal, RMT Partner will (i) as promptly as practicable (and in no event later than twenty-four (24) hours after knowledge of receipt by RMT Partner or any of its Subsidiaries or any of its or their

Representatives of any such Competing Proposal, inquiry, proposal, indication of interest or request) notify (which notice may be provided orally and confirmed in writing and shall identify the Person or group making such Competing Proposal, inquiry, proposal, indication of interest or request and set forth the material terms thereof (including a true, complete and un-redacted copy of such Competing Proposal if it is in writing, if any)) Remainco thereof and (ii) keep Remainco reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Competing Proposal, inquiry, proposal, indication of interest or request. Without limiting the generality of the preceding sentence, RMT Partner shall provide to Remainco as promptly as practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all documentation comprising such Competing Proposal or other documentation that is material to understanding such Competing Proposal received by RMT Partner or any Subsidiary of RMT Partner or any of its or their Representatives from the Person or group making a Competing Proposal (or such Person’s Representatives) and of all material documentation provided by RMT Partner or any Subsidiary of RMT Partner or its or their Representatives to the Person or group making a Competing Proposal (or such Person’s Representatives) that comprises any counterproposal or any other material substantive response by RMT Partner (to the extent such counterproposal or substantive response is permitted under this Section 8.10) to the Person or group making such Competing Proposal (or such Person’s Representatives). RMT Partner shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits RMT Partner from providing such information to Remainco.

(e) Subject to Remainco’s rights under Article IX, nothing in this Section 8.10 shall prohibit the RMT Partner Board from taking and disclosing to RMT Partner’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law; provided, however, that no disclosure that would amount to a RMT Partner Change in Recommendation shall be permitted, made or taken other than in accordance with Section 8.10(c).

For purposes of this Agreement:

(i) “Competing Proposal” means, other than from Remainco or any of its Subsidiaries, any inquiry, proposal or offer for, or indication of interest from any Person with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, any (A) direct or indirect acquisition, exclusive license or purchase of any business or assets of RMT Partner or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of RMT Partner and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities, or Interests representing 15% or more of the outstanding voting power, of RMT Partner, (C) tender offer or exchange offer that, if consummated, would result in any Person or group (or the stockholders of any Person or group) beneficially owning 15% or more of any class of equity securities, or Interests representing 15% or more of the outstanding voting power, of RMT Partner, or (D) merger, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of RMT Partner or any of its Subsidiaries that constitutes 15% or more of the net revenue, net income or assets of RMT Partner and its Subsidiaries, taken as a whole. The Merger and the other transactions contemplated hereby shall not be a Competing Proposal.

(ii) “Superior Proposal” means any bona fide, written Competing Proposal received after the date hereof that the RMT Partner Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms and (y) if consummated, would be more favorable to the RMT Partner’s stockholders from a financial point of view than the Merger and the other transactions contemplated hereby, in each case taking into account the financial (including the availability of financing and any financing terms), legal, regulatory, timing, risk of consummation and other aspects of such Competing Proposal (including the Person or group making the Competing Proposal) and of this Agreement (including any changes to the terms of this Agreement offered by Remainco in response to a Competing Proposal in accordance with Section 8.10); provided, however, that for purposes of the definition of “Superior Proposal” references to “15%” in the definition of “Competing Proposal” shall be deemed to be references to 50%.

(f) Remainco agrees that, from and after the date hereof, it shall (i) immediately cease and terminate, and cause its Subsidiaries and all of its and its Subsidiaries’ respective Representatives to cease and terminate, any discussions or negotiations with any other Person (other than RMT Partner or its Affiliates) regarding any Competing Spinco Proposal, (ii) promptly request, or cause to be requested, that each Person that has received confidential information within the twelve (12) month period prior to the date hereof in connection with a possible Competing Spinco Proposal return to Remainco or destroy all such confidential information heretofore furnished to such Person by or on behalf of Remainco or any of its Subsidiaries and promptly prohibit any access by any Person (other than RMT Partner and its Representatives) to any physical or electronic data room relating to a possible Competing Spinco Proposal and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing Spinco Proposal. Remainco shall not, directly or indirectly, nor shall Remainco authorize or permit its Subsidiaries or authorize or knowingly permit its or their respective Representatives to, directly or indirectly, (1) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Spinco Proposal (except to notify such Person of the existence of the provisions of this Section 8.10(f)), (2) furnish any nonpublic or confidential information or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating a Competing Spinco Proposal, (3) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement or stock exchange, option agreement, joint venture agreement, partnership agreement or other similar agreement (whether written or oral, binding or nonbinding) relating to a Competing Spinco Proposal or that would reasonably be expected to lead to a Competing Spinco Proposal or that would require Remainco or Spinco to abandon or fail to consummate the Merger and the other transactions contemplated by this Agreement or (4) propose publicly or agree to do any of the foregoing. Without limiting the generality of the foregoing, Remainco acknowledges and agrees that, in the event any officer, director or financial advisor of Remainco takes any action that if taken by Remainco would be a breach of this Section 8.10(f), the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 8.10(f) by Remainco. In furtherance of its obligations hereunder, to the extent that Remainco has knowledge that any Representative of Remainco has taken an action that, if taken by Remainco, would violate the restrictions set forth in this Section 8.10(f), then Remainco shall promptly instruct such Representative to cease such action.

“Competing Spinco Proposal” means any inquiry, proposal or offer for, or indication of interest from any Person with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, any (A) direct or indirect acquisition, exclusive license or purchase of any business or assets of Remainco or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the Spinco Business, taken as a whole; provided, that, this shall not apply with respect to ordinary course offers for sale, or sale of Spinco Business, products or services, (B) direct or indirect acquisition or purchase of 15% or more of any class of any equity securities, or Interests representing 15% or more of the outstanding voting power, of any Spinco Entity, or (C) merger, consolidation, business combination, share exchange, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any business of Remainco or any of its Subsidiaries that constitutes 15% or more of the net revenue, net income or assets of the Spinco Business, taken as a whole, in the case of each of clauses (A) through (C), other than as permitted by Section 8.2.

Section 8.11 Defense of Litigation.

(a) RMT Partner shall keep Remainco informed of the defense of any Action brought by shareholders of RMT Partner or in the name of RMT Partner against RMT Partner or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger; provided that prior to the Effective Time, RMT Partner shall not compromise or settle, or agree to compromise or settle, any such Action to the extent (i) such Action includes Remainco or any of its Subsidiaries, directors or officers as named defendants, or (ii) such compromise, settlement or agreement would reasonably be expected to have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner, in each case without the prior written consent of Remainco (not to be unreasonably withheld, conditioned or delayed).

(b) Remainco shall keep RMT Partner informed of the defense of any Action brought by stockholders of Remainco or in the name of Remainco against Remainco or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger; provided that prior to the Effective Time, Remainco shall not compromise or settle, or agree to compromise or settle, any such Action to the extent (i) such Action includes RMT Partner or any of its Subsidiaries, directors or officers as named defendants, or (ii) such compromise, settlement or agreement would reasonably be expected to have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner, in each case without the prior written consent of RMT Partner (not to be unreasonably withheld, conditioned or delayed).

Section 8.12 Section 16 Matters. Prior to the Effective Time, RMT Partner, Remainco and Spinco shall take all such steps as may be required to cause any acquisition or dispositions of RMT Partner Common Stock (including derivative securities with respect to RMT Partner Common Stock) and other Interests in RMT Partner, and acquisitions or dispositions of Remainco Common Stock or Spinco Common Stock (including derivative securities with respect to Remainco Common Stock or Spinco Common Stock), in each case resulting from the transactions contemplated by this Agreement, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RMT Partner, Remainco or Spinco immediately prior to the Effective Time or will become subject to such reporting obligations, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 8.13 Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Remainco or Spinco, directly or indirectly, the right to control or direct RMT Partner’s operations prior to the Closing in violation of applicable Law. Nothing contained in this Agreement is intended to give RMT Partner, directly or indirectly, the right to control or direct the operations of the Spinco Business prior to the Closing in violation of applicable Law. Prior to the Closing, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 8.14 Exchange Offer. If Remainco consummates the Exchange Offer and Remainco’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Remainco shall distribute, pro rata to its stockholders, any unsubscribed Spinco Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Remainco will be treated for U.S. federal income Tax purposes as having distributed all of the Spinco Common Stock to its stockholders (the “Clean-Up Spin-Off”).

Section 8.15 Employment and Benefit Matters.

(a) Change in Control. Remainco and Spinco acknowledge and agree that the occurrence of the Effective Time shall be treated as a “change in control”, “change of control” or term of similar import, as applicable, for purposes of each RMT Partner Benefit Plan set forth on Section 8.15(a) of the RMT Partner Disclosure Schedule.

(b) Communications. Remainco, Spinco and RMT Partner shall cooperate in good faith (including by providing the other Party with reasonable opportunity to review and comment) with respect to any written broad-

based notices or communications materials (including website postings) from RMT Partner or its Affiliates to the current or former employees of RMT Partner or its Affiliates or Spinco Employees or Former Spinco Business Employees, or from Remainco, Spinco or its Affiliates to Spinco Employees or Former Spinco Business Employees or to the current or former employees of RMT Partner or its Affiliates, with respect to the transactions contemplated by the Transaction Documents or employment, compensation or benefits matters of such employees that relate to the transactions contemplated by the Transaction Documents or the period following the Closing Date.

(c) No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of Spinco, RMT Partner or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of Spinco or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.15 shall (i) be deemed or construed to be an amendment or other modification of any Spinco Benefit Plan, RMT Partner Benefit Plan or any plan, program or arrangement of Remainco, Spinco, RMT Partner or any of their respective Affiliates, or (ii) create any third-party rights in any current or former service provider or employee of Remainco, Spinco, RMT Partner or any of their respective Affiliates (or any beneficiaries or dependents thereof).

Section 8.16 Employee Non-Solicitation. For the avoidance of doubt, the Parties hereby acknowledge and agree that the non-solicitation provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

Section 8.17 Stock Exchange Listing. RMT Partner shall use its reasonable best efforts to cause the shares of RMT Partner Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and Remainco shall cooperate with RMT Partner with respect to such listing.

Section 8.18 Charter Provisions; Takeover Laws. If (a) the restrictions on business combinations set forth in RMT Partner’s and/or Spinco’s Organizational Documents or (b) any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, RMT Partner and the RMT Partner Board and/or Spinco and the Spinco Board shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such restriction, statute or regulation on the transactions contemplated by this Agreement.

Section 8.19 Transaction Documents. RMT Partner shall, or shall cause its applicable Subsidiaries to, execute and deliver to Remainco, at or prior to the Closing, each of the Transaction Documents to which it is or will be a party as of the Effective Time. Each of Remainco and Spinco shall, or shall cause its applicable Subsidiaries to, execute and deliver, at or prior to the Closing, each of the Transaction Documents to which each is or will be a party as of the Effective Time.

Section 8.20 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby and by the Transaction Documents (other than with respect to the matters covered in Section 8.6, which shall be governed by the provisions of Section 8.6 and any Consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 8.6, which shall be governed by the provisions of Section 8.6 and any Consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided that, none of RMT Partner, Remainco or Spinco or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such consent, approval or waiver for purposes of determining compliance with this Section 8.20.

(b) The Parties agree that, with respect to certain matters relating to the Corteva Letter Agreement and PFAS Substances set forth on Schedule 8.20(b) of the Spinco Disclosure Schedule, the procedures and agreements set forth on Schedule 8.20(b) of the Spinco Disclosure Schedule shall govern.

Section 8.21 Public Announcements. From and after the date hereof until the Closing, Remainco and RMT Partner shall consult in good faith with each other before issuing any press release, having any communication with the press or making any other public statement (including any press conference or conference call with investors or analysts) with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and shall not issue any such press release, have such communication or make any such public statement prior to such consultation (to the extent not previously issued or made in accordance with this Agreement), except in each case (i) as either Remainco or RMT Partner may reasonably determine is required by applicable Law or Governmental Order or any listing arrangement with or rule of the NYSE or other applicable stock exchange, (ii) where such press release or other public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement (including any filings with the SEC), (iii) for any such press release, communication with the press or other public statement by RMT Partner with respect to any RMT Partner Change in Recommendation made in accordance with this Agreement, any Competing Proposal or as otherwise permitted by Section 8.10 or (iv) as provided in the French Offer Letter. In furtherance and not in limitation of the foregoing, to the extent applicable, as part of any consultation between the Parties (solely to the extent such consultation is required), a draft of such press release, communication or public statement shall be shared and any comments provided shall be considered in good faith.

Section 8.22 Financial Information.

(a) Remainco shall engage its auditors to perform an audit of the financial statements of (x) the Spinco Business and (y) to the extent required by applicable Law, Spinco (before giving effect to the Separation). Remainco will provide RMT Partner with the audited combined and consolidated financial statements of (i) the Spinco Business and (ii) to the extent required by applicable Law, Spinco (before giving effect to the Separation) (except that for Spinco, only an opening balance sheet shall be required), including the combined and consolidated balance sheets of (1) the Spinco Business and (2) to the extent required by applicable Law, Spinco (before giving effect to the Separation) as of the Required Periods, and the combined and consolidated statements of earnings, cash flows and parent equity of (A) the Spinco Business and (B) to the extent required by applicable Law, Spinco (before giving effect to the Separation) for the years ended of the Required Periods, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the Spinco Business and Spinco (collectively, the “Audited Financial Statements”) (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Spinco Business had been a standalone business). Remainco shall deliver the Audited Financial Statements prepared on a GAAP basis as promptly as reasonably practicable after the date hereof (it being acknowledged that Remainco intends to deliver such Audited Financial Statements in accordance with the targeted timeline outlined in Section 8.22(a) of the Spinco Disclosure Schedule). Remainco will, as promptly as practicable, procure, at its expense, the delivery of the consents of the independent accountants required to be filed with the RMT Partner Registration Statement.

(b) Remainco shall, from the date hereof until the Closing Date, deliver to RMT Partner, (i) as promptly as reasonably practicable after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof copies of the unaudited combined balance sheet of the Spinco Business as of the Required Periods and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for the Required Periods, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings (collectively, the “Subsequent Unaudited Spinco Financial Statements”), which Subsequent Unaudited Spinco Financial Statements shall have been reviewed by the independent accountant for Spinco in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AS 4105, Reviews of Interim Financial Information, and (i) following the delivery of the Audited Financial Statements and for periods subsequent thereto, as promptly as reasonably practicable after the end of each fiscal year, copies of (1) the audited combined balance sheet of the Spinco Business as of the end of each fiscal year of Spinco and the related audited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for such fiscal year, together with comparable financial statements for the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings and subject to the requirements thereof and Spinco’s determination of its fiscal year as permitted in accordance therewith (collectively, the “Subsequent Audited Spinco Financial Statements”) and (2) an audit report, without qualification or exception thereto, on each of the Subsequent Audited Spinco Financial Statements from the independent accountant for Spinco.

(c) In connection with the filing of the Securities Filings, as well as the Financing, Remainco shall use its commercially reasonable efforts prior to and after the Closing to (i) cooperate with RMT Partner in connection with RMT Partner’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Securities Filings, including the requirements of Regulation S-X, and for the twelve (12) month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to this Section 8.22, and (ii) provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of Remainco to discuss the materials prepared and delivered pursuant to this Section 8.22(c).

(d) The obligations of Remainco and Spinco in this Agreement to provide certain financial statements and financial information for inclusion in the Securities Filings shall at all times be subject to the requirements of applicable Law. The requirements of applicable Law shall at all times be determined by reference to applicable Law as modified by Section 8.22 of the Spinco Disclosure Schedule, and no action taken by Remainco in accordance with Section 8.22 of the Spinco Disclosure Schedule shall be considered inconsistent with or violative of applicable Law or any of Remainco and Spinco’s obligations with respect to the Securities Filings, in each case, under the terms of this Agreement. To the extent that, after the date of this Agreement, any Governmental Authority, after consultation with Remainco, determines any item set forth in Section 8.22 of the Spinco Disclosure Schedule is not permitted by applicable Law, Section 8.22 of the Spinco Disclosure Schedule shall be deemed modified to remove or modify such item so as to be consistent with the determination of such Governmental Authority, and no previous action by Remainco or Spinco in connection with the former item shall be considered to be a breach of any of their obligations under this Agreement.

Section 8.23 French Works Council.

(a) The Parties acknowledge that, under French labor laws, one or more works councils of Remainco and/or one or more of its Subsidiaries that own French Spinco Assets or directly conduct the French Spinco Business will need to be informed and consulted with respect to the offer made by Spinco to acquire the French Spinco Assets and the French Spinco Business and assume the French Spinco Liabilities (each as defined in the Separation and Distribution Agreement) and that Spinco has made an irrevocable offer, as more fully in described in the offer letter attached to the Separation and Distribution Agreement (and subject to the conditions set forth therein) to acquire the French Spinco Assets and French Spinco Business and assume the French Spinco Liabilities.

(b) If the consummation of the acquisition of the French Spinco Assets and French Spinco Business and assumption of the French Spinco Liabilities is unable to occur concurrently with or prior to the Separation, the Distribution or the Closing in connection with obligations under the French labor laws, (a “Delayed French Closing”), the failure of the French Spinco Assets or French Spinco Business to be acquired by Spinco prior to such times or of the French Spinco Liabilities to be assumed by Spinco prior to such times shall not give rise to any failure of the conditions in Article IX of this Agreement. If the conditions of Article IX of this Agreement are otherwise satisfied Closing shall proceed in accordance with the terms of this Agreement notwithstanding any Delayed French Closing. Remainco and RMT Partner acknowledge and agree that the conditions to the transfer of the French Spinco Assets and French Spinco Business and assumption of the French Spinco Liabilities set forth in the French Offer Letter from Spinco (i) may be satisfied after the conditions to the Internal Reorganization and the Distribution contained in the Separation and Distribution Agreement, and the conditions set forth in Article IX of this Agreement, are satisfied and (ii) are the only conditions applicable to the transfer of the French Spinco Assets and French Spinco Business and assumption of the French Spinco Liabilities. A Delayed French Closing shall not result in any change to the consideration payable pursuant to the terms of this Agreement. In the event of any Delayed French Closing, the provisions of Article VIII applicable to the French Spinco Business that would otherwise have terminated as of the Effective Time pursuant to Section 11.3 shall continue in full force and effect solely with respect to the French Spinco Business until the earlier of the (x) the Delayed French Closing or (y) the rejection of the irrevocable offer made by Spinco with respect to the French Spinco Business as set forth in the French Offer Letter; provided that, for the avoidance doubt, under no circumstances will any failure to comply with Article VIII hereof with respect to the French Spinco Business following the Closing have any effect on the earlier Closing hereunder and upon occurrence of the Delayed French Closing Section 11.3 shall be deemed to apply with respect to Article VIII as it relates to the French Spinco Business as if the “Effective Time” was the date of the Delayed French Closing.

(c) Notwithstanding the fact that, as set forth in Section 2.14 of the Separation and Distribution Agreement, unless and until Remainco (or its relevant Subsidiaries) has executed and delivered to Spinco the France Acceptance Notice (as defined in the Separation and Distribution Agreement), the French Spinco Assets, the French Spinco Business and the French Spinco Liabilities will not be considered to constitute part of the Spinco Assets, Spinco Business or Spinco Liabilities respectively under the Separation and Distribution Agreement, the French Spinco Assets, the French Spinco Business and the French Spinco Liabilities shall be considered, at all times, part of the Spinco Assets, Spinco Business and Spinco Liabilities as such terms are used in this Agreement (including in Article VI and Article VIII hereof).

Section 8.24 Disclosure Schedules. Remainco and Spinco may update, amend, modify or make additions to Sections 6.2 and 6.7 of the Spinco Disclosure Schedule to reflect any necessary changes to such Section as a result of any update, modification or supplement to the Separation Plan made in accordance with the Separation and Distribution Agreement. Any such updates, amendments, modifications or additions to the Spinco Disclosure Schedule shall be deemed to have cured any inaccuracy in or breach of any representation or warranty made in this Agreement.

Section 8.25 Notice of Certain Matters. Subject to applicable Law, each Party shall give prompt notice to the other Party of (a) the occurrence or non-occurrence of any event that has resulted or would reasonably be expected to result in any condition set forth in Section 9.2 or Section 9.3 not being satisfied, and (b) any notice or other communication received from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or the Transaction Documents, if the subject matter of such notice or other communication or the failure of such party to obtain such consent would reasonably be expected to impair in any material respect the ability of either Party to perform its obligations under this Agreement or materially impede or materially delay the consummation of the Merger and the other transactions contemplated hereby (provided that any breach of this Section 8.25 shall not be deemed to constitute the failure of any condition set forth in Section 9.2(a) or Section 9.3(a), in each case, unless the underlying Effect would independently result in a failure of the conditions set forth in Section 9.2(a) or Section 9.3(a)). Notwithstanding anything in this Agreement to the contrary, no such notification shall, in and of itself, affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the parties hereunder.

Section 8.26 Completion of Other Transaction Documents.

(a) If, within forty-five (45) Business Days following delivery of the Audited Financial Statements (the “Target Completion Date”), Spinco or RMT Partner identifies any service that is or was provided to the Spinco Business by Remainco or any of its Subsidiaries at any time during the period commencing twelve (12) months prior to the date hereof until the Target Completion Date (the “Services Period”) (other than any service provided by Dow or Corteva, or an assignee of Dow or Corteva, whether provided prior to, on or after, the “Effective Time” as such term is defined in the DWDP SDA), either directly or indirectly through third-party service providers, which service (i) Remainco or its Subsidiaries continue to provide to the Spinco Business with respect to any operations, businesses or divisions of the Remainco Group and (ii) Spinco or RMT Partner reasonably believes is necessary for the operation or conduct of the Spinco Business following the Closing in substantially the same manner as the Spinco Business was operated or conducted during the Services Period (such service, a “Remainco Provided Eligible Service”), then promptly following a written notice from Spinco or RMT Partner to Remainco to such effect, which written notice shall describe such Remainco Provided Eligible Service, the Parties shall promptly provide for such Remainco Provided Eligible Service to be included in the services schedule on Exhibit A to the Transition Services Agreement pursuant to which Remainco will provide services to Spinco and its Subsidiaries (the “Remainco Provider TSA”) such that Remainco or its Subsidiaries will provide (or arrange for the provision of) such Remainco Provided Eligible Service to Spinco and its Subsidiaries in accordance with the terms of the Remainco Provider TSA and the parties shall negotiate in good faith to enter into a service level agreement (“SLA”) in connection with such Remainco Provided Eligible Service, on terms not inconsistent with those in the Remainco Provider TSA as a whole; provided, that no service listed on Exhibit C to the Form of Transition Services Agreement as an “Intentionally Omitted Service” or related to the excluded items set forth in Section 6.28 of the Spinco Disclosure Schedule shall be deemed a Remainco Provided Eligible Service; provided, further, that, if RMT Partner believes in good faith that Spinco will not be in a reasonable position to procure or provide such service itself, including through RMT Partner, by the Closing Date, RMT Partner shall deliver notice to the Separation Committee (as defined in the Separation and Distribution Agreement) and the Separation Committee shall discuss and consider in good faith the provision and implementation of such Intentionally Omitted Service for the benefit of RMT Partner and/or Spinco.

(b) If, prior to the Target Completion Date, Remainco identifies any service that is or was provided to the Remainco Business by Spinco or any of its Subsidiaries at any time during the Services Period, either directly or indirectly through third-party service providers, which service (i) Spinco or its Subsidiaries continue to provide to the Remainco Business with respect to any operations, businesses or divisions of the Spinco Group and (ii) Remainco reasonably believes is necessary for the operation or conduct of the Remainco Business following the Closing in substantially the same manner as the Remainco Business was operated or conducted during the Services Period (such service, a “Spinco Provided Eligible Service”), then promptly following a written notice from Remainco to Spinco and RMT Partner to such effect, which written notice shall describe such Spinco Provided Eligible Service, the Parties shall promptly provide for such Spinco Provided Eligible Service to be included in the services schedule on Exhibit A to the Transition Services Agreement pursuant to which Spinco will provide services to Remainco (the “Spinco Provider TSA”) such that Spinco or its Subsidiaries will provide (or arrange for the provision of) such Spinco Provided Eligible Service to Remainco and its Subsidiaries in accordance with the terms of the Spinco Provider TSA and the parties shall negotiate in good faith to enter into an SLA in connection with such Spinco Provided Eligible Service on terms not inconsistent with those in the Spinco Provider TSA as a whole.

(c) The SLAs described in Section 8.26(a) and Section 8.26(b) shall be in the form of Exhibit B to the Form of Transition Services Agreement, shall be attached as Exhibit B to the applicable Transition Services Agreement, and shall describe in reasonable detail the nature, scope, service period(s), service fees, and other terms applicable to such service. The compensation associated with any such service shall be determined in accordance with the terms set forth in the Form of Transition Services Agreement.

(d) Each of the Parties shall use reasonable best efforts and shall cooperate in good faith to (i) identify and agree upon any Remainco Provided Eligible Services and Spinco Provided Eligible Services to be listed on Exhibit A to the Remainco Provider TSA and the Spinco Provider TSA, as applicable, (ii) negotiate in good faith and agree upon the terms of such service listed on Exhibit A to the Remainco Provider TSA or Spinco Provider TSA, and any related SLA, in each case to the Remainco Provider TSA or the Spinco Provider TSA in respect of any agreed upon Remainco Provided Eligible Services and Spinco Provided Eligible Services, and (iii) finalize the Remainco Provider TSA and the Spinco Provider TSA (noting that, other than such exhibits as described in clause (i) and (ii) hereof, the terms of the Remainco Provider TSA and the Spinco Provider TSA shall be those set forth in the Form of Transition Services Agreement other than the necessary adjustment of names to reflect the providing and receiving parties and any other changes mutually agreed by the Parties), in each case, prior to the Target Completion Date. Each of the Parties shall use reasonable best efforts and shall cooperate in good faith to cause the execution and delivery of the Remainco Provider TSA and the Spinco Provider TSA, to the extent applicable, on or prior to the Closing Date.

(e) If Exhibit A and the related SLAs on Exhibit B of either of the Remainco Provider TSA or the Spinco Provider TSA are not finalized and mutually agreed by the Parties by the Target Completion Date, the finalization of such terms (including whether any requested service is in fact a Remainco Provided Eligible Service or a Spinco Provided Eligible Service) shall be escalated to appropriate senior executive officers of each of Remainco and RMT Partner for resolution.

(f) If the services to be included on and relevant terms of Exhibit A and the related SLAs on Exhibit B of either of the Remainco Provider TSA or the Spinco Provider TSA are not finalized and mutually agreed by the Parties within thirty (30) days after the Target Completion Date, each of Remainco and RMT Partner shall, within fifty (50) days after the Target Completion Date, select one arbitrator to resolve any remaining disputed terms (which arbitrator need not be neutral and independent of such appointing party, but shall not be a current or former director, officer or employee of such party). If any party fails to appoint an arbitrator within ten (10) days thereafter, such arbitrator shall, at any party’s request, be appointed by the American Arbitration Association (the “AAA”). The two arbitrators so selected shall select a third arbitrator, who will chair the arbitral tribunal. If the two party-appointed arbitrators fail to mutually agree upon the selection of the chair within ten (10) days of the appointment of the second of these party-appointed arbitrators, then, within fifteen (15) days of the appointment of the second of these party-appointed arbitrators, the two party-appointed arbitrators will agree upon and submit to the AAA a list of no less than three and no more than five candidates to chair the panel, and the AAA will select an arbitrator from such list to chair the arbitral tribunal. If the two party-appointed arbitrators fail to submit a list to the AAA within the time period specified herein, or if they otherwise fail to appoint a chair within the time period specified herein, then the chair shall, at any party’s request, be appointed by the AAA. The chair will be neutral and independent of each party. The seat of the arbitration will be New York, New York.

(g) Within 15 days of the constitution of the arbitral tribunal in accordance with Section 8.26(f), Remainco and RMT Partner will (i) jointly submit to the arbitrators a list of services the provision of which is in dispute (the “Disputed Services List”) and (ii) with respect to any services where either the provision of such service is in dispute or where the provision of such service is agreed but the terms thereof are in dispute, each of Remainco and RMT Partner shall submit the proposed terms for the provision of such service in the form of which they would be appended to the applicable Transition Services Agreement (with such proposed terms at all times developed in accordance with the terms and conditions of the Form of Transition Services Agreement). Each of Remainco and RMT Partner may provide a written briefing accompanying their submission of no more than 1 pages per service. The arbitral tribunal will also hold a telephonic or in-person one-day hearing promptly after submission of such materials. The arbitral tribunal shall within 15 days of the hearing render a decision (A) setting forth which services from the Disputed Services List will be provided and (B) to the extent a service is to be provided (whether by decision of the arbitrators or prior agreement of the Parties), selecting either the terms of a service submitted by Remainco or submitted by RMT Partner, in each case to reflect the final SLA to be attached to Exhibit B of the Remainco Provider TSA or the Spinco Provider TSA, as applicable, and with such agreements to constitute the final versions to be executed by the parties thereto at or prior to the Spinco Distribution. The decision of the arbitral tribunal, which shall be governed by the Federal Arbitration Act, 9

U.S.C. § 1 et seq., shall be final and binding upon the Parties to the fullest extent permitted by applicable law and may be enforced in any court having jurisdiction. The Parties will execute the Remainco Provider TSA and Spinco Provider TSA, as applicable, reflecting the decision of the arbitral tribunal, as promptly as practicable following the arbitral tribunal’s rendering of the decision, but in no event later than the Spinco Distribution.

(h) The arbitral tribunal agrees to (and the parties agree to cause the arbitral tribunal to) abide by the provisions of this Section 8.26. The arbitral tribunal shall render its decision based on (x) with respect to whether any service is to be provided, the criteria defining a Remainco Provided Eligible Service and a Spinco Eligible Service in Section 8.26(a) and Section 8.26(b) above and whether such service is indeed eligible for provision in accordance with such criteria and (y) with respect to the terms of any service included in the relevant SLA, primarily on the terms and conditions of the Form of Transition Services Agreement and secondarily on the basis of what is reasonable and customary for services of the type in dispute and in transactions of this kind. The arbitral tribunal shall apply the substantive law of the State of Delaware.

Section 8.27 Certain Other Ancillary Agreements.

(a) Promptly following execution of this Agreement, Remainco, Spinco and RMT Partner will prepare initial drafts of the definitive Ancillary Agreements, including those set forth on Section 8.27(a) of the Spinco Disclosure Schedule, on terms that are customary for agreements of this nature. Remainco agrees to, and shall cause Spinco to, and RMT Partner agrees to, and shall cause its Subsidiaries to, execute any such Ancillary Agreement on the terms mutually agreed by Remainco, Spinco and RMT Partner, acting reasonably and in good faith, or on the terms finally decided pursuant to an arbitration proceeding in accordance with this Section 8.27.

(b) Remainco, Spinco and RMT Partner shall use reasonable best efforts and shall cooperate in good faith to finalize the terms of the Ancillary Agreements within one hundred fifty (150) days of the date hereof.

(c) If the terms of any Ancillary Agreement are not finalized and mutually agreed with RMT Partner within one hundred fifty (150) days of the date hereof, the finalization of such terms shall be escalated to appropriate senior executive officers of each of Remainco and RMT Partner for resolution.

(d) If the terms of the Ancillary Agreement are not finalized and mutually agreed with RMT Partner within one hundred eighty (180) days of the date hereof, Remainco and RMT Partner shall, within two hundred ten (210) days of the date hereof, select one arbitrator to resolve any remaining disputed terms (which arbitrator need not be neutral and independent of such appointing party, but shall not be a current or former director, officer or employee of such party). If any party fails to appoint an arbitrator within ten (10) days thereafter, such arbitrator shall, at any party’s request, be appointed by the AAA. The two arbitrators so selected shall select a third arbitrator, who will chair the arbitral tribunal. If the two party-appointed arbitrators fail to mutually agree upon the selection of the chair within ten (10) days of the appointment of the second of these party-appointed arbitrators, then, within fifteen (15) days of the appointment of the second of these party-appointed arbitrators, the two party-appointed arbitrators will agree upon and submit to the AAA a list of no less than three (3) and no more than five (5) candidates to chair the panel, and the AAA will select an arbitrator from such list to chair the arbitral tribunal. If the two party-appointed arbitrators fail to submit a list to the AAA within the time period specified herein, or if they otherwise fail to appoint a chair within the time period specified herein, then the chair shall, at any party’s request, be appointed by the AAA. The chair will be neutral and independent of each party. The seat of the arbitration will be New York, New York.

(e) Within fifteen (15) days of the selection of an arbitration panel in accordance with Section 8.27(d), Remainco and RMT Partner will submit to the arbitrators the most recent drafts of any Ancillary Agreement which is not finalized at such time, reflecting the status of the parties’ negotiations and a list of open issues and written descriptions of each party’s position with respect to each open issue. The arbitrators will also hold a telephone or in-person one-day hearing promptly after submission of such materials. The arbitrators shall within 15 days of the receipt of such material render a decision with respect to each point of disagreement between the parties. Such decision will be binding and nonappealable and sufficiently clear to allow the parties to draft the disputed provisions of the applicable agreement. Remainco agrees to, and shall cause Spinco to, and RMT Partner agrees to, and shall cause its Subsidiaries to, finalize any remaining terms and execute the applicable

Ancillary Agreement as promptly as practicable following the arbitrator’s decision but in no event later than the Separation. The arbitral tribunal shall apply the substantive law of the State of Delaware.

(f) Each arbitrator will render his or her decision based primarily on the terms and principles set forth in the this Agreement and the Separation and Distribution Agreement and secondarily on customary provisions for agreements of this nature.

(g) If the applicable parties are unable to reach agreement on any Ancillary Agreement, or any schedules thereto, such that a definitive agreement is not executed and delivered at the time of the Closing, the Closing shall not be delayed and the accuracy of the representations and warranties set forth in Section 6.28 of this Agreement, for purposes of the fulfillment of the closing conditions set forth in Section 9.3 of this Agreement, shall in no event be affected by any failure to execute any Ancillary Agreement. The Parties shall continue to use reasonable best efforts to execute and deliver any definitive agreement that was not executed at or prior to the Closing to the extent identified by either party prior to the Closing, which, for the avoidance of doubt, shall utilize the dispute resolution provision set forth in Section 8.27(d) and Section 8.27(e).

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Spinco, Remainco, RMT Partner and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Remainco and RMT Partner) at or prior to the Closing of the following conditions:

(a) Regulatory Approval. Any applicable waiting period under the HSR Act shall have expired or been terminated, and any applicable consents, authorizations, orders, or approvals required under other Competition Laws that are listed on Section 9.1(a) of the Spinco Disclosure Schedule and Section 9.1(a) of the RMT Partner Disclosure Schedule shall have been obtained;

(b) Separation. The Separation shall have been consummated in accordance with the terms of the Separation and Distribution Agreement;

(c) Distribution. The Distribution shall have been consummated in accordance with the terms of the Separation and Distribution Agreement;

(d) Effectiveness of Registration Statements. Each of the Distribution Registration Statement and the RMT Partner Registration Statement shall have become effective and shall be effective in accordance with the Exchange Act and the Securities Act, as applicable, and shall not be the subject of any stop order or proceeding seeking a stop order;

(e) Stock Exchange Listing. The shares of RMT Partner Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(f) Shareholder Approval. The RMT Partner Shareholder Approval shall have been obtained; and

(g) No Legal Restraint. No court of competent jurisdiction or other Governmental Authority in the jurisdictions set forth on Section 9.1(g) of the Spinco Disclosure Schedule and Section 9.1(g) of the RMT Partner Disclosure Schedule shall have enacted any Law or entered any binding Governmental Order, or taken any other action, whether temporary, preliminary or permanent in nature (each, a “Legal Restraint”), prohibiting, enjoining, restraining or otherwise making illegal the Separation, the Distribution or the Merger.

Section 9.2 Additional Conditions to the Obligations of Remainco and Spinco. The obligation of Remainco and Spinco to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Remainco) at or prior to the Closing of the following additional conditions:

(a) Performance of Covenants. Each RMT Partner Entity shall have, on an aggregate basis, performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time;

(b) Accuracy of Representations. All representations and warranties made by the RMT Partner and Merger Sub set forth in Article VII (other than Section 7.1(a), Section 7.3, Section 7.4(b), Section 7.6, Section 7.16, Section 7.22(a), Section 7.26 and Section 7.27), without giving effect to materiality, “RMT Partner Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “RMT Partner Material Adverse Effect” or similar qualifications) would not have, individually or in the aggregate, RMT Partner Material Adverse Effect. The representations and warranties made by RMT Partner set forth in Section 7.1(a), Section 7.3, Section 7.4(b), Section 7.6(b), Section 7.6(c), Section 7.16, Section 7.26 and Section 7.27, without giving effect to materiality, “RMT Partner Material Adverse Effect” or similar qualifications, shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties set forth in Section 7.6(a), Section 7.6(d) and Section 7.22(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than for any inaccuracies that are de minimis in the aggregate in the case of Section 7.6(a) and Section 7.6(d), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) Officer’s Certificate. RMT Partner shall have delivered to Remainco a certificate dated as of the Closing Date signed by a senior officer of RMT Partner certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied;

(d) Tax Opinion. Remainco shall have received the Remainco Tax Opinion, and the Remainco Tax Opinion shall not have been withdrawn or rescinded, or modified in any material respect;

(e) Spinco Special Cash Payment. The Spinco Special Cash Payment shall have been consummated in accordance with the terms of the Separation and Distribution Agreement;

(f) FIRPTA Certificate. Remainco shall cause Spinco to deliver to RMT Partner a certificate dated as of the Closing Date, in form and substance consistent the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that equity interests in Spinco are not “United States real property interests,” within the meaning of Section 897 of the Code; and

(g) Transaction Documents. RMT Partner (or a Subsidiary thereof) and Merger Sub shall have entered into and delivered the Tax Matters Agreement, at or prior to the Closing Date, and the Tax Matters Agreement shall be in full force and effect as of the Closing Date.

Section 9.3 Additional Conditions to the Obligations of RMT Partner and Merger Sub. The obligation of RMT Partner and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by RMT Partner) at or prior to the Closing of the following additional conditions:

(a) Performance of Covenants. Spinco and Remainco shall have, on an aggregate basis, performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time (other than those in Section 8.7);

(b) Accuracy of Representations. All representations and warranties made by Remainco set forth in Article V and Article VI (other than Section 5.1, Section 5.2, Section 5.3(a)(ii), Section 5.6, Section 6.1(a), Section 6.3, Section 6.4(b), Section 6.6, Section 6.16, Section 6.22(a) and Section 6.26), without giving effect to materiality, “Remainco Material Adverse Effect”, “Spinco Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Remainco Material Adverse Effect”, “Spinco Material Adverse Effect” or similar qualifications) would not have, individually or in the aggregate, with respect to the representations and warranties set forth in Article V, a Remainco Material Adverse Effect or, with respect to the representations and warranties set forth in Article VI, a Spinco Material Adverse Effect. The representations and warranties made by Remainco set forth in Section 5.1, Section 5.2, Section 5.3(a)(ii), Section 5.6, Section 6.1(a), Section 6.3, Section 6.4(b), Section 6.6(b), Section 6.6(c), Section 6.16 and Section 6.26, without giving effect to materiality, “Remainco Material Adverse Effect”, “Spinco Material Adverse Effect” or similar qualifications, shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties set forth in Section 6.6(a) and Section 6.22(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than for any inaccuracies that are de minimis in the aggregate in the case of Section 6.6(a), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) Officer’s Certificate. Remainco shall have delivered to RMT Partner a certificate dated as of the Closing Date signed by a senior officer of Remainco certifying that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied; and

(d) Transaction Documents. Remainco and Spinco (or a Subsidiary thereof) shall have entered into and delivered the Tax Matters Agreement, the Intellectual Property Cross-License Agreement and the Transition Services Agreement, at or prior to the Closing Date, and each such agreement shall be in full force and effect as of the Closing Date.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after the RMT Partner Shareholder Approval:

(a) by mutual written agreement of Remainco and RMT Partner;

(b) by Remainco or RMT Partner, if any final and non-appealable Legal Restraint is in effect which permanently prohibits, enjoins, restrains or otherwise makes illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement proximately contributed to the enactment or issuance of any such Law;

(c) by Remainco or RMT Partner, if the Closing shall not have occurred on or prior to March 15, 2021 (the “Initial Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Transaction Documents has proximately contributed to the failure of the Closing to occur on or prior to such date; provided, further, that (x) if on the Initial Outside Date one or both of the conditions to Closing set forth in Section 9.1(a) or Section 9.1(g) (but for purposes of Section 9.1(g) only if failure to fulfill such condition is attributable to a Competition Law) shall not have been fulfilled but all other conditions to Closing set forth in Article IX shall have been satisfied or waived, as applicable (except for the conditions set forth in Section 9.1(b) and Section 9.1(c) and those conditions which by their nature are to be satisfied at the Closing; provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Initial Outside Date shall automatically be extended to June 15, 2021(the “Extended Outside Date”). As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended pursuant to the foregoing proviso, in which case, the term “Outside Date” shall mean the date to which the Outside Date has been extended;

(d) by RMT Partner, upon written notice to Remainco, in the event of a breach of any representation, warranty, covenant or agreement on the part of Remainco or any of its Subsidiaries, such that the conditions set forth in Section 9.3 would not be capable of being satisfied, and which breach is not cured by Remainco or its Subsidiaries by the date that is sixty (60) days following delivery of written notice by RMT Partner to Remainco; provided, however, that RMT Partner shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) at any time prior to the Initial Outside Date (and, at such time, only if such breach remains uncured as of such date) if, prior to the date that is sixty (60) days following RMT Partner’s delivery of such written notice, Remainco shall have delivered to RMT Partner a certificate signed by a senior officer of Remainco certifying that Remainco has determined in good faith (after consultation with its outside legal counsel) that such breach is reasonably expected to be cured prior to the Initial Outside Date;

(e) by Remainco, upon written notice to RMT Partner, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any of the RMT Partner Entities, such that the conditions specified in Section 9.2 would not be capable of being satisfied, and which breach is not cured by the date that is sixty (60) days following the delivery of written notice by Remainco to RMT Partner; provided, however that if Remainco shall have delivered an officer’s certificate pursuant to Section 10.1(d), then Remainco shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) at any time prior to the earlier of (i) the Business Day occurring two (2) Business Days after the Initial Outside Date and (ii) the date Remainco has cured the breach specified in such officer’s certificate;

(f) by Remainco or RMT Partner, if the RMT Partner Shareholder Approval shall not have been obtained upon a vote taken thereon at the RMT Partner Shareholders Meeting (including any adjournment or postponement of the RMT Partner Shareholders Meeting pursuant to Section 8.5(b)); provided that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available to RMT Partner if any action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain the RMT Partner Shareholder Approval;

(g) by Remainco, prior to receipt of the RMT Partner Shareholder Approval, if (i) the RMT Partner Board (or any committee thereof) shall have effected (whether by resolution or public announcement) a RMT Partner Change in Recommendation or (ii) if after the receipt and public disclosure of a Competing Proposal, the RMT Partner Board shall have failed to publicly reaffirm the RMT Partner Recommendation within ten (10) Business Days of such public disclosure (and if the RMT Partner Shareholders Meeting is scheduled to be held within ten (10) Business Days, then within two (2) Business Days of such public disclosure); or

(h) by Remainco, prior to receipt of the RMT Partner Shareholder Approval, if RMT Partner shall have breached in any material respect any of its obligations under Section 8.5 or Section 8.10.

Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from fraud or Willful Breach; provided, further, that the second and third sentences of Section 8.8, this Section 10.2, Section 10.3 and Article XI hereof shall survive any termination of this Agreement. The

Confidentiality Agreement shall not be affected by a termination of this Agreement and shall survive any such termination in accordance with its terms.

Section 10.3 Expenses; Termination Payment.

(a) Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including this Section 10.3, and except for (i) the expenses in connection with printing and mailing the securities filings and the disclosure documents required in connection with the transactions contemplated in this Agreement, including the actions specified in Section 8.4, (ii) all SEC filing fees relating to the transactions contemplated by this Agreement, (iii) the fees in connection with the approvals required under Section 8.6 related to the Merger and (iv) the Commitment Fees (including fees for prepayment in respect of any incurred Financing), all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses. The fees and expenses in clauses (i) through (iii) above shall be borne, in each case, equally by Remainco and RMT Partner in the event that this Agreement is terminated in accordance with its terms or if the Closing occurs. The fees and expenses in clause (iv) above shall be borne (A) entirely by Spinco if the Closing occurs, and (B) equally by Remainco and RMT Partner if the Agreement terminates; provided that (1) if this Agreement is terminated by RMT Partner pursuant to Section 10.1(d), the fees and expenses in clause (iv) shall be borne entirely by Remainco, and (2) if this Agreement is terminated by Remainco pursuant to Section 10.1(e), the fees and expenses in clause (iv) shall be borne entirely by RMT Partner.

(b) RMT Partner shall pay to Remainco, by way of compensation, $521.5 million (the “Termination Payment”), by wire transfer of immediately available funds (in U.S. dollars) to an account or accounts specified by Remainco, if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 10.1(g) or Section 10.1(h), then RMT Partner shall pay, or cause to be paid, the entire Termination Payment on the third (3rd) Business Day following such termination; or

(ii) if (x) this Agreement is terminated (1) by Remainco or RMT Partner pursuant to (A) Section 10.1(c) or (B) Section 10.1(f) or (2) by Remainco pursuant Section 10.1(e), (y) prior to such termination, in the case of subclause (x)(1)(B) of this clause (ii), a Competing Proposal shall have been publicly announced or otherwise becomes publicly known after the date of this Agreement and prior to the RMT Partner Shareholder Approval, or, in the case of clause (x)(1)(A) and (x)(2) of this subclause (ii), a Competing Proposal shall have been publicly announced or otherwise becomes publicly known or shall have been communicated to the RMT Partner Board after the date of this Agreement and prior to such termination, and (z) on or prior to the date that is twelve (12) months after the date of such termination, a Competing Proposal is consummated or RMT Partner enters into a definitive written agreement in respect of a Competing Proposal (which need not be the same Competing Proposal referred to in clause (y)), then RMT Partner shall be obligated to pay the Termination Payment on the third (3rd) Business Day following the earlier of the date RMT Partner enters into a definitive agreement in respect of or consummates such Competing Proposal; provided that, solely for purposes of this Section 10.3(b)(ii), the term “Competing Proposal” shall have the meaning set forth in Section 8.10(e)(i), except that all references to 15% shall be changed to 50%.

(c) In the event this Agreement is terminated by either Remainco or RMT Partner pursuant to Section 10.1(f), then RMT Partner shall pay to Remainco (by wire transfer of immediately available funds promptly following delivery by Remainco to RMT Partner of a written statement setting forth the amount of the Remainco Expenses, including specifying the portion of Remainco Expenses paid to each vendor on a vendor-by-vendor basis), all reasonable out-of-pocket costs, fees and expenses incurred by Remainco (and, for the avoidance of doubt, Spinco) in connection with this Agreement and the transactions contemplated by this Agreement, including any costs, fees and expenses allocated and paid by Remainco pursuant to Section 10.3(a) (the “Remainco Expenses”); provided that RMT Partner shall not be obligated to pay the Remainco Expenses in excess of $75 million; provided, further, that any payment of the Remainco Expenses shall not affect Remainco’s right to receive any Termination Payment otherwise due under Section 10.3(b), but shall reduce, on a dollar-for-dollar basis, any Termination Payment that becomes due and payable under Section 10.3(b).

(d) In the event that, following delivery of the officer’s certificate contemplated by Section 10.1(d), this Agreement is terminated (i) by RMT Partner pursuant to Section 10.1(d) or (ii) by Remainco or RMT Partner pursuant to Section 10.1(b), Section 10.1(c) or Section 10.1(f) and, in either case, Remainco failed to cure the breach specified such officer’s certificate prior to such termination, then Remainco shall pay to RMT Partner (by wire transfer of immediately available funds promptly following delivery by RMT Partner to Remainco of a written statement setting forth the amount of RMT Partner Expenses, including specifying the portion of RMT Partner Expenses paid to each vendor on a vendor-by-vendor basis), an amount equal to all reasonable out-of-pocket costs, fees and expenses incurred by RMT Partner in connection with this Agreement and the transactions contemplated by this Agreement and the transactions contemplated by this Agreement (the “RMT Partner Expenses”); provided that Remainco shall not be obligated to pay the RMT Partner Expenses in excess of $75 million.

(e) In the event of the valid termination of this Agreement in accordance with this Article X under circumstances in which the Termination Payment is payable pursuant to this Section 10.3, it is agreed that the Termination Payment is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Remainco and Spinco in the circumstances in which such Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and by the Transaction Documents, which amount would otherwise be impossible to calculate with precision. Except with respect to claims resulting from fraud or Willful Breach by the RMT Partner Entities, payment of any Termination Payment shall constitute the sole and exclusive remedy of Remainco and its Subsidiaries against the RMT Partner Entities, their respective Subsidiaries and Affiliates, the Spinco Lenders, the other Financing Sources and each of their respective Representatives, in circumstances where the Termination Payment is payable under this Agreement and the Termination Payment is paid. For the avoidance of doubt, the payment by RMT Partner of the Termination Payment shall not relieve the RMT Partner Entities, their respective Subsidiaries and Affiliates from any liability or damages resulting from fraud or Willful Breach. Each Party agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if RMT Partner fails to pay any amounts due under this Section 10.3 and, in order to obtain such payment, Remainco commences a suit that results in a judgment against RMT Partner for such amounts, RMT Partner shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at a rate per annum equal to the Prime Rate in effect from time to time for the relevant period, together with the costs and expenses of Remainco (including reasonable legal fees and expenses) in connection with such suit.

(f) The Parties acknowledge and agree that in no event shall RMT Partner be required to pay more than one Termination Payment, even if a Termination Payment may be payable under more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary contained in this Section 10.3 or elsewhere in this Agreement, in the event this Agreement is terminated by RMT Partner for any reason at a time when Remainco would have the right to terminate this Agreement, Remainco shall be entitled to receipt of any Termination Payment that would have been (or would have subsequently become) payable had Remainco terminated this Agreement at such time.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Complete Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 11.2 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 11.3 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto (excluding, for the avoidance of doubt, any Ancillary Agreement) shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.1, as the case may be, except as set forth in Section 10.2 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed.

Section 11.4 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11.4 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 11.4 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.4):

if to Remainco or Spinco, to:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attention: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Brandon Van Dyke

Email: brandon.vandyke@skadden.com

Facsimile: (917) 777-3743

if to RMT Partner or Merger Sub, to:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Attn: Anne Chwat, General Counsel

Email: anne.chwat@iff.com

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Benet J. O’Reilly

Kyle A. Harris

Email: boreilly@cgsh.com

kaharris@cgsh.com

Section 11.5 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 11.5(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided that after the RMT Partner Shareholder Approval has been obtained, no amendment or waiver shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of RMT Partner without such further approval or adoption. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay of any Party to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement; provided that any amendments or modifications to this Section 11.5(b), Section 10.3, Section 11.6(b), Section 11.6(c) or Section 11.7, to the extent adversely affecting any of the Spinco Lenders or any of the other Financing Sources, shall not be effective with respect to such affected Spinco Lenders or Financing Sources unless such affected Financing Sources party to the Spinco Commitment Letter or any other applicable Financing Agreement provide their prior written consent to such amendment or modification.

Section 11.6 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(b) From the date hereof until Closing, each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts. Notwithstanding anything to the contrary contained in this Agreement, each Party on behalf of itself and its controlled Affiliates: (i) agrees that it will not bring or support any legal proceeding against any of the Spinco Lenders or any of the other Financing Sources in any way relating to the Financing in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Spinco Commitment Letter or the other Financing Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Spinco Lenders or any of the other Financing Sources relating to this Agreement, the Merger, or any of the transactions contemplated by this Agreement or the performance of services related hereto, including any dispute arising out of or relating in any way to the Financing, shall be exclusively governed by and construed in accordance with the internal Laws of the State of New York; (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing; and (iv) agrees to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing in any such court. Each Party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. From and after the Closing, other than any Action expressly related to the performance of the Parties under this Agreement (which shall continue to be governed by this Section 11.6) any Action regarding the Separation and Distribution Agreement or any Transaction Document shall be resolved in accordance with the terms thereof.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(c).

Section 11.7 Assignment; Parties in Interest; Non-Parties.

(a) No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties and any attempted assignment or delegation in breach of this Section 11.7 shall be null and void; provided, however, that Spinco may collaterally assign its rights (but not obligations) under this Agreement to any of the Spinco Lenders or any Lender Related Party or other financing source. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 8.9 and this Section 11.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b) Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, Spinco Lenders or other Financing Sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Notwithstanding the foregoing, the Spinco Lenders and the other Financing Sources are third-party beneficiaries of Section 10.3(e), Section 11.5(b), Section 11.6(b), Section 11.6(c) and this

Section 11.7. This Section 11.7(b) shall not affect (a) the rights of the Persons party to the Spinco Commitment Letter to enforce the Spinco Commitment Letter in accordance with its terms; or (b) the rights and obligations of the Parties hereto set forth in Section 8.7.

Section 11.8 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.9 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement (or, prior to the Closing, any Transaction Document) in accordance with its specific terms or otherwise breach this Agreement (or, prior to the Closing, any Transaction Document) and the remedies at law for any breach or threatened (whether or not in writing) breach of this Agreement (or, prior to the Closing, any Transaction Document), including monetary damages, are inadequate compensation for any Loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of this Agreement (or, prior to the Closing, any Transaction Document), the Parties agree that the Party to this Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or, if they are Party to a Transaction Document, such Transaction Document, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the generality of the foregoing, the Parties hereto agree that each Party shall be entitled to enforce specifically the other Parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the obligations with respect to the Financing), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, if the conditions set forth in Article IX have been satisfied (other than the conditions set forth in Section 9.1(b) and Section 9.1(c) and those conditions which by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law). The Parties agree that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.10 Severability. In the event any one or more of the provisions contained in this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Marc Doyle
Name: Marc Doyle
Title: Chief Executive Officer

[Signature Page to Aggrement and Plan of Merger]

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Marc Doyle
Name: Marc Doyle
Title: President

[Signature Page to Aggrement and Plan of Merger]

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Andreas Fibig
Name: Andreas Fibig
Title: Chief Executive Officer and Chairman

[Signature Page to Aggrement and Plan of Merger]

NEPTUNE MERGER SUB I INC.

By:	/s/ Robert Anderson
Name: Robert Anderson
Title: President, Treasurer and Secretary

[Signature Page to Aggrement and Plan of Merger]

Annex B

EXECUTION COPY

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

NUTRITION & BIOSCIENCES, INC.,

DUPONT DE NEMOURS, INC.,

and

INTERNATIONAL FLAVORS & FRAGRANCES, INC.

Dated as of December 15, 2019

B-i

B-ii

B-iii

Exhibits

Exhibit A	Real Property Restrictions
Exhibit B	French Offer Letter
Exhibit C	Form of Intellectual Property Cross-License Agreement
Exhibit D	Form of Tax Matters Agreement

B-iv

INDEX OF DEFINED TERMS

Page
AAA	B-2
Acceptable Alternative Arrangement	B-2
Accessible DWDP Insurance Policy	B-2
Accounting Principles	B-2
Action	B-2
Affiliate	B-2
AgCo	B-3
AgCo Group	B-3
Agreement	B-3
Ancillary Agreements	B-3
Appropriate Remediation Standard	B-3
Arbitral Tribunal	B-3
Assets	B-3
Assume	B-3
Assumptions	B-3
Audited Financial Statements	B-3
Audited Party	B-3
Base Cash Dividend Amount	B-3
Board	B-3
Business	B-4
Business Day	B-4
Business Entity	B-4
Cash and Cash Equivalents	B-4
Change of Control	B-4
Clean-Up Spin-Off	B-4
Closing	B-4
Closing Date	B-5
Code	B-5
Collective Benefit Services	B-5
Commercial Insurance Policies	B-5
Commercial Insurer	B-5
Commission	B-5
Commitment Fees	B-5
Confidential Information	B-5
Consents	B-5
Continuing Arrangements	B-6
Contract	B-6
Contribution	B-6
Conveyancing and Assumption Instruments	B-6
Copyrights	B-13
Corteva Letter Agreement	B-6
Credit Support Instruments	B-6
Damages	B-6
Data Controller	B-6
Data Protection Laws	B-7
Decision on Interim Relief	B-7
Dispute	B-7
Dispute Notice	B-7
Distribution	B-7

B-v

Page
Distribution Agent	B-7
Distribution Disclosure Documents	B-7
Dow Insurer	B-7
DWDP Ancillary Agreement	B-7
DWDP EMA	B-7
DWDP Notice Recipient	B-7
DWDP Notifying Party	B-8
DWDP SDA	B-8
DWDP Separation Related Agreements	B-8
DWDP TMA	B-8
Effective Time	B-8
Emergency Arbitrator	B-8
Employee Matters Agreement	B-8
Engineering Models and Databases	B-8
Environmental Compliance Liabilities	B-8
Environmental Laws	B-8
Environmental Liabilities	B-9
Environmental Permit	B-9
Estimated Net Working Capital	B-9
Estimated Net Working Capital Adjustment	B-9
Estimated Spinco Expense Reimbursement	B-9
Estimated Statement	B-9
Excess Spinco Cash Amount	B-9
Exchange Act	B-9
Exchange Offer	B-9
Final Determination	B-9
Final Net Working Capital	B-9
Final Net Working Capital Adjustment	B-9
Final Spinco Expense Reimbursement	B-10
Final Spinco Special Cash Payment	B-10
Financing Disclosure Documents	B-10
Force Majeure Event	B-10
France Acceptance Notice	B-66
France Closing	B-67
Fraud	B-10
French Consideration	B-66
French Offer	B-66
French Offer Letter	B-66
French Spinco Assets	B-66
French Spinco Business	B-66
French Spinco Liabilities	B-66
GAAP	B-10
GDPR	B-10
General Dispute Notice	B-10
General Negotiation Period	B-10
Governmental Entity	B-11
Group	B-11
Guaranty Release	B-11
Hazardous Substance Damage Liabilities	B-11
Hazardous Substances	B-11
HSR Act	B-11

B-vi

Page
Income Taxes	B-11
Indebtedness	B-11
Indemnifiable Loss	B-12
Indemnifiable Losses	B-12
Indemnification Notice	B-12
Indemnifying Party	B-12
Indemnitee	B-12
Indemnity Payment	B-12
Information	B-12
Information Statement	B-13
Initial Outside Date	B-13
Insurance Proceeds	B-13
Intellectual Property	B-13
Intellectual Property Cross-License Agreement	B-13
Interim Relief	B-13
Internal Control Audit and Management Assessments	B-13
Internal Reorganization	B-14
Inventory	B-30
IT Assets	B-14
Know-How	B-8
Law	B-14
Legacy Liabilities	B-14
Liabilities	B-14
Liable Party	B-15
LIBOR	B-15
Lower Working Capital Target	B-15
MatCo	B-15
MatCo Group	B-15
Merger	B-15
Merger Agreement	B-15
Merger Ratio	B-15
Merger Sub	B-15
Mixed Contract	B-15
Necessary Asset Request	B-44
Necessary Asset Response	B-45
Negotiation Period	B-15
Net Working Capital	B-15
Non-Assumable Third Party Claims	B-15
Non-Consenting Employees	B-15
Non-Material Shared Contract	B-16
Non-Performing Impacted Party	B-16
Non-Performing Site Controller	B-16
Non-Shared Contract	B-16
Non-Transferred Permit	B-16
Notice Recipient	B-16
Notifying Party	B-16
Off-Site Environmental Liabilities	B-16
Off-Site Location	B-16
Operating Cash List	B-53
Organizational Documents	B-16
Other Parties in Possession	B-20

B-vii

Page
Other Party	B-17
Other Party’s Auditors	B-17
Partial Assignment	B-17
Parties	B-1
Party	B-1
Patents	B-13
Performing Party	B-17
Permit Transferee	B-17
Permit Transferor	B-17
Person	B-11
Personal Data	B-11
Plant Operating Documents	B-18
Privilege	B-18
Privilege Waiver Negotiation Period	B-18
Privilege Waiver Objection Notice	B-18
Privileged Information	B-18
Processing	B-11
Proposed Final Statement	B-18
Public Reports	B-18
Real Property Restrictions	B-11
Record Date	B-18
Record Holders	B-18
Records	B-18
Regulatory Cross License Agreement	B-18
Regulatory Data	B-19
Regulatory Transfer and Support Agreements	B-19
Related	B-19
Release	B-19
Remainco	B-1
Remainco Accounts	B-19
Remainco Asset	B-16
Remainco Assets	B-20
Remainco Board	B-1
Remainco Business	B-22
Remainco Common Stock	B-71
Remainco Counsel	B-22
Remainco CSIs	B-22
Remainco Designated Rights	B-22
Remainco Designated Transaction Expenses	B-22
Remainco Employee Assets	B-23
Remainco Employee Liabilities	B-23
Remainco Group	B-23
Remainco Indemnitees	B-23
Remainco Leased Real Property	B-20
Remainco Liabilities	B-23
Remainco Liability Policies	B-25
Remainco Owned Real Property	B-20
Remainco Personal Data	B-25
Remainco Shared Contract	B-25
Remainco Specified Consents and Registrations	B-21
Remainco Specified DWDP Separation Related Agreements	B-25

B-viii

Page
Remediation	B-25
Remediation Liabilities	B-25
Repatriation Costs	B-25
Repatriation Plan	B-25
Representative	B-25
Retained Names	B-26
RMT Partner	B-1
RMT Partner Common Stock	B-26
RMT Partner Guaranty	B-26
Rules	B-26
Section 8.8 Matters	B-26
Securities Act	B-26
Security Interest	B-26
Separation	B-26
Separation Committee	B-26
Separation Plan	B-26
Set-Up Costs	B-26
Severable DWDP Separation Related Agreements	B-26
Shared Contract	B-27
Shared DWDP Separation Related Agreements	B-27
Shared Historical DuPont Liability	B-27
Shared Permit	B-80
Site Services Agreement	B-27
Software	B-27
Sole Benefit Services	B-27
Solvency Opinion	B-27
Space Leases	B-27
SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities	B-27
SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liability	B-27
Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities	B-36
Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liability	B-27
Specified Remainco Assets	B-20
Specified Remainco IT Assets	B-23
Specified Remainco Liabilities	B-23
Spinco	B-1
Spinco Accounts	B-28
Spinco Asset	B-15
Spinco Assets	B-28
Spinco Borrowed Money	B-31
Spinco Business	B-30
Spinco Cash	B-29
Spinco Checks	B-34
Spinco Commitment Letter	B-31
Spinco Common Stock	B-31
Spinco Consents and Registrations	B-30
Spinco Contracts	B-31
Spinco CSIs	B-31
Spinco Debt Financing	B-31
Spinco Designated Transaction Expenses	B-31

B-ix

Page
Spinco Distribution	B-31
Spinco Distribution Date	B-31
Spinco Employee Assets	B-31
Spinco Employee Liabilities	B-31
Spinco Employees	B-31
Spinco Exchange Debt	B-31
Spinco Expense Reimbursement	B-31
Spinco Financing Arrangements	B-32
Spinco Form 10	B-32
Spinco Group	B-32
Spinco Indemnitees	B-33
Spinco Intellectual Property	B-33
Spinco Inventory	B-30
Spinco Leased Real Property	B-28
Spinco Liabilities	B-33
Spinco Liability Policies	B-126
Spinco Owned Real Property	B-28
Spinco Payables	B-34
Spinco Permits	B-30
Spinco Personal Data	B-35
Spinco Post-Closing Employee Payments	B-35
Spinco Prepaid Obligations	B-34
Spinco Prepaids	B-29
Spinco Prohibited Activities	B-81
Spinco Receivables	B-29
Spinco Related Legacy Liabilities	B-36
Spinco Shared Contract	B-36
Spinco Special Cash Payment	B-36
Spinco Specified DWDP Separation Related Agreements	B-36
Spinco Vested DWDP Rights	B-36
Spin-Off	B-1
Stray Legacy Liabilities	B-36
Subsidiary	B-36
Supplemental Asset Negotiating Period	B-45
Supplemental Spinco Asset	B-44
Supply Agreement	B-36
Tax	B-36
Tax Contest	B-37
Tax Matters Agreement	B-37
Tax Return	B-37
Taxes	B-36
Taxing Authority	B-37
Third Party	B-37
Third Party Claim	B-37
Third Party Proceeds	B-37
TMODS License Agreement	B-37
Trademarks	B-13
Transaction Agreements	B-37
Transfer	B-37
Transfer Agent	B-37
Transferred	B-37

B-x

B-xi

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of December 15, 2019, by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation (“Spinco”) and International Flavors & Fragrances, Inc., a New York corporation (the “RMT Partner”). Each of Remainco and Spinco is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business and to cause the Spinco Assets to be transferred to Spinco and other members of the Spinco Group (to the extent necessary) and to cause the Spinco Liabilities to be assumed by Spinco and other members of the Spinco Group (to the extent necessary), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Separation, Spinco will make the Spinco Special Cash Payment;

WHEREAS, after the Separation and pursuant to this Agreement, Remainco will distribute to the holders of Remainco Common Stock all of the issued and outstanding shares of Spinco Common Stock (a) by means of a pro rata distribution (the “Spin-Off”) or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of RMT Partner, shall be merged with and into Spinco, with Spinco as the surviving entity (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, (a) the Contribution, the Spinco Special Cash Payment and the Spinco Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code, and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code;

WHEREAS, the Board of Directors of Remainco (the “Remainco Board”) has approved this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Separation, the Spinco Distribution and the Merger subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth herein); and

WHEREAS, the Board of Directors of Spinco (a) has approved and declared advisable this Agreement and the Separation and the Merger Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Separation, the Distribution and the Merger, (b) has resolved to recommend the adoption of the Merger Agreement by the sole stockholder of Spinco and (c) Remainco has approved and adopted, as Spinco’s sole stockholder, the Merger Agreement and the transactions contemplated thereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, each of the Parties and RMT Partner hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 9.1(c).

(2) “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.4(a)(i).

(3) “Accessible DWDP Insurance Policy” shall mean all insurance policies, including any insurance policies issued by the any captive insurer, for which access has been provided pursuant to Article XI of the DWDP SDA, subject to the terms and conditions set forth therein.

(4) “Accounting Principles” shall have the meaning set forth on Schedule 1.1(4).

(5) “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative and whether at law or in equity) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

(6) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that none of Remainco, Spinco or RMT Partner or member of any Group shall be deemed to be an Affiliate of the other or member of such other’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Remainco or Remainco’s stockholders prior to, or in case of Spinco’s stockholders, after the Spinco Distribution.

(7) “AgCo” and “AgCo Group” shall have the meanings ascribed thereto in the DWDP SDA.

(8) “Agreement” shall have the meaning set forth in the Preamble.

(9) “Ancillary Agreements” shall mean the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Cross-License Agreement, the Trademark Cross-License Agreement, the Regulatory Cross-License Agreement, the Umbrella Secrecy Agreement, the Regulatory Transfer and Support Agreement, TMODS License Agreement, Transition Services Agreement, Supply Agreement, Space Leases and the agreements set forth on Schedule 1.1(9) and any other agreements to be entered into by and between any member of the Spinco Group and any member of the Remainco Group, at, prior to or after the Spinco Distribution in connection with the Spinco Distribution (to the extent consented to by RMT Partner), Spinco and RMT Partner, but shall exclude the Conveyancing and Assumption Instruments and, for the avoidance of doubt, the Merger Agreement.

(10) “Appropriate Remediation Standard” shall have the meaning set forth in Section 7.10(e).

(11) “Arbitral Tribunal” shall have the meaning set forth in Section 9.1(c)(i).

(12) “Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, rights, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement, and, therefore, assets related to Taxes (including any Tax Items, Tax Attributes or rights to receive any Refunds (each as defined in the Tax Matters Agreement)) shall not be treated as Assets.

(13) “Assume” shall have the meaning set forth in Section 2.1(a)(ii) and the term “Assumptions” shall have its correlative meaning.

(14) “Audited Financial Statements” shall have the meaning set forth in the Merger Agreement.

(15) “Audited Party” shall have the meaning set forth in Section 5.1(c).

(16) “Base Cash Dividend Amount” equals $7,306,000,000.

(17) “Board” shall mean, with respect to any Person, the board of directors.

(18) “Business” shall mean (a) with respect to Spinco, the Spinco Business or (b) with respect to Remainco, the Remainco Business.

(19) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(20) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(21) “Cash and Cash Equivalents” shall mean cash, checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, investments in money market funds, commercial paper, short-term instruments, funds in time and demand deposits or similar accounts, and any marketable direct obligations issued by, or unconditionally guaranteed by and Governmental Entity, minus the amount of any undeposited checks sent to third parties, plus the amount of any deposits in transit.

(22) “Change of Control” shall mean, as applicable, the occurrence after the Spinco Distribution of any of the following: (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of such party with or into any other entity, immediately following which the stockholders of such party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least thirty-five percent (35%) of the outstanding voting securities of such party and effective control of such party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction, or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors; provided that the Merger and the other transactions contemplated by the Merger Agreement shall not constitute a Change of Control. For the avoidance of doubt, the previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”

(23) “Clean-Up Spin-Off” shall mean the distribution by Remainco, pro rata to its shareholders, of any unsubscribed shares of Spinco Common Stock immediately following the consummation of the Exchange Offer.

(24) “Closing” shall have the meaning ascribed thereto in the Merger Agreement.

(25) “Closing Date” shall have the meaning ascribed thereto in the Merger Agreement.

(26) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(27) “Collective Bargaining Agreement” shall have the meaning ascribed thereto in the Merger Agreement.

(28) “Collective Benefit Services” shall have the meaning set forth in Section 8.7(a).

(29) “Commercial Insurance Policies” shall mean all insurance policies of the Parties and their respective Subsidiaries, other than insurance policies issued by the any captive insurer of any Group.

(30) “Commercial Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Commercial Insurance Policies.

(31) “Commission” shall mean the United States Securities and Exchange Commission.

(32) “Commitment Fees” shall have the meaning ascribed thereto in the Merger Agreement.

(33) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to Remainco, the Remainco Business, any Remainco Assets or any Remainco Liabilities, or with respect to Spinco, the Spinco Business, any Spinco Assets or any Spinco Liabilities, which, prior to or following the Spinco Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 8.1 or 8.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the time of the Spinco Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.

(34) “Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, notifications, dossiers, appendices, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

(35) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(35).

(36) “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(37) “Contribution” shall mean any contribution to Spinco by Remainco, and any Assumptions by Spinco of Liabilities, in connection with, or in anticipation of, the Spinco Distribution in accordance with this Agreement.

(38) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, Consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Spinco Distribution and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Assumption of Liabilities between members of two Groups, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or Assumption, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law (including to record or register transfer of title in each applicable jurisdiction)), which shall be on an “as is,”

“where is,” and “with all faults” basis, and in the case of Conveyancing and Assumption Instruments relating to real property, subject to the further provisions of Section 2.1(d) and Section 2.1(e).

(39) “Corteva Letter Agreement” shall mean the letter agreement, effective as of June 1, 2019, by and between Remainco with Corteva, Inc.

(40) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(41) “Damages” shall mean any loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable out of pocket attorneys’ or advisors’ fees), charge, cost (including reasonable costs of investigation or capital expenditures) or expense of any nature, including any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), and including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

(42) “Data Controller” shall have the meaning of the term “controller” set forth in the GDPR.

(43) “Data Protection Laws” shall mean any and all Laws concerning the privacy, protection or security of personal information throughout the world, including the GDPR and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), the California Consumer Privacy Act of 2018 (“CCPA”), the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, 42 U.S.C. §§ 1320d et seq. (“HIPAA”), as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, and its implementing regulations (“HITECH”) and Section 5 of the Federal Trade Commission Act, and any Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(44) “Decision on Interim Relief” shall have the meaning set forth in Section 9.1(c)(viii).

(45) “Dispute” shall have the meaning set forth in Section 9.1(a).

(46) “Dispute Notice” shall mean (a) the General Dispute Notice, (b) the Privilege Waiver Objection Notice or (c) Indemnification Notice, as applicable.

(47) “Distribution” shall mean the Spinco Distribution.

(48) “Distribution Agent” shall mean the Person set forth in Schedule 1.1(48).

(49) “Distribution Disclosure Documents” shall mean (a) any registration statement to be filed by Spinco with the Commission to effect the registration of shares of Spinco Common Stock in connection with the Spinco Distribution (including any registration statement on Form 10 or Form S-1 or Form S-8 related to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, (b) if the Spinco Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Internal Reorganization or the Spinco Group or primarily relates to the transactions contemplated hereby, and (c) any current reports on Form 8-K filed or furnished with the Commission by Spinco in connection with the Spinco Distribution or by Remainco solely to the extent related to the Spinco Distribution.

(50) “Dow Insurer” shall have the meaning ascribed thereto in the DWDP SDA.

(51) “DWDP Ancillary Agreement” shall mean any “Ancillary Agreement” as such term is defined in the DWDP SDA.

(52) “DWDP EMA” shall mean that certain Employee Matters Agreement, effective as of April 1, 2019, by and among Remainco (then-known as DowDuPont Inc.), Dow Inc., a Delaware corporation, and Corteva, Inc., a Delaware corporation (as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement).

(53) “DWDP Notice Recipient” shall have the meaning set forth in Section 6.2(d).

(54) “DWDP SDA” shall mean that certain Separation and Distribution Agreement, dated as of April 1, 2019, by and among Remainco (then known as DowDuPont Inc.), Dow Inc., a Delaware corporation, and Corteva, Inc., a Delaware corporation (as modified, amended and/or supplemented pursuant to the Corteva Letter Agreement).

(55) “DWDP Separation Related Agreements” shall mean the DWDP SDA, Corteva Letter Agreement and the DWDP Ancillary Agreements (including the DWDP EMA and DWDP TMA).

(56) “DWDP TMA” shall mean that certain Amended and Restated Tax Matters Agreement, effective as of June 1, 2019, by and among Remainco (then known as DowDuPont Inc.), Dow Inc. and Corteva, Inc.

(57) “Effective Time” shall have the meaning ascribed thereto in the Merger Agreement.

(58) “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the AAA in accordance with the AAA Rules, as specified in Section 9.1.

(59) “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated the date hereof, by and among Remainco, Spinco and RMT Partner.

(60) “Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(61) “Environmental Compliance Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including, without limitation, Damages (including mitigation damages) and interest required to address such actual or alleged violations or non-compliance; provided, that Environmental Compliance Liabilities do not include Liabilities that would also constitute Remediation Liabilities.

(62) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Substances, to human health or safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, recycling, emission, discharge, labeling, management, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.

(63) “Environmental Liabilities” shall mean Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities.

(64) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(65) “Estimated Net Working Capital” shall have the meaning set forth in Section 2.5(a).

(66) “Estimated Net Working Capital Adjustment” means (a) $0 if Estimated Net Working Capital reflected on the Estimated Statement is equal to or greater than the Lower Working Capital Target and less than or equal to the Upper Working Capital Target, (b) the amount by which Estimated Net Working Capital reflected on the Estimated Statement is greater than the Upper Working Capital Target or (c) the product of (x) the amount by which Estimated Net Working Capital reflected on the Estimated Statement is less than the Lower Working Capital Target multiplied by (y) negative 1 (-1).

(67) “Estimated Spinco Expense Reimbursement” shall have the meaning set forth in Section 2.5(a).

(68) “Estimated Statement” shall have the meaning set forth in Section 2.5(a).

(69) “Excess Spinco Cash Amount” shall mean the amount equal to (a) the aggregate amount of Cash and Cash Equivalents of the members of the Spinco Group as of immediately prior to the Spinco Distribution, prior to giving effect to the Spinco Special Cash Payment, minus (b) Specified Cash and minus (c) the proceeds of the Spinco Debt Financing.

(70) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(71) “Exchange Offer” shall have the meaning ascribed thereto in the Recitals.

(72) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(73) “Final Net Working Capital” shall mean the Net Working Capital of Spinco as of immediately prior to the Spinco Distribution as determined pursuant to Section 2.5(c).

(74) “Final Net Working Capital Adjustment” shall mean (a) $0 if Final Net Working Capital is equal to or greater than the Lower Working Capital Target and less than or equal to the Upper Working Capital Target, (b) the amount by which Final Net Working Capital is greater than the Upper Working Capital Target or (c) the product of (i) the amount by which Final Net Working Capital is less than the Lower Working Capital Target multiplied by (ii) negative 1 (-1).

(75) “Final Spinco Indebtedness” shall mean Spinco Indebtedness as of immediately prior to the Spinco Distribution (disregarding the Spinco Debt Financing) as determined pursuant to Section 2.5(c).

(76) “Final Spinco Expense Reimbursement” shall mean the Spinco Expense Reimbursement as determined pursuant to Section 2.5(c).

(77) “Final Spinco Special Cash Payment” shall mean a cash payment in an amount equal to the sum of (a) the Base Cash Dividend Amount, plus (b) the Final Net Working Capital Adjustment (which may be positive or negative), minus (c) Final Spinco Indebtedness (if any), plus (d) the Final Spinco Expense Reimbursement minus (e) if applicable, the French Consideration.

(78) “Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or Indebtedness of Spinco or any of the members of the Spinco Group.

(79) “Force Majeure Event” shall mean, with respect to any Person, an event beyond the reasonable control of such Person (or any Person acting on its behalf), which by its nature could not have been foreseen by such Person (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(80) “Foreign Cash” means Cash and Cash Equivalents held as of immediately prior to the Spinco Distribution by any member of the Spinco Group organized in a country other than the United States.

(81) “Former Spinco Business Employees” has the meaning set forth in the Employee Matters Agreeement.

(82) “Fraud” shall mean, with respect to a party, an intentional act of common law fraud by such party in the making of the representations an warranties contained in Article V and Article VI of the Merger Agreement, in the case of Remainco, or Article VII of the Merger Agreement, in the case of RMT Partner.

(83) “GAAP” shall mean United States generally accepted accounting principles.

(84) “GDPR” shall mean the General Data Protection Regulation (EU) 2016/679.

(85) “General Dispute Notice” shall have the meaning set forth in Section 9.1(b)(i).

(86) “General Negotiation Period” shall have the meaning set forth in Section 9.1(b)(i).

(87) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(88) “Group” shall mean (i) with respect to Remainco, the Remainco Group and (ii) with respect to Spinco, the Spinco Group.

(89) “Guaranty Release” shall have the meaning set forth in Section 2.12(b).

(90) “Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls or PFAS Substances; (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under any applicable Environmental Law, or (c) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(91) “Hazardous Substance Damage Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury (including claims for medical monitoring and associated costs therewith, including mandated scientific inquiries or panels), wrongful death or property damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Liabilities that would also constitute Remediation Liabilities or Liabilities relating to, resulting from or arising out claims for injuries to persons or property from products sold by the Spinco Group or the Remainco Group or their respective predecessors.

(92) “HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(93) “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(94) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, fixed or contingent or secured or unsecured, and all obligations evidenced by bonds, debentures, notes, mortgages, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases treated as operating leases under GAAP), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including earn-out obligations, (vi) all liabilities under any Credit Support Instruments, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all direct or indirect guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(95) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(96) “Indemnification Notice” shall mean any notice delivered to the Indemnifying Party by the Indemnitee pursuant to Section 7.4(a) or Section 7.5.

(97) “Indemnifying Party” shall have the meaning set forth in Section 7.4(a).

(98) “Indemnitee” shall have the meaning set forth in Section 7.4(a).

(99) “Indemnity Payment” shall have the meaning set forth in Section 7.8(a).

(100) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms); assembly code, Software, firmware, programming data, databases, and all information referred to in the same; product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents, (ii) information contained in Patents and other Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(101) “Information Statement” shall mean the Information Statement attached as an exhibit to the Spinco Form 10 sent to the holders of shares of Remainco Common Stock in connection with the Spinco Distribution, including any amendment or supplement thereto.

(102) “Initial Outside Date” shall have the meaning ascribed thereto in the Merger Agreement.

(103) “Insurance Proceeds” shall mean those monies (a) received by an insured from an insurer (other than any captive insurer of either Group) or (b) paid by an insurer (other than any captive insurer of either Group) on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost of reserve or collection costs paid or held by or for the benefit of such insured.

(104) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign rights in (a) patents, patent applications, utility models, and all related continuations, continuations-in-part, provisionals, divisionals, reissues, re-examinations, substitutions, statutory invention registrations, priority rights and extensions thereof (“Patents”), inventions, notices of invention and invention disclosures, (b) trademarks, service marks, corporate names, trade names, Internet domain names, social media accounts or handles, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and rights in works or authorship and other copyrightable subject matter, and mask works (“Copyrights”), (d) trade secrets and rights in all other confidential and proprietary information, including know-how, inventions, algorithms, logic, operating conditions and procedures, proprietary processes, formulae, methods, techniques, compositions, specifications, data, databases and other compilations of data, drawings, models and methodologies, including confidential information set forth in laboratory notebooks, laboratory reports, Plant Operating Documents, Engineering Models and Databases, in each case of the foregoing, to the extent confidential and proprietary (“Know-How”), (e) Software, (f) data and databases, (g) designs and (h) all applications and registrations for the foregoing.

(105) “Intellectual Property Cross-License Agreement” shall mean the Intellectual Property Cross-License Agreement, to be entered into at or prior to the Spinco Distribution, by and among members of the Remainco Group and members of the Spinco Group, in the form attached hereto as Exhibit C.

(106) “Intercompany Leases” shall mean any leases pursuant to an Ancillary Agreement or an Acceptable Alternative Arrangement.

(107) “Interim Relief” shall have the meaning set forth in Section 9.1(c)(viii).

(108) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.1(b).

(109) “Internal Reorganization” shall mean the Transfer and/or assignment and assumption of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, as set forth in Section 2.1, as conducted in accordance with the Separation Plan.

(110) “IT Assets” shall mean all (a) Software, computer systems, public Internet protocol address blocks, telecommunications equipment and other information technology infrastructure (including servers and server equipment, computers (including laptop computers), computer equipment and hardware, printers, telephones (including cell phones and smartphones) and telephone equipment (including headsets), network devices and equipment (including routers, wireless access points, switches and hubs), fiber and backbone cabling and other telecommunications wiring, demarcation points and rooms, computer rooms and telecommunications closets), (b) documentation, reference, resource and training materials to the extent relating thereto, and (c) Contracts to the extent relating to any of the foregoing clauses (a) and (b) (including support and maintenance agreements, public Internet protocol address block agreements, website hosting agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunications agreements); provided that, notwithstanding the foregoing, IT Assets shall exclude Know-How contained or stored in any of the items described in the foregoing subsections (a) through (c) and Patents that claim any such Know-How.

(111) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(112) “Legacy Liabilities” shall mean any and all SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities, SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities, and Shared Historical DuPont Liabilities, (as each such term is defined in the DWDP SDA) including in each case any and all indemnification obligations to any “MatCo Indemnitee” (as defined in the Corteva Letter Agreement) and/or any “AgCo Indemnitee” (as defined in the Corteva Letter Agreement) pursuant to the DWDP SDA, DWDP EMA, DWDP TMA and/or the Corteva Letter Agreement for Indemnifiable Losses to the extent related to, arising out of or resulting from the foregoing.

(113) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(114) “Liable Party” shall have the meaning set forth in Section 2.11(b).

(115) “LIBOR” shall mean the London Interbank Offered Rate.

(116) “Lower Working Capital Target” shall mean the amount set forth on Schedule 1.1(116).

(117) “MatCo” and “MatCo Group” shall have the meanings ascribed thereto in the DWDP SDA.

(118) “Merger” shall have the meaning ascribed thereto in the Recitals.

(119) “Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Remainco, RMT Partner, Spinco, and Merger Sub, dated the date hereof, as it may be amended, modified or supplemented from time to time in accordance with its terms.

(120) “Merger Ratio” shall mean the number of shares of common stock issued to the holders of Spinco Common Stock in the Merger divided by the fully diluted RMT Partner Common Stock.

(121) “Merger Sub” shall have the meaning ascribed thereto in the Merger Agreement.

(122) “Mixed Contract” shall mean any Contract that is related to both (a) the Remainco Business, on the one hand, and (b) the Spinco Business, on the other hand; provided, however, that no DWDP Separation Related Agreement shall constitute a Mixed Contract unless it constitutes a Severable DWDP Separation Related Agreement.

(123) “Negotiation Period” shall mean (a) the General Negotiation Period or (b) the Privilege Waiver Negotiation Period, as applicable.

(124) “Net Working Capital” shall mean, as of any time of determination, (a) the aggregate consolidated current assets (based solely on the current asset account line items included in the example calculation of Net Working Capital set forth on Schedule 1.1(4) and excluding, for the avoidance of doubt, Cash and Cash Equivalents) of the Spinco Group as of such time, minus (b) the aggregate consolidated current liabilities (based solely on the current liability account line items included in the example calculation of Net Working Capital set forth on Schedule 1.1(4)) and excluding, for the avoidance of doubt, Spinco Indebtedness and Remainco Designated Transaction Expenses) of the Spinco Group as of such time, in each case, calculated in accordance with the Accounting Principles.

(125) “Non-Assumable Third Party Claims” shall have the meaning set forth in Section 7.4(b).

(126) “Non-Consenting Employees” shall have the meaning set forth in the Employee Matters Agreement.

(127) “Non-Material Shared Contract” means (a) any Shared Contract not related in any material respect to the Business, Assets and/or Liabilities of the Group that is not the Group to which such Contract has been allocated as a “Remainco Asset” or “Spinco Asset” or (b) in respect of which performance has been completed prior to the Spinco Distribution, or that has been terminated prior to the Spinco Distribution (regardless of whether performance has been completed) (including inactive Contracts).

(128) “Non-Performing Impacted Party” shall have the meaning set forth in Section 7.10(c)(i).

(129) “Non-Performing Site Controller” shall have the meaning set forth in Section 7.10(c)(ii).

(130) “Non-Shared Contract” shall mean any Mixed Contract that is set forth on Schedule 1.1(130).

(131) “Non-Transferred Permit” shall have the meaning set forth in Section 5.5(a).

(132) “Notice Recipient” shall have the meaning set forth in Section 2.4(a)(vi).

(133) “Notifying Party” shall have the meaning set forth in Section 2.4(a)(vi).

(134) “Off-Site Environmental Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, at Off-Site Locations, including, without limitation, Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities at such locations.

(135) “Off-Site Location” means any third party location that is not now nor has ever been owned, leased or operated by the Remainco Group or the Spinco Group or any of their respective predecessors or by any member, as of June 1, 2019, of the AgCo Group or by any member, as of April 1, 2019, of the MatCo Group; provided, however, that “Off-Site Location” does not include any property that is adjacent to or neighboring any property currently or formerly owned, leased or operated by the Remainco Group or the Spinco Group or their respective predecessors or by any member, as of June 1, 2019, of the AgCo Group or by any member, as of April 1, 2019, of the MatCo Group, that has been impacted by Hazardous Substances Released from such properties.

(136) “Organizational Documents” shall mean (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization, association or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d) above, as may be in effect from time to time.

(137) “Other Party” shall have the meaning set forth in Section 2.11(a).

(138) “Other Party’s Auditors” shall have the meaning set forth in Section 5.1(b).

(139) “Partial Assignment” shall have the meaning set forth in Section 2.4(a)(i).

(140) “Party” or “Parties” shall have the meaning set forth in the Preamble.

(141) “Performing Party” shall have the meaning set forth in Section 7.10(b).

(142) “Permit Transferee” shall mean Remainco or Spinco, or another member of their respective Group, that requires a permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it pursuant to this Agreement.

(143) “Permit Transferor” shall mean each of Remainco or Spinco or another member of its respective Group, as applicable, that currently holds a permit, including any Environmental Permit, that must be transferred, or in respect of which a new permit must be issued, to a member of the Remainco Group or Spinco Group, or a relevant subsidiary, in connection with the transfer of any properties, businesses, or operations of the Remainco Group or Spinco Group, respectively.

(144) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(145) “Personal Data” shall mean any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household (including an individual’s first and last names, home address, telephone number, email address, government issued identifier (including social security number, driver’s license number, passport number or other similar identifiers), credit card or other financial information, billing and transactional information, medical, health or insurance information, gender, date of birth, educational or employment information, and marital or other status, behavioral information, vehicle identification number, IP address, cookie identifier, geolocation data, biometric information or any other number or identifier that identifies an individual), or any other data or information that constitutes personal data, personally identifiable information, personal information or any similar defined term under any Data Protection Law (including the GDPR or the CCPA).

(146) “PFAS Substances” shall mean any perfluoroalkyl, polyfluoroalkyl, or perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof.

(147) “Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).

(148) “Privilege” shall have the meaning set forth in Section 8.7(a).

(149) “Privilege Waiver Negotiation Period” shall have the meaning set forth in Section 8.7(c)(iv).

(150) “Privilege Waiver Objection Notice” shall have the meaning set forth in Section 8.7(c)(i).

(151) “Privileged Information” shall have the meaning set forth in Section 8.7(a).

(152) “Processing” (and its cognates) shall have the meaning set forth in the GDPR.

(153) “Proposed Final Statement” shall have the meaning set forth in Section 2.5(b).

(154) “Public Reports” shall have the meaning set forth in Section 5.1(d).

(155) “Real Property Restrictions” shall have the meaning set forth in Section 2.1(g).

(156) “Record Date” shall mean the close of business on the date to be determined by the Remainco Board as the record date for determining stockholders of Remainco entitled to receive shares of Spinco Common Stock in the Distribution.

(157) “Record Holders” shall mean the holders of record of shares of Remainco Common Stock as of the close of business on the Record Date.

(158) “Records” shall mean any Contracts, documents, books, records or files.

(159) “Regulatory Cross-License Agreement” shall mean the Regulatory Cross-License Agreement, to be entered into at or prior to the Separation, by and between one or more members of the Spinco Group and Remainco Group, which shall provide for the cross-license of Regulatory Data included in the Remainco Assets but related to the Spinco Business, or included in the Spinco Assets but related to the Remainco Business, as of the Spinco Distribution, so that each of Remainco and Spinco can continue to make uses of such Regulatory Data in its respective business field as conducted as of the Spinco Distribution and natural evolutions thereof.

(160) “Regulatory Data” shall mean any and all regulatory data (including studies, data, raw data, efficacy data, toxicity data, environmental health and safety data, reports, physical samples, reviews (including business risk reviews), opinions, memos to file, self, and/or affirmed-GRAS determinations, information or other compliance requirements, including Product Trials, Manufacturing Process descriptions, Compositions (BOM/BOS), Labels, Safety Data Sheets, hazard, safety, risk (including Strain Risk Assessments, Safe Strain Lineages) and exposure study plans and assessments and modeling for product contamination or impurity issues or assessments for suitability for intended use and supporting product initiation (commercial release) requests, Sustainability or Life Cycle assessments, Project Management documents (such as overviews, timelines, deliverables, work streams) in written, electronic, computerized, digital, or other tangible or intangible media, actually submitted to, or maintained to support a submission to (whether submitted or not), a Governmental Entity or a Third Party to seek, obtain or maintain a Consent from a Governmental Entity or demonstrate regulatory compliance or to inform a regulatory or compliance strategy.

(161) “Regulatory Transfer and Support Agreements” shall mean the Regulatory Transfer and Support Agreements, entered into at or prior to the Spinco Distribution, (a) by and between members of the Remainco Group, as transferor, and members of the Spinco Group, as transferee and (b) by and between members of the Spinco Group, as transferor, and members of the Remainco Group, as transferee, which shall provide for (i) Remainco to transfer and support in the ordinary course Governmental Approvals covering Regulatory Data included in the Spinco Assets, at Spinco’s cost, (ii) Spinco to transfer and support in the ordinary course Governmental Approvals covering Regulatory Data included in the Remainco Assets (if applicable), at Remainco’s cost, and (iii) Spinco to provide to Remainco certain services (e.g., analytical support for generating regulatory data and support for future enzyme development, which services currently are provided by Spinco to Remainco), for a period of two years, at Remainco’s cost.

(162) “Related” with respect to either Business, shall mean primarily related to, primarily used in or primarily held for use in the conduct of such Business.

(163) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(164) “Remainco” shall have the meaning set forth in the Preamble.

(165) “Remainco Accounts” shall have the meaning set forth in Section 2.13(a).

(166) “Remainco Assets” shall mean any and all of Remainco’s or any of its Subsidiaries’ (including the members of the Spinco Group and the members of the Remainco Group) right, title and interest in and to, immediately prior to the Spinco Distribution, any and all Assets other than the Spinco Assets (provided, however, that Remainco Assets shall not include any Tax Attributes (as defined in the Tax Matters Agreement) or any other Tax assets, which shall be governed by the Tax Matters Agreement), including the following (the “Specified Remainco Assets”):

(a) any and all (i) shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Remainco that are not members of the Spinco Group, (ii) shares of capital stock of, or any other equity or ownership interests in, the entities held by Remainco that are not members of the Spinco Group and (iii) shares of Spinco Common Stock contemplated to be received by members of the Remainco Group in exchange for the Contribution pursuant to Section 2.1(a)(ii);

(b) the Assets set forth on Schedule 1.1(166)(b);

(c) all Assets that are expressly allocated to Remainco or any other member of the Remainco Group pursuant to this Agreement or any Ancillary Agreement, including the Remainco Employee Assets and any and all right of any member of the Remainco Group pursuant to this Agreement or any Ancillary Agreement;

(d) any and all (i) rights, title and interest in and to the owned real property set forth on Schedule 1.1(166)(d)(i), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(166)(d)(i) under the heading “Other Parties in Possession”) (the “Remainco Owned Real Property”), and (ii) rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(166)(d)(ii), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(166)(d)(ii) under the heading “Other Parties in Possession”) (the “Remainco Leased Real Property”);

(e) furniture (which, for the avoidance of doubt, does not include fixtures) to the extent the relevant historical use was at (i) any Remainco Owned Real Property or Remainco Leased Real Property (other than in premises leased or sub-leased by a member of the Spinco Group from a member of the Remainco Group set forth on Schedule 1.1(215)(e)(iii)), (ii) the premises leased or sub-leased by a member of the Spinco Group from a member of the Remainco Group unless set forth on Schedule 1.1(215)(e)(iii)), or (iii) the premises leased or sub-leased by a member of Remainco Group from a member of the Spinco Group pursuant to an Intercompany Lease and set forth on Schedule 1.1(166)(e)(iii).

(f) any and all Contracts other than (i) the Spinco Contracts, (ii) the Spinco Shared Contracts, and (iii) the Spinco Vested DWDP Rights, including all DWDP Separation Related Agreements (other than the Spinco Specified DWDP Separation Related Agreements); provided, however, that (x) any Remainco Shared Contracts (including the Severable DWDP Separation Related Agreements) shall be subject to Section 2.4(a), (y) any Shared DWDP Separation Related Agreements shall be subject to Article VI, and (z) the DWDP SDA shall be subject to Article VI;

(g) any and all Assets in respect of counterclaims, insurance claims, enforcement rights, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, other than to the extent related to any Spinco Liability;

(h) any and all IT Assets other than the Spinco IT Assets, including those described on Schedule 1.1(166)(h) (such IT Assets described on Schedule 1.1(166)(h), the “Specified Remainco IT Assets”);

(i) any and all Cash and Cash Equivalents other than the Spinco Cash or Specified Cash;

(j) any and all benefits of any and all credits, prepaid expenses, rebates, deferred charges and prepaid items, in each case other than the Spinco Prepaids;

(k) any and all accounts and notes receivable (other than intercompany receivables) other than the Spinco Receivables;

(l) any and all Intellectual Property other than the Spinco Intellectual Property, including the Intellectual Property set forth on Schedule 1.1(166)(l) and the Retained Names;

(m) any and all Inventory other than Spinco Inventory;

(n) any and all Regulatory Data other than the Spinco Regulatory Data, including Regulatory Data set forth on Schedule 1.1(166)(m);

(o) the Consents and registrations set forth on Schedule 1.1(166)(o) (the “Remainco Specified Consents and Registrations”);

(p) any and all financial records relating to the Spinco Business that form part of the general ledger of Remainco or any of its Affiliates (other than the members of the Spinco Group), any working papers of Remainco’s auditors, and any other accounting records of Remainco or any of its Affiliates (other than the members of the Spinco Group); and

(q) other than rights to enforce the confidentiality (and non-solicitation and/or no-hire as applied to Spinco Employees) provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Spinco Business, any and all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and any and all records prepared in connection with the potential divestiture of all or a part of the Spinco Business, including: (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Remainco or its Affiliates and the right to assert the attorney-client privilege with respect thereto (subject to Section 8.7).

Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the insurance policies of any member of the Spinco Group or Remainco Group, and any assignment of rights to coverage under such insurance policies is governed by Article X herein.

(167) “Remainco Board” shall have the meaning ascribed thereto in the Recitals.

(168) “Remainco Business” shall mean all businesses, operations and activities (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) conducted at any time prior to the Spinco Distribution by any member of the Spinco Group or Remainco Group, other than the Spinco Business.

(169) “Remainco Common Stock” shall have the meaning set forth in Section 4.2(a).

(170) “Remainco Counsel” shall have the meaning set forth in Section 8.8.

(171) “Remainco CSIs” shall have the meaning set forth in Section 2.12(d).

(172) “Remainco Designated Rights” shall have the meaning set forth in Section 6.2(b)(ii).

(173) “Remainco Designated Transaction Expenses” shall mean: (a) any and all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses, including in respect of mortgages, field examinations, appraisals, and flood diligence) actually incurred or accrued, prior to the Effective Time, by any member of the Remainco Group or Spinco Group or on its or their respective behalf or for which it or they are liable (excluding the costs of salaries and benefits of employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the following) in connection with or related to (i) the drafting or negotiation of the Transaction Agreements, (ii) the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated hereby or thereby (including the Internal Reorganization, the Spinco Distribution and any Conveyancing and Assumption Instruments), (iii) the preparation, review and audit of any financial statements of the Spinco Business, (iv) the preparation of the Spinco Business for sale or separation and any due diligence, marketing or similar activities in connection therewith, (v) the preparation, printing, filing and mailing of the Spinco Form 10 (including any related prospectus or information statement) and the preparation and filing of any other filings with the Commission to the extent related to the transactions contemplated by the Transaction Agreements, (vi) the filing of the Certificate of Merger in respect of the Merger, and (vii) all other matters related to the Merger, the Internal Reorganization, the Spinco Distribution, and any other transaction contemplated by the Transaction Agreements, in each case, unless an item is a Spinco Designated Transaction Expense; (b) the amount of any employee retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments that vest or become payable or are paid on or prior to March 31, 2021 (including those set forth on Schedule 1.1(173)); (c) any amount in respect of unpaid Severance (as defined in the Employee Matters Agreement) payable upon or arising out of or relating to the transactions contemplated by this Agreement, the Merger Agreement and the Employee Matters Agreement, other than (i) with respect to Non-Consenting Employees and (ii) any Spinco Post-Closing Employee Payments; (d) with respect to Non-Consenting Employees, (i) 50% of the first $10 million of unpaid Severance payable upon or arising out of or relating to the transactions contemplated by this Agreement, the Merger Agreement and the Employee Matters Agreement, and (ii) 100% of any such amount in excess thereof; and (e) Set-Up Costs.

(174) “Remainco Employee Assets” shall have the meaning set forth in the Employee Matters Agreement.

(175) “Remainco Employee Liabilities” shall have the meaning set forth in the Employee Matters Agreement.

(176) “Remainco Group” shall mean Remainco and each Person (other than Spinco and the other members of the Spinco Group) that is a direct or indirect Subsidiary of Remainco immediately prior to the Spinco Distribution, and each Business Entity that becomes a Subsidiary of Remainco after the Spinco Distribution, which, for the avoidance of doubt, shall include those entities identified as such on Schedule 1.1(176).

(177) “Remainco Indemnitees” shall mean each member of the Remainco Group and each of their Affiliates from and after the Spinco Distribution and each member of the Remainco Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(178) “Remainco Liabilities” shall mean any and all Liabilities (except for Liabilities related to Taxes, which are governed exclusively by the Tax Matters Agreement) other than the Spinco Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise (whether arising prior to, at or after the Spinco Distribution), (ii) where or against whom such Liabilities are asserted or determined, (iii) which entity is named in any Action associated with any Liability (provided that any Remainco Liability that constitutes an Environmental Liability shall be subject to Section 7.10) including the following (the “Specified Remainco Liabilities”):

(a) any and all Liabilities that are expressly assumed by or allocated to Remainco or any other member of the Remainco Group pursuant to this Agreement or any Ancillary Agreement, including the Remainco Employee Liabilities and any and all obligations and Liabilities of any member of the Remainco Group pursuant to this Agreement or any Ancillary Agreement;

(b) the Liabilities set forth on Schedule 1.1(178)(b);

(c) one hundred percent (100%) of any and all Remainco Designated Transaction Expenses;

(d) any and all checks issued but not drawn other than the Spinco Checks;

(e) any and all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than the Remainco Group or Spinco Group (including any deferred revenue) other than the Spinco Prepaid Obligations;

(f) any and all accounts payable (other than intercompany payables) other than the Spinco Payables;

(g) other than the Spinco Related Legacy Liabilities, any and all Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities, including those set forth on Schedule 1.1(178)(g) (provided that any such Liability that constitutes an Environmental Liability shall be subject to Section 7.10 to the extent applicable);

(h) any and all Stray Legacy Liabilities (provided that any such Liability that constitutes an Environmental Liability shall be subject to Section 7.10); to the extent applicable);

(i) subject to Section 2.4 and Section 2.8, any and all Liabilities to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the Remainco Group at any time after the Spinco Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business);

(j) any and all residual Liabilities of any member of the Remainco Group for any and all “Agriculture Liabilities” (as defined in the DWDP SDA) or “Materials Science Liabilities” (as defined in the DWDP SDA);

(k) Environmental Liabilities Related to the Remainco Business, including those set forth on Schedule 1.1(178)(l); provided that any such Environmental Liability shall be subject to Section 7.10 to the extent applicable;

(l) any indemnification Liabilities arising under the Transaction Agreement, dated as of March 31, 2017, by and between Remainco and FMC Corporation; or

(m) any Actions brought by or on behalf of any stockholders of Remainco relating to any state Laws or fiduciary claims relating to, arising out of or resulting from the transactions contemplated by this Agreement or the Merger Agreement, including the Spin-Off, the Exchange

Offer, the Clean-Up Spin-Off and/or the Merger (other than the Liabilities described in Section 1.1(237)(c)).

(179) “Remainco Liability Policies” shall have the meaning set forth in Section 10.3(a).

(180) “Remainco Personal Data” shall mean Personal Data Processed by or on behalf of the Remainco Group that is Processed in or by, or otherwise related to, any Remainco Business.

(181) “Remainco Shared Contract” means any Shared Contract that is not a Spinco Shared Contract.

(182) “Remainco Specified DWDP Separation Related Agreements” shall mean any and all DWDP Separation Related Agreements exclusively related to the Remainco Business, Remainco Assets and Remainco Liabilities, including those set forth on Schedule 1.1(182).

(183) “Remediation” shall mean all actions required to: (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (b) prevent the Release of Hazardous Substances (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to requests of any Governmental Entity for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(184) “Remediation Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of (a) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating from or to any real property or facility, and (b) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment.

(185) “Repatriation Costs” shall mean the aggregate amount of any withholding Taxes imposed on the distribution of any Foreign Cash to Spinco pursuant to the Repatriation Plan.

(186) “Repatriation Plan” shall have the meaning set forth in Section 2.5(g).

(187) “Representative” with respect to each of Remainco and Spinco shall mean one natural Person designated by each of Remainco and Spinco, respectively.

(188) “Retained Names” shall mean the Trademarks set forth on Schedule 1.1(187) and any Trademarks containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.

(189) “RMT Partner” shall have the meaning ascribed thereto in the Preamble.

(190) “RMT Partner Common Stock” shall mean the common stock, par value $0.125 per share, of RMT Partner.

(191) “RMT Partner Guaranty” shall have the meaning set forth in Section 7.3(b)(i).

(192) “Rules” shall have the meaning set forth in Section 9.1(c).

(193) “Section 8.8 Matters” shall have the meaning set forth in Section 8.8.

(194) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(195) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.

(196) “Separation” shall mean the Transfer of the Spinco Assets that are not already owned by members of the Spinco Group to members of the Spinco Group and the Assumption of the Spinco Liabilities that are not already directly owed by or otherwise directly the responsibility of members of the Spinco Group by members of the Spinco Group, and the Transfer of Remainco Assets that are not already directly owned by members of the Remainco Group to members of the Remainco Group and the Assumption of the Remainco Liabilities that are not already directly owed by or otherwise the responsibility of members of the Remainco Group by the Remainco Group, all as more fully described in this Agreement and the other Transaction Agreements and including the steps contemplated by the Internal Reorganization and any actions taken in furtherance of the foregoing.

(197) “Separation Plan” shall mean the step plan set forth on Schedule 1.1(197), as it may be updated in accordance with Section 2.1(d).

(198) “Set-Up Costs” shall mean all fees, costs and expenses for preparation and setting up activities with respect to the Services (as defined in the Transition Services Agreement) and the Separation, including any one-time license fees, one time set-up fees for software and engaging any third-party consultants to assist with such implementation and initiation.

(199) “Severable DWDP Separation Related Agreements” shall mean the DWDP Separation Related Agreements set forth on Schedule 1.1(199).

(200) “Shared Contract” shall mean any Mixed Contract that (i) is not a Non-Shared Contract and (ii) is not a DWDP Separation Related Agreement (other than the Severable DWDP Separation Related Agreements).

(201) “Shared DWDP Separation Related Agreements” shall mean the DWDP Separation Related Agreements that are not (a) Spinco Specified DWDP Separation Related Agreement, (b) Remainco Specified DWDP Separation Related Agreements, or (c) Severable DWDP Separation Related Agreements.

(202) “Shared Historical DuPont Liability” shall have the meaning ascribed thereto in the DWDP SDA.

(203) “Site Services Agreement” shall mean the Site Services Agreements, between a member of the Remainco Group and a member of the Spinco Group, to be entered into at or prior to the Spinco Distribution, which shall provide for services to be provided by a member of the Remainco Group to a member of the Spinco Group at sites that are shared by the parties.

(204) “Software” shall mean all computer programs and applications (whether in source code, object code, or other form), models and methodologies, software implementations of algorithms, computerized databases and compilations (including all data and collections of data), and related documentation, descriptions or other work product used to design or develop any of the foregoing, including flowcharts and other logic and design diagrams, technical, functional and other specifications, tools, templates, and user and training materials related to any of the foregoing.

(205) “Sole Benefit Services” shall have the meaning set forth in Section 8.7(a).

(206) “Solvency Opinion” shall have the meaning set forth in Section 4.3(c).

(207) “Space Leases” shall mean the Space Leases entered into at or prior to the Spinco Distribution, by and between members of the Remainco Group and the Spinco Group, as applicable and listed on Schedule 1.1(207).

(208) “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities” shall have the meaning ascribed thereto in the DWDP SDA.

(209) “SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liability” shall have the meaning ascribed thereto in the DWDP SDA.

(210) “Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liability” shall have the meaning ascribed thereto in the DWDP SDA.

(211) “Specified Cash” means the sum of (a) the aggregate amount of all True Trapped Cash Amounts, plus (b) Repatriation Costs, plus (c) Insurance Proceeds received after the date hereof that were generated by Spinco Assets or Assets that, had the event giving rise to such Insurance Proceeds not occurred, would have constituted Spinco Assets (if any), plus (d) Cash and Cash Equivalents in escrow accounts or held as collateral for outstanding letters of credit.

(212) “Spin-Off” shall have the meaning ascribed thereto in the Recitals.

(213) “Spinco” shall have the meaning ascribed thereto in the Preamble.

(214) “Spinco Accounts” shall have the meaning set forth in Section 2.13(a).

(215) “Spinco Assets” shall mean any and all right, title and interest in and to the following Assets of Remainco and its Subsidiaries immediately prior to the Spinco Distribution (except that Spinco Assets shall not include (i) Tax Attributes (as defined in the Tax Matters Agreement) or other Tax assets, which shall be governed by the Tax Matters Agreement, or (ii) Specified Remainco Assets):

(a) (i) interests in the capital stock of, or any other equity interests in the members of the Spinco Group (other than Spinco), (ii) all interests in the capital stock of, or any other equity interests in the Persons set forth on Schedule 1.1(215)(a)(ii), and (iii) the capital stock and other equity interests set forth on Schedule 1.1(215)(a)(iii) of certain other Persons and, in each case (clauses (A)-(C)), any and all rights related thereto;

(b) the Assets set forth on Schedule 1.1(215)(b);

(c) any and all Assets that are expressly allocated to Spinco or any other member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement, including the Spinco Employee Assets and any and all rights of member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement;

(d) any and all (i) rights, title and interest in and to the owned real property set forth on Schedule 1.1(215)(d)(i), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(215)(d)(i) under the heading “Other Parties in Possession”) (the “Spinco Owned Real Property”), and (ii) rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(215)(d)(ii), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(215)(d)(ii) under the heading “Other Parties in Possession”) (the “Spinco Leased Real Property”);

(e) furniture (which, for the avoidance of doubt, does not include fixtures) to the extent the relevant historical use was at (i) any Spinco Owned Real Property or Spinco Leased Real Property (other than in premises leased or sub-leased by a member of the Remainco Group from a member of the Spinco Group and set forth on Schedule 1.1(166)(e)(iii)), (ii) the premises leased or sub-leased by a member of the Remainco Group from a member of the Spinco Group unless set forth on Schedule 1.1(166)(e)(iii), or (iii) the premises leased or sub-leased by a member of Spinco Group from a member of the Remainco Group pursuant to an Intercompany Lease and set forth on Schedule 1.1(215)(e)(iii).

(f) (i) any and all Spinco Contracts, (ii) any and all Spinco Shared Contracts; provided; however, that any such Spinco Shared Contracts shall be subject to Section 2.4(a), and (iii) any and all Spinco Vested DWDP Rights;

(g) any and all Assets in respect of counterclaims, insurance claims, enforcement rights, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any Spinco Liability (subject, in each case, to Article VI);

(h) any and all Spinco IT Assets;

(i) any and all (i) Cash and Cash Equivalents held by the members of the Spinco Group to the extent taken into account in the determination of the Excess Spinco Cash Amount (the “Spinco Cash”) and (ii) Specified Cash;

(j) any and all benefits of any and all credits, prepaid expenses, rebates, deferred charges and prepaid items, in each case to the extent used or held for use in, or arising out of, the operation or conduct of the Spinco Business (the “Spinco Prepaids”);

(k) any and all accounts and notes receivable (other than intercompany receivables) to the extent related to the Spinco Business (or otherwise taken into account in the determination of the Final Net Working Capital Adjustment) (the “Spinco Receivables”);

(l) any and all Spinco Intellectual Property, and all rights and remedies (i) against past, present, and future infringement, misappropriation, or other violation thereof (including the right to sue and recover damages and obtain other equitable relief), (ii) to collect future royalties and other payments thereunder, (iii) to claim priority based on such Intellectual Property under the laws of any jurisdiction and/or under international conventions or treaties, (iv) to prosecute, register, maintain and defend such Intellectual Property before any public or private agency, office or registrar and (v) with respect to any Trademarks included therein;

(m) any and all Assets that are Related to the Spinco Business, including in the following categories, but, in each case, excluding the Specified Remainco Assets:

(i) except for IT Assets, Inventory and furniture, any and all tangible personal property and interests therein, including machinery, tools, equipment, vehicles, in each case that are Related to the Spinco Business;

(ii) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories (“Inventory”) in each case that are Related to the Spinco Business, including those set forth on Schedule 1.1(215)(m)(ii) (“Spinco Inventory”);

(iii) any and all Consents and registrations, in each case, that is Related to the Spinco Business, including those set forth on Schedule 1.1(215)(m)(iii) (the “Spinco Consents and Registrations”);

(iv) any and all Information that is Related to the Spinco Business; and

(v) any and all permits Related to the Spinco Business (including any pending applications for such permits) (the “Spinco Permits”) (but, for the avoidance of doubt, at all times subject to Section 5.5(a) to the extent also a Shared Permit).

Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the insurance policies of any member of the Spinco Group or Remainco Group, and any assignment of rights to coverage under such insurance policies is governed by Article X herein.

(216) “Spinco Business” shall mean the business, operations and activities that constitute the Nutrition & Biosciences segment of Remainco as narratively described in the Form 10-Q of Remainco for the period ending

September 30, 2019 (which segment provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets), as constituted as of the date of this Agreement, as such business, operations and activities have been conducted at any time prior to the Spinco Distribution by any member of the Spinco Group or Remainco Group (or any of their respective predecessors), including such businesses, operations and activities at times when those of such segment as of the date of this Agreement were part of different segments (it being understood that no representation is made regarding the financial data of the Nutrition & Biosciences segment set forth in the Form 10-Q of Remainco for the period ending September 30, 2019 and that the financial data of the Nutrition & Biosciences segment set forth in Form 10-Q of Remainco for the period ending September 30, 2019 shall not be included in this definition).

(217) “Spinco Commitment Letter” shall have the meaning set forth in the Merger Agreement.

(218) “Spinco Common Stock” shall mean all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco.

(219) “Spinco Contracts” shall mean all Contracts that are exclusively related to the Spinco Business, including the Spinco Specified DWDP Separation Related Agreements.

(220) “Spinco CSIs” shall have the meaning set forth in Section 2.12(d).

(221) “Spinco Debt Financing” shall mean any Indebtedness for borrowed money incurred in connection with the Financing (as defined in the Merger Agreement).

(222) “Spinco Designated Transaction Expenses” shall mean: (a) any and all out-of-pocket fees and expenses actually incurred or accrued by any member of the Remainco Group or Spinco Group or on its or their respective behalf or for which it or they are liable in connection with or related to obtaining the prepaid directors’ and officers’ liability insurance policy or policies contemplated by the Merger Agreement; (b) all Commitment Fees; and (c) Spinco Post-Closing Employee Payments.

(223) “Spinco Distribution” shall mean the distribution or other transfer of all of the outstanding shares of Spinco Common Stock to the holders of Remainco Common Stock in accordance with Section 4.1 and Section 4.2.

(224) “Spinco Distribution Date” shall mean the date, as shall be determined by the Board, on which Remainco distributes all of the issued and outstanding shares of Spinco Common Stock to the holders of Remainco Common Stock.

(225) “Spinco Employee Assets” shall have the meaning set forth in the Employee Matters Agreement.

(226) “Spinco Employee Liabilities” shall have the meaning set forth in the Employee Matters Agreement.

(227) “Spinco Employees” shall have the meaning set forth in the Employee Matters Agreement.

(228) “Spinco Exchange Debt” shall have the meaning ascribed thereto in the Merger Agreement.

(229) “Spinco Expense Reimbursement” shall mean all Spinco Designated Transaction Expenses either incurred or payable by Remainco or paid by Spinco prior to Closing.

(230) “Spinco Financing Arrangements” shall mean any and all agreements providing for (or relating to) the Financing (as defined in the Merger Agreement), including the Spinco Commitment Letter (as defined in the Merger Agreement).

(231) “Spinco Form 10” shall mean the registration statement on Form 10 filed by Spinco with the Commission in connection with the Spinco Distribution.

(232) “Spinco Group” shall mean Spinco and each Person that is a direct or indirect Affiliate of Spinco immediately following the Spinco Distribution, and each Person that becomes a Subsidiary of Spinco after the Spinco Distribution, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(232) (provided that Schedule 1.1(232) may be updated prior to the Spinco Distribution in accordance with the Separation Plan to add or remove Persons on such schedule).

(233) “Spinco Indebtedness” shall mean: (a) Indebtedness of the type described in clauses (i), (ii), (iv), (v) and (vii) and (viii) of the definition thereof (but in the case of clauses (vii) and (viii), solely to the extent in respect of clauses (i), (ii), (iv) and (v)) in each case that is either (x) a Spinco Liability or (y) was incurred by (or assigned to in accordance with the Separation Plan to) any member of the Spinco Group and remaining unpaid as of immediately prior to the Spinco Distribution; (b) to the extent accrued or required to be accrued in accordance with the Accounting Principles on the consolidated balance sheet of Spinco, and remaining unpaid, in each case, as of immediately prior to the Spinco Distribution, (i) the amount of any Liabilities associated with discontinued operations and closed facilities, (ii) the amount of any asset retirement obligations, (iii) the amount of any employee retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments that vest or become payable or are to be paid on or prior to before March 31, 2021 (including those set forth on Schedule 1.1(173)); and (iv) all Liabilities in respect of any health and welfare claims described in Section 1.11(a) of the Employee Matters Agreement incurred with respect to Spinco Employees or Former Spinco Business Employees prior to the Spinco Distribution Date, including any estimated reserves accrued in respect of incurred but not reported claims; (c) the amount of any annual cash incentive compensation in excess of $25 million in respect of any Spinco Employees or Former Spinco Business Employees (as defined in the Employee Matters Agreement) in respect of fiscal year 2020 and that would be a Liability of any member of the Spinco Group; (d) any amount in respect of unpaid Severance payable upon or arising out of or relating to the transactions contemplated by this Agreement, the Merger Agreement and the Employee Matters Agreement and that would be a Liability of any member of the Spinco Group, other than (i) with respect to Non-Consenting Employees and (ii) any Spinco Post-Closing Employee Payments; (e) with respect to Non-Consenting Employees, (i) 50% of the first $10 million of any unpaid Severance payable upon or arising out of or relating to the transactions contemplated by this Agreement and the Merger Agreement or the Employee Matters Agreement, and (ii) 100% of any such amount in excess thereof, in each case, to the extent they are a Liability of a member of the Spinco Group; (f) to the extent accrued on the audited consolidated balance sheet of Spinco as of December 31, 2019 and delivered in accordance with Section 8.22 of the Merger Agreement, (i) the amount of any Environmental Liabilities in excess of $100,000 and (ii) the amount of any litigation accrual in excess of $1,100,000; and (g) all Liabilities under Credit Support Instruments, to the extent drawn; provided that, notwithstanding any of the foreoing to the contrary, “Spinco Indebtedness” shall at all times exclude the Spinco Debt Financing and any costs, fees and expenses in connection therewith (including the Commitment Fees).

(234) “Spinco Indemnitees” shall mean each member of the Spinco Group and each of their Affiliates from and after the Spinco Distribution (including, for the avoidance of doubt, RMT Partner and each of its Affiliates) and each member of the Spinco Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(235) “Spinco Intellectual Property” shall mean the Intellectual Property Related to the Spinco Business, including the Patents set forth on Schedule 1.1(235)(a), the Trademarks set forth on Schedule 1.1(235)(b), the domain names set forth on Schedule 1.1(235)(c) and the Copyrights set forth on Schedule 1.1(235)(d).

(236) “Spinco IT Assets” shall mean the IT Assets Related to the Spinco Business, including the IT Assets set forth on Schedule 1.1(236), but in each case excluding the Specified Remainco IT Assets.

(237) “Spinco Liabilities” shall mean any and all Liabilities (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement) of Remainco and its Subsidiaries (including the Spinco Group), in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise (whether arising prior to, at or after the Spinco Distribution), (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, Fraud or misrepresentation by any member of the Remainco Group or Spinco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability:

(a) any and all Liabilities that are expressly assumed by or allocated to Spinco or any other member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement, including the Spinco Employee Liabilities and any and all obligations and Liabilities of any member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement;

(b) the Liabilities set forth on Schedule 1.1(237)(b);

(c) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents and Financing Disclosure Documents and (B) from the Spinco Financing Arrangements;

(d) One hundred percent (100%) of any and all Spinco Designated Transaction Expenses;

(e) any and all Liabilities for the Spinco Indebtedness and the Spinco Debt Financing;

(f) any and all checks issued but not drawn to the extent related to the Spinco Business or any Spinco Liabilities (including any such amounts taken into account in the determination of the Excess Spinco Cash Amount) (the “Spinco Checks”);

(g) any and all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than the Remainco Group or Spinco Group (including any deferred revenue), in each case to the extent related to, resulting from or arising out of the Spinco Business (the “Spinco Prepaid Obligations”);

(h) all accounts payable (other than intercompany payables) to the extent related to the Spinco Business or any Spinco Liability (or otherwise taken into account in the determination of the Final Net Working Capital Adjustment) (the “Spinco Payables”);

(i) any and all Spinco Related Legacy Liabilities, including those set forth on Schedule 1.1(237)(i); provided that any such Spinco Related Legacy Liabilities that constitute Environmental Liabilities shall be subject to Section 7.10 to the extent applicable;

(j) subject to Section 2.4 and Section 2.8, any and all Liabilities to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the Spinco Group at any time after the Spinco Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business);

(k) any and all Liabilities Related to the Spinco Business, including in the following categories and including those set forth on Schedule 1.1(237)(k):

(i) Liabilities related to, arising out of or resulting from death, personal injury, advertising injury, other injury to Persons or property damage relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Spinco Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(ii) Liabilities related to, arising out of or resulting from any Action Related to the Spinco Business, including such Actions listed on Schedule 1.1(237)(k)(ii);

(iii) Liabilities related to, arising out of or resulting from warranty, product liability obligations or claims or similar obligations entered into, created or incurred by, or otherwise Related to, the Spinco Business, including those set forth on Schedule 1.1(237)(k)(iii);

(iv) Liabilities related to, arising out of or resulting from any past, current or future tort, breach of Contract or violation of, or non-compliance with, any Law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any Governmental Entity (other than any Environmental Liability), in each case Related to the Spinco Business, including those set forth on Schedule 1.1(237)(k)(iv);

(v) Liabilities related to, arising out of or resulting from any return, rebate, discount, credit, customer program, or similar matters related to products or services of the Spinco Business;

(vi) Liabilities related to, arising out of or resulting from any of the Spinco Contracts;

(vii) Environmental Liabilities Related to the Spinco Business, including those set forth on Schedule 1.1(237)(k)(vii); provided that any such Environmental Liability shall be subject to Section 7.10 to the extent applicable; and

(viii) Liabilities related to, arising out of or resulting from any Indebtedness Related to the Spinco Business (other than Spinco Indebtedness);

provided, that, notwithstanding anything to the contrary herein, the Spinco Liabilities shall not include any Specified Remainco Liabilities (it being understood and agreed that all Specified Remainco Liabilities shall be Remainco Liabilities).

(238) “Spinco Personal Data” shall mean Personal Data Processed by or on behalf of the Spinco Group that is Processed in or by, or otherwise related to, any Spinco Business.

(239) “Spinco Post-Closing Employee Payments” shall mean any “double-trigger” Severance (as defined in the Employee Matters Agreement) or similar payments occurring after the Closing, the portion of any employee retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments paid or payable after March 31, 2021 and the employer-paid portion of any payroll, insurance, social security and other similar Taxes relating to such payments.

(240) “Spinco Regulatory Data” shall mean the Regulatory Data Related to the Spinco Business, including the Regulatory Data set forth on Schedule 1.1(239).

(241) “Spinco Related Legacy Liabilities” shall mean any and all Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities that would constitute “Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities” if “Spinco Business” (as defined in this Agreement) was substituted for each instance of “Specialty Products Business” in the definition thereof.

(242) “Spinco Shared Contract” means any Shared Contract that is Related to the Spinco Business.

(243) “Spinco Special Cash Payment” shall mean a cash payment in an amount equal to the sum of (a) the Base Cash Dividend Amount, plus (b) the Estimated Net Working Capital Adjustment (which may be positive or negative), minus (c) Estimated Spinco Indebtedness (if any), plus (d) the Estimated Spinco Expense Reimbursement minus (e) if applicable, the French Consideration.

(244) “Spinco Specified DWDP Separation Related Agreements” shall mean the DWDP Separation Related Agreements set forth on Schedule 1.1(244).

(245) “Spinco Vested DWDP Rights” shall mean any and all rights of any member of the Spinco Group as a third party beneficiary under the DWDP Separation Related Agreements, including pursuant to its status as a “SpecCo Indemnitee” under the DWDP SDA, DWDP EMA, DWDP TMA and Corteva Letter Agreement.

(246) “Stray Legacy Liabilities” shall mean any and all SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities, SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, and (other than Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liabilities) Shared Historical DuPont Liabilities.

(247) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(248) “Supply Agreement” shall mean the Supply Agreement, to be entered at or prior to the Spinco Distribution, by and between Remainco or a member of the Remainco Group, on the one hand, and Spinco or a member of the Spinco Group, on the other hand, which will provide for the supply of certain products from one party and its Affiliates to the other party and its Affiliates, to ensure the continuation of supply of such products to such party after the Closing. The detail regarding the products to be supplied under each Supply Agreement will be described in contract supplements, appended to the applicable Supply Agreement.

(249) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(250) “Tax Benefit” shall have the meaning set forth in the Tax Matters Agreement.

(251) “Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.

(252) “Tax Matters Agreement” shall mean the Tax Matters Agreement in the form attached hereto, to be entered into by and among Remainco, Spinco and RMT Partner on or prior to the Spinco Distribution Date.

(253) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(254) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(255) “Third Party” means any Person other than (i) the members of the Remainco Group and the Spinco Group and (ii) RMT Partner.

(256) “Third Party Claim” shall have the meaning set forth in Section 7.4(a).

(257) “Third Party Proceeds” shall have the meaning set forth in Section 7.8(a).

(258) “TMODS License Agreement” shall mean the DuPont TMODS Dynamic Process Simulation Software Agreement License and Services, to be entered into at or prior to the Spinco Distribution, by and between one or more members of the Remainco Group and one or more members of the Spinco Group, which shall provide for (i) a license for Spinco and its Affiliates to use the TMODS software (but not including source code) and (ii) certain support services from Remainco, for use in Spinco’s and its Affiliates’ facilities that utilize the TMODS software as of the Spinco Distribution for a period, license and support service fee, and other terms and conditions, each to be mutually agreed between the parties thereto.

(259) “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

(260) “Transaction Agreements” shall mean the Merger Agreement, this Agreement and the Ancillary Agreements.

(261) “Transfer” shall have the meaning set forth in Section 2.1(a)(i) and the term “Transferred” shall have its correlative meaning.

(262) “Transfer Agent” shall mean the Person set forth on Schedule 1.1(262).

(263) “Transferred Real Property” shall have the meaning set forth in Section 2.1(g).

(264) “Transferring French Entities” shall mean DSP S.A.S whose registered offices are located 23 avenue Jules Rimet 93210 Saint Denis, and is registered under the number 821 916 400, and Performance Speciality Products France S.A.S whose registered offices are located at 22 rue Brunel, 75017 Paris, and is registered under the number 823 003 769.

(265) “Transition Services Agreement” shall mean the Transition Services Agreements, to be entered into at or prior to the Spinco Distribution, by and between Remainco or a member of the Remainco Group, on the one hand, and Spinco or a member of the Spinco Group, on the other hand, which will provide for transitional services to be provided by one party to the other party in order to facilitate the transition of the Spinco Business from Remainco, for a specified period after the Closing. The services to be provided under each Transition Services Agreement will be described in service level agreements, appended to the applicable Transition Services Agreement.

(266) “Trademark Cross-License Agreement” shall mean the Trademark Cross-License Agreement, to be entered into at or prior to the Spinco Distribution, by and between one or more members of the Remainco Group, as licensor, and one or more members of the Spinco Group, as licensee, which shall provide for (i) a license to Spinco and its Affiliates to use Remainco house marks in corporate and trade names of Spinco entities that have such names as of the Spinco Distribution (including in connection with product registrations, licenses and permits issued by a Governmental Entity), for a period of up to three years (which can be extended for an additional one year) following the Spinco Distribution, but Spinco will change such names as soon as commercially reasonably practicable following the Spinco Distribution, (ii) a license to Spinco of other Trademarks included in the Remainco Assets but used in the Spinco Business as of the Spinco Distribution, for a period of up to three years (which can be extended for an additional one year) following the Spinco Distribution, (iii) a license to Remainco of Trademarks included in the Spinco Assets but used in the Remainco Business as of the Spinco Distribution, for a period of up to three years (which can be extended for an additional one year) following the Spinco Distribution and (iv) certain other terms and conditions which may be mutually agreed between the parties thereto.

(267) “Trapped Cash” shall mean, with respect to any member of the Spinco Group, (a) the Foreign Cash held by such member of the Spinco Group as of immediately prior to the Spinco Distribution minus (b) the amount of operating cash of such member of the Spinco Group as determined in accordance with Section 2.5(f).

(268) “Trapped Cash Amount” shall mean the aggregate amount of Trapped Cash at all members of the Spinco Group as of immediately prior to the Spinco Distribution.

(269) “True Trapped Cash Amount” shall mean the Trapped Cash Amount less any amounts that are distributable to Spinco under the Repatriation Plan.

(270) “Umbrella Secrecy Agreement” shall mean the Umbrella Secrecy Agreement, to be entered into at or prior to the Spinco Distribution, by and among Remainco, Spinco and the other signatories thereto, which shall provide for Remainco and Spinco to maintain as confidential and not use (other than as expressly permitted under this Agreement, the Merger Agreement or an Ancillary Agreement) the confidential information, know-how or standards of the other party that each such party uses, receives or accesses under this Agreement, the Merger Agreement or an Ancillary Agreement covered thereby, including whether such use, access or receipt is by license, access to facilities or systems or otherwise.

(271) “Unaffiliated Accounting Firm” shall have the meaning set forth in Section 2.5(c).

(272) “Upper Working Capital Target” shall mean the amount set forth on Schedule 1.1(272).

(273) “USA-Subject Ancillary Agreements” shall mean those Ancillary Agreements referred to in the Umbrella Secrecy Agreement.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the parties hereto have each participated in the negotiation and drafting of this Agreement, except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the Preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (p) any consent given by any party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party (or RMT Partner, as applicable); and (q) any reference to a “month” shall mean a calendar month. Unless the context requires otherwise, references in this Agreement to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group, references to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Spinco or Remainco shall be deemed to require Spinco or Remainco, as the case may be, to cause the applicable members of the Spinco Group or the Remainco Group, respectively, to take, or refrain from taking, any such action.

Section 1.3 Conflict of Definitions. In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Spinco Assets” and “Remainco Assets” or the definitions of “Spinco Liabilities” and “Remainco Liabilities” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset or Liability, as applicable, from the applicable definition.

Section 1.4 Suspension.

(a) This Agreement shall be effective as of immediately prior to the Spinco Distribution.

(b) Notwithstanding anything to the contrary in this Agreement, solely as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the time of the Spinco Distribution, other than for Sections 2.1, 2.2, 2.3, Section 2.4, 2.5, 2.13, 2.14 and 2.15, Article III, Article IV, Section 5.5 and Article XI which shall be in effect from and after the date hereof.

ARTICLE II

THE SEPARATION

Section 2.1 Transfer of Assets and Assumption of Liabilities.

(a) Subject to the terms of this Agreement (including Section 2.8 (Transfers Not Effected On or Prior to the Spinco Distribution; Transfers Deemed Effective as of the Spinco Distribution) and Section 2.4(a) (Treatment of Shared Contracts)) and effective prior to the Spinco Distribution, in accordance with the Separation Plan:

(i) Transfer and Assignment of Spinco Assets. Remainco will assign, transfer, convey and deliver (“Transfer”) (or will cause each of its applicable Subsidiaries to Transfer) to Spinco or the applicable member(s) of the Spinco Group (which shall accept) all of Remainco’s and its applicable Subsidiaries’ respective right, title and interest in and to all Spinco Assets (it being understood and agreed that any Spinco Assets already held by a member of the Spinco Group shall not require any separate Transfer and will continue to be held by such member of the Spinco Group); and

(ii) Acceptance and Assumption of Spinco Liabilities. In exchange for such Contribution (without giving effect to the Assumption of the Spinco Liabilities included in the definition of “Contribution”), (A) Spinco and/or one or more of its Subsidiaries shall accept, assume, agree to pay, discharge, fulfill, and, to the extent applicable, comply with and defend on a timely basis (“Assume”), all of the Spinco Liabilities of the members of the Remainco Group in accordance with their respective terms (and shall be responsible for all Spinco Liabilities), regardless of (1) when or where such Liabilities arose or arise, (2) whether the facts on which they are based occurred on, prior to or subsequent to the Spinco Distribution, (3) when, where or against whom such Liabilities are asserted or determined or the Person that incurred or holds the Spinco Liability (provided, however, that nothing contained herein shall preclude or inhibit Spinco from asserting against Persons who do not constitute Remainco Indemnitees any defenses available to the Person that incurred or holds such Spinco Liability), (4) whether asserted or determined on, prior to or subsequent to the Spinco Distribution, or (5) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Remainco Group or the Spinco Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates, (B) Spinco shall issue to Remainco additional shares of Spinco Common Stock such that the number of shares of Spinco Common Stock then outstanding shall be equal to the number of shares of Spinco Common Stock necessary to effect the Spinco Distribution and (C) Spinco shall make a cash distribution to Remainco in the amount of the Spinco Special Cash Payment by wire payment of immediately available funds.

(iii) Transfer and Assignment of Remainco Assets. Remainco will cause the applicable members of the Spinco Group to Transfer to the applicable member(s) of the Remainco Group (which shall accept) all of such members of the Spinco Group’s right, title and interest in and to all Remainco Assets; and

(iv) Acceptance and Assumption of Remainco Liabilities. Remainco and/or one or more of its Subsidiaries designated by Remainco (other than any member of the Spinco Group) shall Assume all of the Remainco Liabilities of members of the Spinco Group (and shall be responsible for all Remainco Liabilities), regardless of (1) when or where such Liabilities arose or arise, (2) whether the facts on which they are based occurred on, prior to or subsequent to the Spinco Distribution, (3) when, where or against whom such Liabilities are asserted or determined or the Person that incurred or holds the Remainco Liability (provided, however, that nothing contained herein shall preclude or inhibit Remainco from asserting against Persons who do not constitute Spinco Indemnitees any defenses available to the Person that incurred or holds such Remainco Liability), (4) whether asserted or determined on, prior to or subsequent to the Spinco Distribution, or (5) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Remainco Group or the Spinco Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreements, none of Spinco, or any member of the Spinco Group shall acquire or be permitted to retain any direct or indirect right, title or interest in any Remainco Assets through the Transfer of all of the authorized and outstanding equity interests in the members of the Spinco Group and that if any of the members of the Spinco Group owns, leases or has the right to use any such Remainco Assets, all such rights, title and interests in such Remainco Assets shall be Transferred to Remainco at or prior to the Spinco Distribution pursuant to this Section 2.1 or, following the Spinco Distribution, as contemplated by Section 2.4, 2.8 or 2.11, as applicable.

(c) Each of Spinco and Remainco hereby waives, on behalf of itself and each of the members of its Group, compliance by each member of the other Party’s respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Spinco Group or the Remainco Group, as applicable.

(d) Remainco shall keep RMT Partner reasonably informed, on a regular basis, about the progress of implementing the Separation Plan. Remainco shall have the right, after consulting in good faith with RMT Partner and after reasonably considering the views of RMT Partner (which RMT Partner shall promptly provide in good faith), to amend or modify the Separation Plan prior to the Spinco Distribution Date; provided, that no change which adversely affects Spinco in a material manner may be made to the Separation Plan prior to termination of the Merger Agreement unless (i) RMT Partner provides prior written consent (not to be unreasonably withheld, conditioned or delayed), (ii) the adverse effect is related to increased Taxes indemnified by Remainco pursuant to the Tax Matters Agreement, or (iii) the adverse effect is related to increased Taxes, not otherwise indemnified by Remainco pursuant to the Tax Matters Agreement, and Remainco indemnifies any such Taxes payable such that Spinco is not adversely affected in a material manner. If RMT Partner does not respond to a request for consent under this Section 2.1(d) within fourteen (14) Business Days of RMT Partner’s receipt thereof, such consent shall be deemed provided hereunder. Remainco shall promptly provide to RMT Partner a true and accurate copy of any amendment, modification or supplement to the Separation Plan. Notwithstanding anything to the contrary in this Section 2.1(d), to the extent that the Separation Plan indicates that a particular step, transaction or action may or may not be undertaken “in the discretion of” Remainco, “to be determined” by Remainco, “at the option of” Remainco, or similar formulation, the Separation Plan shall be modified to reflect the action actually taken or not taken, as determined by Remainco, in Remainco’s reasonable discretion. Without limiting any other provision hereof, each of Remainco and Spinco will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions expressly contemplated by the Separation Plan (whether prior to, at or after the time of the Spinco Distribution).

(e) In furtherance of the Transfer of Spinco Assets and the Assumption of Spinco Liabilities provided for in Section 2.1(a)(i) and Section 2.1(a)(ii), on or prior to the Spinco Distribution Date (and thereafter at any time upon the request of Spinco in accordance with Section 2.9): (i) Remainco shall prepare, execute, deliver and record (as applicable), and shall cause the applicable members of its Group to prepare, execute, deliver and record (as applicable), such Conveyancing and Assumption Instruments as and to the extent reasonably necessary or appropriate to evidence the Transfer of all of Remainco’s and the members of the Remainco Group’s right, title and interest in and to the Spinco Assets to the applicable members of the Spinco Group (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require Remainco or any of its Affiliates to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)), including an agreement not to bring any claims against each other under or relating to such Conveyancing and Assumption Instruments other than pursuant to this Agreement or an Ancillary Agreement and (ii) Spinco shall prepare, execute, deliver and record (as applicable) such Conveyancing and Assumption Instruments (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, or otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties and RMT Partner) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Spinco Liabilities by the applicable members of the Spinco Group (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require Spinco or any of its Affiliates to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)). Notwithstanding anything herein to the contrary, no quitclaim deed shall be used as a Conveyancing and Assumption Instrument.

(f) In furtherance of the Transfer of Remainco Assets and the Assumption of Remainco Liabilities provided for in Section 2.1(a)(iii) and Section 2.1(a)(iv), prior to or on the Spinco Distribution Date: (i) Spinco shall execute and deliver, and shall cause any applicable members of the Spinco Group to prepare, execute, deliver and record (as applicable), such Conveyancing and Assumption Instruments as and to the extent reasonably necessary or appropriate to evidence the Transfer of all of Spinco’s and the members of its Group’s right, title and interest in and to the Remainco Assets to the applicable members of the Remainco Group (other than Spinco and the Spinco Group) (it being agreed and understood that no such Conveyancing and Assumption Instrument shall require Spinco or any of its Affiliates to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)), including an agreement not to bring any claims against each other under or relating to such Conveyancing and Assumption Instruments other than pursuant to this Agreement or an Ancillary Agreement and (ii) Remainco shall prepare, execute, deliver and record (as applicable) such Conveyancing and Assumption Instruments (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties and RMT Partner) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Remainco Liabilities by the applicable members of the Remainco Group (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require Remainco or any of its Affiliates to make any representations or warranties express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)). Notwithstanding anything herein to the contrary, no quitclaim deed shall be used as a Conveyancing and Assumption Instrument.

(g) With respect to the transfer, directly or indirectly, in connection with the transactions contemplated hereby, of real property (the “Transferred Real Property”), the restrictions set forth on Exhibit A attached hereto (the “Real Property Restrictions”) shall apply unless Remainco determines that compliance with one or more of the Real Property Restrictions is not necessary based on the facts and circumstances existing at the time thereof. In furtherance of the foregoing, prior to the Spinco Distribution, Remainco shall be permitted to cause the transferor of any Transferred Real Property to exclude or modify to be less stringent any or all of the Real Property Restrictions from the respective Conveyancing and Assumption Instrument. With respect to any Transferred Real Property that constitutes a Spinco Asset, Spinco may (or RMT Partner may, on Spinco’s behalf) request that the transferor of such Transferred Real Property remove one or more Real Property Restrictions in the event that facts and circumstances reasonably warrant such removal, and, provided that Remainco consents in writing to such removal (such consent not to be unreasonably withheld, conditioned or delayed), the transferor shall, at the expense of the requesting Party (or applicable member of its Group) (or in the case of a request by RMT Partner, at RMT Partner’s expense), reasonably cooperate to remove such Real Property Restrictions. Unless and until the Real Property Restrictions have been removed, each Party shall, and shall cause the other members of its Group and its and their respective transferees to, comply with the Real Property Restrictions.

(h) From the date hereof until the date that is thirty (30) days prior to the anticipated date of the Spinco Distribution, RMT Partner may identify in writing to Remainco any Asset it reasonably believes is necessary to conduct, in all material respects, the Spinco Business immediately after the Spinco Distribution in substantially the same manner as conducted on the date hereof and that it reasonably believes is not presently a Spinco Asset or otherwise reasonably addressed (or anticipated to be addresed) by an Ancillary Agreement (a “Necessary Asset Request”). To the extent such Asset (i) is not already a Spinco Asset, (ii) is not Remainco Owned Real Property or Remainco Leased Real Property, (iii) is not related to a service excluded in Section 6.28 of the Spinco Disclosure Schedule, (iv) is not reasonably addressed by an Ancillary Agreement and (v) is necessary (taking into account the services contemplated to be available under the Transition Services Agreement and RMT Partner’s existing infrastructure (taking into account the needs of RMT Partner following Closing and the sufficiency of such existing infrastructure)) to conduct, in all material respects, the Spinco Business immediately after the Spinco Distribution in substantially the same manner as conducted on the date hereof (such Asset a “Supplemental Spinco Asset”) Remainco shall provide an accommodation with respect to such Asset so as to allow Spinco to conduct, in all material respects, the Spinco Business immediately after the Spinco

Distribution in substantially the same manner as conducted on the date hereof. The form, nature and extent of such accommodation shall be determined by Remainco, acting reasonably, in consultation with RMT Partner, and may (but is not required to) include, among other things, a Transfer of the applicable Asset or the establishment of a license or similar alternative arrangement; provided, that at all times, at a minimum, such accommodation shall allow Spinco to conduct, in all material respects, the Spinco Business immediately after the Spinco Distribution in substantially the same manner as conducted on the date hereof. To the extent any accommodation requires the services of a Third Party, Remainco will use commercially reasonable efforts to procure such services at substantially the same cost as currently provided to Spinco or Remainco. To the extent such accommodation is not in the form of a Transfer of Assets, Remainco and RMT Partner shall negotiate the terms of such license or alternative arrangement in good faith and on terms consistent (including cost) with the basis on which similar services are currently provided from Remainco to Spinco or in other comparable transactions. If Remainco undertakes to Transfer the Assets to Spinco, such Assets shall be deemed Spinco Assets for all purposes of this Agreement and any and all Liabilities, to the extent related to such Asset, shall be deemed Spinco Liabilities for all purposes of this Agreement.

(i) Following the receipt of any Necessary Asset Request, Remainco will respond in writing within thirty (30) days to such Necessary Asset Request indicating either (i) its plans with respect to an appropriate accommodation or (ii) that the Asset identified in such Necessary Asset Request is not a Supplemental Spinco Asset (a “Necessary Asset Response”). Following the receipt of a Necessary Asset Response, Remainco and RMT Partner shall, in the case of clause (i) either (A) cooperate in good faith to procure the Transfer of such Asset or (B) negotiate in good faith for a period of thirty (30) days (which may, for the avoidance of doubt, be following the Spinco Distribution) with respect to the terms of such accommodation in accordance with the foregoing or, in the case of clause (ii), to the extent RMT Partner disputes Remainco’s determination, negotiate in good faith for a period of thirty (30) days to resolve such dispute (such period, or such period set forth in clause (B) a “Supplemental Asset Negotiating Period”). If Remainco and RMT Partner are unable to reach agreement by the conclusion of the Supplemental Asset Negotiating Period, either Remainco or RMT Partner may initiate arbitration pursuant to Section 9.1(c) of this Agreement and such dispute will be resolved in accordance therewith. For the avoidance of doubt, no General Negotiating Period shall be required in connection with any such arbitration.

Section 2.2 Separation Committee. To the extent permitted by applicable Law, as promptly as reasonably practicable after the date hereof Remainco and RMT Partner shall form a separation committee (the “Separation Committee”) comprised of three (3) members appointed by Remainco and three (3) members appointed by RMT Partner, which Separation Committee shall discuss and monitor the implementation of the transactions set forth in the Separation Plan. The members of the Separation Committee appointed by Remainco shall ensure that the members of the Separation Committee appointed by RMT Partner are kept reasonably informed with respect to the implementation of the Separation Plan and with the overall progress of the Separation, and Remainco shall consult in good faith with RMT Partner regarding any timely and reasonable input from the members of the Separation Committee appointed by RMT Partner with respect thereto. Following the appointment of the members after the date hereof, and until the Spinco Distribution, the Separation Committee will meet at least once per month on a date mutually acceptable to the members, and the Separation Committee may have additional meetings from time to time if the members so elect. All such meetings will be held telephonically unless otherwise agreed between the members. For the avoidance of doubt, the Separation Committee will neither control, direct nor interfere with the Separation, Distribution or day to day management or operations of the Spinco Business. The Separation Committee shall put in place all such processes as may be required to ensure that no information is exchanged that would be prohibited by applicable Law.

Section 2.3 Conditions to the Internal Reorganization. The obligations of Remainco pursuant to this Agreement to effect the Internal Reorganization are subject to the fulfillment (or waiver by Remainco) at or prior to the Spinco Distribution of the following conditions:

(a) each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Article IX of the Merger Agreement to such party’s respective obligations to effect the Merger

(i) has been satisfied, (ii) will be satisfied at the time of the Spinco Distribution, or (iii) subject to applicable Laws, is or has been waived by such party, as the case may be; and

(b) Remainco and Spinco shall have received any necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act in connection with the Distribution and such permits and authorizations shall be in effect.

Section 2.4 Shared Contracts; Consents.

(a) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.1:

(i) Unless the benefits of a Shared Contract are conveyed to a Party (or member of its Group) pursuant to an Ancillary Agreement, (A) each of Remainco and Spinco shall, and shall cause the applicable member(s) of their Group to, use commercially reasonable efforts to assign in part any Contract that is a Shared Contract to the applicable member(s) of the applicable Group, if so assignable, or, appropriately amend, bifurcate, replicate or otherwise modify such Shared Contract (in a form reasonably acceptable to Remainco and Spinco) prior to, at or after the Spinco Distribution, so that Remainco and Spinco or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) or under applicable Law or any Shared Contract that is a Non-Material Shared Contract, (y) if in connection with the assignment, bifurcation, replication or other modification of a Shared Contract with annual spend by the Spinco Business in excess of ten million dollars ($10,000,000) either (1) the approval of a Third Party (other than by a Governmental Entity) is required to assign or amend such Shared Contract, or (2) such Shared Contract is being replicated and in the case of either (1) or (2) the costs of such Shared Contract attributable to the Spinco Business would increase in a material amount relative to the Spinco Business’ spend under such Shared Contract in the twelve (12) months prior to the date hereof, such assignment, amendment, bifurcation, or other modification or replication of such Shared Contract shall not proceed without the prior written consent of RMT Partner; provided, that to the extent the Shared Contract is specifically addressed in a report delivered in connection with a meeting of the Separation Committee (which report describes the annual spend under such Shared Contract) then notice with respect to the treatment of to such Shared Contract described in such report shall be deemed provided and RMT Partner shall be deemed to have provided its consent with respect thereto to the extent any of its members attended the meeting of the Separation Committee and did not object in writing to such assignment, amendment, or other modification or replication within ten (10) Business Days of such meeting and (z) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or otherwise modified or if such assignment or amendment or modification would impair the benefit the parties thereto derive from such Shared Contract or if such Shared Contract constitutes a Non-Material Shared Contract, (A) the Parties shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to take such other reasonable and permissible actions to cause a member of the Spinco Group or the Remainco Group as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the Remainco Business or the Spinco Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the applicable Group pursuant to this Section 2.4(a) (including, enforcing on the applicable Group’s behalf any and all of such Group’s rights against such Third Party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)) and (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.4(a), including expenses related to enforcing rights under such Shared

Contract against the Third Party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof); and indemnifying each other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other Group) (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the Remainco Business or the Spinco Business) and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.4(a), or cannot implement the arrangements set forth in clause (A), within 180 days of the Spinco Distribution Date, the Parties shall use commercially reasonable efforts to, if requested by any Party, seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) for the purpose of allocating rights and liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”).

(ii) Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract (other than any Non-Material Shared Contract) as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any Third Party to such Shared Contract.

(iii) To the extent permitted by applicable Law, each of Spinco and Remainco shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party or the members of such Party’s Group, as applicable, not later than the Spinco Distribution and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to income Taxes).

(iv) With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Spinco Distribution, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among Spinco and Remainco as follows:

(1) If such Liability is incurred exclusively in respect of the Remainco Business or exclusively in respect of the Spinco Business, such Liability shall be allocated to Remainco or the applicable member of its Group (in respect of the Remainco Business) or Spinco or the applicable member of its Group (in respect of the Spinco Business);

(2) If such Liability cannot be so allocated under clause (1) above, such Liability shall be allocated to Spinco or Remainco, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Spinco Distribution) by the Spinco Business and Remainco Business, respectively, under the relevant Shared Contract after the Spinco Distribution Date; and

(3) Notwithstanding the foregoing in clauses (1) and (2) above, each of Spinco or Remainco shall be responsible for any and all such Liabilities to the extent arising from its (or its Subsidiary’s) breach after the Spinco Distribution of the relevant Shared Contract.

(v) None of Spinco or Remainco or any of the members of their respective Group or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, any Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.4(a) may request that the Party that is allocated such Shared Contract as a Remainco Asset or Spinco Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.4(a)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with Section 2.4(a)(v).

(vi) From and after the Spinco Distribution, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (1) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (2) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or Parties or any of its or their respective Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries. From and after the Spinco Distribution, as applicable, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact the other Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Spinco Distribution, as applicable, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (X) such Shared Contract, (Y) any Partial Assignment related to such Shared Contract or (Z) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the Spinco Distribution that contains cross-default or similar provisions related to such Shared Contract.

(b) Consents. Each Party shall, and shall cause each member of its respective Group to, use commercially reasonable efforts to obtain, as promptly as practicable after the date hereof, the required Consents for the Transfer of any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any Third Party to such Contract; provided that Sections 2.4(a) and 2.8, to the extent provided therein, shall apply thereto.

(c) Prior to the Spinco Distribution, Remainco shall keep RMT Partner reasonably informed of the progress with respect to the Separation of Shared Contracts pursuant to this Section 2.4.

Section 2.5 Calculation of and Adjustments to the Spinco Special Cash Payment.

(a) No later than ten (10) Business Days prior to the anticipated Spinco Distribution Date, and following reasonable consultation with RMT Partner, Remainco shall, at its expense, prepare and submit to Spinco and RMT Partner a written statement (the “Estimated Statement”) setting forth, in reasonable detail, Remainco’s good faith estimates of the amounts of (i) Net Working Capital of Spinco as of immediately prior to the Spinco Distribution prepared and calculated in accordance with the Accounting Principles (including the example calculation of Net Working Capital set forth in Schedule 1.1(4)) (“Estimated Net Working Capital”), (ii) Spinco Indebtedness as of immediately prior to the Spinco Distribution (“Estimated Spinco Indebtedness”), (iii) the Spinco Expense Reimbursement (“Estimated Spinco Expense Reimbursement”) and (iv) the Spinco Special Cash Payment (reflecting any deduction of the French Consideration to the extent applicable). Each of Remainco, Spinco and RMT Partner shall provide the others in a timely fashion with all information and supporting documentation reasonably requested by any of them in connection with the preparation and review of the Estimated Statement. Spinco may (and, at RMT Partner’s request, shall) provide Remainco with comments to the Estimated Statement, and Remainco, Spinco and RMT Partner shall cooperate reasonably and in good faith to address any such comments, and Remainco shall reflect any mutually agreed upon changes in the Estimated Statement used for determining the payment of the Spinco Special Cash Payment made pursuant to Section 2.5(b).

(b) Promptly following the Spinco Distribution Date, but in no event later than ninety days (90) after the Spinco Distribution Date, Spinco shall, at its expense, prepare and submit to Remainco a written statement (the “Proposed Final Statement”) prepared and calculated in accordance with the Accounting Principles setting forth, in reasonable detail using the format set forth in the Estimated Statement, Spinco’s calculation of (i) Net Working Capital of Spinco as of immediately prior to the Spinco Distribution prepared and calculated in accordance with the Accounting Principles (including the example calculation of Net Working Capital set forth in Schedule 1.1(4)), (ii) Spinco Indebtedness as of immediately prior to the Spinco Distribution, (iii) the Spinco Expense Reimbursement and (iv) the Spinco Special Cash Payment (reflecting any deduction of the French Consideration to the extent applicable); provided, that such ninety (90) day period to prepare and submit the Proposed Final Statement may be extended one time by forty-five (45) days upon the written consent of each of the Parties. Each of Remainco, Spinco and RMT Partner shall provide the others in a timely fashion with all information and supporting documentation reasonably requested by any of them in connection with the preparation and review of the Proposed Final Statement.

(c) In the event Remainco disputes the correctness of the calculations in the Proposed Final Statement, Remainco shall notify Spinco in writing of its objections within sixty (60) days after receipt of the Proposed Final Statement, and shall set forth, in writing and in reasonable detail, the reasons for Remainco’s objections and Remainco’s proposed adjustments. To the extent Remainco does not object within the time period contemplated by this Section 2.5(c) to a matter in, or component of, the Proposed Final Statement, Remainco shall be deemed to have accepted Spinco’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by Remainco. Remainco and Spinco shall negotiate in good faith to resolve any disputed matters within thirty (30) days after Spinco’s receipt of Remainco’s notice of objections. If Remainco and Spinco are unable to resolve such disputed matters in writing within thirty (30) days, Remainco and Spinco jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty-day negotiation period, engage a nationally known independent accounting firm mutually agreed in writing by Spinco and Remainco after the Spinco Distribution, which firm shall not be the then regular auditors of, or have any material relationship with, Remainco, Spinco or RMT Partner (the firm so engaged, “Unaffiliated Accounting Firm”), to resolve the matters in dispute (in a manner consistent with this Section 2.5(c)). Remainco, Spinco and RMT Partner shall collectively engage the Unaffiliated Accounting Firm and each of them agree to execute, if requested by the Unaffiliated Accounting Firm, a commercially reasonable engagement letter with the Unaffiliated Accounting Firm (including customary indemnities in favor of the Unaffiliated Accounting Firm). Promptly after collective engagement of the Unaffiliated Accounting Firm, Remainco and Spinco shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Accounting Principles, the Proposed Final Statement and Remainco’s written notice of objections thereto. Each of Remainco and Spinco shall deliver to the Unaffiliated Accounting Firm and to the other party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Final Statement or Remainco’s notice of objections, but may not be outside of the range of the applicable amount as set forth in the Proposed Final Statement and the calculation of such amounts set forth in Remainco’s notice of objections) within thirty (30) days of the engagement of such Unaffiliated Accounting Firm. Each of Remainco and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within fifteen (15) days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and each other. The Unaffiliated Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Remainco, Spinco or RMT Partner may make (nor permit any of their Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm, and in no event shall any of Remainco, Spinco or RMT Partner (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the others a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the others. The Unaffiliated Accounting Firm shall have thirty (30) days following submission of the rebuttals to review the documents provided to it pursuant to this Section 2.5(c) and to deliver its written determination with respect to each of the items in dispute submitted to it for resolution. In making its determination, the Unaffiliated Accounting Firm shall act as an expert and not as an arbitrator, and shall be expressly authorized to calculate the amounts of the relevant items in accordance with the terms of this Section 2.5 (including any limitations set forth herein) and to resolve disputes with respect to whether the individual disputed items on the Proposed Final Statement were prepared in accordance with the terms of this Agreement (including whether any event or amount its properly the subject matter of any applicable definition or term giving rise to an adjustment under this agreement) including, as may be necessary in connection therewith, to interpret the definitions of Account Principles. Net Working Capital, Spinco Indebtedness, Spinco Expense Reimbursement and Spinco Special Cash Payment, in each case, as of immediately prior to the Spinco Distribution; provided, that such thirty (30) day period may be extended by one fifteen (15) period by the Unaffiliated Accounting Firm in its reasonable discretion upon written notice to the Parties. The Unaffiliated Accounting Firm shall resolve the differences regarding the Proposed Final Statement based solely on the information provided to the Unaffiliated Accounting Firm by Remainco, Spinco and RMT Partner pursuant to the terms of this Agreement and not by independent review. In resolving each disputed item, the Unaffiliated Accounting Firm shall make its determination based on the facts and materials presented and the other relevant terms of this Agreement, and may not assign a value for any item that is greater than the greatest value claimed for such item by either Remainco, Spinco or RMT Partner or smaller than the smallest value for such item claimed by Remainco, Spinco or RMT Partner. The determination of the Unaffiliated Accounting Firm in respect of the correctness of each matter remaining in dispute, and any required adjustments resulting therefrom, shall be final, conclusive and binding on Remainco, Spinco and RMT Partner and not subject to appeal by any of them, and judgment thereof may be entered or enforced in any court of competent jurisdiction. With respect to any “estimated” item such item shall be “final” pursuant to this Section 2.5(c) for purposes of calculating the Final Spinco Special Cash Payment whether by failure of Remainco to deliver an objection to the Proposed Final Statement, by mutual agreement between Remainco and Spinco or by determination of the Unaffiliated Accounting Firm.

(d) Not later than five (5) Business Days after the applicable final determination of the Spinco Special Cash Payment pursuant to Section 2.5(c), a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

(i) if the Final Spinco Special Cash Payment is greater than the Spinco Special Cash Payment, then an amount equal to such excess shall be paid by Spinco to Remainco; and

(ii) if the Spinco Special Cash Payment is greater than the Final Spinco Special Cash Payment, then an amount equal to such excess shall be paid by Remainco to Spinco.

(e) For the avoidance of doubt, the Net Working Capital of Spinco, Spinco Indebtedness, Excess Spinco Cash Amount and the Spinco Expense Reimbursement shall all be calculated for the purposes of this

Section 2.5 and in the calculation of the Spinco Special Cash Payment and Final Spinco Special Cash Payment as of immediately prior to the Spinco Distribution and shall (i) be based exclusively on the facts and circumstances as they exist as of immediately prior to the Spinco Distribution and (ii) entirely disregard (x) any and all effects on Spinco and its Subsidiaries (including the assets and liabilities of Spinco and its Subsidiaries) as a result of the transactions contemplated by this Agreement and the Merger Agreement (for the avoidance of doubt, other than with respect to the calculation of the Spinco Expense Reimbursement) or of any financing or refinancing arrangements entered into at any time by RMT Partner or any other transaction entered into by RMT Partner in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, and (y) any of the plans, transactions, fundings, payments or changes which RMT Partner initiates or makes or causes to be initiated or made on or after the Closing with respect to Spinco and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to RMT Partner or any of its assets or liabilities. The calculations pursuant to this Section 2.5 are solely to calculate the Spinco Special Cash Payment in connection with payment thereof prior to the Spinco Distribution and to measure differences between the Spinco Special Cash Payment and the Final Spinco Special Cash Payment following the Closing, and are not intended to permit the introduction of new accounting methodologies, principles, conventions, policies and procedures.

(f) Within ninety (90) days following the date hereof, Remainco shall deliver to RMT Partner a list of countries where the Spinco Business or legal entities that are members of the Spinco Group operate and setting forth with respect to each such country an appropriate amount of operating cash for such country, based upon Remainco’s reasonable determination of the typical cash needs of the Spinco Business in such country (the “Operating Cash List”). RMT Partner shall have sixty (60) days to respond to the Operating Cash List. If at the conclusion of such sixty (60) day period RMT Partner shall not have provided any comments to the to the Operating Cash List, the operating cash set forth therein shall be the applicable amount with respect to each country for the purpose of the definition of operating cash in the definition of Excess Spinco Cash Amount. To the extent RMT Partner challenges all or any portion of the Operating Cash List, RMT Partner and Remainco shall negotiate in good faith for a period of thirty (30) days. If at the end of such thirty (30) day period the parties are unable to agree then the parties shall engage a consultant, acting as an expert and not as an arbitrator, to assign operating cash balances in each disputed country based on the typical cash needs of the Spinco Business of such country, with such determination to be final and binding on the parties.

(g) Within sixty (60) days following the Spinco Distribution Date, Remainco shall deliver to Spinco a detailed work plan on how to distribute Trapped Cash Amounts to Spinco (the “Repatriation Plan”). Spinco shall have thirty (30) days following delivery of the Repatriation Plan to review such plan. If at the conclusion of such thirty (30) day period Spinco has not delivered any objection to the Repatriation Plan, the True Trapped Cash Amount shall be determined based on what can be distributed in the Repatriation Plan. If Spinco raises any objection to the Repatriation Plan prior to the conclusion of such thirty (30) day period, the Parties shall negotiate in good faith for a period of thirty (30) days thereafter. If the Parties are unable to resolve such dispute by the conclusion of such thirty (30) day period Remainco shall engage, with the consent of Spinco (not to be unreasonably withheld, conditioned or delayed), a nationally recognized third-party consulting firm to determine whether the distributions described in the Repatriation Plan delivered by Remainco would be permitted by applicable Law and can be accomplished without unreasonable burden to Spinco. To the extent the consulting firm determines that the distributions in the Repatriation Plan (x) are not permitted under applicable Law or (y) cannot be accomplished without unreasonable burden to Spinco the consultant shall, at the cost of Remainco, revise the Repatriation Plan as promptly as practicable to permit the maximum amount of distributions to be permitted by applicable Law and without unreasonable burden to Spinco and the True Trapped Cash Amount shall be determined based on what can be distributed in the Repatriation Plan. The consulting firm shall act as an expert and not as an arbitrator, and the determination of the consulting firm shall be final and binding of the Parties. For the avoidance of doubt, the determination of what is distributable in the Repatriation Plan shall take into account the distributable reserves of the appropriate member of the Spinco Group (calculated in accordance with applicable Law and based on the balance sheet of such member of the Spinco Group as of immediately prior to the Spinco Distribution) and the paid in capital of the applicable member of the Spinco Group (calculated as the amount of any contribution less the par value of any shares issued in respect thereof (if any) and based on the balance sheet of such member of the Spinco Group as of immediately prior to the Spinco Distribution).

(h) Within ten (10) Business Days of the earlier of (x) the date that is the sixty-first (61st) day following the delivery of the Repatriation Plan if no objection is received prior thereto from Spinco or (y) the date upon which both the Repatriation Plan and the True Trapped Cash Amount have been definitively determined in accordance with this Section, whether by agreement of the parties or by resolution of the consulting firm, Spinco shall pay to Remainco, by wire transfer of immediately available funds to an account designated in writing by Remainco, the Excess Spinco Cash Amount. Any Dispute regarding the calculation thereof following the procedures in this Section shall be resolved pursuant to Article IX.

Section 2.6 Intergroup Accounts; Intercompany Accounts. Except as set forth in Section 7.1(c), any and all intercompany receivables, payables, loans and balances between any member of the Remainco Group, on the one hand, and the Spinco Group, on the other hand (collectively, the “Intergroup Accounts”), as of immediately prior to the Spinco Distribution shall be satisfied and/or settled in full by means of a cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise cancelled and terminated or extinguished, in each case in accordance with the Separation Plan, prior to the Spinco Distribution, and, if not settled prior to such time, shall be deemed terminated and released at such time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be reasonably necessary to acknowledge the foregoing.

Section 2.7 Limitation of Liability; Intergroup Contracts.

(a) No Party shall have any Liability to any other in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Distribution Disclosure Document or Financing Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as set forth in Section 2.7(c), no Party or any other member of its Group shall be liable to any other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Spinco Distribution (other than this Agreement, the Merger Agreement, the Ancillary Agreements, and the Continuing Arrangements) and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and any other Party or any of its respective Group members, on the other hand, effective as of the Spinco Distribution (other than this Agreement, the Merger Agreement, the Ancillary Agreements, the Continuing Arrangements, and the Conveyancing and Assumption Instruments). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Spinco Distribution. The Parties shall, and shall cause the other members of their respective Groups to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.7(b) if so requested by a Party.

(c) The provisions of Section 2.7(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof): any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that (x) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Remainco Assets or Remainco Liabilities or Spinco Assets or Spinco Liabilities, such Contracts shall be assigned or retained pursuant to Article II and (y) the obligations of any member of a Group to any other Group under such Agreement shall be deemed terminated as of the time of the Spinco Distribution with no further liability to any Group as a result thereof).

(d) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.7(b), and, but for the mistake or oversight of any Party, would have been listed as continuing and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated immediately prior to the Spinco Distribution, then, at the request of such affected Party made within fifteen (15) months following the Spinco Distribution Date, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the Spinco Distribution; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.8 Transfers Not Effected On or Prior to the Spinco Distribution; Transfers Deemed Effective as of the Spinco Distribution.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Spinco Distribution, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Spinco Distribution as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. If in connection with the foregoing in this Section 2.8(a), the approval of any Third Party (other than a Governmental Entity) is required under the terms of a Contract, annual spend by the Spinco Business with respect to such Contract is greater than ten million dollars ($10,000,000) and in connection with obtaining such approval the payments by the Spinco Business would increase in a material amount relative to the existing terms of the Contract, no member of the Remainco Group or Spinco Group shall modify or amend such Contract without the prior written consent of RMT Partner, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that to the extent the Contract is specifically addressed in a report delivered in connection with a meeting of the Separation Committee (which report describes the annual spend under such Contract) then notice with respect the treatment of such Contract described in such report shall be deemed provided and RMT Partner shall be deemed to have provided its consent with respect thereto to the extent any of its members attended the meeting of the Separation Committee and did not object in writing to such assignment, amendment, or other modification or replication within ten (10) Business Days of such meeting. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Spinco Distribution (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.4(a)) to be assigned for which any necessary Consents are not received prior to the Spinco Distribution, the treatment of such Contracts shall, for the avoidance of doubt, also be subject to Section 2.11 and Section 2.12, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party responsible for Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Spinco Distribution to the relevant member or members of the Remainco Group or Spinco Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the time of the Spinco

Distribution, subject to Section 2.1(a) and Section 2.11(b), each Party and/or each member of its Group shall (i) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (ii) (A) enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (B) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group, (C) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in connection with the expiration of such Contract in accordance with its terms, (D) not amend, modify or supplement any Contract that constitutes such Asset and (E) provide written notice to the applicable other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided that the costs and expenses incurred by the responding Party or its Group in respect of any request by another Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.

(b) If and when the Consents and/or conditions, the potential violation, conflict, absence, non-satisfaction or existence of which caused the deferral of the Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.8(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected as promptly as reasonably practicable without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.1 and 2.8) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue or otherwise unreasonable cost on any Party, be deemed to have become effective as of the Spinco Distribution.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.8(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of Spinco or Remainco or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred as of the Spinco Distribution; provided, however, that any Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability may request that the Party retaining such Asset or Liability commence litigation, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.8(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.8(c).

(d) Notwithstanding anything else set forth in this Section 2.8 to the contrary, (A) neither Remainco nor any of its Subsidiaries shall be required by this Section 2.8 to take any action that may, in the good faith judgment of Remainco, (x) result in a violation of any obligation which Remainco or any Subsidiary has to any Third Party or (y) violate applicable Law and (B) neither Spinco nor any of its Subsidiaries shall be required by this Section 2.8 to take any action that may, in the good faith judgment of Spinco, (x) result in a Violation of any obligation which Spinco or any such Subsidiary has to any Third Party or (y) violate applicable Law.

(e) [Reserved.]

(f) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.8.

(g) To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.8(a), each of Remainco and Spinco shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Spinco Distribution and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the time of the Spinco Distribution and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.9 Wrong Pockets; Mail & Other Communications; Payments.

(a) Subject to Section 2.8 (Transfers Not Effected On or Prior to the Spinco Distribution; Transfers Deemed Effective as of the Spinco Distribution) and Section 2.4(a) (Treatment of Shared Contracts), (i) if at any time within twenty-four (24) months after the Spinco Distribution any Party discovers that any Spinco Asset is held by any member of the Remainco Group or any of their respective then-Affiliates, Remainco shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant Spinco Asset to Spinco or an Affiliate of Spinco designated by Spinco for no additional consideration or (ii) if at any time within twenty-four (24) months after the Spinco Distribution, any Party discovers that any Remainco Asset is held by any member of the Spinco Group or any of their respective then-Affiliates, Spinco shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant Remainco Asset to Remainco or an Affiliate of Remainco designated by Remainco for no additional consideration; provided that in the case of clause (i), neither Remainco nor any of its respective Affiliates, or in the case of clause (ii), neither Spinco nor any of its respective Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(b) On and prior to the twenty-four (24) month anniversary following the Spinco Distribution, if any Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, or any Asset acquired from an unaffiliated Third Party by a Party or member of such Party’s Group following the Spinco Distribution), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be a Spinco Asset or Remainco Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities. If reasonably practicable and permitted under applicable law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(c) After the Spinco Distribution, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Spinco Distribution, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.9(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.5; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against any other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving any other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.9(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.9(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of any Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party or any other member of any Group or any of their respective then-Affiliates for service of process purposes.

(d) After the Spinco Distribution, Spinco shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly following the identification (in a reasonable amount of time and in accordance with the ordinary course practices and procedures for processing monies or checks) of any monies or checks that have been received by Spinco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution that are (or represent the proceeds of), in whole or in part, a Remainco Asset, pay or deliver to Remainco (or its designee) such monies or checks that have been received by Spinco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution to the extent they are (or represent the proceeds of) a Remainco Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the Remainco Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the Remainco Group within seven (7) days).

(e) After the Spinco Distribution, Remainco shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly following the identification (in a reasonable amount of time and in accordance with the ordinary course practices and procedures for processing monies or checks) of any monies or checks that have been received by Remainco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution that are (or represent the proceeds of), in whole or in part, a Spinco Asset, pay or deliver to Spinco (or its designee) such monies or checks that have been received by Remainco (or another member of its Group or its or its respective then-Affiliates) after the Spinco Distribution to the extent they are (or represent the proceeds of) a Spinco Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the Spinco Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the Spinco Group within seven (7) days).

Section 2.10 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.8, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the time of the Spinco Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, on and after the time of the Spinco Distribution, each Party shall, and shall cause the other members of its Group to, cooperate with the other Parties (or the relevant member of its Group), and without any further consideration, but at the expense (unless allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.4(a)(v) and 2.8(c)) from and after the Spinco Distribution, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any permit, license, Contract, indenture or other instrument (including any Consents), and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by any other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby; provided, that in connection with obtaining any such Consent, no member of the Remainco Group or the Spinco Group shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Spinco or any other member of the Spinco Group (including due to an increase in payment or other incremental cost to any member of the Spinco Group under such Contract) in any material respect without the prior written consent of RMT Partner, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of any other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets allocated to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.

Section 2.11 Novation of Liabilities.

(a) Each Party, at the request of another Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.4(a)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.12) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the applicable Other Party to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party); provided, further, that such instruments shall not impose additional or substantially different obligations on either Spinco or Remainco or grant rights, through representations or otherwise, beyond those set forth in this Agreement or the underlying Contract (but shall merely implement the obligations herein), other than customary obligations with respect to due execution, title and similar matters. For the purposes of complying with the terms set forth in this Section 2.11, not more than thirty (30) Business Days after the end of each of the first six (6) fiscal quarters after the Spinco Distribution, each of Spinco and Remainco shall deliver to the other a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.4(a)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.12) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Spinco Distribution. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.11(b).

Section 2.12 Guarantees.

(a) (i) Remainco shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to (A) cause a member of the Remainco Group to be substituted in all respects for a member of the Spinco Group, as applicable, and (B) have all members of the Spinco Group removed or released as guarantor of or obligor for any Remainco Liability (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Spinco Group for the benefit of any member of the Remainco Group) to the fullest extent permitted by applicable Law, including in respect of the guarantees set forth on Schedule 2.12(a)(i), and (ii) Spinco shall, and shall cause the other members of its Group to, (with the reasonable cooperation of the applicable Party) use commercially reasonable efforts to (A) cause a member of the Spinco Group to be substituted in all respects for a member of the Remainco Group, as applicable, and (B) have all members of the Remainco Group removed as guarantor of or obligor for any Spinco Liability (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Remainco Group for the benefit of any member of the Spinco Group) to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.12(a)(ii), in each case (clauses (i)-(ii)), on or prior to the Spinco Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.12(b), no member of the Spinco Group, or Remainco Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.

(b) On or prior to the Spinco Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the Spinco Group, Remainco shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the Remainco Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) of any member of the Remainco Group, Spinco (and if necessary, RMT Partner) shall, and shall cause the other members of its respective Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the Spinco Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If any of Spinco or Remainco is unable to obtain, or to cause to be obtained, any such required removal as set forth in subsections (a) and (b) of this Section 2.12, (i) the Party whose Group is relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Spinco and Remainco agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any guarantees or Credit Support Instruments, for which another Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until the fifth (5th) anniversary of the Spinco Distribution if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d) Each Party shall, and shall cause the other members of their respective Groups to cooperate and (i) Remainco shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by Spinco or other members of the Spinco Group on behalf of or in favor of any member of the Remainco Group or the Remainco Business, including in respect of those Credit Support Instruments set forth on Schedule 2.12(d)(i) (the “Remainco CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Remainco or a member of the Remainco Group as of the Spinco Distribution and (ii) Spinco shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by Remainco or other members of the Remainco Group on behalf of or in favor of any member of the Spinco Group or the Spinco Business, including in respect of those Credit Support Instruments set forth on Schedule 2.12(d)(ii) (the “Spinco CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Spinco or a member of the Spinco Group (or if necessary, RMT Partner) as of the Spinco Distribution:

(i) With respect to any Remainco CSIs that remain outstanding after the Spinco Distribution (x) Remainco shall, and shall cause the members of the Remainco Group to, jointly and severally indemnify and hold harmless the Spinco Indemnitees for any Liabilities arising from or relating to the such Remainco CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Remainco CSIs in accordance with the terms thereof and (y) without the prior written consent of RMT Partner, as applicable, Remainco shall not, and shall not permit any member of the Remainco Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Spinco or any member of the Spinco Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of Spinco or the members of the Spinco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Remainco Group or the Remainco Business after the expiration of such Remainco CSI.

(ii) With respect to any Spinco CSIs that remain outstanding after the Spinco Distribution (x) Spinco shall, and shall cause the members of the Spinco Group to, jointly and severally indemnify and hold harmless the Remainco Indemnitees for any Liabilities arising from or relating to the such Spinco CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Spinco CSIs in accordance with the terms thereof and (y) without the prior written consent of Remainco, Spinco shall not, and shall not permit any member of the Spinco Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Remainco or any member of the Remainco Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of Remainco or the members of the Remainco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Spinco Group or the Spinco Business after the expiration of such Spinco CSI.

Section 2.13 Bank Accounts.

(a) Each of Remainco and Spinco shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by Spinco and any other member of the Spinco Group (collectively, the “Spinco Accounts”), so that from and after the time of the Spinco Distribution such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Remainco or any member of the Remainco Group (collectively, the “Remainco Accounts”) are de-linked from such Spinco Accounts.

(b) Each of Remainco and Spinco shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the Remainco Accounts so that from and after the time of the Spinco Distribution, such Remainco Accounts, if currently linked to any Spinco Account, are de-linked from such Spinco Accounts.

(c) With respect to any outstanding checks issued by Remainco, Spinco or any of the respective members of their Group prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement or any Ancillary Agreement.

Section 2.14 Works Council Matters; France.

(a) Remainco, Spinco and RMT Partner acknowledge that, under French labor Laws, one or more works councils of Remainco and/or one or more of its Subsidiaries that own French Spinco Assets or directly conduct the French Spinco Business will need to be informed and consulted with respect to the offer made by Spinco to (i) acquire the assets meeting the criteria set forth in the definition of “Spinco Assets” that are located in France and are owned by the Transferring French Entities (the “French Spinco Assets”), acquire the Spinco Business conducted in the Transferring French Entities (the “French Spinco Business”) and (ii) assume the liabilities meeting the criteria set forth in the definition of “Spinco Liabilities” related to the French Spinco Business (the “French Spinco Liabilities”). Notwithstanding anything to the contrary in this Agreement, unless and until Remainco (or its relevant Subsidiaries) has executed and delivered to Spinco the France Acceptance Notice (as defined below and which shall not occur until the end of the relevant consultation process, i.e., until the applicable works council has rendered an opinion in writing or until the applicable works councils are deemed to have been consulted and to have rendered a negative opinion, in accordance with the applicable provisions of French Law), the French Spinco Assets, the French Spinco Business and the French Spinco Liabilities will not be considered to constitute part of the Spinco Assets, Spinco Business or Spinco Liabilities respectively. If no such France Acceptance Notice is delivered prior to the Closing, the Spinco Special Cash Payment shall be reduced by the French Consideration (as such term is defined below) without any further adjustment.

(b) On the terms and conditions set forth in the offer letter attached as Exhibit B hereto (the “French Offer Letter” and the offer set forth therein, the “French Offer”), including the consideration specified therein (the “French Consideration”), Spinco has irrevocably offered to acquire the French Spinco Assets and the French Spinco Business and assume the French Spinco Liabilities upon the acceptance of the French Offer by Remainco as if they were part of the definitions of Spinco Assets, Spinco Business and Spinco Liabilities hereunder. Subject to acceptance of the French Offer by Remainco following the completion of the information/

consultation process described in this Section 2.14, and upon delivery to Spinco of the executed acceptance notice attached as Schedule 2 to the French Offer Letter (the “France Acceptance Notice”), this Agreement shall apply fully to the French Spinco Assets, the French Spinco Business and the French Spinco Liabilities, and the French Spinco Assets, the French Spinco Business and the French Spinco Liabilities shall be included in the definitions of Spinco Assets, Spinco Business and Spinco Liabilities respectively hereunder and subject to all terms of this Agreement related thereto. It is understood that in entering into this Agreement and the Merger Agreement, Remainco is not in any regard bound to accept Spinco’s irrevocable offer as set out in the French Offer Letter.

(c) Remainco shall initiate or cause its relevant Subsidiaries to initiate the information/consultation process as promptly as practicable after the date hereof. Remainco shall conduct and cause its relevant Subsidiaries to conduct the information/consultation process in the most expedient way practicable. Remainco, Spinco and RMT Partner shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in connection with the applicable consultation process described in this Section 2.14, including (i) Spinco and RMT Partner timely providing any reasonably required information relating to themselves or their Affiliates, or to any measures envisaged by RMT Partner or its Affiliates or as otherwise reasonably requested by Remainco in respect of or for the purpose of such consultation process; (ii) Remainco keeping Spinco and RMT Partner informed of the status of such consultation and any material developments so far as they relate to the French Spinco Assets, the French Spinco Business or the French Spinco Liabilities; and (iii) Remainco providing Spinco and RMT Partner with a copy of the works councils’ opinions promptly following receipt thereof. Remainco undertakes that it will not, and will cause its relevant Subsidiaries not to, make or accept any commitment whatsoever vis-à-vis the Spinco Employees assigned to the French Spinco Business (the “French Spinco Employees”) or their representative bodies, save for such commitments which Spinco and RMT Partner have agreed in writing to provide to the French Spinco Employees or their representative bodies. If, as a result of any such consultation process, changes to this Agreement, or further arrangements in connection with the transactions contemplated by this Agreement, are considered necessary by Remainco, Remainco shall negotiate in good faith with Spinco and RMT Partner on such changes (if any) to this Agreement or further arrangements (if any) in connection with such transactions that are appropriate, in accordance with the terms and conditions set forth in the French Offer Letter (as applicable). For the avoidance of doubt, this Section 2.14(c) shall not be construed as imposing any obligation on Remainco, Spinco or RMT Partner to agree to any amendments to this Agreement, the French Offer Letter or the Merger Agreement to the extent suggested or requested in connection with any consultation with a works council.

(d) Remainco, Spinco and RMT Partner acknowledge and agree that (i) the conditions to the transfer of the French Spinco Assets and the French Spinco Business or assumption of the French Spinco Liabilities set forth in the French Offer Letter may be satisfied after the conditions to the Internal Reorganization and the Spinco Distribution contained in this Agreement, and the conditions to the Merger contained in the Merger Agreement have otherwise been satisfied (and that the fact that the conditions of the French Offer Letter have not been satisfied shall not serve to cause any condition to the Internal Reorganization or the Spinco Distribution contained in this Agreement, or the conditions to the Merger contained in the Merger Agreement, to not be satisfied), (ii) the Internal Reorganization, Spinco Distribution, the Merger and the Closing shall take place in accordance with their terms (but excluding the French Spinco Assets, the French Spinco Business and French Spinco Liabilities), and (iii) the consummation of the acquisition of the French Spinco Assets and the French Spinco Business and assumption of the French Spinco Liabilities (the “France Closing”) shall occur in accordance with the terms of the French Offer Letter. Remainco, Spinco and RMT Partner further acknowledge and agree that all actions and documents relating to the transfer of the French Spinco Assets, the French Spinco Business and French Spinco Liabilities shall not be required to be taken or delivered at the Closing but only at the France Closing.

(e) If the France Closing is unable to occur concurrently with or prior to the Separation, the fact that the French Spinco Assets, the French Spinco Business and the French Spinco Liabilities have not been transferred or assumed by Spinco shall not result in any change to the consideration delivered by RMT Partner under the Merger Agreement or in the calculation of the Spinco Special Cash Payment, other than the reduction of the Spinco Special Cash Payment by the amount of the French Consideration (without any further adjustment). In furtherance of the foregoing, all items taken into account in the calculation of the consideration under the Merger Agreement, the calculation of the Spinco Special Cash Payment pursuant to Section 2.5 shall not be adjusted to reflect the exclusion of the French Spinco Assets and French Spinco Liabilities or otherwise with respect to the exclusion of the French Spinco Business. For the avoidance of doubt, all calculations of the Spinco Special Cash Payment delivered pursuant to this Agreement (whether prior to, at or after Closing) by any of Remainco, Spinco or RMT Partner shall at all times reflect the inclusion of the French Spinco Assets, French Spinco Liabilities and in general the French Spinco Business. If the France Closing occurs after the Closing, on the France Closing, Spinco shall deliver, or cause to be delivered, the French Consideration to Remainco by wire transfer of immediately available funds to an account designated in writing by Remainco and any other documents relating to the transfer of the French Spinco Assets and the French Spinco Business and assumption of the French Spinco Liabilities as applicable in accordance with Section 2.1

Section 2.15 Disclaimer of Representations and Warranties. EACH OF SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND RMT PARTNER UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 2.15 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, WITHOUT LIABILITIES OR WARRANTIES EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR THE MERGER AGREEMENT) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NOTHING HEREIN SHALL LIMIT ANY CLAIM BY ANY OF THE PARTIES RELATING TO OR ARISING FROM FRAUD (AS DEFINED BY THIS AGREEMENT) WITH RESPECT TO ANY REPRESENTATION OR WARRANTY MADE IN THE MERGER AGREEMENT OR WITH RESPECT TO ANY CERTIFICATE DELIVERED PURSUANT TO ARTICLE IX THEREOF.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1 Securities Law Matters.

(a) Spinco shall cooperate with Remainco to accomplish the Spinco Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Spinco Distribution. Remainco shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Spinco Distribution, and Spinco shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary to facilitate the Spinco Distribution as directed by Remainco in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Ancillary Agreements. Without limiting the generality of the foregoing, Spinco will, and will cause the members of its Group and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Remainco, reasonably cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Spinco Distribution (including any marketing efforts); (ii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iii) furnishing all historical and forward-looking financial and other financial and other information that is available to Spinco and is reasonably required in connection with the Spinco Distribution.

(b) In furtherance and not in limitation of the obligations set forth in Section 3.1(a), Spinco shall file the Distribution Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Distribution Disclosure Documents to become and remain effective as required by the Commission or federal, state or other applicable securities Laws (but shall not make any such filing prior to the Spinco Distribution without the prior written consent of Remainco). Remainco and Spinco shall prepare and mail or otherwise make available, prior to any Spinco Distribution Date, to the holders of Remainco Common Stock, such information concerning Spinco, RMT Partner, their respective businesses, operations and management, the Spinco Distribution and such other matters as Remainco shall reasonably determine and as may be required by Law (taking into account Section 8.22(c) of the Merger Agreement). Remainco and Spinco will prepare, and Spinco will, to the extent required by applicable Law (and previously consented to in writing by Remainco) or in connection with Section 8.22(c) of the Merger Agreement, file with the Commission, any such documentation and any requisite no-action letters which Remainco determines are necessary or desirable to effectuate the Spinco Distribution, and Remainco and Spinco shall use their respective reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable. Remainco and Spinco shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements.

Section 3.2 Cash Reduction. Prior to the Spinco Distribution, Remainco may, and may cause Spinco and any member of the Spinco Group to, take such actions as Remainco deems advisable to minimize or reduce the amount of Cash and Cash Equivalents remaining or present in any accounts held by or in the name of Spinco or any member of the Spinco Group prior to or at the time of the Spinco Distribution.

Section 3.3 Certain Resignations. At or prior to the Spinco Distribution Date, Remainco shall use its reasonable best efforts to cause each employee and director of Remainco or any member of the Remainco Group who is not a Spinco Employee to resign, effective not later than the Spinco Distribution, from all boards of directors or similar governing bodies of Spinco and the other members of the Spinco Group on which they serve, and from all positions as officers of Spinco the other members of the Spinco Group in which they serve.

Section 3.4 Spinco Debt Financing. On or before the Spinco Distribution Date, subject to the terms and conditions of the Merger Agreement, Spinco shall enter into a definitive agreement or agreements providing for the Spinco Debt Financing, incur the Spinco Debt Financing and receive the proceeds thereof. From and after Spinco or any other member of the Spinco Group’s receipt of the proceeds of the Spinco Debt Financing, Spinco shall not distribute any portion of the proceeds of the Spinco Debt Financing other than in connection with the payment of the Spinco Special Cash Payment in accordance with the terms of this Agreement or in connection with satisfying any payment obligations under the Spinco Financing Arrangements.

Section 3.5 Ancillary Agreements. On or prior to the Spinco Distribution, each of Remainco and Spinco shall enter into, and/or (where applicable) shall cause the applicable member or members of its respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Spinco Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 3.6 Distribution Agent. Remainco shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Spinco Distribution in furtherance of Section 2.1 and the terms of the Merger Agreement.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Form of Distribution. Remainco may, in its sole discretion, elect to effect the Spinco Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off. Remainco shall provide written notice to RMT Partner of the form of the Spinco Distribution no later than thirty (30) days prior to the anticipated Distribution Date; provided that in the event that Remainco elects to effect the Spinco Distribution as an Exchange Offer, the foregoing prior written notice requirement shall not prohibit Remainco from effecting a Spin-Off or Clean-Up Spin-Off if the Exchange Offer is not fully subscribed. All shares of Spinco Common Stock held by Remainco on the Spinco Distribution Date will be distributed to the holders of Remainco Common Stock in the manner set forth in Section 4.2. In the event Remainco elects to effect a Spin-Off, at least five (5) Business Days prior to the Spinco Distribution Date, Remainco shall provide to Spinco and RMT Partner a list of Record Holders entitled to receive Spinco Common Stock in connection with such Spinco Distribution.

Section 4.2 Manner of Distribution.

(a) To the extent the Spinco Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 4.6, each Record Holder (other than Remainco or any other member of the Remainco Group) will be entitled to receive for each share of common stock, par value $0.01 per share, of Remainco (“Remainco Common Stock”) held by such Record Holder as of the Record Date a number of shares of Spinco Common Stock equal to the total number of shares of Spinco Common Stock held by Remainco on the Spinco Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Remainco Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total number of shares of Remainco Common Stock outstanding on the Record Date (for avoidance of doubt, excluding treasury shares held by any member of the Remainco Group). To the extent the Spinco Distribution is effected as a Spin-Off, prior to the Spinco Distribution Date, the Remainco Board, in accordance with applicable Law, shall establish (or designate a committee of the Remainco Board to establish) the Record Date for the Spinco Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Spinco Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining shares of Spinco Common Stock to be distributed by Remainco pursuant to Section 4.2(b), the Remainco Board shall set the Record Date as the time on the Spinco Distribution Date immediately following the time at which the validly tendered shares of Remainco Common Stock are accepted for payment in the Exchange Offer.

(b) To the extent any of the Spinco Distribution is effected as an Exchange Offer, (i) Remainco shall determine, in its sole discretion, the terms of such Exchange Offer, including the number of shares of

Spinco Common Stock that will be offered for each validly tendered share of Remainco Common Stock and any exchange ratio related thereto (including any discount to the reference price of shares of RMT Partner Common Stock), the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer and (ii) in accordance with Section 4.6, each Remainco stockholder may elect in the Exchange Offer to exchange a number of shares of Remainco Common Stock held by such Remainco stockholder for shares of Spinco Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Remainco and set forth in the Distribution Disclosure Documents; provided, however, that except to the extent required by applicable Law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to the Closing set forth in Article IX of the Merger Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date, provided that such conditions are capable of being satisfied at such date) shall be the earlier of (i) twenty (20) Business Days and (ii) the latest date that would permit the Distribution Date to occur prior to the Initial Outside Date in compliance with all applicable laws.

(c) Subject to Section 4.1, the terms and conditions of any Clean-Up Spin-Off shall be as determined by Remainco in its sole discretion; provided, however, that: (i) any shares of Spinco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Remainco’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Spinco Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 4.2(a).

Section 4.3 Conditions to Distribution. The obligation of Remainco to effect the Distribution pursuant to this Agreement shall be subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Remainco, in its sole and absolute discretion (other than the condition set forth in Section 4.3(a), which prior to the termination of the Merger Agreement may not be waived without RMT Partner’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed), of the following conditions:

(a) The Internal Reorganization shall have been completed substantially in accordance with the Separation Plan (other than those steps that are expressly contemplated to occur at or after the Spinco Distribution);

(b) the consummation of the transactions contemplated by Section 3.4;

(c) an independent appraisal firm shall have delivered an opinion to the Board of Directors of Remainco as to (x) the solvency of Spinco and (y) the solvency and surplus of Remainco, in each case (clauses (x) and (y)) after giving effect to the Spinco Special Cash Payment and the consummation of the Spinco Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware law) (the “Solvency Opinion”); and such Solvency Opinion shall be reasonably acceptable to Remainco in form and substance in Remainco’s sole discretion; and such Solvency Opinion shall not have been withdrawn or rescinded or modified in any respect adverse to Remainco;

(d) the Tax Matters Agreement, Intellectual Property Cross-License Agreement and the Transition Services Agreement shall have been executed and delivered by each party thereto;

(e) each of the conditions in Article IX of the Merger Agreement to Remainco’s obligations to effect the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Spinco Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time); and

(f) RMT Partner shall have irrevocably confirmed to Remainco that each condition in Article IX of the Merger Agreement to RMT Partner’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Spinco Distribution, or (iii) subject to applicable Laws, is or has been waived by RMT Partner.

Each of the foregoing conditions is for the sole benefit of Remainco and shall not give rise to or create any duty on the part of Remainco or its Board of Directors (or any committee thereof) to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit Remainco’s rights of termination set forth in this Agreement or the Merger Agreement. None of Spinco, any member of the Spinco Group or any Third Party shall have any right or claim to require the consummation of the Spinco Distribution.

Section 4.4 Additional Matters.

(a) In the event of a Spin-Off or Clean-Up Spin-Off, no action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock such stockholder is entitled to in the Spinco Distribution. For stockholders of Remainco who own shares of Spinco Common Stock through a broker or other nominee, their shares of Spinco Common Stock will be credited to their respective accounts by such broker or nominee.

(b) No member of the Spinco Group, Remainco Group or any of their respective Affiliates, will be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 4.5 Tax Withholding. Remainco and Spinco, as the case may be, will be entitled, and will instruct the Transfer Agent or the Distribution Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

Section 4.6 Delivery of Shares. Upon the consummation of the Spinco Distribution, Remainco will deliver to the Transfer Agent or Distribution Agent, as applicable, a book-entry authorization representing the shares of Spinco Common Stock being distributed in the Spinco Distribution for the account of the Remainco stockholders that are entitled thereto. The Distribution Agent will hold such book-entry shares for the account of the Remainco stockholders pending the Merger, as provided in Section 3.3 of the Merger Agreement. From immediately after the time of the Spinco Distribution until immediately prior to the Effective Time, the shares of Spinco Common Stock will not be transferable and the Transfer Agent for the shares of Spinco Common Stock will not transfer any shares of Spinco Common Stock. The Spinco Distribution will be deemed to be effective upon written authorization from Remainco to the Transfer Agent or the Distribution Agent to proceed as set forth in Section 4.2.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees (on behalf of itself and each other member of its Group) that, following the Spinco Distribution Date until the completion of each Party’s (or RMT Partner’s) audit for the fiscal year ending December 31 of the calendar year in which the third anniversary of the Spinco Distribution occurs and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending prior to the Spinco Distribution Date or for any portion of a fiscal year prior to the Spinco Distribution Date, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (y) the preparation and audit of each of the Party’s (or RMT Partner’s) financial statements for the year ended December 31 of the calendar year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) or amendments thereto, (or the printing, filing and public dissemination thereof) and (z) the audit of each Party’s (or RMT Partner’s) internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s (or RMT Partner’s) disclosure controls and procedures in respect of the year ended December 31 of the calendar year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year); provided that in the event that any Party (or RMT Partner) changes its auditors within one (1) year of the completion of each Party’s (or RMT Partner’s) audit for the fiscal year ending December 31 of the calendar year in which the third anniversary of the Spinco Distribution occurs, then such Party (or RMT Partner) may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.1 shall be afforded by and to each of the Parties (or RMT Partner) (from time to time following the Spinco Distribution Date), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports):

(a) Date of Auditors’ Opinion. (i) Each of RMT Partner and Spinco shall use commercially reasonable efforts to enable their auditors to complete their audit (and any audit of their respective ultimate parent company) for the fiscal year in which the Spinco Distribution occurs to enable Remainco to meet its timetable for the printing, filing and public dissemination of Remainco’s annual financial statements for such fiscal year and (ii) Remainco shall use commercially reasonable efforts to enable their auditors to complete their audit (and any audit of its ultimate parent company) for the fiscal year in which the Spinco Distribution occurs to enable Spinco’s and RMT Partner to meet its timetable for the printing, filing and public dissemination of Spinco’s and RMT Partner’s annual financial statements for such fiscal year.

(b) Annual Financial Statements. (i) Each of Remainco, Spinco and the RMT Partner shall provide reasonable access to Remainco and the RMT Partner on a timely basis all Information reasonably required to meet such Person’s schedule for the preparation, printing, filing, and public dissemination of such Person’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) and for management’s assessment of the effectiveness of such Person’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to Remainco or the RMT Partner, as the case may be, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31 of the calendar year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) and (ii) without limiting the generality of the foregoing clause (i), each of Remainco, Spinco and the RMT Partner shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Person’s auditors (the “Other Party’s Auditors”) with respect to Information to be included or contained in such other Person’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Spinco Distribution occurs (or, if the Spinco Distribution occurs in the first quarter of a calendar year, the previous fiscal year) and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required;

(c) Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement (including, for the avoidance of doubt, those set forth in Article VIII) and to the extent it relates to the time prior to the Spinco Distribution, (i) each Party shall authorize and request its respective auditors to make reasonably available to the Other Parties’ Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Parties’ auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Parties’ auditors as it relates to their auditors’ report on such other Parties’ financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the Commission for the fiscal year ending December 31 of the calendar year in which the Spinco Distribution occurs (or, if the Spinco Distribution occurs in the first quarter of a calendar year, the previous fiscal year), and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments;

(d) Current, Quarterly and Annual Reports. (i) at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party and RMT Partner shall deliver to each other Party and RMT Partner a reasonably complete draft of any earnings news release or any filing with the Commission containing financial statements for the related year in which the Spinco Distribution occurs (or, if the Spinco Distribution occurs in the first quarter of a calendar year, the previous fiscal year) and the calendar year proceeding such year, including current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each of the Parties and RMT Partner may continue to revise its respective Public Report prior to the filing thereof, which changes will be delivered to each other Party and RMT Partner as soon as reasonably practicable; provided, further, that each Party’s and RMT Partner’s personnel will actively and reasonably consult with each other’s personnel regarding any proposed changes to its respective Public Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would reasonably be expected to have an effect upon each other Party’s or RMT Partner’s financial statements or related disclosures, (ii) each Party and RMT Partner shall notify the other Party and/or RMT Partner, as applicable, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s or RMT Partner’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Spinco Form 10, the Form 8-K to be filed by Remainco with the Commission on or about the time of the Spinco Distribution and (iii) if any such differences are notified by any Party or RMT Partner, the Parties and RMT Partner shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the other Person’s applicable Public Reports;

(e) to the extent RMT Partner is required to describe the compensation plans of Remainco in order to comply with any reporting, disclosure, filing or other requirements imposed under applicable securities Laws or exchange requirements, RMT Partner shall substantially conform such discussion to Remainco’s most recently filed Proxy Statement or Form 10-K to the extent consistent with applicable Law; and

(f) Nothing in this Section 5.1 shall require any Party or RMT Partner to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party or RMT Partner is required under this Section 5.1 to disclose any such Information, such Party or RMT Partner shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such Information.

Section 5.2 Separation of Information.

(a) Except as set forth on Schedule 5.2(a), Spinco shall, and shall cause the other members of the Spinco Group to, use commercially reasonable efforts to deliver to Remainco (or its designee) as promptly as practicable (and, in any event, no later than thirty-six (36) months following the Spinco Distribution) all

Information (i) that constitutes a Remainco Asset, (ii) to which a member of the Remainco Group has a license pursuant to an Ancillary Agreement (or to the extent such Information is reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement) or (iii) to the extent that such Information is related to the Remainco Business, but, in each case of the foregoing (i) through (iii), if such Information is commingled in any member of the Spinco Group’s current records or archives (whether stored with a Third Party or directly by any member of the Spinco Group), Spinco may redact Information that is a Spinco Asset to which a member of the Remainco Group does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement or that is not otherwise related to the Remainco Business; provided that with respect to any Information to which a member of the Remainco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.

(b) If Remainco identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Remainco reasonably believes constitutes a Remainco Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement) or that is otherwise related to the Remainco Business, but is held by or on behalf of any member of the Spinco Group (or any transferee thereof), Spinco shall, and shall cause any other applicable member of the Spinco Group to, request that the archive holder deliver such item to Spinco for review as soon as reasonably practicable, and Spinco shall review such request and deliver the requested material to Remainco as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Spinco shall deliver the material to Remainco as promptly as reasonably practicable and shall notify Remainco of the expected timeframe to allow Remainco to narrow such request if desired; provided, further, that with respect to any Information to which a member of the Remainco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Ancillary Agreement; provided, further, that if such requested material does not constitute a Remainco Asset (and a member of the Remainco Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement) or is not otherwise related to the Remainco Business, Spinco shall not deliver the material to Remainco, but shall provide Remainco with an explanation in reasonable detail of such determination and discuss with Remainco in good faith.

(c) Except as set forth on Schedule 5.2(c), Remainco shall, and shall cause the other members of the Remainco Group to, use commercially reasonable efforts to deliver to Spinco (or its designee) as promptly as practicable (and, in any event, no later than thirty-six (36) months following the Spinco Distribution) all Information (i) that constitutes a Spinco Asset, (ii) to which a member of the Spinco Group has a license pursuant to an Ancillary Agreement (or to the extent such Information is reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement) or (iii) to the extent that such Information is related to the Spinco Business, but, in each case of the foregoing (i) through (iii), if such Information is commingled in any member of the Remainco Group’s current records or archives (whether stored with a Third Party or directly by any member of the Remainco Group), Remainco may redact Information that is a Remainco Asset to which a member of the Spinco Group does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement or is not otherwise related to the Remainco Business; provided that with respect to any Information to which a member of the Spinco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.

(d) If Spinco identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Spinco reasonably believes constitutes a Spinco Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Ancillary Agreement) or is otherwise related to the Spinco Business, but is held by or on behalf of any member of the Remainco Group (or any transferee thereof), Remainco shall, and shall cause any other applicable member of the Remainco Group to, request that the archive holder deliver such item to Remainco for review as soon as reasonably practicable, and Remainco shall review such request and deliver the requested material to Spinco as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Remainco shall deliver the material to Spinco as promptly as reasonably practicable and shall notify Spinco of the expected timeframe to allow Spinco to narrow such request if desired; provided, further, that with respect to any Information to which a member of the Spinco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement; provided, further, that if such requested material does not constitute a Spinco Asset (and a member of the Spinco Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement) or is not otherwise related to the Spinco Business, Remainco shall not deliver the material to Spinco but shall provide Spinco with an explanation in reasonable detail of such determination and discuss with Spinco in good faith.

Section 5.3 Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 5.1 may constitute material, nonpublic information, and trading in the securities of a member of any Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities Laws.

Section 5.4 Cooperation. From the Spinco Distribution until the date that is the third (3rd) anniversary of the Spinco Distribution, and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to provide reasonable cooperation and assistance to each other Party (and any member of such Party’s Group) in connection with the completion of the Internal Reorganization and the transactions contemplated herein and in each Ancillary Agreement in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 5.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties.

Section 5.5 Permits and Financial Assurance.

(a) At such time as the conditions to the Internal Reorganization have been satisfied in accordance with Section 2.3 and prior to the Spinco Distribution, the Permit Transferor shall be responsible for preparing and submitting, on a timely basis, all filings required to effect, as applicable (i) the Transfer to the applicable Permit Transferee of all permits, including Environmental Permits, that constitute Assets that are allocated to the Permit

Transferee’s Group pursuant to this Agreement, and (ii) the issuance of all permits, including Environmental Permits, necessary for the conduct of the Business of the Permit Transferee’s Group as it is conducted as of the time of the Spinco Distribution after giving effect to the Ancillary Agreements. The Permit Transferee shall cooperate with the Permit Transferor with respect to the filing of such transfer or reissuance requests, including executing any necessary forms as required and providing information in the Permit Transferee’s possession to the Permit Transferor that is necessary for any such transfer or reissuance request. Following the Spinco Distribution, notwithstanding Section 2.9, the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee by providing any information necessary to allow the Permit Transferee to apply to the applicable Governmental Entity for issuance of a new permit, including Environmental Permits, to the Permit Transferee, to the extent that such application was not submitted prior to the Spinco Distribution pursuant to this Section 5.5(a), (B) of the type in clause (i) and (ii) above, maintain each permit, including any Environmental Permit, that was not Transferred to the Permit Transferee prior to the Spinco Distribution (a “Non-Transferred Permit”), in full force and effect in all material respects in the ordinary course of business consistent with past practice (or, if greater, the level of effort agreed to maintain and administer its own permits, including any Environmental Permit) and taking into account the transactions contemplated by this Agreement, until such time as the permit has been transferred or reissued to the Permit Transferee, provided, that the Permit Transferor’s obligation hereunder is conditioned on the Permit Transferee undertaking prompt action to apply for and prosecute the reissuance or a transfer of said Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under each Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee); provided that (x) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A)-(B) shall be borne solely by the Permit Transferor and (y) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C) – (D) shall be borne solely by the Permit Transferee. Following the Spinco Distribution, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any permit, including any Environmental Permit, which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and shall indemnify the Permit Transferor pursuant to Article VII for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a permit, including any Environmental Permit, which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit. The covenants and agreements set forth in this Section 5.5(a) of a Permit Transferor or Permit Transferee that is a member of the Remainco Group shall constitute Remainco Liabilities and where such Permit Transferor or Permit Transferee is a member of the Spinco Group they shall constitute Spinco Liabilities. Notwithstanding Section 2.8 or Section 2.9, but in furtherance of the foregoing, in the case of any permits (including Environmental Permits) which are related to both the Remainco Business and the Spinco Business (a “Shared Permit”), the holder of such Shared Permit shall be entitled to elect whether to (i) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designated by such Party) and procure for itself any new permits or (ii) procure the issuance for the other Party of such new permits, including Environmental Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the time of the Spinco Distribution after giving effect to the Ancillary Agreements); provided, that, in each case, and for the avoidance of doubt, if there is any delay in the Transfer or procurement of such permit, clauses (A)-(D) of this Section shall continue to apply.

(b) Subject to Article VII, as required by applicable Law and as soon as practicable after the Spinco Distribution, but in any event no later than thirty (30) days after the Spinco Distribution unless otherwise permitted under applicable Law, each of Remainco and Spinco, as the case may be, shall, or shall cause another member of its Group to, submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws, to replace the financial assurance provided by members of the other Parties’ Groups in respect of Environmental Liabilities that constitute Remainco Liabilities or Spinco Liabilities, respectively, pursuant to such Laws. A schedule of the financial assurance related to Environmental Liabilities required to be obtained by each of the Remainco Group and Spinco Group as of the date of this Agreement is set forth on Schedule 5.5. Subject to Article VII, to the extent that the Environmental Liability underlying such financial assurance is a Remainco Liability or a Spinco Liability, Remainco or Spinco, respectively, shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnitee is required as a matter of applicable Law to obtain such financial assurance.

Section 5.6 Non-Competition.

(a) For a period of three (3) years from the Spinco Distribution Date (the “Bio-PDO Non-Compete Period”), none of Spinco, any member of the Spinco Group nor any of its or their Affiliates shall, directly or indirectly, own, manage, or operate or engage in (including by means of licensing or granting rights to, or engaging in a similar arrangement with, another Person, or by causing or directing any Person to own, manage, or operate or engage in) the business of researching, developing, manufacturing, selling, marketing, commercializing or otherwise using 1,3-propanediol (“PDO”) produced from biological processes (or biological materials used for purposes of making the same) anywhere in the world or hold any ownership interest in any Person who engages in, or licenses or otherwise grants any rights to or assists any Person to engage in, or operates such business (the foregoing, the “Spinco Prohibited Activities”). Notwithstanding the foregoing, nothing herein shall prevent (i) Spinco from making, having made, or selling or licensing the production of or assisting third parties in the production of PDO produced from sources other than biological sources or (ii) RMT Partner from granting a license to its and its Subsidiaries’ Intellectual Property if such license is not entered into for purposes of granting rights to any Spinco Prohibited Activities.

(b) Notwithstanding the foregoing Spinco Prohibited Activities, the Parties agree that nothing herein shall prohibit Spinco, any member of the Spinco Group or any of its or their Affiliates from:

(i) acquiring or investing in any Person, or the assets thereof, if less than five percent (5%) of each of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements, to the extent available) are related to or were derived from any of the Spinco Prohibited Activities; and

(ii) acquiring (x) passive ownership, solely as an investment, of five percent (5%) or less of the securities of any Person and (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from Spinco Prohibited Activities, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of Spinco, the members of the Spinco Group or any of its or their Affiliates, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations.

(c) Notwithstanding anything to the contrary contained herein, if Spinco or RMT Partner undergoes a Change of Control after the Spinco Distribution and prior to the end of the Non-Compete Period, then in connection with the entry into an agreement providing for such Change of Control, Spinco or RMT Partner shall cause the acquiring third party to enter into an agreement that subjects the acquired operations and activities of Spinco, the members of the Spinco Group, RMT Partner, RMT Partner’s Subsidiaries and any Affiliates of the foregoing (other than the third party and its Affiliates prior to such acquisition to the extent not already Affiliates of such Persons) (the “Pre-Acquisition Entities”) to the restrictions set forth in this Section 5.6 to the same extent as they apply to Pre-Acquisition Entities immediately prior to the consummation of such Change of Control for the remainder of the Non-Compete Period. For the avoidance of doubt, the acquiring third party or surviving entity or parent of such acquiring third party or its Subsidiaries and Affiliates (but not Pre-Acquisition Entities or any of their respective Subsidiaries) (the “Acquirers”) may engage in the Spinco Prohibited Activities to the extent not Affiliates of Spinco or RMT Partner prior to such acquisition; provided, that, the Acquirers shall hold separate the business and Assets of Pre-Acquisition Entities immediately prior to such time from the portions of the Acquirers’ business engaged directly or indirectly in the Spinco Prohibited Activities and shall not otherwise integrate Pre-Acquisition Entities’ business engaged in the Spinco Prohibited

Activities into the portions of its business engaged directly or indirectly in any Spinco Prohibited Activity and shall not in any way use or accept for use, or otherwise allow access to any Assets or Information of Pre-Acquisition Entities’ business by the portion of the Acquirers’ business engaged in the Spinco Prohibited Activities.

(d) For the avoidance of doubt, references in this Section 5.6 to “Affiliates” of Spinco shall include RMT Partner and its Subsidiaries and Affiliates.

(e) Spinco (on behalf of itself and each member of its Group) and RMT Partner acknowledge and agree that this Section 5.6 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Remainco.

(f) Spinco (on behalf of itself and each member of its Group) and RMT Partner further acknowledge and agree that the restrictive covenants and other agreements contained in this Section 5.6 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of Remainco, Spinco and RMT Partner that the provisions of this Section 5.6 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Each of Spinco and RMT Partner has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.6 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. Subject to the terms of Article XI, Spinco (on behalf of itself and each member of its Group) and RMT Partner acknowledge and agree that irreparable harm would occur in the event that the Spinco or any member of the Spinco Group or RMT Partner or any of its Subsidiaries, as applicable, does not perform, or cause to be performed, any provision of this Section 5.6 in accordance with its specific terms or otherwise breach this Section 5.6 and the remedies available to Remainco at law for any breach or threatened breach of this Section 5.6, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms and provisions of this Section 5.6, Spinco (on behalf of itself and each member of its Group) and RMT Partner agree that Remainco shall, subject and pursuant to the terms of Article IX, have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Spinco (on behalf of itself and each member of its Group) and RMT Partner agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of the Arbitral Tribunal, Emergency Arbitrator and the court or any other Governmental Entity of competent jurisdiction, each of Remainco, Spinco and RMT Partner agrees that: (i) such determination shall not affect the validity or enforceability of (x) the offending term or provision in any other situation or in any other jurisdiction, or (y) the remaining terms and provisions of this Section 5.6 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the Arbitral Tribunal, Emergency Arbitrator and court or Governmental Entity making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.6 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 5.6 shall be enforceable as so modified.

ARTICLE VI

DWDP SDA; CERTAIN DWDP ANCILLARY AGREEMENTS; CORTEVA LETTER AGREEMENT

Section 6.1 No Assignment. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, no member of the Remainco Group shall have any obligation pursuant to this Agreement or any other Transaction Agreement to assign or use any level of effort to attempt to assign or otherwise Transfer any DWDP Separation Related Agreement, in full or in part, or any rights thereunder to any member of the Spinco Group other than (i) the Spinco Specified DWDP Separation Related Agreements (which are subject to Section 2.8) and (ii) the Severable DWDP Separation Related Agreements (which are subject to Section 2.4). For the avoidance of doubt, Remainco may elect in its reasonable discretion and in consultation with Spinco and RMT Partner to partially assign any DWDP Separation Related Agreement to effectuate the intent of this Article VI (but at all times subject to the terms of this Article VI including the limitations set forth in Section 6.2(b)).

Section 6.2 Spinco Enforcement.

(a) Subject to Section 6.2(b), unless the benefits of a Shared DWDP Separation Related Agreement are conveyed to Spinco (or a member of its Group) pursuant to an Ancillary Agreement, from and after the Spinco Distribution, Remainco shall (or shall cause the applicable member of the Remainco Group to), at Remainco’s election, either (i) enforce at Spinco’s request (or shall cause the applicable member of the Remainco Group to) or (ii) allow Spinco or another member of the Spinco Group, as applicable, to enforce in a commercially reasonable manner, any and all rights of any member of the Remainco Group (after giving effect to the Separation) under any and all Shared DWDP Separation Related Agreements to the extent related to the Spinco Business, Spinco Assets or Spinco Liabilities (and Spinco shall (x) directly bear the out of pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of the Spinco Group, (y) indemnify Remainco against any Indemnifiable Losses arising out of such enforcement to the extent related to the rights being enforced for the benefit of the Spinco Group and (z) for the avoidance of doubt, be entitled to any recovery to the extent (1) related to the Spinco Business or Spinco Assets and (2) related to, arising out of or resulting from such enforcement). Notwithstanding anything in this Agreement to the contrary (including the definition of “Spinco Assets”), under no circumstances will Spinco or any member of the Spinco Group be entitled to any right, interest or benefit under any Shared DWDP Separation Related Agreement or to compel any enforcement thereof except, in each case, (x) the Spinco Vested DWDP Rights, (y) as set forth in this Section 6.2 and (z) as set forth in the Tax Matters Agreement.

(b) Notwithstanding Section 6.2(a):

(i) no member of the Remainco Group shall have any obligation to any Spinco Indemnitee or any of their respective then-Affiliates to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party to enforce any Shared DWDP Separation Related Agreement;

(ii) no member of the Spinco Group shall have any right to, and no member of the Remainco Group shall have any obligation to any member of the Spinco Group (or any other Spinco Indemnitee) to, exercise any rights or enforce any obligations relating to, arising out of or resulting from the “Contingent Claim Committee” (as defined in the DWDP SDA), “Shared Historical DuPont Claim Committee” (as defined in the DWDP SDA) or any of the provisions set forth on Schedule 6.2(b)(ii) (the “Remainco Designated Rights”);

(iii) [Reserved];

(iv) no member of the Spinco Group shall have any right to, and no member of the Remainco Group shall have any obligation to any member of the Spinco Group (or any other Spinco Indemnitee) to, exercise any rights or enforce any obligations under any Shared DWDP Separation Related Agreements, including by commencing or maintaining any Action against any Third Party to enforce (or to allow any member of the Spinco Group to enforce) any Shared DWDP Separation Related Agreement if, in the good faith judgment of Remainco (or if such member of Remainco Group is not an Affiliate of Remainco at such time, such member of the Remainco Group), exercising any such rights or enforcing any such obligations (including, with respect to any Action, the commencement, maintenance or resolution thereof by order, judgment, settlement or otherwise) would reasonably be expected to (A) materially and adversely impact the conduct of the Remainco Business or result in a material adverse change to any member of the Remainco Group at shared locations where any member of the “MatCo Group” (as defined in the DWDP SDA) and any member of the Remainco Group or any member of the AgCo Group and any member of the Remainco

Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies or (B) result in a material adverse effect on the financial condition or results of operations of Remainco and its Subsidiaries (or if such member of Remainco Group is not an Affiliate of Remainco at such time, such member of the Remainco Group and its then-Affiliates) at such time or the Remainco Business conducted thereby at such time, taken as a whole, and in the case of both (A) and (B), such material adverse effect would reasonably be expected to be greater with respect to the Remainco Group, taken as a whole, than the effect on the Spinco Group, taken as a whole; provided, however, that Spinco may request that Remainco commence or maintain an Action (and/or cause the applicable member of the Remainco Group party to such Shared DWDP Separation Related Agreement to commence or maintain an Action), which request shall be considered in good faith by Remainco; provided, further, that Remainco’s good faith determination not to commence or maintain an Action shall not in and of itself constitute a breach of this Section 6.2, but the foregoing shall not preclude consideration of Remainco’s good faith for purposes of determining compliance with this Section 6.2.

(c) From and after the Spinco Distribution, Remainco shall not (and shall cause the other applicable members of the Remainco Group not to), without the consent of Spinco (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared DWDP Separation Related Agreement to the extent related to the Spinco Business, Spinco Assets or Spinco Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared DWDP Separation Related Agreement except in connection with (1) the expiration of such Shared DWDP Separation Related Agreement in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared DWDP Separation Related Agreement in accordance with the terms of such Shared DWDP Separation Related Agreement is expressly permitted) or (2) a partial termination of such Shared DWDP Separation Related Agreement that would not reasonably be expected to impact any rights under such Shared DWDP Separation Related Agreement related to the Spinco Business, Spinco Assets or Spinco Liabilities, or (z) amend, modify or supplement such Shared DWDP Separation Related Agreement in a manner (1) material (relative to the existing rights and obligations related to the Spinco Business, Spinco Assets or Spinco Liabilities under such Shared DWDP Separation Related Agreement) and adverse to the Spinco Business, Spinco Assets or Spinco Liabilities of such other Party or any of its Subsidiaries and (2) disproportionate in the impact incurred by the Spinco Business, Spinco Assets or Spinco Liabilities under such Shared DWDP Separation Related Agreement (relative to the existing rights and obligations related to the Spinco Business, Spinco Assets or Spinco Liabilities under such Shared DWDP Separation Related Agreement) compared to the impact incurred by the Remainco Business, Remainco Assets or Remainco Liabilities under such Shared DWDP Separation Related Agreement (relative to the existing rights and obligations related to the Remainco Business, Remainco Assets or Remainco Liabilities under such Shared DWDP Separation Related Agreement).

(d) From and after the Spinco Distribution, as applicable, if a member of a Group (the “DWDP Notice Recipient”) receives from a counterparty to a Shared DWDP Separation Related Agreement a formal notice of breach of such Shared DWDP Separation Related Agreement that would reasonably be expected to impact the other Group, the DWDP Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If Remainco or another member of the Remainco Group (the “DWDP Notifying Party”) sends to a counterparty to a Shared DWDP Separation Related Agreement a formal notice of breach of such Shared DWDP Separation Related Agreement that would reasonably be expected to impact the Spinco Group, the DWDP Notifying Party shall provide written notice to Spinco as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Spinco Distribution, as applicable, no Party shall (and each Party shall cause the other members of its Group not to) breach any Shared DWDP Separation Related Agreement to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared DWDP Separation Related Agreement) pursuant to (X) such Shared DWDP Separation Related Agreement, or (Y) any other Contract with the Third Party counterparty to such Shared DWDP Separation

Related Agreement (or any of its Affiliates) in existence at the time of the Spinco Distribution that contains cross-default or similar provisions related to such Shared DWDP Separation Related Agreement.

Section 6.3 Spinco Obligations. Spinco shall, or shall cause the applicable member of the Spinco Group to, pay, perform and discharge fully all of the obligations and Liabilities of any member of the Remainco Group or Spinco Group under the DWDP Separation Related Agreements (other than the Remainco Specified Separation Related Agreements) to the extent constituting a Spinco Liability and shall otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and Liabilities related to the Spinco Business or a Spinco Asset or any obligation that Remainco is obligated to cause the other members of the “SpecCo Group” (as defined in the DWDP SDA) to perform as if it were a party thereto. To the extent any such performance by Spinco is not permitted by any applicable counterparty, and subject to any separate arrangement reached in any Ancillary Agreement, Remainco shall continue to pay, perform and discharge fully all such obligations in coordination with and at Spinco’s direction, and any and all costs, expenses and Liabilities incurred by Remainco or its Affiliates in connection with the performance by Remainco or its Affiliates of its obligations under this Section 6.3 shall be borne solely by Spinco.

Section 6.4 Certain Matters Relating to Article XI of the DWDP SDA.

(a) In furtherance and not in limitation of this Article VI, with respect to Liabilities of Remainco and its Subsidiaries immediately prior to the Spinco Distribution that (x) constitute Spinco Liabilities (other than those incurred by a member of the Remainco Group) or (y) are otherwise incurred by a member of the Spinco Group, in each case to the extent related to or arising from occurrences prior to the date of the Spinco Distribution, and to the extent any rights to insurance coverage applicable to those Liabilities are available under any Accessible DWDP Insurance Policy and access to such Accessible DWDP Insurance Policy is available to “SpecCo” and members of the “SpecCo Group” (as defined in the DWDP SDA) pursuant to Article XI of the DWDP SDA:

(i) Any rights to such insurance coverage earlier assigned to Remainco pursuant to the DWDP SDA are hereby assigned by Remainco (on behalf of itself and the applicable members of its group) to the applicable members of the Spinco Group on that same date, to the extent permissible under the DWDP SDA and any Accessible DWDP Insurance Policy; and

(ii) If permitted under such Accessible DWDP Insurance Policy and the DWDP SDA, Remainco shall (or shall cause the applicable member of its Group to) provide the applicable member of the Spinco Group with, from the date of the Spinco Distribution, access to and the right to make claims under, the applicable Accessible DWDP Insurance Policy; provided that such access to, and the right to make claims under, such Accessible DWDP Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses and subject to the terms of the DWDP SDA and shall be subject further to the following:

(1) If permitted under such Accessible DWDP Insurance Policy and the DWDP SDA, the applicable member of the Spinco Group shall be responsible for the submission, administration and management of any claims under such Accessible DWDP Insurance Policy; provided that Spinco shall provide reasonable written notice to Remainco, or the relevant member of its respective Group, prior to submitting any such claim;

(2) If such Accessible DWDP Insurance Policy or the DWDP SDA does not permit the applicable members of the Spinco Group to directly submit claims under such Accessible DWDP Insurance Policy, Spinco shall, or shall cause the applicable member of the Spinco Group to, report any potential claims under such Accessible DWDP Insurance Policy as soon as reasonably practicable to Remainco, and Remainco shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer on behalf of the applicable member of the Spinco Group to the extent permitted by the DWDP SDA and the Accessible DWDP Insurance Policy; provided that with respect to any such claims, Spinco (or the applicable member of the Spinco Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide Remainco, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by Remainco, or the relevant member of its Group, on behalf of Spinco (or the applicable member of the Spinco Group);

(3) Spinco (or the applicable member of the Spinco Group) shall be responsible for any payments to the applicable Accessible DWDP Insurance Policy Insurer under such Accessible DWDP Insurance Policy relating to Spinco’s (or the applicable member of the Spinco Group’s) claims submissions, and shall indemnify, hold harmless and reimburse Remainco (and the relevant member of the Remainco Group) for any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by Remainco (or any member of the Remainco Group) to the extent resulting from any access to, or any claims made by Spinco (or any member of the Spinco Group) under, any such Accessible DWDP Insurance Policy provided pursuant to this Article VI and in accordance with the terms thereof and the DWDP SDA (with respect to Spinco Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by Spinco, a member of the Spinco Group, its or their employees or third parties;

(4) Spinco (or the applicable member of the Spinco Group) shall bear (and none of Remainco or the member of its Group shall have any obligation to repay or reimburse any members of the Spinco Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims directly or indirectly made by Spinco or any members of the Spinco Group under such Accessible DWDP Insurance Policy (unless otherwise constituting a Remainco Liability); and

(5) No member of the Spinco Group, in connection with making a claim under any such Accessible DWDP Insurance Policy pursuant to this Article VI and Section 6.4, shall take any action that such Spinco Group member reasonably determines would be reasonably likely to (w) have a material adverse impact on the then-current relationship between any member of the Remainco Group, AgCo Group or MatCo Group, on the one hand (as applicable), and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the Remainco Group, AgCo Group or MatCo Group under such policy (as applicable); (y) otherwise materially compromise, jeopardize or interfere with the rights of any member of the Remainco Group, AgCo Group or MatCo Group (as applicable) under such policy; or (z) otherwise materially compromise or impair the ability of Remainco, AgCo or MatCo to enforce its rights with respect to any indemnification under or arising out of this Agreement or the DWDP SDA, and Remainco shall have the right to cause Spinco to desist, or cause any other member of the Spinco Group to desist, from any action that Remainco reasonably determines would compromise or impair its rights in accordance with this clause (z) or the rights of MatCo or AgCo.

(b) Nothing contained in this Agreement or Section 6.4 shall be considered an assignment or attempted assignment of any policy of insurance in its entirety (as opposed to an assignment of rights under a policy) or of the DWDP SDA in whole or in part, nor is it considered to be itself a contract of insurance, and further, this Agreement shall not be construed to waive any right or remedy of Remainco, Spinco or any members of their respective Groups under or with respect to any Accessible DWDP Insurance Policy and related programs, or any other contract or policy of insurance, and Remainco, Spinco or any member of their respective Groups reserve all their rights thereunder.

(c) In the event of any action by members of both the Remainco Group and Spinco Group to recover or obtain Insurance Proceeds under an Accessible DWDP Insurance Policy, or to defend any action by an insurer attempting to restrict or deny any coverage benefits under an Accessible DWDP Insurance Policy, to the extent permitted by the DWDP SDA and applicable Law, Remainco and Spinco (or the applicable member of their Group) may join in any such action and be represented by joint counsel and each shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent necessary to conduct any such action.

(d) Notwithstanding the foregoing in this Article VI and Section 6.4, and for the avoidance of doubt, at no time shall Remainco or any member of the Remainco Group be required or obligated to provide any benefit to Spinco or any member of the Spinco Group under, or otherwise take any action under this Agreement with respect to, any Accessible DWDP Insurance Policy to the extent not otherwise permitted or available to Remainco under the DWDP SDA.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(c), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VII, each Party, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Spinco Distribution were directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) do hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Spinco Distribution, and (y) at the time of the Spinco Distribution shall remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Spinco Distribution were shareholders, directors, officers or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spinco Distribution, including in connection with the Internal Reorganization, Spinco Distribution or any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.

(b) Except (i) as provided in Section 7.1(c), (ii) as may be otherwise expressly provided in this Agreement, (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VII, or (iv) for any claim relating to or arising from Fraud with respect to any representation or warranty made in the Merger Agreement, RMT Partner, (x) does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Spinco Distribution, and (y) at the Spinco Distribution shall remise, release and forever discharge Remainco and the other members of the Remainco Group and their respective successors and all Persons who at any time prior to the Spinco Distribution were shareholders, directors, officers or employees of any member of the Remainco Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spinco Distribution, to the extent related to the Internal Reorganization, Spinco Distribution or any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements; provided, however, that no Spinco Employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.

(c) Nothing contained in this Agreement, including Section 7.1(a), Section 7.1(b) or Section 7.1(c) shall impair or otherwise affect any right of any Party, any member of any Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, the Merger Agreement, any Ancillary Agreement, any Continuing Arrangements or any agreements, arrangements, commitments or understandings that continue in effect after the Spinco Distribution pursuant to the terms of this Agreement, the Merger Agreement or any Ancillary Agreement. In addition, nothing contained in Section 7.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Spinco, any Spinco Liability and (B) with respect to Remainco, any Remainco Liability;

(ii) any Liability under any Continuing Arrangements;

(iii) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII or, in the case of any Liability arising out of a Ancillary Agreement, the applicable provisions of such Ancillary Agreement;

(iv) the obligation of Remainco, Spinco, RMT Partner or the other parties to the Merger Agreement to consummate the Merger and the other transactions expressly contemplated to occur at the Closing, subject to the terms and conditions of the Merger Agreement;

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 7.1(a); provided that the Parties and RMT Partner agree not to bring any Action or permit any of their Subsidiaries or other members of their respective Group, or any of their respective Affiliates, to bring any Action against a Person released in Section 7.1(a) with respect to such Liability.

In addition, nothing contained in Section 7.1(a) shall release Spinco from indemnifying any director, officer or employee of Remainco who was a director, officer or employee of Spinco or any of its Subsidiaries on or prior to the Spinco Distribution, as applicable, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Spinco Distribution; it being understood that if the underlying obligation giving rise to such Action is a Remainco Liability, Remainco shall indemnify Spinco for such Liability (including Spinco’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII.

(d) From and after the time of the Spinco Distribution, each Party shall not, and shall not permit its Subsidiaries or the other members of its Group, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence (or fail to withdraw any previously existing) any Action asserting any claim, demand or offset, including any claim for indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 7.1(a).

(e) From and after the time of the Spinco Distribution, RMT Partner shall not, and shall not permit its Subsidiaries, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence (or fail to withdraw any previously existing) any Action asserting any claim, demand or offset, including any claim for indemnification, against Remainco or any member of the Remainco Group, or any other Person released pursuant to Section 7.1(b) or their respective successors with respect to any Liabilities released pursuant to Section 7.1(b).

(f) It is the intent of each Party and RMT Partner, by virtue of the provisions of this Section 7.1, to provide for, at the time of the Spinco Distribution, a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Spinco Distribution, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group) (or RMT Partner and its Affiliates), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Spinco Distribution), except as specifically set forth in Sections 7.1(a) and 7.1(c). At any time, at the reasonable request of any other Party, each Party shall use reasonable best efforts to cause its Subsidiaries and each other member of its respective Group and, to the extent reasonably practicable each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof. Furthermore, at any time, at the reasonable request of Remainco, RMT Partner shall cause its Subsidiaries and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases reflected the provisions hereof.

(g) Each of Remainco and Spinco, on behalf of itself and the members of its Group, hereby waives any claims, rights of termination and any other rights under any Continuing Arrangement related to or arising out of the Internal Reorganization, the Spinco Distribution (including with respect to any of “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply (and that Section 2.10 shall apply in respect of such amendments)).

(h) Each of Remainco and RMT Partner, on behalf of itself and its Subsidiaries, hereby waives any claims, rights of termination and any other rights under any Contract by and between or among any member of the Remainco Group or the Spinco Group, on the one hand, and RMT Partner and its Subsidiaries, on the other hand, related to or arising out of the Internal Reorganization, the Spinco Distribution (including with respect to any of “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply (and that Section 2.10 shall apply in respect of such amendments)).

Section 7.2 Indemnification by Remainco. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Spinco Distribution Date, Remainco shall and shall cause the other members of the Remainco Group to indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees to the extent relating to, arising out of or resulting from (i) the Remainco Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a Remainco Liability or (ii) any breach by Remainco of any provision of this Agreement.

Section 7.3 Indemnification by Spinco and RMT Partner; RMT Partner Guaranty.

(a) In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, (x) Spinco shall and shall cause the other members of the Spinco Group to indemnify, defend and hold harmless the Remainco Indemnitees from and against any and all Indemnifiable Losses of the Remainco Indemnitees to the extent relating to, arising out of or resulting from (i) the Spinco Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a Spinco Liability or (ii) any breach by Spinco of any provision of this Agreement and (y) RMT Partner shall and shall cause its Subsidiaries to indemnify, defend and hold harmless the Remainco Indemnitees from and against any and all Indemnifiable Losses of the Remainco Indemnitees to the extent relating to, arising out of or resulting from any breach by RMT Partner of Section 7.3(b).

(b) RMT Partner Guaranty. Subject to the occurrence of, and effective upon, the Effective Time:

(i) RMT Partner, in order to induce Remainco to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably and as a primary obligation (and not as surety only) guarantees (the “RMT Partner Guaranty”) each and every covenant, agreement and other obligation of Spinco and the Spinco Group, including the due, punctual and full payment and performance of Spinco’s (including its permitted designees’ and assigns’) and the Spinco Group’s obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of Spinco’s covenants herein). If Spinco or any member of the Spinco Group fails or refuses to pay or perform any such obligations, RMT Partner shall promptly pay or perform such obligations after any such failure or refusal, as applicable; provided that, this RMT Partner Guaranty constitutes an independent guaranty of payment, and is not conditioned on or contingent upon any attempt to enforce in whole or in part any obligations of Spinco or any member of the Spinco Group by Remainco (or the existence or continuance of Spinco as a legal entity).

(ii) This RMT Partner Guaranty is a guarantee of payment and performance, and not of collection, and RMT Partner acknowledges and agrees that this RMT Partner Guaranty is full and unconditional, and no release or extinguishment of Spinco’s and/or its designees’ or assigns’ or any member of the Spinco Group’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this RMT Partner Guaranty. RMT Partner hereby waives (A) any right to require Remainco, as a condition of payment or performance by RMT Partner of any obligations of Spinco hereunder, to proceed against Spinco or any member of the Spinco Group or pursue any other remedy whatsoever in the event that Spinco or any member of the Spinco Group fails to perform its obligations hereunder, and (B) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate guarantors or sureties (including diligence, presentment, demand of payment, protest and notice, and any requirement that any Person exhaust any right, power or remedy or proceed against Spinco or any member of the Spinco Group under this Agreement or any other agreement referred to herein).

(iii) The RMT Partner Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the obligations of Spinco or any member of the Spinco Group is rescinded or must otherwise be restored, returned or rejected for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Spinco or any member of the Spinco Group, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Spinco or any member of the Spinco Group or any substantial part of its or their property, all as though such payments had not been made. RMT Partner hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross- claims, recoupments or other defenses that it may have against Remainco or any member of the Remainco Group. Notwithstanding anything to the contrary herein, the obligations of RMT Partner hereunder are unconditional and irrevocable and will not be affected, released, terminated, discharged or impaired, in whole or in part, by: (A) any modification of, or amendment or supplement to, this Agreement except any amendment executed by all of the parties hereto that expressly provides otherwise, (B) any furnishing or acceptance of security or exchange or release of any security, (C) any inaction or non-exercise of any right, remedy or power with respect to Remainco, (D) the consolidation or merger of Spinco or any member of the Spinco Group with or into any other entity or the sale, lease or disposition by Spinco or any member of the Spinco Group of all or substantially all of its assets to any other entity or (E) any change in the structure of Remainco.

(iv) Without limiting in any way the foregoing, following the Merger, RMT Partner agrees to cause, and to take all actions to enable, Spinco and the members of the Spinco Group to adhere to each provision of the Agreement which requires an act or omission on the part of Spinco or any member of the Spinco Group or any of its or their Affiliates to cause or enable Spinco and the Spinco Group to comply with their obligations under this Agreement.

Section 7.4 Procedures for Third Party Claims.

(a) If a claim or demand is made against a Remainco Indemnitee or a Spinco Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the Remainco Group or Spinco Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article VII to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations under this Article VII except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure; provided, further, that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnitee in defending such Third Party Claim during the period in which the Indemnitee failed to give such notice. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, as promptly as practicable (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.12(c) (the defense of which shall be controlled by the beneficiary Party), (A) an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, and (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives prior written notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the Indemnifying Party’s receipt of notice of the relevant Third Party Claim from the applicable Indemnitees pursuant to Section 7.4(a); provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent and material Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of counsel to the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (1) the Indemnifying Party shall keep the Indemnitee(s) reasonably apprised of all material developments in such defense, (2) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (3) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of any bonds or other security required in connection with the defense of such Third Party Claim.

(c) Other than in the case of a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 7.4(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent and material Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) No Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of a Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(f) Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (i) the indemnification provisions in Section 2.4, Section 2.13, Section 6.2 and Section 6.4, (ii) the Spinco Special Cash Payment adjustment mechanism in Section 2.5, (iii) actions for specific performance or injunctive or other equitable relief pursuant to Section 11.18 and (iv) in the case of Fraud with respect to any representation or warranty in the Merger Agreement or any certificate delivered pursuant to Article IX thereof, (A) the indemnification provisions of this Article VII shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption Instruments, RMT Partner and any Indemnitee for any breach of this Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument; (B) each party hereto, RMT Partner and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article VII against any Indemnifying Party; (C) none of the Parties, the members of their respective Groups, RMT Partner or any other Person may bring a claim under any Conveyancing and Assumption Instrument; (D) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (E) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of any party hereto or thereto, after the consummation of the Spinco Distribution, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.9(a) and Section 2.9(b); provided, however, that indemnification for matters subject to the Tax Matters Agreement is governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article VII. Each Party shall cause the members of its Group to comply with this Section 7.4(f) and RMT Partner shall cause its Subsidiaries to comply with this Section 7.4(f).

(g) The provisions of this Article VII shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 7.4 to give a notice with respect to the existence of any Third Party Claim that exists as of the Spinco Distribution. Each Party on behalf of itself and each other member of its Group, and RMT Partner on behalf of itself and its Subsidiaries acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly Spinco Liabilities and partly Remainco Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter of such allocation pursuant to the procedures set forth in Article IX. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against any other Party or any members of another Group in an Action in which a Third Party Claim is being resolved. RMT Partner shall not, and shall not permit any of its Subsidiaries to, file Third Party Claims or cross-claims against Remainco or any members of the Remainco Group in an Action in which a Third Party Claim is being resolved.

(h) This Section 7.4, Section 7.5 and Section 7.6 shall not apply to Tax Contests, which shall be governed exclusively by the Tax Matters Agreement.

Section 7.5 Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.4(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

Section 7.6 Cooperation In Defense and Settlement.

(a) With respect to any Third Party Claim in which both the Spinco Group (or RMT Partner and its Subsidiaries, as applicable) and the Remainco Group are named parties or that implicates both the Spinco Group (or RMT Partner and its Subsidiaries, as applicable), on the one hand, and Remainco Group, on the other hand, in a material respect, including due to the allocation of Liabilities, the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, Spinco (or RMT Partner, as applicable) and Remainco agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 7.6(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 7.4.

(b) (i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of Remainco, materially and adversely impact the conduct of the Remainco Business or result in a material adverse change to any member of the Remainco Group at shared locations where any member of the Spinco Group and any member of the Remainco Group have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, Remainco shall have, at Remainco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the Spinco Group to any Third Party involved in such Third Party Claim (including any Governmental Entity), to the extent that Remainco’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the Spinco Group of any Information relating to any current or former officer or director of any member of the Remainco Group, such Information will only be submitted in a form consented to by Remainco in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of Spinco, materially and adversely impact the conduct of the Spinco Business or result in a material adverse change to any member of the Spinco Group at shared locations where any member of the Spinco Group and any member of the Remainco Group have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, Spinco shall have, at Spinco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the Remainco Group to any Third Party involved in such Third Party Claim (including any Governmental Entity), to the extent that Spinco’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the Remainco Group of any Information relating to any current or former officer or director of any member of the Spinco Group, such Information will only be submitted in a form consented to by Spinco in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed). (I) With regard to the matters specified in the preceding clause (i), Remainco shall have a right to consent to any compromise or settlement related thereto by any member of the Spinco Group to the extent that the effect on any member of the Remainco Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of Remainco and its Subsidiaries at such time or the Remainco Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the Remainco Group, taken as a whole, than the effect on the Spinco Group, taken as a whole and (II) with regard to the matters specified in the preceding clause (ii), Spinco shall have a right to consent to any compromise or settlement related thereto by any member of the Remainco Group to the extent that the effect on any member of the Remainco Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of Spinco and its Subsidiaries at such time or the Spinco Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the Spinco Group, taken as a whole, than the effect on the Remainco Group, taken as a whole.

(c) Each Party agrees on behalf of itself and its Subsidiaries and the other members of its Group that at all times from and after the Spinco Distribution, if an Action is commenced by a Third Party naming both Remainco and Spinco (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party or Parties shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that another Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant, if reasonably practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VII.

Section 7.7 Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 7.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.

Section 7.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VII including, for the avoidance of doubt, in respect of any Stray Legacy Liability, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any Third Party (net of any deductible, retention amount or increased insurance premiums incurred by the Indemnifying Party in obtaining such recovery) for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VII; provided that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

(c) No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.

(d) In addition to the provisions of Section 7.8(a), any Indemnifiable Loss subject to indemnification pursuant to this Article VII (including, for the avoidance of doubt, in respect of any Stray Legacy Liability), shall be reduced by the amount of any Tax Benefit realized by the Indemnitee as a result of the event giving rise to the Indemnifiable Loss.

Section 7.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement. The indemnity agreements contained in this Article VII shall survive the Distribution.

(b) The rights and obligations of RMT Partner, any member of the Remainco Group or any member of the Spinco Group in each case, under this Article VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

Section 7.10 Environmental Matters.

(a) Substitution. Remainco and Spinco, as the case may be, shall use their reasonable best efforts to obtain any Consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such party or a member of its Group to be fully substituted for any member of the Group of any other Party with respect to any order, decree, judgment, agreement or Action that is in effect as of immediately prior to the

Spinco Distribution in connection with any Remainco Liability that constitutes an Environmental Liability or any Spinco Liability that constitutes an Environmental Liability, respectively. Remainco or Spinco, as the case may be, shall inform Third Parties associated with such matter, including Governmental Entities, about the assumption of such liability by the Party to which it has been allocated and request that such Persons direct all communications, requirements, notifications and/or official letters related to such matters to the Party to which it has been allocated. The members of the other Group (and their successors) shall use commercially reasonable efforts to provide necessary assistance or signatures to Remainco or Spinco, as the case may be, to achieve the purposes of this Section 7.10(a). Until such time as the substitutions outlined above have been completed, Remainco or Spinco, as the case may be, shall comply with the terms and conditions of all such orders, decrees, judgments, agreements and Actions in respect of which it has been allocated Environmental Liabilities pursuant to this Agreement.

(b) Remediation Procedures. Except as provided below, the Parties shall follow the general procedures for indemnification set forth in this Article VII with respect to any claim for indemnification pursuant to Section 7.2 or Section 7.3, relating to Remediation Liabilities, where either (x) the owner or primary tenant of the impacted property is a member of the Spinco Group but the Remediation Liability constitutes a Remainco Liability or (y) the owner or primary tenant of the impacted property is a member of the Remainco Group but the Remediation Liability constitutes a Spinco Liability. For such matters, if the Indemnifying Party acknowledges in writing that it is obligated to provide indemnification pursuant to this Section 7.10(b) with respect to such Remediation Liability, such Party (and members of its Group) shall be entitled (but shall not be required) to undertake the Remediation at the impacted property, subject to any right of any member of AgCo Group or MatCo Group to undertake such Remediation pursuant to the DWDP SDA. The Party (and members of its Group) performing the Remediation shall be referred to as the “Performing Party.”

(c) If the Performing Party is not both (x) the owner of the real property (or, if such real property is leased or sub-leased from a Person who is not a member of the Remainco Group or Spinco Group, the primary tenant (or sub-tenant) of such real property as between the Remainco Group and Spinco Group) and (y) the only Party whose Group is using such real property, the following conditions shall apply to the performance of any Remediation:

(i) The Performing Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third-parties) (each such party that is a member of any Group, a “Non-Performing Impacted Party”), including obtaining the owner’s and/or the other operating parties’, as applicable, prior written Consent to any Remediation that would reasonably be expected to substantially interfere with or disrupt the operations of such Person at the affected real property, which Consent shall not be unreasonably withheld, conditioned or delayed;

(ii) If a member of a Group other than that of the Performing Party is the owner of the real property (or, if such real property is leased or sub-leased from a Person who is not a member of the Remainco Group or Spinco Group, the primary tenant (or sub-tenant) of such real property as between the Remainco Group and Spinco Group) or otherwise has operational control of the impacted property (a “Non-Performing Site Controller”), such Non-Performing Site Controller shall, and shall cause the other members of the Group to, provide reasonable access to, and reasonably cooperate with, the Performing Party in its performance of such Remediation, it being understood that such cooperation shall in no event in and of itself require any Non-Performing Impacted Party or Non-Performing Site Controller to incur any out-of-pocket expenses.

(iii) The Performing Party shall use reasonable efforts to avoid and minimize any harm to any persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Remediation, except to the extent such harm or damage results from the negligence or willful misconduct of such other Party or any member of its Group or any of their respective representatives; and

(iv) All required Remediation shall be diligently and expeditiously performed in compliance with all applicable Laws, including Environmental Laws and worker health and safety Laws.

(d) The Performing Party shall (i) notify each Non-Performing Impacted Party and Non-Performing Site Controller prior to commencing or performing any Remediation, (ii) keep each Non-Performing Impacted Party and Non-Performing Site Controller reasonably informed of the progress of any Remediation and provide copies of any final, proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or Third Party, (iii) provide each Non-Performing Impacted Party and Non-Performing Site Controller, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans prior to submission to a Governmental Entity, (iv) provide each Non-Performing Impacted Party and Non-Performing Site Controller with the opportunity to attend, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any planned meeting with any Governmental Entity regarding a Remediation (provided that the Governmental Entity does not object) and (v) provide each Non-Performing Impacted Party and Non-Performing Site Controller an opportunity to observe, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any Remediation (other than Remediation consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, splits of any samples obtained in the course of conducting any Remediation.

(e) Subject to Section 7.10(f), all Remediation subject to this Section 7.10 shall meet the applicable standards, regulations, or requirements of applicable Law, including applicable Environmental Law or, where an applicable Governmental Entity with or asserting jurisdiction is supervising such Remediation, required by such Governmental Entity and be consistent with the level of compliance customarily used by the Spinco Business and the use of the property as of the Spinco Distribution and any applicable terms of the relevant lease or similar site-specific agreement as such terms are in effect as of the Spinco Distribution (the “Appropriate Remediation Standard”). In furtherance of and to the extent consistent with the foregoing, each Party (on behalf of itself and the other members of their respective Groups) agrees to utilize institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls; provided that such controls do not prevent or materially interfere with the continued operation or reasonable future expansion of the operations on such real property. Once a notice of no further action or equivalent determination with respect to such matter has been issued by a Governmental Entity (or, if the Governmental Entity has delegated authority to conduct and certify the completion of a Remediation to a licensed professional, upon notice of the applicable Governmental Entity’s receipt and acceptance of such licensed professional’s certification), the Indemnifying Party shall have no further obligations with respect to such matter, other than with respect to any Indemnifiable Losses arising out of (1) any Third Party Claims relating to such matter (including natural resource damage claims) and (2) the performance of and any costs associated with any ongoing operations and maintenance, if any, required with respect to the Remediation, including inspections and repair of any engineering controls, ongoing pumping and treating of impacted groundwater (including any material equipment or system repairs, replacements or required upgrades), ongoing groundwater monitoring and related reporting, and the provision of any required financial assurance, provided, that the Indemnitee shall be responsible for the performance of and any costs associated with any and all ongoing operations and maintenance relating to the following obligations: (i) any institutional controls, including any deed restrictions or land use controls and reporting obligations related to the same; (ii) monitoring, maintenance, repair and reporting associated with a cap used as part of the remedy, but only to the extent that the cap consists of (x) the buildings at the site, (y) asphalt or similar materials already present at the site or that are used at the site for purposes in addition to the Remediation (i.e., parking), or (z) landscaping; and (iii) groundwater monitoring associated with a monitored natural attenuation remedy. The Indemnifying Party shall have the right to transfer to the Indemnitee (upon payment of the amount set forth in this sentence as mutually agreed in writing by the

Indemnifying Party and Indemnitee or determined pursuant to the procedures set forth in Article IX) its obligations for its ongoing operations and maintenance costs, if any, with respect to engineering controls approved as part of a no further action, equivalent determination or certification if the Indemnifying Party agrees to pay to the Indemnitee a sum equal to the present value of the reasonably estimated future costs of said engineering controls (where the period of time used for such present value calculation shall be the entire period for which it is reasonably anticipated that such continuing obligations will be performed, but no more than thirty (30) years, and the discount rate shall be reasonable). For the avoidance of doubt, if the Indemnifying Party and the Indemnitee cannot mutually agree in writing on the amount set forth in the preceding sentence, such disagreement shall be resolved in accordance with the procedures set forth in Article IX of this Agreement. In the event that any Governmental Entity reopens or otherwise modifies any determination related to the notice of no further action or equivalent determination, or notice of receipt and acceptance of the licensed professional’s certification, such that additional Remediation is required, the Indemnifying Party shall indemnify the Indemnitee for any Liabilities associated with the reopening or modification of such determination that would have otherwise constituted Indemnifiable Losses of such Indemnitee.

(f) The Indemnifying Party shall not be responsible or liable to the Indemnitee for any Indemnifiable Losses associated with any Remediation to the extent:

(i) incurred by or on behalf of the Indemnitee to achieve compliance with standards in excess of the Appropriate Remediation Standards;

(ii) incurred for Remediation not required under or to achieve compliance with applicable Laws or required by a Governmental Entity with or asserting jurisdiction, unless undertaken as a result of (x) a reasonable belief that there exists a condition that, if unabated, poses a risk of reasonable possibility of harm to human health and safety, or to property of any Third Party or (y) in response to a Third Party Claim; or

(iii) resulting from the exacerbation after the Spinco Distribution of any Release or threat of Release of or exposure to Hazardous Substances which first occurred prior to the Spinco Distribution; provided that this clause (iii) shall in no way relieve the Indemnifying Party of any Liability for Indemnifiable Losses associated with a Remediation if the exacerbation of a Release that occurred on or prior to the Spinco Distribution arises as a result of any action or inaction on the part of the Indemnitee that does not rise to the level of negligence.

ARTICLE VIII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 8.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to another Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) Except as otherwise required or agreed to in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 8.2, each Party shall, and shall cause the other members of its Group (and any of their successors and assigns) to, use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to Schedule 8.1(b)(i), (ii) the date on which such Information is no longer required to be retained pursuant to any “litigation hold” issued by Remainco or any of its Subsidiaries prior to the Spinco Distribution, including those set forth on Schedule 8.1(b)(ii), (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Action arising after the Spinco Distribution Date, to the extent that any member of the Group in possession of such Information has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Action, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Entity which is known to any member of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire. The Parties agree that upon reasonable written request from the applicable other Party that certain Information relating to the Remainco Business, the Spinco Business, the Remainco Assets, the Spinco Assets, the Remainco Liabilities, the Spinco Liabilities or the transactions contemplated hereby be retained in connection with an Action, each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Information without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (for the avoidance of doubt, reasonable efforts shall include issuing a “litigation hold”).

(c) The Parties intend, and acknowledge that each of their Subsidiaries member of its respective Group intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.

Section 8.2 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article VII will govern) or for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern) or for matters related to the separation of Information (which shall be governed by Section 5.2) and without limiting the applicable provisions of Article V, and subject to appropriate restrictions for Privileged Information (as defined below) or Confidential Information:

(a) After the Spinco Distribution Date and until the date on which Spinco was required to retain, or cause to be retained, the Information requested pursuant to this Section 8.2(a) in accordance with Spinco’s obligations under Section 8.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Remainco for specific and identified Information (i) which (x) constitutes an Asset of the Remainco Group, as applicable, and the Transfer of such Asset has not been consummated as of the Spinco Distribution Date, or (y) relates to the Remainco Group or the conduct of the Remainco Business, as the case may be, up to the Spinco Distribution Date, solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), Spinco shall, and shall cause the other members of the Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Remainco, and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if Remainco has a reasonable need for such originals) in the possession or control of any member of the Spinco Group, but only to the extent such items (or copies thereof) constitute an Asset of the Remainco Group in accordance with clause (i)(x) or relate to the Remainco Group of the conduct of the Remainco Business in accordance with clause (i)(x) and are not already in the possession or control of Remainco (or any member of its Group); provided that, except in the case of clause (x) of this Section 8.2(a)(i), to the extent any original documentary Information is delivered to Remainco pursuant to this Agreement or the Ancillary Agreements, Remainco shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return them to Spinco within a reasonable time after the need to retain such originals pursuant to this Section 8.2 has ceased; provided further that, in the event that Spinco reasonably determines that any such access or the provision of any such Information would reasonably be expected to be materially commercially detrimental to Spinco or any member of the Spinco Group or would violate any Law (including any Data Protection Law) or Contract with a Third Party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), Spinco shall not be obligated to, and shall not be obligated to cause the other members of the Spinco Group (and each of its and their respective then-Affiliates) to, provide such Information requested by Remainco, provided, however, in the event access or the provision of any such Information would reasonably be expected to be materially commercially detrimental or violate a Contract with a Third Party, Spinco shall, and shall cause the other members of the Spinco Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such Third Party to, the disclosure of such Information or (ii) that (x) is required by any member of the Remainco Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Remainco (including under applicable securities Laws) by a Governmental Entity having jurisdiction over Remainco, (y) is required by Remainco in connection with the production of any financial statements produced in connection with any acquisition or disposition involving Remainco, or (z) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Spinco shall, and shall cause the other members of the Spinco Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Remainco and its respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the Remainco Group has a reasonable need for such originals) in the possession or control of Spinco or any other member of the Spinco Group (or any of its or their respective then-Affiliates), but only to the extent such items are of the type set forth in clauses (x), (y) or (z) of this Section 8.2(a)(ii) and are not already in the possession or control of Remainco (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any original documentary Information is delivered to Remainco pursuant to this Agreement or the Ancillary Agreements, Remainco shall, at its own expense, return such Information to Spinco within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Spinco reasonably determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law (including any Data Protection Law) or Contract with a Third Party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), Spinco shall not be obligated to provide such Information requested by Remainco, provided, further, that in the event access or the provision of any such Information would violate a Contract with a Third Party, Spinco shall, and shall cause the other members of the Spinco Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such Third Party to the disclosure of such Information.

(b) After the Spinco Distribution Date and until the date on which Remainco was required to retain, or cause to be retained, the Information requested pursuant to this Section 8.2(b) in accordance with Spinco’s obligations under Section 8.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Spinco for specific and identified Information (i) which (x) constitutes an Asset of the Spinco Group, and the Transfer of such Asset has not been consummated as of the Spinco Distribution Date or (y) relates to the Spinco Group or the conduct of the Spinco Business up to the Spinco Distribution Date solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), Remainco shall, and shall cause the other members of the Remainco Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Spinco and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the Remainco Group, but only to the extent such items (or copies thereof) constitute an Asset of the Spinco Group in accordance with clause (i)(x) or relate to the Spinco Group of the conduct of the Spinco Business in accordance with clause (i)(x) and are not already in the possession or control of Spinco (or any member of its Group); provided that, except in the case of clause (x) of this Section 8.2(b)(i), to the extent any original documentary Information is delivered to Spinco pursuant to this Agreement or the Ancillary Agreements, Spinco shall, and shall cause the other members of its Group (and its respective then-Affiliates) to, at its own expense, return them to Remainco within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Remainco reasonably determines that any such access or the provision of any such Information would reasonably be expected to be materially commercially detrimental to Remainco or any member of the Remainco Group or would violate any Law (including any Data Protection Law) or Contract with a Third Party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of Spinco), Remainco shall not be obligated to, and shall not be obligated to cause the other members of the Remainco Group (and each of its and their respective then-Affiliates) to, provide such Information requested by Spinco, in the event access or the provision of any such Information would reasonably be expected to be materially commercially detrimental or violate a Contract with a Third Party, Remainco shall, and shall cause the other members of the Remainco Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such Third Party to, the disclosure of such Information or (ii) that (x) is required by any member of the Spinco Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Remainco shall, and shall cause the other members of the Remainco Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Spinco and its respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the Spinco Group has a reasonable need for such originals) in the possession or control of Remainco or any other member of the Remainco Group (or any of its or their respective then-Affiliates), but only to the extent such items are of the type set forth in clauses (x) or (y) of this Section 8.1(b)(ii) and are not already in the possession or control of Spinco (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any original documentary Information is delivered to Spinco pursuant to this Agreement or the Ancillary Agreements, Spinco shall, at its own expense, return such Information to Remainco within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Remainco reasonably determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law (including any Data Protection Law) or Contract with a Third Party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of Spinco), Remainco shall not be obligated to provide such Information requested by Spinco, provided, further, that in the event access or the provision of any such Information would violate a Contract with a Third Party, Remainco shall, and shall cause the other members of the Remainco Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such Third Party to the disclosure of such Information.

(c) Any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of any Group) pursuant to this Article VIII shall be on an “as is,” “where is” basis and no Party (or any member of any Group) is making any representation or warranty with respect to such Information or the completeness thereof.

(d) Each of Remainco and Spinco shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 5.1 or this Article VIII of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 8.3 Disposition of Information.

(a) Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Spinco Distribution may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 8.1, to use commercially reasonable efforts to within a reasonable time (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information; provided, each Party shall, and shall cause each other member of its Group to, provide reasonable advance notice to each other Party prior to taking any action described in this Section 8.3(b) with respect to any Information related to the matters set forth on Schedule 8.3.

Section 8.4 Witness Services. At all times from and after the Spinco Distribution Date, each of Spinco and Remainco shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (i) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and (ii) there is no conflict in the Action between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to another Party (or member of such other Party’s Group) under this Section 8.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.

Section 8.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or a member of such Party’s Group) providing, or causing to be provided, Information or access to Information to another Party (or a member of such Party’s Group) under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 8.6 Confidentiality; Non-Use.

(a) Notwithstanding any termination of this Agreement and except as otherwise provided in the USA-Subject Ancillary Agreements (which shall be governed by the Umbrella Secrecy Agreement), each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or except as otherwise permitted by this Agreement or any USA-Subject Ancillary Agreement (which shall be governed by the Umbrella Secrecy Agreement), use, including for any ongoing or future commercial purpose, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Action by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in an Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or any USA-Subject Ancillary Agreement (which shall be governed by the Umbrella Secrecy Agreement), (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b) Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Spinco Distribution Date shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information (other than Intellectual Property, which shall exclusively be governed by the Intellectual Property Cross-License Agreement) and Personal Data, which shall exclusively be governed by Section 8.10) of any Party (or another member of its Group) rightfully in the possession of and used by any other Party (or another member of its Group) in the operation of its Business as of the Spinco Distribution Date may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the Remainco Business or Spinco Business, as the case may be; provided that, except as otherwise expressly permitted in any USA-Subject Ancillary Agreement (which shall be governed by the Umbrella Secrecy

Agreement), such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 8.6(a), provided that such disclosure to such other third parties and any associated use of such Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any Third Party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 11.8.

(c) Each of Spinco and Remainco acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with each such Third Party while such Party and/or members of its Group were Subsidiaries of Remainco. Each of Spinco and Remainco shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Spinco Distribution Date between one or more members of the Spinco Group and/or Remainco Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 8.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 8.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any USA-Subject Ancillary Agreement (including the Umbrella Secrecy Agreement) shall be governed by the terms of such Ancillary Agreement (and, in the case of USA-Subject Ancillary Agreements, the Umbrella Secrecy Agreement). For clarity, to the extent that any USA-Subject Ancillary Agreement or another Contract (other than Ancillary Agreements which are not USA-Subject Ancillary Agreements) pursuant to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 8.6, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto.

Section 8.7 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Spinco Distribution have been and will be rendered either for (i) the collective benefit of each of the members of the Spinco Group and Remainco Group (“Collective Benefit Services”), or (ii) the sole benefit of (x) Spinco (or a member of Spinco’s Group) in the case of legal and other professional services provided solely in respect of a Spinco Asset, a Spinco Liability or the Spinco Business or (y) Remainco (or a member of Remainco Group) in the case of legal and other professional services provided solely in respect of a Remainco Asset, a Remainco Liability or the Remainco Business, as the case may be (“Sole Benefit Services”). For the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”), (x) each of the members of the Spinco Group and Remainco Group shall be deemed to be the client with respect to Collective Benefit Services, and (y) Spinco or Remainco (or the applicable member of such Party’s Group), as the case may be, shall be deemed to be the client with respect to Sole Benefit Services. With respect to all Information subject to Privilege (“Privileged Information”), (A) the Parties shall have a shared Privilege for

Privileged Information to the extent relating to Collective Benefit Services, and (B) Spinco or Remainco (or the applicable member of such Party’s Group), as the case may be, shall have Privilege for Privileged Information to the extent relating to Sole Benefit Services and shall control the assertion or waiver of such Privilege. For the avoidance of doubt, Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Distribution Services. Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Spinco Distribution Date which will be rendered solely for the benefit of Spinco (or a member of its Group), or Remainco (or a member of its Group), as the case may be, while other such post-Distribution services following the Spinco Distribution Date may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of both the Remainco Group and the Spinco Group. With respect to such post-Distribution services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:

(i) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Spinco Business, whether or not the Privileged Information is in the possession of or under the control of any member of the Spinco Group or Remainco Group. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Spinco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the Spinco Group, whether or not the Privileged Information is in the possession of or under the control of any member of the Spinco Group or Remainco Group; and

(ii) Remainco shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Remainco Business, whether or not the Privileged Information is in the possession of or under the control of any member of the Spinco Group or Remainco Group. Remainco shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Remainco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the Remainco Group, whether or not the Privileged Information is in the possession of or under the control of any member of the Spinco Group or Remainco Group.

(c) Each Party, on behalf of itself and each other member of its Group, agrees as follows in this Section 8.7(c) regarding all Privileges (x) not allocated pursuant to the terms of Section 8.7(a) or Section 8.7(b) and (y) Privileged Information to the extent relating to Collective Benefit Services with respect to which, in each case, the Parties shall have a shared Privilege. All Privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve a member of each Group in respect of which members of both the Remainco Group and the Spinco Group retains any responsibility or Liability under this Agreement, shall be subject to a shared Privilege among them.

(i) Subject to Sections 8.7(c)(ii) and 8.7(c)(iv), no Party (or any member of its Group) may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which any other Party (or member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection (the “Privilege Waiver Objection Notice”) is made within twenty (20) days after written notice upon the other Party requesting such consent.

(ii) In the event of any Action or Dispute solely between or among the Parties, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or member of such Party’s Group has a shared Privilege, without obtaining the consent of such other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the

Action or Dispute between or among the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.

(iii) In the event of any Action or Dispute involving a Third Party, if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of any Party or its Group, each Party agrees that it shall, and shall cause each other member of its Group to, negotiate in good faith, use commercially reasonable efforts to minimize any prejudice to the rights of the other Party (or members of its respective Group), and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not, and shall cause each other member of its Group to not, withhold consent to waiver for any purpose except to protect its (or its Group’s) own legitimate interests.

(iv) If, within fifteen (15) days of receipt by the requesting Party of a written objection pursuant to Section 8.7(c)(i) (the “Privilege Waiver Negotiation Period”), the Parties have not succeeded in resolving in writing any Dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 9.1(c) to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and each Party agrees that any such Privilege shall not be waived by such Party (or any member of its Group) until the final determination of such Dispute in accordance with Section 9.1(c).

(v) Upon receipt by any Party or any other member of its Group of any subpoena, discovery or other request which, upon a good faith reading, may reasonably be expected to result in the production or disclosure of Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if any Party (or other member of its Group) obtains knowledge that any of its or member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which, upon a good faith reading, may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party (and the relevant members of its Group) a reasonable opportunity to review the Information and to assert any rights it may have under this Section 8.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.

(d) Notwithstanding the foregoing in this Section 8.7, the Parties acknowledge and agree that in any Action or Dispute with respect to this Agreement, the Ancillary Agreements, the Merger Agreement, any other agreement related to the transactions contemplated hereby or thereby and the negotiations, structuring and transactions contemplated hereby and thereby, in each case, in which Remainco, on the one hand, is adverse to Spinco and/or RMT Partner, on the other hand: (i) any and all Privileged Information with respect to such matters belonging to or possessed by the Remainco Group or the Spinco Group prior to the Spinco Distribution shall be deemed to relate solely to the Remainco Business; (ii) any advice given by or communications with each of the parties constituting Remainco Counsel, to the extent it relates to this Agreement, the Ancillary Agreements, the Merger Agreement or any other Transaction Agreement, and/or negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the Remainco Business; and (iii) any advice given or communications with in-house counsel of Remainco prior to the Spinco Distribution, to the extent it relates to this Agreement, the Ancillary Agreements, the Merger Agreement or any other Transaction Agreement, and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the Remainco Business. In all other cases, Privileged Information with respect to clause (i), (ii) and (iii) above shall be a shared privilege.

(e) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Spinco and Remainco as set forth in Sections 8.6 and 8.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including, but not limited to, attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 5.1, 7.4 and 8.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 5.1, 7.4 and 8.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 5.1 and 7.4 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.8 Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, that Remainco has retained the counsel set forth on Schedule 8.8 (“Remainco Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements, the Merger Agreement and the transactions contemplated hereby and thereby (the “Section 8.8 Matters”), and that Remainco Counsel has not acted as counsel for any other Person in connection with the Section 8.8 Matters and that no other party or Person has the status of a client of Remainco Counsel for conflict of interest or any other purposes as a result thereof. Spinco hereby agrees on behalf of itself and each member of its Group and RMT Partner on behalf of itself and its Subsidiaries and Affiliates that, in the event that a dispute arises between or among (x) any member of the Spinco Group, any Spinco Indemnitee, RMT Partner or any of their respective Affiliates, on the one hand, and (y) any member of the Remainco Group, any Remainco Indemnitee or any of their respective Affiliates, on the other hand, Remainco Counsel may represent any member of the Remainco Group, any Remainco Indemnitee or any of their respective Affiliates, in such dispute even though the interests of such Person may be directly adverse to any Person described in clause (x), and even though Remainco Counsel may have represented a Person described in clause (x), in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (x), and Spinco hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest in connection with such representation by Remainco Counsel that arises as a result of its acting as counsel in connection with the Section 8.8 Matters. Each of Remainco and Spinco, on behalf of itself and each other member of its Group and RMT Partner, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 8.8. Each of Remainco and Spinco and each other member of its Group and RMT Partner, further agrees that Remainco Counsel and their respective partners and employees are Third Party beneficiaries of this Section 8.8.

Section 8.9 Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such Information, whether by implication, estoppel or otherwise.

Section 8.10 Processing of Personal Data.

(a) The Parties acknowledge that (i) Remainco is a Data Controller with respect to its Processing of the Remainco Personal Data prior to and after the Spinco Distribution, (ii) Remainco is a Data Controller with respect to its Processing of the Spinco Personal Data prior to the Distribution, (iii) Spinco is a Data Controller with respect to its Processing of the Spinco Personal Data after the Distribution, (iv) Remainco remains a Data Controller with respect to its Processing of the Spinco Personal Data that remains in its possession and control from and after the Distribution and (v) Spinco is a Data Controller with respect to the Processing of the Remainco Personal Data that remains in its possession and control after the Distribution. Remainco shall (i) ensure that the transfer of Personal Data to Spinco as part of the Contribution is made in compliance with applicable Data Protection Laws, (ii) use commercially reasonable efforts to transfer only Spinco Personal Data to Spinco, and (iii) provide copies of form agreements (such as data transfer agreements or similar agreements) to be entered into between Remainco and Spinco in connection with the lawful transfer of Personal Data to Spinco, to RMT Partner for its review and approval (not to be unreasonably withheld, conditioned or delayed) prior to the

Contribution. From and after the Spinco Distribution, (i) Spinco shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the Processing of Spinco Personal Data, Remainco Personal Data (solely to the extent remaining in its possession and control) and this Agreement, as applicable, and (ii) Remainco shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the Processing of Remainco Personal Data, Spinco Personal Data (solely to the extent remaining in its possession and control) and this Agreement, as applicable. Neither Party (nor any member of its Group) shall knowingly do anything or permit anything to be done which might lead to a breach by the other Party or its Affiliates of the Data Protection Laws and the other terms of this Agreement in connection therewith.

(b) Both Parties shall cooperate (and cause the other members of its Group to cooperate) to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party (or any member of its Group) in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 8.10 shall be deemed to prevent any Party (or any member of its Group) from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

Section 8.11 Prior Contracts. Each of Remainco and Spinco, on behalf of itself and each member of its Group and their respective successors and assigns, acknowledges and agrees that, notwithstanding any Contract governing the use of Intellectual Property or Confidential Information entered into by an employee or contractor of such Party or its Group prior to the Spinco Distribution, to the extent such employee or contractor is working for or on behalf of another Party or a member of its Group after the Spinco Distribution, such employee or contractor shall not be deemed in breach of such Contract due to such employee or contractor using such Intellectual Property or Confidential Information in his or her capacity as an employee or contractor of such other Party (or member of such other Party’s Group), or disclosing such Intellectual Property or Confidential Information to another Party (or member of such Party’s Group) to the extent that this Agreement or an Ancillary Agreement grants a license to, or otherwise permits such other Party (or member of such Party’s Group) to use or have disclosed to it, such Intellectual Property or Confidential Information (and in the case of use by such employee or contractor, solely to the extent such use is permitted by such Party or member of such Party’s Group pursuant to the terms of this Agreement or such Ancillary Agreement).

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Negotiation and Arbitration.

(a) In the event of a controversy, dispute or Action between the Parties or between Remainco and RMT Partner arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including any Action based on contract, tort, statute or constitution, including but not limited to the arbitrability of such controversy, dispute or Action and any controversy, dispute or Action related to Section 8.7 concerning privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein; provided, that disputes concerning the correctness of the calculations in the Proposed Final Statement shall be resolved in accordance with the process set forth in Section 2.5(c).

(b) Negotiation. The following procedures shall apply with respect to Disputes:

(i) Except in cases of Disputes regarding privilege issues (in which case the procedure in Section 8.7(c) shall apply), (a) either Party or RMT Partner may deliver written notice of a Dispute (a “General Dispute Notice”) and (b) the general counsels of the relevant Parties or RMT Partner, as applicable, and/or such other officer designated by the relevant Party or RMT Partner, as applicable, in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each relevant Party (and by RMT Partner, if applicable) in writing, exceed sixty (60) days from the date of receipt by the relevant Party or RMT Partner, as applicable, of the General Dispute Notice (the “General Negotiation Period”).

(ii) With respect to the subject Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 9.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and twenty (120) days after the date of receipt of the relevant Dispute Notice and (y) the expiration of the applicable Negotiation Period.

(iii) All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant Negotiation Period by any of the Parties (or the other members of their respective Group), or RMT Partner and its Subsidiaries, their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of a Group) or RMT Partner and its Subsidiaries, and, in any Action, shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or foreign rule and evidence of such discussions shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or RMT Partner and/or any Indemnitee, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(c) Arbitration. If the Dispute has not been resolved for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(i) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall appoint one arbitrator in its demand for arbitration and the respondent shall appoint one arbitrator within twenty-one (21) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators within twenty-one (21) days of the appointment of the second arbitrator. Any Parties that are Affiliates of each other are deemed for this purposes of this Section 9.1 only to be a single Party. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA according to its Rules.

(ii) In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.

(iii) Arbitration under this Section 9.1 shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties or RMT Partner and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets (or RMT Partner and its Assets, as applicable).

(iv) The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary, treble or similar damages, or (B) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the Parties or RMT Partner, as applicable, to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 9.1(c)(vii).

(v) Each Party and RMT Partner shall bear its own costs and attorneys’ fees in any arbitration conducted under this Article IX, and each party to such arbitration shall bear an equal portion of the fees and expenses of the arbitration including the Arbitral Tribunal’s fees and the fees and expenses of the AAA; provided, however, that the Arbitral Tribunal may award the prevailing party the recovery of its costs and attorneys’ fees and other reasonable and documented out-of-pocket expenses (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the AAA) if the Arbitral Tribunal finds that any of the claims or defenses of the non-prevailing party were frivolous or made in bad faith; provided, further, that if any parties to the arbitration are Affiliates of each other, they shall be counted as a single party to the arbitration for purposes of apportioning such fees and expenses.

(vi) The seat of arbitration shall be, and the award shall be rendered, in New York County, New York, in the English language.

(vii) The Arbitral Tribunal may, if requested by a Party or RMT Partner (if party to the arbitration), consolidate the arbitration with any other arbitration (A) if the other arbitration involves another Dispute arising under either this Agreement or an Ancillary Agreement, provided the Arbitral Tribunal is satisfied such other dispute involves common factual issues, or (B) with the prior written consent of all parties engaged in such arbitrations. Such consolidated arbitration shall be determined by the Arbitral Tribunal appointed for the arbitration proceeding that was commenced first in time, unless otherwise agreed in writing by all parties engaged in such arbitration.

(viii) The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties and RMT Partner shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 11.18. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party and RMT Partner may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction. For the avoidance of doubt, any Party and RMT Partner may appeal any Decision on Interim Relief determined by any Emergency Arbitrator to an Arbitral Tribunal; provided that, such Decision on Interim Relief shall remain enforceable from and after any such appeal, unless and until the Decision on Interim Relief is vacated or modified by the Arbitral Tribunal.

(ix) In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolution provisions in this Section 9.1, to obtain relief as described in this Section 9.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party and RMT Partner irrevocably consents to the service of process in any action by the mailing of copies of the process to the Parties as provided in Section 11.5. Service effected as provided in this manner will become effective five (5) days after the mailing of the process.

(x) EACH OF REMAINCO, SPINCO AND RMT PARTNER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF REMAINCO, SPINCO AND RMT PARTNER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF REMAINCO, SPINCO AND RMT

PARTNER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF REMAINCO, SPINCO AND RMT PARTNER MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF REMAINCO, SPINCO AND RMT PARTNER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.1.

(d) Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties and RMT Partner or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article IX shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article IX or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party’s and/or RMT Partner’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party and/or RMT Partner makes application to any court in connection with this Section 9.1(d) (including any proceedings to enforce a final award or any Interim Relief), that Party and/or RMT Partner, as applicable, shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any Third Party to such sealing, and shall give the other Party notice of such challenge as promptly as practicable.

Section 9.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties and/or RMT Partner will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not specifically subject to such dispute resolution.

ARTICLE X

INSURANCE

Section 10.1 Insurance Matters.

(a) With respect to Liabilities of Remainco and its Subsidiaries immediately prior to the Spinco Distribution that (x) constitute Spinco Liabilities (other than those incurred by a member of the Remainco Group) or (y) are otherwise incurred by a member of the Spinco Group, in each case to the extent related to or arising from occurrences prior to the date of the Spinco Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the Remainco Group that were members of the Remainco Group immediately prior to the Spinco Distribution are hereby assigned by Remainco (on behalf of itself and the applicable members of its Group) to the applicable members of the Spinco Group on that same date. Remainco shall (or shall cause the applicable member of its Group to) provide the applicable member of the Spinco Group with, from the date of the Spinco Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the Spinco Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided that Spinco shall provide reasonable written notice to Remainco, or the relevant member of its respective Group, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the Spinco Group to directly submit claims under such Commercial Insurance Policy, Spinco shall, or shall cause the applicable member of the Remainco Group to, report any potential claims under such Commercial Insurance Policy as soon as reasonably practicable to Remainco, and Remainco shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided that with respect to any such claims, Spinco (or the applicable member of the Spinco Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide Remainco, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by Remainco, or the relevant member of its Group, on behalf of Spinco (or the applicable member of the Spinco Group);

(iii) Spinco (or the applicable members of the Spinco Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse Remainco (and the relevant members of the Remainco Group) for any deductibles, self-insured retentions, retrospective premiums, fronting policy reimbursement obligations and other chargeback amounts, fees, costs and expenses incurred by Remainco (or any members of the Remainco Group) to the extent resulting from any access to, or any claims made by Spinco (or any members of the Spinco Group) under, any such Commercial Insurance Policy provided pursuant to this Section 10.1(a) (with respect to Spinco Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by Spinco, a member of the Spinco Group, its or their employees or third parties;

(iv) Spinco (or the applicable members of the Spinco Group) shall bear (and none of Remainco or the members of its Group shall have any obligation to repay or reimburse any members of the Spinco Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Spinco or any members of the Spinco Group under such Commercial Insurance Policy (unless otherwise constituting a Remainco Liability); and

(v) No member of the Spinco Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 10.1(a), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the Remainco Group on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the Remainco Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the Remainco Group under such policy; or (z) otherwise compromise or impair the ability of Remainco to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Remainco and shall have the right to cause Spinco to desist, or cause any other member of the Spinco Group to desist, from any action that Remainco reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 10.1(a)(v) shall not preclude or otherwise restrict any member of the Spinco Group from reporting claims to insurers in the ordinary course of business.

(b) With respect to Liabilities of Remainco and its Subsidiaries immediately prior to the Spinco Distribution that (x) constitute Remainco Liabilities (other than those incurred by a member of the Spinco Group) or (y) are otherwise incurred by a member of the Remainco Group, in each case to the extent related to or arising from occurrences prior to the date of the Spinco Distribution, any rights to insurance coverage applicable to those Liabilities under Commercial Insurance Policies issued to any members of the Spinco Group that were members of the Spinco Group immediately prior to the Spinco Distribution are hereby assigned by Spinco (on behalf of itself and the applicable members of its Group) to the applicable members of the Remainco Group on that same date. Spinco shall (or shall cause the applicable member of its Group to) provide the applicable member of the Remainco Group with, from the date of the Spinco Distribution, access to, and the right to make claims under, the applicable Commercial Insurance Policy; provided that such access to, and the right to make claims under, such Commercial Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) If permitted under such Commercial Insurance Policy, the applicable members of the Remainco Group shall be responsible for the submission, administration and management of any claims under such Commercial Insurance Policy; provided that Remainco shall provide reasonable written notice to Spinco, or the relevant member of its respective Group, prior to submitting any such claim;

(ii) If such Commercial Insurance Policy does not permit the applicable members of the Remainco Group to directly submit claims under such Commercial Insurance Policy, Remainco shall, or shall cause the applicable member of the Spinco Group to, report any potential claims under such Commercial Insurance Policy as soon as practicable to Spinco, and Spinco shall, or shall cause the relevant member of its Group to, submit such claims directly to the applicable insurer; provided that with respect to any such claims, Remainco (or the applicable member of the Remainco Group) shall (x) be responsible for (A) the preparation of any documents or forms that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide Spinco, or the relevant member of its Group, with such documents, forms or other information necessary for the submission of such claims by Spinco, or the relevant member of its Group, on behalf of Remainco (or the applicable member of the Remainco Group);

(iii) Remainco (or the applicable members of the Remainco Group) shall be responsible for any payments to the applicable Commercial Insurer under such Commercial Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse Spinco (and the relevant members of the Spinco Group) for any deductibles, self-insured retentions, retrospective premiums, fronting policy reimbursement obligations and other chargeback amounts, fees, costs and expenses incurred by Spinco (or any members of the Spinco Group) to the extent resulting from any access to, or any claims made by Remainco (or any members of the Remainco Group) under, any such Commercial Insurance Policy provided pursuant to this Section 10.1(a) (with respect to Remainco Liabilities), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by Remainco, a member of the Remainco Group, its or their employees or third parties;

(iv) Remainco (or the applicable members of the Remainco Group) shall bear (and none of Spinco or the members of its Group shall have any obligation to repay or reimburse any members of the Remainco Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Remainco or any members of the Remainco Group under such Commercial Insurance Policy (unless otherwise constituting a Spinco Liability); and

(v) No member of the Remainco Group, in connection with making a claim under any such Commercial Insurance Policy pursuant to this Section 10.1(a), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the Spinco Group on the one hand, and the applicable insurer, on the other hand; (x) result in the applicable insurer terminating or reducing coverage to, or increasing the amount of any premium owed by, any member of the Spinco Group under such policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the Spinco Group under such policy; or (z) otherwise compromise or impair the ability of Spinco to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Spinco and shall have the right to cause Remainco to desist, or cause any other member of the Remainco Group to desist, from any action that it reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 10.1(a)(v) shall not preclude or otherwise restrict any member of the Remainco Group from reporting claims to insurers in the ordinary course of business.

(c) With respect to any Commercial Insurance Policies whose rights are shared between and/or among Spinco and Remainco (or any member of their respective Group), respectively, claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Commercial Insurance Policies shall be reduced, in each case, in accordance with the terms of such Commercial Insurance Policies and without any priority or preference shown or given to any of Spinco and Remainco (or any member of their respective Group), absent any written agreement between Spinco and Remainco (or any members of their respective Groups) otherwise; provided, however, that none of Spinco or Remainco (or any member of their respective Group) shall accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would materially differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.

Section 10.2 Insurance Coverage. Except as is necessary for Remainco and/or Spinco, in their reasonable judgments, to comply with their obligations under Section 10.1 or Section 10.3, from and after the Spinco Distribution, (x) no member of either Group will have responsibility to obtain coverage for any member of the other Group, (y) each member of either Group shall have the right to remove any member of the other Group and its current, former and future employees, officers and directors as insured parties under any policy of insurance issued by any insurance carrier that has an inception date on or after the Spinco Distribution and (z) from and after the Distribution, neither Party will be entitled to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring from and after the date of the Distribution. No member of either Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

Section 10.3 Liability Policies.

(a) After the Spinco Distribution, the members of the Remainco Group shall not, without the consent of any affected Person within the Spinco Group (or the Consent of Spinco on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of such Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability policies and cyber data breach or any other liability policy, as maintained by the members of the Remainco Group prior to the Spinco Distribution (collectively, “Remainco Liability Policies”) in respect of occurrences or alleged injury or damage taking place prior to the Spinco Distribution; provided, however, that the obligations of the members of the Remainco Group with respect to the foregoing shall cease on the date that is the expiration of any tail policy or other expiration of coverage with respect to any such Remainco Liability Policies. The members of the Remainco Group shall reasonably cooperate with any Person who is or was covered by any Remainco Liability Policy, in each case, at or prior to the Spinco Distribution in their pursuit of any coverage claims under such Remainco Liability Policies that could inure to the benefit of such Persons. The members of the Remainco Group shall allow the members of the Spinco Group and their agents and representatives, upon reasonable prior written notice and during regular business hours, to examine and make copies of the relevant Remainco Liability Policies and shall provide such cooperation as is reasonably requested by the members of the Spinco Group, including their directors and officers.

(b) Remainco and the other members of the Remainco Group (if applicable) shall consult with the RMT Partner with respect to the selection of the insurance carriers for any tail insurance policies Remainco obtains in respect of the Remainco Liability Policies.

(c) After the Spinco Distribution, the members of the Spinco Group shall not, without the consent of any affected Person within the Remainco Group (or the Consent of Remainco on behalf of such Person), take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of such Person who is or was covered under the directors and officers liability insurance policies, fiduciary liability insurance policies, primary and excess general liability policies, products liability, pollution liability, workers compensation, auto liability policies and cyber data breach or any other liability policy, as maintained by the members of the Spinco Group prior to the Spinco Distribution (collectively, “Spinco Liability Policies”) in respect of occurrences or alleged injury or damage taking place prior to the Spinco Distribution; provided, however, that the obligations of the members of the Spinco Group with respect to the foregoing shall cease on the date that is the expiration of any tail policy or other expiration of coverage with respect to any such Spinco Liability Policies. The members of the Spinco Group shall reasonably cooperate with any Person who is or was covered by any Spinco Liability Policy, in each case, at or prior to the Spinco Distribution in their pursuit of any coverage claims under such Spinco Liability Policies that could inure to the benefit of such Persons. The members of the Spinco Group shall allow the members of the Remainco Group and their agents and representatives, upon reasonable prior written notice and during regular business hours, to examine and make copies of the relevant Spinco Liability Policies and shall provide such cooperation as is reasonably requested by the members of the Remainco Group, and their directors and officers.

(d) Spinco and the other members of the Spinco Group (if applicable) shall consult with the RMT Partner with respect to the selection of the insurance carriers for any tail insurance policies Spinco obtains in respect of the Spinco Liability Policies.

Section 10.4 Coverage After Transfer of Assets and Liabilities.

(a) On the date of the Spinco Distribution and thereafter, it is the responsibility of the Spinco Group to obtain, at its own expense, continuing insurance coverage for the Assets of the Spinco Group and for the Liabilities of the Spinco Group accruing after the Spinco Distribution Date. To the extent that any member of the Spinco Group obtains continued coverage for its Assets or Liabilities under Commercial Insurance Policies issued to Remainco prior to the Spinco Distribution and then covering those Assets or Liabilities, Spinco shall be responsible for any deductibles, self-insured retentions, retrospective premiums, fronting policy reimbursement obligations and other chargeback amounts, fees, costs and expenses associated with any Insurance Proceeds collected by any member of the Spinco Group under those policies, and Remainco shall not (and shall cause the other members of its Group not to) agree to an exclusion in any of the Commercial Insurance Policies issued to Remainco prior to the Spinco Distribution and then covering Spinco Group Assets or Liabilities for claims based on wrongful acts or occurrences up to and including the Spinco Distribution Date to the extent such exclusion would preclude coverage for Spinco Group, but would not preclude coverage for the Remainco Group, respectively.

(b) On the date of the Spinco Distribution and thereafter, it is the responsibility of the Remainco Group to obtain, at its own expense, continuing insurance coverage for the Assets of the Remainco Group and for the Liabilities of the Remainco Group accruing after the Spinco Distribution Date. To the extent that any member of the Remainco Group obtains continued coverage for its Assets or Liabilities under Commercial Insurance Policies issued to Spinco prior to the Spinco Distribution and then covering those Assets or Liabilities, Remainco shall be responsible for any deductibles, self-insured retentions, retrospective premiums, fronting policy reimbursement obligations and other chargeback amounts, fees, costs and expenses associated with any Insurance Proceeds collected by any member of the Remainco Group under those policies, and Spinco shall not (and shall cause the other members of its Group not to) agree to an exclusion in any of the Commercial Insurance Policies issued to Spinco prior to the Spinco Distribution and then covering Remainco Group Assets or Liabilities for claims based on wrongful acts or occurrences up to and including the Spinco Distribution Date to the extent such exclusion would preclude coverage for Remainco Group, but would not preclude coverage for the Spinco Group, respectively.

Section 10.5 Cooperation.

(a) With respect to the Commercial Insurance Policies, for claims (i) arising from wrongful acts or occurrences prior to the Spinco Distribution Date, and (ii) for which Remainco, in accordance with Sections 10.1(a) or 10.3(a), as applicable, is providing to Spinco (or any member of its Group) access to, and the right to make claims under, the applicable Remainco Liability Policy, Remainco shall, and shall cause the other members of its Group to, subject to the terms of Sections 10.1(a) or 10.3(a), as applicable, reasonably cooperate with

Spinco with respect to the submission of such claims by Spinco (or the applicable member of its Group) to insurers issuing such policies.

(b) With respect to the Commercial Insurance Policies, for claims (i) arising from wrongful acts or occurrences prior to the Spinco Distribution Date, and (ii) for which Spinco, in accordance with Sections 10.1(b) or 10.3(c), as applicable, is providing to Remainco (or any member of its Group) access to, and the right to make claims under, the applicable Spinco Liability Policy, Spinco shall, and shall cause the other members of its Group to, subject to the terms of Sections 10.1(b) or 10.3(c), as applicable, reasonably cooperate with Remainco with respect to the submission of such claims by Remainco (or the applicable member of its Group) to insurers issuing such policies.

(c) The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement. If any Liabilities involve claims against two or more parties accruing both before and after the Spinco Distribution Date, those Parties may jointly make claims for coverage under the Commercial Insurance Policies, and the Parties will cooperate with each other in pursuit of such coverage, with the Insurance Proceeds relating thereto first used to reimburse the Parties for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, and the remaining amounts to be allocated among the Parties in an equitable manner.

Section 10.6 No Assignment of Entire Insurance Policies. This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety (as opposed to an assignment of rights under a policy), nor is it considered to be itself a contract of insurance, and further, this Agreement shall not be construed to waive any right or remedy of Remainco, Spinco or any members of their respective Groups under or with respect to any Commercial Insurance Policy and related programs, or any other contract or policy of insurance, and Remainco, Spinco or any members of their respective Groups reserve all their rights thereunder.

Section 10.7 Agreement for Waiver of Conflict and Shared Defense. In the event of any action by members of both the Remainco Group and Spinco Group to recover or obtain Insurance Proceeds under a Commercial Insurance Policy, or to defend any action by an insurer attempting to restrict or deny any coverage benefits under a Commercial Insurance Policy, Remainco and Spinco (or the applicable member of their Group) may join in any such Action and be represented by joint counsel and each shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent reasonably necessary to conduct any such action.

Section 10.8 Certain Matters Relating to Organizational Documents. Spinco and RMT Partner acknowledge and agree that for a period of six (6) years from the Spinco Distribution Date, the Organizational Documents of Spinco shall contain provisions that are no less favorable (in the aggregate) with respect to indemnification (including provisions relating to advancement of expenses) than are set forth in Remainco’s Organizational Documents immediately before the Spinco Distribution and set forth on Schedule 10.8. Spinco and RMT Partner acknowledge and agree that such indemnification provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Spinco Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Spinco Distribution Date, were indemnified under such Organizational Documents, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Complete Agreement; Construction.

(a) This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and

Assumption Instruments shall constitute the entire agreement among the Parties and RMT Partner with respect to the subject matter hereof (which for the avoidance of doubt, does not include the Merger) and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Distribution, the covenants and obligations set forth in Article V, Article VI, Article VII, Article VIII, Article IX and Article X or the application of Article XI to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) such agreement has been executed by a member of the Remainco Group and the Spinco Group. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 11.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and RMT Partner and delivered to each of the Parties and RMT Partner.

Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Spinco Distribution and remain in full force and effect in accordance with their applicable terms.

Section 11.5 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11.5 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 11.5 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth on a schedule to be delivered by each party to the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.5):

If to Remainco:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:             Brandon Van Dyke, Esq.

Email:                  Brandon.VanDyke@skadden.com

Facsimile:            (917) 777-3743

If to the RMT Partner:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Attn:                   Anne Chwat, General Counsel

Email:                 anne.chwat@iff.com

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:                 Benet J. O’Reilly

                                  Kyle A. Harris

Email:                      boreilly@cgsh.com

                                  kaharris@cgsh.com

If to Spinco prior to the Spinco Distribution Date:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:                 Brandon Van Dyke, Esq.

Email:                      Brandon.VanDyke@skadden.com

Facsimile:                (917) 777-3743

If to Spinco on or after the Spinco Distribution Date:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Attn:                         Anne Chwat, General Counsel

Email:                       anne.chwat@iff.com

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:                 Benet J. O’Reilly

                                  Kyle A. Harris

Email:                      boreilly@cgsh.com

                                  kaharris@cgsh.com

Section 11.6 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective; provided, that prior to the Effective Time, Spinco shall not waive any provision of this Agreement without the prior written consent of RMT Partner. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 11.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties and RMT Partner.

Section 11.8 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party or RMT Partner without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other Party and RMT Partner, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party or RMT Partner may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which it is a constituent party but not the surviving entity or the sale of all or substantially all of its Assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Person by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party and RMT Partner, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 11.8 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party and RMT Partner.

Section 11.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties, RMT Partner and their respective successors and permitted transferees and assigns.

Section 11.10 Termination. This Agreement shall terminate immediately upon termination of the Merger Agreement, if the Merger Agreement is terminated in accordance with its terms prior to the Spinco Distribution. Except for a termination described in the immediately preceding sentence, this Agreement may not be terminated except as set forth in the Merger Agreement. After the Spinco Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Remainco and Spinco. In the event of any termination of this Agreement, neither any Party nor RMT Partner (or any of their respective directors, officers, members or managers) shall have any Liability or further obligation to any other Party or RMT Partner by reason of this Agreement provided that, in the event of any termination following the Spinco Distribution, the provisions of Article VII and Section 10.8 shall survive indefinitely unless expressly agreed otherwise by the Parties and RMT Partner; provided further that such provisions shall not be terminated with respect to any third party beneficiary thereof.

Section 11.11 Payment Terms.

(a) Except as set forth in Article VII or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group or RMT Partner), on the one hand, to another Party (and/or a member of such Party’s respective Group or RMT Partner), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VII or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that LIBOR is no longer commonly accepted by market participants, then an alternative floating rate index selected by Remainco that is commonly accepted by market participants.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 11.11(a), subject to the right of the payor Party to dispute such amount following such payment); provided that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group or RMT Partner) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to LIBOR plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the Third Party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 11.12 No Circumvention. The Parties and RMT Partner agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party or RMT Partner to successfully pursue indemnification or payment pursuant to Article VII).

Section 11.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Spinco Distribution Date.

Section 11.14 Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.3 relating to insured persons and Section 10.8 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) as provided in Section 8.8 relating to Remainco Counsel, (iv) as specifically provided in any Ancillary Agreement and (v) for the Agco Indemnities (as defined in the Corteva Letter Agreement), which are third party beneficiaries of the this Agreement solely with respect to the obligations set forth in Section 6.3, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 11.15 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 11.17 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 11.18 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is thereby aggrieved shall, subject and pursuant to the terms of this Article XI (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties and RMT Partner shall negotiate in good faith to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party and RMT Partner a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 7.2; Section 7.3 and Section 7.4).

Section 11.21 Tax Treatment of Payments. In the absence of any change in applicable Tax treatment under the Code, subject to the last sentence of this Section 11.21 (a) any payment required by this Agreement (other than payments of interest) shall be treated for U.S. federal income Tax purposes as either a contribution by Remainco to Spinco or a distribution by Spinco to Remainco, as the case may be, occurring immediately prior to the Spinco Distribution, or as a payment of an assumed or retained Liability, and (b) any payment of interest shall be treated for U.S. federal income Tax purposes as taxable or deductible, as the case may be, to the Party entitled under this Agreement to receive such payment or required under this Agreement to make such payment. For the avoidance of doubt, any payment required under the RMT Partner Guaranty shall be treated for U.S. federal income Tax purposes as a contribution by RMT Partner to Spinco, and thereafter in accordance with the first sentence of this Section 11.21. Any payment by Spinco attributable to Spinco Designated Transaction Expense that are both (i) paid for by Remainco or a member of the Remainco Group and (ii) liabilities, for U.S. federal income tax purposes, of Spinco or a member of the Spinco Group, shall be treated as a non-taxable reimbursement by Spinco of Remainco.

* * * * *

[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By	/s/ Marc Doyle
Name:	Marc Doyle
Title:	Chief Executive Officer

NUTRITION & BIOSCIENCES, INC.

By	/s/ Marc Doyle
Name:	Marc Doyle
Title:	President

INTERNATIONAL FLAVORS & FRAGRANCES, INC.

By	/s/ Andreas Fibig
Name:	Andreas Fibig
Title:	Chief Executive Officer and Chairman

[Signature Page to the Separation and Distribution Agreement]

Annex C

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and among

NUTRITION & BIOSCIENCES, INC.,

DUPONT DE NEMOURS, INC.,

and

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Dated as of December 15, 2019

C-i

C-ii

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of December 15, 2019, by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation (“Spinco”), and International Flavors & Fragrances Inc., a New York corporation (“RMT Partner”). Each of Remainco, Spinco and RMT Partner is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business and to cause (i) the Spinco Employee Assets to be transferred to Spinco and other members of the Spinco Group (to the extent necessary), (ii) the Spinco Employee Liabilities to be Assumed by Spinco and other members of the Spinco Group (to the extent necessary), (iii) the Remainco Employee Assets to be transferred to Remainco (to the extent necessary) and (iv) the Remainco Employee Liabilities to be Assumed by Remainco (to the extent necessary), upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner (the “Separation Agreement”) and the other Transaction Agreements;

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, Merger Sub, a wholly owned Subsidiary of RMT Partner, shall be merged with and into Spinco, with Spinco as the surviving entity, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and Merger Agreement, the Parties wish to enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Capitalized terms used in this Agreement but not defined herein shall have the respective meanings ascribed to them in the Separation Agreement. The Schedules to this Agreement may modify any provision of this Agreement.

ARTICLE I

GENERAL PRINCIPLES

Except as set forth otherwise in this Agreement, the following general principles set forth in this Article I shall apply:

Section 1.01 In-Scope Active Employees.

(a) For purposes of this Agreement, “Spinco Employee” means:

(i) each individual who as of the date hereof is primarily dedicated to the Spinco Business or the Polysaccharides Business (not including any individual in a shared corporate or functional role set forth on Schedule 1.01(a)(ii)) as identified on the employee census that has been made available by Remainco to RMT Partner pursuant to Section 6.14(d) of the Merger Agreement (each a “Spinco Dedicated Employee”), assuming continued employment through the Spinco Distribution and subject to any Permitted Transfers;

(ii) each individual identified through a process for talent selection, which shall be mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed) upon by the Parties within sixty (60) days of the date hereof, to fill a shared corporate or functional department listed (by national jurisdiction and number of positions) on Schedule 1.01(a)(ii);

(iii) any individual hired by Remainco prior to the Spinco Distribution, to the extent permitted by Section 8.2(b)(xii) of the Merger Agreement;

(iv) any other individual whose employment, by operation of applicable Law or the terms of a Spinco Labor Agreement without the taking of any action by Remainco or any of its affiliates, is automatically transferred to the Spinco Group on or before the Spinco Distribution Date; and

(v) each other individual mutually identified by Spinco, Remainco and RMT Partner;

in each case of clauses (i) through (v), exclusive of Non-Consenting Employees or any individual who, after good faith consultation with each other, RMT Partner and Remainco mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed), acting reasonably and in good faith, was inappropriately identified for employment with a member of the Spinco Group in accordance with the above criteria.

Within 180 days of the date hereof and again ninety (90) days thereafter, Remainco will make available to the Chief Human Resources Officers of Spinco (or such other individual identified by Spinco) and RMT Partner (or such other individual identified by RMT Partner) an updated census, pursuant to Section 6.14(d) of the Merger Agreement, listing each individual expected to be a Spinco Employee. Within five (5) Business Days prior to the Spinco Distribution, Remainco will make available to each such person an updated and final census, pursuant to Section 6.14(d) of the Merger Agreement, listing each Spinco Employee by employee identification number and national jurisdiction and at such time such census shall include the following additional information: (i) age or date of birth (unless prohibited by applicable Law), (ii) target annual cash bonus opportunity for 2020, (iii) target long-term incentive opportunity for 2020, (iv) whether such Spinco Employee is on long-term or short-term disability leave (which may be provided in a separate document), and (v) accrued vacation (which may be provided in a separate document). Simultaneous with such delivery, Remainco will provide to RMT Partner the names of each Spinco Employee listed on the census or a means of identification to enable RMT Partner to identify such individuals by name. At the same time of any census delivery contemplated hereby, Remainco shall separately identify for RMT Partner any individual who ceased to be a Spinco Dedicated Employee by reason of a Permitted Transfer and the type of Permitted Transfer.

(b) Except to the extent otherwise provided in Section 1.01(c) and Section 1.01(d) of this Agreement, effective no later than immediately before the Spinco Distribution, (i) Remainco and Spinco shall, or shall cause the respective members of their Groups to, cause each Spinco Employee to cease to be employed by a member of the Remainco Group (if applicable) and to be employed by a member of the Spinco Group, (ii) Remainco and Spinco shall, or shall cause the respective members of their Groups to, cause any individual who is employed by Spinco or a member of the Spinco Group who is not properly identified as a Spinco Employee to be employed by Remainco or a member of the Remainco Group, and (iii) except to the extent prohibited by applicable Law or by an applicable Spinco Labor Agreement, Remainco shall, or shall cause the respective members of its Group to, cause the employment of each Non-Consenting Employee to be terminated.

(c) To the extent any applicable Law, Governmental Entity, Employee Representative Body or consultation obligation prevents a member of the Spinco Group from employing as of the Spinco Distribution Date an individual otherwise identified as a Spinco Employee (each such employee, a “Delayed Employment Employee”), Remainco and Spinco shall, or shall cause the respective members of their Groups to, cause such individual to be employed by a member of the Spinco Group on the earliest permissible date following the Spinco Distribution Date (the “Delayed Employment Date”). The obligations under this Agreement of Spinco in respect of a Delayed Employment Employee shall not commence unless and until the Delayed Employment Date occurs; provided, however, upon a Delayed Employment Employee’s Delayed Employment Date, as applicable, all Employee Liabilities pertaining to such Delayed Employment Employee including those arising between the

Spinco Distribution Date and the Delayed Employment Date shall be Assumed by a member of the Spinco Group.

(d) Except to the extent otherwise required by applicable Law (including applicable Laws pertaining to automatic transfers of employees) or a Spinco Labor Agreement, no Spinco Employee who is an STD/LTD Employee as of the Spinco Distribution Date shall be employed by a member of the Spinco Group on the Spinco Distribution Date. Subject to the foregoing, Remainco and Spinco shall cause any Spinco Employee who is an STD/LTD Employee as of the Spinco Distribution Date who returns to active duty employment (with or without any accommodations required by applicable Law), either (i) within the timeframe specified by applicable Law, applicable policy of the Remainco Group or Spinco Group in effect as of the date hereof that applies to employees of Remainco generally in a particular jurisdiction and has been (or a summary of which including the timeframe has been) provided to RMT Partner, or applicable Spinco Labor Agreement, or (ii) if no such timeframe is specified by such applicable Law, applicable policy or applicable Spinco Labor Agreement, within six (6) months following the Spinco Distribution Date (each a “Returning STD/LTD Employee”), to be employed by a member of the Spinco Group effective as of the date on which such employee returns to active duty employment (the “Return from STD/LTD Date”). Except to the extent otherwise required by applicable Law (including applicable Laws pertaining to automatic transfers of employees) or a Spinco Labor Agreement, the obligations of Spinco under this Agreement in respect of a Spinco Employee who is an STD/LTD Employee as of the Spinco Distribution Date shall not commence unless and until his or her Return from STD/LTD Date, as applicable; provided, however, for the avoidance of doubt, except as otherwise provided in this Agreement, effective as of such Returning STD/LTD Employee’s Return from STD/LTD Date (if any), Spinco shall, or shall cause a member of the Spinco Group to, Assume (and shall reimburse Remainco or the applicable member of the Remainco Group for) all other Spinco Employee Liabilities pertaining to any Spinco Employee who is a Returning STD/LTD Employee. All Employee Liabilities pertaining to any Spinco Employee who was an STD/LTD Employee as of the Spinco Distribution Date and does not qualify as a Returning STD/LTD Employee shall be Assumed by Remainco or the appropriate member of the Remainco Group and shall be deemed Remainco Employee Liabilities.

Section 1.02 Employee Liabilities.

(a) Spinco Employee Liabilities. Spinco shall, or shall cause a member of the Spinco Group to, Assume all of the Spinco Employee Liabilities.

(b) Remainco Employee Liabilities. Remainco shall, or shall cause a member of the Remainco Group to, Assume all of the Remainco Employee Liabilities.

(c) Liabilities for Non-Consenting Employees. Except to the extent otherwise provided in this Agreement (including, without limitation, Section 1.08(b) of this Agreement), Remainco shall, or shall cause a member of the Remainco Group to, Assume all of the Employee Liabilities related to any Non-Consenting Employee.

(d) Multi-Claimant Actions.

(i) For the avoidance of doubt, in connection with any Action or threatened Action against Remainco or a member of the Remainco Group or Spinco or a member of the Spinco Group jointly brought by or on behalf of at least one job applicant, current or former employee, or individual service provider of the Remainco Group (other than a Spinco Employee or Former Spinco Business Employee) (“Remainco Claimant(s)”) and at least one Spinco Employee or Former Spinco Business Employee (“Spinco Claimant(s)”), except to the extent the Employee Liabilities arising out of such Action or threatened Action are otherwise allocated in this Agreement or any other Transaction Agreement, Remainco shall, or shall cause a member of the Remainco Group to, Assume all Employee Liabilities attributed in the Action or threatened Action to the Remainco Claimant(s), and Spinco shall, or shall cause a member of the Spinco Group to, Assume all Employee Liabilities attributed in the Action or threatened Action to the Spinco Claimant(s); provided, however, in the event Employee Liabilities in such Action or threatened Action are not specifically attributed to Remainco Claimant(s) or Spinco Claimant(s), the total Employee Liabilities arising out of the Action or threatened Action shall be divided on a pro rata basis by the total number of Remainco Claimant(s) and Spinco Claimant(s) to determine the amount of Liabilities Remainco (or a member of the Remainco Group) shall Assume with respect to each of the Remainco Claimant(s) and Spinco (or a member of the Spinco Group) shall Assume with respect to each of the Spinco Claimant(s).

(ii) Subject to the foregoing,

(A) if the reasonable estimate of Remainco’s potential Liability exposure exceeds the reasonable estimate of Spinco’s potential Liability exposure, as reasonably determined by the Parties acting in good faith, in such Action or threatened Action, Remainco shall, or shall cause a member of the Remainco Group to, assume and control the defense of such Action or threatened Action and shall otherwise have the rights and obligations of the “Indemnifying Party” under Section 7.4 of the Separation Agreement (while the Spinco Group shall have the rights and obligations of the “Indemnitee” under Section 7.4 of the Separation Agreement); and

(B) if the reasonable estimate of Spinco’s potential Liability exposure exceeds the reasonable estimate of Remainco’s potential Liability exposure, as reasonably determined by the Parties acting in good faith, in such Action or threatened Action, Spinco shall, or shall cause a member of the Spinco Group to, assume and control the defense of such Action or threatened Action and shall otherwise have the rights and obligations of the “Indemnifying Party” under Section 7.4 of the Separation Agreement (while the Remainco Group shall have the rights and obligations of the “Indemnitee” under Section 7.4 of the Separation Agreement).

Section 1.03 Pay and Benefits.

(a) In General. Except to the extent otherwise required by applicable Law or a Spinco Labor Agreement as in effect on the date hereof, (x) with respect to subclauses (i), (ii), (iv) and (v) below, for the period commencing on the Spinco Distribution Date and ending on the eighteen (18) month anniversary of the Spinco Distribution Date, and (y) with respect to subclause (iii) below, in respect of the first annual equity grant cycle of RMT Partner that occurs immediately following the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Employee with:

(i) base pay or wage rate no less than the base pay or wage rate such employee received immediately prior to the Spinco Distribution Date,

(ii) a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such employee received immediately prior to the Spinco Distribution Date,

(iii) a target long-term incentive award opportunity substantially comparable to the target long-term incentive award opportunity (if any) such employee received in respect of the ordinary course grant cycle of Remainco that occurred immediately prior to the Spinco Distribution Date,

(iv) employee benefits that are substantially no less favorable in the aggregate than the employee benefits such employee received in the ordinary course immediately prior to the Spinco Distribution Date, excluding defined benefit pension benefits (other than for Spinco Employees who immediately prior to the Spinco Distribution Date participate in defined benefit pension plans to be Assumed (in whole or part) by Spinco pursuant to Section 1.06(a) or Section 1.06(c)(i)), post-retirement medical and life insurance, equity, equity-based and other long-term incentive compensation opportunities and any transaction-based retention, change in control, incentive or other similar payments, and

(v) paid time off (e.g., vacation and additional personal paid time off, but excluding disability and other medical-related leaves of absence) no less favorable than the paid time off such employee received immediately prior to the Spinco Distribution Date.

For the avoidance of doubt, except to the extent otherwise provided in the Transaction Agreements, nothing herein shall restrict the right of any Spinco Entities or the RMT Partner to terminate the employment of any Spinco Employee; provided that any such termination is effected in accordance with any requirements (if any) under applicable Law, the applicable Benefit Plans or applicable Spinco Labor Agreement.

(b) Severance. Without limiting subsection (a) above, except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, for the eighteen (18) month period immediately following the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group to provide each Spinco Employee whose employment terminates in such period with cash severance no less favorable than the cash severance such employee would have received upon any such Spinco Employee’s termination of employment under the same or similar circumstances immediately prior to the Spinco Distribution Date pursuant to the non-statutory severance arrangements in effect as of the date hereof that Remainco sets forth in Schedule 1.03(b) not more than ninety (90) days following the date hereof, factoring in his or her additional length of service and changes in his or her eligible pay between the Spinco Distribution Date and the date of his or her termination, but without regard to any period of service before the Spinco Distribution Date that was taken into account in determining the amount of cash Severance actually previously paid or provided (including in connection with the Spinco Distribution or the Merger) by Remainco, Spinco, or any member of their respective Groups in respect of such period.

Section 1.04 Enrollment into Spinco Benefit Plans as of the Spinco Distribution Date.

(a) Enrollment in Benefit Plans. Except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, or as otherwise provided in any Transaction Agreement, other than with respect to the Delayed Employment Employees and the STD/LTD Employees, on or before the Spinco Distribution Date:

(i) Remainco shall, or shall cause the applicable member of the Remainco Group to, take commercially reasonable actions to cause each Spinco Employee to cease to be an active participant in any Remainco Benefit Plan effective as of the Spinco Distribution Date; and

(ii) Spinco shall, or shall cause the applicable member of the Spinco Group to, take commercially reasonable actions to cause, effective as of the Spinco Distribution Date, each Spinco Employee to be eligible to commence participation in all Spinco Benefit Plans and Spinco Future Benefit Plans for which he or she is eligible; provided that the applicable Spinco Employee’s commencement of participation in Spinco Benefit Plans or Spinco Future Benefit Plans, as applicable, shall in all cases be subject to such Spinco Employee’s satisfaction of any enrollment, election and other applicable requirements for participation. The foregoing notwithstanding, Spinco and Remainco shall consult with RMT Partner prior to the establishment of any Spinco Benefit Plan or Spinco Future Benefit Plan and RMT Partner may elect, at any time prior to the Spinco Distribution Date, to designate an RMT Partner sponsored plan as the applicable Spinco Benefit Plan or Spinco Future Benefit Plan in lieu of Spinco’s establishment of a new plan.

(b) Waiver of Limitations. (i) With respect to any Spinco Benefit Plan or Spinco Future Benefit Plan that is self-insured, Spinco shall, and shall cause the applicable member of the Spinco Group to, and (ii) with respect to each other Spinco Benefit Plan or Spinco Future Benefit Plan, Spinco shall use commercially reasonable efforts to, or to cause the applicable member of the Spinco Group or other Persons to,:

(A) waive any limitations as to preexisting conditions, evidence of insurability, exclusions, actively at work requirements, and waiting periods with respect to participation and coverage requirements for each Spinco Employee under his or her respective Spinco Benefit Plans and Spinco Future Benefit Plans; and

(B) credit each Spinco Employee, for the plan year in which the Spinco Distribution occurs, with the amount of any co-insurance, deductibles and out-of-pocket maximums he or she paid prior to the Spinco Distribution Date during such plan year.

Section 1.05 Length of Service Crediting. Except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, or as otherwise provided in this Agreement, Spinco shall, or shall cause the applicable member of the Spinco Group to, recognize all service before the Spinco Distribution Date (or, as applicable, a Delayed Employment Employee’s later Delayed Employment Date or an STD/LTD Employee’s later Return from STD/LTD Date) of any Spinco Employee with any member of the Remainco Group or Spinco Group and with any predecessor employer (to the extent such predecessor employer service was taken into account under an applicable Remainco Benefit Plan and indicated on the applicable census provided to the Spinco Group pursuant to Section 1.01 hereof as the Spinco Employee’s period of service) for purposes of eligibility to participate and vesting and, solely, with respect to severance, vacation plans and, defined benefit pension plans to be Assumed (in whole or part) by Spinco pursuant to Section 1.06(a) or Section 1.06(c)(i), benefit accrual under any Spinco Benefit Plans or Spinco Future Benefit Plans in which the Spinco Employee is, or in which the Spinco Employee becomes, eligible to participate on or after the Spinco Distribution Date (provided that vacation attributable to imputed or pre-employment service may be credited as other paid time off); provided, that, notwithstanding the foregoing, except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, RMT Partner, Spinco and each member of the Spinco Group shall not be required to recognize such service (w) for purposes of benefit accruals under any Spinco Benefit Plans or Spinco Future Benefit Plans to the extent that they are defined benefit pension plans other than those defined benefit pension plans to be Assumed (in whole or part) by Spinco pursuant to Section 1.06(a) or Section 1.06(c)(i), (x) for purposes of RMT Partner benefit plans that are frozen or for which participation is limited to, as of immediately prior to the Closing, a grandfathered population, (y) in respect of other post-employment benefit plans, exclusive of severance, whose Liabilities are not Assumed by a member of the Spinco Group, or (z) to the extent doing so would result in the duplication of benefits, including, for the avoidance of doubt, any period of service before the Spinco Distribution Date that was taken into account in determining any such benefit previously paid or provided by Remainco, Spinco, or any member of their respective Groups in respect of such period (such as, by way of illustration and not limitation, Severance paid or previously provided by Remainco in respect of a period prior to the Spinco Distribution Date).

Section 1.06 Benefit Plan Assumption Generally.

(a) In General. Except as otherwise provided in subsections (b), (c) and (d) below, Remainco and Spinco shall cooperate to provide that to the extent required to implement the provisions of this Agreement, unless otherwise prohibited by applicable Law (subject to Section 1.15(b)), there shall be:

(i) in respect of all or any portion of any Remainco Benefit Plans that the Parties have agreed pursuant to this Agreement are Spinco Employee Liabilities, a Transfer of such Spinco Employee Liabilities and, as applicable, any related Assets that are dedicated to satisfaction of such Liabilities by Remainco or any member of the Remainco Group to a member of the Spinco Group in respect of such Remainco Benefit Plan and the related Assumption by a member of the Spinco Group of such Liabilities and Assets, and

(ii) in respect of all or any portion of any Spinco Benefit Plans that the Parties have agreed pursuant to this Agreement are Remainco Employee Liabilities, a Transfer of such Remainco Employee Liabilities and, as applicable, any related Assets that are dedicated to satisfaction of such Liabilities by Spinco or any member of the Spinco Group to a member of the Remainco Group in respect of any Spinco Benefit Plan and the related Assumption by a member of the Remainco Group of such Liabilities and Assets.

(b) Non-Transferring Plans. Notwithstanding anything in this Agreement to the contrary, there shall be no Transfer of Assets or Liabilities to Spinco or any member of the Spinco Group, and Remainco shall take all necessary action to Assume all Assets and Liabilities, in respect of the Remainco Pension Restoration Plan.

(c) Certain Pension Plans. Notwithstanding anything in this Agreement to the contrary:

(i) Except as otherwise provided in Section 1.06(c)(ii) or Section 1.06(c)(iii), Spinco shall Assume all Liabilities (and any attributable Assets) in respect of (A) any defined benefit pension plans principally maintained by a member of the Spinco Group and (B) the defined benefit pension plans listed on Schedule 1.06(c)(i). Within sixty (60) days following the date hereof, Remainco shall provide RMT Partner with a list of all defined benefit pension plans to be Assumed (in whole or part by Spinco) pursuant to Section 1.06(a) or this Section 1.06(c)(i).

(ii) Remainco shall Assume all Liabilities (and any attributable Assets) in respect of defined benefit pension plans maintained by any member of the Remainco Group or Spinco Group in Belgium, Canada, Netherlands, the United Kingdom and the United States.

(iii) Remainco shall Assume all Liabilities (and any attributable Assets) in respect of Former Spinco Business Employees under:

(A) defined benefit pension plans maintained by any member of the Remainco Group or Spinco Group in France, Germany, Japan, Luxembourg, Mexico and Switzerland; and

(B) any obligation in effect as of the Spinco Distribution to provide COBRA continuation coverage, pursuant and subject to the terms thereof (including any entitlement to modify or eliminate such coverage), to the extent the Former Spinco Business Employees are in the U.S. and entitled thereto as of the Spinco Distribution Date.

(d) Certain Transferee Pensions. Effective not later than the Spinco Distribution Date, Remainco may seek consent for and effective as of the Spinco Distribution Date may cause (subject to obtaining any required Consent) a distribution of benefits under the Remainco Pension Policy for Transferees or the Remainco Transferee Pension Guide attributable to Spinco Employees who as of immediately before the Spinco Distribution are participants in such respective arrangements, in any event subject to reimbursement of Remainco by Spinco up to $100,000 (to the extent there are no related Assets dedicated to the satisfaction of such Liabilities).

(e) Retention Benefits. Remainco shall Assume all Liability for all retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments in respect of the transactions contemplated by the Transaction Agreements set forth on Schedule 1.06(e) or that are otherwise vested, payable or paid to any Spinco Employee or Former Spinco Employee on or before March 31, 2021. To the extent not otherwise paid by Spinco, RMT Partner or their respective Affiliates (other than members of the Remainco Group) by their terms in the first instance, Spinco shall reimburse Remainco for retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments in respect of the transactions contemplated by the Transaction Agreements that are first vested, paid or payable after March 31, 2021.

Section 1.07 Vacation.

(a) Assumed Vacation Liabilities. Except to the extent prohibited by applicable Law or a Spinco Labor Agreement, effective as of the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group to, Assume all Liabilities for earned but unused vacation benefits of the Spinco Employees through the Spinco Distribution Date (the “Spinco Assumed Vacation Liabilities”). Except for any such earned but unused vacation benefits paid out to Spinco Employees, including pursuant to Section 1.07(b) or Section 2.01 hereof, Spinco shall not, and shall not permit any member of the Spinco Group to, take away from any Spinco Employee any such earned but unused vacation benefits to the extent such earned but unused vacation benefits were not subject to forfeiture in accordance with the terms and conditions of the applicable vacation policy of Remainco or Spinco or its respective Subsidiary pursuant to which they were earned as in effect on the date hereof and made available to RMT Partner prior to the date hereof.

(b) Payment of Vacation Benefits Where Required by Law. Notwithstanding anything to the contrary in this Agreement, where required by applicable Law or a Spinco Labor Agreement, as soon as administratively practicable following the Spinco Distribution Date (and no later than the earlier of the dates required by applicable Law or the applicable Spinco Labor Agreement), Remainco shall, or shall cause the applicable member of the Remainco Group to, pay out all earned but unused vacation benefits (in addition to U.S. Grandfathered Time) to each Spinco Employee entitled to be paid such benefits by reason of the occurrence of any of the Spinco Distribution, any internal reorganization to facilitate the Separation, or the Merger, and, Spinco shall reimburse Remainco or the applicable member of the Remainco Group for the amount of any such payments.

Section 1.08 Severance.

(a) Except as set forth in Section 1.08(b), Spinco shall Assume all Liabilities for Severance payable to any Spinco Employee following the Spinco Distribution.

(b) Remainco or the applicable member of the Remainco Group shall Assume all Liabilities for Severance payable to any (i) Spinco Employee or Former Spinco Business Employee solely by reason of the occurrence of any of the Spinco Distribution, any internal reorganization to facilitate the Separation, or the Merger or (ii) Non-Consenting Employee, in each case, pursuant to the Remainco Severance Plan, as applicable, and otherwise pursuant to applicable Law, the applicable Spinco Labor Agreement or the applicable individual employment Contract to any Non-Consenting Employee; provided that Spinco shall reimburse Remainco or the applicable member of the Remainco Group for the lesser of fifty percent (50%) or five million dollars ($5,000,000) of the aggregate amount of any such Severance required to be paid (including, for the avoidance of doubt, to Non-Consenting Employees who are terminated) and actually paid by Remainco; provided, further, that Spinco shall not be obligated to reimburse Remainco or the applicable member of the Remainco Group for Severance payable to any Non-Consenting Employee to the extent the employment of the relevant Non-Consenting Employee has not been terminated within three (3) months following the Spinco Distribution or such later period required by applicable Law, Spinco Labor Agreement or Contract.

+Section 1.09 Annual Cash Incentives.

(a) Annual cash incentive compensation earned or accrued by a Spinco Employee or Former Spinco Business Employee for the fiscal year preceding the fiscal year in which the Spinco Distribution occurs and remains unpaid as of immediately prior to the Spinco Distribution pursuant to the cash incentive compensation plan or program shall be a Liability Assumed and paid by Remainco prior to the Spinco Distribution Date.

(b) Annual cash incentive compensation earned or accrued by any Spinco Employee or Former Spinco Business Employee for the fiscal year in which the Spinco Distribution occurs shall be paid by Spinco or a member of the Spinco Group, as applicable, pursuant and subject to the terms and conditions of the applicable Spinco cash incentive compensation plan or policy in effect in respect of such year and in the ordinary course of business consistent with past practice. The foregoing notwithstanding, RMT Partner, subject to the requirements of Section 1.03, in consultation with Spinco, acting reasonably and in good faith, may adjust any of the performance metrics or goals applicable to such annual cash incentive opportunity as it deems necessary or appropriate to take into account the transactions contemplated by the Transaction Agreements.

Section 1.10 Equity Awards. Spinco, Remainco and RMT Partner shall each take all actions necessary or appropriate so that each Conversion Equity Award shall be adjusted and converted as set forth in this Section 1.10 effective as of the Closing. Following the Closing, any reference in or in respect of a Conversion Equity Award to a “change in control” or similar term shall be deemed to refer to such a “change in control” in respect of RMT Partner that occurs following the Closing (which, for the avoidance of doubt, will not include the consummation of any of the transactions contemplated by the Transaction Agreements). For the avoidance of doubt, none of the Conversion Equity Awards will participate in, or otherwise be adjusted in light of, the Spinco Distribution.

(a) Options and Stock Appreciation Rights. Each Conversion Equity Award that is a Remainco Option or Remainco Stock Appreciation Right shall be converted into an RMT Partner Option or an RMT Partner Stock Appreciation Right, as applicable, and shall otherwise be subject to the same terms and conditions after the Closing as the terms and conditions applicable to the corresponding Remainco Option or Remainco Stock Appreciation Right immediately prior to the Closing; provided, however, that from and after the Closing:

(i) the number of shares of RMT Partner Common Stock subject to such RMT Partner Option or RMT Partner Stock Appreciation Right shall be equal to the product obtained by multiplying (A) the number of shares of Remainco Common Stock subject to the corresponding Remainco Option or Remainco Stock Appreciation Right immediately prior to the Closing by (B) the Equity Adjustment Ratio, with such number rounded down to the nearest whole number of shares; and

(ii) the per share exercise price of such RMT Partner Option or RMT Partner Stock Appreciation Right shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Remainco Option or Remainco Stock Appreciation Right immediately prior to the Closing by (B) the Equity Adjustment Ratio, with such value rounded up to the nearest whole cent.

(b) RSU Awards. Each Conversion Equity Award that is a Remainco RSU Award shall be converted into an RMT Partner RSU Award, and shall otherwise be subject to the same terms and conditions (excluding from and after the Closing any rights to dividend equivalents) after the Closing as the terms and conditions applicable to the corresponding Remainco RSU Award immediately prior to the Closing; provided, however, that from and after the Closing, the number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of shares of Remainco Common Stock to which the corresponding Remainco RSU Award related immediately prior to the Closing by (ii) the Equity Adjustment Ratio.

(c) Performance Share Units. Each Conversion Equity Award that is a Remainco PSU Award shall be converted into an RMT Partner RSU Award in accordance with this subsection (c). For purposes of determining the number of shares of Remainco Common Stock subject to the Remainco PSU Award, the performance criteria under the Remainco PSU Award shall be deemed satisfied at the actual level of performance immediately preceding the Closing (as determined by the People and Compensation Committee of the Board of Directors of Remainco in its reasonable good faith discretion). From and after the Closing, the number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (A) such number of shares of Remainco Common Stock by (B) the Equity Adjustment Ratio. The RMT Partner RSU Award otherwise shall be subject to the same terms and conditions (excluding from and after the Closing any rights to dividend equivalents) after the Closing as the terms and conditions applicable to the corresponding Remainco PSU Award immediately prior to the Closing.

(d) Restricted Stock Awards. Each Conversion Equity Award that is a Remainco Restricted Stock Award (if any) shall be converted into an RMT Partner Restricted Stock Award and shall otherwise be subject to the same terms and conditions after the Closing as the terms and conditions applicable to the corresponding Remainco Restricted Stock Award immediately prior to the Closing; provided, however, that from and after the Closing, the number of shares of RMT Partner Common Stock to which such RMT Partner Restricted Stock Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of shares of Remainco Common Stock to which the corresponding Remainco Restricted Stock Award related immediately prior to the Closing by (ii) the Equity Adjustment Ratio.

(e) Registration and Other Regulatory Requirements. Promptly following the Closing, RMT Partner shall file a registration statement on Securities and Exchange Commission Form S-8 and Form S-3 (or other available form) with respect to the shares of RMT Partner Common Stock authorized for issuance from and after the Closing under Conversion Equity Awards, and RMT Partner shall use commercially reasonable efforts to maintain after the Closing effective registration statements with the Securities and Exchange Commission with respect to Conversion Equity Awards. The Parties shall take such commercially reasonable additional actions as are deemed necessary or advisable by the Parties to comply with securities Laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the shares of RMT Partner Common Stock authorized for issuance under Conversion Equity Awards, including the substitution of cash settlement, where RMT Partner determines, following good faith consultation with Remainco, that applicable Law or Tax considerations prohibit or make commercially impracticable settlement in RMT Partner Common Stock or, as determined by RMT Partner, following good faith consultation with Remainco, would otherwise frustrate the intent of this Section 1.10.

(f) Certain Additional Considerations.

(i) The Parties shall use commercially reasonable efforts to make the adjustments described in this Section 1.10 in accordance with Sections 409 and 424 of the Code, if and to the extent applicable.

(ii) Spinco shall take commercially reasonable efforts to inform Remainco of a termination of employment that occurs before March 1, 2021 in respect of any holder of a Conversion Equity Award who is listed by Remainco on Schedule 1.10(f)(ii) not more than ninety (90) days following the date hereof, to the extent reasonably necessary for Remainco to administer equity awards issued to such holder by Corteva, Inc. or Dow Inc.

(g) Settlement, Delivery; Tax Reporting and Withholding.

(i) From and after Closing, RMT Partner shall have sole responsibility for the settlement of and/or delivery of shares of RMT Partner Common Stock pursuant to Conversion Equity Awards to any holder of such award and shall be solely entitled to any exercise price payable in respect of RMT Partner Options.

(ii) Upon the vesting, payment or settlement, as applicable, of Conversion Equity Awards, RMT Partner shall be solely entitled to a Tax deduction in respect of, and shall be solely responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Entity.

Section 1.11 Welfare Benefit Claims.

(a) Spinco shall Assume Liability for any claims under any Remainco Benefit Plan that is a welfare benefits plan that were incurred prior to the Spinco Distribution Date with respect to each Spinco Employee and Former Spinco Business Employee.

(b) Remainco shall Assume Liability for any claims under any Spinco Benefit Plan that is a welfare benefits plan that were incurred prior to the Spinco Distribution Date with respect to each Remainco Employee.

Section 1.12 Labor Matters.

(a) Notwithstanding anything to the contrary in this Agreement, as of the Spinco Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume, in accordance with their terms, each of the Spinco Labor Agreements covering Spinco Employees as of immediately prior to the Spinco Distribution; provided, however, in the event any such Spinco Labor Agreement also covers any Remainco Employees, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume such Spinco Labor Agreement only with respect to Spinco Employees and Remainco shall, or shall cause the applicable members of the Remainco Group to Assume such Spinco Labor Agreement only with respect to Remainco Employees. For the avoidance of doubt, nothing in this Section 1.12(a) shall prohibit Spinco or the applicable members of the Spinco Group from amending, modifying or terminating a Spinco Labor Agreement in accordance with its terms and applicable Law.

(b) Without prejudice to Section 2.15 of the Separation Agreement (for France), as regards employment-related information and consultation requirements the following shall apply:

(i) Remainco, Spinco and RMT Partner, respectively, shall, and shall cause its Subsidiaries to, fully comply with all of its obligations to inform and consult with respect to the transactions contemplated under the Transaction Agreements with, and in respect of, (A) the Spinco Employees, (B) any Employee Representative Body, and (C) any governmental labor agency. Remainco, Spinco and RMT Partner shall, and shall cause its Subsidiaries to, take such steps as are required by applicable Law or Spinco Labor Agreement, or as are otherwise reasonably required by any other Party or any of its Subsidiaries, to facilitate compliance with such information and consultation obligations, including timely providing all documents and information necessary to complete such information and/or consultation requirements.

(A) In the event an employee information letter is required under applicable Law with respect to Spinco Employees transferring automatically by operation of applicable Law, such letter shall be jointly prepared by RMT Partner, Remainco and Spinco or their relevant Subsidiaries and delivered in a manner that any applicable consent period or objection period required by applicable Law, respectively, will have expired prior to the date on which the automatic transfer of the respective employment relationship will become effective unless the relevant Spinco

Employee objects to, opts out of, refuses to Consent to, or otherwise fails to acquiesce to, such transfer or such other date as agreed by RMT Partner, Remainco and Spinco; provided, however, that RMT Partner, Remainco and Spinco or their relevant Subsidiaries shall have the right to approve any such letter before it is provided to Spinco Employees.

(B) In case Remainco or any member of the Remainco Group or Spinco or any member of the Spinco Group is required under applicable Law or Spinco Labor Agreement to negotiate any agreement with the applicable Employee Representative Body or governmental labor agency prior to the Closing Date with respect to the transactions contemplated under the Transaction Agreements, Remainco or Spinco, respectively, shall, and shall cause its relevant Subsidiaries to, keep RMT Partner fully informed about the course of negotiations on a regular ongoing basis and obtain RMT Partner’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) before executing any final agreement that would materially increase aggregate costs with respect to employees of the Spinco Business or impose any material restriction on collective workforce restructurings for any member of the Spinco Group. For the avoidance of doubt, nothing in this Section 1.12(b)(i)(B) shall limit the rights of Remainco or any member of the Remainco Group or Spinco or any member of the Spinco Group from establishing, adopting, entering into, terminating or materially amending any Collective Bargaining Agreement to the extent permitted by Section 8.2(b)(xi) of the Merger Agreement.

(ii) Between the date of this Agreement until the Closing Date, Remainco or Spinco, respectively, shall, and shall cause its relevant Subsidiaries to, coordinate and cooperate with and assist RMT Partner in any material communications with any Employee Representative Body or governmental labor agency, with respect to the transactions contemplated under the Transaction Agreements; provided that (i) RMT Partner provides reasonable time for Remainco or Spinco, and its relevant Subsidiary, to review and comment on any such communication and take due consideration of any reasonable comments of Remainco or Spinco, and (ii) Remainco or Spinco, and its relevant Subsidiary, and RMT Partner mutually agree to any such communication (which approval is not needed in case of specific content required by applicable Law).

Section 1.13 Non-Solicitation.

(a) Remainco agrees that, for a period of twenty-four (24) months after the Spinco Distribution Date (the “Non-Solicitation Period”), it shall not, and shall cause each member of the Remainco Group not to, without the prior written Consent of RMT Partner, directly or indirectly,

(i) solicit for employment or engagement (whether as an employee, consultant or otherwise) any individual who (A) is a Spinco Employee, or any employee of Spinco or any of its Subsidiaries as of immediately following the Spinco Distribution or any time thereafter, other than any such employee whose employment with Spinco and its Subsidiaries following the Spinco Distribution has been involuntarily terminated, (B) is a Former Spinco Business Employee whose employment with Remainco, Spinco or their respective Subsidiaries terminated at any time during the period commencing eighteen (18) months prior to the Spinco Distribution Date, (C) is a Non-Consenting Employee who received severance pay or benefits as a result of being a Non-Consenting Employee or (D) is an employee of RMT Partner or its Subsidiaries as of the date hereof first introduced or first made known to Remainco or first encountered by Remainco in connection with the transactions contemplated by the Transaction Agreements, other than any such individual whose employment with RMT Partner and its Subsidiaries has been involuntarily terminated; or

(ii) induce, or attempt to induce, any Person described in Section 1.13(a)(i) to terminate his or her employment with, or otherwise cease his or her relationship with, Spinco or any of Spinco’s Subsidiaries or RMT Partner or its Subsidiaries, as applicable;

provided, that nothing in this Section 1.13(a) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Spinco or any of Spinco’s

Subsidiaries or RMT Partner or any of its Subsidiaries or (subject to the last sentence hereof) any hiring as a result thereof, so long as Remainco or any member of the Remainco Group has not encouraged or advised such firm to approach any such employee.

Notwithstanding the foregoing, during the first twelve (12) months of the Non-Solicitation Period, Remainco shall not, and shall cause each member of the Remainco Group not to, without the prior written Consent of RMT Partner, directly or indirectly, hire any Non-Consenting Employee described in Section 1.13(a)(i)(C).

(b) Each of RMT Partner, and, following the Spinco Distribution Date, Spinco, agrees that, during the Non-Solicitation Period, it shall not, and shall cause each member of the Spinco Group not to, without the prior written Consent of Remainco, directly or indirectly,

(i) solicit for employment or engagement (whether as an employee, consultant or otherwise) any individual who (A) is an employee of Remainco or any of its Subsidiaries as of immediately following the Spinco Distribution or any time thereafter, other than any such employee whose employment with Remainco and its Subsidiaries following the Spinco Distribution has been involuntarily terminated, or (B) is a Non-Consenting Employee who received severance pay or benefits as a result of being a Non-Consenting Employee, or

(ii) induce, or attempt to induce, any Person described in Section 1.13(b)(i) to terminate his or her employment with, or otherwise cease his or her relationship with, Remainco or any of Remainco’s Subsidiaries;

provided, that nothing in this Section 1.13(b) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Remainco or any of Remainco’s Subsidiaries or (subject to the last sentence hereof) any hiring as a result thereof, so long as neither RMT Partner nor Spinco or any member of the Spinco Group has encouraged or advised such firm to approach any such employee.

Notwithstanding the foregoing, during the first twelve (12) months of the Non-Solicitation Period, RMT Partner, and following the Spinco Distribution Date, Spinco, shall not, and shall cause each member of the Spinco Group not to, without the prior written Consent of Remainco, directly or indirectly, hire any Non-Consenting Employee described in Section 1.13(b)(i)(B).

(c) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 1.13 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Section 1.13 in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

(d) The obligations set forth in this Section 1.13 are in addition to, and shall not supersede, the non-solicitation obligations set forth in the Confidentiality Agreement.

Section 1.14 Payroll and Related Taxes.

(a) In General.

(i) Except as provided in clause (ii) below, each entity that is the employing legal entity of any Spinco Employee during any portion of the calendar year in which the Spinco Distribution occurs shall, in respect of the period of its employment, be responsible in respect of such employee for all payroll obligations, Tax withholdings, other applicable payroll deductions (including garnishments, union dues and Benefit Plan contributions) and Tax reporting obligations (including delivery of a Form W-2 or similar earnings statement covering such year). The applicable employer shall separately account for any such withholdings or deductions and apply them exclusively in satisfaction of the obligation in respect of which they were withheld or deducted.

(ii) Where a payroll period for any Spinco Employee does not end on the Spinco Distribution Date, the entity that is the employing legal entity of the Spinco Employee at the end of the payroll period that is in process on the Spinco Distribution Date shall process payroll for the Spinco Employee in respect of such entire payroll period and remit to the entity that was the employing legal entity at the beginning of the payroll period any amounts withheld from or otherwise owing in respect of the payment (whether in respect of Taxes, Benefit Plan contributions or otherwise) in respect of the portion of the payroll period preceding the Spinco Distribution Date.

(b) Tax Restart and Cooperation. Remainco and Spinco shall use commercially reasonable efforts to cooperate with each other and with third-party providers to comply with the provisions of subsection (a) above; to avoid the restart of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (FICA), or the United States Federal Unemployment Tax Act, as amended (FUTA) on or after the Spinco Distribution Date with respect to Spinco Employees; to effectuate withholding and remittance of Taxes, required tax reporting and correction of overpayment or underpayment of compensation prior to the Spinco Distribution Date; and to respond to any inquiries or audits from any Governmental Entity with respect to employment Taxes, in each of the foregoing cases, in a timely, efficient and appropriate manner.

(c) Tax Deductions. Spinco or the applicable Spinco Group shall be entitled to all Tax deductions or the benefit of Tax deductions with respect to all Spinco Employee Liabilities. Remainco or the applicable Remainco Group shall be entitled to all Tax deductions or the benefit of such Tax deductions with respect to all Remainco Employee Liabilities.

Section 1.15 Responsible Party.

(a) Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party; provided, that, at no point shall such assignment relieve any Party of its obligations hereunder. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

(b) The Parties acknowledge that, for administrative or other reasons, a Party or a member of its respective Group may be required to take actions under applicable Law, Benefit Plan, Spinco Labor Agreement or otherwise that may cause it to incur a Liability that it has not Assumed pursuant to this Agreement. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied by the Requesting Party or its Affiliates that are, or that have been made pursuant to this Agreement, an Assumed Liability of the other Party to this Agreement. Any such reimbursement shall (i) be equal to the cost actually incurred by the Requesting Party, less the present value of any item of loss, deduction or credit which decreases net Taxes paid or payable by the Requesting Party as a result of such cost (it being understood that such amounts shall be reasonably determined in good faith by the Requesting Party in consultation with the other Parties) and (ii) be submitted to the other Party within sixty (60) days of the payment by the Requesting Party of such costs.

(c) Without limiting Section 4.12, the Parties agree that, to the extent a Liability addressed in this Agreement is treated as “Indebtedness” within the meaning of the Separation Agreement and also subject to reimbursement hereunder, the Parties will cooperate to coordinate such Liability’s treatment in a manner that avoids its being double counted against a Party.

Section 1.16 RMT Partner Guaranty. Subject to, and effective upon the Effective Time:

(a) RMT Partner, in order to induce Remainco to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably and as a primary obligation (and not as surety only) guarantees (the

“RMT Partner Guaranty”) each and every covenant, agreement and other obligation of Spinco and the Spinco Group, including the due, punctual and full payment and performance of Spinco’s (including its permitted designees’ and assigns’) and the Spinco Group’s obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of Spinco’s covenants herein). If Spinco or any member of the Spinco Group fails or refuses to pay or perform any such obligations, RMT Partner shall promptly pay or perform such obligations after any such failure or refusal, as applicable; provided, that this RMT Partner Guaranty constitutes an independent guaranty of payment and is not conditioned on or contingent upon any attempt to enforce in whole or in part any obligations of Spinco or any member of the Spinco Group by Remainco (or the existence or continuance of Spinco as a legal entity).

(b) This RMT Partner Guaranty is a guarantee of payment and performance, and not of collection, and RMT Partner acknowledges and agrees that this RMT Partner Guaranty is full and unconditional, and no release or extinguishment of Spinco’s and/or its designees’ or assigns’ or any member of the Spinco Group’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this RMT Partner Guaranty. RMT Partner hereby waives: (i) any right to require Remainco, as a condition of payment or performance by RMT Partner of any obligations of Spinco hereunder, to proceed against Spinco or any member of the Spinco Group (whether pursuant to this Agreement, the Separation Agreement or otherwise) or pursue any other remedy whatsoever in the event that Spinco or any member of the Spinco Group fails to perform its obligations hereunder and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate guarantors or sureties (including diligence, presentment, demand of payment, protest and notice, and any requirement that any Person exhaust any right, power or remedy or proceed against Spinco or any member of the Spinco Group under this Agreement or any other agreement referred to herein).

(c) The RMT Partner Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the obligations of Spinco or any member of the Spinco Group is rescinded or must otherwise be restored, returned or rejected for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Spinco or any member of the Spinco Group, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Spinco or any member of the Spinco Group or any substantial part of its or their property, all as though such payments had not been made. RMT Partner hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against Remainco or any member of the Remainco Group. Notwithstanding anything to the contrary herein, the obligations of RMT Partner hereunder are unconditional and irrevocable and will not be affected, released, terminated, discharged or impaired, in whole or in part, by: (i) any modification of, or amendment or supplement to, this Agreement except any amendment executed by all of the Parties that expressly provides otherwise; (ii) any furnishing or acceptance of security or exchange or release of any security; (iii) any inaction or nonexercise of any right, remedy or power with respect to Remainco; (iv) the consolidation or merger of Spinco or any member of the Spinco Group with or into any other entity or the sale, lease or disposition by Spinco or any member of the Spinco Group of all or substantially all of its assets to any other entity; or (v) any change in the structure of Remainco.

(d) Without limiting in any way the foregoing, following the Merger, RMT Partner agrees to cause, and to take all actions to enable, Spinco and the members of the Spinco Group to adhere to each provision of the Agreement which requires an act or omission on the part of Spinco or any member of the Spinco Group or any of its or their Affiliates to cause or enable Spinco and the Spinco Group to comply with their obligations under this Agreement.

Section 1.17 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Spinco Employee, Former Spinco Business Employee or other former, current or future employee of the Remainco Group or Spinco Group under any Remainco Benefit Plan, Spinco Benefit Plan or Spinco Future Benefit Plan.

Section 1.18 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Remainco Group or Spinco Group or RMT Partner from amending, terminating or otherwise modifying any Benefit Plan in accordance with the terms thereof at any time prior to, on or after the Spinco Distribution Date.

Section 1.19 Pension Adjustment.

(a) As promptly as practicable following the Closing Date, but in no event more than two hundred seventy (270) days following the Closing Date, Remainco shall prepare and deliver to RMT Partner a statement (the “Pension Funding Statement”) that sets forth (together with information in a manner sufficient to demonstrate how it determined such amount) the Pension Funding Amount.

(b) RMT Partner shall have a period of not more than ninety (90) Business Days following delivery of the Pension Funding Statement and supporting materials in accordance with subsection (a) above during which to review the Pension Funding Statement and supporting materials and to notify Remainco if it believes the calculation of the Pension Funding Amount contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement or that otherwise violate applicable Law.

(i) If and to the extent RMT Partner shall fail to so notify Remainco of any such dispute, then the Pension Funding Amount reflected in the Pension Funding Statement shall be deemed agreed for purposes of this Agreement.

(ii) If and to the extent RMT Partner shall so notify Remainco of any such dispute, Remainco and RMT Partner shall collaboratively work together and cooperate in good faith to resolve such dispute as promptly as possible, and upon resolution, the Pension Funding Amount reflected in the Pension Funding Statements (as adjusted to reflect the settlement of any dispute) shall be deemed agreed for purposes of this Agreement.

(iii) If and to the extent Remainco and RMT Partner fail to resolve any such dispute with respect to the Pension Funding Amount (or a part thereof) attributable to any country within sixty (60) days after notice of the dispute, Remainco and RMT Partner shall choose an independent actuary (i.e., an actuarial firm that is nationally recognized in such country other than any actuary regularly used by Remainco or RMT Partner); provided, however, that if Remainco and RMT Partner cannot mutually agree on the identity of the independent actuary within five (5) Business Days, then Remainco and RMT Partner shall on the next Business Day each identify an actuarial firm (other than one regularly used by Remainco or RMT Partner), and the independent actuary shall be selected by lot from these two firms by Remainco and RMT Partner, and provided further that if such actuary identified by lot shall not agree to serve within five (5) Business Days, then additional actuarial firms shall be identified in accordance with the foregoing procedures until one shall agree to serve (such independent actuary determined in accordance with this parenthetical, the “Independent Actuary”)). Remainco and RMT Partner shall require the Independent Actuary to determine whether the Pension Funding Statement contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement. Remainco and RMT Partner shall instruct the Independent Actuary to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Pension Funding Statement and supporting materials to it and, in any case, as promptly as practicable after submission. The determination of the Independent Actuary shall be final and binding on Remainco and RMT Partner, and the Pension Funding Amount reflected in the Pension Funding Statement (as adjusted to reflect the settlement of any dispute) shall be deemed agreed for purposes of this Agreement. Remainco and RMT Partner shall bear its own costs in connection with the cooperation with the Independent Actuary and each bear one-half of the costs of the Independent Actuary.

(c) No later than twenty (20) Business Days following the determination of the Pension Funding Amount in accordance with subsection (b) above:

(i) In the event that the Pension Funding Amount exceeds two hundred twenty million dollars ($220,000,000), Remainco shall make a cash payment to RMT Partner in U.S. dollars in an amount equal to the absolute tax-effected value of the difference (calculated using the highest marginal corporate U.S. federal income tax rate applicable as of the Closing and determined without regard to whether a tax deduction is actually available); and

(ii) In the event that the Pension Funding Amount is less than two hundred twenty million dollars ($220,000,000), RMT Partner shall make a cash payment to Remainco in U.S. dollars in an amount equal to the absolute tax-effected value of the difference (calculated using the highest marginal corporate U.S. federal income tax rate applicable as of the Closing and determined without regard to whether a tax deduction is actually available).

Section 1.20 Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any individual to continue employment with the Remainco Group or Spinco Group or to provide any recall or similar rights to an individual on layoff or any type of leave of absence or, except as otherwise specifically provided in this Agreement, as a commitment to any Spinco Employee or other current or former employee of the Remainco Group or Spinco Group on the part of the Remainco Group or Spinco Group to continue the compensation or benefits of any individual for any period. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Spinco Employee or other current or former employee, officer, director or contractor of the Remainco Group or Spinco Group, other than the Parties and their respective successors and assigns or (ii) shall constitute an amendment or other modification of any Benefit Plan established or maintained by a member of the Remainco Group or Spinco Group or RMT Partner.

Section 1.21 Effective Time. This Agreement shall be effective as of immediately prior to the Spinco Distribution (the “Effective Time”) and shall cease to be of any force or effect if and when the Separation Agreement is terminated.

ARTICLE II

UNITED STATES

The provisions of this Article II apply only in respect of matters that arise in respect of the employment of individuals within the United States or the termination thereof and shall apply notwithstanding any provision in Article I above.

Section 2.01 Payment of U.S. Grandfathered Vacation Benefits. Notwithstanding anything to the contrary in this Agreement, except to the extent prohibited by an applicable Law or a Spinco Labor Agreement, as soon as administratively practicable following the Spinco Distribution Date (and no later than the earlier of the dates required by applicable Law or Spinco Labor Agreement, in each case, to the extent applicable), Remainco shall pay out to each Spinco Employee in the U.S. all earned but unused vacation benefits remaining in the employee’s 2014 Bank (as defined in the E. I. du Pont de Nemours and Company Vacation Plan, adopted as of January 1, 1934 and amended as of December 31, 2014), based on the employee’s hourly rate of pay or average hourly earnings as of December 31, 2014 (the vacation benefits described in this Section 2.01, “U.S. Grandfathered Time”),and Spinco shall reimburse Remainco or the applicable member of the Remainco Group for the amount of any such payments.

Section 2.02 U.S. Tax-Qualified Defined Contribution Plans. Effective as of the Spinco Distribution Date, contributions under the DuPont Retirement Savings Plan (the “Remainco U.S. Savings Plan”), in respect of Spinco Employees who participated in the Remainco U.S. Savings Plan (each, a “U.S. Savings Plan Participant”), shall cease. Effective as of the Spinco Distribution Date, Remainco shall vest the account balances in the Remainco U.S. Savings Plan of all U.S. Savings Plan Participants. If the payroll period of a U.S. Savings

Plan Participant begins before and ends after the Spinco Distribution Date, Spinco shall reimburse Remainco or the applicable member of the Remainco Group for any matching contribution made by a member of the Remainco Group to the account in the Remainco U.S. Savings Plan of the U.S. Savings Plan Participant in respect of that portion of the payroll period preceding the Spinco Distribution Date. Effective as of immediately following the Spinco Distribution Date, Spinco shall maintain a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “Spinco U.S. Savings Plan”) and permit Remainco U.S. Savings Plan Participants to participate therein effective as of the Spinco Distribution Date; provided, however, that RMT Partner may elect, at any time prior to the Spinco Distribution Date, to designate a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code and is sponsored by RMT Partner or any of its Subsidiaries to serve as the Spinco U.S. Savings Plan in lieu of Spinco’s establishment of a new defined contribution retirement plan. Spinco (or RMT Partner if applicable) shall cause the trustee of the applicable Spinco U.S. Savings Plan to accept as a direct rollover (within the meaning of Section 401(a)(31) of the Code), including a rollover in kind of participant loan balances that are not then in default, any distribution from the Remainco U.S. Savings Plan to the extent the request of such rollover is initiated by a Spinco U.S. Savings Plan Participant, and such rollover shall not cause the Spinco U.S. Savings Plan to fail to satisfy the requirements of Section 401(a) of the Code.

Section 2.03 U.S. Tax-Qualified Defined Benefit Plans. For the avoidance of doubt, no member of the Spinco Group shall Assume any Assets or Liabilities (including with respect to Actions) in respect of any Benefit Plan maintained or previously maintained by Remainco, its current or former Affiliates or any of their respective predecessors or former Affiliates that is a U.S. defined benefit pension plan intended to satisfy the requirements of Section 401(a) of the Code. Without limiting the foregoing, Remainco or a member of its Group shall Assume any and all Liabilities of any member of the Spinco Group under or otherwise in respect of the DuPont Pension and Retirement Plan, the Dow Employees’ Pension Plan and the Union Carbide Employees’ Pension Plan, including any Actions in respect thereof.

Section 2.04 Non-Qualified Deferred Compensation Plans. Effective as of the Spinco Distribution Date, Spinco or RMT Partner shall establish a trust (the “New Rabbi Trust”) with terms substantially identical to that maintained pursuant to the Amended and Restated DuPont de Nemours, Inc. Trust Agreement (the “Existing Rabbi Trust”). Other than with respect to the Remainco Pension Restoration Plan, (which for the avoidance of doubt the Liabilities in respect thereto will be Remainco Employee Liabilities), Remainco shall direct the trustee of the Existing Rabbi Trust to Transfer to the trustee of the New Rabbi Trust, in kind, such portion of the “Plan Accounts” and any related Assets under the Existing Rabbi Trust attributable to each U.S. nonqualified deferred compensation plan listed on Schedule 2.04 hereto to the extent such arrangement covers a Spinco Employee or a Former Spinco Business Employee.

Section 2.05 Workers’ Compensation Claims. Without limiting Section 1.02 and without regard to the legal entity obligated to discharge such Liabilities under applicable Law, Spinco shall be responsible for and Assume all Liabilities related to all claims for workers’ compensation benefits and coverage which are incurred (a) on or following the Spinco Distribution Date by Spinco Employees or (b) prior to the Spinco Distribution Date by Spinco Employees, and in each case, Spinco shall be responsible for the administration of all such claims. If Spinco is unable to Assume any such Liability or the administration of any such claim because of applicable Law or Contract, Remainco, or the applicable member of the Remainco Group, shall administer and/or discharge such Liabilities, as applicable, and Spinco or a member of the Spinco Group shall reimburse Remainco, or the applicable member of the Remainco Group, for all such Liabilities.

Section 2.06 Employment Loss or Layoff.

(a) On or before the Closing Date, Remainco shall provide a list of the name and site of employment of any and all employees of Remainco or a member of the Remainco Group or Spinco or a member of the Spinco Group, located at (or, for sales employees or other employees not based at a site, reporting up to) any site in the United States where Spinco Employees are located, who have experienced, or will experience, an employment loss or layoff as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law (the “WARN Act”), within ninety (90) days prior to the Closing Date. Remainco shall update this list up to and including the Closing Date (such list, the “WARN List”).

(b) For a period of ninety (90) days after the Closing Date, Spinco and RMT Partner shall not, and shall cause each member of the Spinco Group not to, engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Spinco or a member of the Spinco Group, which, if required under the WARN Act to be aggregated with any layoffs prior to the Closing set forth on the WARN List, would trigger the WARN Act.

ARTICLE III

DEFINED TERMS

Section 3.01 Certain Defined Terms. Except as noted in Section 3.02, terms used herein shall have the meanings defined below. Capitalized terms used in this Agreement but not defined herein shall have the respective meaning ascribed to them in the Separation Agreement.

“Action” shall have the meaning ascribed to it in the Separation Agreement.

“Affiliate” shall have the meaning ascribed to it in the Separation Agreement.

“Assets” shall have the meaning ascribed to it in the Separation Agreement.

“Assume” shall mean to accept, assume, agree to pay, discharge, fulfill, honor, retain, and, to the extent applicable, comply with and defend on a timely basis. The terms “Assumed” and “Assumptions” shall have the correlative meaning.

“Benefit Plans” mean all compensation and benefit plans, programs, agreements, policies or arrangements, including any employment, severance, welfare (including medical, dental, vision and life insurance), cafeteria, retirement, savings and other deferred compensation plans, programs, agreements, policies or arrangements.

“Business Day” shall have the meaning ascribed to it in the Merger Agreement.

“Closing” shall have the meaning ascribed to it in the Separation Agreement.

“Closing Date” shall have the meaning ascribed to it in the Separation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning ascribed to it in the Merger Agreement.

“Confidentiality Agreement” means that certain letter agreement by and between Remainco and RMT Partner, dated September 9, 2019, as supplemented from time to time.

“Consents” shall have the meaning ascribed to it in the Separation Agreement.

“Contracts” shall have the meaning ascribed to it in the Separation Agreement.

“Conversion Equity Award” means each Remainco Equity Award that is outstanding and held by a Spinco Employee as of immediately before the Spinco Distribution.

“Employee Liabilities” means all Liabilities of Remainco, Spinco, members of their respective Groups and predecessors and former Affiliates of the foregoing, arising out of, by reason of, or otherwise in connection with, the prospective employment or engagement of, the employment or engagement of, or termination of the employment or engagement of, any employee or individual service provider (including global employee mobility).

“Employee Representative Body” means any union, works council, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

“Equity Adjustment Ratio” means a fraction, (a) the numerator of which is the volume-weighted average price of a share of Remainco Common Stock on the New York Stock Exchange (“NYSE”) trading on the “regular way” basis on NYSE for each of the twenty (20) trading days immediately preceding the Spinco Distribution Date, and (b) the denominator of which is the volume-weighted average of a share of RMT Partner Common Stock on NYSE trading on the “regular way” basis on NYSE for each of the twenty (20) trading days immediately preceding the Closing Date.

“Former Spinco Business Employee” means any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Remainco, Spinco or a member of their respective Groups, or any of their respective predecessors or former Affiliates and who, upon his or her last termination of employment with all members of the Spinco Group and Remainco Group and their respective predecessors or former Affiliates (a) was identified in the HRIS system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the Spinco Business or (b) otherwise upon such termination of employment was primarily dedicated to the Spinco Business as evidenced by the records of Remainco, Spinco or their respective Groups. For the avoidance of doubt, no Non-Consenting Employee will be considered a Former Spinco Business Employee.

“Governmental Entity” shall have the meaning ascribed to it in the Separation Agreement.

“Group” means (a) with respect to Spinco, the Spinco Group; and (b) with respect to Remainco, the Remainco Group.

“Law” shall have the meaning ascribed to it in the Separation Agreement.

“Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“Merger” shall have the meaning ascribed to it in the Separation Agreement.

“Merger Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Non-Consenting Employee” means any individual who otherwise would be a Spinco Employee pursuant to Section 1.01(a) of this Agreement (if Non-Consenting Employees were not excluded from the definition of Spinco Employees pursuant to Section 1.01(a)), who has the right under applicable Law or applicable Spinco Labor Agreement to object to, opt out of, refuse to Consent to, or otherwise fail to acquiesce to, and who has (a) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to Spinco or a member of its Group by operation of applicable Law, in cases where such employee is subject to automatic transfer by operation of applicable Law, (b) validly refused to Consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of Spinco or member of its Group, or (c) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her Consent to employment with or validly rejecting his or her transfer to, Spinco or a member of its Group, in accordance with and to the extent permitted by applicable Law or an applicable Spinco Labor Agreement.

“Pension Assets means the aggregate fair market value as of the Closing Date of the Assets attributable to the Pension Liabilities.

“Pension Funding Amount means the amount, whether positive or negative, of the Pension Liabilities minus the Pension Assets.

“Pension Liabilities means, in respect of the Pension Plans, the projected benefit obligations as of the Closing Date that are Assumed by Spinco or RMT Partner in accordance with this Agreement. Such projected benefit obligations will be determined on the basis of the methodology and assumptions utilized in the balance sheet of the audited financial statements of Remainco for the year ending December 31, 2019 (or, if the Closing Date occurs in 2021, in the balance sheet of the audited financial statements of Remainco for the year ending December 31, 2020), the actual demographics as of the Closing Date and with regard to creditable service performed on or before the Closing Date.

“Pension Plan means each Remainco Benefit Plan or Spinco Benefit Plan as of the Closing Date that is a defined benefit pension plan maintained in a jurisdiction outside the United States.

“Permitted Transfers” shall have the meaning ascribed to it in the Merger Agreement.

“Person” shall have the meaning ascribed to it in the Separation Agreement.

“Polysaccharides Business” means the operations of the Remainco Group and Spinco Group, as of the date hereof, attributable to polysaccharide products (glucans and fructans, including derivatives thereof) made with proprietary enzymatic polymerization technology which may also be and further customized with derivatization chemistries, serving a variety of end use markets, including Home & Personal Care, Fibers & Composites, Paper & Packaging, Coatings & Adhesives, Food & Beverage, and Pharmaceutical Excipients.

“Remainco Benefit Plan” means any Benefit Plan sponsored or maintained by Remainco or any member of the Remainco Group.

“Remainco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Common Stock” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Employee” means an employee of a member of the Remainco Group, other than a Spinco Employee or a Non-Consenting Employee.

“Remainco Employee Assets” means, to the extent attributable to an Employee Liability, all Assets of any member of the Remainco Group or Spinco Group, exclusive of Spinco Employee Assets.

“Remainco Employee Liabilities” mean (a) other than any such Liabilities Assumed by Spinco or a member of the Spinco Group pursuant to this Agreement, (i) all Employee Liabilities with respect to any current or former employee or individual service provider of Remainco or a member of the Remainco Group or Spinco or a member of the Spinco Group, in each case, other than a Spinco Employee or a Former Spinco Business Employee and (ii) all Liabilities in respect of any Remainco Benefit Plan, and (b) all Employee Liabilities with respect to Spinco Employees or Former Spinco Business Employees Assumed by Remainco or a member of the Remainco Group pursuant to this Agreement, in either case of (a) or (b), regardless of (i) when or where such Liabilities arose; (ii) whether the facts upon which they are based occurred prior to, on, or subsequent to the Spinco Distribution Date; (iii) where or against whom such Liabilities are asserted or determined and whether Spinco or a member of the Spinco Group is responsible for delivering any compensation or benefit attributable to such Liability; and (iv) which entity is named in any Action associated with any Liability.

“Remainco Equity Award” means each Remainco Option, Remainco Stock Appreciation Right, Remainco RSU Award, Remainco Restricted Stock Award, Remainco PSU Award and other equity incentive compensation award that was granted under one of the Remainco Stock Plans.

“Remainco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Option” means an option to purchase shares of Remainco Common Stock.

“Remainco PSU Award” means a unit representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a performance-based vesting requirement.

“Remainco Restricted Stock Award” means a restricted stock award in respect of shares of Remainco Common Stock.

“Remainco RSU Award” means a unit representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“Remainco Severance Plan” means any Remainco Benefit Plan that provides Severance.

“Remainco Stock Appreciation Right” means a stock appreciation right in respect of Remainco Common Stock.

“Remainco Stock Plans” means, collectively, the DuPont Omnibus Incentive Plan and any other equity incentive compensation plan or arrangement maintained by Remainco as of immediately before the Spinco Distribution.

“RMT Partner Common Stock” shall have the meaning ascribed to it in Section 1.01 of the Separation Agreement.

“RMT Partner Option” means an option to purchase shares of RMT Partner Common Stock.

“RMT Partner Restricted Stock Award” means a restricted stock award in respect of shares of RMT Partner Common Stock.

“RMT Partner RSU Award” means a unit representing a general unsecured promise by RMT Partner to deliver a share of RMT Partner Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“RMT Partner Stock Appreciation Right” means a stock appreciation right in respect of RMT Partner Common Stock.

“Separation” shall have the meaning ascribed to it in the Separation Agreement.

“Severance” means any severance, redundancy or other similar separation benefit.

“Spinco Benefit Plan” means any Benefit Plan sponsored or maintained by Spinco or any member of the Spinco Group that is in place immediately prior to the Spinco Distribution.

“Spinco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Distribution” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Distribution Date” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Employee Assets” means, to the extent attributable to a Spinco Employee Liability, all Assets of any member of the Remainco Group or Spinco Group set aside in a trust or other funding vehicle or otherwise designated to fund such Spinco Employee Liability and any Assets that this Agreement expressly provides are to be Assumed by Spinco or a member of its Group.

“Spinco Employee Liabilities” mean (a) all Employee Liabilities with respect to any Spinco Employee, any other individual service provider who as of immediately prior to the Spinco Distribution is providing services to a member of the Spinco Group or otherwise primarily in respect of the Spinco Business, or any Former Spinco Business Employee (other than the Remainco Employee Liabilities set forth in clause (b) of the definition thereof), and (b) all other Liabilities Assumed by Spinco or a member of the Spinco Group under this Agreement, in either case of (a) or (b), regardless of (i) when or where such Liabilities arose; (ii) whether the facts upon which they are based occurred prior to, on, or subsequent to the Spinco Distribution Date; (iii) where or against whom such Liabilities are asserted or determined and whether Remainco or Spinco or a member of the Remainco or Spinco Group is responsible for delivering any compensation or benefit attributable to such Liability; and (iv) which entity is named in any Action associated with any Liability.

“Spinco Entities” shall have the meaning ascribed to it in the Merger Agreement.

“Spinco Future Benefit Plan” means any Benefit Plan that Spinco or any member of the Spinco Group assumes, adopts, establishes or begins sponsoring, maintaining, or contributing to on or after the Spinco Distribution Date.

“Spinco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or member of the Spinco Group, is a party or bound that pertains to any Spinco Employees.

“STD/LTD Employee” means (i) any individual who is receiving (or who has applied for and then receives) short term or long term disability benefits or short term or long term income replacement benefits from Remainco or a member of the Remainco Group or is otherwise treated by any such entity as being on short term or long term sick leave or disability status under the applicable Law in the applicable jurisdiction and (ii) any Spinco Employee whose employment is otherwise mandatorily suspended as of the Spinco Distribution Date pursuant to suspension of employment causes set forth by applicable Law.

“Subsidiary” shall have the meaning ascribed to it in the Separation Agreement.

“Third Party” shall have the meaning ascribed to it in the Separation Agreement.

“Tax” shall have the meaning ascribed to it in the Separation Agreement.

“Transaction Agreements” shall have the meaning ascribed to it in the Separation Agreement.

“Transfer” shall have the meaning ascribed to it in the Separation Agreement.

Section 3.02 Other Defined Terms in this Agreement. The following terms have the meanings set forth in the Sections of this Agreement set forth below:

Definition	Location in Agreement
Agreement	Preamble
Delayed Employment Date	1.01(c)
Delayed Employment Employee	1.01(c)
Independent Actuary	1.19(b)(iii)
Effective Time	1.21
Existing Rabbi Trust	2.04
New Rabbi Trust	2.04
Non-Solicitation Period	1.13(a)
Parties	Preamble
Party	Preamble
Pension Funding Statement	1.19(a)
Plan Accounts	2.04
Remainco	Preamble
Remainco Claimant(s)	1.02(d)(i)
Remainco U.S. Savings Plan	2.02
Requesting Party	1.15(b)
Return from STD/LTD Date	1.01(d)
Returning STD/LTD Employee	1.01(d)
RMT Partner	Preamble
RMT Partner Guaranty	1.16(a)
Separation Agreement	Recitals
Spinco	Preamble
Spinco Assumed Vacation Liabilities	1.07(a)
Spinco Claimant(s)	1.02(d)(i)
Spinco Dedicated Employee	1.01(a)(i)
Spinco Employee	1.01(a)
Spinco U.S. Savings Plan	2.02
U.S. Grandfathered Time	2.01
U.S. Savings Plan Participant	2.02
WARN Act	2.06(a)
WARN List	2.06(a)

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Miscellaneous. Section 1.2 (References; Interpretation) of Article I (Definitions and Interpretation); Article IX (Dispute Resolution); and Sections 11.5 (Notices), 11.8 (Assignment), 11.11 (Payment Terms) and 11.21 (Tax Treatment of Payments) of Article XI (Miscellaneous) of the Separation Agreement are incorporated by reference herein as if the same had been set forth herein pari passu.

Section 4.02 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 4.03 Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 4.04 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 4.05 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 4.06 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to this Agreement or Article VII of the Separation Agreement).

Section 4.07 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 4.08 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 4.09 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 4.10 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss (as defined in the Separation Agreement). Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is thereby aggrieved shall, subject and pursuant to the terms of this Article IV (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein, or incorporated by reference herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 4.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 4.12 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of this Agreement or one or more of the following Sections of the Separation Agreement: Section 7.2, Section 7.3 and Section 7.4).

* * * * *

[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Marc Doyle
Name:	Marc Doyle
Title:	Chief Executive Officer

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Marc Doyle
Name:	Marc Doyle
Title:	President

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Andreas Fibig
Name:	Andreas Fibig
Title:	Chief Executive Officer and Chairman

[Signature Page to the Employee Matters Agreement]

Annex D

TAX MATTERS AGREEMENT

BY AND AMONG

DUPONT DE NEMOURS, INC.,

NUTRITION & BIOSCIENCES, INC.

AND

INTERNATIONAL FLAVORS & FRAGRANCES INC.

[●, 20[        ]]

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of Remainco (“Spinco,” and together with Remainco, the “Companies,” and each a “Company”), and International Flavors & Fragrances Inc., a New York corporation (“RMT Partner,” and together with Remainco and Spinco, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business and to cause the Spinco Assets to be transferred to Spinco and other members of the Spinco Group (to the extent necessary) and to cause the Spinco Liabilities to be assumed by Spinco and other members of the Spinco Group (to the extent necessary), upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement by and among Remainco, Spinco and RMT Partner (the “Separation and Distribution Agreement”);

WHEREAS, in connection with the Separation, Spinco will make the Spinco Special Cash Payment;

WHEREAS, after the Separation and pursuant to the Separation and Distribution Agreement, Remainco will distribute to the holders of Remainco Common Stock all of the issued and outstanding shares of Spinco Common Stock (a) by means of a pro rata distribution or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (to be followed by a Clean-Up Spin-Off);

WHEREAS, for U.S. federal income tax purposes, the Contribution, the Spinco Special Cash Payment, and the Spinco Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal income tax purposes, the Spinco Distribution is intended to qualify as tax-free under Section 355(a) of the Code to holders of Remainco Common Stock and as tax-free to Remainco under Section 361(c) of the Code;

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on or after the Second Merger Date, RMT Partner shall cause Spinco to merge with and into Merger Sub 2, a Delaware limited liability company that is a newly formed direct wholly owned Subsidiary of RMT Partner, with Merger Sub 2 as the surviving entity (the “Second Merger”);

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Merger and the Second Merger be treated as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Section 368(a)(1)(A) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, Merger Sub, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock);

WHEREAS, in connection with the Contribution, Spinco Distribution, and Merger, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Contribution, Spinco Distribution, and Merger, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Intended Tax Treatment and the intended tax treatment of certain other transactions.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means any entity that is directly or indirectly Controlled by either the person in question or an Affiliate of such person. As used in this paragraph, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Merger.

“AgCo” means Corteva, Inc., a Delaware corporation.

“Agreement” means this Tax Matters Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Capital Stock” means all classes or series of capital stock of a Company or RMT Partner, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock, and (iii) all instruments properly treated as stock in the Company or RMT Partner for U.S. federal income tax purposes.

“Claiming Company” shall have the meaning set forth in Section 3.06(a) of this Agreement.

“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meanings set forth in the first sentence of this Agreement.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Controlling Company” shall have the meaning set forth in Section 10.02(a) of this Agreement.

“Dispute” shall have the meaning set forth in Section 15.01 of this Agreement.

“Distribution Taxes” means any and all Taxes (a) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, (i) the failure of the Contribution, Spinco Special Cash Payment, and Spinco Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code or (ii) the failure of the Spinco Special Cash Payment to be treated as in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code, except to the extent the amount exceeds Remainco’s adjusted tax basis in Spinco Common Stock or such Taxes are attributable to Remainco’s failure to transfer to creditors or distribute to shareholders the cash received in the Spinco Special Cash Payment; (b) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Spinco Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code (or any corresponding provision of the Tax Laws of other jurisdictions); (c) required to be paid by or imposed on a

Company or any of its Affiliates resulting from the failure of any Separation Transaction to qualify for its intended tax treatment as set forth on Exhibit C; or (d) required to be paid by or imposed on a Company or any of its Affiliates (including due to an indemnification requirement under the DWDP TMA) resulting from the failure of any DWDP TMA Transaction to qualify for its intended tax treatment as set forth on Exhibit D.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination and (b) all reasonable out-of-pocket accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“DWDP TMA” means that certain Amended and Restated Tax Matters Agreement, effective as of June 1, 2019, by and among Remainco (then known as DowDuPont Inc.), MatCo, and AgCo.

“DWDP TMA Transactions” means those transactions listed on Exhibit D.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between Remainco, Spinco and RMT Partner dated as of December 15, 2019.

“Employment Tax” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required by the Separation and Distribution Agreement, the Merger Agreement or any Transaction Agreement or that is undertaken pursuant to the Contribution, Spinco Special Cash Payment, Spinco Distribution, Separation Transactions or Financing Transactions.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Financing Transactions” means the transactions set forth in Exhibit F.

“Group” means the Remainco Group or the Spinco Group, or both, as the context requires.

“Income Taxes” means:

(a)

all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Intended Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Separation, Contribution, Spinco Special Cash Payment, Spinco Distribution, Merger, Second Merger and certain related transactions:

(a) the qualification of the Contribution, Spinco Special Cash Payment, and Spinco Distribution, taken together, as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code;

(b) the nonrecognition of gain or loss by Remainco on the receipt of the Spinco Special Cash Payment, except to the extent the amount of the Spinco Special Cash Payment exceeds Remainco’s adjusted tax basis in Spinco Common Stock and assuming Remainco transfers to creditors or distributes to shareholders the cash received in the Spinco Special Cash Payment in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code;

(c) the qualification of the Spinco Distribution as a transaction in which the Spinco Common Stock distributed to holders of Remainco Common Stock is “qualified property” for purposes of Sections 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such Spinco Common Stock to be treated as other than “qualified property” for such purposes);

(d) the nonrecognition of income, gain or loss by Remainco and Spinco on the Contribution and the Spinco Distribution under Sections 355, 361, and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code or the triggering or recapturing of any deferred gain or similar items (e.g. including pursuant to a gain recognition agreement or dual consolidated loss election) that is not excludable by reason of the tax-free status of the Contribution and Spinco Distribution;

(e) the nonrecognition of income, gain or loss by holders of Remainco Common Stock upon the receipt of Spinco Common Stock in the Spinco Distribution (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any) under Section 355 of the Code;

(f) the nonrecognition of income, gain or loss by Remainco on the distribution of the proceeds of the Spinco Special Cash Payment to Remainco creditors or shareholders under Section 361(b) of the Code; and

(g) the treatment of the Merger and the Second Merger as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and the qualification of the Merger and the Second Merger as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to Section 368(a)(1)(A) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, Merger Sub, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock).

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

“MatCo” means Dow Inc., a Delaware corporation.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Merger Sub” has the meaning set forth in the Merger Agreement.

“Merger Sub 2” has the meaning set forth in the Merger Agreement.

“Non-Controlling Company” shall have the meaning set forth in Section 10.02(a)(i) of this Agreement.

“Parties” and “Party” have the meanings set forth in the first sentence of this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.03(a) of this Agreement.

“Payor” shall have the meaning set forth in Section 4.01(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Spinco Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Spinco Distribution Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 7.01 of this Agreement.

“Pre-Distribution Period” means any Tax Period ending on or before the Spinco Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Spinco Distribution Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Section 15.03 of this Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco or RMT Partner management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco or RMT Partner would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco or RMT Partner and/or one or more holders of outstanding shares of Capital Stock, a number of shares of Capital Stock that would, when combined with any other changes in ownership of Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise fifty percent (50%) or more of (a) the value of all outstanding shares of stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) issuances by Spinco or RMT Partner that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), (ii) the adoption by RMT Partner or Spinco of a shareholder rights plan, (iii) transfers of Capital Stock of Remainco or RMT Partner that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d) or (iv) purchases, directly or through any Affiliate, of RMT Partner’s outstanding stock meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund.

“Remainco” has the meaning set forth in the first sentence of this Agreement.

“Remainco Business” has the meaning provided in the Separation and Distribution Agreement.

“Remainco Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Remainco as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Remainco or a member of the Remainco Group as common parent (or analogous concept) under a similar or analogous provision of state, local or non-U.S. Law.

“Remainco Common Stock” has the meaning provided in the Separation and Distribution Agreement.

“Remainco Consolidated Taxes” means any Taxes attributable to any Remainco Consolidated Return.

“Remainco Group” means Remainco and its Affiliates, excluding any entity that is a member of the Spinco Group.

“Remainco Tainting Act” means (a) any action (or the failure to take any action) within its control by Remainco or any member of the Remainco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Remainco, any assets of Remainco or any assets of any member of the Remainco Group that, or (c) any breach by Remainco or any member of the Remainco Group of any representation, warranty or covenant made by them in this Agreement or the Transaction Agreements or a Tax Representation Letter that, in each case, would affect the Intended Tax Treatment or otherwise cause a Separation Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit C or cause a DWDP TMA Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit D.

“Remainco Taxes” means, without duplication, (a) any Remainco Consolidated Taxes (including any Taxes imposed due to an adjustment of Taxes attributable to a Pre-Distribution Period that should have been reflected on a Remainco Consolidated Return), (b) any Taxes that are solely attributable to the Remainco Business, (c) any Taxes (i) on gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Spinco or any member of the Spinco Group at the time of the Spinco Distribution, (ii) on net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) with respect to deferred intercompany transactions between a Spinco Group member and a Remainco Group member and (iii) under similar or corresponding provisions of state, local or non-U.S. Law, (d) any Taxes attributable to a Remainco Tainting Act, (e) Taxes attributable to Separation Transactions, (f) Taxes in connection with the matters described in Exhibit E, in the case of each of clauses (a) through (f), other than Taxes that would not have been incurred but for a Spinco Tainting Act, and (g) Taxes payable on the amount of the Spinco Special Cash Payment in excess of Remainco’s adjusted tax basis in Spinco Common Stock or Remainco’s failure to transfer to creditors or distribute to shareholders the cash received in the Spinco Special Cash Payment.

“Required Company” shall have the meaning set forth in Section 4.01(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the period beginning at the Effective Time and ending on the two (2)-year anniversary of the day after the Spinco Distribution Date.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“RMT Partner” has the meaning set forth in the first sentence of this Agreement.

“RMT Partner Common Stock” has the meaning provided in the Separation and Distribution Agreement.

“Ruling Request” means any letter filed by Remainco with the IRS or other Tax Authority requesting a ruling regarding the Intended Tax Treatment or any intended tax treatment of a Separation Transaction that is described on Exhibit C attached hereto (including all attachments, exhibits, and other materials submitted with such ruling request letter and any amendment or supplement to such ruling request letter).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Date” has the meaning set forth in the Merger Agreement.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” has the meaning set forth in in the Recitals.

“Separation Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Spinco Business from ownership of the Remainco Business (including, for the avoidance of doubt, transactions listed on Exhibit C and transactions undertaken directly between the Remainco Group, on the one hand, and RMT Partner and its Affiliates, on the other hand).

“Spinco” has the meaning set forth in the first sentence of this Agreement.

“Spinco Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Group” means Spinco and its Affiliates, as determined immediately after the Spinco Distribution.

“Spinco Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Special Cash Payment” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Tainting Act” means, after the Effective Time, (a) any action (or the failure to take any action) within its control by Spinco or any member of the Spinco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Spinco or RMT Partner, any assets of Spinco or any assets of any member of the Spinco Group that, or (c) any breach by Spinco or any member of the Spinco Group of any representation, warranty or covenant made by them in this Agreement or the Transaction Agreements or a Tax Representation Letter that, in each case, would (i) affect the Intended Tax Treatment or otherwise cause a Separation Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit C, or (ii) violate any of the restrictions set forth on Exhibit D; provided that, any action expressly required by (or the failure to take action prohibited by) the Separation and Distribution Agreement, the Merger Agreement or any Transaction Agreement or that is undertaken pursuant to the Contribution, Spinco Special Cash Payment, Spinco Distribution, Separation Transactions or Financing Transactions shall not constitute a Spinco Tainting Act.

“Spinco Taxes” means, without duplication, (a) any Taxes required to be paid by Spinco or a member of the Spinco Group on or after the Spinco Distribution Date (including any Taxes imposed due to an adjustment of Taxes due and payable prior to the Spinco Distribution Date, other than Taxes that (i) should have been reflected on a Remainco Consolidated Return or (ii) are solely attributable to the Remainco Business), (b) any Taxes attributable to a Spinco Tainting Act, (c) any Taxes attributable to an Extraordinary Transaction effected after the Effective Time on the Spinco Distribution Date by Spinco or a member of the Spinco Group, and (d) any Taxes set forth on Exhibit A attached hereto, in the case of each of clauses (a) through (d), other than Taxes that would not have been incurred but for a Remainco Tainting Act.

“Straddle Period” means any Tax Period that begins on or before and ends after the Spinco Distribution Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, custom duties, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, alternative minimum, recapture, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an adjustment.

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, capital loss, tax credit carryover, earnings and profits, previously taxed income, tax bases, separate limitation loss, investment credit, foreign tax credit, excess charitable contribution, general business credit, overall foreign loss, or any other Tax Item that could affect a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments that is actually realized, net of reasonable expenses related to establishing the Tax benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means (x) the formal written opinions or similar memoranda of a Tax Advisor regarding the Intended Tax Treatment or any intended tax treatment of a Separation Transaction that is described on Exhibit B attached hereto and/or (y) the rulings by the IRS or other Tax Authority received in respect of a Ruling Request delivered to Remainco (and made available to Spinco or, if prior to the Effective Time, RMT Partner), in each case, in connection with the Contribution, the Spinco Special Cash Payment, the Spinco Distribution, the Merger or the Second Merger or otherwise with respect to the Separation Transactions, including, for the avoidance of doubt, the Remainco Tax Opinion (as defined in the Merger Agreement).

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letter” has the meaning set forth in the Merger Agreement.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Remainco Group and any member of the Spinco Group with respect to any Pre-Distribution Period.

“Transfer Taxes” means all excise, sales, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, resulting directly from the Separation Transaction, Contribution, Spinco Distribution or Merger, or otherwise imposed in connection with this Agreement and the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Companies may rely to the effect that a transaction will not (i) affect the Intended Tax Treatment, (ii) cause any Separation

Transaction to fail to qualify for the intended tax treatment as set forth on Exhibit C, or (iii) cause any DWDP TMA Transaction to fail to qualify for the intended tax treatment as set forth on Exhibit D. Any such opinion must assume that the Contribution, Spinco Special Cash Payment, Spinco Distribution and Merger would have qualified for the Intended Tax Treatment, that other Separation Transactions would have qualified for the intended tax treatment as set forth on Exhibit C, and that the DWDP TMA Transactions would have qualified for the intended tax treatment as set forth on Exhibit D, if the transaction in question did not occur.

“VAT” means: (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1994; and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i), or imposed elsewhere.

“VAT Credit” means any credit, offset or receivable arising out of a payment of VAT where either (i) such VAT was imposed on a Separation Transaction, (ii) Remainco or a member of the Remainco Group pays such VAT, or (iii) liability for such VAT is allocated to Remainco under this Agreement.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Remainco Liability. Remainco shall be liable for, and shall indemnify and hold harmless the Spinco Group from and against (x) any liability for Remainco Taxes, (y) any Distribution Tax-Related Losses for which Remainco is responsible pursuant to Section 7.02 and (z) Transfer Taxes for which Remainco is responsible pursuant to Section 2.03.

(b) Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the Remainco Group from and against (x) any liability for Spinco Taxes, (y) any Distribution Tax-Related Losses for which Spinco is responsible pursuant to Section 7.02 and (z) Transfer Taxes for which Spinco is responsible pursuant to Section 2.03.

Section 2.02 Tax Year Ends. Spinco and Remainco shall take all actions necessary or appropriate to close the taxable year of Spinco and each member of the Spinco Group for all Tax purposes as of the close of the Spinco Distribution Date to the extent permissible or required under applicable Law.

Section 2.03 Transfer Taxes. Transfer Taxes (other than those attributable to the Separation Transaction, Contribution or Spinco Distribution) shall be allocated 50% to Remainco and 50% to Spinco. Any Transfer Taxes attributable to the Separation Transactions, Contribution or Spinco Distribution shall be allocated solely to Remainco.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01 General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 3.02 Responsibility for Preparation and Filing

(a) Remainco Consolidated Returns. Notwithstanding Section 3.02(d), Remainco shall prepare and file all Remainco Consolidated Returns. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the Spinco Group on the Spinco Distribution Date after the Effective Time as occurring on the day after the Spinco Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

(b) The Company required under applicable law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns.

(c) Spinco shall, to the extent permitted by applicable law, prepare and file all Tax Returns of the Spinco Group other than those in Section 3.02(a) or Section 3.02(b).

(d) Each Company shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Tax Returns required to be filed by such Company or any of its Subsidiaries and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns.

Section 3.03 Tax Reporting Practices.

(a) General Rule. With respect to any Tax Return that either Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”), to the extent such Tax Return may reasonably be expected the affect the Tax liability of the other Company.

(b) Reporting of Separation and DWDP TMA Transactions. The Tax treatment reported on any Tax Return of (i) the Separation Transactions shall be consistent with the treatment thereof provided on Exhibit C, and (ii) the DWDP TMA Transactions shall be consistent with the treatment thereof provided on Exhibit D. The Tax treatment of the Separation Transactions and the DWDP TMA Transactions reported on any Tax Return for which Spinco is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Remainco or any member of the Remainco Group or caused or to be caused to be filed by Remainco or any member of the Remainco Group.

Section 3.04 Consolidated or Combined Tax Returns.

(a) Spinco will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that Remainco determines in good faith are required to be filed or that Remainco chooses to file pursuant to Section 3.02 with respect to any Pre-Distribution Period.

(b) With respect to all Remainco Consolidated Returns for the taxable year which includes the Spinco Distribution Date, Remainco shall use the closing of the books method under Treasury Regulations Section 1.1502-76.

Section 3.05 Right to Review and Consent to Tax Returns.

(a) To the extent Spinco is the Responsible Company with respect to any Tax Return that reflects (i) Taxes for which Remainco would reasonably be expected to be liable, including as a result of adjustments to the amount of Taxes reported on such Tax Return, (ii) the Contribution, Spinco Special Cash Payment, Spinco Distribution, and/or Merger, (iii) a Separation Transaction, or (iv) any other information that could reasonably be expected to impact the Tax liability of Remainco, Spinco shall submit to Remainco a draft of such Tax Return at least forty-five (45) days prior to the Due Date for such Tax Return for Remainco’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). Remainco shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. No later than thirty (30) days after receipt of such Tax Returns, Remainco shall have a right to object to such Tax Return (or items with respect thereto) by written notice to Spinco; such written notice shall contain such disputed item (or items) and the basis for its objection.

(b) To the extent Remainco is the Responsible Company with respect to any Tax Return that reflects (i) Taxes for which Spinco would reasonably be expected to be liable, including as a result of adjustments to the amount of Taxes reported on such Tax Return, or (ii) any other information that could reasonably be expected to impact the Tax liability of Spinco, Remainco shall submit to Spinco a draft of such Tax Return at least forty-five (45) days prior to the Due Date for such Tax Return for Spinco’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). The Companies shall cooperate fully in the preparation and review of such Tax Returns. No later than thirty (30) days after receipt of such Tax Returns, Spinco shall have a right to object to such Tax Return (or items with respect thereto) by written notice to Remainco; such written notice shall contain such disputed item (or items) and the basis for its objection.

(c) If the Company that is not the Responsible Company does object by proper written notice described in Section 3.05(a) or Section 3.05(b), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Companies have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.05 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).

(d) In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.05(a) or Section 3.05(b) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 15. In the event that the resolution of such disputed item (or items) in accordance with Section 15 with respect to a Tax Return is inconsistent with such Tax Return as filed, Spinco (with cooperation from Remainco) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 15, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.

Section 3.06 Refunds, Carrybacks and Amended Tax Returns.

(a) Refunds.

(i) Each Company (and its Affiliates) (the “Claiming Company”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder, under the Employee Matters Agreement, or which it has previously paid. For the avoidance of doubt, to the extent that a particular Refund may be allocable to multiple Parties, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Sections 2 and 3 with the Tax liability of such Party as determined under Section 2.01, taking into account the facts as utilized for purposes of claiming such Refund.

(ii) Any Refund or portion thereof to which a Claiming Company is entitled pursuant to this Section 3.06(a) that is received or deemed to have been received as described herein by the other Company (or its Affiliates) shall be paid by such other Company to the Claiming Company in immediately available funds in accordance with Section 4. To the extent a Company (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Company to the Claiming Company pursuant to this Section 3.06(a), such Company shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

(iii) Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Refund shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.

(iv) Remainco and Spinco shall cooperate in good faith with any reasonable request to pursue any Refund to which either Party may be entitled under Section 3.06(a)(i).

(v) Notwithstanding anything to the contrary in this Agreement, Remainco shall be entitled to 100% of Refunds related to matters set forth on Exhibit E, and Remainco shall retain sole control over any proceedings, submissions, and correspondence with relevant Tax Authorities regarding such matters.

(b) Carrybacks.

(i) Each of the Companies shall be permitted (but not required) to carry back (or to cause its Affiliates to carry back) a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to a Pre-Distribution Period or a Straddle Period only if such carryback cannot reasonably result in the other Company (or its Affiliates) being liable for additional Taxes. If a carryback could reasonably result in the other Company (or its Affiliates) being liable for additional Taxes, such carryback shall be permitted only if such other Company consents to such carryback.

(ii) Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

(iii) A Company shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Company pursuant to the provisions set forth in this Section 3.06(b).

(c) Amended Tax Returns. Spinco shall not file any amended Tax Return for a member of the Spinco Group that relates to a Pre-Distribution Period or any Tax Return to which Remainco is entitled to review pursuant to Section  3.05(a) without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Remainco.

Section 3.07 Apportionment of Tax Attributes(a) .

(a) Remainco shall reasonably determine in good faith, and advise Spinco in writing of, the amount of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Spinco Group under applicable Law. The Remainco Group and the Spinco Group (to the extent the relevant information has been provided to the Spinco Group under this Section 3.07) agree to compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.07 unless otherwise required by a Final Determination. To the extent that the amount of any Tax Attribute is later reduced or increased as a result of a Final Determination, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 3.07. Remainco agrees to consult with Spinco regarding such allocation prior to the filing of any affected Tax Return regarding such allocation and consider in good faith any comments by Spinco on such allocation.

(b) Sixty (60) days after the filing of Remainco’s U.S. federal income Tax Return for the tax year in which the Spinco Distribution occurs, Remainco shall deliver to RMT Partner its determination in writing of the portion, if any, of any U.S. federal income Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis U.S. federal income Tax Attribute which is allocated or apportioned to the members of the Spinco Group under applicable Tax Law and this Agreement (“Proposed Allocation”). RMT Partner shall have sixty (60) days to review the Proposed Allocation and provide Remainco any comments with respect thereto. If RMT Partner either provides no comments or provides comments to which Remainco agrees in writing, such resulting determination will become final (“Final Allocation”). If RMT Partner provides comments to the Proposed Allocation and Remainco does not agree, the Final Allocation will be determined in accordance with Section 15. All members of the Remainco Group, Spinco Group and RMT Partner shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to any such U.S. federal income Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis U.S. federal income attribute, Remainco shall promptly notify RMT Partner in writing of such adjustment. To the extent SpinCo requires any of the information described in this Section 3.07(b) to file any Tax Return prior to the date described in the first sentence of this Section 3.07(b), Remainco shall use commercially reasonable efforts to provide good faith estimates of such information to Spinco, within thirty (30) days of a written request by Spinco. For the avoidance of doubt, Remainco shall not be liable to any member of the Spinco Group for any failure of any determination under this Section 3.07(b) to be accurate under applicable Tax Law provided such determination was made in good faith.

(c) Notwithstanding anything to the contrary in this Agreement, Remainco shall not be obligated to undertake an “earnings and profits study” or similar determination, or provide information relating to earnings and profits for Spinco and Spinco Subsidiaries treated as domestic corporations for U.S. federal income tax purposes.

Section 4. Indemnification Payments.

Section 4.01 Indemnification Payments.

(a) If any Company (the “Payor”) or any Affiliate of the Payor is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Company”) is liable for under this Agreement, the Payor shall provide notice to the Required Company for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Company shall have a period of forty-five (45) days after the receipt of notice to respond thereto. Unless the Required Company disputes the amount it is liable for under this Agreement within the forty-five (45) day period in the preceding sentence, the Required Company shall reimburse the Payor within sixty (60) Business Days of delivery by the Payor of the notice described above. To the extent the Required Company does not agree with the amount the Payor claims the Required Company is liable for under this Agreement, the dispute shall be resolved in accordance with Section 15.

(b) Any Tax indemnity payment required to be made by the Required Company pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Company by the other Company pursuant to Section 5. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c) All indemnification payments under this Agreement shall be made by Remainco directly to Spinco and by Spinco directly to Remainco; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section  14.

Section 5. Tax Benefits and Remainco Tax Attributes.

Section 5.01 Tax Benefits.

(a) If a member of the Spinco Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Remainco Group is liable hereunder or under the Employee Matters Agreement, or if a member of the Remainco Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Spinco Group is liable hereunder or under the Employee Matters Agreement, Spinco or Remainco, as the case may be, shall make a payment to the other company within one hundred twenty (120) Business Days following such realization of the Tax Benefit, in an amount equal to such Tax Benefit. For the avoidance of doubt, if such Tax Benefit results in the reduction of an indemnity payment pursuant to Section 4.01(b), no payment shall be required under this Section 5.01(a) to the extent the Required Company reduced its Tax indemnity payment under Section 4.01(b).

(b) No later than one hundred twenty (120) Business Days after a Tax Benefit described in Section 5.01(a) is realized by a member of the Remainco Group or a member of the Spinco Group, Remainco (if a member of the Remainco Group realizes such Tax Benefit) or Spinco (if a member of the Spinco Group realizes such Tax Benefit) shall provide the other Company with notice of the amount payable to such other Company by Remainco or Spinco pursuant to this Section 5. In the event that Remainco or Spinco disagrees with any such calculation described in this Section 5.01(b), Remainco or Spinco shall so notify the other Company in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.01(b). Remainco and Spinco shall endeavor in good faith to resolve such disagreement and the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 15 as promptly as practicable.

Section 5.02 VAT Credits. In the event that a member of the Spinco Group realizes a Tax Benefit arising from a VAT Credit in a Post-Distribution Period, Spinco shall make a payment to Remainco of the amount of such Tax Benefit within 30 Business Days.

Section 5.03 Orion Deductions. In the event that a member of the Spinco Group realizes a Tax Benefit in a Post-Distribution Period with respect to which a payment by Remainco is required pursuant to the DWDP TMA, Spinco shall make a payment to Remainco of the amount of such realized Tax Benefit within 30 Business Days.

Section 6. Employment Tax Matters. Notwithstanding anything contained herein to the contrary, the Employee Matters Agreement shall govern with respect to the allocation of (a) liability for Employment Taxes and related Tax reporting and withholding obligations, and (b) Tax Items allocated pursuant to the Employee Matters Agreement.

Section 7. Intended Tax Treatment.

Section 7.01 Restrictions on Spinco (prior to the Second Merger) and RMT Partner. During the Restricted Period, Spinco and RMT Partner shall not:

(a) take, or permit any of their Affiliates to take, any action in violation of the restrictions set forth on Exhibit D;

(b) take, or permit any of their Affiliates to take, any action in violation of the restrictions set forth on Exhibit C;

(c) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to Spinco or RMT Partner;

(d) merge or consolidate with any other Person (other than pursuant to the Merger) or liquidate or partially liquidate;

(e) approve or allow the discontinuance, cessation, or sale or other transfer of, or a material change in the active conduct of, the business on which Spinco relied for purposes of satisfying the requirements of Section 355(b) of the Code, which is described on Exhibit G;

(f) sell or otherwise dispose of more than thirty-five percent (35%) percent of the consolidated net assets of the Spinco Group, or approve or allow the sale or other disposition of more than thirty-five percent (35%) of the consolidated net assets of the Spinco Group, to a third party (excluding (i) sales or other dispositions in the ordinary course of business, (ii) any cash paid by any member of the Spinco Group in any arm’s length transaction, or (iii) any mandatory or optional repayment of any indebtedness or other obligation of Spinco Group);

(g) amend Spinco’s certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco stock;

(h) purchase, directly or through any Affiliate, any of RMT Partner’s outstanding stock, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(i) take any action or fail to take any action, or permit any member of the Spinco Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(j) take any action or permit any other member of the Spinco Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 7.01), would be reasonably likely to adversely affect (A) the Intended Tax Treatment of the Contribution, Spinco Special Cash Payment, Spinco Distribution, Merger and Second Merger, or (B) the intended tax treatment of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law, as described on Exhibit C;

provided, however, that Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (b) through (k) if, prior to taking any such actions, Spinco or RMT Partner shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Remainco in its discretion (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling), or (2) have received an Unqualified Tax Opinion, in form and substance satisfactory to Remainco in its discretion (which discretion shall include consideration of the reasonableness of any representations or assumptions that may be included in such Unqualified Tax Opinion). Spinco and RMT Partner shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Remainco as soon as practicable prior to taking or failing to take any action set forth in the foregoing clauses (b) through (k). Remainco’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Spinco shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Remainco for all reasonable out-of-pocket costs and expenses that Remainco may incur in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. For the avoidance of doubt, the presence of a Post-Distribution Ruling or Unqualified Tax Opinion shall not relieve Spinco or RMT Partner from any indemnification obligations otherwise present under this Agreement.

Section 7.02 Liability for Distribution Tax-Related Losses. In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Remainco Tainting Act, then Remainco shall be responsible for any Distribution Tax-Related Losses;

(b) if such Distribution Taxes are attributable to a Spinco Tainting Act, then Spinco shall be responsible for any Distribution Tax-Related Losses;

(c) if such Distribution Taxes are attributable to both a Remainco Tainting Act and a Spinco Tainting Act, responsibility for such Distribution Tax-Related Losses shall be allocated between Remainco and Spinco according to relative fault; provided, however, that if such Distribution Taxes result from the application of Section 355(e) of the Code to the Spinco Distribution, (i) Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Remainco Tainting Act causes the application of Section 355(e) of the Code and a Spinco Tainting Act does not cause the application of Section 355(e) of the Code, and (ii) Spinco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Spinco Tainting Act cause the application of Section 355(e) of the Code and a Remainco Tainting Act does not cause the application of Section 355(e) of the Code; and

(d) if such Distribution Taxes are not attributable to a Remainco Tainting Act or a Spinco Tainting Act, then Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses.

Section 7.03 Procedures Regarding Ruling Requests. RMT Partner acknowledges and agrees that Remainco may file one or more Ruling Requests. In connection with any Ruling Request, Remainco shall (i) inform RMT Partner of its decision to file such Ruling Request and keep RMT Partner informed of all material actions taken or proposed to be taken by Remainco or the IRS or other applicable Tax Authority; (ii) provide RMT Partner with drafts of all written submissions reasonably in advance of filing, and consider in good faith RMT Partner’s comments to such draft submissions; (iii) provide RMT Partner with copies of all written items sent by Remainco to the IRS or other applicable Tax Authority and received by Remainco from the IRS or other applicable Tax Authority with respect to the request; and (iv) promptly provide RMT Partner with detailed information concerning any material telephonic, email, in person communications or other contacts with the IRS or other applicable Tax Authority concerning the request.

Section 8. Cooperation and Reliance.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the Remainco Group, on the one hand, or a member of the Spinco Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b) Each Party shall (and shall cause its respective Affiliates to) reasonably cooperate with each other and with each other’s agents and advisors in connection with obtaining any tax opinion set forth on Exhibit B (to the extent not delivered prior to the date of this Agreement), including by providing any materials or information reasonably requested by the tax advisors rendering such opinion and by executing a representation letter containing representations and covenants (subject to customary assumptions and conditions) regarding such facts and actions within such Party’s control that are reasonably necessary for the rendering of such tax opinion.

(c) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Remainco nor any Remainco Affiliate shall be required to provide Spinco, any Spinco Affiliate, or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate to Spinco, the business or assets of Spinco or any of Spinco Affiliate, and (ii) in no event shall Remainco or any Remainco Affiliate be required to provide Spinco, any Spinco Affiliate, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Remainco determines that the provision of any information or documents to Spinco or any Spinco Affiliate could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. Spinco and Remainco acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Remainco or Spinco pursuant to Section 8.01 or this Section 8.02. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Non-Performance. If a Company (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 8 upon reasonable request and notice by the other Company (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Company shall be liable in full for such additional Taxes.

Section 8.04 Costs. Each Company shall devote the personnel and resources necessary in order to carry out this Section 8 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Company shall carry out its responsibilities under this Section 8 at its own cost and expense.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Remainco shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Spinco Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such ninety (90)-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Companies or their respective Affiliates to any person other than an Affiliate, the Company or its respective Affiliate shall transfer such records to the other Company at such time.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 10.02 Control of Tax Contests.

(a) Controlling Company. In the case of any Tax Contest with respect to any Tax Return, the Company that would be primarily liable under this Agreement to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Company”). Notwithstanding the previous sentence:

(i) In the case of any Tax Contest with respect to the Intended Tax Treatment or the tax treatment of any Separation Transaction, Remainco shall be the Controlling Company; provided, however, that if Spinco may reasonably be expected to become liable to make any indemnification payment under this Agreement in connection with the resolution of such Tax Contest, Spinco shall have the right to jointly control the Tax Contest to the extent relating to Taxes for which Spinco may reasonably be expected to indemnify under this Agreement, and Remainco shall not settle any such Tax Contest without the prior written consent of Spinco (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement relates to Taxes for which Spinco may reasonably be expected to indemnify under this Agreement; and

(ii) In the case of any Tax Contest related in whole or in part to a matter set forth on Exhibit E, Remainco shall be the Controlling Company for all purposes of this Agreement.

(b) Information Rights. Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the other non-controlling Company (the “Non-Controlling Company”) may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Company under this Agreement: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Company to take any action specified in the preceding sentences with respect to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(c) Tax Contest Participation. Unless waived by the Companies in writing, the Controlling Company shall provide the Non-Controlling Company with written notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Company under this Agreement. The failure of the Controlling Company to provide any notice specified in this Section 10.02(c) to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(d) Power of Attorney. Each member of the Spinco Group shall execute and deliver to Remainco (or such member of the Remainco Group as Remainco shall designate) any power of attorney or other similar document reasonably requested by Remainco (or such designee) in connection with any Tax Contest (as to which Remainco is the Controlling Company) described in this Section 10. Each member of the Remainco Group shall execute and deliver to Spinco (or such member of the Spinco Group as Spinco shall designate) any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Tax Contest (as to which Spinco is the Controlling Company) described in this Section 10.

(e) Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Company with respect to a Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Companies according to each Company’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Company shall not be liable for fees payable to outside advisors to the extent that the Controlling Company failed to consult with the Non-Controlling Company pursuant to Section 10.02(a)(i). If the Controlling Company incurs out-of-pocket costs and expenses to be shared under this Section 10.02(e) during a fiscal quarter, such Controlling Company shall provide notice to the Non-Controlling Company within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Company pursuant to this Section 10.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Company disputes the amount it is liable for under this Section 10.02(e), the Non-Controlling Company shall reimburse the Controlling Company within forty-five (45) Business Days of delivery by the Controlling Company of the notice described above. To the extent the Non-Controlling Company does not agree with the amount the Controlling Company claims the Non-Controlling Company is liable for under this Section 10.02(e), the dispute shall be resolved in accordance with Section 15. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 10.02(e), the Controlling Company will provide the Non-Controlling Company with a good faith estimate of such costs.

(f) Coordination with DWDP TMA. Notwithstanding anything to the contrary herein, the Parties shall take all reasonable actions and otherwise cooperate in good faith to ensure that MatCo and AgCo are each able to exercise Remainco’s rights under this Agreement to participate in any Tax Contest to the extent such participation by MatCo and/or AgCo is required to comply with Section 6.2 of the DWDP TMA. To the extent of such participation by MatCo and/or AgCo in a Tax Contest, the Parties shall take all reasonable actions and otherwise cooperate in good faith to ensure that Spinco is able to exercise Remainco’s rights under the DWDP TMA with respect to such Tax Contest.

Section 11. [Reserved]

Section 12. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (a) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Remainco Group, on the one hand, and one or more members of the Spinco Group, on the other hand, shall be terminated; and (b) amounts due under such agreements as of the date hereof shall be settled as of the date hereof (provided, for the avoidance of doubt, that this Section 12 shall not apply in any way to the DWDP TMA). Upon such termination and settlement, no further payments by or to Remainco or by or to Spinco with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.

Section 13. Survival of Obligations. The covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 14. Treatment of Payments; Tax Gross Up.

Section 14.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a) any Tax indemnity payments made by a Company under this Agreement shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spinco Distribution (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Company under Section 5, shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spinco Distribution (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 14.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement. The Party receiving a Tax indemnity payment shall take reasonable efforts to avoid or reduce any such Income Taxes on such receipt.

Section 15. Disagreements.

Section 15.01 Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Remainco Group and any member of the Spinco Group or RMT Partner as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 15.02 Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred for resolution pursuant to the procedures set forth in Article IX of the Separation and Distribution Agreement.

Section 15.03 Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in Section 15, with respect to any Dispute under this Agreement involving computational matters, if the Parties are not able to resolve the Dispute through the discussion process set forth in Section 15.01, then the Parties shall not refer the dispute to the escalation process set forth in Section 15.02, but rather the Dispute will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within fifteen (15) Business Days following the completion of the discussion process, the Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

Section 15.04 Injunctive Relief. Nothing in this Section 15 will prevent the Parties from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to the other Parties. Notwithstanding anything to the contrary in this Agreement, Remainco, Spinco and RMT Partner (and their respective successors and permitted transferees and assigns) are the only entities entitled to commence a dispute resolution procedure under this Agreement, and Remainco, on the one hand, and Spinco or RMT Partner, on the other hand, will cause members of the Remainco Group, and the Spinco Group, respectively, not to commence any dispute resolution procedure other than as provided in this Section 15.

Section 16. Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Complete Agreement; Construction. Except as otherwise expressly noted herein with respect to the Employee Matters Agreement, this Agreement, including the exhibits, shall constitute the entire agreement among the Parties with respect to Taxes and Tax Returns of the Parties and their respective Subsidiaries and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any exhibit hereto, the exhibit shall prevail. In the event and to the extent of any conflict between this Agreement, on the one hand, and the Separation and Distribution Agreement or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, on the other hand, with respect to Taxes and Tax Returns of the Parties and their respective Subsidiaries, the terms and conditions of this Agreement shall govern.

Section 17.02 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation and Distribution Agreement or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement.

Section 17.03 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 17.04 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Spinco Distribution and remain in full force and effect in accordance with their applicable terms.

Section 17.05 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 17.05 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 17.05 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.05):

If to Remainco:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:         Brandon Van Dyke, Esq.

Email: Brandon.VanDyke@skadden.com

Facsimile:         (917) 777-3743

If to the RMT Partner:

[●]

with a copy (which shall not constitute notice) to:

[●]

If to Spinco on or after the Spinco Distribution Date:

[●]

with a copy (which shall not constitute notice) to:

[●]

Section 17.06 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 17.07 Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.

Section 17.08 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 17.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party.”

Section 17.09 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. As of the Effective Time, this Agreement shall be binding on RMT Partner and RMT Partner shall be subject to the obligations and restrictions imposed on Spinco hereunder and, for the avoidance of doubt, any restrictions applicable to Spinco shall apply to RMT Partner mutatis mutandis.

Section 17.10 Termination. This Agreement shall terminate immediately upon termination of the Merger Agreement, if the Merger Agreement is terminated in accordance with its terms prior to the Spinco Distribution. Except for a termination described in the immediately preceding sentence, this Agreement may not be terminated except as set forth in the Merger Agreement. After the Spinco Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Remainco and Spinco. In the event of any termination of this Agreement, no Party (or any of its directors, officers, members or managers) shall have any liability or further obligation to any other Party by reason of this Agreement.

Section 17.11 Payment Terms.

(a) Except as set forth in Section 4 or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to another Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Section 4 or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that LIBOR is no longer commonly accepted by market participants, then an alternative floating rate index selected by Remainco that is commonly accepted by market participants.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments hereunder made for payments made to third parties, the date shall be the date before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Required Company.

Section 17.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Section 4).

Section 17.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Spinco Distribution Date.

Section 17.14 Third Party Beneficiaries. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 17.15 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 17.16 Exhibits. The exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any exhibit is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 17.17 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 17.18 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any indemnifiable loss. Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is thereby aggrieved shall, subject and pursuant to the terms of this Section 17 (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 17.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall negotiate in good-faith to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 17.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Section  4).

Section 17.21 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 10.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

DuPont de Nemours, Inc., a Delaware corporation

By:
Name:
Title:

Nutrition & Biosciences, Inc., a Delaware corporation

By:
Name:
Title:

International Flavors & Fragrances Inc., a New York corporation

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

Annex E

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between Nutrition & Biosciences, Inc., a Delaware corporation (“Spinco”), and DuPont de Nemours, Inc., a Delaware corporation (“Remainco”) (each of Spinco and Remainco, a “Party” and together, the “Parties”).

WHEREAS, the Parties are parties to that certain Separation and Distribution Agreement, dated December 15, 2019 (the “Separation Agreement”);

WHEREAS, as of and following the Spinco Distribution (as defined in the Separation Agreement), each Party and its Affiliates will have rights to certain Intellectual Property and Business Software and, with respect to Remainco, the Remainco Licensed Standards, in each case related to the other Party’s Business; and

WHEREAS, in connection with the Separation Agreement, Remainco wishes to grant to Spinco, and Spinco wishes to grant to Remainco, a license and other rights to certain of such Intellectual Property and Business Software and, with respect to Remainco’s grant, the Remainco Licensed Standards, in each case, as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms that are not defined in this Agreement shall have the meanings set forth in the Separation Agreement.

(1) “Business Software” means with respect to a Licensor, all Software (to the extent Controlled by such Licensor or any member of its Group as of the Effective Date), including all Know-How and Copyrights therein (but not in respect of any data included in any databases), that is used or held for use in, as of the Effective Date, the conduct of (i) the Spinco Business if the Licensee is Spinco, or (ii) the Remainco Business if the Licensee is Remainco, in each case (in respect of the foregoing (i) and (ii)), only if and to the extent such Licensee or any member of its Group have not been granted a license or other rights to use such Software under the Separation Agreement or any other Ancillary Agreement. Notwithstanding the foregoing, Business Software expressly excludes any and all Excluded IP.

(2) “Control” means, with respect to any Intellectual Property or Software, (a) such Intellectual Property or Software is owned by the applicable Person and (b) such Person has the ability to grant a license in, to or under such Intellectual Property or Software (respectively) on the terms and conditions set forth herein without violating any Contract entered into as of or prior to the Effective Date between such Person, on the one hand, and any Third Party, on the other hand; provided, that, in the event that neither Licensor nor any member of its Group has the right to grant a license of the same scope set forth in Section 2.1 or Section 2.2, as applicable, then the term “Control” shall mean the ability of such Licensor or any member of its Group to grant such a license or such other rights of the broadest scope which such Licensor or any member of its Group can grant within the scope set forth in Section 2.1 or Section 2.2, as applicable, without violating any Contract entered into as of or prior to the Effective Date between such Licensor or any member of its Group, on the one hand, and any Third Party, on the other hand.

(3) “Confidential Information” shall have the meaning provided to it in the Umbrella Secrecy Agreement.

(4) “Cover” means, (a) with respect to any issued Patent, in the absence of a license granted under a claim of such issued Patent, the practice of the applicable invention or technology would infringe such claim, or (b) with respect to any Patent application, in the absence of a license granted under a claim of such Patent application, the practice of the applicable invention or technology would infringe such claim in such Patent application if such application were to issue with such claim.

(5) “Design Rights” means intellectual property rights in proprietary designs (whether registered or unregistered) arising anywhere in the world, other than (a) Patents (including design Patents), (b) Copyrights, (c) Know-How and (d) Software.

(6) “DuPont Environmental, Health and Safety Standards” means standards, protocols, processes, and policies, including documents, databases (together with the data contained therein), training materials and other supporting tools, in the following Remainco corporate EHS competency areas: EHS Systems and Risk Management, Environmental, Workplace Safety, Contractor Safety, Occupational Health, Distribution Safety, Electrical Safety, Fire Safety, Emergency Response, and Process Safety, in each case including all Copyrights therein and all Know-How to the extent set forth therein.

(7) “Engineering Standards” means standards, protocols, processes, and policies, including the engineering guidelines, for designing, constructing, maintaining, and operating facilities, in each case including all Copyrights therein and all Know-How to the extent set forth therein.

(8) “Excluded IP” means (i) Regulatory Data and Governmental Approvals, (ii) the TMODS Systems (as that term is defined in the TMODS License Agreement) (including, for clarity, the object code and source code thereof), together with all process operator training simulator data files which contain process and control information for simulating the operation of plants, and all documentation therefor, (iii) Trademarks, (iv) IT Assets (other than Software) and (v) the Intellectual Property set forth on Schedule A.

(9) “Governmental Approvals” has the meaning set forth in the Regulatory Cross-License Agreement.

(10) “Intellectual Property” has the meaning set forth in the Separation Agreement.

(11) “Know-How” has the meaning set forth in the Separation Agreement. For the avoidance of doubt, “Know-How” includes notices of invention and invention disclosures for which a Patent has not been filed as of the Effective Date (e.g., IDNs, MOIs, NOIs and ICDs).

(12) “Knowledge” means (a) with respect to Remainco or Spinco, the actual knowledge of persons set forth in Section 1.1(a) of the Spinco Disclosure Schedule to the Merger Agreement, (b) with respect to Spinco, the actual knowledge of such additional persons set forth on Schedule B(i) hereto, and (c) with respect to Remainco, the actual knowledge of such additional persons set forth on Schedule B(ii) hereto.

(13) “Licensed IP” means (i) with respect to the licenses granted to Remainco hereunder, the Spinco Licensed IP and the Business Software Controlled by the Spinco Group and (ii) with respect to the licenses granted to Spinco hereunder, the Remainco Licensed IP, the Remainco Licensed Standards and the Business Software Controlled by the Remainco Group.

(14) “Licensee” means (i) Spinco with respect to the Remainco Licensed IP, Remainco Licensed Standards and Business Software Controlled by the Remainco Group and (ii) Remainco with respect to the Spinco Licensed IP and Business Software Controlled by the Spinco Group.

(15) “Licensor” means (i) the Spinco Group with respect to the Spinco Licensed IP and Business Software Controlled by the Spinco Group, and (ii) the Remainco Group with respect to the Remainco Licensed IP, Remainco Licensed Standards and Business Software Controlled by the Remainco Group.

(16) “MatCo/SpecCo IP Cross License” means that certain MatCo/SpecCo Intellectual Property Cross License, dated as of April 1, 2019, by and among DowDuPont Inc. and the SpecCo Licensors and SpecCo Licensees (as defined therein), on the one hand, and Dow Inc. and the MatCo Licensors and MatCo Licensees (as defined therein), on the other hand.

(17) “Materials” means those written, electronic, computerized, digital or other similar tangible or intangible media to the extent comprising, embodying or containing any Spinco Licensed Know-How, Spinco Licensed Copyrights, Remainco Licensed Know-How, Remainco Licensed Copyrights, Remainco Licensed Standards, or any Business Software.

(18) “Patents” has the meaning set forth in the Separation Agreement.

(19) “Regulatory Cross-License Agreement” means that certain Remainco/Spinco Regulatory Cross-License Agreement by and between the Parties and dated as of even date herewith.

(20) “Regulatory Data” has the meaning set forth in the Regulatory Cross-License Agreement.

(21) “Remainco Field” means the field of the Remainco Business as conducted as of the Spinco Distribution Date and natural evolutions thereof.

(22) “Remainco Licensed Copyrights” means any and all Copyrights (to the extent Controlled by any member of the Remainco Group as of the Effective Date) used or held for use in the Spinco Business as of the Effective Date, including the Copyrights set forth on Schedule C. Notwithstanding the foregoing, Remainco Licensed Copyrights expressly exclude any and all (i) Know-How, (ii) Design Rights, (iii) Engineering Standards, (iv) DuPont Environmental, Health and Safety Standards, (v) Software and (vi) Excluded IP.

(23) “Remainco Licensed Design Rights” means any and all Design Rights (to the extent Controlled by any member of the Remainco Group as of the Effective Date) used or held for use in the Spinco Business as of the Effective Date. Notwithstanding the foregoing, Remainco Licensed Design Rights expressly exclude any and all (i) Engineering Standards, (ii) DuPont Environmental, Health and Safety Standards, and (iii) Excluded IP.

(24) “Remainco Licensed IP” means the Remainco Licensed Patents, Remainco Licensed Know-How, Remainco Licensed Copyrights and Remainco Licensed Design Rights.

(25) “Remainco Licensed Know-How” means any and all Know-How (to the extent Controlled by any member of the Remainco Group as of the Effective Date) used or held for use in the Spinco Business as of the Effective Date, including the Know-How set forth on Schedule D. Notwithstanding the foregoing, Remainco Licensed Know-How expressly excludes any and all (i) Copyrights, (ii) Design Rights, (iii) Know-How to the extent set forth in the Engineering Standards, (iv) Know-How to the extent set forth in the DuPont Environmental, Health and Safety Standards, (v) Software and (vi) Excluded IP.

(26) “Remainco Licensed Patents” means any and all: (i) Patents actually used in the Spinco Business as of the Effective Date, including the Patents set forth on Schedule E (in each case, to the extent Controlled by any member of the Remainco Group as of the Effective Date), (ii) Patents to the extent such Patents Cover any Remainco Licensed Know-How and are Controlled by Remainco or any of its Affiliates following the Effective Date and (iii) to the extent Controlled by Remainco or its Affiliates as of or following the Effective Date, continuations, divisionals, renewals, provisionals, continuations-in-part, patents of addition, restorations, substitutions, extensions, supplementary protection certificates, reissues and re-examinations of, and all other Patents that claim priority to, from or form the basis for priority with, any Patents described in the foregoing subsections (i), (ii) or (iii), and foreign equivalents thereof, in each case, solely to the extent the claims of such items described in this clause (iii) are supported by any Patents described in either of the foregoing subsections (i) or (ii). Notwithstanding the foregoing, Remainco Licensed Patents expressly exclude any and all Excluded IP.

(27) “Remainco Licensed Standards” means those DuPont Environmental, Health and Safety Standards, and Engineering Standards, each, to the extent (i) the Intellectual Property therein is Controlled by Remainco or any member of the Remainco Group as of the Effective Date and (ii) actually used in the Spinco Business as of the Effective Date. Notwithstanding the foregoing, Remainco Licensed Standards expressly exclude (i) Know-How to the extent expressly referenced but not specifically set forth therein and not in DuPont Environmental, Health and Safety Standards, and Engineering Standards necessary in order to implement or otherwise utilize such DuPont Environmental, Health and Safety Standards or Engineering Standards, as applicable, as permitted under Section 2.1(c), and (ii) any and all Excluded IP.

(28) “Spinco Field” means the field of the Spinco Business as conducted as of the Spinco Distribution Date and natural evolutions thereof.

(29) “Spinco Licensed Copyrights” means any and all Copyrights (to the extent Controlled by any member of the Spinco Group as of the Effective Date) used or held for use in the Remainco Business as of the Effective Date, including the Copyrights set forth on Schedule F. Notwithstanding the foregoing, Spinco Licensed Copyrights expressly exclude any and all (i) Know-How, (ii) Design Rights, (iii) Software and (iv) Excluded IP.

(30) “Spinco Licensed Design Rights” means any and all Design Rights (to the extent Controlled by any member of the Spinco Group as of the Effective Date) used or held for use in the Remainco Business as of the Effective Date. Notwithstanding the foregoing, Spinco Licensed Design Rights expressly exclude any and all Excluded IP.

(31) “Spinco Licensed Know-How” means any and all Know-How (to the extent Controlled by any member of the Spinco Group as of the Effective Date) used or held for use in the Remainco Business as of the Effective Date, including the Know-How set forth on Schedule G. Notwithstanding the foregoing, the Spinco Licensed Know-How expressly excludes any and all (i) Copyrights, (ii) Design Rights, (iii) Software and (iv) Excluded IP.

(32) “SpinCo Licensed IP” means the Spinco Licensed Patents, Spinco Licensed Know-How, Spinco Licensed Copyrights and Spinco Licensed Design Rights.

(33) “Spinco Licensed Patents” means any and all: (i) Patents actually used in the Remainco Business as of the Effective Date, including the Patents set forth on Schedule H (in each case, to the extent Controlled by any member of the Spinco Group as of the Effective Date), (ii) Patents to the extent such Patents Cover any Spinco Licensed Know-How and are Controlled by Spinco or any of its Affiliates following the Effective Date and (iii) to the extent Controlled by Spinco or its Affiliates as of or following the Effective Date, continuations, divisionals, renewals, provisionals, continuations-in-part, patents of addition, restorations, substitutions, extensions, supplementary protection certificates, reissues and re-examinations of, and all other Patents that claim priority to, from or form the basis for priority with, any Patents described in the foregoing subsections (i) or (ii), and foreign equivalents thereof, in each case, solely to the extent the claims of such items described in this clause (iii) are supported by any Patents described in either of the foregoing subsections (i) or (ii). Notwithstanding the foregoing, Spinco Licensed Patents expressly exclude any and all Excluded IP.

(34) “Third Party” means any Person other than Spinco, Remainco, and their respective Affiliates.

(35) “Third Party Payments” means any and all obligations on the part of Licensor or any of its Affiliates to pay royalties, sublicense fees, milestones or other amounts to Third Parties pursuant to Contracts existing as of the Effective Date to which Licensor or any member of its Group is a party or is otherwise bound, in each case to the extent that such obligation to pay arises from, or is a result of the grant to or exercise by Licensee or any Sublicensees of, any license, sublicense or other right granted hereunder.

(36) “Third Party Infringement” means (a) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation of any Licensed IP or (b) any Third Party allegations of invalidity or unenforceability of any Licensed IP.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the Preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (p) any consent given by any party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party; and (q) any reference to a “month” shall mean a calendar month. Unless the context requires otherwise, references in this Agreement to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group, references to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Spinco or Remainco shall be deemed to require Spinco or Remainco, as the case may be, to cause the applicable members of the Spinco Group or the Remainco Group, respectively, to take, or refrain from taking, any such action.

ARTICLE II

GRANTS OF RIGHTS

Section 2.1 Licenses to Spinco.

(a) Nonexclusive License to Remainco Licensed IP. Subject to the terms and conditions of this Agreement, Remainco hereby grants, and shall cause its Affiliates to grant, to Spinco an irrevocable, perpetual, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.3), transferable (subject to Section 10.6), worldwide, non-exclusive license in, to and under the Remainco Licensed IP for any and all uses solely in the Spinco Field. For clarity, subject to the terms and conditions of this Agreement, the license set forth in this Section 2.1(a) shall include the right (i) to practice the Remainco Licensed IP to make (including have made), use, sell, offer for sale, import, and export any and all products, in each case within the Spinco Field, and (ii) as applicable, to use, practice, copy, perform, render, develop, improve, display, distribute, modify, and make derivative works of the Remainco Licensed IP and any tangible embodiments thereof, in each case within the Spinco Field.

(b) License to Business Software. Subject to the terms and conditions of this Agreement, Remainco hereby grants, and shall cause its Affiliates to grant, to Spinco an irrevocable, perpetual, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.3), transferable (subject to Section 10.6), worldwide, non-exclusive license to its Business Software for use solely in the Spinco Field.

(c) License to Remainco Licensed Standards.

(i) Subject to the terms and conditions of this Agreement, Remainco hereby grants, and shall cause its Affiliates to grant, to Spinco an irrevocable, perpetual, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.3), transferable (subject to Section 10.6), worldwide, non-exclusive license in, to and under the Remainco Licensed Standards (including, without limiting and subject to subsection (ii) hereof, rights to use, copy, and modify the same), solely for use in the Spinco Field at any facility (including if such facility is modified or expanded) where the Spinco Assets are situated as of the Spinco Distribution or any substantial replications of such facilities (but, for clarity, not at facilities acquired after the Effective Date or the facilities of any permitted Third-Party successor or assignee in accordance with Section 10.6 hereof (other than those where the Spinco Assets are situated as of the Spinco Distribution or any substantial replications of such facilities)).

(ii) Notwithstanding anything to the contrary herein, the Remainco Licensed Standards shall (a) be implemented and used by Spinco subject to its own training with respect thereto (and Remainco shall have no obligation with respect to any such training), and (b) be destroyed by Spinco, in relevant part, upon Spinco’s good faith determination that the same has become obsolete or superseded by any other standard, protocol, policy, or process (in which event, such Remainco Licensed Standards to such extent shall no longer be licensed to Spinco hereunder). Spinco shall not remove any proprietary markings, confidentiality notices, or similar labels on the Remainco Licensed Standards or the documentation embodying such Remainco Licensed Standards. For clarity, the Remainco Licensed Standards shall not be subject to any updates by Remainco or its Affiliates (even if Remainco or its Affiliates update same for their own use). The Parties acknowledge that, from time to time, applicable Law may conflict with and supersede aspects of Remainco Licensed Standards, and Remainco shall have no Liability to Spinco in connection therewith.

Section 2.2 Licenses to Remainco.

(a) License to Spinco Licensed IP. Subject to the terms and conditions of this Agreement, Spinco hereby grants, and shall cause its Affiliates to grant, to Remainco an irrevocable, perpetual, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.3), transferable (subject to Section 10.6), worldwide non-exclusive license in, to and under the Spinco Licensed IP for any and all uses solely in the Remainco Field. For clarity, subject to the terms and conditions of this Agreement, the license set forth in this Section 2.2(a) shall include the right (i) to practice the Spinco Licensed IP to make (including have made), use, sell, offer for sale, import, and export any and all products, in each case within the Remainco Field, and (ii) as applicable, to use, practice, copy, perform, render, develop, improve, display, distribute, display, modify, and make derivative works of the Spinco Licensed IP and any tangible embodiments thereof, in each case within the Remainco Field.

(b) License to Business Software. Subject to the terms and conditions of this Agreement, Spinco hereby grants, and shall cause its Affiliates to grant, to Remainco an irrevocable, perpetual, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.3), transferable (subject to Section 10.6), worldwide, non-exclusive license to its Business Software for use solely in the Remainco Field.

Section 2.3 Sublicenses. Licensee may sublicense the license and rights granted to Licensee under Sections 2.1 and 2.2 (as applicable) to (a) its Affiliates (through multiple tiers) and (b) Third Parties in the ordinary course of business to the extent necessary for such Third Parties to perform services for or on behalf of Licensee or its Affiliates (but not, in the case of this subsection (b), through multiple tiers) (each such Affiliate or Third Party, a “Sublicensee”). Each sublicense granted under the Licensed IP shall be granted pursuant to an agreement which does not conflict with the terms and conditions of this Agreement. For clarity, granting a sublicense shall not relieve Licensee of any obligations hereunder and Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to Licensee.

Section 2.4 Third Party Rights.

(a) For clarity, and notwithstanding anything to the contrary in this Agreement, the Parties’ rights and obligations set forth in this Agreement (including the licenses granted under Sections 2.1 and 2.2) shall be subject to the terms of any Contracts relating to the SpinCo Licensed IP, Remainco Licensed IP, Remainco Licensed Standards or Business Software, as applicable, existing as of the Effective Date to which the Licensor or any of its Affiliates is a party or otherwise bound. To the extent that, as a result of any rights of or obligations owed to a Third Party under such Contracts, any license or other rights granted hereunder: (i) may not be granted without the consent of or payment of a fee or other consideration to such Third Party or any other Third Party under such Contracts; or (ii) will cause Licensor or any of its Affiliates to be in breach of any of its or their obligations to any Third Party, the applicable licenses and other rights granted hereunder shall only be granted to the extent such consent has been obtained or such fee or other consideration has been paid (it being understood that Licensor shall have no obligation to agree to or make any payments or other concessions, except to the extent expressly required under the Separation Agreement or any other Ancillary Agreements). Notwithstanding anything to the contrary in this Section 2.4, Licensee shall be deemed not to be in breach of this Agreement (including the terms of the licenses granted in Sections 2.1 or 2.2, as applicable) if, and for such time that, Licensee is not notified by Licensor or otherwise does not have Knowledge of such rights of or obligations owed to such Third Party.

(b) Third Party Payments, if any, with respect to the Licensed IP shall be Licensee’s sole responsibility. Licensee shall pay the Third Party Payments directly to the applicable Third Party; provided that if such Third Party does not permit Licensee to pay such Third Party Payments to such Third Party directly (whether pursuant to the applicable Contract or otherwise), the Parties shall cooperate in good faith to ensure that such Third Party Payments are paid by Licensee to Licensor in a manner that ensures Licensor’s payment thereof in compliance with the obligations to the applicable Third Party. If either Party becomes aware of any Third Party Payments, it shall reasonably promptly notify the other Party in writing, and notwithstanding anything to the contrary in this Section 2.4, Licensee shall not be in breach of this Agreement (including the terms of the licenses granted in Sections 2.1 or 2.2, as applicable) if, and for such time that, Licensee is not notified by Licensor or otherwise does not have Knowledge of the applicable Third Party Payments; provided that, upon so learning of such Third Party Payments, Licensee shall promptly pay such Third Party Payments to the applicable Third Party directly (or such other Person as reasonably directed by Licensor) to the extent such Third Party Payments are past due.

(c) Without limiting the foregoing, each of the Parties agrees not to take or omit to take, and to cause its Affiliates and Sublicensees not to take or omit to take, directly or indirectly, any actions that are, to such Parties’ knowledge, reasonably likely to adversely affect the other Party’s rights, or result in a payment obligation by the other Party, under the MatCo/SpecCo IP Cross License.

Section 2.5 Reservation of Rights. Except as expressly provided in the Separation Agreement or any other Ancillary Agreement, each Party reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s Intellectual Property (including, for clarity, any Excluded IP).

Section 2.6 Retention and Transfer of Materials.

(a) If Spinco or Remainco (the “Requesting Party”) reasonably believes that any Materials are in the possession or control of the other Party or any of its Affiliates (such Party, the “Holding Party”) and such Materials are not in the possession or control of the Requesting Party or any of its Affiliates, and the Requesting Party makes a request in writing during the two (2) year period following the Effective Date that the Holding Party deliver the Materials to the Requesting Party, the Holding Party shall review such request and, to the extent in the possession or control of the Holding Party or any of its Affiliates, deliver the Materials to the Requesting Party as promptly as reasonably practicable and in any event within thirty (30) Business Days of receiving such request from the Requesting Party; provided that, if the Holding Party reasonably believes that such request requires a longer period of review to determine if the request concerns applicable Licensed IP or to locate the applicable Materials, the Holding Party shall be provided with a reasonable amount of additional time to review and provide such Materials and shall notify the Requesting Party in writing of the expected timeframe; provided, further, the Holding Party may redact any Information with respect to which the Requesting Party does not have a license or other right under the Separation Agreement, this Agreement, or any of the other Ancillary Agreements. To the extent the request does not concern Materials, the Holding Party shall not be required to deliver such requested materials to the Requesting Party, but shall provide the Requesting Party with an explanation in reasonable detail the basis of such determination and shall make itself and its relevant Affiliates available to discuss such determination in good faith with the Requesting Party.

(b) For clarity, and notwithstanding anything to the contrary, in no event shall Licensor or its Affiliates be required to provide any written, electronic, computerized, digital or other tangible or intangible media to the extent comprising, containing or reflecting any Licensed IP that has already been provided to, or is in the possession of, Licensee or its Affiliates.

ARTICLE III

OWNERSHIP

Section 3.1 Ownership. As between the Parties and their respective Affiliates, (a) Spinco acknowledges and agrees that Remainco or any of its Affiliates own the Remainco Licensed IP, the Intellectual Property included in the Remainco Licensed Standards, and Business Software licensed to Spinco hereunder, (b) Remainco acknowledges and agrees that Spinco or any of its Affiliates own the Spinco Licensed IP and Business Software licensed to Remainco hereunder, and (c) each Party acknowledges and agrees that, neither Party, nor its Affiliates or its Sublicensees, will acquire any ownership rights in the Licensed IP licensed to such Party hereunder. To the extent that a Party, its Affiliates or its Sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title, or interest in or to any Intellectual Property in contravention of this Section 3.1, such Party hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the other Party (or to such Affiliate or Third Party designated by such other Party in writing) all such right, title and interest; provided, that, for clarity a successful claim under Section 2.9(b)(i) of the Separation Agreement shall not be deemed to be in contravention of this Section 3.1.

ARTICLE IV

PROSECUTION AND MAINTENANCE

Section 4.1 Responsibility and Cooperation.

(a) As between the Parties, Licensor shall have sole and exclusive right (but not the obligation) for filing, prosecuting, and maintaining all Patents within the Licensed IP with respect to which such Licensor or any of its Affiliates is granting a license to Licensee hereunder. Licensor shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution, and maintenance.

(b) Upon the reasonable request of the Party that has the right to control filing, prosecution or maintenance of any Licensed IP in accordance with Section 4.1(a), the other Party shall provide reasonable assistance to such Party in connection with such activities (including by providing information or taking such other actions as required by applicable Law), and such requesting Party shall reimburse such other Party’s reasonable out-of-pocket costs and expenses incurred in connection therein. For clarity, neither such other Party nor any of its Affiliates shall be required by the foregoing in this Section 4.1 to take or omit to take any action that it reasonably believes contravenes any applicable Law.

Section 4.2 No Additional Obligations. For clarity, this Agreement shall not obligate either Party to maintain, register, prosecute, pay for or offer to pay for (including by offering remuneration to any inventors), enforce, defend or otherwise manage any Intellectual Property, except to the extent of any cooperation or reimbursement in connection with the obligations set forth in Section 4.1(b) or Section 5.1(b).

ARTICLE V

ENFORCEMENT

Section 5.1 Defense and Enforcement.

(a) Licensor Exclusive Right. As between the Parties, Licensor shall have the sole and exclusive right, but not the obligation, at its own cost and expense, to control enforcement or defense against any Third Party Infringement of the Licensed IP that Licensor is granting a license to Licensee hereunder (including by bringing an Action or entering into settlement discussions).

(b) Cooperation. If, in connection with enforcing any Licensed IP against any Third Party Infringement, Licensor brings an Action or enters into settlement discussions with respect thereto, Licensee shall provide reasonable assistance in connection therewith at Licensor’s reasonable request, and Licensee shall be reimbursed for its reasonable out-of-pocket costs and expenses incurred in connection therewith.

(c) Recoveries. Any and all amounts recovered by Licensor in any Action regarding a Third Party Infringement or settlement with respect thereto shall, unless otherwise agreed (including in an agreement in connection with obtaining consent to settlement), be retained by Licensor.

(d) Interferences, etc. Notwithstanding anything to the contrary in Article IV or this Article V, in the event that any Third Party allegations of invalidity or unenforceability of any Patents included in the Licensed IP licensed to Licensee hereunder arise in an opposition, interference, reissue proceeding, reexamination or other patent office proceeding, Article IV shall govern the Parties’ rights and obligations with respect thereto.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification. Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party and its Affiliates and its and their directors, officers, agents, and successors (each, an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Indemnitees, to the extent arising out of, relating to or resulting from (a) gross negligence or willful misconduct of the Indemnifying Party, any of its Affiliates, or its or their Sublicensees, agents or subcontractors in the performance of this Agreement; (b) breach by the Indemnifying Party of this Agreement; or (c) if the Indemnifying Party is the Licensee, use of the Licensed IP hereunder by or on behalf of such Party or its Sublicensees, in each case (in respect of the foregoing subsections (a) through (c)), except (i) with respect to Spinco as Indemnifying Party, to the extent that such Indemnifiable Losses result from misappropriation of any Know-How, or infringement of any Copyrights, of a Third Party caused by the use, as permitted under this Agreement, of the Remainco Licensed IP, where such use is consistent with the use of such Know-How or use of such Copyrights (as applicable) by Remainco or its Affiliates in the Spinco Business prior to the Effective Date, and such misappropriation or infringement (as applicable) in respect of such use initially occurred prior to the Effective Date by Remainco or any of its Affiliates; or (ii) to the extent that such Indemnifiable Losses are subject to indemnification by the other Party pursuant to this Section 6.1.

Section 6.2 Indemnification Procedures. The indemnification procedures set forth in Sections 7.4 through 7.9 of the Separation Agreement shall apply to the matters indemnified hereunder, mutatis mutandis.

Section 6.3 Disclaimer of Representations and Warranties. EACH PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THE MERGER AGREEMENT OR IN ANY OF THE OTHER ANCILLARY AGREEMENTS, EACH OF SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) AND REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) UNDERSTANDS AND AGREES THAT NEITHER PARTY IS REPRESENTING OR WARRANTING IN ANY WAY UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY, ENFORCEABILITY, OR SCOPE OF THE LICENSED IP) AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE SEPARATION AGREEMENT, THE MERGER AGREEMENT OR IN ANY OTHER ANCILLARY AGREEMENT, ALL LICENSED IP IS BEING LICENSED, AND ALL MATERIALS ARE BEING PROVIDED, ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS.

Section 6.4 Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (INCLUDING THIS ARTICLE VI), EXCEPT WITH RESPECT TO BREACHES OF ARTICLE VII, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL PREVENT ANY INDEMNIFIED PARTY FROM BEING INDEMNIFIED PURSUANT TO ARTICLE VI FOR ALL COMPONENTS OF AWARDS AGAINST THEM IN ANY THIRD PARTY CLAIM.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Disclosure and Use Restrictions. The Parties acknowledge and agree that the Umbrella Secrecy Agreement is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis. For the avoidance of doubt, Licensee’s material breach of the Umbrella Secrecy Agreement with respect to Confidential Information in connection with the performance of this Agreement shall constitute a material breach of this Agreement.

ARTICLE VIII

TERM

Section 8.1 Term. The terms of the licenses and other grants of rights (and related obligations) under this Agreement (the “Term”) shall remain in effect (a) to the extent with respect to the Patents and Copyrights licensed hereunder, on a Patent-by-Patent and Copyright-by-Copyright basis, until expiration, invalidation or abandonment of such Patent or Copyright (as applicable) and (b) with respect to Business Software, Remainco Licensed Standards and all other Licensed IP, in perpetuity.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Disputes. In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby or thereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, any dispute as to the availability of indemnification pursuant to Article VI hereof, and including any Action based on contract, tort, statute or constitution, including, but not limited to, the arbitrability of such controversy, dispute or Action, the procedures as set forth in Article IX of the Separation Agreement shall apply, mutatis mutandis.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, together with the Separation Agreement and other Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the terms and conditions of this Agreement shall control (except as expressly set forth in Section 11.1 of the Separation Agreement).

Section 10.2 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.3 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by email of a portable document format (PDF) document (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.3 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.3 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to Remainco:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Brandon Van Dyke, Esq.

Email: Brandon.VanDyke@skadden.com

Facsimile: (917) 777-3743

To Spinco:

[●]

[●]

[●]

Attn: [●]

Email: [●]

Section 10.4 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Affiliates).

Section 10.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party under this Agreement shall be transferred or assigned, in whole or in part, by operation of law or otherwise, by such Party without the prior written consent of the other Party (which consent may be granted or withheld in such other Party’s sole discretion); provided, however, that such first Party (i) may assign, in whole or in part, by operation of law or otherwise, this Agreement to one or more of its Affiliates and (ii) may assign, in whole or in part, by operation of law or otherwise, any of the foregoing to the successor to all or a portion of the business or assets to which this Agreement relates; provided that, (x) the assigning Party shall promptly notify the non-assigning Party in writing of any assignments it makes under Section 10.6(ii) and (y) in either case of (i) or (ii), the party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned. Any assignment or other disposition in violation of this Section 10.6 shall be void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party. If either Party (or any Affiliate of such Party) assigns any of the Licensed IP, such assignment shall be subject to the license granted under such Intellectual Property pursuant to this Agreement and the assignee shall be deemed to assume the applicable obligations under this Agreement automatically.

Section 10.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.8 Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Spinco Distribution Date.

Section 10.9 Third Party Beneficiaries. Except as provided in Article VI relating to Indemnitees, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon Third Parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 10.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.11 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.12 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.13 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is thereby aggrieved shall, subject and pursuant to the terms of this Article X (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.16 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code regardless of the form or type of intellectual property under or to which such rights and licenses are granted and regardless of whether the intellectual property is registered in or otherwise recognized by or applicable to the United States of America or any other country or jurisdiction. The Parties agree that each Licensee will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

* * * * *

[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DuPont de Nemours, Inc.

By:
Name: Title:

Nutrition & Biosciences, Inc.

By:
Name: Title:

[Signature Page to Intellectual Property Cross-License Agreement]

Annex F

Execution Copy

VOTING AGREEMENT

by and

between

DUPONT DE NEMOURS, INC.

and

WINDER INVESTMENT PTE. LTD.

DATED AS OF DECEMBER 15, 2019

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 15, 2019 (the “Agreement”), by and between DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), and Winder Investment Pte. Ltd., a private company limited by shares and incorporated in Singapore (the “Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, Remainco, Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of Remainco (“Spinco”), International Flavors & Fragrances Inc., a New York corporation (“RMT Partner”), Neptune Merger Sub Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of RMT Partner (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Merger Sub shall merge with and into Spinco (the “Merger”) with Spinco continuing as the surviving corporation;

WHEREAS, the Board of Directors of RMT Partner has (a) approved and deemed advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the RMT Partner Share Issuance, (b) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interest of RMT Partner and its shareholders and (c) resolved to recommend the approval by the shareholders of RMT Partner of the RMT Partner Share Issuance;

WHEREAS, as of the date hereof, the Shareholder is the registered holder and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of (i) the number of shares of RMT Partner Common Stock set forth on Schedule I hereto (such shares, together with any other equity securities of RMT Partner acquired (including any equity securities of RMT Partner of which power to dispose of or voting control is acquired) by the Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (including, but not limited to, any RMT Partner Common Stock acquired upon exercise of any RMT Partner Options that vest before or during such period), collectively, the “Subject Shares”), and (ii) the number of rights, warrants, convertible securities or options to acquire or subscribe for any shares or other securities of RMT Partner (collectively, the “RMT Partner Options”) set forth on Schedule I hereto;

WHEREAS, as an inducement to Remainco’s willingness to enter into the Merger Agreement, the Shareholder has agreed to enter into this Agreement and vote its Subject Shares as described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I

VOTING MATTERS

Section 1.1 Agreement to Vote. The Shareholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any duly called meeting (including any adjournment or postponement thereof) of the RMT Partner shareholders, and in any other circumstance upon which a vote, consent or other approval (including an action by written consent) is sought from the RMT Partner shareholders, the Shareholder shall, if a meeting is held (including any adjournment or postponement thereof), appear at the meeting, in person or by proxy, or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote, consent or approve (or cause to be voted, consented or approved), in person or by proxy, all the Subject Shares (a) in favor of the RMT Partner Share Issuance and any proposal or action presented

F-2

to effectuate the foregoing; and (b) against any proposal or action to approve any action or agreement that the Shareholder is aware would result in a breach of any covenant, representation or warranty or any other obligation or agreement of RMT Partner or any RMT Partner Subsidiary under the Merger Agreement. The Shareholder agrees that any vote by the Shareholder that is not in accordance with this Section 1.1 shall be considered null and void. The Shareholder shall not enter into any agreement or understanding with any Person prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with this Section 1.1.

Section 1.2 Irrevocable Proxy and Power of Attorney. Solely in the event of a failure by the Shareholder to act in accordance with the Shareholder’s obligations as to voting pursuant to Section 1.1, the Shareholder hereby irrevocably (to the fullest extent permitted by Law) grants to and appoints Edward Breen and Erik Hoover (each, an “Attorney”), in their respective capacities as officers of Remainco, and each of them individually, the Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Shareholder, to represent, vote and exercise all voting and related rights, sign or execute forms of proxy and/or such other deeds or documents (including under seal, if necessary or desirable) and to do such other acts and things as may be necessary (including, without limitation, the power to execute and deliver written consents) with respect to the Subject Shares owned or held by the Shareholder regarding the matters referred to in Section 1.1 and as necessary to give effect to the Shareholder’s obligations under this Agreement until the termination of this Agreement in accordance with Section 4.1, to the same extent and with the same effect as the Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 1.2 is coupled with an interest and shall be irrevocable to the extent permitted by Law. The Shareholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. The Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shareholder’s Subject Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Shareholder with respect to the matters referred to in this Section 1.2. Any action authorized under this power of attorney may be taken by any such person acting alone. The Shareholder irrevocably undertakes to ratify any act committed in the exercise of the power under Section 1.2 if called upon to do so. The Shareholder undertakes and agrees: (i) to indemnify the Attorney and against all actions, claims, demands, proceedings, costs, charges, expenses and other liabilities whatsoever which may be made against the Attorney or for which the Attorney may become liable by reason of acting pursuant to this power of attorney; and (ii) that the Attorney shall not be liable to the Shareholder for any loss or damage occurring as a result of any act or omission made by the Attorney by reason of acting pursuant to this power of attorney.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Remainco as follows:

Section 2.1 Corporate Existence; Authorization. The Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due execution and delivery by Remainco, this Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

F-3

Section 2.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, (i) conflict with or violate the certificate of incorporation, limited liability company agreement or equivalent organizational documents of the Shareholder; (ii) conflict with or violate any applicable Law by which any property or asset of the Shareholder is bound or affected; or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Subject Shares (other than pursuant to this Agreement) pursuant to, any mortgage, deed of trust, charge, pledge or other similar obligation (including any trust agreement, voting agreement, shareholders agreement or voting trust), except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of the Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of the Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The approval of the Shareholder’s shareholders is not required to effect the transactions contemplated by this Agreement.

Section 2.3 Ownership of Shares. The Shareholder is the registered holder and beneficial owner of the Subject Shares. The Shareholder has no other rights or interests to, or any rights, warrants, convertible securities or options to acquire or subscribe for any shares or other securities of RMT Partner. The Shareholder has sole right to vote all of the Subject Shares and sole power of disposition with respect to all of the Subject Shares. The Subject Shares are all the securities of RMT Partner owned, either of record or beneficially, and/or controlled by the Shareholder as of the date hereof. The Subject Shares owned by the Shareholder are free and clear of all Liens, other than any Liens created by this Agreement. The Shareholder has not appointed or granted any proxy or power of attorney or delivered any voting instruction forms or other voting documents inconsistent with this Agreement, which appointment, grant or delivery is still effective, with respect to the Subject Shares.

Section 2.4 Reliance. The Shareholder understands and acknowledges that Remainco is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

Section 2.5 No Material Delay. There is no Action pending against or threatened in writing against the Shareholder of any of its Affiliates or Representatives which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to prevent or materially delay the ability of the Shareholder to perform its obligations hereunder.

ARTICLE III

COVENANTS OF THE SHAREHOLDER

The Shareholder hereby covenants and agrees as follows:

Section 3.1 Restriction on Transfer of Shares. The Shareholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer or otherwise dispose of (including by gift or in connection with the existing share redemption scheme), or consent to the offer for sale, sale, transfer or other disposition of (any of the foregoing, a “Transfer”), any or all of the Subject Shares, except to any Affiliate of the Shareholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law to a Person who agrees in writing to be bound by the terms of this Agreement or with Remainco’s prior written consent; (ii) other than as set forth in this Agreement, grant any proxies or powers of attorney, deliver any voting instruction form or other voting instruction, deposit into a voting trust or enter into any other voting arrangement,

F-4

in each case with respect to any or all of the Subject Shares; or (iii) commit or agree to take any of the foregoing actions. For the avoidance of doubt, nothing in this Section 3.1 shall prohibit the Shareholder from engaging in customary hedging, securities lending or similar arrangements with respect to the Subject Shares so long as such arrangements do not limit the Shareholder’s ability to comply with its obligations under Article 1.

Section 3.2 Certain Events. The Shareholder agrees with, and covenants to, Remainco that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder’s administrators, successors or receivers and (b) the Shareholder shall not request that RMT Partner register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3 Documentation and Information. The Shareholder hereby consents to and authorizes the publication and disclosure by Remainco and RMT Partner and their Affiliates of such Shareholder’s identity and holdings of Subject Shares and of the nature of the Shareholder’s commitments and obligations under this Agreement, including a copy of this Agreement, in, each case, in (a) any announcement or disclosure of the Merger Agreement or the transactions contemplated thereby and (b) to the extent required by any Governmental Authority, in any registration statement or prospectus of Spinco or RMT Partner, as applicable, or any other disclosure document required by Law (including providing a copy of this Agreement in such disclosure). The Shareholder agrees promptly to give to Remainco and RMT Partner any information they may reasonably require (including in connection with the rules and regulations of the SEC) for the preparation of any disclosure documents (including a Form 10 or Forms S-1/S-4) or any other documents necessary in connection with the transactions contemplated hereby and to notify them of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 3.4 Further Assurances.

(a) Each of the parties shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as the other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b) The Shareholder agrees, which this Agreement is in effect, to notify Remainco promptly in writing of the number and description of Subject Shares or RMT Partner Options acquired by the Shareholder after the date hereof which are not set forth on Schedule I hereto.

(c) The Shareholder acknowledges and agrees that, during the term of this Agreement, the obligations of the Shareholder specified in Section 1.1 shall not be affected by any RMT Partner Change in Recommendation.

(d) The Shareholder agrees not to take any other action with the knowledge and intent that it would in any way make any representation or warranty of the Shareholder untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of the Shareholder’s obligations hereunder.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. This Agreement shall automatically terminate, and neither Remainco nor the Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the mutual consent of all of the parties hereto, (b) the receipt of the RMT Partner Shareholder Approval, (c) September 30, 2020, (d) the date of termination of the

F-5

Merger Agreement in accordance with its terms and (e) if either (i) any Competing Proposal or Superior Proposal shall have been adopted by two-thirds of the votes of all outstanding shares of RMT Partner Common Stock entitled to vote thereon or (ii) there shall have been validly tendered and not validly withdrawn in favor of any Competing Proposal or Superior Proposal a number of shares of RMT Partner Common Stock that would represent at least two-thirds of the vote of all outstanding shares of RMT Partner Common Stock (it being agreed and understood that the Shareholder shall not vote, or tender, any Subject Shares in favor of any Competing Proposal or Superior Proposal prior to the termination of this Agreement).

Section 4.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 4.2 shall not (x) limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement (including this Article IV) or (y) relieve any party hereto from any liability for any fraud or Willful Breach of this Agreement occurring prior to such termination. Each party shall be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach described in clause (y).

Section 4.3 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) on the date sent by email of a portable document format (PDF) document (provided, however, that notice given by email shall be effective unless either (i) a duplicable copy of such email notice is promptly given one of the other methods described in this Section 4.3 or (ii) the receiving party delivers a written confirmation of reception of such notice either by email or any other method described in this Section 4.3 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and, in each case, addressed to a party at the address for such party set forth on a schedule to be delivered by each party to the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.3):

if to Remainco, to:

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attn: General Counsel

Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Brandon Van Dyke

Email: brandon.vandyke@skadden.com

if to the Shareholder, to:

Winder Investment Pte. Ltd.

8 Robinson Road

#03-00 ASO Building

Singapore 048544

Attn: Directors

F-6

with copies (which shall not constitute notice) to:

Freemont Capital Pte. Ltd.

8 Robinson Road

#03-00 ASO Building

Singapore 048544

Attn: Jennifer Fan

jennifer.fan@freemont.capital

Section 4.4 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement.

Section 4.5 Severability. In the event any one or more of the provisions contained in this Agreement, or the application of any provision to any Person or circumstance, should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties.

Section 4.6 Complete Agreement. This Agreement shall constitute the entire agreement between the parties relating to the transactions contemplated hereby and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 4.7 Assignment. Neither party may assign its rights or delete its duties under this Agreement without the written consent of the other party and any attempted assignment or delegation in breach of this Section 4.7 shall be null and void. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any rights or remedies under or by reason of this Agreement.

Section 4.8 Parties in Interest. Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, financing sources, managers, members, partners, agents or representatives of any party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby.

Section 4.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(b) Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each party hereby irrevocably and unconditionally (i) agrees not to

F-7

commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts. Each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9(C).

Section 4.10 Amendments and Waivers.

(a) Either party may, at any time prior to the RMT Partner Shareholder Approval, by action taken by its board of directors, or officers thereunto duly authorized, waive any terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay of either party to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 4.11 Specific Performance. The parties acknowledge and agree that irreparable harm would occur in the event that the parties do not perform any provision of this Agreement in accordance with its terms or otherwise breach this Agreement and the remedies at law for any breach or threatened, including monetary damages, are inadequate compensation for any Loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party to this Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such party is entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

F-8

Section 4.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the parties. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

F-9

IN WITNESS WHEREOF, a duly authorized representative of each of the parties hereto have executed this Agreement as of the date first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Marc Doyle
Name: Marc Doyle
Title: Chief Executive Officer

For and on behalf of Winder Investment Pte. Ltd.

By:	/s/ Sharon Yam
Name: Sharon Yam
Title: Director

By:	/s/ William Lexmond
Name: William Lexmond
Title: Director

F-10

SCHEDULE I

Shareholder Name	Subject Shares	RMT Partner Options
Winder Investment Pte. Ltd.	20,300,000	2,958,500
		6.00% Tangible Equity Units

F-11

Annex G

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 Fax

CONFIDENTIAL

December 15, 2019

Board of Directors

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Members of the Board of Directors:

We understand that DuPont de Nemours, Inc. (“DuPont” or “Remainco”), the Nutrition & Biosciences, Inc. segment of DuPont, a wholly owned subsidiary of Remainco (“Spinco”), International Flavors & Fragrances, Inc. (the “Company”) and Neptune Merger Sub I Inc., a wholly owned subsidiary of the Company (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Spinco with Spinco continuing as the surviving corporation. Contemporaneously with the execution of the Merger Agreement, Remainco, Spinco and the Company are entering into the Separation and Distribution Agreement (the “Separation Agreement”), pursuant to which Remainco will separate the Spinco Business (as defined in the Separation and Distribution Agreement) so that the Spinco Business is held by members of the Spinco Group (as defined in the Separation and Distribution Agreement) and distribute to the holders of the outstanding shares of common stock, par value $0.01 per share of Remainco (the “Remainco Common Stock”) all of the issued and outstanding shares of common stock, par value $0.01 per share of Spinco (the “Spinco Common Stock”) (the “Spin-Off” and together with the Merger, the “Transactions”). Upon the consummation of the Transactions, Spinco will become a wholly owned subsidiary of the Company, and each outstanding share of Spinco Common Stock, other than shares held by Spinco as treasury stock or held by Remainco (other than shares of Spinco Common Stock held on behalf of third parties), will be converted into the right to receive a number of shares of common stock, par value $0.125 per share, of the Company (the “RMT Partner Common Stock”, and such RMT Partner Common Stock received, the “Consideration”), determined pursuant to a formula set forth in the Merger Agreement (the result of such formula, the “Exchange Ratio”), subject to adjustment in certain circumstances, including to adjust the Exchange Ratio such that the percentage of outstanding shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (as defined in the Merger Agreement) is equal to at least 50.1% of all stock of the Company immediately following the consummation of the Merger.

The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and the Separation Agreement. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the Company from a financial point of view.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement dated as of December 14, 2019 and certain related documents;

2.	reviewed the draft of the Separation Agreement dated as of December 14, 2019, and certain related documents;

3.	reviewed certain publicly available financial statements of each of the Company and DuPont (relating to the Spinco Business);

4.	reviewed certain other publicly available business, operating and financial information relating to each of the Company and the Spinco Business that we deemed relevant;

5.

reviewed certain information, including financial forecasts and other financial and operating data, concerning the Spinco Business supplied to or discussed with us by management of the Spinco Business, including financial forecasts for the Spinco Business prepared by the management of the Spinco Business and DuPont and extrapolations therefrom made at the direction of the Company’s management (the “Spinco Business Forecasts”);

6.	reviewed base case financial forecasts for the Spinco Business prepared by management of the Company (the “Company Base Case Forecasts for Spinco”);

7.	reviewed base case financial forecasts for the Company prepared by management of the Company (the “Company Base Case Forecasts”);

8.	reviewed financial forecasts prepared by research analysts of the Company (the “Street Consensus Base Case Forecasts”);

9.

reviewed certain information regarding certain potential revenue synergies and cost efficiencies and financial and operational benefits anticipated from the Transactions prepared by management of the Company (“Synergies”);

10.	discussed the past and present operations and financial condition and the prospects of the Company with the management of the Company;

11.

discussed the past and present operations and financial condition and the prospects of the Spinco Business with the Spinco Business’s and Dupont’s management and financial advisors and the management of the Company;

12.	reviewed the historical market prices and trading activity for the Company ordinary shares;

13.

reviewed publicly available financial and stock market data, including valuation multiples, for certain companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and compared that data to relevant data for the Company and the Spinco Business;

14.

compared the ownership levels implied from the Exchange Ratio to the ownership levels derived by discounting future cash flows and a terminal value for the Company and the Spinco Business based upon the Company Base Case Forecasts (for the Company), and the Company Base Case Forecasts for Spinco (for the Spinco Business), in each case excluding Synergies, at discount rates we deemed appropriate;

15.

compared the ownership levels implied from the Exchange Ratio to the ownership levels derived from comparing valuation multiples of publicly traded companies to corresponding data of the Company and the Spinco Business based upon the Company Base Case Forecasts (for the Company) and the Company Base Case Forecasts for Spinco (for the Spinco Business), in each case excluding Synergies;

16.

reviewed the pro forma impact of the Transactions on the Company’s revenues, profitability, earnings per share, cash flow, consolidated capitalization and financial ratios and value creation to the Company’s shareholders;

17.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of the Spinco Business and its legal and financial advisors; and

18.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with us. With respect to the Spinco Business Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Spinco Business. With respect to the Company Base Case Forecasts for Spinco and the Synergies, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company, and, at the direction of management of the Company, we have relied upon the Company Base Case Forecasts for Spinco and Synergies in arriving at our opinion. Further, we have assumed, with your approval, that the Synergies will be achieved at the times and in the amounts projected thereby. We express no opinion with respect to the Spinco Business Forecasts, the Company Base Case Forecasts for Spinco or the Synergies or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Spinco Business, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Transactions will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, and the final, executed Separation Agreement, which we have further assumed will be substantially similar in all material respects to the latest drafts thereof we have reviewed, and without waiver or modification of any material terms or conditions the effect of which would be in any way meaningful to our analysis, including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions will be obtained without any material effect on the Company, the Spinco Business, the Transactions or the contemplated benefits of the Transactions in any way meaningful to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company and the Spinco Business and their respective advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Transactions and will receive a fee for rendering this opinion and for other services rendered in connection with the Transactions, a significant portion of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As the Company has been advised, we in the past have provided, currently are providing and in the future may provide investment banking services to the Company unrelated to the proposed Transactions, for which services we have received and expect to receive compensation, including, during the three years preceding the date of this opinion, having acted or acting as financial advisor to the Company in connection with certain other strategic transactions. As the Company has been advised, during the three years preceding the date of this opinion, we have been engaged by, performed services for or received compensation from the Spinco Business or DuPont, including having acted as financial advisor to DuPont, and the former Dow Chemical Company which subsequently merged with DuPont, in relation to the sale of certain limited partnership interests in the secondary capital market and related financial advisory services. In addition, neither we nor our affiliates have invested, or have any long or short positions in any equity or debt securities of any of the Parties.

It is understood that this letter is solely for the information of the Board of Directors of the Company (in its capacity as such) (the “Board”) and is rendered to the Board in connection with its consideration of the Transactions and may not be used for any other purpose or relied upon by any other person without our prior written consent. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Merger Agreement. We are not expressing any view or opinion as to any other terms or aspect of the Merger Agreement, the Separation Agreement or the Transactions or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including as to the fairness of the Transactions to, or any consideration to be received in connection with the Transactions by, holders of any class of securities, any creditors or any other constituencies of the Company. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to other potential strategies or transactions that may be available to the Company. We are also not expressing any view or opinion as to the impact of the Transactions on the solvency or the viability of the Company or the Spinco Business or their ability to pay their respective obligations when they come due. In particular, we express no opinion as to the prices at which the shares of RMT Partner Common Stock will trade at any future time. We also express no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Spinco Business or the Company, or any class of such persons relative to the Consideration to be paid by the Company pursuant to the Merger Agreement or with respect to the fairness of any such compensation. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Transactions or the Merger Agreement or the Separation Agreement or take any other action in connection therewith. This opinion is for the information of the Board and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Kevin M. Costantino
Kevin M. Costantino
President
Co-Head of U.S. M&A

Annex H

1585 Broadway
New York, NY 10036

December 15, 2019

Board of Directors

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Members of the Board:

We understand that DuPont de Nemours, Inc. (“DuPont” or “Remainco”), Nutrition & Biosciences, Inc., a wholly owned subsidiary of Remainco (“Spinco”), International Flavors & Fragrances Inc. (“RMT Partner”) and Neptune Merger Sub I Inc., a wholly owned subsidiary of RMT Partner (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 14, 2019 (the “Merger Agreement”), which contemplates, among other things, that (i) contemporaneously with the execution of the Merger Agreement, Remainco, Spinco and RMT Partner will enter into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”), pursuant to which, among other things, Remainco will separate the Spinco Business (as defined in the Separation and Distribution Agreement) so that the Spinco Business is held by members of the Spinco Group (as defined in the Separation and Distribution Agreement) and distribute to the holders of the outstanding shares of common stock, par value $0.01 per share of Remainco (the “Remainco Common Stock”) all of the issued and outstanding shares of common stock, par value $0.01 per share of Spinco (the “Spinco Common Stock”), by means of a pro rata distribution or an exchange offer (collectively, the “Spin-Off”) and (ii) at the Effective Time (as defined in the Merger Agreement) Merger Sub will merge with and into Spinco (the “Merger”, and together with the Spin-Off, the “Transactions”), with Spinco continuing as the surviving corporation. Pursuant to the Merger, Spinco will become a wholly owned subsidiary of RMT Partner, and each outstanding share of Spinco Common Stock, other than shares held in treasury or held by Remainco (other than shares of Spinco Common Stock held on behalf of third parties), will be converted into the right to receive a certain number of shares of common stock, par value $0.125 per share, of RMT Partner (the “RMT Partner Common Stock”, and such RMT Partner Common Stock received, the “Consideration”), determined pursuant to a formula set forth in the Merger Agreement (such formula, the “Exchange Ratio”), subject to adjustment in certain circumstances, including to adjust the Exchange Ratio such that the percentage of outstanding shares of RMT Partner Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock (as defined in the Merger Agreement) is equal to at least 50.1% of all stock of RMT Partner immediately following the consummation of the Merger.

The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and the Separation and Distribution Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to RMT Partner.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Spinco Business and RMT Partner, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Spinco Business and RMT Partner, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Spinco Business and RMT Partner, respectively;

4)

Discussed the financial condition and the prospects of the Spinco Business following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of the Spinco Business and RMT Partner, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of RMT Partner following the consummation of the Transactions, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of RMT Partner;

6)	Reviewed the pro forma impact of the Transactions on RMT Partner’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

7)	Reviewed the reported prices and trading activity for the RMT Partner Common Stock;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in discussions and negotiations among representatives of Remainco, the Spinco Business and RMT Partner and their financial and legal advisors;

10)

Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the drafts dated December 14, 2019 (the “Commitment Letter”) and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Remainco and RMT Partner, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Remainco and RMT Partner of the future financial performance of the Spinco Business and RMT Partner. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Merger Agreement and the Separation and Distribution Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the internal Revenue Code of 1986, as amended, that RMT Partner will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement and the Separation and Distribution Agreement will not differ in any material respect from the drafts thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of RMT Partner and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Remainco’s, the Spinco Business’s or RMT Partner’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Spinco Common Stock in the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of the Spinco Business or RMT Partner, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of RMT Partner in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for RMT Partner and financing services for Remainco and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to RMT Partner, Remainco and Spinco and their respective affiliates in the future and would expect to receive fees for the rendering of these services. Morgan Stanley is also a lender to RMT Partner and acts as administrative agent with respect to credit facilities of RMT Partner.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of RMT Partner, Remainco, Spinco, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of RMT Partner and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing RMT Partner is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the RMT Partner Common Stock will trade following consummation of the Transactions or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of RMT Partner should vote at the shareholders’ meeting to be held in connection with the Transactions.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to RMT Partner.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ David Khayat
David Khayat
Managing Director

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019 ATTN: DIANE BRENNAN	How to Vote Please Choose One of the Following Voting Methods
VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on the cut-off date (see reverse side). Have your proxy card in hand when you access the web site and follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/IFF2020SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the cut-off date (see reverse side). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, by 11:59 p.m. Eastern Time on the cut-off date (see reverse side).

If you hold your shares through the Tel Aviv Stock Exchange (“TASE”), please sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@Gornitzky.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D20041-S04507                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2.		For	Against	Abstain

1.	To approve the issuance of shares of IFF common stock to the stockholders of Nutrition and Biosciences, Inc. in the Merger pursuant to the terms of the Merger Agreement (the “Share Issuance”).	☐	☐	☐

2.

To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance.

		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon or, if you hold shares through the TASE, as your name(s) appear(s) in the proof of ownership certificate signed by your TASE Clearing House Member. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by fully authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE THE SHARES AS SOON AS POSSIBLE.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

D20042-S04507

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREHOLDERS

[TBD]

The undersigned hereby appoint(s) each of [TBD] and [TBD] as the attorney and proxy of the undersigned, each with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Special Meeting of Shareholders of International Flavors & Fragrances Inc. to be held virtually at www.virtualshareholdermeeting.com/IFF2020SM, [TBD], [TBD] at [TBD], and any adjournment(s) or postponement(s) thereof (the “Meeting”). The undersigned hereby revokes all proxies previously given.

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON [TBD].

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Daylight Time on [TBD], or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE